Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151578

O’Reilly Automotive, Inc.

Offer to Exchange

Each Outstanding Share of Common Stock

(Including the Associated Common Stock Purchase Rights)

of

CSK Auto Corporation

for

(I) Between 0.3673 and 0.4285 of a Share of Common Stock of

O’Reilly Automotive, Inc. and (II) $1.00 in Cash, Subject to Possible Reduction

The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July 10, 2008, unless extended. Shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period.

This prospectus amends and supercedes information included in the prospectus originally filed with the Securities and Exchange Commission on June 11, 2008.

We are offering to exchange (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly Automotive, Inc. (“O’Reilly”) and (ii) $1.00 in cash, subject to possible reduction, as described below, for each share of common stock, including the associated common stock purchase rights, of CSK Auto Corporation (“CSK”) that you validly tender in the offer, through our indirect wholly owned subsidiary, OC Acquisition Company, a Delaware corporation (“OC Acquisition”), on the terms and conditions contained in this prospectus and in the related letter of transmittal. The number of shares of O’Reilly common stock received for each tendered share of CSK common stock, together with the associated rights to purchase CSK common stock issued pursuant to the Rights Agreement, dated February 4, 2008, between CSK and Mellon Investor Services LLC (“common stock purchase rights”), will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per share of CSK common stock will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under CSK’s credit agreements prior to the completion of the offer. CSK has indicated to O’Reilly that, as of the date of this prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the offer.

By way of example, if the average of the reported closing sale prices of O’Reilly common stock as reported on the NASDAQ Stock Market, Inc. (“NASDAQ”) for the five (5) consecutive trading days ending on and including June 17, 2008, the last trading day prior to the printing of this prospectus for which this information was practicably available, were to be used to establish the exchange ratio, each share of CSK common stock would be exchanged into 0.4285 shares of O’Reilly common stock and $1.00 in cash, subject to possible reduction, as described herein.

The offer is being made pursuant to an Agreement and Plan of Merger, which is referred to throughout this prospectus as the merger agreement, dated as of April 1, 2008, among O’Reilly, OC Acquisition, and CSK, as may be amended in accordance with its terms. The members of the CSK board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in all respects, and determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of CSK and its stockholders, and resolved to recommend that CSK stockholders accept the offer and tender their shares pursuant to the offer.

The offer is conditioned on there being validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of CSK common stock that, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, represents at least a majority of the fully diluted shares of CSK common stock, calculated as described in this prospectus, and satisfaction of the other conditions described in this prospectus under “The Offer—Conditions of the Offer” on page 67.

After completion of the offer, O’Reilly will cause OC Acquisition to complete a merger with and into CSK, with CSK continuing as the surviving corporation, in which each outstanding share of CSK common stock (except for shares beneficially owned directly or indirectly by O’Reilly for its own account and any shares held in treasury by CSK) will be converted into the right to receive the same consideration paid in exchange for each share of CSK common stock in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of the offer we beneficially own more than 90% of the outstanding shares of CSK common stock or if we exercise our option to purchase additional shares directly from CSK to reach the 90% threshold, we may effect this merger without the approval of CSK stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under Delaware law. Furthermore, if necessary to preserve the intended treatment of the offer and the merger as a tax-free reorganization for United States federal income tax purposes, O’Reilly will cause CSK to merge, immediately after the merger, with and into a direct, wholly-owned, limited liability company subsidiary of O’Reilly that is treated as a disregarded entity for United States federal income tax purposes. We refer to this merger throughout this prospectus as the LLC merger.

We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies, if required, will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to throughout this prospectus as the Exchange Act.

See “Risk Factors” beginning on page 21 for a discussion of important factors that you should consider in connection with the offer.

O’Reilly’s common stock is quoted on the NASDAQ under the symbol “ORLY” and CSK’s common stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “CAO.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2008, as amended on June 20, 2008.

i

ADDITIONAL INFORMATION

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about O’Reilly that is contained in documents filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Additional Information—Where You Can Find Additional Information” on page 81.

You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Innisfree M&A Incorporated (“Innisfree”) (Banks and Brokerage Firms, please call (212) 750-5833; all others call toll free: (888) 750-5834). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of the offer. UNLESS THE OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS JULY 2, 2008.

Except as otherwise specifically noted, “O’Reilly,” “we,” “our,” “us” and similar words in this prospectus refer to O’Reilly Automotive, Inc. We refer to CSK Auto Corporation as “CSK” and to OC Acquisition Company as “OC Acquisition.”

QUESTIONS AND ANSWERS ABOUT THE OFFER

General Questions and Answers

The following is important information in a question-and-answer format regarding the offer and this prospectus.

Q:	What is O’Reilly proposing?

A:	O’Reilly proposes to acquire all outstanding shares of CSK common stock, together with the associated common stock purchase rights. We have entered into a merger agreement with CSK pursuant to which we are offering, through OC Acquisition, our indirect wholly-owned subsidiary, to exchange a fraction of a share of O’Reilly common stock and cash for each outstanding share of CSK common stock. If the offer is completed, subject to approval by the stockholders of CSK, if necessary, OC Acquisition will merge with and into CSK. As a result of the offer and the merger, CSK will become an indirect wholly-owned subsidiary of O’Reilly.

For a more complete description of the merger, please see the section entitled “The Merger Agreement—The Merger” beginning on page 60 of this prospectus.

Q:	Why are O’Reilly and CSK proposing the offer and the merger?

A:	O’Reilly and CSK believe that combining the strengths of the two companies is in the best interests of both companies and their respective stockholders. Please see the section entitled “Background and Reasons for the Offer and the Merger” beginning on page 27 of this prospectus for the numerous factors considered by the boards of directors of CSK and O’Reilly when contemplating the offer and the merger.

Q:	What would I receive in exchange for my shares of CSK common stock?

A:	For each share of CSK common stock that is validly tendered and not properly withdrawn, we are offering (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described herein. The number of shares of O’Reilly common stock received for each tendered share of CSK common stock will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per share of CSK common stock will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under CSK’s credit agreements prior to the completion of the offer. CSK has indicated to O’Reilly that, as of the date of the prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the offer. After completion of the offer and upon consummation of the merger, each share of CSK common stock that has not been tendered and accepted for exchange in the offer will be converted in the merger into the right to receive the same consideration as offered in exchange for each share of CSK common stock in the offer.

O’Reilly will not issue any fractional shares of common stock in connection with the offer or the merger. CSK stockholders will instead receive cash for any fractional shares otherwise issuable to them.

Q:	What are some of the other factors I should consider in deciding whether to tender my shares of CSK common stock?

A:	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•

As an O’Reilly shareholder, your interest in the performance and prospects of the CSK business would only be indirect and in proportion to your share ownership in O’Reilly. You, therefore, will not realize the same financial benefits of future appreciation in the value of the CSK business, if any, that you might realize if the offer and the merger were not completed and you remained a CSK stockholder; and

•

The failure of the combined company to meet the challenges involved in integrating the operations of O’Reilly and CSK successfully or to otherwise realize any of the anticipated benefits of the offer and the merger could seriously harm the results of operations of the combined company.

We describe various factors CSK stockholders should consider in deciding whether to tender their shares in the offer under “Risk Factors” on page 21 and “Background and Reasons for the Offer and the Merger—Additional Factors for Consideration by CSK Stockholders” on page 31.

Q:	Do I have to pay any fees or commissions?

A:	If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	Does CSK support the offer and the merger?

A:	Yes. The members of the CSK board of directors, at a meeting duly called and held on March 31, 2008, voted unanimously to approve the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the merger agreement, the offer, and the merger are advisable and fair to, and in the best interest of, CSK’s stockholders. The CSK board of directors voted unanimously to recommend that CSK’s stockholders accept the offer and tender their shares in the offer. Information about the recommendation of CSK’s board of directors is more fully set forth in CSK’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to CSK stockholders together with this prospectus.

Q:	What percentage of O’Reilly common stock will CSK stockholders own after the offer and the merger?

A:	If we obtain all of the outstanding shares of CSK pursuant to the offer and the merger, former stockholders of CSK would own approximately 14.0% of the outstanding shares of common stock of O’Reilly, based upon the number of outstanding shares of O’Reilly common stock and CSK common stock on June 17, 2008 and based on the closing sale price of O’Reilly common stock as reported on the NASDAQ on June 17, 2008, disregarding stock options, and shares of common stock that may be issued by O’Reilly or CSK pursuant to an employee stock plan.

Q:	What are the most significant conditions to the acceptance of shares of CSK common stock in the offer?

A:	O’Reilly’s obligation to accept shares of CSK common stock in the offer is subject to several conditions, including:

•

The valid tender, without proper withdrawal, of a number of shares of CSK common stock that, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, represents at least a majority of the outstanding shares of CSK common stock, on a fully diluted basis (including all shares issuable upon exercise of all options or other rights to purchase CSK common stock that will be vested by September 28, 2008), which we refer to in this prospectus as the minimum tender condition;

•	The expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which occurred on April 17, 2008; and

•	The registration statement of which this prospectus is a part having been declared effective by the SEC and not subject to any stop order or proceeding seeking a stop order.

These and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” beginning on page 35.

Q:	How long will it take to complete the offer and the merger?

A:	We hope to complete the offer by July 10, 2008, the initial scheduled expiration date. However, we may decide, or be required, to extend the offer if certain conditions of the offer have not been satisfied by the initial scheduled expiration date. In addition, we, in our sole discretion, will extend the offer for an aggregate period of not more than ten (10) business days beyond the last expiration date of the offer that would otherwise be permitted if, in our reasonable discretion, such extension is necessary to complete the necessary conditions to complete our financing transactions for the offer so long as such extension does not extend the expiration date of the offer beyond thirty (30) business days following commencement of the offer. We expect to complete the merger shortly after successful completion of the offer or, if CSK stockholder approval is required, shortly after such approval is obtained either at a special meeting of the CSK stockholders called for that purpose or following the receipt of the requisite approval of CSK stockholders acting by written consent. If the conditions to the offer are satisfied, O’Reilly will have sufficient votes to adopt the merger agreement without the need for any other CSK stockholders to vote in favor of such adoption. Because completion of the offer and the merger is subject to various conditions, O’Reilly and CSK cannot predict the exact timing of completion of the offer or the merger or whether the offer or the merger will be completed at all.

Q:	How do I participate in the offer?

A:	You are urged to read this entire prospectus carefully and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of CSK common stock, you should do the following:

•

If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Mellon Investor Services LLC, exchange agent for the offer, at one of its addresses on the back cover of this prospectus.

•	If you hold your shares in “street name” through a broker, ask your broker to tender your shares.

For more information about the procedures for tendering your shares, timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to “The Offer” beginning on page 33.

Q:	Do I have to vote to approve the offer or the merger?

A:	Because we are extending the offer directly to CSK stockholders, CSK stockholders are not being asked to vote to approve the offer, but approval of the merger by CSK stockholders may be required following the successful completion of the offer. If approval of the merger is required once the offer is completed, it can be accomplished solely by us because we will own a majority of the shares of CSK common stock at that time. CSK stockholders will receive an information statement relating to our approval of the merger. If we own 90% or more of the outstanding common stock of CSK following completion of the offer or if we exercise our option to purchase additional shares directly from CSK to reach the 90% threshold, the merger can be accomplished without any vote of CSK stockholders under applicable Delaware law.

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Q:	If I decide not to tender, how will this affect the offer and my shares of CSK common stock?

A:	We will not acquire any shares of CSK common stock in the offer unless the minimum tender condition is satisfied. Your failure to tender your shares of CSK common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of CSK common stock to be able to complete the offer.

The offer is the first step in our acquisition of CSK and is intended to facilitate the acquisition of all outstanding shares of CSK common stock. After completion of the offer, we will cause OC Acquisition, an indirect wholly-owned subsidiary of O’Reilly, to complete a merger with and into CSK with CSK continuing as the surviving corporation, which is referred to throughout this prospectus as the merger. The purpose of the merger will be to acquire all outstanding shares of CSK common stock not exchanged in the offer. In the merger, each outstanding share of CSK common stock (except for shares beneficially owned directly or indirectly by O’Reilly for its own account and any shares held in treasury by CSK) will be converted into the same amount of cash and fraction of a share of O’Reilly common stock being issued in exchange for each share of CSK common stock accepted in the offer, subject to appraisal rights to the extent applicable under Delaware law. If the merger takes place, except for your right to an appraisal of your shares of CSK common stock to the extent applicable under Delaware law, the only difference to you between tendering your shares of CSK common stock in the offer and not tendering your shares of CSK common stock is that you will receive cash and shares of O’Reilly common stock earlier if you tender your shares in the offer. An earlier tender of your shares of CSK common stock may, however, help to ensure the satisfaction of the minimum tender condition and the completion of the offer and merger.

Q:	What is the “top-up option” and when will it be exercised?

A:	Under the merger agreement, if the minimum tender condition is satisfied and we consummate the offer, we have the option, which we refer to as the top-up option, to purchase from CSK additional shares of CSK common stock, subject to limitations described herein, equal to the lowest number of shares that, when added to the number of shares already owned by O’Reilly, will constitute one share more than 90% of the shares of CSK common stock then outstanding. If we exercise this option, we may issue a promissory note, bearing interest at five percent per annum, in the amount required to pay the aggregate purchase price for the additional shares of CSK common stock at the offer price. In no event will the top-up option be exercisable for a number of shares of CSK common stock (i) that would require CSK to obtain stockholder approval under applicable law or the rules and regulations of the New York Stock Exchange or (ii) in excess of CSK’s then authorized and unissued shares of common stock.

Q:	What will happen to the 6 3/4% exchangeable notes of CSK in the offer?

A:	CSK has outstanding 6 3/4% Exchangeable Senior Notes due 2025. O’Reilly will assume these notes as a successor under the indenture governing these notes through a supplemental indenture.

Q:	What will happen to CSK’s outstanding options and other stock-based awards in the merger?

A:	At the effective time of the merger (or an earlier date O’Reilly may select on or following consummation of the offer), unexercised CSK stock options, whether vested or unvested, then outstanding will automatically be converted into vested options to acquire O’Reilly common stock. Option holders will not receive the cash portion of the offer consideration and their exchange ratio will be adjusted to account for the cash portion of the offer consideration.

At the effective time of the merger, with the exception of the CSK stock award of 89,899 shares relating to Mr. Lawrence Mondry, all CSK stock awards will be converted into a right to receive the offer consideration multiplied by the number of shares of CSK common stock subject to such stock award. With respect to the award of 89,899 shares of restricted stock, it will be converted into the right to receive O’Reilly common stock on the same basis as the option holders and such award shall continue to vest in accordance with its terms.

Q:	Will I be taxed on the O’Reilly shares I receive?

A:	It is a condition to the completion of the offer that O’Reilly and CSK receive legal opinions from their respective tax counsel to the effect that the offer, the merger and the LLC merger (if any) together will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, or the Code. A CSK common stockholder who, consistent with such opinions, receives cash (other than cash in lieu of a fractional share of O’Reilly common stock) and shares of O’Reilly common stock pursuant to a transaction constituting a reorganization within the meaning of section 368(a) of the Code will recognize gain (but will not recognize any loss), and the gain recognized will be equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and (ii) the excess, if any, of (x) the sum of the cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and the fair market value of the O’Reilly common stock received over (y) such CSK common stockholder’s tax basis in the shares of CSK common stock exchanged therefor. In addition, such CSK common stockholder will recognize gain or loss attributable to cash received in lieu of a fractional share of O’Reilly common stock. CSK common stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer, the merger and the LLC merger (if any) to them.

Q:	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A:	No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of CSK common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or, where permissible, waived. The offer will commence when we first mail this prospectus and the related letter of transmittal to CSK stockholders.

Q:	Is O’Reilly’s financial condition relevant to my decision to tender my shares in the offer?

A:	Yes. Since shares of CSK common stock accepted in the offer will be exchanged in part for shares of O’Reilly common stock, you should consider our financial condition before you decide to tender shares in the offer. In considering O’Reilly’s financial condition, you should review carefully the information in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:	Are there any risks related to the proposed transaction or any risks related to owning O’Reilly common stock that I should consider in deciding whether to participate in the exchange offer?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 21 of this prospectus.

Q:	Where can I find more information about O’Reilly and CSK?

A:	You can find more information about O’Reilly and CSK as described under “Where You Can Find Additional Information” on page 81.

Q:	Whom should I contact if I have more questions about the offer and the merger?

A:	You may contact Innisfree M&A Incorporated, the information agent for the offer, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains forward-looking statements. These forward-looking statements include, but are not limited to, statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues, future performance, the benefits of the merger, including future financial and operating results and performance; statements about O’Reilly’s and CSK’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “may” or words of similar meaning.

These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the risk that the proposed transaction will not close because of a failure to satisfy one or more of the closing conditions;

•	the risk that O’Reilly’s business will have been adversely impacted during the pendency of the proposed transaction;

•	the risk that the integration of CSK’s operations may not be successful or may be materially delayed or may be more costly or difficult than expected;

•	the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated;

•

the risk that management’s estimates of the fair value of certain of CSK’s assets may not be equal to the carrying value of those assets and/or management’s estimates of certain of CSK’s liabilities may be less than the actual amount of such liabilities, in each case, now or in future time periods;

•	the completion of the offer and the merger may be materially delayed or prohibited;

•	general economic conditions may be less favorable than we currently anticipate;

•	contingencies may arise of which we were not aware or of which we underestimated the significance;

•

the amount, both in absolute dollars and as a percentage of net sales, of the combined companies’ expenditures for selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected; and

•

the amount of expenses and other liabilities incurred or accrued between the date of the signing of the merger agreement and date of the closing of the offer and the merger may be greater than expected.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements concerning the offer and the merger or other matters addressed in this prospectus and attributable to O’Reilly or CSK or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, O’Reilly undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The list of factors discussed under “Risk Factors” on page 21 that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

SUMMARY

This brief summary highlights selected information from this prospectus. It does not contain all of the information that is important to CSK stockholders. CSK stockholders are urged to read carefully the entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer and the merger. In particular, stockholders of CSK should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on O’Reilly, see “Additional Information—Where You Can Find Additional Information” on page 81.

The Offer

We are proposing to acquire all of the outstanding shares of CSK common stock in exchange for shares of O’Reilly common stock and cash.

Stock Component. The stock component consists of between 0.3673 and 0.4285 of a fully paid and nonassessable share of common stock, par value of $0.01, of O’Reilly as determined based on an “exchange ratio” equal to (i) $11.00 divided by (ii) the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285.

Cash Component. The cash component consists of $1.00 in cash minus the adjustment amount, if any, which we refer to as the per share cash consideration. The adjustment amount is the amount equal to the quotient obtained by dividing (i) the sum of any amount paid by CSK or its subsidiaries to the lenders under its credit agreements in connection with obtaining any bank consent, waiver or amendment under the credit agreements after April 1, 2008 minus $3,000,000 by (ii) the sum of the (a) total number of shares of CSK common stock outstanding immediately prior to the expiration of the offer and (b) total number of shares of CSK common stock determined by O’Reilly up to a maximum of the total number of shares of CSK common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by September 28, 2008. The adjustment amount will be rounded down to the nearest 1/10 (one-tenth) of a cent and will in no event be greater than $1.00 or less than zero. CSK has indicated to O’Reilly that, as of the date of this prospectus, it does not anticipate obtaining any bank consent, waiver or amendment under its credit agreements prior to the anticipated completion of the offer.

After completion of the offer, O’Reilly will cause OC Acquisition to complete a merger with and into CSK in which each outstanding share of CSK common stock (except for shares beneficially owned directly or indirectly by O’Reilly for its own account and any shares held in treasury by CSK) will be converted into the right to receive the same consideration paid in exchange for each share of CSK common stock in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of the offer, either as a result of the offer alone or in conjunction with the exercise of our top-up option to purchase shares directly from CSK, we beneficially own more than 90% of the outstanding shares of CSK common stock, we may effect the merger without the approval of CSK stockholders, as permitted under Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of CSK common stock, a meeting of CSK stockholders and the affirmative vote of at least a majority of the shares of CSK common stock outstanding on the record date for such meeting will be needed to complete the merger. Since O’Reilly will own a majority of the shares of CSK common stock outstanding on the record date for any such meeting, approval of the merger by CSK stockholders will be assured.

The number of shares of O’Reilly common stock issued to CSK stockholders in the offer and the merger will constitute approximately 14.0% of the outstanding common stock of the combined company after the merger, based upon the number of outstanding shares of O’Reilly common stock and CSK common stock on June 17, 2008 and based on the average of the reported closing sale prices of O’Reilly common stock as reported on the NASDAQ for the five (5) consecutive trading days ending on and including June 17, 2008, disregarding stock options, and shares of common stock that may be issued by O’Reilly or CSK pursuant to an employee stock plan.

Exchange of Shares of CSK Common Stock (Page 33)

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of CSK common stock that are validly tendered and not properly withdrawn in exchange for shares of O’Reilly common stock and cash. Each share of CSK common stock validly tendered and not properly withdrawn prior to the expiration of the offer will be exchanged for between 0.3673 and 0.4285 of a share of O’Reilly common stock and $1.00 in cash, subject to possible reduction, as described herein.

Timing of the Offer (Page 34)

We commenced the offer on June 11, 2008, the date of distribution of the initial prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on July 10, 2008, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

Conditions of the Offer (Page 35)

The offer is subject to a number of conditions, and O’Reilly will not be required to accept any tendered shares of CSK common stock for exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

•

there must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of CSK common stock that, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, represents at least a majority of the fully diluted shares of CSK common stock, calculated as described in this prospectus, which we refer to as the minimum tender condition;

•	the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, which occurred on April 17, 2008;

•	the registration statement on Form S-4 of which this prospectus is a part must have been declared effective by the SEC;

•	the shares of O’Reilly common stock issuable in the offer and the merger shall have been authorized for listing on NASDAQ;

•	CSK and O’Reilly shall have received certain tax opinions;

•	there shall have been no event having a material adverse effect on CSK and no material breaches by CSK of the merger agreement, in each case that have not been cured;

•	there shall be no legal impediments to the completion of the offer or the merger;

•	CSK’s board of directors shall not have withdrawn its recommendation of the offer; and

•	the merger agreement shall not have been terminated in accordance with its terms.

O’Reilly has agreed with CSK in the merger agreement that it will not consummate the offer unless the conditions set forth in the third, fourth, and fifth bullet points in the immediately preceding paragraph are

2

satisfied or waived by CSK. In addition, unless waived by CSK, O’Reilly has also agreed with CSK in the merger agreement that it will not consummate the offer if there shall have been any event having a material adverse effect on O’Reilly or any material breaches by O’Reilly of the merger agreement, in each case that have not been cured.

Extension, Termination and Amendment (Page 34)

In the event that the conditions to the offer have not been satisfied or waived upon the expiration of the offer (as the same may be extended), we are required to extend the offer for periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the offer have been satisfied or waived or the merger agreement has been terminated in accordance with its terms. In addition, we, in our sole discretion, will extend the offer for an aggregate period of not more than ten (10) business days beyond the last expiration date of the offer that would otherwise be permitted if, in our reasonable discretion, such extension is necessary to complete the necessary conditions to complete our financing transactions for the offer so long as such extension does not extend the expiration date of the offer beyond thirty (30) business days following commencement of the offer. During any extension, all shares of CSK common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of CSK common stock. If we exercise our right to use a subsequent offering period as described below, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of CSK common stock for exchange pursuant to the offer, we will promptly terminate the offer without accepting any shares that were previously tendered.

Subsequent Offering Period (Page 35)

We may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of CSK common stock in the offer in accordance with Rule 14d-11 under the Exchange Act if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of CSK common stock that have been validly tendered and not withdrawn pursuant to the offer, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, is less than 90% of the total number of shares of CSK common stock then outstanding. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. You will not have the right to withdraw any shares of CSK common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Procedure for Tendering Shares (Page 38)

For you to validly tender shares of CSK common stock pursuant to the offer, the enclosed letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of CSK common stock must be received by the exchange agent at one of its addresses or those shares of CSK common stock must be tendered pursuant to the procedures for book-entry tender set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a book-entry confirmation, in each case before the expiration date.

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Guaranteed Delivery (Page 39)

If you wish to tender shares of CSK common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of CSK common stock may nevertheless be tendered, if you comply with the guaranteed delivery procedures as set forth in “The Offer—Guaranteed Delivery” on page 39.

Withdrawal Rights (Page 40)

You may withdraw any shares of CSK common stock that you previously tendered into the offer at any time before the expiration of the offer by following the procedures described under “The Offer—Withdrawal Rights” on page 40.

Delivery of Shares of O’Reilly Common Stock and Cash (Page 42)

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of CSK common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of O’Reilly common stock, $1.00 minus the adjustment amount, if any, and cash in lieu of fractional shares for the tendered shares of CSK common stock. In all cases, the exchange of shares of CSK common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives:

•

certificates for those shares of CSK common stock, or a timely confirmation of a book-entry transfer of those shares of CSK common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal, or a duly executed copy, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those shares of CSK common stock in the exchange agent’s account at DTC, together with an “agent’s message” as described under “The Offer—Procedure for Tendering Shares” on page 38.

Cash Instead of Fractional Shares of O’Reilly Common Stock (Page 42)

We will not issue any fractional shares of O’Reilly common stock pursuant to the offer or the merger. Rather, O’Reilly will arrange for the exchange agent to make a cash payment in lieu of the fractional shares.

The Merger (Page 60)

The merger agreement provides that following completion of the offer OC Acquisition will be merged with and into CSK, with CSK continuing as the “surviving corporation.” In the event that O’Reilly beneficially owns more than 90% of the outstanding shares of CSK common stock upon completion of the offer, the merger agreement provides that the parties will take all necessary and appropriate action to cause the merger to become effective as soon as practicable following completion of the offer, without a meeting of CSK stockholders, by effecting a “short form” merger under Delaware law. If the minimum tender condition is met, we have the option, subject to certain limitations described herein, which we refer to as the top-up option, to purchase from CSK additional shares of common stock that, when added to the number of shares already owned by O’Reilly, will constitute one share more than 90% of the shares of CSK common stock then outstanding. If after the completion of the offer O’Reilly beneficially owns more than 50%, but less than 90%, of the outstanding shares of CSK common stock and O’Reilly’s exercise of the top-up option will not result in it owning one share more than 90% of the outstanding shares of CSK common stock, a meeting of CSK stockholders and the affirmative vote of at least a majority of the shares of CSK common stock outstanding on the record date for such meeting will be needed to complete the merger. Since O’Reilly will own a majority of the shares of CSK common stock

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outstanding on the record date for any such meeting, approval of the merger by CSK stockholders will be assured. If necessary to preserve the intended treatment of the offer and the merger as a tax-free reorganization for United States federal income tax purposes, O’Reilly will cause the LLC merger to occur immediately after the merger.

No Solicitation of Acquisition Proposals (Page 63)

CSK has agreed, subject to limited exceptions, that neither CSK nor any of its subsidiaries nor any of their respective officers, directors, employees, agents and representatives will initiate or engage in any negotiations concerning an acquisition proposal. However, the merger agreement provides that, prior to the consummation of the offer, CSK may, in response to an unsolicited bona fide third-party acquisition proposal that CSK’s board determines in good faith (after consultation with CSK’s outside legal counsel and financial advisors) constitutes or may reasonably be expected to lead to a superior proposal:

•

furnish to such third party nonpublic information relating to CSK or any of its subsidiaries pursuant to a confidentiality and standstill agreement with terms no less favorable to CSK than those contained in the confidentiality and standstill agreements between CSK and O’Reilly; and

•	participate in discussions or negotiations with such third party regarding such acquisition proposal.

CSK has also agreed to advise O’Reilly orally and in writing within forty-eight (48) hours of the receipt of any inquiries, proposals or offers regarding any acquisition proposal; any request for non-public information relating to CSK or its subsidiaries (other than requests for information not reasonably expected to be related to an acquisition proposal); and any inquiry or request for discussion or negotiation regarding an acquisition proposal.

Termination of the Merger Agreement (Page 68)

The merger agreement provides that it can be terminated by CSK or O’Reilly under a number of different scenarios, including:

•	by the mutual written consent of the parties;

•	by either party, subject to various conditions, if:

•	the offer is not consummated by September 28, 2008; or

•	on or after September 28, 2008, any court or governmental entity issues a nonappealable final order restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement;

•	by O’Reilly, subject to various conditions, if:

•

CSK breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in a failure of a condition to the offer or the merger and cannot be cured by September 28, 2008;

•	the CSK board of directors, or any of its committees, withdraws, modifies or qualifies in a manner adverse to O’Reilly its approval or recommendation in favor of the merger agreement or the merger; or

•	a material adverse effect has occurred with respect to CSK that is not capable of being cured by September 28, 2008;

•	by CSK, subject to various conditions, if:

•

O’Reilly or OC Acquisition breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in a failure of a condition to the offer or the merger and cannot be cured by September 28, 2008;

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•	the CSK board of directors accepts a superior proposal in compliance with the merger agreement and CSK enters into an agreement regarding such superior proposal and pays the termination fee;

•	a material adverse effect has occurred with respect to O’Reilly that is not capable of being cured by September 28, 2008; or

•

the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places is less than or equal to $21.00, provided that no right of termination will attach if O’Reilly elects to increase the number of shares of O’Reilly common stock or cash included in the offer price such that the value of the offer price per share of CSK common stock is at least equal to $10.00.

Termination Fee (Page 69)

Termination of the merger by either O’Reilly or CSK under specified circumstances could result in CSK being required to pay O’Reilly a termination fee equal to $22 million. In the event that the merger agreement is terminated by O’Reilly because CSK files for bankruptcy or because of certain adverse events related to CSK’s failure to meet its existing debt obligations, CSK is obligated to pay O’Reilly for its actual documented reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of the merger agreement, compliance by O’Reilly with the merger agreement and actions taken in furtherance of the consummation of the transactions contemplated in the merger agreement.

CSK Board of Directors (Page 59)

The merger agreement provides that, upon acceptance for exchange of shares of CSK common stock in the offer, we will be entitled to designate a number of directors of CSK, rounded up to the next whole number, equal to the product of the total number of directors on CSK’s board of directors and the percentage of aggregate number of shares of CSK common stock beneficially owned by us. This would enable us to control the CSK board of directors after completion of the offer.

Material United States Federal Income Tax Considerations (Page 42)

It is a condition to the completion of the offer that O’Reilly and CSK receive written opinions from their respective tax counsel to the effect that the offer, the merger and the LLC merger (if any) together will constitute a reorganization within the meaning of section 368(a) of the Code. A CSK stockholder who, consistent with such opinions, receives cash (other than cash in lieu of a fractional share of O’Reilly common stock) and shares of O’Reilly common stock pursuant to a transaction constituting a reorganization within the meaning of section 368(a) of the Code will recognize gain (but will not recognize any loss), and the gain recognized will be equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and (ii) the excess, if any, of (x) the sum of the cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and the fair market value of the O’Reilly common stock received over (y) the CSK stockholder’s tax basis in the shares of CSK common stock exchanged therefor. In addition, the CSK stockholder will recognize gain or loss attributable to cash received in lieu of a fractional share of O’Reilly common stock. CSK stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer, the merger and the LLC merger (if any) to them.

Appraisal Rights (Page 47)

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, the merger is expected to entitle you to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL. A copy of the appraisal rights provisions of the DGCL is attached as Annex B to this prospectus.

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Regulatory Approvals (Page 47)

We and CSK have agreed pursuant to the merger agreement to use all reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger, which are described below, the SEC declaring the effectiveness of the registration statement of which this prospectus is a part, and the filing of a certificate of merger under the DGCL with respect to the merger, we do not believe that any additional governmental filings are required with respect to the offer and the merger.

Under the HSR Act, and the related rules, the merger may not be completed until we and CSK notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The applicable waiting period under the HSR Act was terminated on April 17, 2008.

Financing of the Offer and the Merger (Page 49)

The offer is not conditioned upon the receipt of financing. O’Reilly estimates that the total amount of funds necessary to consummate the transactions contemplated by the offer and the merger will be approximately $1.2 billion, a substantial portion of which will be used to (i) refinance certain existing indebtedness of O’Reilly and CSK, (ii) pay customary fees and expenses relating to the offer, the merger and the financing, (iii) pay approximately $42.2 million to holders of CSK common stock for the cash portion of the offer consideration and (iv) provide for ongoing working capital requirements of the combined corporation. O’Reilly has received a commitment letter from Bank of America, N.A., Banc of America Securities LLC, Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. to provide an asset-based senior secured credit facility to provide $1.075 billion through a revolving credit facility and $125.0 million through a first-in-last-out revolving credit facility. See “Certain Effects of the Offer—Financing of the Offer and the Merger” starting on page 49 for more information.

Accounting Treatment (Page 50)

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” O’Reilly will account for the transactions as a purchase business combination. Upon consummation of the transactions, O’Reilly will record the acquisition at cost with cost consisting of the fair value of O’Reilly common stock and stock options issued, the cash consideration issued and transaction costs. The total cost will be allocated based on the fair value of tangible and intangible assets acquired and liabilities assumed. The excess of cost over the fair value of net assets acquired will be recorded as goodwill.

Interests of Certain Persons in the Offer and the Merger (Page 52)

Certain CSK directors, officers and stockholders have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	the accelerated vesting of stock options and other unvested stock-based awards previously issued to certain CSK directors and officers;

•	current and future employment arrangements;

•	severance benefits; and

•	the indemnification of directors and officers of CSK against certain liabilities.

The boards of directors of CSK and O’Reilly were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the merger agreement.

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As of the date of this prospectus, O’Reilly beneficially owns of record 2,153,928 shares of CSK common stock, constituting approximately 4.9% of the fully diluted shares of CSK common stock. Such shares will be counted for purposes of determining whether the minimum tender condition in the offer has been satisfied and, after completion of the offer, O’Reilly will vote such shares in favor of the merger.

Comparison of Rights of Holders of O’Reilly Common Stock and CSK Common Stock (Page 72)

CSK is a Delaware corporation, while O’Reilly is a Missouri corporation. If we complete the offer, holders of CSK common stock will become O’Reilly shareholders, and their rights as shareholders will be governed by Missouri law as well as O’Reilly’s articles of incorporation and bylaws. There are differences between Delaware law, the certificate of incorporation and bylaws of CSK, on the one hand, and Missouri law, the articles of incorporation and bylaws of O’Reilly, on the other hand.

The Companies

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Telephone: (417) 862-6708

www.oreillyauto.com

O’Reilly Automotive, Inc., founded in 1957 and incorporated under the laws of Missouri, is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States. O’Reilly sells its products to do-it-yourself customers and professional installers. As of March 31, 2008, we operated 1,867 stores in Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming.

O’Reilly’s common stock is currently quoted on the NASDAQ (symbol: ORLY).

CSK Auto Corporation

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012

Telephone: (602) 265-9200

www.cskauto.com

CSK Auto Corporation, founded in 1993 and incorporated under the laws of Delaware, is the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers of products in the country. As of May 4, 2008, through its wholly owned subsidiary, CSK Auto, Inc., CSK operated 1,345 stores in the United States, principally concentrated in the western United States. CSK’s stores are known by the following four brand names: (i) Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii; (ii) Schuck’s Auto Supply, founded in 1917, with 222 stores in the Pacific Northwest states and Alaska; (iii) Kragen Auto Parts, founded in 1947, with 504 stores primarily in California; and (iv) Murray’s Discount Auto Stores, founded in 1972, with 136 stores in the Midwest.

CSK’s common stock is currently quoted on the NYSE (symbol: CAO).

Comparative Per Share Market Price and Dividend Information (Page 18)

On March 31, 2008, the last trading day before O’Reilly and CSK announced the offer, O’Reilly common stock closed at $28.52 per share and CSK common stock closed at $9.31 per share. On June 17, 2008, the last

8

trading day prior to the printing of this prospectus for which this information was practicably available, O’Reilly common stock closed at $25.55 per share and CSK common stock closed at $11.50 per share.

Neither O’Reilly nor CSK has paid any dividends in the prior two fiscal years and O’Reilly does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Questions About the Offer and Subsequent Merger

If you have any questions about the offer or the merger or if you need additional copies of this prospectus, you should contact our information agent:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

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SELECTED HISTORICAL FINANCIAL DATA

O’Reilly’s Selected Historical Consolidated Financial Data

The information in the following table is based on O’Reilly’s historical financial statements that O’Reilly has presented in its prior filings with the SEC. You should read the selected historical financial data in the following table in conjunction with the historical financial statements and related notes (including other selected historical financial data contained therein), O’Reilly’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in O’Reilly’s Annual Report on Form 10-K for the year ended December 31, 2007 and O’Reilly’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in O’Reilly’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which have been incorporated into this document by reference. See “Additional Information—Where You Can Find Additional Information” on page 81.

The historical consolidated financial data for O’Reilly for the fiscal years 2007, 2006, 2005, 2004 and 2003 have been derived from O’Reilly’s consolidated financial statements, which were audited by Ernst & Young LLP, an independent registered public accounting firm. The accompanying selected interim financial data for O’Reilly for the three months ended March 31, 2008 and 2007 have been derived from O’Reilly’s unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which O’Reilly considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2008.

Amounts (except per share amounts) are shown in thousands.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
INCOME STATEMENT DATA:
Sales	$646,220	$613,145	$2,522,319	$2,283,222	$2,045,318	$1,721,241	$1,511,816
Cost of goods sold, including warehouse and distribution expenses	357,726	343,864	1,401,859	1,276,511	1,152,815	978,076	873,481

Gross profit	288,494	269,281	1,120,460	1,006,711	892,503	743,165	638,335
Operating, selling, general and administrative expenses	214,338	192,089	815,309	724,396	639,979	552,707	473,060

Operating income	74,156	77,192	305,151	282,315	252,524	190,458	165,275
Other income (expense), net	(450)	(10)	2,337	(50)	(1,455)	(2,721)	(5,233)

Income before income taxes and cumulative effect of accounting change	73,706	77,182	307,488	282,265	251,069	187,737	160,042
Provision for income taxes	27,375	28,775	113,500	104,180	86,803	70,063	59,955

Income before cumulative effect of accounting change	—	—	193,988	178,085	164,266	117,674	100,087
Cumulative effect of accounting change, net of tax(1)	—	—	—	—	—	21,892	—

Net income	$46,331	$48,407	$193,988	$178,085	$164,266	$139,566	$100,087

BASIC EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change	$0.40	0.42	$1.69	$1.57	$1.47	$1.07	$0.93
Cumulative effect of accounting change(1)	—	—	—	—	—	0.20	—

Net income per share	0.40	0.42	$1.69	$1.57	$1.47	$1.27	$0.93
Weighted-average common shares outstanding—basic	115,386	113,936	114,667	113,253	111,613	110,020	107,816

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	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
EARNINGS PER COMMON SHARE- ASSUMING DILUTION:
Income before cumulative effect of accounting change	$0.40	0.42	$1.67	$1.55	$1.45	$1.05	$0.92
Cumulative effect of accounting change(1)	—	—	—	—	—	0.20	—

Net income per share	0.40	0.42	$1.67	$1.55	$1.45	$1.25	$0.92
Weighted-average common shares outstanding—adjusted	116,291	115,537	116,080	115,119	113,385	111,423	109,060

PRO FORMA INCOME STATEMENT DATA:(2)
Sales							$1,511,816
Cost of goods sold, including warehouse and distribution expenses							872,658

Gross profit							639,158
Operating, selling, general and administrative expenses							473,060

Operating income							166,098
Other income (expense), net							(5,233

Income before income taxes							160,865
Provision for income taxes							60,266

Net income							$100,599

Net income per share							$0.93
Net income per share—assuming dilution							$0.92

BALANCE SHEET DATA:
Working capital	$578,291	$573,174	$573,328	$566,892	$424,974	$479,662	$441,617
Total assets	2,397,736	2,093,628	2,279,737	1,977,496	1,718,896	1,432,357	1,157,033
Current portion of long-term debt and short-term debt	25,323	312	25,320	309	75,313	592	925
Long-term debt, less current portion	75,068	100,390	75,149	110,170	25,461	100,322	120,977
Shareholders’ equity	1,651,013	1,420,485	1,592,477	1,364,096	1,145,769	947,817	784,285

(1)	The cumulative change in accounting method, effective January 1, 2004, changed the method of applying LIFO accounting policy for certain inventory costs. Under the new method, included in the value of inventory are certain procurement, warehousing and distribution center costs. The previous method was to recognize those costs as incurred, reported as a component of costs of goods sold.
(2)	The pro forma income statement reflects the retroactive application of the cumulative effect of the accounting change to historical periods.

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CSK’s Selected Historical Consolidated Financial Data

The information in the following table is based on the historical financial statements of CSK included elsewhere in this prospectus. You should read the selected historical financial data in the following table in conjunction with the historical financial statements and related notes (including other selected historical financial data contained therein), CSK’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in CSK’s Annual Report on Form 10-K for the year ended February 3, 2008, attached as Annex D to this prospectus, and CSK’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in CSK’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2008, attached as Annex G to this prospectus.

The historical consolidated financial data for the fiscal years 2007, 2006, 2005, 2004 and 2003 have been derived from the consolidated financial statements of CSK, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The accompanying selected interim financial data for CSK for the thirteen week periods ended May 4, 2008 and May 6, 2007 have been derived from CSK’s unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which CSK considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the thirteen weeks ended May 4, 2008 are not necessarily indicative of the results that may be expected for the entire year ending February 1, 2009.

Amounts (except per share amounts) are shown in thousands.

	Thirteen Weeks Ended		Fiscal Year(1)
	May 4, 2008	May 6, 2007	2007	2006	2005	2004	2003
Statement of Operations Data
Net sales	$461,104	$473,035	$1,851,647	$1,907,776	$1,651,285	$1,604,991	$1,606,731
Cost of sales	243,801	252,437	984,649	1,011,712	864,674	839,564	904,090

Gross profit	217,303	220,598	866,998	896,064	786,611	765,427	702,641
Operating and administrative	205,810	199,234	804,265	788,400	653,471	629,309	624,557
Investigation and restatement costs(2)	983	4,564	12,348	25,739	—	—	—
Securities class action settlement(3)	—	—	11,700	—	—	—	—
Insurance recovery(4)	(15,000)	—	—	—	—	—	—
Store closing costs(5)	785	706	1,983	1,487	2,903	2,229	12,522

Operating profit	24,725	16,094	36,702	80,438	130,237	133,889	65,562
Interest expense	15,445	13,322	54,163	48,767	33,599	33,851	52,754
Loss on debt retirement(6)	—	—	—	19,450	1,600	1,026	49,494

Income (loss) before income taxes and cumulative effect of change in accounting principle	9,280	2,772	(17,461)	12,221	95,038	99,012	(36,686)
Income tax expense (benefit)	3,913	1,102	(6,309)	4,991	37,248	39,450	(14,738)

Income (loss) before cumulative effect of change in accounting principle	5,367	1,670	(11,152)	7,230	57,790	59,562	(21,948)
Cumulative effect of change in accounting principle, net of tax(7)	—	—	—	(966)	—	—	—

Net income (loss)	$5,367	$1,670	$(11,152)	$6,264	$57,790	$59,562	$(21,948)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.12	$0.04	$(0.25)	$0.16	$1.30	$1.30	$(0.48)
Cumulative effect of change in accounting principle(7)	—	—	—	(0.02)	—	—	—

Net income (loss) per share	$0.12	$0.04	$(0.25)	$0.14	$1.30	$1.30	$(0.48)

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	Thirteen Weeks Ended		Fiscal Year(1)
	May 4, 2008	May 6, 2007	2007	2006	2005	2004	2003
Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.12	$0.04	$(0.25)	$0.16	$1.29	$1.29	$(0.48)
Cumulative effect of change in accounting principle(7)	—	—	—	(0.02)	—	—	—

Net income (loss) per share	$0.12	$0.04	$(0.25)	$0.14	$1.29	$1.29	$(0.48)

Shares used in computing basic per share amounts	44,032	43,951	43,971	43,877	44,465	45,713	45,658
Shares used in computing diluted per share amounts	44,101	44,697	43,971	44,129	44,812	46,002	45,658
Balance Sheet Data (end of period)
Cash and cash equivalents	$19,679	$23,260	$16,520	$20,169	$17,964	$56,229	$36,982
Total assets	1,197,427	1,182,888	1,138,690	1,151,762	1,140,034	957,151	969,588
Total debt (including current maturities)	524,025	538,677	519,188	531,501	577,594	508,877	534,654
Stockholders’ equity	170,899	174,175	164,538	171,510	156,157	120,139	81,497

(1)	CSK’s fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31 and is named for the calendar year just ended. All fiscal years presented had 52 weeks except fiscal 2006, which had 53 weeks.
(2)	As further discussed in Note 21—Legal Matters in the notes to the audited consolidated financial statements included in Item 8 of its Annual Report on Form 10-K for the year ended February 3, 2008, CSK incurred approximately $12.3 million and $25.7 million in legal, accounting consultant and audit fees in fiscal 2007 and fiscal 2006, respectively, for matters related to the fiscal 2006 audit committee-led investigation and the related restatement of CSK’s consolidated financial statements in CSK’s Annual Report on Form 10-K for the fiscal year ended January 29, 2006 filed May 1, 2007 and completion of CSK’s delinquent SEC filings for fiscal 2006.
(3)	Amount relates to the agreement in principle reached to settle a securities class action lawsuit. See Note 21—Legal Matters and Note 22—Subsequent Events in the notes to the audited consolidated financial statements included in Item 8 of CSK’s Annual Report on Form 10-K for the year ended February 3, 2008.
(4)	Amount represents an insurance recovery related to the securities class action lawsuit and the recovery of certain legal defense costs previously expensed by CSK. See Note 12 Legal Matters in the notes to the unaudited consolidated financial statements included in Part 1 Item 1 of CSK’s Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2008.
(5)	Amounts relate to costs incurred in connection with the closure of existing stores. During fiscal 2003, CSK incurred $12.2 million associated with the reversal of the reserve established under Emerging Issues Task Force No. 94-3 and the establishment of a new closed store reserve on the basis of CSK’s change in exit strategy in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
(6)

In fiscal 2006, CSK purchased all of its 7% senior subordinated notes, repaid its 3 3 /8% exchangeable notes and made a payment on termination of an interest rate swap related to its 7% senior subordinated notes, which resulted in an aggregate loss on debt retirement of $19.5 million. The $1.6 million loss on debt retirement in fiscal 2005 resulted from the write-off of certain deferred financing fees associated with CSK’s former credit facility, which was repaid. During fiscal 2004, CSK recorded a loss on debt retirement of $1.0 million as a result of the redemption of the $15.0 million remaining balance of CSK’s 12% senior notes. During fiscal 2003, CSK recorded a loss on debt retirement of $49.5 million primarily due to the early redemption of 94% of CSK’s 12% senior notes.

(7)	In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize the grant-date fair value of stock options and other equity-based compensation in the income statement. CSK adopted SFAS No. 123R during fiscal 2006 using the modified prospective method. In addition to stock options and restricted stock, CSK granted incentive units in fiscal 2005 under a long-term incentive plan (the “LTIP”) for its senior executive officers, which are classified as liability awards, and as such, the transition rule under SFAS No. 123R requires that for an outstanding instrument that previously was classified as a liability and measured at intrinsic value, an entity should recognize the liability that would have been recorded under the fair value method at the date of adoption, net of any related tax effect, as the cumulative effect of a change in accounting principle. As of January 30, 2006, CSK recognized a cumulative effect of a change in accounting principle of approximately $1.0 million, net of $0.6 million tax benefit, associated with the LTIP.

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma financial data is designed to show how the merger of O’Reilly and CSK might have affected the historical financial data of O’Reilly, giving effect to the merger and related financing as if they had been consummated at an earlier date. The following selected unaudited pro forma financial data gives effect to the merger and related financing as if they had been completed on March 31, 2008, with respect to the pro forma balance sheet data, and as of January 1, 2007, with respect to the pro forma statement of income data. The historical financial data has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact of the combined results.

The following unaudited pro forma condensed, combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of O’Reilly, which are incorporated into this document by reference and the historical consolidated financial statements and notes thereto of CSK, which are set forth in CSK’s Annual Report on Form 10-K for the year ended February 3, 2008, attached as Annex D to this prospectus and CSK’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2008, attached as Annex G to this prospectus. See “Additional Information—Where You Can Find Additional Information” on page 81. Certain amounts in CSK’s historical financial statements have been reclassified to conform to O’Reilly’s presentation of such items.

The following selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting with O’Reilly treated as the acquiring entity and reflect adjustments, which are based upon preliminary estimates, to allocate the estimated purchase price to CSK’s assets acquired and liabilities assumed. For purposes of estimating the purchase price, it is assumed that the $1.00 in cash per share to be received by CSK stockholders will not be reduced. The purchase price allocation reflected herein is preliminary insofar as the final allocation will be based upon the actual purchase price and the actual assets acquired and liabilities assumed of CSK as of the date of the completion of the merger. The final allocation of the purchase price is also dependent upon certain required valuations and other analyses that cannot be completed prior to the merger. In certain instances, O’Reilly has identified intangible assets of CSK for which there has not been sufficient information available to make a preliminary estimate of fair value as of the date of this prospectus. For example, O’Reilly expects to record assets and liabilities for fair value adjustments to CSK lease arrangements once access to all of CSK’s lease information and market research is available to O’Reilly. The purchase price paid for these intangible assets has been allocated to goodwill until such time as a preliminary estimate is available. Additionally, we have not received sufficient information to make a preliminary estimate of the fair value of CSK’s inventory and property and equipment and the purchase price paid for these assets has been reflected in the pro forma data at CSK’s historical cost. Accordingly, the actual purchase accounting adjustments will differ from the preliminary pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Data” on page 84 for additional details regarding these matters.

The following selected unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that actually would have been realized had the merger and related financing been completed on the dates indicated above. In addition, the following selected unaudited pro forma financial data does not purport to project the future financial condition or results of operations of the combined company. It should also be noted that O’Reilly and CSK have different fiscal year ends. Accordingly, the selected unaudited pro forma income statement data for the calendar year ended December 31, 2007 combines O’Reilly’s historical consolidated income statement data for the year then ended with CSK’s historical consolidated income statement data for the fiscal year (fifty-two (52) weeks) ended February 3, 2008. The selected unaudited pro forma income statement data for the three months ended March 31, 2008 combines O’Reilly’s historical consolidated income statement data for the three calendar months then ended with CSK’s historical consolidated income statement data for its first fiscal quarter (thirteen (13) weeks)

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ended May 4, 2008. The selected unaudited pro forma balance sheet data combines O’Reilly’s historical consolidated balance sheet data as of March 31, 2008 with CSK’s historical consolidated balance sheet data as of May 4, 2008.

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
	(in thousands, except per share date)
Pro Forma Statement of Income Data:
Net sales	$4,330,360	$1,096,597
Net income	182,842	55,784
Diluted earnings per share from continuing operations	$1.36	$0.41

		At March 31, 2008
		(in thousands)
Pro Forma Balance Sheet Data:
Working capital		$675,203
Total assets		3,905,315
Long-term debt and capital lease obligations (net of current portion)		613,128
Total stockholders’ equity		2,119,045

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UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table summarizes the net income from continuing operations and book value per common share information for O’Reilly and CSK on a historical and unaudited pro forma combined basis. The table accounts for the different fiscal years of O’Reilly and CSK discussed above in “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

The pro forma book value combined per common share of O’Reilly is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of O’Reilly common stock outstanding at the end of the period, in each case, after giving effect to the merger and the related financing. The historical book value per common share of O’Reilly and CSK is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period.

O’Reilly expects to incur merger and integration charges as a result of combining O’Reilly and CSK. O’Reilly also anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to generate more revenue. The pro forma financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had O’Reilly and CSK actually been combined during the periods presented.

The historical per share data of O’Reilly has been derived from, and should be read in conjunction with, the historical financial statements of O’Reilly incorporated by reference in this prospectus. See “Where You Can Find Additional Information” beginning on page 81. The historical per share data of CSK has been derived from, and should be read in conjunction with, the historical financial statements of CSK included elsewhere in this prospectus. See “Annex D – CSK’s Annual Report on Form 10-K for the year ended February 3, 2008” beginning on page D-1 and “Annex G – CSK’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2008” beginning on page G-1. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial statements included elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 84.

The CSK unaudited pro forma combined equivalent share data was calculated by multiplying the corresponding O’Reilly unaudited pro forma combined per share data by an estimate of the exchange ratio of 0.4285, which is based upon the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including June 17, 2008. This data shows how each share of CSK common stock would have participated in net income and book value of O’Reilly if the companies had been consolidated for accounting and financial reporting purposes for the periods presented. The equivalent earnings per share data does not give effect to the cash portion of the offer consideration. These amounts, however, are not intended to reflect future per share levels of net income and book value of O’Reilly.

	As of and For the Three Months Ended March 31, 2008	As of and For the Year Ended December 31, 2007
Historical O’Reilly:
Net income from continuing operations per common share—basic	$0.40	$1.69
Net income from continuing operations per common share—diluted	$0.40	$1.67
Book value per common share	$14.30	$13.82
Dividends declared per common share	—	—

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	As of and For the Three Months Ended May 4, 2008	As of and For the Year Ended February 3, 2008
Historical CSK:
Net income (loss) per common share—basic	$0.12	$ (0.25)
Net income (loss) per common share—diluted	$0.12	$ (0.25)
Book value per common share	$3.88	$ 3.74
Dividends declared per common share	—	—

	As of and For the Three Months Ended March 31, 2008	As of and For the Year Ended December 31, 2007
Unaudited pro forma combined per O’Reilly share:
Net income from continuing operations per common share—basic	$ 0.42	$1.38
Net income from continuing operations per common share—diluted	$ 0.41	$1.36
Book value per common share	$15.87	N/A
Dividends declared per common share	—	—

Unaudited pro forma combined per CSK equivalent share:
Net income per common share—basic	$ 0.18	$0.59
Net income per common share—diluted	$ 0.18	$0.58
Book value per common share	$ 6.80	N/A
Dividends declared per common share	—	—

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COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

O’Reilly common stock is listed on the NASDAQ, under the symbol “ORLY”. CSK common stock is listed on the NYSE under the symbol “CAO”. The table below sets forth, for the periods indicated and the range of high and low per share sales prices for O’Reilly common stock and CSK common stock as reported on the NASDAQ and NYSE, respectively. Neither O’Reilly nor CSK has paid any dividends for the calendar quarters indicated. For current price information, you should consult publicly available sources. For more information on O’Reilly’s payment of dividends, see “—O’Reilly’s Dividend Policy” below on this page.

O’Reilly and CSK have different fiscal years as discussed above in “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

O’Reilly Common Stock

	O’Reilly Common Stock
	High	Low
Fiscal Year 2006 (ended December 31, 2006)
First quarter	$38.30	$30.87
Second quarter	$36.99	$29.30
Third quarter	$34.24	$27.49
Fourth quarter	$35.10	$30.92

Fiscal Year 2007 (ended December 31, 2007)
First quarter	$35.72	$31.45
Second quarter	$38.84	$32.58
Third quarter	$38.20	$31.44
Fourth quarter	$34.72	$30.43

Fiscal Year 2008 (ending December 31, 2008)
First quarter	$32.68	$24.08
Second quarter (through June 17, 2008)	$30.50	$24.59

CSK Common Stock

	CSK Common Stock
	High	Low
Fiscal Year 2006 (ended February 4, 2007)
First quarter	$16.84	$12.23
Second quarter	$13.29	$10.71
Third quarter	$15.91	$10.62
Fourth quarter	$17.27	$15.17

Fiscal Year 2007 (ended February 3, 2008)
First quarter	$17.95	$16.27
Second quarter	$19.14	$12.42
Third quarter	$13.95	$10.03
Fourth quarter	$10.72	$3.96

Fiscal Year 2008 (ending February 1, 2009)
First quarter	$12.43	$8.93
Second quarter (through June 17, 2008)	$12.07	$11.13

As of June 17, 2008, there were 12,707 holders of record of O’Reilly common stock and 47 record holders of CSK common stock.

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The above tables show only historical comparisons. These comparisons may not provide meaningful information to CSK stockholders in determining whether to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. CSK stockholders are urged to obtain current market quotations for O’Reilly and CSK common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in considering whether to adopt the merger agreement. See the section entitled “Additional Information—Where You Can Find Additional Information” beginning on page 81 of this prospectus.

O’Reilly’s Dividend Policy

O’Reilly has not declared or paid any cash dividends on its common stock during any period for which financial information is provided in this prospectus. At this time, O’Reilly intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

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RECENT CLOSING PRICES

The following table sets forth the closing prices per share of O’Reilly common stock and CSK common stock as reported on the NASDAQ and NYSE on March 31, 2008 the last full trading day prior to the announcement of the entry into the merger agreement, and June 17, 2008, the most recent practicable date prior to the mailing of this prospectus to CSK’s stockholders.

Date	O’Reilly Common Stock	CSK Common Stock	Implied Value of CSK Common Stock in Offer
March 31, 2008	$28.52	$9.31	$13.22
June 17, 2008	$25.55	$11.50	$11.95

The above table shows only historical and hypothetical comparisons in which the implied value of one share of CSK common stock is calculated by (i) multiplying the closing price for one share of O’Reilly common stock by the exchange ratio of 0.4285 and (ii) adding the maximum cash consideration per share of $1.00. These prices may fluctuate prior to the offer and the merger, and CSK stockholders are urged to obtain current stock price quotations for O’Reilly common stock and CSK common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled “Additional Information—Where You Can Find Additional Information” on page 81.

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RISK FACTORS

The offer and the merger involve a high degree of risk. By participating in the offer, CSK stockholders will be choosing to invest in O’Reilly common stock. An investment in O’Reilly common stock also involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the risks involved in the offer and the merger, including the following risk factors, those incorporated by reference into this prospectus and those starting on page 17 of Annex D to this prospectus, in deciding whether to tender your shares of CSK common stock.

Risks Related to the Offer and the Merger

Because the market price of O’Reilly’s common stock may fluctuate, CSK stockholders may not be sure of the value of the offer consideration they receive.

The holder of each share of CSK common stock will receive in the offer (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to reduction for the adjustment amount, if any. The number of shares of O’Reilly common stock received for each validly tendered share of CSK common stock will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. After completion of the offer, each share of CSK common stock will be converted in the merger into the right to receive the same consideration as offered in exchange for each share of CSK common stock in the offer. Because the exchange ratio will not be adjusted to reflect any changes in the average closing sale price of O’Reilly common stock greater than $29.95 or less than $25.67, the market value of the O’Reilly common stock issued in the offer and the merger may be higher or lower than $11.00.

Accordingly, at the time CSK stockholders tender their shares, they will not necessarily know or be able to calculate the value of the stock consideration they will receive upon the consummation of the offer. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our business, operations and prospects, governmental actions, legal proceedings and developments, market assessments of the benefits of the merger, the likelihood that the offer will be consummated and the timing of completion, the prospects of post-merger operations and other factors. Many of these factors are beyond our control. CSK is permitted to terminate the merger agreement if O’Reilly’s average closing sale price at the time the exchange ratio is fixed is less than or equal to $21.00, unless O’Reilly increases the offer consideration to avoid such potential termination.

Failure to complete the transaction with O’Reilly could materially and adversely affect CSK’s results of operations and CSK’s stock price.

If the offer is not consummated or the merger is not completed for any reason:

•	CSK will remain liable for significant transaction costs relating to the merger;

•

under some circumstances, CSK may have to pay a termination fee to O’Reilly in the amount of $22 million or O’Reilly’s transaction expenses; see “The Merger Agreement—Termination Fee” beginning on page 69 of this prospectus;

•

any operational investments that CSK may delay due to the pending transaction would need to be made, potentially on an accelerated time frame, which could then prove costly and more difficult to implement;

•	the market price of CSK’s common stock may decline to the extent that the current market price reflects a market belief that the offer and the merger will be completed; and

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•

CSK may have difficulty maintaining certain financial ratios or complying with other financial or restrictive covenants in its debt agreements which could result in an event of default under one of such agreements, which could result in a default or acceleration of all of its other indebtedness, which acceleration, if it occurs, would have a material adverse effect on CSK.

Additionally, the announcement of the pending offer and merger may lead to uncertainty for CSK’s employees and its customers and suppliers. This uncertainty may mean:

•	the attention of CSK’s management and employees may be diverted from day-to-day operations; and

•	CSK’s ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

The occurrence of any of these events individually or in combination could materially and adversely affect CSK’s results of operations and stock price.

The merger agreement limits CSK’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement has terms and conditions that make it more difficult for CSK to enter into an alternative transaction. These “no shop” provisions impose restrictions on CSK and, subject to limited exceptions, limit CSK’s ability to discuss, facilitate or commit to an alternative transaction. See “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 63 of this prospectus. In addition, under specified circumstances, CSK is required to pay a termination fee of $22 million if the merger agreement is terminated.

These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of CSK from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the offer, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire CSK than it might otherwise have proposed to pay.

Officers and directors of CSK have potential conflicts of interest in the transaction.

CSK stockholders should be aware of potential conflicts of interest and the benefits available to CSK directors when considering CSK’s board of directors’ recommendation to participate in the offer and approve the merger. CSK officers and directors have stock options, employment agreements and/or benefit plans that provide them with interests in the transaction that are different from, or in addition to, the interests of CSK stockholders. For example, if the offer is consummated, all outstanding CSK stock options will be converted into vested stock options of O’Reilly, and, with the exception of the CSK stock award of 89,899 shares of CSK common stock relating to Mr. Mondry, all CSK unvested stock awards will vest upon consummation of the offer and, in connection with the merger, will be converted into a right to receive the offer consideration multiplied by the number of shares of CSK common stock subject to such stock award. In addition, O’Reilly has agreed to indemnify former CSK directors and executive officers for actions or events occurring prior to the consummation of the merger. See “Interests of Management and the CSK Board” on page 52.

CSK stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, CSK stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of CSK. Following completion of the merger, CSK stockholders will own approximately 14.0% of the combined company. Consequently, CSK stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over CSK.

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If the value of CSK’s business, together with any synergies to be achieved from its combination with O’Reilly, is less than the value of the stock to be issued in connection with the offer and the merger, the price of O’Reilly common stock could decrease.

It is possible that the price of the common stock of the combined company will decrease following consummation of the merger. To the extent that the price of the common stock declines as a result of the belief that the value of the stock to be issued in connection with the merger, plus transaction costs, is greater than the value of CSK’s business, together with any synergies to be achieved from its combination with O’Reilly, the merger could have a dilutive effect on the value of the common stock held by O’Reilly shareholders.

O’Reilly and CSK will incur significant costs associated with the offer and the merger.

O’Reilly and CSK expect to incur significant costs associated with transaction fees, professional services and other costs related to the offer and the merger and there will be in excess of $25.0 million in transaction costs related to the offer and the merger. O’Reilly and CSK believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

The unaudited pro forma financial information included in this document may not be indicative of what O’Reilly’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what O’Reilly’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information reflects preliminary adjustments determined by O’Reilly management to allocate the purchase price of CSK’s net assets. Subsequent to the merger completion date, O’Reilly will retain a valuation professional to determine the value of select tangible and intangible assets. Based on this determination and as other information becomes available, there will be further refinements to the purchase price allocation. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document, and in particular, we would expect some amounts to be allocated to intangible assets that are currently allocated to goodwill as described below. See “Unaudited Pro Forma Condensed Combined Financial Data” on page 84 for more information.

Risks Related to O’Reilly and the Combined Company

The integration of the businesses and operations of O’Reilly and CSK involves risks, and the failure to integrate successfully the businesses and operations in the expected time frame may adversely affect the future results of the combined company.

The failure of the combined company to meet the challenges involved in integrating the operations of O’Reilly and CSK successfully or to otherwise realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. The ability of the combined company to realize the benefits of the merger will depend in part on the timely integration of organizations, operations, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of the two companies and retention of key personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of O’Reilly and CSK. The challenges involved in this integration include the following:

•	implementing our distribution, point of sale and inventory management systems;

•	combining our respective product offerings;

•	preserving customer, supplier and other important relationships of both O’Reilly and CSK and resolving potential conflicts that may arise;

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•	minimizing the diversion of management attention from ongoing business concerns;

•	addressing differences in the business cultures of O’Reilly and CSK to maintain employee morale and retain key employees; and

•	coordinating and combining geographically diverse operations, relationships and facilities, which may be subject to additional constraints imposed by distance and local laws and regulations.

The combined company may not successfully integrate the operations of O’Reilly and CSK in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the time frame, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations. If O’Reilly fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the intended benefits of the merger.

O’Reilly’s increased debt levels could adversely affect its cash flow and prevent O’Reilly from fulfilling its obligations.

Upon consummation of the offer, O’Reilly expects to enter into a new credit facility, which will significantly increase its outstanding indebtedness and interest expense. O’Reilly’s substantial debt could have important consequences, such as:

•

requiring O’Reilly to dedicate a substantial portion of its cash flow from operations and other capital resources to principal and interest, thereby reducing its ability to fund working capital, capital expenditures and other cash requirements;

•	increasing O’Reilly’s vulnerability to adverse economic and industry conditions;

•	limiting O’Reilly’s flexibility in planning for, or reacting to, changes and opportunities in, its industry, which may place us at a competitive disadvantage; and

•	limiting O’Reilly’s ability to incur additional debt on acceptable terms, if at all.

In addition, the terms of the financing obligations include restrictions, such as affirmative and negative covenants, conditions to borrowing, subsidiary guarantees and asset and stock pledges. A failure to comply with these restrictions could result in a default under the financing obligations or could require O’Reilly to obtain waivers from its lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could have a material adverse effect on O’Reilly’s business, financial condition or results of operations.

Risks related to the combined company and unanticipated fluctuations in the combined company’s quarterly operating results could affect the combined company’s stock price.

Each of O’Reilly and CSK believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company’s quarterly operating results fail to meet the expectations of analysts, the trading price of O’Reilly common stock following the offer and the merger could be negatively affected. O’Reilly and CSK cannot be certain that the business strategy of the combined company will be successful or that it will successfully manage these risks. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

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The automotive aftermarket business is highly competitive, and we may have to risk our capital to remain competitive.

Both the do-it-yourself and professional installer portions of our business are highly competitive, particularly in the more densely populated areas that we serve. Some of our competitors are larger than we are and have greater financial resources. In addition, some of our competitors are smaller than we are overall but have a greater presence than we do in a particular market. We may have to expend more resources and risk additional capital to remain competitive.

The market price of our common stock may be volatile and could expose us to securities class action litigation.

The stock market and the price of our common stock may be subject to wide fluctuations based on general economic and market conditions. The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Failure to meet such expectations, even by slight amounts, could have an adverse effect on the market price of our common stock.

In addition, stock market volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. Downturns in the stock market may cause the price of our common stock to decline. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources, which could have an adverse effect on our business.

We cannot assure future growth will be achieved.

We believe that our ability to open additional stores at a high growth rate will be a significant factor in achieving our growth objectives for the future. Our ability to accomplish our growth objectives is dependent, in part, on matters beyond our control, such as weather conditions, zoning and other issues related to new store site development, the availability of qualified management personnel and general business and economic conditions. We cannot be sure that our growth plans for 2008 and beyond will be achieved. Failure to achieve our growth objectives may negatively impact the trading price of our common stock.

We depend on certain key personnel to successfully manage and grow our business.

Our success has been largely dependent on the efforts of certain key personnel, including David O’Reilly, Ted Wise and Greg Henslee. Our business and results of operations could be materially adversely affected by the unexpected loss of the services of one or more of these individuals. Additionally, the successful implementation and management of our growth and expansion strategies will depend on our ability to continue to attract and retain qualified personnel. We cannot be sure that we will be able to continue to attract such qualified personnel, which could cause us to be less efficient, thus reducing our sales and profitability.

Sales of shares of our common stock eligible for future sale, including the common stock issued to CSK stockholders, could adversely affect our share price.

All of the shares of our common stock currently held by our affiliates may be sold in reliance upon the exemptive provisions of Rule 144 of the Securities Act of 1933, as amended, which is referred to throughout this prospectus as the Securities Act, subject to certain volume and other conditions imposed by such rule. Furthermore, all of the shares of our common stock issued to CSK stockholders upon completion of the offer and the merger that are not held by our affiliates may be sold immediately upon receipt. We cannot predict the effect, if any, which future sales of shares of our common stock or the availability of such shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect the prevailing market price of our common stock. We believe the current stockholders of CSK include certain arbitrage and investment firms who may be more likely to quickly sell the shares of O’Reilly common stock received in the offer or the merger.

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In order to be successful, the combined company will need to retain and motivate key employees, which may be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

In order to be successful, the combined company will need to retain and motivate executives and other key employees. Experienced management and technical personnel are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of O’Reilly or CSK may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

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BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and the Merger

The merger agreement and the terms and conditions of the offer and the merger are the result of arm’s length negotiations between representatives of O’Reilly and representatives of CSK. The following chronology summarizes the key meetings and events that led to the signing of the merger agreement among O’Reilly, CSK and OC Acquisition. During this period, Greg Henslee, Chief Executive Officer and Co-President of O’Reilly, and Lawrence Mondry, President and Chief Executive Officer of CSK, held many conversations, both by telephone and in person, about the possible merger of their businesses. Although O’Reilly and CSK have had various conversations relating to a possible business combination since 2006, the chronology below covers only the key events leading up to the merger agreement, and does not purport to catalogue every conversation between representatives of O’Reilly and CSK.

On March 9, 2007, O’Reilly delivered a letter to CSK’s board of directors indicating its interest in acquiring CSK and inviting CSK’s management to meet with O’Reilly’s management to discuss a potential strategic combination between O’Reilly and CSK. At that time, William Shutzer, a member of CSK’s board of directors, informed O’Reilly that CSK would contact O’Reilly when it deemed it appropriate to do so. Subsequently, CSK indicated that it was not in a position to hold meaningful discussions with O’Reilly, or any other party, concerning an acquisition transaction until such time as CSK had completed its restatement process and the preparation of current financial statements.

Over the course of the next several months, O’Reilly attempted to initiate discussions with CSK, but no confidential information was exchanged and no substantive progress was made with respect to discussions regarding a strategic business combination.

On October 2, 2007, O’Reilly began to purchase shares of CSK common stock in open market transactions. As of the date of this prospectus, O’Reilly owns 2,153,928 shares of CSK common stock, constituting approximately 4.9% of the total outstanding common stock of CSK.

On October 8, 2007, following a number of discussions with Messrs. Shutzer and Mondry, O’Reilly delivered a letter to CSK’s board of directors expressing a non-binding indication of interest, based solely on then publicly available information, in acquiring all outstanding shares of CSK’s common stock for $15 to $16 per share in cash, plus the assumption of all outstanding debt and other liabilities, and requesting the opportunity to conduct a due diligence review and a meeting to discuss O’Reilly’s interest in acquiring CSK. Mr. Mondry agreed to meet with members of O’Reilly’s management to discuss O’Reilly’s interest in acquiring CSK.

On October 10, 2007, CSK entered into a third amendment to its term loan credit facility.

On October 18, 2007, in anticipation of a meeting between the parties, CSK and O’Reilly entered into a confidentiality agreement. On October 21, 2007, Messrs. Mondry and Shutzer met with Mr. Henslee and Ted Wise, Chief Operating Officer and Co-President of O’Reilly. In this meeting and subsequent conversations, Mr. Henslee reiterated O’Reilly’s desire to enter into a mutually beneficial transaction with CSK at a premium relative to CSK’s then current trading price. CSK indicated that although it might be willing to consider a transaction with O’Reilly, the price would have to be higher than that suggested by O’Reilly. O’Reilly responded that it would be unable to consider such a higher price without first reviewing certain non-public information concerning CSK’s business. Mr. Mondry indicated that he would discuss allowing O’Reilly access to confidential information with CSK’s board of directors at their regular scheduled meeting on November 7, 2007. On November 5, 2007, O’Reilly provided an initial due diligence request list to Mr. Mondry.

On November 8, 2007, O’Reilly’s board of directors held a board meeting and considered O’Reilly’s alternatives with respect to CSK. After extensive discussions, including discussions with O’Reilly’s financial and legal advisors, O’Reilly’s board of directors unanimously authorized management to pursue a tender offer for all of the outstanding shares of CSK’s common stock.

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On November 14, 2007, as a condition to continue further discussions and allowing O’Reilly access to certain non-public information of CSK, CSK provided O’Reilly with a form of a standstill agreement limiting O’Reilly’s ability to take certain actions regarding CSK and its common stock once O’Reilly received such non-public information. O’Reilly decided not to enter into a standstill agreement at such time.

On December 12, 2007, CSK disclosed that CSK Auto, Inc. was seeking to amend the terms of its term loan facility to mitigate the risk that CSK Auto, Inc. would not be able to comply with certain fixed charge coverage and leverage ratio covenants of the term loan facility. CSK entered into the amendment on December 18, 2007.

On December 19, 2007, CSK disclosed in its quarterly report on Form 10-Q for the quarter ended November 4, 2007 that it had engaged J.P. Morgan Securities Inc., or JPMorgan, as its financial advisor in connection with evaluating its strategic alternatives. Subsequently, CSK indicated to O’Reilly that JPMorgan would be contacting Lehman Brothers Inc., or Lehman Brothers, O’Reilly’s financial advisor, concerning O’Reilly’s participation in CSK’s strategic review process and JPMorgan contacted Lehman Brothers encouraging O’Reilly to be a participant in CSK’s process.

On January 3, 2008, O’Reilly resubmitted to CSK the original list of due diligence items delivered on November 5, 2007.

On January 11, 2008, O’Reilly submitted to CSK’s board of directors an offer to acquire CSK in a stock-for-stock transaction in which approximately 0.2105 to 0.2353 of a share of O’Reilly common stock would be exchanged for each outstanding share of CSK’s common stock (or approximately $5.37 to $6.00 for each share of CSK’s common stock), which represented a 13% to 26% premium based on the closing price of CSK’s common stock on January 11, 2008.

On January 24, 2008, following a number of discussions between counsel for O’Reilly and CSK regarding the terms of a proposed standstill agreement to be entered into in connection with becoming a participant in CSK’s strategic alternatives process, Mr. Henslee sent a letter to Mr. Mondry and CSK’s board of directors reiterating O’Reilly’s interest in pursuing either a cash or stock-for-stock acquisition of CSK and expressing its frustration in the process to date.

On January 28, 2008, Mr. Mondry delivered a letter to Mr. Henslee responding to Mr. Henslee’s letter of January 24, 2008 again rejecting O’Reilly’s offer to acquire CSK on the terms previously offered and offering to grant O’Reilly a “most favored nations” clause in its standstill agreement should it choose to enter into one with CSK.

On February 1, 2008, Mr. Henslee delivered a letter to Mr. Mondry and CSK’s board of directors, which was also released to the press, proposing to acquire CSK in a cash transaction at a price of $8.00 for each outstanding share of CSK’s common stock, conditioned on satisfactory completion of a due diligence investigation of CSK. CSK indicated to O’Reilly that it intended to complete its formal review of strategic alternatives, and O’Reilly was encouraged to be a participant in the process.

On February 4, 2008, CSK announced the adoption of a stockholder rights plan.

On February 6, 2008, CSK and O’Reilly reached agreement on the terms of a standstill agreement, and O’Reilly was granted access to the confidential information provided to the other third parties participating in the strategic review process.

On February 11, 2008, as part of CSK’s formal strategic evaluation process, O’Reilly submitted an initial indication of interest in acquiring CSK’s common stock for $8.00 per share in cash and the assumption of $490 million of CSK indebtedness.

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Between February 15, 2008 and March 10, 2008, O’Reilly and its advisors performed due diligence on CSK and had multiple in-person and telephonic conference calls with CSK management. JPMorgan instructed O’Reilly to submit its best and final offer by March 10, 2008.

On February 21, 2008, a draft merger agreement prepared by Gibson, Dunn & Crutcher LLP, or Gibson Dunn, legal counsel to CSK, was provided by JPMorgan to O’Reilly and JPMorgan requested that O’Reilly provide written comments to the draft merger agreement during the week of March 3, 2008. On March 3, 2008, O’Reilly submitted a preliminary markup to the proposed merger agreement to CSK’s advisors.

During the week of March 3, 2008, O’Reilly, through Lehman Brothers, contacted JPMorgan to indicate that in order to increase the value of its offer, it would be submitting an all stock offer to acquire CSK as a whole.

On March 10, 2008, O’Reilly submitted a revised proposal at an offer price of $10.50 for each outstanding share of CSK’s common stock consisting of shares of O’Reilly’s common stock (based on the closing price of O’Reilly’s common stock on March 7, 2008) with a “collar” adjustment mechanism to preserve $10.50 of value should O’Reilly’s stock price increase or decrease by not more than 5%. O’Reilly’s proposal was not subject to a financing condition, but was subject to limited confirmatory due diligence.

From March 12, 2008 through March 15, 2008, representatives from JPMorgan and CSK met by telephone with representatives of O’Reilly and Lehman Brothers to discuss O’Reilly’s proposed offer price, the status of O’Reilly’s due diligence review of CSK, and the operation of O’Reilly’s proposed “collar” mechanism. During this period, CSK’s counsel provided O’Reilly with comments on its merger agreement markup. Subsequent to O’Reilly’s submission of updated terms, CSK asked for “best and final” proposals by noon EST on March 15, 2008.

On March 15, 2008, O’Reilly submitted a revised offer letter to JPMorgan, increasing its offer price to $11.50 for each outstanding share of CSK’s common stock, consisting of $1.00 in cash and $10.50 in shares of O’Reilly’s common stock (based on the closing price of O’Reilly’s common stock on March 14, 2008) with a “collar” adjustment mechanism to preserve $10.50 of value of O’Reilly common stock should O’Reilly’s stock price increase or decrease by not more than 10%. O’Reilly further indicated that it would be able to complete its due diligence review of CSK in three to five days, and that it believed that CSK would be able to undertake and complete a due diligence review of O’Reilly during that period. In addition, O’Reilly indicated that it would require CSK to enter into a one-week exclusivity agreement with O’Reilly in order to proceed.

On March 15, 2008 and March 16, 2008, representatives of CSK, JPMorgan, and Gibson Dunn met by telephone with representatives of O’Reilly, Lehman Brothers, and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, legal counsel to O’Reilly, to discuss O’Reilly’s revised offer. During these calls, it was agreed that the “collar” adjustment mechanism would be set such that $10.50 of value in shares of O’Reilly common stock would be preserved should O’Reilly’s stock price increase by not more than 5% or decrease by not more than 12.5%. In addition, CSK agreed to negotiate exclusively with O’Reilly through March 23, 2008. O’Reilly provided CSK with a revised markup of the merger agreement during this time.

From March 17, 2008 through March 23, 2008, representatives of CSK, JPMorgan, and Gibson Dunn met by telephone with representatives of O’Reilly, Lehman Brothers, and Skadden to participate in due diligence review meetings with respect to O’Reilly, including attending presentations by members of O’Reilly’s senior management, including Messrs. Henslee and Wise. In addition, during this time, representatives of Gibson Dunn met by telephone with representatives of Skadden to review and negotiate the proposed merger agreement, including, among other things, the structure of the transaction and the proposed exchange offer, the terms and conditions of the proposed exchange offer, the circumstances for extending the proposed exchange offer, CSK’s representations, warranties, and covenants, the definition of “material adverse effect” and its impact on the rights of the parties in the proposed merger agreement, the ability of CSK to receive, but not to solicit, alternative proposals for the acquisition of CSK, and the termination rights of O’Reilly and CSK, including the amount and under what circumstances CSK would pay a termination fee to O’Reilly.

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On March 23, 2008, CSK’s exclusivity period in favor of O’Reilly expired without O’Reilly having completed its due diligence or O’Reilly and CSK having reached substantive agreement on the terms and conditions of the proposed merger agreement. On March 24, 2008, O’Reilly requested that CSK grant O’Reilly a continuation of the exclusivity period, which request was rejected by CSK.

On March 29, 2008, O’Reilly, through Lehman Brothers, submitted a revised offer to JPMorgan, increasing its offer price to $11.75 for each share of CSK’s common stock, consisting of $1.00 in cash and $10.75 in shares of O’Reilly’s common stock (based on the closing price of O’Reilly’s common stock on March 28, 2008) with a “collar” adjustment mechanism to preserve $10.75 of value of O’Reilly common stock should O’Reilly’s stock price increase by not more than 5% or decrease by not more than 12.5%. Between March 17, 2008 and March 31, 2008, O’Reilly and CSK each completed due diligence on one another.

Between March 29, 2008 and March 31, 2008, the parties continued to negotiate the merger agreement and the economic terms of the proposed transaction.

On March 31, 2008 continuing through the morning hours of April 1, 2008, representatives of CSK, JPMorgan, and Gibson Dunn met in person in Dallas, Texas with representatives of O’Reilly, Lehman Brothers, and Skadden to continue negotiating the terms of the proposed merger agreement, including, among other things, modifications to provisions relating to the conditions to the consummation of the exchange offer, the definition of “material adverse effect” and its impact on the rights of the parties in the proposed merger agreement, and the termination rights of O’Reilly and CSK, including the amount and under what circumstances CSK would pay a termination fee to O’Reilly.

O’Reilly was informed that on March 31, 2008, CSK’s board of directors met, with all directors and representatives of CSK’s legal and financial advisors attending, to discuss the proposed terms of the proposed transaction with O’Reilly.

In the evening on March 31, 2008, O’Reilly held a telephonic meeting of its board of directors, which included members of O’Reilly’s senior management and O’Reilly’s legal and financial advisors, to receive an update as to the status of the negotiations. Management and its legal advisors and financial advisors discussed the progress made during negotiations. In addition, the board of directors discussed the potential transaction price.

In the late evening on March 31, 2008, O’Reilly increased its offer price to $12.00 for each outstanding share of CSK’s common stock, consisting of $1.00 in cash and $11.00 in shares of O’Reilly’s common stock (based on the closing price of O’Reilly’s common stock on March 31, 2008) with a “collar” adjustment mechanism to preserve $11.00 of value of O’Reilly common stock should O’Reilly’s stock price increase by not more than 5% or decrease by not more than 10%. At approximately the same time on March 31, 2008, the final provisions of the merger agreement were agreed to, pending final approval of the boards of O’Reilly and CSK, respectively.

O’Reilly was informed that late on March 31, 2008, CSK’s board of directors met, with all directors and representatives of CSK’s legal and financial advisors attending, and unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

The board of directors of O’Reilly, including members of O’Reilly’s senior management and O’Reilly’s legal and financial advisors, reconvened early in the morning of April 1, 2008 to receive a final update as to the status of the negotiations. Mr. Henslee reported that, subject to the approval of the O’Reilly board of directors, agreement as to the price to be paid for each share of CSK common stock was reached. O’Reilly’s board of directors discussed the negotiated provisions of the merger agreement and Lehman Brothers and the O’Reilly board of directors discussed various financial aspects of the transaction. Following further discussion among O’Reilly’s board of directors together with O’Reilly’s legal and financial advisors, O’Reilly’s board of directors approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

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During the morning of April 1, 2008 and prior to the opening of trading on the New York Stock Exchange, CSK and O’Reilly executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Additional Factors for Consideration by CSK Stockholders

O’Reilly’s Reasons for Making the Offer

O’Reilly’s board of directors believes that the merger with CSK represents an opportunity to enhance value for O’Reilly shareholders. The decision of O’Reilly’s board of directors to enter into the merger agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the O’Reilly board of directors include, among others:

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Strategic Growth through Acquisition. O’Reilly believes that the most successful retailers of automotive aftermarket parts will be those with greater financial resources, more extensive supplier and distributor networks and a broader geographic base. The merger with CSK furthers O’Reilly’s strategy of expanding its dual market strategy and operations through combinations with well-established companies.

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Geographic Diversity. O’Reilly believes that CSK’s western presence would provide an expedited entry into desirable markets. O’Reilly believes in the cost effectiveness of expansion into CSK’s current markets through acquisition as opposed to new store growth.

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Operating Results. O’Reilly believes that the combination of O’Reilly and CSK provides the potential for the combined enterprise to realize enhanced operating results through increased distribution system optimization, increased buying power for inventory and reduced redundancy in expenses of certain communications and administrative activities.

O’Reilly’s board also evaluated the risks, inherent in any transaction such as the merger, that currently unanticipated difficulties could arise in integrating the operations and that the synergies expected from combining the operations of O’Reilly and CSK may not be realized or, if realized, may not be realized within the period expected. O’Reilly’s board believed that these risks were outweighed by the potential benefits to be realized from the merger.

The foregoing discussion of factors considered by O’Reilly’s board is not meant to be exhaustive, but includes the material factors considered by the O’Reilly board in approving the merger agreement and the transactions contemplated by the merger agreement. The O’Reilly board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by O’Reilly management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Other Factors You Should Consider

In deciding whether or not to tender your shares of CSK common stock, you should consider the factors described above under “Background and Reasons for the Offer and the Merger” on page 27 as well as the factors set forth under “Risk Factors” on page 21 and the other factors set forth in this prospectus.

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RECOMMENDATION OF CSK’S BOARD OF DIRECTORS

At a meeting held on March 31, 2008, the CSK board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the merger agreement, the offer, and the merger are advisable and fair to, and in the best interest of, CSK’s stockholders. The CSK board of directors voted unanimously to recommend that CSK’s stockholders accept the offer and tender their shares of CSK common stock in the offer.

CSK’s Reasons for the Recommendation of the Offer

CSK’s board of directors believes that the merger with O’Reilly is advisable and fair to, and in the best interest of, the CSK stockholders, and in reaching its recommendation that stockholders tender their shares of CSK common stock in the offer, and, if applicable, vote in favor of the merger, the CSK board of directors considered a number of factors, including the following material factors, which the CSK board of directors viewed as supporting its recommendation:

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Strategic Alternatives to Sale Transaction. Throughout the process that the CSK board of directors conducted to evaluate strategic alternatives available to CSK, the CSK board of directors considered possible alternatives to the proposed transaction with O’Reilly, including continuing to execute on its strategic plan as an independent company, selling assets of CSK, and refinancing CSK’s existing indebtedness through various capital raising and investment transactions. The CSK board of directors also considered the strategic fit and the revenue base and financial resources of O’Reilly, which it believed to be a significant benefit that could not be obtained by remaining an independent company. The CSK board of directors concluded (after taking into account the current and historical financial condition, results of operations, competitive position, business prospects, opportunities and strategic objectives of each of CSK and O’Reilly, including the potential risks involved in achieving those prospects and objectives) that (i) the financial prospects of CSK and O’Reilly on a combined basis were more favorable than the financial prospects of CSK on a stand-alone basis, (ii) a combined company should be able to compete very successfully, leading to higher equity value and (iii) on a risk-adjusted basis, the offer price is greater than the long-term value inherent in CSK as a stand-alone entity.

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Prospects of the Combined Entity. The CSK board of directors considered that the combined company would be a stronger and more financially flexible company than CSK as a stand-alone entity. The combined company would be well positioned to be a nation-wide leader in the automotive aftermarket industry. The CSK board of directors also considered that the offer presents an opportunity for CSK’s stockholders to receive common stock in a healthier, more competitive and more financially stable company, to have greater liquidity for their shares, to benefit from any synergies experienced by O’Reilly in the acquisition and integration of CSK, and to participate in any future growth of O’Reilly and CSK on a combined basis.

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Premium to Market Price. The CSK board of directors considered the current and historical market prices of the CSK common stock and the premium implied by the offer price based on market prices of the CSK common stock and O’Reilly common stock as of recent and historical dates.

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Timing and Certainty of Completion. The CSK board of directors considered the anticipated timing and certainty of consummation of the offer, including the low risk of regulatory review of the transaction by relevant governmental authorities, and the structure of the transaction as an exchange offer for all CSK common stock, which transaction structure may enable CSK’s stockholders to receive the offer price and obtain the benefits of the transaction more quickly than might be the case in other transaction structures.

Additional information about the recommendation of CSK’s board of directors, including the reasons for the recommendation, is more fully set forth in CSK’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to CSK stockholders together with this prospectus.

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THE OFFER

Exchange of Shares of CSK Common Stock

We are proposing to acquire all of the outstanding shares of CSK common stock in exchange for (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, for each validly tendered share of CSK common stock.

Stock Component. The stock component consists of between 0.3673 and 0.4285 of a fully paid and nonassessable share of common stock, par value of $0.01, of O’Reilly as determined based on an “exchange ratio” equal to (i) $11.00 divided by (ii) the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285.

Cash Component. The cash component consists of $1.00 in cash minus the adjustment amount, if any, which we refer to as the per share cash consideration. The adjustment amount is the amount equal to the quotient obtained by dividing (i) the sum of any amount paid by CSK or its subsidiaries to the lenders under its credit agreements in connection with obtaining any bank consent, waiver or amendment under the credit agreements after April 1, 2008 minus $3,000,000 by (ii) the sum of the (a) total number of shares of CSK common stock outstanding immediately prior to the expiration of the offer and (b) total number of shares of CSK common stock determined by O’Reilly up to a maximum of the total number of shares of CSK common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by September 28, 2008. The adjustment amount will be rounded down to the nearest 1/10 (one-tenth) of a cent and will in no event be greater than $1.00 or less than zero. CSK has indicated to O’Reilly that, as of the date of this prospectus, it does not anticipate obtaining any bank consent, waiver or amendment under its credit agreements prior to the anticipated completion of the offer.

The offer consideration consists of the per share cash consideration plus the fraction of a share of O’Reilly common stock equal to the exchange ratio.

We will not issue any fractional shares of O’Reilly common stock pursuant to the offer or the merger. In lieu thereof, O’Reilly will arrange for the exchange agent to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places.

By way of example, if the average of the reported closing sale prices of O’Reilly common stock as reported on NASDAQ for the five (5) consecutive trading days ending on and including June 17, 2008, the last trading day prior to the printing of this prospectus for which this information was practicably available, were to be used to establish the exchange ratio, each share of CSK common stock would be exchanged into 0.4285 shares of O’Reilly common stock and $1.00 in cash, subject to possible reduction, as described herein.

The expiration date shall refer to 12:00 midnight, New York City time, on July 10, 2008, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

We will not acquire any shares of CSK common stock in the offer unless CSK stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares which, together with the shares then owned directly or indirectly by O’Reilly, represents at least a majority of the shares of CSK common stock outstanding on a fully diluted basis. We refer to this condition as the minimum tender condition.

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After completion of the offer, O’Reilly will cause OC Acquisition to complete a merger with and into CSK, in which each outstanding share of CSK common stock (except for shares beneficially owned directly or indirectly by O’Reilly for its own account and any shares held in treasury by CSK) will be converted into the right to receive the same consideration paid in exchange for each share of CSK common stock in the offer, subject to appraisal rights under Delaware law, to the extent properly exercised. If, after the completion of the offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from CSK, we beneficially own more than 90% of the outstanding shares of CSK common stock, we may effect the merger without the approval of CSK stockholders, as permitted under Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of CSK common stock, a meeting of CSK stockholders and the affirmative vote of at least a majority of the shares of CSK common stock outstanding on the record date for such meeting will be needed to complete the merger. Since O’Reilly will own a majority of the shares of CSK common stock outstanding on the record date, approval of the merger by CSK stockholders will be assured. See “—Approval of the Merger” on page 46.

If the minimum tender condition is satisfied and we consummate the offer, we have the option to purchase from CSK additional shares of common stock equal to the lowest number of shares that, when added to the number of shares already owned by O’Reilly, will constitute one share more than 90% of the shares of CSK common stock then outstanding for the same consideration as paid in exchange for each share of CSK common stock in the offer, which we refer to as the top-up option. At O’Reilly’s option, the aggregate purchase price for such shares may be satisfied with a promissory note, bearing interest at five percent per annum. In no event will the top-up option be exercisable for a number of shares of CSK common stock (i) that would require CSK to obtain stockholder approval under applicable law or the rules and regulations of the NYSE or (ii) in excess of CSK’s then authorized and unissued shares of common stock.

The number of shares of O’Reilly common stock issued to CSK stockholders in the offer and the merger will constitute approximately 14.0% of the outstanding common stock of the combined company after the merger based upon the number of outstanding shares of O’Reilly common stock and CSK common stock on June 17, 2008 and based on the closing price of O’Reilly common stock as reported on NASDAQ on June 17, 2008, disregarding stock options and shares of common stock that may be issued by O’Reilly or CSK pursuant to an employee stock plan.

If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

We commenced the offer on June 11, 2008, the date of distribution of the initial prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on July 10, 2008, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under “—Extension, Termination and Amendment” below.

Extension, Termination and Amendment

In the event that the conditions to the offer have not been satisfied or waived upon the expiration of the offer (as the same may be extended), we are required to extend the offer for periods of up to twenty (20) business days until the earlier of such time that all of the conditions to the offer have been satisfied or waived or the merger agreement has been terminated in accordance with its terms. In addition, we, in our sole discretion, will extend the offer for an aggregate period of not more than ten (10) business days beyond the last expiration date of the

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offer that would otherwise be permitted if, in our reasonable discretion, such extension is necessary to complete the necessary conditions to complete our financing transactions for the offer so long as such extension does not extend the expiration date of the offer beyond thirty (30) business days following commencement of the offer. During any extension, all shares of CSK common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of CSK common stock. If we exercise our right to use a subsequent offering period as described below, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period.

We expressly reserve the right, but shall not be obligated to, waive any conditions to the offer and to make any changes to the terms of or conditions to the offer, provided that, without the prior written consent of CSK, we cannot:

•	reduce the offer price;

•	change the form of consideration payable in the offer, other than to increase the consideration;

•	reduce the number of shares to be purchased in the offer;

•	waive or amend the minimum tender condition or the condition that the merger agreement has not been terminated;

•	add any additional conditions to the offer;

•	extend the offer except as permitted by the merger agreement; or

•	modify any condition to the offer or any term of the offer in a manner adverse to CSK’s stockholders.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of CSK common stock for exchange pursuant to the offer, we will promptly terminate the offer without accepting any shares that were previously tendered.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement.

Subsequent Offering Period

We may elect to provide subsequent offering periods of up to twenty (20) business days after the acceptance of shares of CSK common stock in the offer in accordance with Rule 14d-11 under the Exchange Act if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of CSK common stock that have been validly tendered and not withdrawn pursuant to the offer, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, is less than 90% of the total number of shares of CSK common stock then outstanding. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not properly withdrawn in the initial offer period. You will not have the right to withdraw any shares of CSK common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provisions of the offer, and in addition to O’Reilly’s rights to amend the offer at any time in its sole discretion (subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC, including

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Rule 14e-l(c) under the Exchange Act), O’Reilly shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares of CSK common stock if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

Minimum Tender Condition

There must be validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of CSK common stock that, together with shares of CSK common stock then directly or indirectly owned by O’Reilly, represents at least a majority of the fully diluted shares of CSK common stock.

Regulatory Clearance

The waiting periods under the HSR Act have been terminated and no longer restrict the consummation of the merger. The applicable waiting period under the HSR Act was terminated on April 17, 2008.

Registration Condition

The registration statement on Form S-4 of which this prospectus is a part must have been declared effective by the SEC under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

NASDAQ Condition

The shares of O’Reilly common stock issuable in exchange for shares of CSK common stock in the offer and the merger shall have been authorized for listing on the NASDAQ.

Tax Opinion Condition

O’Reilly shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the offer, the merger and the LLC merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). In addition, CSK shall have received a written opinion from Gibson, Dunn & Crutcher LLP to the effect that the offer, the merger and the LLC merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate).

Additional Conditions

In addition, notwithstanding any other provisions of the offer, subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), O’Reilly shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares of CSK common stock if any of the following events has occurred:

•

any governmental entity has issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise materially delaying or preventing the consummation of the offer or the merger and such order, decree, injunction, ruling or other action has become final and non-appealable;

•

there is any pending action, proceeding or counterclaim by any governmental entity with respect to the actions set forth above in the immediately preceding bullet point; provided, however, that this condition will only be a condition during the first sixty (60) days after April 1, 2008;

•	any law enacted, entered, enforced, issued or in effect that prohibits or makes illegal the consummation of the offer, the merger or any other transaction contemplated by the merger agreement;

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•

the representations and warranties of CSK contained in the merger agreement are not true and correct in all respects, as of April 1, 2008 or at the consummation of the offer, as if made at such time, except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on CSK (except with respect to the CSK representations relating to the capital stock and authority, which must be correct in all material respects) and such breach has not been cured;

•	CSK has materially breached any of its obligations under the merger agreement and such breach or failure to perform has not been cured;

•

any event, change or development shall have occurred following April 1, 2008 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CSK and such material adverse effect shall not have been cured;

•	CSK’s board of directors has changed its recommendation of the merger agreement in a manner adverse to O’Reilly and such change has not been withdrawn;

•	CSK has approved, endorsed or recommended to CSK’s stockholders an acquisition proposal other than the offer or the merger with O’Reilly and OC Acquisition; or

•	the merger agreement has been terminated in accordance with its terms.

General Conditions

All of the foregoing conditions, other than the minimum tender condition and the condition that the merger agreement has not been terminated, are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, in whole or in part at any time prior to the expiration of the offer or, with respect to the condition relating to receipt of approvals from any government entity, prior to the acceptance for exchange of any shares of CSK common stock pursuant to the offer, and all conditions, other than the minimum tender condition and the condition that the merger agreement has not been terminated, may be waived by us, in our sole discretion, in whole or in part at any applicable time subject in each case to the terms of the merger agreement and the applicable rules and regulations of the SEC.

O’Reilly has agreed with CSK in the merger agreement that it will not consummate the offer without CSK’s consent unless the conditions set forth above under Registration Condition, NASDAQ Condition and Tax Opinion Condition are satisfied. In addition, O’Reilly has also agreed with CSK in the merger agreement that it will not consummate the offer without CSK’s consent if:

•

the representations and warranties of O’Reilly contained in the merger agreement are not true and correct in all respects, as of April 1, 2008 or at the consummation of the offer, as if made at such time, except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on O’Reilly (except with respect to the O’Reilly representations relating to the capital stock and authority, which must be correct in all material respects) and such breach has not been cured;

•	O’Reilly has materially breached any of its obligations under the merger agreement and such breach or failure to perform has not been cured; or

•

any event, change or development shall have occurred following April 1, 2008 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on O’Reilly and such material adverse effect shall not have been cured.

The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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O’Reilly and CSK cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Important Definitions

The merger agreement provides that a material adverse effect means, when used in connection with O’Reilly or CSK, any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate is materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of O’Reilly or CSK and their respective subsidiaries, taken as a whole or (ii) the ability of O’Reilly or CSK or perform, in all material respects, their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement; provided that material adverse effect shall not include the effect of any fact, circumstance, event, change, effect, development or occurrence arising out of or attributable to any of the following, either alone or in combination:

•

the industry and markets in which O’Reilly or CSK and their respective subsidiaries operate generally (that do not materially disproportionately affect O’Reilly or CSK, as applicable, and their respective subsidiaries, taken as a whole);

•

general economic, business, regulatory or political conditions (including those affecting the securities or financial markets) (that do not materially disproportionately affect O’Reilly or CSK, as applicable, and their respective subsidiaries, taken as a whole);

•	gasoline prices in the United States;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the offer or the merger;

•

the public announcement or pendency of the merger agreement or the consummation of the transactions contemplated thereby (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities or any termination or reduction or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers or distributors);

•

acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters or acts of God) occurring after April 1, 2008 (other than any of the foregoing that causes material damage or destruction to a material number of stores of O’Reilly or CSK, as applicable, and their respective subsidiaries, taking into account the proceeds of any applicable insurance policies);

•	any changes in applicable laws or applicable accounting regulations or principles or interpretations thereof; and

•	the taking of any action contemplated by or arising from this agreement or consented to or requested by the other party.

In addition to the above, the definition of material adverse effect for CSK excludes the effect of any fact, circumstance, event, change, effect, development or occurrence attributable to certain financial and operational trends of CSK.

Procedure for Tendering Shares

For you to validly tender shares of CSK common stock pursuant to the offer:

•

the enclosed letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of

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this prospectus, and certificates for tendered shares of CSK common stock must be received by the exchange agent at one of its addresses or those shares of CSK common stock must be tendered pursuant to the procedures for book-entry tender set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a book-entry confirmation, in each case before the offer expiration date; or

•	you must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of CSK common stock that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The exchange agent will establish accounts at DTC with respect to the shares of CSK common stock for purposes of the offer within two (2) business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of CSK common stock by causing DTC to transfer tendered shares of CSK common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of shares of CSK common stock may be effected through book-entry at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the offer expiration date, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of CSK common stock are tendered either by a registered holder of shares of CSK common stock who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares of CSK common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of CSK common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear(s) on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

Guaranteed Delivery

If you wish to tender shares of CSK common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of CSK common stock may nevertheless be tendered, if all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

•

the certificates for all tendered shares of CSK common stock, or a confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees, or, in the case of a book-

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entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the exchange agent within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery. You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

In all cases, we will exchange shares of CSK common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of CSK common stock, or timely confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, properly completed and duly executed letter(s) of transmittal, or manually signed facsimile(s) thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

By executing a letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of CSK common stock tendered and accepted for exchange by us and with respect to any and all other shares of CSK common stock and other securities. That appointment is effective if and when, and only to the extent that, we accept the shares of CSK common stock for exchange pursuant to the offer. All of these proxies shall be considered coupled with an interest in the tendered shares of CSK common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Our designees will, with respect to the shares of CSK common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of CSK’s stockholders or otherwise. We reserve the right to require that, in order for shares of CSK common stock to be deemed validly tendered, immediately upon our exchange of those shares of CSK common stock, we must be able to exercise full voting rights with respect to the tendered shares of CSK common stock.

We will determine questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of shares of CSK common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of CSK common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of CSK common stock. No tender of those shares of CSK common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares of CSK common stock have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of CSK common stock or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto, will be final and binding.

The tender of shares of CSK common stock pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Withdrawal Rights

Shares of CSK common stock that you tender pursuant to the offer may be withdrawn according to the procedures set forth below at any time prior to the expiration of the offer and, unless theretofore accepted for exchange in the offer, may also be withdrawn at any time after August 10, 2008.

For your withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of CSK common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of CSK common stock. If shares of CSK common stock have been

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tendered pursuant to the procedures for book-entry tender discussed above under “—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of CSK common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of CSK common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of CSK common stock have been tendered for the account of an eligible institution.

None of O’Reilly, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of CSK common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of CSK common stock by following one of the procedures discussed under “—Procedure for Tendering Shares” or “—Guaranteed Delivery” at any time before the expiration of the offer.

Effect of a Tender of Shares

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of CSK common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of CSK common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of CSK common stock immediately upon our acceptance of those shares of CSK common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of CSK common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of CSK common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of CSK common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of O’Reilly, the exchange agent, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of CSK common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of CSK common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

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Delivery of Shares of O’Reilly Common Stock and Cash

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of CSK common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of O’Reilly common stock, $1.00 minus the adjustment amount, if any, and cash in lieu of fractional shares for the tendered shares of CSK common stock. In all cases, exchange of shares of CSK common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives:

•

certificates for those shares of CSK common stock, or a timely confirmation of a book-entry transfer of those shares of CSK common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those shares of CSK common stock in the exchange agent’s account at DTC, together with an “agent’s message” as described under “—Procedure for Tendering Shares.”

For purposes of the offer, we will be deemed to have accepted for exchange shares of CSK common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those shares of CSK common stock pursuant to the offer. The exchange agent will deliver the shares of O’Reilly common stock, the $1.00 in cash, subject to reduction, if any, and cash in lieu of a fraction of a share of O’Reilly common stock promptly after receipt of our notice. The exchange agent will act as agent for tendering CSK stockholders for the purpose of receiving the cash portion of the offer price, the shares of O’Reilly common stock and cash instead of a fraction of a share of O’Reilly common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of CSK common stock for exchange pursuant to the offer or if certificates are submitted for more shares of CSK common stock than are tendered in the offer, we will return certificates for these unexchanged shares of CSK common stock without expense to the tendering stockholder. If we do not accept shares of CSK common stock for exchange pursuant to the offer, shares of CSK common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Shares” will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of O’Reilly Common Stock

We will not issue any fractional shares of O’Reilly common stock pursuant to the offer or the merger. Rather, O’Reilly will arrange for the exchange agent to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places.

Material United States Federal Income Tax Considerations

The following is a general summary of the anticipated material United States federal income tax consequences of the offer, the merger and the LLC merger (if any) to “United States holders” (as defined below) of CSK common stock. This summary applies only to CSK stockholders who are United States holders and who hold their shares of CSK common stock, and will hold the shares of O’Reilly common stock received in exchange for their shares of CSK common stock, as capital assets within the meaning of section 1221 of the Code.

For purposes of this discussion, a “United States holder” means:

•	a citizen or resident of the United States;

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•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or in the District of Columbia;

•

a trust, the substantial decisions of which are controlled by one or more United States persons and which is subject to the primary supervision of a United States court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

Holders of CSK common stock who are not United States holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

This discussion does not address all of the United States federal income tax consequences that may be relevant to particular United States holders in light of their individual circumstances, and does not address any aspect of state, local, foreign, estate or gift taxation that may be applicable to a United States holder. In addition, this discussion does not consider any specific facts or circumstances that may be relevant to a United States holder subject to special rules under United States federal income, including without limitation:

•	banks, trusts and other financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	cooperatives;

•	dealers in securities or foreign currencies;

•	mutual funds, regulated investment companies or real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	holders who hold shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction; and

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares of CSK common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding CSK common stock should consult their tax advisors about the tax consequences of the offer, the merger and the LLC merger (if any) to them.

This discussion is based, and the tax opinions referred to in the following paragraphs will be based, upon the provisions of the Code, applicable Treasury Regulations, published positions of the Internal Revenue Service (the “IRS”), judicial decisions and other applicable authorities, as in effect on the date of the registration statement on Form S-4 of which this prospectus is a part or the date of the tax opinions, as the case may be. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the offer, the merger and the LLC merger (if any), and none of the tax opinions of counsel to be received in connection with the offer and the merger will be binding on the IRS or any court. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the offer and the merger described in this discussion or the tax opinions of counsel, or

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that any such contrary position would not be sustained. The tax opinions referred to in the following paragraphs will rely on facts, assumptions and representations of factual statements and covenants contained in officer’s certificates of O’Reilly and CSK.

Tax matters are very complicated, and the tax consequences of the offer, the merger and the LLC merger (if any) to CSK stockholders will depend on each such stockholder’s particular tax situation. CSK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE MERGER AND THE LLC MERGER (IF ANY), INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of the Offer and the Merger

The obligations of O’Reilly and CSK to complete the offer are conditioned upon the delivery of a written opinion to O’Reilly by Skadden, Arps, Slate, Meagher & Flom LLP and the delivery of a written opinion to CSK by Gibson, Dunn & Crutcher LLP, to the effect that, for United States federal income tax purposes, the offer, the merger and the LLC merger (if any) together will constitute a reorganization within the meaning of section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of O’Reilly and CSK and assumptions as to certain factual matters, including that the merger will occur in the ordinary course after completion of the offer and the LLC merger will occur immediately after the merger if necessary to preserve the intended tax treatment of the offer and the merger as a tax free reorganization.

Subject to the limitations and qualifications set forth in this section “Material United States Federal Income Tax Considerations,” and in the tax opinions filed as Exhibits 8.1 and 8.2 to the registration statement on Form S-4 of which this prospectus is a part, the following are the anticipated material United States federal income tax consequences to CSK common stockholders who, consistent with the opinions of counsel referred to above, receive cash and shares of O’Reilly common stock pursuant to a transaction constituting a reorganization within the meaning of section 368(a) of the Code:

•

A CSK common stockholder who exchanges his or her shares of CSK common stock for cash (other than cash in lieu of a fractional share of O’Reilly common stock) and shares of O’Reilly common stock pursuant to the offer and/or the merger will recognize gain (but will not recognize any loss), and the gain recognized will be equal to the lesser of (i) any cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and (ii) the excess, if any, of (x) the sum of the cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and the fair market value of the O’Reilly common stock received (determined at the effective time of the merger) over (y) the CSK common stockholder’s tax basis in the shares of CSK common stock exchanged therefor. The amount of gain (or non-recognized loss) must be computed separately for each block of CSK common stock that was purchased by the CSK common stockholder in the same transaction, and a loss realized on one block of stock may not be used to offset a gain realized on another block of stock. A CSK common stockholder to whom these rules may apply should consult his or her tax advisor regarding the manner in which gain or loss should be computed for different blocks of CSK common stock surrendered in the offer and the merger. Any recognized gain will generally be long-term capital gain if the stockholder’s holding period for the shares of CSK common stock surrendered is more than one year at the effective time of the offer or the merger, as the case may be, except as discussed below.

•

Notwithstanding the above, if the cash received (other than cash in lieu of a fractional share of O’Reilly common stock) has the effect of a distribution of a dividend, any recognized gain will be treated as a dividend to the extent of the CSK stockholder’s ratable share of accumulated earnings and profits as computed for United States federal income tax purposes. In general, the determination of whether any gain recognized in the offer and the merger will be treated as capital gain or dividend income will depend upon whether, and to what extent, the exchange in the offer

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and the merger reduces the eligible CSK common stockholder’s deemed percentage ownership interest in O’Reilly after the merger. For purposes of this determination, an eligible CSK common stockholder will be treated as if he or she first exchanged all of his or her shares of CSK common stock solely for shares of O’Reilly common stock and then O’Reilly immediately redeemed a portion of those shares in exchange for the cash that the eligible CSK common stockholder actually received (excluding cash in lieu of a fractional share of O’Reilly common stock). In determining whether the receipt of cash has the effect of a distribution of a dividend, the Code’s constructive ownership rules must be taken into account. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Each CSK common stockholder should consult his or her tax advisor regarding the application of these rules.

•

Each CSK stockholder’s aggregate tax basis in the shares of O’Reilly common stock received in the offer and the merger will be the same as his or her aggregate tax basis in the CSK common stock surrendered in the offer and the merger (including any fractional share of O’Reilly common stock for which cash is received), increased by the amount of gain recognized (including any portion of the gain that is treated as a dividend as described above, but excluding any gain attributable to the receipt of cash in lieu of a fractional share of O’Reilly common stock) and decreased by (i) any cash received (other than cash received in lieu of a fractional share of O’Reilly common stock) and (ii) the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the shares of O’Reilly common stock received in the offer and the merger by a CSK common stockholder will include the holding period of the shares of CSK common stock that he or she surrendered in the offer and the merger. If a CSK common stockholder has differing tax bases and/or holding periods in respect of the stockholder’s shares of CSK common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of O’Reilly common stock that the stockholder receives.

•

A cash payment received by a CSK common stockholder in lieu of a fractional share of O’Reilly common stock generally will be treated as received in exchange for that fractional share interest, and gain or loss generally will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the CSK common stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the CSK common stock is considered to have been held for more than one year at the effective time of the offer or the merger, as the case may be. The deductibility of capital losses is subject to limitations.

If the IRS determines successfully that the offer, the merger and the LLC merger (if any) together do not constitute a reorganization within the meaning of section 368(a) of the Code, each CSK common stockholder would be required to recognize gain or loss with respect to each share of CSK common stock that he or she surrenders in the offer and the merger in an amount equal to the difference between (i) the sum of any cash received (including cash received in lieu of a fractional share of O’Reilly common stock) and the fair market value of O’Reilly common stock received and (ii) the tax basis of the shares of CSK common stock surrendered in exchange therefor. The amount and character of gain or loss would be computed separately for each block of CSK common stock that was purchased by the stockholder in the same transaction. A CSK common stockholder’s aggregate tax basis in the O’Reilly common stock received in the offer and the merger would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the O’Reilly common stock would begin the day after the closing of the offer or the merger, as applicable.

Except as provided for in “Appraisal Rights” beginning on page 47, CSK common stockholders are entitled to appraisal rights in connection with the merger, subject to properly perfecting such rights. If a CSK common stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize

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gain or loss, measured by the difference between the amount of cash received and such holder’s tax basis in such CSK common stock. A CSK common stockholder who exercises appraisal rights is urged to consult his or her tax advisor.

A United States holder who receives shares of O’Reilly common stock as a result of the offer and the merger will be required to retain records pertaining to the offer and the merger. Each United States holder who is required to file a United States federal income tax return and who is a “significant holder” that receives shares of O’Reilly common stock generally will be required to file a statement with such holder’s United States federal income tax return setting forth such holder’s tax basis in the CSK common stock and the fair market value of the O’Reilly common stock received in the merger. A “significant holder” is a United States holder, who immediately before the offer and the merger owned, either (i) at least 5% (by vote or value) of the outstanding stock of CSK or (ii) securities of CSK with a tax basis of $1.0 million or more.

Information Reporting and Backup Withholding

CSK common stockholders may be subject to “backup withholding” for United States federal income tax purposes on any cash received in the offer or in the merger unless certain requirements are met. Payments will not be subject to backup withholding if the stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides O’Reilly or the exchange agent, as appropriate, with the stockholder’s correct taxpayer identification number and completes the substitute Form W-9 included in the letter of transmittal in which the stockholder certifies that the stockholder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding tax will be credited against the stockholder’s United States federal income liability provided the stockholder furnishes the required information to the IRS.

Transferability of Shares of O’Reilly Common Stock

The shares of O’Reilly common stock offered hereby will be registered under the Securities Act and quoted on the NASDAQ. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by our “affiliates” (as defined in the Securities Act), which, in general, provide that our affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote are required to approve a merger and adopt a merger agreement.

CSK’s board of directors has previously approved the merger and adopted the merger agreement. If, after completion of the offer, we own less than 90% of the outstanding shares of CSK common stock, approval of the merger can be accomplished through a special meeting of CSK stockholders to vote on the merger. Since we will own a majority of the shares of CSK common stock on the record date for determining the CSK stockholders entitled to vote, we would have a sufficient number of shares of CSK common stock to approve the merger without the vote of any other CSK stockholder and, therefore, approval of the merger by CSK stockholders would be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form merger.” Under the DGCL, a merger can occur without a vote of CSK stockholders, referred to as a “short-form merger,” if, after completion of the offer, as it may be extended and including any subsequent offering period, we were to own at least 90% of the outstanding shares of CSK common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after O’Reilly’s exercise of its option to purchase additional shares from CSK directly, we own at least 90% of the outstanding shares of CSK common stock, we may complete the acquisition of the remaining outstanding shares of CSK common stock by completing a short-form merger.

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Appraisal Rights

The offer does not entitle CSK stockholders to appraisal rights with respect to their shares of CSK common stock.

Except as provided in the following paragraph, the merger does entitle CSK stockholders to appraisal rights with respect to their shares of CSK common stock. If the merger is consummated, holders of shares of CSK common stock at the effective time of the merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their shares of CSK common stock. Under Section 262, CSK stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of CSK common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of shares of CSK common stock could be based upon factors other than, or in addition to, the price per CSK share to be paid in the merger or the market value of the shares of CSK common stock. The value so determined could be more or less than the price per share of CSK common stock to be paid in the merger.

If the $1.00 per share cash component of the offer consideration is decreased to zero pursuant to the terms of the offer, and at the record date fixed to determine the CSK stockholders entitled to vote, the CSK common stock and O’Reilly common stock are listed on the NYSE, NASDAQ or another national securities exchange or are held of record by more than 2,000 holders, then CSK stockholders will not be entitled to appraisal rights if a vote by the CSK stockholders is required under the DGCL to effect the merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex B to this prospectus. CSK stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of O’Reilly common stock are not entitled to appraisal rights in connection with the offer or the merger.

CERTAIN LEGAL MATTERS

Regulatory Approvals

We and CSK have agreed pursuant to the merger agreement to use all reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger that are described below and that have already been obtained, the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the DGCL with respect to the merger, we do not believe that any additional governmental filings are required with respect to the offer and the merger.

Under the HSR Act, and the related rules, the merger may not be completed until we and CSK notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The applicable waiting period under the HSR Act was terminated on April 17, 2008.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal

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executive offices or principal places of business in those states. CSK has taken all action necessary to exempt the offer and the merger and the transactions contemplated hereby from the provisions of Section 203 of the DGCL. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus or any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of CSK common stock tendered into the offer or may delay the offer. See “The Offer—Conditions of the Offer” on page 35.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The tender and the acceptance of shares of CSK common stock in the offer will reduce the number of shares of CSK common stock that might otherwise trade publicly and also the number of holders of shares of CSK common stock. This could adversely affect the liquidity and market value of the remaining shares of CSK common stock held by the public following completion of the offer. Depending upon the number of shares of CSK common stock tendered to and accepted by us in the offer, the shares of CSK common stock may no longer meet the requirements for continued inclusion on the NYSE.

If the NYSE ceased publishing quotations for the shares of CSK common stock, it is possible that the shares of CSK common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of CSK common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of CSK common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of CSK common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of CSK common stock.

Shares of CSK common stock are currently registered under the Exchange Act. CSK can terminate that registration upon application to the SEC if the outstanding shares of CSK common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of CSK common stock. Termination of registration of the shares of CSK common stock under the Exchange Act would reduce the information that CSK must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of CSK common stock. In addition, if the shares of CSK common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to CSK. Furthermore, the ability of “affiliates” of CSK and persons holding “restricted securities” of CSK to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of CSK common stock under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” O’Reilly may seek to cause CSK to apply for termination of registration of the shares of CSK common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the NYSE listing and the Exchange Act registration of the shares of CSK common stock are not terminated prior to the merger, then the shares of CSK common stock will be delisted from the NYSE and the registration of the shares of CSK common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of CSK common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of

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allowing brokers to extend credit on the collateral of shares of CSK common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of CSK common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of CSK common stock would be ineligible to be treated as collateral for margin loans made by brokers.

Financing of the Offer and the Merger

The offer is not conditioned upon the receipt of financing. O’Reilly estimates that the total amount of funds necessary to consummate the transactions contemplated by the offer and the merger will be approximately $1.2 billion, which includes approximately $42.2 million for payment to holders of CSK common stock for the cash portion of the offer consideration. O’Reilly has received a commitment letter from Bank of America, N.A., Banc of America Securities LLC, Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. for the transactions contemplated by the offer and the merger as set forth in more detail below.

The financing commitments expire on September 28, 2008. The definitive documentation governing the financing arrangements has not been finalized and, accordingly, the actual terms of such arrangements may differ from those described in this prospectus. In addition, although the debt financing described in this prospectus is not subject to a due diligence condition, such financing may not be considered assured. As of the date of this prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the financing described below is not available as anticipated.

General

O’Reilly has engaged Banc of America Securities LLC and Lehman Brothers as joint lead arrangers and joint book-runners to arrange and syndicate a 5-year $1.2 billion asset-based senior secured credit facility. The asset-based credit facility will be comprised of: (i) an up to $1.075 billion tranche A revolving credit facility and (ii) an up to $125.0 million first-in-last-out revolving credit facility, or the FILO tranche.

Availability under the credit facility will be subject to a borrowing base determined by advances against the combined company’s eligible accounts receivable, inventory and real estate. The credit facility will be utilized for (i) payment of the cash portion of the offer consideration to acquire all of the outstanding shares of CSK common stock, (ii) refinancing certain outstanding O’Reilly and CSK indebtedness, (iii) payment of customary fees and expenses associated with the offer, the financing and the merger and (iv) funding working capital requirements and other general corporate purposes of the combined corporation.

Conditions Precedent to Financing Commitments

The financing commitments are subject to, among other things, (i) there not having occurred since November 4, 2007 any event, development or circumstance that has caused or could reasonably be expected to cause a material adverse change in or affecting the business, financial condition, results of operations or prospects of O’Reilly and its subsidiaries and CSK and its subsidiaries, taken as a whole, (ii) there not having occurred since November 4, 2007 any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of CSK and its subsidiaries, taken as a whole, or the ability of CSK to perform in all material respects its obligations under the merger agreement, subject to certain exceptions and certain other special provisions, (iii) consummation of the offer pursuant to the merger agreement, (iv) O’Reilly having complied in all material respects with all of its obligations under the financing commitments, including payment of all fees and expenses, (v) delivery of certain historical and pro forma financial information, (vi) delivery of lien searches and the absence of any liens other than permitted liens, (vii) delivery of a borrowing base certificate demonstrating certain minimum excess availability (and delivery of satisfactory substantiation therefor), (viii) satisfaction of customary closing conditions and (ix) the successful negotiation, execution and delivery of definitive documentation.

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Interest Rates and Fees

Borrowings under the tranche A revolver are expected to bear interest, at O’Reilly’s option, at a rate equal to either (i) a base rate plus 1.50% per annum or (ii) LIBOR plus 2.50% per annum, each rate being subject to adjustment based upon certain excess availability thresholds. Borrowings under the FILO tranche are expected to bear interest, at O’Reilly’s option, at a rate equal to either (i) a base rate plus 2.75% per annum or (ii) LIBOR plus 3.75% per annum, each rate being subject to adjustment based upon certain excess availability thresholds. As used in this section, the base rate is equal to the higher of the prime lending rate established by Bank of America, N.A. from time to time and the federal funds effective rate as in effect from time to time plus 0.50%.

In addition, O’Reilly will pay customary commitment fees, letter of credit fees, underwriting fees and other administrative fees in respect of the credit facility.

Borrowers and Guarantors

O’Reilly and any of its material direct, wholly-owned, domestic subsidiaries, including CSK Auto Inc., which own any assets of the type included in the borrowing base may be borrowers. CSK and each of the material direct and indirect, wholly-owned, domestic subsidiaries of O’Reilly and CSK that are not borrowers shall be guarantors.

Security

All of the obligations under the credit facility will be secured by liens on (i) substantially all of the tangible and intangible assets of O’Reilly and each of its material direct and indirect, wholly-owned, domestic subsidiaries, including CSK, collectively referred to as the credit parties, (ii) all of the capital stock of each direct domestic subsidiary of each credit party and (iii) 65% of the voting stock and 100% of the non-voting stock of each direct foreign subsidiary of each credit party.

Other Terms

The credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, investments and dividends and other distributions. The credit facility will also include customary events of defaults, including a change of control to be defined.

Conduct of CSK if the Offer is Not Completed

If the offer is not completed because the minimum tender condition or another condition is not satisfied or, if permissible, waived, we expect that CSK will continue to operate its business as presently operated, subject to market and industry conditions.

Accounting Treatment

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” O’Reilly will account for the transactions as a purchase business combination. Upon consummation of the transactions, O’Reilly will record the acquisition at cost with cost consisting of the fair value of O’Reilly common stock and stock options issued, the cash consideration issued and transaction costs. The total cost will be allocated based on the fair value of tangible and intangible assets acquired and liabilities assumed. The excess of cost over the fair value of net assets acquired will be recorded as goodwill.

Fees and Expenses

O’Reilly has retained Lehman Brothers to provide certain financial advisory services in connection with the offer and the merger. Lehman Brothers will receive a customary fee for providing the financial advisory services

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to O’Reilly. We have agreed to indemnify Lehman Brothers and related persons against certain liabilities and expenses they may incur in connection with providing financial advisory services for the offer, including certain liabilities and expenses under the federal securities laws. Lehman Brothers is currently engaged by O’Reilly and has in the past provided, and may in the future provide, financial advisory and financing services to O’Reilly and CSK, including in connection with O’Reilly’s acquisition of CSK, and has received, and may receive, fees for rendering these services. In the ordinary course of Lehman Brothers’ businesses, Lehman Brothers and its affiliates may actively trade in the debt and equity securities of O’Reilly and CSK for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

We have retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact CSK stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares of CSK common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the United States federal securities laws.

In addition, we have retained Mellon Investor Services LLC as the exchange agent. We will pay the exchange agent customary fees for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of CSK common stock pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

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INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

Interests of Management and the CSK Board

In considering the recommendations of the CSK board of directors regarding the offer and the merger, CSK stockholders should be aware that the directors and officers of CSK have interests in the offer and the merger that differ from those of other stockholders of CSK, as described below and in more detail in CSK’s Solicitation/Recommendation Statement on Schedule 14D-9, including the Information Statement to be attached as Exhibit (a)(4) to the Schedule 14D-9, which will be filed by an Amendment to the Schedule 14D-9. The CSK board of directors was aware of these interests and considered them, among other matters, in recommending the tender of shares in the offer and approval of the merger.

As a result of these interests, the directors and officers of CSK could be more likely to vote to recommend the offer and approval of the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other CSK stockholders. CSK stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger.

Treatment of Stock Options and Stock-Based Awards

Certain directors and officers of CSK have received options to acquire shares of CSK common stock. Each outstanding option to acquire shares of CSK common stock outstanding immediately prior to the merger, including options granted to CSK officers and directors, will be assumed upon consummation of the merger by O’Reilly and will thereafter be exercisable for that number of shares of O’Reilly common stock equal to the product obtained by multiplying (i) the number of shares subject to such cancelled option by (ii) the option exchange ratio (as described below), rounded down to the nearest whole share of O’Reilly common stock. Option holders will not receive the cash portion of the offer consideration and their exchange ratio will be adjusted to account for the cash portion of the offer consideration as follows: the option exchange ratio will be equal to the sum of (i) the exchange ratio and (ii) the number equal to the quotient of (a) $1.00, subject to possible reduction, as described herein, divided by (b) the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places.

As of June 17, 2008, the following directors and officers of CSK have outstanding options to purchase the number of shares specified below:

Name	Title	Exercise
		Options	Price	Vesting Status Prior to Closing
James G. Bazlen	Director	10,000	$9.8200	Unvested
		51,000	$11.0000	Vested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
Michael Bryk	Senior Vice President of Finance and Controller	50,000	$10.7950	Unvested
Larry Buresh	Senior Vice President and Chief Information Officer	12,500	$9.8700	Vested
		56,202	$10.7950	Unvested
		43,250	$11.0000	Vested
		38,141	$13.3200	Vested
		30,247	$16.6150	20,165 Unvested
		27,555	$16.3500	Vested
James Constantine	Executive Vice President of Finance and Chief Financial Officer	100,000	$10.1500	Unvested
Larry Ellis	Senior Vice President—Logistics	5,000	$9.8700	Vested
		42,627	$10.7950	Unvested
		2,800	$11.0000	Vested
		28,432	$13.3200	Vested
		20,643	$16.3500	Vested
		22,914	$16.6150	15,276 Unvested

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Name	Title	Exercise
		Options	Price	Vesting Status Prior to Closing
Morton Godlas	Director	10,000	$9.8200	Unvested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
Terilyn A. Henderson	Director	10,000	$9.8200	Unvested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
Greg Langdon	Senior Vice President—Store Operations	825	$9.8700	Vested
		12,568	$10.7950	Unvested
		5,645	$11.0000	Vested
		6,000	$13.3200	Vested
		6,756	$16.6150	4,504 Unvested
		3,918	$16.3500	Vested
Charles K. Marquis	Director	10,000	$9.8200	Unvested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
Lawrence N. Mondry	President, Chief Executive Officer and Director	144,847	$10.7950	Unvested
		300,000	$18.6550	Unvested
Randi V Morrison	Senior Vice President, General Counsel and Secretary	660	$9.8700	Vested
		42,627	$10.7950	Unvested
		12,000	$13.3200	Vested
		7,727	$16.3500	Vested
		22,914	$16.6150	15,276 Unvested
		5,089	$19.5800	Vested
Charles J. Philippin	Director	10,000	$9.8200	Unvested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
John Saar	Senior Vice President—Real Estate and Human Resources	1,650	$9.8700	Vested
		40,889	$10.7950	Unvested
		20,000	$13.3200	Vested
		13,154	$16.3500	Vested
		21,998	$16.6150	14,666 Unvested
William A. Shutzer	Director	10,000	$9.8200	Unvested
		10,000	$13.3200	Vested
		10,000	$14.4000	Vested
		10,000	$16.6150	Vested
Dale Ward	Executive Vice President—Operations	4,125	$9.8700	Vested
		70,209	$10.7950	Unvested
		40,934	$13.3200	Vested
		28,676	$16.3500	Vested
		37,741	$16.6150	25,161 Unvested
Brian Woods	Executive Vice President—Merchandising	100,000	$10.7950	Unvested

Except for 94,847 of the 144,847 options granted to Mr. Mondry with an exercise price of $10.7950, all options will vest upon consummation of the offer or the merger. The vesting schedule for Mr. Mondry’s remaining 94,487 options is as follow: 31,616 options will vest on October 20, 2008, 31,616 options will vest on October 20, 2009, and 31,615 options will vest on October 20, 2010, in all cases, subject to Mr. Mondry being employed on such dates by the combined company.

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As of June 17, 2008, the following directors and officers of CSK have outstanding restricted stock and restricted stock units with respect to shares of CSK common stock specified below:

Name	Title	Shares
Michael Bryk	Senior Vice President of Finance and Controller	10,000
Larry Buresh	Senior Vice President and Chief Information Officer	13,119
James Constantine	Executive Vice President of Finance and Chief Financial Officer	25,000
Larry Ellis	Senior Vice President—Logistics	9,933
Greg Langdon	Senior Vice President—Store Operations	2,808
Lawrence N. Mondry	President, Chief Executive Officer and Director	50,000
Lawrence N. Mondry	President, Chief Executive Officer and Director	89,899
Randi V. Morrison	Senior Vice President, General Counsel and Secretary	7,942
John Saar	Senior Vice President—Real Estate and Human Resources	9,163
Dale Ward	Executive Vice President—Operations	16,067
Brian Woods	Executive Vice President—Merchandising	25,000

Except as noted in the following sentence, all then unvested restricted stock and restricted stock units will vest upon a change of control of CSK, and under the agreements governing the grant of the restricted stock and restricted stock units, consummation of the offer or the merger will constitute a change of control of CSK. The grant of 89,899 shares of restricted stock to Mr. Mondry will vest upon the earliest of (i) the date that is six months following the consummation of the Offer, or (ii) the date his employment is terminated by reason of an Involuntary Termination (as such term is defined in the Restricted Stock Agreement) after the consummation of the Offer.

The merger agreement provides that, at the effective time of the merger, each vested and outstanding right of any kind, contingent or accrued, to receive shares of CSK common stock or benefits measured by the value of a number of shares of CSK common stock, which we refer to as a CSK stock-based award, will be converted into the right to receive the offer consideration multiplied by the number of shares of CSK common stock subject to such CSK stock-based award, and each unvested and outstanding CSK stock-based award will be converted into the right to receive the number of shares of O’Reilly common stock equal to the product of the number of shares of CSK common stock subject to such CSK stock-based award multiplied by the option exchange ratio.

CSK’s 2008 Cash in Lieu Bonus Plan provides executives and employees of CSK Auto, Inc., which we refer to as CSK Auto, who otherwise would have received annual grants of stock options and/or restricted stock in 2008 under CSK’s Amended and Restated 2004 Stock and Incentive Plan a right to receive a cash bonus payment. Awards under this plan were made based on the participant’s base salary as of the award date as follows: for executive vice presidents, the cash-in-lieu award is equal to 100% of salary; for senior vice presidents, the cash-in-lieu award is equal to 85% of salary; and for vice presidents, the cash-in-lieu award is equal to 35% of salary. Under the 2008 Cash in Lieu Bonus Plan, assuming a change of control of CSK, any unvested portion of any bonus awarded to the participant under such plan will accelerate and become vested and payable in full upon the earliest of (i) the date that is six (6) months following a change of control or (ii) the date the participant’s employment is terminated by reason of an involuntary termination after a change of control. Under this plan, consummation of the offer will constitute a change of control of CSK. “Involuntary termination” means (a) any termination of the participant’s employment with CSK Auto for any reason other than for cause (as defined in the 2004 Stock and Incentive Plan) or the participant’s death or disability or (b) by the participant for good reason (as defined in such participant’s severance agreement).

Severance Agreements

Under the terms of an employment agreement between CSK Auto and Lawrence N. Mondry, dated as of June 8, 2007, and a first amendment to the employment agreement, dated as of March 31, 2008, if Mr. Mondry’s employment is terminated by CSK Auto without cause (other than by reason of death or disability), or if Mr. Mondry resigns for any reason, in each case, during the twelve (12) months following a change of control, then Mr. Mondry will be entitled to receive (i) his salary through the date of termination, (ii) any earned but unpaid potion of his annual bonus, (iii) reimbursement for any unreimbursed business expenses properly incurred prior to the date of termination, (iv) such employee benefits, if any, as to which Mr. Mondry may be entitled

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under the employee benefits plans of CSK according to their terms and (v) a lump sum cash payment equal to two (2) times the sum of his base salary and annual target bonus (provided that Mr. Mondry complies with certain confidentiality and non-competition provisions and executes a release). In addition, if a change of control of CSK occurs prior to the end of CSK Auto’s 2008 fiscal year and, for a period of six (6) months following such change of control: (i) Mr. Mondry remains continuously employed by CSK Auto or the surviving company or (ii) Mr. Mondry’s employment with CSK Auto is terminated by CSK Auto without cause or by Mr. Mondry for good reason, then (a) if Mr. Mondry’s employment terminates prior to the end of the 2008 fiscal year, CSK Auto shall pay Mr. Mondry a prorated portion of his target bonus (either in proportion to the number of months Mr. Mondry worked during the 2008 fiscal year or the number of months between February 4, 2008 and the date that is six (6) months following the change of control, whichever is greater) or (b) if Mr. Mondry remains employed by CSK Auto or the surviving company through the end of the 2008 fiscal year, CSK Auto shall pay a gross lump sum cash amount equal to Mr. Mondry’s target bonus for the 2008 fiscal year. Finally, the first amendment to the employment agreement extended the period during which Mr. Mondry is entitled to reasonable travel and temporary living expenses and a $2,000 monthly car allowance from June 30, 2008 until the earlier of (i) the date that is eight (8) months after the consummation of a change of control of CSK and (ii) the date that is thirty (30) days following the date of Mr. Mondry’s termination of employment for any reason. Under Mr. Mondry’s employment agreement, as amended, consummation of the offer will constitute a change of control of CSK.

CSK Auto has entered into severance and retention agreements with James Constantine, Dale Ward, Brian Woods, Michael Bryk, Larry Buresh, Larry Ellis, Greg Langdon, Randi Morrison and John Saar. Under the terms of these agreements, if a change of control occurs and, for a period of six (6) months following such change of control: (i) such executive remains continuously employed by CSK Auto or the surviving company or (ii) such executive’s employment with CSK Auto is terminated by CSK Auto without cause or by such executive for good reason, then CSK Auto shall pay to such executive a gross lump sum cash amount equal to three (3) months of such executive’s then current base salary. In addition, if a change of control occurs on or prior to the end of the 2008 fiscal year and, for a period of six (6) months following such change of control, (i) such executive remains continuously employed by CSK Auto or the surviving company or (ii) such executive’s employment with CSK Auto is terminated by CSK Auto without cause or by such executive for good reason, then (a) if such executive’s employment terminates prior to the end of the 2008 fiscal year, CSK Auto shall pay to such executive a prorated portion of such executive’s target bonus (either in proportion to the number of months such executive worked during the 2008 fiscal year or the number of months between February 4, 2008 and the date that is six (6) months following the change of control, whichever is greater) or (b) if such executive remains employed by CSK Auto or the surviving company through the end of the 2008 fiscal year, CSK Auto shall pay a gross lump sum cash amount equal to such executive’s target bonus for the 2008 fiscal year. In addition to the retention bonus and the 2008 annual bonus, each executive is entitled to receive severance benefits if (1) a change of control of CSK occurs and, during the twelve (12) months following such change of control, such executive’s employment with CSK Auto is terminated by CSK Auto without cause or by such executive for good reason or (2) if a change of control occurs, the acquiring company is O’Reilly (or another competitor), and such executive terminates his or her employment for any reason in the thirty (30) day period following the six-month period following the change of control. “Severance benefits” include the payment of such executive’s salary and target bonus over a twelve (12) month period, continuation of benefits for a period of twelve (12) months following termination, and any amounts due to such executive under CSK Auto’s 2008 Cash in Lieu Bonus Plan. Under these agreements, consummation of the offer will constitute a change of control of CSK.

For purposes of the agreements described in this section, “cause” means that the executive (i) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony, (ii) has committed an act of fraud or dishonesty which is injurious to CSK or any of its subsidiaries, (iii) has willfully and continually refused to substantially perform his or her duties with CSK or any of its subsidiaries (after certain procedures for notice have been followed) or (iv) has willfully engaged in gross misconduct injurious to CSK or any of its subsidiaries. For purposes of the agreements described in this section, “good reason” includes a reduction in the executive’s responsibilities, compensation, or benefits; a breach of the employment or severance agreement; or a refusal of O’Reilly to assume the obligations of the employment or severance agreement.

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Reimbursement of Travel and Living Expenses

Michael Bryk and James Constantine entered into agreements with CSK Auto pursuant to which, after a change of control, CSK Auto must continue to reimburse each such executive for commuting expenses and temporary living arrangements on terms no less favorable than those provided prior to the change of control until the earlier of (i) the date that is eight months after such change of control or (ii) the date that is thirty (30) days after the date of such executive’s termination of employment for any reason. Randi Morrison entered into an agreement with CSK Auto pursuant to which, after a change of control, CSK is required to continue to reimburse Ms. Morrison for her travel and home office expenses incurred for the purposes of telecommuting on terms no less favorable than those provided prior to the change of control until thirty (30) days from the date she is either terminated by CSK without cause or resigns for good reason. Brian Woods entered into an agreement with CSK Auto pursuant to which, after a change of control, CSK Auto must continue to reimburse Mr. Woods for his relocation, home sale and purchase, and temporary living expenses on terms no less favorable than those provided prior to the change of control until the earlier of (i) the date that is eight months after such change of control or (ii) the date that is six (6) months after the date of Mr. Woods’ termination of employment for any reason. Under these agreements, consummation of the offer will constitute a change of control of CSK.

Indemnification

The merger agreement provides that, after the effective time of the merger and for a period of six years thereafter, O’Reilly will, or will cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted under applicable law, CSK’s certificate of incorporation, and CSK’s bylaws, each present (as of the effective time of the merger) and former officer, director, or employee of CSK and its subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any suit, claim, action, proceeding, arbitration, mediation or investigation arising out of or pertaining to the fact that such person was an officer, director, or employee of CSK or any of its subsidiaries or for matters existing or occurring prior to the effective time of the merger. In addition, O’Reilly has agreed to cause the surviving company in the merger to advance expenses with respect to any matters subject to indemnification, to the fullest extent permitted under applicable law and in CSK’s certificate of incorporation and bylaws, subject to an undertaking by the indemnified person, if so required under applicable law or CSK’s certificate of incorporation or bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In the merger agreement, O’Reilly has agreed that for a period of six years after the effective time of the merger, all rights to indemnification provided in CSK’s certificate of incorporation or bylaws or in any indemnification agreement with CSK shall survive the merger and continue in full force and effect. For a period of six years after the effective time of the merger, O’Reilly has also agreed to either (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CSK and its subsidiaries, (ii) provide substitute policies of at least the same coverage and amounts (provided that O’Reilly will not be required to pay an annual premium in excess of 250% of the last annual premium paid by CSK prior to the date of the merger agreement), or (iii) permit CSK to purchase a six-year prepaid “tail policy” prior to the effective time of the merger having a premium of not more than 250% of the last annual premium paid by CSK prior to the date of the merger agreement and on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CSK and its subsidiaries with respect to matters arising on or before the effective time of the merger.

Interests of O’Reilly in the Offer

As of the date of this prospectus, O’Reilly beneficially owns 2,153,928 shares of CSK common stock, constituting approximately 4.9% of the fully diluted shares of CSK common stock, which O’Reilly acquired from other CSK stockholders in ordinary brokerage transactions on the open market from October 2, 2007 through November 30, 2007. Such shares will be counted for purposes of determining whether the minimum tender condition in the offer has been satisfied and, after completion of the offer, O’Reilly will vote such shares in favor of the merger.

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Except as outlined in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CSK, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no negotiations, transactions or material contacts during the two years prior to the filing of this prospectus between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and CSK or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has, during the two years prior to the filing of this prospectus, had any transaction with CSK or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

Except as described in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of CSK common stock and neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates, has effected any transaction in the shares of CSK common stock during the past sixty (60) days.

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THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus as Annex A and is incorporated by reference into this prospectus, and O’Reilly and CSK encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either O’Reilly or CSK. Such information can be found elsewhere in this prospectus and in the other public filings each of O’Reilly and CSK makes with the SEC, which are available without charge at www.sec.gov.

The Offer

Terms of the Offer

The merger agreement provides for the commencement by OC Acquisition, an indirect wholly-owned subsidiary of O’Reilly, of the offer to exchange all outstanding shares of CSK common stock, together with the associated common stock purchase rights, for consideration consisting of shares of O’Reilly common stock and cash. For each share of CSK common stock (together with the associated common stock purchase rights) that is validly tendered and not properly withdrawn, OC Acquisition is offering (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction for the adjustment amount, if any. The number of shares of O’Reilly common stock received for each tendered share of CSK common stock will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per share of CSK common stock will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under CSK’s credit agreements prior to the completion of the offer. CSK has indicated to O’Reilly that, as of the date of this prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the offer.

The merger agreement provides that the initial expiration date of the offer is the twentieth (20th) business day following commencement of the offer and that the offer is subject to a number of conditions, including the minimum tender condition. For a description of those matters, refer to the discussion under “The Offer” on page 33 of this prospectus.

The merger agreement prohibits OC Acquisition from, without the prior written consent of CSK, reducing the offer consideration, changing the form of the consideration payable in the offer (other than adding consideration), reducing the number of shares subject to the offer, waiving or changing the minimum tender condition or the condition that the merger agreement has not been terminated, adding to the offer conditions, extending the expiration of the offer except as provided in the merger agreement or modifying any other condition or any term of the offer set forth in the merger agreement in a manner adverse to the CSK stockholders.

Mandatory Extensions of the Offer

OC Acquisition is required to extend the offer if at the scheduled or extended expiration date of the offer, any of the offer conditions set forth under “The Offer—Conditions of the Offer” on page 35 have not been satisfied, until the earlier of (i) the satisfaction or waiver of such conditions and the consummation of the offer or (ii) the termination of the merger agreement in accordance with its terms. OC Acquisition is also required to extend the offer if any period is so required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the offer or any period required by law. No such extension will occur after the earlier to occur of (i) the date on which all the conditions have been satisfied or waived or (ii) September 28, 2008.

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Optional Extensions of the Offer

OC Acquisition has the right to extend the offer if such extension is necessary for O’Reilly to satisfy the necessary conditions to complete its financing transactions in connection with the offer for an aggregate period of not more than ten (10) business days beyond the last expiration date of the offer that would otherwise be permitted; provided that such extension would not be permitted if it would extend the expiration date of the offer to a date later than the thirtieth (30th) business day after the date that the offer is commenced.

Top-Up Option

Under the merger agreement, if the minimum tender condition is satisfied and we consummate the offer, we have the option, which we refer to as the top-up option, to purchase from CSK additional shares of CSK common stock equal to the lowest number of shares that, when added to the number of shares already owned by O’Reilly, will constitute one share more than 90% of the shares of CSK common stock then outstanding for the same consideration paid in exchange for each share of CSK common stock in the offer.

O’Reilly or OC Acquisition may exercise this option at any time after the consummation of the offer and prior to the earlier to occur of (i) the time the merger becomes effective and (ii) the termination of the merger agreement in accordance with its terms. If we exercise this option, we may issue a promissory note, bearing interest at five percent per annum, in the amount required to pay the aggregate purchase price for the additional shares of CSK common stock at the offer price. In no event will the top-up option be exercisable for a number of shares of CSK common stock (i) that would require CSK to obtain stockholder approval under applicable law or the rules and regulations of the NYSE or (ii) in excess of CSK’s then authorized and unissued shares of common stock.

Prompt Payment for CSK common stock after the Closing of the Offer

Subject to the conditions of the offer, OC Acquisition will accept for exchange and exchange, promptly after the expiration of the offer, all shares of CSK common stock validly tendered and not properly withdrawn pursuant to the offer. We will not issue fractional shares of O’Reilly common stock in the offer. Instead, each tendering CSK stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of O’Reilly common stock that otherwise would be received by such stockholder) will receive cash equal to such fraction multiplied by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places.

CSK Board of Directors

Upon the acceptance for exchange of shares of CSK common stock pursuant to the offer, O’Reilly will be entitled to designate a number of directors of CSK, rounded up to the next whole number, that equals the product of:

•	the total number of directors on CSK’s board of directors (determined after giving effect to the election of additional directors pursuant to the offer), and

•

the percentage that the aggregate number of shares of CSK common stock beneficially owned by O’Reilly and OC Acquisition at such time (including shares accepted for payment) bears to the total number of CSK common stock then outstanding.

CSK will use commercially reasonable efforts to cause the individuals designated by O’Reilly to be elected to CSK’s board of directors and to constitute the same percentage as is on the CSK board of directors of:

•	each committee of the CSK board of directors, other than a committee of the CSK board, if any, established with respect to the merger agreement or the transactions contemplated thereunder, and

•	each board of directors of each subsidiary of CSK (and each committee thereof).

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Until the merger has become effective, CSK shall use commercially reasonable efforts to cause the board of directors to include at least two members who were independent directors of CSK (as determined under applicable NYSE rules) prior to the consummation of the offer. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing CSK independent directors will be required (or a majority of the board of directors if such CSK independent directors cease to serve as directors for any reason and are not replaced in accordance with the merger agreement) for CSK to:

•	amend or terminate the merger agreement;

•	extend the time for performance of O’Reilly’s or OC Acquisition’s obligations under the merger agreement; or

•

waive any of CSK’s rights under the merger agreement or take any other action adversely affecting the rights of stockholders of CSK, with respect to the transactions contemplated by the merger agreement.

The Merger

The merger agreement provides that following completion of the offer, OC Acquisition will be merged with and into CSK with CSK continuing as the “surviving corporation.” The merger agreement provides that, if necessary to preserve the intended treatment of the offer and the merger as a tax-free reorganization for United States federal income tax purposes, the LLC merger will occur immediately after the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as is agreed by CSK and O’Reilly and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable on or after the closing date of the merger.

Treatment of CSK Common Stock

Under the terms of the merger agreement, at the effective time of the merger, each share of CSK common stock will be converted into the right to receive from OC Acquisition the same consideration paid in exchange for each share of CSK common stock in the offer.

Treatment of CSK Options and Other Equity Based Awards

At the effective time of the merger (or such earlier date as O’Reilly may elect following completion of the offer), each then outstanding option to purchase shares of CSK common stock granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of CSK, whether vested or unvested, will be automatically converted into a vested option to acquire that number of shares of O’Reilly equal to the product of multiplying (i) the number of shares of common stock of CSK subject to such cancelled CSK stock option by (ii) the sum of the exchange ratio used to determine the number of O’Reilly shares of common stock paid in the offer and the number equal to the quotient of the per share cash consideration divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places, which we refer to as the “option exchange ratio.”

At the effective time of the merger, each right of any kind to receive CSK common stock or benefits measured by the value of a number of CSK common stock, and each award of any kind consisting of CSK common stock (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than CSK stock options) that is outstanding immediately prior to the effective time, with the exception of the CSK stock award of 89,899 shares of restricted stock relating to Mr. Lawrence Mondry, will be converted into the right to receive the same consideration paid in exchange for each share of CSK common stock in the offer multiplied by the number of CSK common stock subject to such CSK stock-based award. With respect to the award of 89,899 shares of restricted stock, it will be converted into a right to receive a

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comparable right to receive that number of shares of O’Reilly common stock equal to the option exchange ratio multiplied by the number of shares of CSK common stock subject to such CSK stock-based award and the award will continue to vest in accordance with its terms.

Representations and Warranties

O’Reilly and CSK each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. Each of the companies made representations and warranties as to:

•	corporate organization, standing and power;

•	capitalization;

•	authorization of the merger agreement by the respective companies;

•	the lack of conflicts and required consents and approvals;

•	filings and reports with the SEC;

•	absence of untrue statements of material fact or omissions of material fact in the registration statement, offer documents, and Schedule 14D-9 to be filed with the SEC;

•	absence of certain changes or events;

•	absence of undisclosed material litigation;

•	compliance with applicable laws and regulatory approvals required to complete the merger;

•	taxes;

•	the use of brokers; and

•	the applicability of state takeover laws to the offer and merger.

In addition, CSK made representations and warranties as to:

•	employee matters and benefit plans;

•	labor matters;

•	environmental matters;

•	contracts;

•	insurance;

•	title to property;

•	intellectual property;

•	rights plan;

•	related party transactions; and

•	the opinion of CSK’s financial advisor.

In addition, O’Reilly and OC Acquisition made representations and warranties as to:

•	O’Reilly’s ownership of OC Acquisition’s common stock;

•	the availability of funds to complete the offer;

•	votes and approvals required; and

•	the operations of OC Acquisition.

The representations and warranties asserted in the merger agreement will not survive the merger.

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Covenants

Conduct of Business Pending the Merger

Conduct of CSK. The merger agreement provides that, subject to limited exceptions, until the effective time of the merger, CSK will, unless O’Reilly consents in writing otherwise (which consent shall not be unreasonably withheld or delayed), use reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers, employees and other persons with which it has material business relations. The merger agreement also expressly restricts the ability of CSK to take the following actions without the prior written consent of O’Reilly (which consent, in certain instances, shall not be unreasonably withheld or delayed):

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any share of CSK common stock or any securities convertible into shares of CSK common stock or other equity interests;

•	declare, set aside, make or pay any dividends or other distributions on CSK common stock, split, combine or reclassify any common stock or authorize the issuance of any other securities;

•	adjust, split, combine, repurchase or otherwise acquire shares of CSK common stock;

•	acquire any corporation, partnership or other business organization or division thereof;

•	sell, lease or otherwise dispose of any assets outside of the ordinary course of business;

•	enter into, materially amend, fail to enforce or terminate any material contract, other than in the ordinary course of business consistent with past practice;

•	grant to or acquire from any person, or abandon, dispose of or permit to lapse any rights to intellectual property, other than in the ordinary course of business consistent with past practice;

•	authorize any new capital expenditures in excess of the sum of $500,000 and CSK’s capital expenditure budget;

•

make any loans or advances, incur any indebtedness for borrowed money or issue any debt securities (other than borrowings under existing credit agreements not in excess of $475,000,000), or modify or amend any of its debt instruments;

•

increase the total compensation or benefits of any director or vice president or higher level position of CSK or terminate, amend to adopt any compensation or benefit plan with or for the benefit of its employees or directors;

•

enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes (except with respect to any tax liability, for an amount that is not materially in excess of the amount reserved therefor on the financial statements of CSK and its subsidiaries), make, revoke, or change any material tax election, knowingly surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes (except for extensions routinely granted during the course of an examination or audit), file any material amended tax return involving a material amount of additional taxes (except as required by applicable law), or obtain any material tax ruling;

•

implement or adopt any material change in its methods of accounting except as may be appropriate to conform to changes in statutory or regulatory accounting rules or requirements or to U.S. generally accepted accounting principles;

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•

compromise, settle or agree to settle any action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,000,000 in the aggregate for the ninety (90) days after April 1, 2008 and not in excess of $4,000,000 in the aggregate for the 180 days after April 1, 2008;

•	take any action that would cause any material insurance policy to be cancelled or terminated or fail to use commercially reasonable efforts to renew or replace any expiring policies; or

•	enter into, materially amend, fail to enforce or terminate any collective bargaining agreement.

Conduct of O’Reilly. The merger agreement provides that until the effective time of the merger, O’Reilly will not, without the prior written consent of CSK, directly or indirectly, take any action that is intended to or that would reasonably be expected to:

•	materially adversely affect or materially delay the ability of O’Reilly or OC Acquisition to obtain any necessary governmental approvals for completion of the offer or the merger;

•	materially adversely affect or materially delay the ability of O’Reilly or OC Acquisition to perform its covenants or agreements under the merger agreement;

•	cause any of its representations and warranties to be untrue in any material respect; or

•	otherwise, individually or in the aggregate, have a material adverse effect on O’Reilly.

The merger agreement also expressly restricts the ability of O’Reilly to engage in the following actions without the prior consent of CSK:

•	amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of O’Reilly to O’Reilly or to other subsidiaries); or

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of O’Reilly (except in connection with the cashless exercises or similar transactions pursuant to the exercise of O’Reilly stock options or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock.

No Solicitation of Acquisition Proposals

The merger agreement provides that, except in the circumstances described below, CSK will not, directly or indirectly:

•	initiate, solicit, knowingly encourage or intentionally take any action to facilitate any inquiries, proposals or offers with respect to an acquisition proposal;

•

engage or participate in any negotiations, discussions or communications concerning, or provide any non-public information relating to CSK or any subsidiary in connection with, an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	approve, endorse or recommend, or enter into any letter of intent or any other agreement relating to an acquisition proposal; or

•

(i) amend, grant any waiver or release under, or fail to enforce any standstill or similar agreement with respect to CSK or it subsidiaries, (ii) approve any transaction under, or any other person becoming an “interested stockholder” under Section 203 of the DGCL or (iii) amend or grant any waiver or release under the CSK rights agreement.

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An “acquisition proposal” is any inquiry, proposal or offer from any person other than O’Reilly or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, joint venture recapitalization, liquidation, dissolution or similar transaction involving an acquisition of CSK (or any subsidiary whose business constitutes 10% or more of the net revenues, income or assets of CSK and its subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 10% of the equity securities or consolidated total assets of CSK and its subsidiaries, in each case other than the offer or the merger.

Notwithstanding the restrictions described above, prior to the consummation of the offer, CSK may, in response to an unsolicited bona fide written acquisition proposal that CSK’s board of directors determines in good faith (after consultation with CSK’s outside legal counsel and financial advisors) constitutes or may reasonably be expected to lead to a superior proposal:

•

furnish to such third party nonpublic information relating to CSK or any of its subsidiaries pursuant to a confidentiality and standstill agreement with terms no less favorable to CSK than those contained in the confidentiality and standstill agreements between CSK and O’Reilly; and

•	participate in discussions or negotiations with such third party regarding such acquisition proposal.

A “superior proposal” is a bona fide written acquisition proposal (not resulting from a breach by CSK) for at least 80% of the equity securities or consolidated total assets of CSK and its subsidiaries that (i) is not conditioned upon obtaining financing or any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by the merger agreement, (ii) is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such acquisition proposal and the identity of the person submitting such an acquisition proposal) and (iii) CSK’s board of directors determines in good faith (after consultation with CSK’s outside legal counsel and financial advisors) is more favorable from a financial point of view to CSK’s stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such acquisition proposal and the merger agreement (including any changes proposed by O’Reilly to the terms of the merger agreement in response to the superior proposal).

The merger agreement also provides that CSK’s board of directors (or any committee thereof) will not and will not resolve or publicly propose to:

•	withdraw, modify or qualify in a manner adverse to O’Reilly its approval or recommendation of the merger agreement or the merger; or

•	approve or recommend, or cause or permit CSK to enter into, any letter of intent or other agreement constituting or relating to any acquisition proposal.

Notwithstanding the above, if, prior to the consummation of the offer:

•

CSK’s board of directors determines in good faith (after consultation with CSK’s outside legal counsel) that the failure to do so would be inconsistent with the exercise of its fiduciary duties, it may withdraw, modify or qualify in a manner adverse to O’Reilly its approval or recommendation of the merger agreement or the merger; or

•

CSK receives an acquisition proposal that CSK’s board of directors determines in good faith (after consultation with CSK’s outside legal counsel and financial advisors) constitutes a superior proposal, CSK may terminate the merger agreement and enter into an agreement with respect to the superior proposal, as provided in the following paragraph.

CSK has agreed not to terminate the merger agreement to enter into an agreement with respect to a superior proposal unless:

•	CSK has given O’Reilly written notice of its intent to terminate the merger agreement, identifying the superior proposal and including the form of the definitive agreement to be entered into;

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•

within a period of five (5) business days following delivery of notice, O’Reilly does not propose adjustments in the terms and conditions of the merger agreement, that CSK’s board of directors determines in good faith (after consultation with CSK’s financial advisors) to be as favorable to CSK’s stockholders from a financial point of view as the superior proposal; and

•

at least five (5) business days after CSK has provided notice, CSK simultaneously delivers to O’Reilly (i) an irrevocable written notice of termination of the merger agreement and (ii) a wire transfer of same day funds in the amount of the termination fee.

CSK has also agreed to advise O’Reilly orally and in writing within forty-eight (48) hours of the receipt of any inquiries, proposals or offers regarding any acquisition proposal; any request for non-public information relating to the CSK or its subsidiaries (other than requests for information not reasonably expected to be related to an acquisition proposal); and any inquiry or request for discussion or negotiation regarding an acquisition proposal.

Preparation of the Registration Statement

O’Reilly is obligated to prepare and file the Form S-4 registration statement with the SEC, of which this prospectus is a part. O’Reilly will use its best efforts to have:

•	the Form S-4 declared effective by the SEC; and

•	the Form S-4 remain effective as long as necessary to complete the offer and the merger.

O’Reilly has agreed to promptly provide CSK with copies of any written comments and to promptly inform CSK of any oral comments that O’Reilly may receive from time to time from the SEC with respect to the Form S-4 or the offer documents. O’Reilly has agreed not to make any amendment or supplement to the Form S-4 without providing CSK a reasonable opportunity to review the amendment or supplement, and has agreed to give reasonable and good faith consideration to all additions, deletions or changes suggested by CSK.

If, prior to the effective time of the merger, either O’Reilly or CSK discovers any information relating to either party that should be set forth in an amendment or a supplement to the Form S-4, or to any of the filings related to the offer, so that the documents would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information is obligated to promptly notify the other party, and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to holders of CSK common stock.

Reasonable Best Efforts

The merger agreement provides that each of O’Reilly and CSK will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things reasonably necessary, to consummate the offer and the merger and the other transactions contemplated by the merger agreement.

Antitrust Laws

The merger agreement provides that O’Reilly and CSK will use reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under any applicable antitrust laws. O’Reilly and CSK each will use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including keeping the other party reasonably informed of any communication received from the Federal Trade Commission, the Department of Justice or the competition or merger control authorities of any other governmental entity, permitting the other party to review any such communication, consulting with the other party in advance of any meeting or conference and providing the other party the opportunity to attend and

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participate in such meetings and conferences. O’Reilly may be required to agree to any divestiture by O’Reilly or CSK or any of O’Reilly’s subsidiaries or affiliates of any assets, properties and stock, or the imposition of any limitation on the ability of O’Reilly or CSK or any of O’Reilly’s subsidiaries or affiliates to conduct their businesses or to own or exercise control of their assets, properties and stock.

Employee Benefits

After the effective time of the merger, O’Reilly will give the employees of the surviving company that were employees of CSK immediately prior to the effective time full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans other than any such plans maintained by CSK) under any employee compensation, incentive and benefit plans, programs, policies and arrangements maintained for the benefit of CSK employees to the same extent recognized by CSK immediately prior to the merger, except to the extent such recognition would result in duplication of benefits.

O’Reilly will assume, honor and be responsible for any accrued or unused vacation, sick and personal leave to which any CSK employee is entitled pursuant to the paid time-off policy applicable to such CSK employee immediately prior to the effective time of the merger. O’Reilly will continue to provide paid time-off benefits to CSK employees on terms at least equal to the paid time-off benefits provided under the CSK policy prior to the effective time of the merger.

No Rights Agreement Amendment

Prior to the termination of the merger agreement, CSK will not:

•	redeem the rights distributed to the CSK common stockholders pursuant to the rights agreement between CSK and Mellon Investor Services LLC;

•	amend the rights agreement; or

•

take any action that would allow any person other than O’Reilly, OC Acquisition or any of their respective subsidiaries to beneficially own more than 10% or more of the CSK common stock without causing a distribution date or triggering event (as each is defined in the rights agreement) to occur.

Treatment of Exchangeable Notes

CSK will use reasonable efforts to cooperate and assist O’Reilly with respect to O’Reilly’s assumption of CSK’s 6 3/4% senior exchangeable notes due 2025 as a successor under the indenture relating to the exchangeable notes. CSK agrees to provide an a timely basis, all reasonable cooperation in connection with this assumption, as may be reasonably requested by O’Reilly, including:

•	requiring CSK directors to appoint the directors O’Reilly is entitled to designate pursuant to the merger agreement;

•	assisting O’Reilly in the preparation by O’Reilly of a supplemental indenture with respect to the assumption by O’Reilly of the exchangeable notes; and

•	promptly notifying O’Reilly of an event of default, any correspondence with the trustee and any action taken by the holders of the exchangeable notes under the terms of the indenture.

Financing

At the sole cost and expense of O’Reilly, CSK will use its reasonable efforts to cooperate and assist O’Reilly with respect to the arrangement of O’Reilly’s financing. CSK agrees to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the financing as may be reasonably requested by O’Reilly, including:

•	participation in meetings, drafting sessions and due diligence sessions led by O’Reilly;

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•	furnishing O’Reilly and its financing sources with financial and other pertinent information regarding CSK as may be reasonably requested by O’Reilly;

•	assisting O’Reilly with the preparation by O’Reilly of an offering document for the financing and materials for rating agency presentations;

•	reasonably cooperating with marketing efforts and related roadshow activities of O’Reilly;

•

providing and executing documents as may be reasonably requested by O’Reilly and assisting O’Reilly in obtaining comfort letters of CSK’s accountants, consents of CSK’s accountants for use of their reports in any materials relating to the financing, legal opinions of CSK’s counsel and surveys and title insurance with respect to real property;

•	coordinating and making its real property available for appraisal and inspection;

•	making senior officers and representatives of CSK reasonably available for presentations to rating agencies and roadshow presentations; and

•	reasonably facilitating the pledge of the surviving corporation’s collateral.

Indemnification and Insurance

The merger agreement provides that, after the effective time of the merger and for a period of six years thereafter, O’Reilly will, or will cause the surviving company to, indemnify, advance expenses, and hold harmless, to the fullest extent permitted under applicable law, CSK’s certificate of incorporation, and CSK’s bylaws, each present (as of the effective time of the merger) and former officer, director, or employee of CSK and its subsidiaries, for acts or omissions pertaining to the fact that such person was an officer, director, or employee of CSK or any of its subsidiaries or for matters existing or occurring prior to the effective time of the merger. In the merger agreement, O’Reilly has agreed to maintain in effect, for a period of six years after the effective time of the merger, all rights to indemnification provided in CSK’s certificate of incorporation or bylaws or in any indemnification agreement with CSK. For a period of six years after the effective time of the merger, O’Reilly has also agreed to either (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CSK and its subsidiaries, (ii) provide substitute policies of at least the same coverage and amounts (provided that O’Reilly will not be required to pay an annual premium in excess of 250% of the last annual premium paid by CSK prior to the date of the merger agreement), or (iii) permit CSK to purchase a six-year prepaid “tail policy” prior to the effective time of the merger having a premium of not more than 250% of the last annual premium paid by CSK prior to the date of the merger agreement and on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CSK and its subsidiaries.

Conditions of the Offer

For a description of the conditions of the offer, see “The Offer—Conditions of the Offer” on page 35.

Conditions of the Merger

The obligations of O’Reilly, OC Acquisition and CSK to consummate the merger are subject to the satisfaction of the following conditions:

•

if required by Delaware law, the merger agreement shall have been approved and adopted by the holders of a majority of each class of CSK entitled to vote on the merger agreement and the merger in accordance with Delaware law and CSK’s certificate of incorporation and bylaws;

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the merger;

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•	any waiting period applicable under the HSR Act will have expired, been terminated, or no longer restrict the consummation of the merger, which occurred on April 17, 2008;

•	OC Acquisition or O’Reilly shall have purchased all shares of CSK common stock validly tendered and not withdrawn pursuant to the offer;

•

the registration statement on Form S-4 relating to the merger, including any post-effective amendment thereto, shall have been declared effective by the SEC and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

•

the shares of O’Reilly common stock to be issued in the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance, or shall be exempt from such requirement under the then applicable laws, regulations and rules of the NASDAQ; and

•

neither the O’Reilly tax opinion nor the CSK tax opinion shall have been withdrawn and no event shall have occurred that would prevent O’Reilly from relying on the O’Reilly tax opinion or CSK from relying on the CSK tax opinion.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of O’Reilly and CSK.

Termination by Either O’Reilly or CSK

The merger agreement may be terminated prior to the effective time of the merger by either O’Reilly or CSK by giving notice of termination to the non-terminating party:

•

if the offer has not been consummated on or before September 28, 2008, unless the failure to consummate the offer is caused by or results from the failure of the party seeking to terminate to perform or comply with the covenants and agreements of such party set forth in the merger agreement and such action or failure to perform constitutes a breach of the merger agreement; or

•

on or after September 28, 2008, if any court or governmental entity issues a nonappealable final judgment, order, injunction, rule or decree, or takes any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, including the acceptance for payment of, and payment for, the shares of CSK common stock pursuant to the offer, provided, that a party seeking to terminate shall have in all respects complied with its obligations to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or take other action in accordance with the merger agreement.

Termination by O’Reilly

O’Reilly may terminate the merger agreement at any time prior to the effective time of the merger if:

•

CSK breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in a failure of a condition to the offer or the merger and cannot be cured by September 28, 2008;

•

CSK’s board of directors, or any of its committees, (i) withdraws, modifies or qualifies in a manner adverse to O’Reilly its approval or recommendation in favor of the merger agreement or the merger, (ii) approves, endorses or recommends to CSK’s stockholders an acquisition proposal other than the offer or the merger, or (iii) fails to publicly reaffirm its recommendation of the merger agreement within seven (7) business days following receipt of a written request by O’Reilly to provide such reaffirmation following the public announcement of an acquisition proposal;

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•	a material adverse effect has occurred with respect to CSK that is not capable of being cured by September 28, 2008;

•

any of the following occur (i) filing of a case by CSK under the United States Bankruptcy Code, (ii) the acceleration of the payment of the principal or other material amounts under any debt instruments of CSK, (iii) the failure of CSK or any of its subsidiaries to make any payment when due under any debt instrument, (iv) the lenders under any of the debt instruments of CSK ceasing to make loans, advances or otherwise extend credit to CSK which cessation continues for five (5) business days or (v) the occurrence of any other action undertaken by the lenders of the debt instruments of CSK that in any way impairs, in any material respect, the availability of loans and other credit extensions to CSK and its subsidiaries, which impairment continues for ten (10) business days; or

•	CSK receives an audit report with respect to the audited financial statements for its fiscal year ended February 3, 2008 that contains an adverse opinion or is qualified in certain respects.

Termination by CSK

CSK may terminate the merger agreement at any time prior the consummation of the offer if:

•

O’Reilly or OC Acquisition breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would result in a failure of a condition to the offer or the merger and cannot be cured by September 28, 2008;

•	CSK’s board of directors accepts a superior proposal in compliance with the merger agreement and CSK enters into an agreement regarding such superior proposal and pays the termination fee;

•	a material adverse effect has occurred with respect to O’Reilly that is not capable of being cured by September 28, 2008; or

•

the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the exchange offer and rounded to four decimal places is less than or equal to $21.00, provided that no right of termination will exist if O’Reilly elects to increase the number of shares of O’Reilly common stock or cash included in the offer price such that the value of the offer price per share of CSK common stock is at least equal to $10.00.

Termination Fee

CSK has agreed to pay O’Reilly a termination fee of $22,000,000 if the merger agreement is terminated:

•

(i) by O’Reilly pursuant to a breach or failure by CSK to perform any of its representations, warranties, covenants or agreements or (ii) by CSK if the offer has not been consummated on or before September 28, 2008 and, in either case, prior to termination of the merger agreement, an acquisition proposal for at least 35% of the equity securities or consolidated total assets of CSK and its subsidiaries was communicated to CSK’s senior management or CSK’s board of directors or was made publicly known to CSK’s stockholders and within twelve (12) months after such termination, CSK entered into a definitive material agreement with respect to, or has consummated an acquisition proposal for at least 35% of the equity securities or consolidated total assets of CSK and its subsidiaries;

•	by CSK in order to enter into a transaction that is a superior proposal; or

•

by O’Reilly if CSK’s board of directors, or any of its committees, (i) withdraws, modifies or qualifies in a manner adverse to O’Reilly its approval or recommendation in favor of the merger agreement or the merger, (ii) approves, endorses or recommends to CSK’s stockholders an acquisition proposal other than the offer or the merger, or (iii) fails to publicly reaffirm its recommendation of the merger agreement within seven (7) business days following receipt of a written request by O’Reilly to provide such reaffirmation following the public announcement of an acquisition proposal.

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CSK has also agreed to pay O’Reilly promptly (in no event later than two (2) business days) an amount equal to O’Reilly’s actual expenses in connection with the negotiation, execution, and delivery of the merger agreement and actions taken in furtherance of the transactions contemplated by the merger agreement, if the merger agreement is terminated:

•

due to (i) filing of a case by CSK under the United States Bankruptcy Code, (ii) the acceleration of the payment of the principal or other material amounts under any debt instruments of CSK, (iii) the failure of CSK or any of its subsidiaries to make any payment when due under any debt instrument, (iv) the lenders under any of the debt instruments of CSK ceasing to make loans, advances or otherwise extend credit to CSK which cessation continues for five (5) business days or (v) the occurrence of any other action undertaken by the lenders of the debt instruments of CSK that in any way impairs, in any material respect, the availability of loans and other credit extensions to CSK and its subsidiaries, which impairment continues for ten (10) business days; or

•

due to the receipt by CSK of an audit report with respect to the audited financial statements for its fiscal year ended February 3, 2008 that contains an adverse opinion or is qualified in certain respects.

Extension, Waivers and Amendment

At any time prior to the effective time of the merger, O’Reilly, CSK and OC Acquisition may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or acts of the other party under the merger agreement, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or (iii) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement. However, after the CSK stockholder approval has been obtained, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of CSK without such further approval or adoption.

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INFORMATION WITH RESPECT TO CSK

CSK Auto Corporation, incorporated under the laws of Delaware, is the largest specialty retailer of automotive parts and accessories in the western United States and one of the largest such retailers of products in the country. As of May 4, 2008, through its wholly owned subsidiary, CSK Auto, Inc., CSK operated 1,345 stores in the United States, principally concentrated in the western United States. CSK’s stores are known by the following four brand names: (i) Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii; (ii) Schuck’s Auto Supply, founded in 1917, with 222 stores in the Pacific Northwest states and Alaska; (iii) Kragen Auto Parts, founded in 1947, with 504 stores primarily in California; and (iv) Murray’s Discount Auto Stores, founded in 1972, with 136 stores in the Midwest.

CSK Auto Corporation

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012

Telephone: (602) 265-9200

www.cskauto.com

CSK’s common stock is currently quoted on the NYSE (symbol: CAO).

INFORMATION WITH RESPECT TO O’REILLY AND OC ACQUISITION

O’Reilly

O’Reilly Automotive, Inc., founded in 1957 and incorporated under the laws of Missouri, is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States. O’Reilly sells its products to do-it-yourself customers and professional installers. At March 31, 2008, we operated 1,867 stores in Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming. The principal executive offices of O’Reilly are located at:

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Telephone: (417) 862-6708

www.oreillyauto.com

O’Reilly’s common stock is currently quoted on the NASDAQ (symbol: ORLY).

OC Acquisition

OC Acquisition is a Delaware corporation incorporated on March 28, 2008, and, to date, has engaged in no activities other than those incident to its formation and to the offer and the merger. OC Acquisition is an indirect wholly-owned subsidiary of O’Reilly. The principal executive offices of OC Acquisition are located at:

OC Acquisition Company

233 South Patterson

Springfield, Missouri 65802

Telephone: (417) 862-6708

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DESCRIPTION OF O’REILLY CAPITAL STOCK

O’Reilly’s articles of incorporation permit it to issue up to 245,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 17, 2008, there were 115,730,387 shares of O’Reilly’s common stock outstanding held of record by approximately 12,707 shareholders and no shares of preferred stock outstanding. The following description of O’Reilly’s common stock and provisions of its articles of incorporation and bylaws is only a summary, and O’Reilly encourages you to review complete copies of O’Reilly’s articles of incorporation and bylaws, which O’Reilly has previously filed with the SEC.

Holders of O’Reilly’s common stock are entitled to receive, as, when and if declared by its board of directors, dividends and other distributions in cash, stock or property from its assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to O’Reilly’s common stock. All outstanding shares of O’Reilly’s common stock are fully paid and non-assessable. In the event of O’Reilly’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

O’Reilly’s common stock is traded on the NASDAQ under the symbol “ORLY.”

COMPARISON OF RIGHTS OF HOLDERS OF

O’REILLY COMMON STOCK AND CSK COMMON STOCK

General

O’Reilly is a Missouri corporation, and its shareholders’ rights are governed by the General and Business Corporation Law of Missouri (the “MGBCL”), as well as its articles of incorporation and bylaws. CSK is a Delaware corporation, and its stockholders’ rights are governed by the DGCL, as well as its certificate of incorporation and bylaws. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Missouri corporation, there are also differences.

As a result of the offer and the merger, CSK’s stockholders will become shareholders of O’Reilly. The following discussion of certain similarities and material differences between the rights of CSK stockholders and the rights of O’Reilly shareholders under O’Reilly’s articles of incorporation and CSK’s certificate of incorporation and their respective bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the MGBCL and the DGCL, common law and the full text of the articles/certificate of incorporation and bylaws of each of O’Reilly and CSK. While O’Reilly believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of CSK and being a shareholder of O’Reilly. When reading this description, please note that the DGCL refers to holders of common stock as stockholders while the MGBCL uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, the discussion generally uses the term “stockholder” when referring to holders of CSK common stock or to the DGCL and “shareholder” when referring to holders of O’Reilly common stock or to the MGBCL.

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Authorized Capital Stock

O’Reilly’s articles of incorporation permit it to issue up to 245,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 17, 2008, there were 115,730,387 shares of O’Reilly’s common stock outstanding and no shares of preferred stock outstanding.

CSK’s certificate of incorporation permits it to issue up to 90,000,000 shares of common stock, par value $0.01 per share. As of June 17, 2008, there were 44,054,011 shares of CSK’s common stock outstanding.

Size of Board of Directors

Under the MGBCL, the board of directors shall consist of one or more individuals, the number being specified or fixed in accordance with the articles of incorporation or bylaws. O’Reilly’s articles of incorporation provide that the number of directors shall be the number fixed in the bylaws but not less than three (3). O’Reilly’s bylaws provide that the number of directors will be nine (9). O’Reilly currently has nine (9) directors.

The DGCL permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation. The DGCL minimum requirement for the board of directors is one (1) or more members. CSK’s certificate of incorporation provides that the number of directors which constitute the board of directors will be fixed by the bylaws. CSK’s bylaws provide that the authorized number of directors of the corporation may be fixed from time to time by the board of directors or the stockholders by resolution. The number of directors is currently fixed at twelve (12).

Cumulative Voting

Cumulative voting allows a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the stockholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the stockholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority stockholders elect some candidates to the board.

The MGBCL provides for cumulative voting for directors unless the corporation’s articles or bylaws provide otherwise. O’Reilly’s articles of incorporation explicitly state that there is no right to cumulative voting.

Under the DGCL, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. CSK’s certificate of incorporation is silent with respect to cumulative voting rights, so holders of CSK common stock have no cumulative voting rights.

Classified Board of Directors

O’Reilly currently has a classified board of directors. The articles of incorporation provide for a board of directors that is divided into three classes, as nearly equal in number of directors as possible, which will be designated Class I, Class II and Class III. Directors in each class are elected to hold office for a term of three (3) years or until their successors are duly elected and qualified, or if earlier, until their death, resignation or removal.

CSK’s directors are elected at each annual meeting of stockholders. All directors, including those elected prior to the annual meeting to fill a vacancy or a newly created directorship, will hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Newly created directorships and vacancies in the board of directors may only be filled by a majority vote of the directors then in office.

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Removal of Directors

Under the MGBCL, unless the articles of incorporation or bylaws provide otherwise, any number of directors or the entire board of directors may be removed with or without cause, by a vote of a majority of the shares then entitled to vote at an election of the directors. The MGBCL provides that any director of the corporation may be removed for cause by an action of a majority of the entire board of directors if the director to be removed shall, at the time of removal, fail to meet the qualifications set forth in the articles of incorporation or bylaws for election as a director or shall be in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation. O’Reilly’s articles of incorporation and bylaws are silent with respect to removal of directors.

Under the DGCL, a director of a corporation that does not have a classified board of directors may be removed with or without cause by a majority stockholder vote. CSK’s bylaws allow for any or all directors to be removed with or without cause by the stockholders at a special meeting held for that purpose.

Vacancies on the Board

The MGBCL provides that, unless otherwise provided for in the articles of incorporation or bylaws of the corporation, vacancies on the board and newly created directorships may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders of the corporation. If holders of any class or classes of stock are entitled to elect one or more directors by the articles of incorporation, vacancies may be filled by a majority of the directors elected by such class then in office. O’Reilly’s articles of incorporation and bylaws provide that a vacancy occurring in the board will be filled only by the affirmative vote of the majority of remaining directors still in office, even if less than a quorum.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. CSK’s bylaws provide that vacancies may only be filled by the vote of a majority of the directors then in office. Each director so selected shall hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified.

Fiduciary Duties of Directors

Directors of corporations incorporated or organized under Delaware law and Missouri law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of “due care” and “loyalty.” Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under Missouri law, the duty of care requires that a director’s duties be discharged with the care and skill which ordinarily prudent and diligent persons would exercise under similar circumstances. The duty of loyalty prohibits diverting corporate opportunities in furtherance of self-interests and acting on corporate matters which conflict with the self-interests of directors and requires director conduct that is fair, open and in the utmost good faith.

Transactions Involving Directors

The MGBCL generally permits transactions involving a Missouri corporation and an interested director of that corporation if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or committee, and the board of directors or committee in good

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faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the board of directors, a committee thereof, or the shareholders.

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee thereof, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors represent less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair to the corporation. The DGCL allows loans to officers and employees whenever, in the judgment of the directors, such loan may reasonably be expected to benefit the corporation.

Indemnification and Limitation of Liability

The MGBCL and the DGCL contain similar provisions and limitations on indemnification by a corporation of its officers, directors, employees and other agents. Both the MGBCL and the DGCL also permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or the holders of its capital stock for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of Delaware law, any breach of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of Missouri law, if the individual acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such individual’s conduct was unlawful. The O’Reilly articles of incorporation set forth the same indemnification provisions as the MGBCL. The CSK certificate of incorporation authorizes indemnification of directors and officers and other authorized representatives of the corporation to the fullest extent permitted by the DGCL.

Special Meetings

Under the MGBCL, special meetings of the shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws. O’Reilly’s articles of incorporation provide that a special meeting of the shareholders may be called only by (i) the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors, (ii) the chief executive officer of the corporation or (iii) the chief operating officer of the corporation. O’Reilly’s bylaws provide that a special meeting of the shareholders may be called only by (a) the board of directors pursuant to a resolution adopted by the affirmative majority of the entire board of directors or (b) a president of the corporation.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. CSK’s bylaws provide that special meetings of stockholders may be called by the board of directors, either by written instrument or a vote of the majority, and will be called whenever stockholders owning one-fourth of the capital stock issued and outstanding shall, in writing, make application before the president stating the object of such meeting.

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Nominations and Proposals by Holders of Common Stock

O’Reilly’s bylaws provide that for a shareholder proposal to be considered, it must have been properly brought before the meeting by the board of directors or by a shareholder of record who has complied with the following procedures. The shareholder must have given notice either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided however, that if less than seventy (70) days notice or prior public disclosure of the date of such meeting has been given or made to shareholders, notice by the shareholder of such meeting has been given or made to shareholders notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of the meeting was mailed or (ii) the day on which public disclosure of the meeting was made. The notice must set forth (i) a brief description of the proposal desired to be brought before the meeting and the reasons for considering such proposal, (ii) the name and address of record of the shareholder making the proposal and any other shareholders known to be in support thereof, (iii) the class and number of shares of capital stock that are beneficially owned by the shareholder on the date of the shareholder notice and by any other shareholders known by such shareholder to be supporting the proposal on the date of the shareholder notice and (iv) any material interest of the shareholder in the proposal. O’Reilly’s bylaws also state that only persons who are nominated in accordance with the procedures for nominating directors will be eligible for election of directors of the corporation.

CSK’s bylaws provide that stockholder nominations for election of directors and proposals of business must either be (i) specified in the notice of meeting given by or at the direction of the board or any authorized committee thereof, (ii) brought at an annual meeting at the direction of the president, the chairman of the board or by a vote of the majority of the full board or (iii) brought at an annual meeting by any stockholder of record who is entitled to vote and has given proper notice. To constitute proper notice, a stockholder’s proposal must be received at CSK’s principal executive offices not less than 120 calendar days before the date corresponding with the date set forth on CSK’s proxy statement released to stockholders in connection with the previous year’s annual meeting; provided however, that if CSK did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than thirty (30) days from the anniversary date of the previous year’s meeting, then the stockholder’s proposal must be received no later than the close of business 120 days prior to the upcoming annual meeting.

Inspection of Lists of Holders of Common Stock

Both the MGBCL and the DGCL allow any stockholder to inspect the stockholders’ list for a purpose reasonably related to such person’s interest as a stockholder. The MGBCL provides an absolute right of inspection of a corporation’s list of shareholders to any shareholder. O’Reilly’s bylaws provide that at least ten (10) days before each meeting of shareholders, the officer or agent having charge of the transfer book for shares of the corporation will make a complete list of the shareholders entitled to vote at such meeting with the address of, and the number shares held by each shareholder, which list, for a period of not less than ten (10) days, will be kept on file at the registered office of the corporation and will be subject to inspection by any shareholder during usual business hours. Such list will also be produced at the meeting.

The DGCL provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten (10) day period preceding a stockholders’ meeting for any purpose germane to the meeting. CSK’s bylaws provide that the secretary or other officer of the corporation having charge of the stock ledger of the corporation will prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting. The list will also be available at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

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Shareholder Rights Plan

O’Reilly. Sections 351.180 and 351.182 of the MGBCL grant the board of directors the authority to adopt a shareholder rights plan. O’Reilly adopted its shareholder rights plan on May 7, 2002. The rights under the plan will become exercisable upon the occurrence, subject to certain exceptions, of certain triggering events, including upon the acquisition by an acquiring person of beneficial ownership of 15% or more of the outstanding shares of common stock. The rights will also become exercisable upon the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. The existence of a shareholder rights plan may discourage or render more difficult an acquisition of O’Reilly that is deemed undesirable by O’Reilly’s board of directors.

CSK. The DGCL does not include a statutory provision expressly validating stockholder rights plans, however, such plans have generally been upheld by decisions of courts applying Delaware law. CSK adopted its stockholder rights agreement on February 4, 2008. The rights under the rights agreement will become exercisable upon the date, subject to certain exceptions, of certain triggering events, including upon any person acquiring beneficial ownership of 10% or more of the outstanding shares of common stock. However, CSK’s board of directors has taken action to render the rights agreement inapplicable to the offer and the merger and cause the rights to expire immediately prior to consummation of the merger. The existence of a stockholder rights plan may discourage or render more difficult an acquisition of CSK that is deemed undesirable by CSK’s board of directors.

Dividends

Under the MGBCL, a corporation may make a distribution to its shareholders as long as the corporation’s net assets are not less than its stated capital or when the payment thereof would not reduce the net assets of the corporation below its stated capital. If a dividend is declared out of the paid-in surplus of the corporation, whether created by reduction of stated capital or otherwise, (i) no such distribution may be made to any class of shareholders unless all cumulative dividends accrued on preferred special classes of shares entitled to preferred dividends have been fully paid and (ii) each distribution, when made, shall be identified as a liquidating dividend and the amount per share shall be disclosed to the shareholders receiving the same, concurrently with the payment thereof. O’Reilly’s articles of incorporation provide that the board will determine the dividend rate, whether dividends should be cumulative and, if so, from which date or dates and the relative rights of priority of the payment of dividends on that series. O’Reilly’s bylaws state that the board may, from time to time, declare, and the corporation may pay, dividends on its outstanding shares in the manner and condition provided by law and in the articles of incorporation.

The DGCL recognizes the concepts of par value, capital and surplus. The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of next profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value. CSK’s certificate of incorporation and bylaws are silent with respect to dividends.

Amendment of the Articles or Certificate of Incorporation

Under the MGBCL, after a corporation has received any payment for any of its stock, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval. O’Reilly’s articles of incorporation may be amended in accordance with MGBCL and do not require a supermajority vote to approve amendments.

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Under the DGCL, after a corporation has received any payment for any of its stock, an amendment to the certificate of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares. CSK’s certificate of incorporation provides that the certificate of incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner prescribed in the bylaws. CSK’s bylaws do not require a supermajority vote to approve amendments.

Amendment of Bylaws

Under the MGBCL, after a corporation has received any payment for any of its stock, a corporation’s bylaws may be adopted, amended or repealed by the shareholders, unless and to the extent that such power may be vested in the board by the articles of incorporation. O’Reilly’s articles of incorporation provide that the board of directors has power to adopt, repeal or amend the bylaws and to adopt new or additional bylaws, subject to the paramount right of the shareholders to divest the board of directors of such power. O’Reilly’s bylaws also provide that the majority of the board of directors may alter, amend or repeal any bylaws, provided that no bylaw may be adopted or amended so as to be inconsistent with the articles of incorporation or the constitution or laws of the State of Missouri.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is entirely with the stockholders of the corporation. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors of the corporation. CSK’s certificate of incorporation and bylaws expressly provide that the board of directors of CSK has the power and authority to make, alter, amend, change, add to or repeal the bylaws of CSK.

Advance Notice of Record Date

As permitted under the MGBCL, O’Reilly’s bylaws provide that, in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than seventy (70) days before the date of such meeting.

The DGCL requires that stockholders be provided prior written notice no more than sixty (60) days nor less than ten (10) days prior to the record date for determining the rights to vote at the meeting of stockholders. The DGCL further states that the record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than sixty (60) days prior to such action. Finally, the DGCL provides that due notice of the time, place and purpose of the meeting to approve a merger agreement be mailed at least twenty (20) days prior to the date of the meeting. CSK’s bylaws provide that for the purposes of determining the stockholders entitled to notice of any meeting, the directors may fix, in advance, a record date which will not be more than sixty (60) days nor less than ten (10) days before the meeting.

Consent in Lieu of Meeting

The MGBCL provides that, unless otherwise provided in the articles of incorporation, any action required or allowed to be taken at a meeting of the shareholders of a corporation may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Such consents have the same force and effect as a unanimous vote of the shareholders at a meeting duly held and may be stated as such in any certificate or document filed under the MGBCL. O’Reilly’s bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing is signed by all shareholders entitled to vote with respect to the subject matter thereof.

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Under the DGCL, unless otherwise provided in the certificate of incorporation, any action to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a written consent to the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Additionally, unless the certificate of incorporation provides otherwise, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be held in lieu of an annual meeting only if all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by such action. CSK’s bylaws provide that any action required by the DGCL to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having not less than the minimum votes necessary had there been a meeting where votes were actually taken.

Derivative Actions

Under Missouri law, shareholders may bring derivative actions on behalf of, and for the benefit of, the corporation. A shareholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

Dissenters’ Rights

Delaware General Corporation Law. Under the DGCL, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, no rights are available in certain situations. A corporation’s stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either:

•	listed on a national securities exchange, or

•	held of record by more than 2,000 stockholders.

However, dissenters’ appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation,

•	shares of another corporation that will be listed on a national securities exchange or held of record by more than 2,000 stockholders, or

•	cash in place of fractional shares.

For more information regarding appraisal rights with respect to the offer and the merger, see “The Offer—Appraisal Rights” on page 47.

O’Reilly. Under the MGBCL, O’Reilly’s shareholders will not have any appraisal or dissenters’ rights as a result of the issuance of additional shares of O’Reilly common stock in connection with the offer or the merger.

CSK. Under Section 262 of the DGCL, CSK stockholders who have not voted in favor of the merger are expected to be entitled to demand appraisal of their shares. See “Annex B – Section 262 of the Delaware General Corporation Law” on page B-1.

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Business Combination Statutes

General and Business Corporation Law of Missouri. The MGBCL protects domestic corporations from unsolicited takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain “Business Combinations” between a corporation and an “Interested Shareholder” or affiliates of the Interested Shareholder for a period of five (5) years unless certain conditions are met. A “Business Combination” includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An “Interested Shareholder” includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes “interested” is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements. The MGBCL exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder.

O’Reilly’s articles of incorporation expressly elect not to be covered by this statute.

Delaware General Corporation Law. Section 203 of the DGCL makes it more difficult to effect certain transactions between a corporation and a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock, referred to as a 15% stockholder, at any time within the previous three (3) years (excluding persons who became 15% stockholders by action of the corporation alone). For a period of three (3) years following the date that a stockholder became a holder of 15% or more of the corporation’s outstanding voting stock, the following types of transactions between the corporation and the 15% stockholder are prohibited (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the 15% stockholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the 15% stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the 15% stockholder. The three-year ban does not apply if either the proposed transactions or the transaction by which the 15% stockholder became a 15% stockholder is approved by the board of directors of the corporation prior to the date such stockholder became a 15% stockholder. Additionally, a 15% stockholder may avoid the statutory restriction if upon the consummation of the transaction whereby such stockholder became a 15% stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation’s officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and, at an annual or special meeting, by the holders of 66 2/3% of the voting stock not owned by the 15% stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by providing in its certificate of incorporation or bylaws at any time that it is exempt from Section 203, provided that a certificate or bylaws amendment cannot become effective for twelve (12) months after such amendment is adopted. In

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addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not a 15% stockholder of the corporation (or who became such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation; (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation; or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. CSK’s certificate of incorporation and bylaws do not exempt the corporation from the coverage of Section 203. The application of Section 203 to CSK confers upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for CSK’s shares over the then-current market price.

ADDITIONAL INFORMATION

Legal Matters

The validity of the issuance of the O’Reilly common stock offered hereby will be passed upon for O’Reilly by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri.

Experts

The consolidated financial statements of O’Reilly and it subsidiaries incorporated by reference in O’Reilly’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report on the consolidated financial statements, incorporated by reference therein, and their report on the schedule included therein, and collectively incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CSK and its subsidiaries as of February 3, 2008 and February 4, 2007 and for each of the three years in the period ended February 3, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of February 3, 2008 included in this prospectus have been so included in reliance on the report (which contains (i) an explanatory paragraph relating to CSK’s entering into an agreement and plan of merger with O’Reilly and CSK’s compliance with debt covenants both as more fully described in Note 1 to the consolidated financial statements, and (ii) an adverse opinion of the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that are incorporated by reference into this prospectus. O’Reilly and CSK have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus.

The following documents, which were filed by O’Reilly with the SEC, are incorporated by reference into this prospectus:

•	O’Reilly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 3, 2008;

•	O’Reilly’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed with the SEC on June 10, 2008;

•	O’Reilly’s Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2008, filed with the SEC on May 9, 2008;

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•	O’Reilly’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2008.

•

O’Reilly’s Current Reports on Form 8-K filed with the SEC on January 14, 2008, February 1, 2008, February 11, 2008, February 25, 2008, April 1, 2008, April 7, 2008, April 11, 2008, April 18, 2008, April 23, 2008 and June 11, 2008.

In addition, all documents filed by O’Reilly pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

O’Reilly has supplied all information contained in this prospectus about O’Reilly, and CSK has supplied all information contained or incorporated by reference in this prospectus about CSK.

The documents incorporated by reference into this prospectus are available upon request. O’Reilly will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request.

Any questions about the offer or the merger, requests for assistance or requests for a copy of information incorporated by reference into this prospectus should be directed to:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

For information relating to CSK:

CSK Auto Corporation

645 E. Missouri Ave.

Suite 400

Phoenix, Arizona 85012

Attention: Brenda Bonn, Investor Relations Manager

(602) 631-7483

O’Reilly and CSK file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information filed by O’Reilly and CSK with the SEC may be read and copied by the public at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

Reports, proxy and information statements and other information concerning O’Reilly may be inspected at:

NASDAQ Stock Market, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

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Reports, proxy and information statements and other information concerning CSK may be inspected at:

New York Stock Exchange

20 Broad Street

New York, New York 10005.

The public may read and copy any of the materials filed with the SEC by O’Reilly and CSK at the SEC’s Public Reference Section located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding O’Reilly and CSK. The address of the SEC internet site is http://www.sec.gov.

O’Reilly has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to O’Reilly’s common stock to be issued to CSK stockholders in connection with the offer and the merger. This prospectus constitutes the prospectus of O’Reilly filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Miscellaneous

The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of CSK common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of O’Reilly not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed, combined financial data is designed to show how the merger of O’Reilly and CSK might have affected the historical financial data of O’Reilly, giving effect to the merger and related financing as if they had been consummated at an earlier date. The following unaudited pro forma condensed, combined financial data give effect to the merger and related financing as if they had been completed on March 31, 2008, with respect to the pro forma balance sheet data, and as of January 1, 2007, with respect to the pro forma statement of income data.

It should be noted that O’Reilly and CSK have different fiscal year ends. Accordingly, the selected unaudited pro forma income statement data for the calendar year ended December 31, 2007 combine O’Reilly’s historical consolidated income statement data for the year then ended with CSK’s historical consolidated income statement data for the fiscal year (fifty-two weeks) ended February 3, 2008. The selected unaudited pro forma income statement data for the three months ended March 31, 2008 combine O’Reilly’s historical consolidated income statement data for the three calendar months then ended with CSK’s historical consolidated income statement data for its first fiscal quarter (thirteen weeks) ended May 4, 2008. The selected unaudited pro forma balance sheet data combine O’Reilly’s historical consolidated balance sheet data as of March 31, 2008 with CSK’s historical consolidated balance sheet data as of May 4, 2008.

The following unaudited pro forma condensed, combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of O’Reilly, which are incorporated into this document by reference and the historical consolidated financial statements and notes thereto of CSK, which are set forth in CSK’s Annual Report on Form 10-K for the year ended February 3, 2008, attached as Annex D to this prospectus and CSK’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2008, attached as Annex G to this prospectus. See “Additional Information-Where You Can Find Additional Information” on page 81. Certain amounts in CSK’s historical financial statements have been reclassified to conform to O’Reilly’s presentation of such items.

The following unaudited pro forma condensed, combined financial data are presented for illustrative purposes only and are not necessarily indicative of what O’Reilly’s actual financial position or results of operations would have been had the merger and financing been completed on the dates indicated above. In addition, the following selected unaudited pro forma condensed, combined financial data do not purport to project the future financial position or results of operations of the combined company. The following unaudited pro forma condensed, combined financial data do not give effect to (1) O’Reilly’s or CSK’s results of operations or other transactions or developments since March 31, 2008 and May 4, 2008, respectively, (2) the synergies, cost savings and one-time charges expected to result from the merger, (3) the effects of transactions or developments which may occur subsequent to the merger, or (4) the determination of the final purchase price or purchase price allocation, which is discussed below. In addition, the following unaudited pro forma condensed, combined financial data assume that the cash portion of the purchase price will be $1.00 per share and will not be reduced.

Estimated Purchase Price

The estimated purchase price of $539.8 million used in preparing the pro forma data has been calculated as follows (in thousands except per share amounts and ratio):

Historical cost of CSK shares owned by O’Reilly at March 31, 2008		$21,724
Number of shares of CSK common stock outstanding at March 31, 2008 (1)	44,312
Number of shares of CSK common stock held by O’Reilly at March 31, 2008	(2,154)

Estimated number of shares of CSK common stock to be exchanged	42,158
Estimated stock exchange ratio (2)	0.4285
Multiplied by O’Reilly common stock average stock price (3)	$25.42

Estimated value of shares issued		459,205
Estimated cash distribution to CSK common stockholders		42,158
Estimated fair value of options exchanged and unvested restricted stock exchanged (4)		8,689
Estimated transaction costs		8,000

Estimated purchase price		$539,776

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(1)	The number of shares outstanding at March 31, 2008 includes 281,000 unvested restricted shares at March 31, 2008 that will vest in conjunction with the merger and will receive the same stock and cash consideration as unrestricted CSK shares.
(2)	The number of shares of O’Reilly common stock received for each validly tendered share of CSK common stock will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The estimated stock exchange ratio reflected in the calculation of estimated purchase price in the above table is derived in accordance with the exchange ratio formula based on the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including June 17, 2008.
(3)	The estimated common stock average stock price is calculated as the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including June 17, 2008.
(4)	Under the terms of the merger agreement, at the effective time of the merger, each CSK stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase O’Reilly common stock and O’Reilly will assume that stock option in accordance with the terms of the applicable CSK stock option plan and terms of the stock option agreement relating to that CSK stock option. Based on CSK’s stock options outstanding at March 31, 2008, O’Reilly would convert options to purchase approximately 3.8 million shares of CSK common stock into options to purchase approximately 1.7 million shares of O’Reilly common stock. The actual number of O’Reilly stock options into which CSK stock options will be converted will be determined based on the actual number of CSK stock options outstanding at the consummation of the merger and the final stock exchange ratio (adjusted to reflect the per share cash consideration as set forth in the merger agreement). The fair value of the options to be exchanged was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 32%; risk-free interest rates ranging from 1.77%-2.30%, weighted-average expected life of 2.2 years and dividend yield of zero resulting in an estimated weighted-average fair value of $4.38 per share. As discussed above, 281,000 shares of restricted stock outstanding at March 31, 2008 will vest in conjunction with the merger and will receive the same stock and cash consideration as unrestricted CSK shares. O’Reilly will exchange the remaining 89,899 shares of unvested restricted stock for O’Reilly shares, after applying the exchange ratio (adjusted to reflect the per share cash consideration) and it will continue to vest in accordance with its terms. The actual number of shares of unvested restricted stock to be exchanged will be determined based on the actual number of shares of CSK restricted stock outstanding upon the consummation of the merger. The fair value of the restricted stock to be issued was determined based on the exchange ratio formula based on the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including June 17, 2008 and the resulting intrinsic value of each share.

Purchase Price Allocation

The merger will be accounted for under the purchase method of accounting, with O’Reilly treated as the acquiring entity. Under this method of accounting, the purchase price will be allocated to CSK’s assets acquired and liabilities assumed based upon estimated fair values at the date of acquisition. For purposes of estimating the purchase price, it is assumed that the $1.00 in cash per share to be received by the CSK stockholders will not be reduced. The actual purchase price to be so allocated will depend upon, among other things, the final stock exchange ratio and the number of shares of CSK common stock issued and outstanding or subject to outstanding options immediately prior to the merger. The final purchase price allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the merger and are required to make a final allocation. In certain instances, O’Reilly has identified intangible assets of CSK for which there has not been sufficient information available to make a preliminary estimate of fair value at the time of this filing. For example,

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O’Reilly expects to record assets and liabilities for fair value adjustments to CSK lease arrangements once access to all of CSK’s lease information and market research is available to O’Reilly. The purchase price paid for these intangible assets has been allocated to goodwill until such time as a preliminary estimate is available. Additionally, we have not received sufficient information to make a preliminary estimate of the fair value of CSK’s inventory and property and equipment and the purchase price paid for these assets has been reflected in the pro forma data at CSK’s historical cost. At the time of this filing, we anticipate that the range of estimated useful lives of CSK’s property and equipment, and the corresponding depreciation period for any fair value adjustments, would be four (4) to seven (7) years. The actual estimated useful life will be determined at the time of the final purchase price allocation. Based on this estimate, the total annual incremental depreciation charge for each $10 million of fair value adjustment to these assets would range from $1.4 million to $2.5 million.

The final determination of the fair value of CSK’s assets and liabilities will be made after completion of the transaction and will be based on the actual net tangible and intangible assets and liabilities of CSK that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed, combined financial data presented below. The estimated purchase price has been assigned to the assets acquired and liabilities assumed as follows (in thousands):

Preliminary Fair Value
(in thousands)
Inventory	$553,470
Other current assets	136,893
Property and equipment	169,162
Goodwill	607,457
Other intangible assets	2,354
Other assets	73,181
Current maturities of long-term debt and capital lease obligations	(502,873)
Other current liabilities	(449,841)
Long-term debt and capital lease obligations, less current portion	(34,550)
Other liabilities	(15,477)

Total estimated purchase price	$539,776

Identifiable Intangible Assets

O’Reilly has identified certain intangible assets of CSK expected to be recorded in the final purchase price allocation for which there has not been sufficient information available to make a preliminary estimate of fair value at the time of this filing. We expect these identifiable intangible assets to include the following:

Leasehold interests. We expect to record an intangible asset for properties leased by CSK at rates below the prevailing market rental rates at the time of consummation of the merger. Likewise, we would record a related accrued liability for properties leased by CSK at rates above the prevailing market rental rates at the time of consummation of the merger. These assets and liabilities would be amortized to rent expense over the remaining term of the related leases. As of the date of this prospectus, insufficient information has been made available to estimate these amounts. In particular, O’Reilly had been restricted from receiving the detailed information related to individual properties that is required to complete a preliminary estimate because our possession of this information could be disadvantageous to CSK if the merger is not consummated. At the time of this filing, we anticipate that the range of potential amortization periods for favorable and unfavorable lease assets and liabilities, based on the average remaining term to lease expiration of CSK’s current leases, would be four (4) to seven (7) years. Based on this estimate, the total annual amortization for each $10 million of purchase price allocated to these assets and liabilities would range from $1.4 million to $2.5 million. The actual amortization period will be determined at the time of the final purchase price allocation.

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Trademarks and tradenames. We expect to record an intangible asset for tradenames and trademarks acquired in this merger. These include the following brand names: Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores. At the time of this filing, we anticipate that the range of potential lives for the trademarks and tradenames would be two (2) to five (5) years based on the period of time we expect to receive benefit from such trademarks and tradenames. Based on this estimate, the total annual amortization for each $10 million of purchase price allocated to these assets would range from $2.0 million to $5.0 million. The actual lives will be determined at the time of the final purchase price allocation.

Customer relationships. We expect to record an intangible asset to reflect the value of CSK’s ongoing customer relationships with its professional installer customers. As of the date of this prospectus, insufficient information has been made available to estimate these amounts. Detailed information related to individual professional installer customers will not be available to us until after the consummation of the merger. Receipt of this information prior to that time could be disadvantageous to CSK should the merger not be consummated. We expect to amortize the fair value of these assets based on the pattern in which the economic benefits of the intangible asset will be consumed. At the time of this filing, we anticipate that the range of potential lives for the customer relationships intangible would be three (3) to seven (7) years based on our historical experience with this customer base. Based on this estimate, the total annual amortization for each $10 million of purchase price allocated to this asset would range from $1.4 million to $3.3 million. The actual lives will be determined at the time of the final purchase price allocation.

Other. We expect that we could record additional amounts for other identifiable intangible assets, such as non-compete agreements with CSK team members, in the final determination of the fair value of CSK’s assets and liabilities. At the time of this filing, we do not expect these amounts to be material.

O’Reilly Financing

O’Reilly has received a commitment letter from Bank of America, N.A., Banc of America Securities LLC, Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. to provide an asset-based senior secured credit facility to provide $1.075 billion through a revolving credit facility and $125.0 million through a first-in-last-out revolving credit facility. The following unaudited pro forma condensed, combined financial data assumes that O’Reilly will finance the merger transaction through the borrowing of $578.5 million under these facilities. The proceeds of the financing and O’Reilly’s existing cash will be used to refinance certain existing indebtedness of O’Reilly and CSK which will become payable as a direct result of the merger transaction, pay customary fees and expenses relating to the offer, the merger and the financing, and pay approximately $42.2 million to holders of CSK common stock for the cash portion of the offer consideration. O’Reilly has the capacity to incur additional borrowings under the facility following the merger transaction to provide for ongoing working capital requirements of the combined corporation, but these borrowings are not directly attributable to the merger and have not been reflected in the pro forma financial data presented.

The facility will be comprised of: (i) an up to $1.075 billion tranche A revolving credit facility expected to bear interest, initially, at LIBOR plus 2.50% per annum and (ii) an up to $125.0 million first-in-last-out revolving credit facility expected to bear interest, initially, at LIBOR plus 3.75% per annum, each of which is described in more detail under “Financing of the Offer and the Merger” on page 49. For the purposes of adjusting interest expense in the pro forma financial data, O’Reilly has estimated the weighted-average interest on the anticipated borrowings under the facilities to be LIBOR plus 2.75%, or approximately 5.4%. Actual amounts borrowed, and interest rates payable, will depend upon O’Reilly’s cash balances at the time of the merger and conditions in the capital markets, principally prevailing rates of interest, at the time the merger is completed (see note (v) to the Unaudited Pro Forma Condensed Combined Financial Statements for the impact of a 1/8% change in interest rates).

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O’Reilly Automotive, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2008

(in thousands)

	Historical O’Reilly March 31, 2008	Historical CSK May 4, 2008	Reclassifications (a)		Pro Forma Adjustments				O’Reilly/ CSK Combined Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$113,287	$19,679	$			$(80,426)	(b	)	$52,540
Accounts receivable, net	93,123	36,721		(16,873)					112,971
Amounts receivable from vendors	47,293	—		15,054					62,347
Inventory	892,583	549,002		4,468					1,446,053
Deferred income taxes	—	44,527				(10,364)	(c	)	34,163
Other current assets	20,331	50,434		(2,649)					68,116

Total current assets	1,166,617	700,363		—		(90,790)			1,776,190
Property and equipment – net	1,125,963	159,267		9,895		49,237	(d	)	1,344,362
Notes receivable, less current portion	24,253	—		7,242					31,495
Identified intangibles, net	—	61,905				(59,551)	(e	)	2,354
Goodwill	50,583	224,937				(224,937)	(f	)
						607,457	(g	)	658,040
Deferred income taxes	—	17,288				(26,651)	(c	)
						48,200	(h	)	38,837
Other assets	30,320	33,667		(17,137)		7,187	(i	)	54,037

Total Assets	$2,397,736	$1,197,427		$—		$310,152			$3,905,315

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$417,128	$291,225		$16,677	$				$725,030
Self-insurance reserves	31,760	—		25,031					56,791
Accrued payroll	27,445	59,666		(51,521)					35,590
Accrued benefits and withholdings	14,776	—		28,673					43,449
Deferred income taxes	10,364	—				(10,364)	(c	)	—
Other current liabilities	61,530	98,950		(18,860)		(3,458)	(j	)	138,162
Current portion of long-term debt	25,000	493,443				(397,783)	(k	)
						(25,000)	(l	)	95,660
Current portion of capital lease obligations	323	5,982							6,305

Total current liabilities	588,326	949,266		—		(436,605)			1,100,987

Long-term debt, less current portion	75,000	16,131				(75,000)	(m	)
						9,950	(n	)
						578,510	(o	)	604,591
Capital lease obligations, less current portion	68	8,469							8,537
Deferred income taxes	26,651	—				(26,651)	(c	)	—
Other liabilities	56,678	52,662				(37,185)	(p	)	72,155
Shareholders’ equity:
Common stock	1,155	—				181	(q	)	1,336
Additional paid-in capital	448,173	—				466,812	(q	)	914,985
Retained earnings	1,202,724	—							1,202,724
Accumulated other comprehensive income	(1,039)	—				1,039	(r	)	—
Stockholders’ equity of CSK	—	170,899				(170,899)	(s	)	—

Total shareholders’ equity	1,651,013	170,899		—		297,133			2,119,045

Total Liabilities and Shareholders’ Equity	$2,397,736	$1,197,427		$—		$310,152			$3,905,315

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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O’Reilly Automotive, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2007

(in thousands)

	Historical O’Reilly Year ended December 31, 2007	Historical CSK Year ended February 3, 2008	Reclassifications (a)	Pro Forma Adjustments			O’Reilly/CSK Combined Pro Forma
Sales	$2,522,319	$1,851,647	$(43,606)	$			$4,330,360
Cost of goods sold	1,401,859	984,649	(43,606)		5,961	(t)	2,348,863

Gross profit	1,120,460	866,998			(5,961)		1,981,497
Selling, general and administrative expenses	815,309	804,265	951		(2,396	)(u)	1,618,129
Investigation and restatement costs		12,348					12,348
Securities class action settlement		11,700					11,700
Store closing cost		1,983					1,983

Operating income	305,151	36,702	(951)		(3,565)		337,337
Other income (expense), net:
Interest expense	(3,723)	(54,163)	(279)		3,574	(v)	(54,591)
Interest income	4,077	—					4,077
Other	1,983	—	1,230				3,213

Income before income taxes	307,488	(17,461)			9		290,036
Provision for income taxes	113,500	(6,309)			3	(w)	107,194

Net income	$193,988	$(11,152)	$—		$6		$182,842

Basic earnings per share	$1.69						$1.38
Diluted earnings per share	1.67						1.36
Average common shares:
Basic	114,667				18,065	(x)	132,732
Diluted	116,080				18,330	(x)(y)	134,410

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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O’Reilly Automotive, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31, 2008

(in thousands)

	Historical O’Reilly Three months ended March 31, 2008	Historical CSK Thirteen weeks ended May 4, 2008	Reclassifications (a)	Pro Forma Adjustments			O’Reilly/CSK Combined Pro Forma
Sales	$646,220	$461,104	$(10,727)	$			$1,096,597
Cost of goods sold	357,726	243,801	(10,727)		(2,624	)(t)	588,176

Gross profit	288,494	217,303			2,624		508,421
Selling, general and administrative expenses	214,338	205,810	243		(520	)(u)	419,871
Investigation and restatement costs		983					983
Insurance recovery		(15,000)					(15,000)
Store closing cost		785					785

Operating income	74,156	24,725	(243)		3,144		101,782
Other income (expense), net:
Interest expense	(1,371)	(15,445)	(49)		3,341	(v)	(13,524)
Interest income	519	—					519
Other	402	—	292				694

Income before income taxes	73,706	9,280			6,485		89,471
Provision for income taxes	27,375	3,913			2,399	(w)	33,687

Net income	$46,331	$5,367	$—		$4,086		$55,784

Basic earnings per share	$0.40						$0.42
Diluted earnings per share	0.40						0.41
Average common shares:
Basic	115,386				18,065	(x)	133,451
Diluted	116,291				18,295	(x)(y)	134,586

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a)	Certain reclassifications have been made to the historical presentation of CSK’s financial statements to conform to O’Reilly’s presentation.
(b)	Reflects (1) the estimated $42.2 million cash payment to CSK shareholders, (2) estimated direct incremental transaction costs of $7.5 million incurred by O’Reilly in connection with the merger ($0.5 million of transaction costs related to the merger had been incurred and paid at March 31, 2008), (3) the estimated payment of $10 million for transaction advisory fees to be incurred by CSK and, (4) payment of $20.7 million for a portion of the costs incurred by O’Reilly in conjunction with the issuance of debt and the registration of the shares exchanged in the merger. The remainder of O’Reilly’s total debt and equity issuance costs of $45.4 million is expected to be paid from proceeds from the debt issuance.
(c)	Reflects the reclassification of current and deferred taxes on the unaudited pro forma condensed, combined balance sheet to reflect the categorization of these items on a combined basis. Goodwill recorded on the acquisition is not expected to be deductible for income tax purposes. Deferred tax asset and liability adjustments are expected when the purchase price allocation is finalized.
(d)	At March 31, 2008, O’Reilly leased certain properties under a synthetic operating lease facility. O’Reilly’s assumption of certain of CSK’s debt obligations and the anticipated borrowings under O’Reilly’s new asset-based senior secured credit facility require O’Reilly to purchase the properties held in the lease, which pro forma impact is reflected in the pro forma financial data as a direct result of the acquisition. The repurchase would be financed with borrowings under the new asset-based facility.
(e)	Reflects the elimination of certain of CSK’s historical identifiable intangible assets, primarily intangible assets recorded in CSK’s acquisition of Murray’s.
(f)	Reflects the elimination of CSK’s historical goodwill.
(g)	Reflects the estimated goodwill to be recorded in conjunction with the merger prior to the finalization of the purchase price allocation.
(h)	Reflects the impact on deferred taxes as a result of pro forma adjustments.
(i)	Reflects adjustments (1) to eliminate O’Reilly’s historical investment of $21.2 million in CSK’s shares, (2) to eliminate CSK’s historical deferred financing costs in the amount of $16.1 million related to the issuance of the term loan facility and senior credit facility that are refinanced in conjunction with the merger, and (3) to record estimated deferred financing costs of $44.5 million related to O’Reilly’s borrowing under its new asset-based senior secured credit facility.
(j)	Reflects the payment of accrued interest on CSK’s outstanding debt that would be refinanced in conjunction with the repayment of amounts due under CSK’s term loan facility and senior credit facility.
(k)	Reflects the repayment of amounts outstanding under CSK’s term loan facility and senior credit facility, and corresponding pre-payment penalties, accelerated as a result of the change in control. The CSK term loan facility and senior credit facility accelerate with the change in control and will be repaid from borrowings under O’Reilly’s new asset-based senior secured credit facility.
(l)	Reflects the repayment of $25 million of O’Reilly Series 2001-B senior notes. O’Reilly’s borrowings under its new asset-based senior secured credit facility used to refinance indebtedness in this transaction accelerate the O’Reilly Series 2001-B senior notes.
(m)	Reflects the repayment of O’Reilly Series 2006-A senior notes. O’Reilly’s anticipated borrowings under its new asset-based senior secured credit facility accelerate the O’Reilly Series 2006-A senior notes.
(n)

Reflects the estimated fair value adjustment on CSK’s 6 3 / 4 % senior exchangeable notes based on current market rates. These notes are being assumed by O’Reilly and are expected to remain outstanding after the merger.

91

(o)	Reflects estimated borrowings under O’Reilly’s new asset-based senior secured credit facility required to finance this transaction. The borrowings will be incurred to fund the following:

in thousands
Repayment of CSK’s term loan facility and senior credit facility and accrued interest as a result of the change in control, including corresponding pre-payment penalties of $3.4 million.	$404,690
Repayment of O’Reilly’s Series 2001-B and Series 2006-A senior notes as a result of the merger transaction.	100,000
Purchase of properties in O’Reilly’s synthetic operating lease facility required as a result of O’Reilly’s anticipated borrowings under the asset-based senior secured credit facility as a result of the merger transaction.	49,237
Financing fees recorded in connection with the new credit facility and costs associated with issuance of the shares exchanged in the merger. A portion of the estimated total $45.4 million of these costs is assumed to be paid from existing cash balances.	24,583

Adjustment amount	$578,510

(p)	Reflects adjustments (1) to eliminate CSK’s historical liability of $6.2 million for unfavorable leasehold interests, (2) to eliminate CSK’s historical accruals for increasing rental rates and free rent periods of $16.5 million, (3) to eliminate CSK’s historical deferred liabilities for landlord inducements of $13.3 million, and (4) to eliminate CSK’s historical deferred gain on sale/leaseback transactions of $1.2 million.
(q)	Reflects the adjustment to record the estimated fair value of O’Reilly common shares to be issued and stock options to be exchanged as part of the purchase price.
(r)	Reflects elimination of O’Reilly’s unrealized loss on shares of CSK common stock purchased in the fourth quarter of 2007. The historical cost of the shares acquired is a portion of the purchase price consideration.
(s)	Reflects the adjustment to equity to reflect the elimination of CSK’s historical stockholders’ equity.
(t)	Reflects an estimated LIFO adjustment to conform CSK’s method of recording inventory and cost of sales to last-in, first-out method.
(u)	The adjustment to selling, general and administrative expenses reflects the following:

	Year ended December 31, 2007 in thousands	Three months ended March 31, 2008 in thousands
Adjust amortization expense related to the elimination of CSK’s historical identifiable intangible assets	$(3,108)	$(816)
Eliminate the amortization to rent expense of CSK’s historical deferred liabilities for landlord inducements	2,437	589
Adjust rent and depreciation to reflect O’Reilly’s purchase of property, plant and equipment in conjunction with the elimination of the synthetic lease facility	(1,725)	(293)

	$(2,396)	$(520)

92

(v)	The adjustment to interest expense reflects the following:

	Year ended December 31, 2007 in thousands	Three months ended March 31, 2008 in thousands
Elimination of interest expense and amortization of deferred financing costs on CSK’s term loan facility and senior credit facility repaid as a result of the change in control.	$(39,890)	$(12,070)
Amortization of estimated premium on fair value adjustment on CSK’s 6 3/4% senior exchangeable notes and elimination of CSK’s historical amortization of discount on the notes.	(3,243)	(713)
Elimination of interest expense on O’Reilly’s Series 2001-B and Series 2006-A senior notes repaid as a result of the merger transaction.	(3,681)	(1,367)
Interest expense on O’Reilly’s new asset-based senior secured credit facility assuming an interest rate of 5.4%. See the discussion of O’Reilly’s financing on page 49 above.	31,240	7,810
Amortization of deferred financing fees recorded in connection with the new credit facility and estimated fees on unused facility capacity	12,000	2,999

Adjustment amount	$(3,574)	$(3,341)

Impact of 1/8% increase in interest rates on assumed borrowing of $578.5 million	$723	$181
Impact of 1/8% decrease in interest rates on assumed borrowing of $578.5 million	(723)	(181)

(w)	Reflects the income tax expense related to the effect of the pro forma adjustments at a combined estimated federal and state (net of federal benefit) statutory income tax rate of 37.0%.
(x)	Represents the shares of O’Reilly common stock expected to be issued to CSK stockholders to effect the merger.
(y)	Includes the estimated dilutive impact of CSK stock options to be exchanged by O’Reilly.

93

Annex A

AGREEMENT AND PLAN OF MERGER

among

O’REILLY AUTOMOTIVE, INC.,

OC ACQUISITION COMPANY,

and

CSK AUTO CORPORATION

Dated as of April 1, 2008

i

ii

iii

INDEX OF DEFINED TERMS

Definition	Location
$9.11
409A Authorities	4.10(b)(v)
Acquisition Proposal	6.4(g)(i)
Action	4.8
Adjustment Amount	3.1(a)
Adverse Recommendation Change	6.4(c)
Affiliate	9.3(a)
Agreement	Preamble
Antitrust Law	6.7(e)
Arrangements	4.10(e)
Assumed Option	3.2(a)
Assumption	6.14
Board Recommendation	1.2(a)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Common Stock	4.2(a)
Company	Preamble
Company Board	1.2(a)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Directors	1.4(a)
Company Disclosure Documents	4.6
Company Disclosure Letter	Article IV
Company Employees	6.8(b)
Company Equity Plans	3.2(a)
Company Plans	4.10(a)
Company Registered IP	4.17(a)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)
Company Stock-Based Award	3.2(b)
Company Stockholder Approval	4.3
Company Stockholders Meeting	6.5(a)
Company Tax Opinion	6.23(a)(vi)
Company Tax Opinion Condition	6.23(a)(vi)
Confidentiality Agreement	1.3(c)
Contract	4.14
control	9.3(c)
controlled	9.3(c)
controlled by	9.3(c)
Costs	6.11(a)
Covered Securityholders	4.10(e)
Credit Agreements	9.3(d)
Debt Instruments	9.3(e)
Delaware Secretary of State	2.3

iv

Definition	Location
DGCL	1.1(b)
Dissenting Shares	3.5
DOJ	6.7(b)
dollars	9.11
Effective Time	2.3
Environmental Laws	4.12(d)
Environmental Permits	4.12(d)
ERISA	4.10(a)
ERISA Affiliate	4.10(a)
Exchange Act	1.1(a)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)
Exchangeable Notes	6.14
Financing	6.12
Financing Extension	1.1(b)
FTC	6.7(b)
Fully-Diluted Shares	1.1(a)
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
including	9.4
including, without limitation,	9.4
Indebtedness	4.5(i)
Indemnified Parties	6.11(a)
Indenture	6.14
Intellectual Property	4.17(c)
IRS	4.10(a)
knowledge	9.3(f)
Law	4.4(a)
Lease	4.16(b)
Leases	4.16(b)
Liens	4.2(a)
LLC	Recitals
LLC Merger	Recitals
Material Adverse Effect	4.1(a)
Material Contract	4.14(vii)
Materials of Environmental Concern	4.12(d)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	1.1(a)
NASDAQ	3.1(a)
NASDAQ Condition	7.1(f)
Nonqualified Deferred Compensation Plan	4.10(b)(v)
NYSE	1.5(a)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)
Offer Price	3.1(a)
Offer to Purchase	1.2(a)
Outside Date	8.1(b)(i)
Paid Time Off	6.8(d)

v

Definition	Location
Parent	Preamble
Parent Applicable Date	5.5(a)
Parent Certificate	6.23(b)
Parent Common Stock	3.1(a)
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Parent Plan	6.8(b)
Parent Preferred Stock	5.2(a)
Parent Recent SEC Document	Article V
Parent SEC Documents	5.5(a)
Parent Tax Opinion	Annex I
Parent Trading Price	3.1(a)
PBGC	4.10(b)(iii)
Per Share Cash Consideration	3.1(a)
Per Share Stock Consideration	3.1(a)
Permits	4.9
Permitted Liens	4.16(a)
Person	9.3(g)
Post-Effective Amendment	6.5(a)
Prospectus	1.2(a)
Proxy Statement	4.6
PTO Limit	6.8(d)
PTO Policy	6.8(d)
Recent SEC Documents	Article IV
Registration Condition	7.1(e)
Registration Statement	1.2(a)
Representatives	6.4(a)
Rights	6.13
Rights Agreement	6.13
Sarbanes-Oxley Act of 2002	4.5(f)
Schedule 14D-9	1.3(b)
Schedule TO	1.2(a)
SEC	1.1(b)
Securities Act	4.5(a)
Shares	3.1(a)
Standstill Agreement	9.3(h)
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(i)
Superior Proposal	6.4(g)(ii)
Surviving Corporation	2.1
Tax	4.13(m)
Tax Return	4.13(m)
Taxable	4.13(m)
Taxes	4.13(m)
Taxing Authority	4.13(m)
Termination Condition	Annex I
Termination Fee	8.3(b)
Top-Up Closing	1.5(c)
Top-Up Option	1.5(a)
Top-Up Option Shares	1.5(a)
under common control with	9.3(c)
US$	9.11
WARN	6.8(c)

vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2008, between O’Reilly Automotive Inc., a Missouri corporation (“Parent”), OC Acquisition Company, a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and CSK Auto Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding Shares (as defined herein) of the Company’s common stock, including the associated Rights (as defined herein), in exchange for the Offer Price (as defined herein).

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer (other than Shares held in treasury of the Company or owned by Merger Sub, Parent or any Subsidiary of Parent or the Company immediately prior to the Effective Time, and other than Dissenting Shares) will thereupon be cancelled and converted into the right to receive the Offer Price;

WHEREAS, it is proposed that, following the consummation of the Merger, the Company may be merged with and into OC Holding Company, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (the “LLC”), with the LLC surviving such merger (the “LLC Merger”);

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company has each approved this Agreement and deems it advisable and in the best interests of their respective companies and stockholders to consummate the Offer, the Merger, and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein;

WHEREAS, for United States federal income tax purposes, the parties intend that the Offer, the Merger, and the LLC Merger (if any) constitute an integrated transaction that will qualify as a “reorganization” under the provisions of Section 368(a) of the Code (as defined below), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations, Section 1.368-2(g); and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof (and in any event no later than ten (10) Business Days after the Company satisfies its obligations in the third sentence of Section 1.2(a)), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer. The Offer and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Parent, represents at least a majority of the sum of (i) the total number of Shares outstanding immediately prior to the expiration of the Offer (as it may be extended in accordance with Section 1.1(b)) and (ii) a number of Shares determined by Parent up to a maximum of the total number of Shares issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by the Outside Date (such sum being the “Fully-Diluted Shares”) (the “Minimum Condition”) and to the other conditions set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”). Merger Sub expressly reserves the right (but shall not be obligated) to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, that without the prior written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Condition or the Termination Condition, (v) add to the Offer Conditions, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (vii) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares.

(b) Subject to the terms and conditions of this Agreement, the Offer shall initially expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer (1) on one or more occasions for periods determined by Merger Sub of up to 20 Business Days per extension if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions and the consummation of the Offer or (y) the termination of this Agreement as permitted by Article VIII; and (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or any period required by applicable Law; provided, that no such extension or extensions shall occur after the earlier to occur of (1) the date on which all of the conditions of the Offer have been satisfied or waived and (2) the Outside Date; provided, further, notwithstanding the foregoing, Merger Sub, in its sole discretion, shall extend the Offer if in its reasonable discretion such extension is necessary for Parent to complete the necessary conditions to complete its financing transactions in connection with the Offer for an aggregate period of not more than ten (10) Business Days beyond the last expiration date of the Offer that would otherwise be permitted hereunder (“Financing Extension)”; provided, further, notwithstanding the foregoing, Merger Sub may not extend the Offer pursuant to a Financing Extension if such extension would extend the expiration date of the Offer to a date later than the 30th Business Day after the date that the Offer is commenced. Notwithstanding the foregoing, Merger Sub shall extend the Offer, if required, in accordance with Section 6.23(c). Following expiration of the Offer, Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such Subsequent Offering Period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

(c) Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of any scheduled or extended expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept for exchange and exchange all Shares (A) validly tendered and not withdrawn pursuant to the Offer, and (B) validly tendered in any Subsequent Offering Period.

(d) In the event this Agreement is terminated pursuant to Article VII prior to acceptance of Shares for exchange pursuant to the Offer, Parent and Merger Sub shall promptly terminate the Offer without accepting any Shares previously tendered.

(e) No fraction of a share of Parent Common Stock will be issued by virtue of the Offer, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 3.4, which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Trading Price.

Section 1.2 Offer Documents.

(a) As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file a Schedule TO (together with all amendments and supplements thereto, and including exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement, (ii) file with the SEC a registration statement on Form S-4 (or similar successor form) to register the offer and sale of the Parent Common Stock pursuant to the Offer and the Merger (including amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include a preliminary prospectus (the “Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the Schedule TO, the Offer to Purchase, the Registration Statement, the Prospectus, and such other documents, together with all amendments and supplements thereto, the “Offer Documents”) and (iii) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. Parent shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer and the Merger. In cooperation with Parent, the Company shall, as promptly as practicable, furnish to Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company and its Subsidiaries required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to correct, as promptly as practicable, any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to all additions, deletions, changes and other comments suggested by the Company and its counsel. In addition, Parent and Merger Sub shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, as promptly as practicable, after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

Section 1.3 Company Actions.

(a) The Company hereby consents to the Offer and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 6.4, to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company (the “Company Board”) described in Section 4.3 (the “Board Recommendation”).

(b) As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and disseminate to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 6.4, shall contain the Board Recommendation. Upon request by the Company, each of Parent and Merger Sub shall, as promptly as practicable, furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees to correct, as promptly as practicable, any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel. In addition, the Company shall promptly provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available stockholder information (including, but not limited to, periodic updates of such information) as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable Law, and except to facilitate dissemination of the Offer Documents and to otherwise perform any obligations hereunder, Parent and Merger Sub shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement, dated October 18, 2007, between Parent and the Company (the “Confidentiality Agreement”).

Section 1.4 Directors.

(a) Subject to compliance with applicable Law, promptly upon the payment by Merger Sub for Shares tendered pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (x) the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this Section 1.4(a)) and (y) the percentage that the aggregate number of Shares beneficially owned by Parent and/or its Affiliates (including Merger Sub) at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, promptly use commercially reasonable efforts to cause Parent’s designees to be elected or appointed to the Company Board, including, without limitation, increasing the size of the Company Board and/or seeking and accepting the resignations of one or more incumbent directors. At such time, the Company shall, also promptly use commercially reasonable efforts to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, other than a committee of the Company Board, if any, established to take action with respect to this Agreement or the transactions contemplated hereby and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof). The Company shall use commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof, each of whom shall be an “independent director” as defined under the rules of the New York Stock Exchange, shall remain members of the Company Board until the Effective Time (the “Company Directors”). If the Company Directors are unable to serve for any reason prior to the Effective Time, the remaining Company Director or his or her designee shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) and such person shall be a Company Director for all purposes hereunder. If at any time the Company Directors deem it necessary to consult legal counsel in connection with their duties as Company Directors or actions taken, being taken or to be taken by the Company, the Company Directors may retain one firm as legal counsel for such purpose in each such instance, and the Company shall pay, at the Company Directors’ discretion, the reasonable, documented fees and expenses of any such firm acting as legal counsel incurred in connection herewith.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Subject to Parent’s compliance with the final sentence of this Section 1.4(b), the Company shall, as promptly as practicable, take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.4 and prior to the Effective Time, any amendment of this Agreement, any termination of the Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Merger Sub or waiver of any of the Company’s rights hereunder or other action adversely affecting the rights of stockholders of the Company (other than Parent or Merger Sub), with respect to the transactions contemplated by this Agreement, will require the concurrence of a majority of the Company Directors; provided, that if there shall be no Company Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company Board.

Section 1.5 The Top-Up Option.

(a) The Company hereby irrevocably grants to Parent and Merger Sub an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 1.5, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (taking into account the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price; provided, that in no event shall the Top-Up Option be exercisable for a number of Shares (i) that would require the Company to obtain stockholder approval under applicable Law or the rules and regulations of the New York Stock Exchange (the “NYSE”), or (ii) in excess of the Company’s then authorized and unissued shares of common stock (giving effect to Shares reserved for issuance under the Company Equity Plans and pursuant to the exercise of any other securities convertible into or exchangeable into Shares, if any, as if such Shares were outstanding but not giving effect to Shares reserved for issuance pursuant to the Rights, but including as authorized and unissued shares of Common Stock, for purposes of this Section 1.5, any shares held in the treasury of the Company). Notwithstanding any other provisions to the contrary, the Top-Up Option shall not be exercised in the event that it would prevent the Offer, the Merger and the LLC Merger (if any) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Parent or Merger Sub may exercise the Top Up Option, in whole or in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, that upon exercise of the Top Up Option, Parent will directly or indirectly own one share more than 90% of the Company Shares (after giving effect to the issuance of the Top Up Option Shares).

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares, (ii) the number of Top Up Shares that Parent or Merger Sub intends to purchase pursuant to the Top Up Option, and (iii) the place and time for the closing of the purchase of the Top-Up Option Shares, which shall not be more than five (5) Business Days after delivery of such notice (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding. At the Top-Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price), at Parent’s option, through the issuance of a promissory note, bearing simple interest at five percent per annum and due on the first anniversary of the Top Up Closing for the purchase price of such Top Up Option Shares and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such Top-Up Option Shares, which certificate may include any legends required by applicable securities Laws.

(d) Parent and Merger Sub acknowledge that the Shares which Parent or Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.6 Short Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and any other Affiliates of Parent collectively represent at least 90% of the then outstanding Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Articles II and III below.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, as soon as practicable but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the principal offices of the Company, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger, or if applicable, a certificate of ownership and merger (as applicable, the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that Article I thereof shall read as follows: “The name of the Corporation is CSK Auto Corporation.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be “CSK Auto Corporation.”

Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8 Tax Consequences. It is intended by the parties hereto that the Offer, the Merger, and the LLC Merger (if any) shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations, Section 1.368-2(g).

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.l(b) and (ii) any Dissenting Shares), together with the associated Rights, shall thereupon be cancelled and extinguished and converted automatically into and shall thereafter represent the right to receive (x) a fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (y) $1.00 in cash minus the Adjustment Amount, if any (the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Offer Price”) (together with any cash paid in respect of fractional shares in accordance with Section 3.3(g), without interest, and subject to deduction for any required withholding Tax ) (the “Merger Consideration”). For purposes of this Agreement, “Exchange Ratio” shall equal $11.00 divided by the Parent Trading Price and rounded to four decimal places; provided, however, that if the Parent Trading Price is greater than $29.95, then the Exchange Ratio shall equal 0.3673, and if the Parent Trading Price is less than $25.67, then the Exchange Ratio shall equal 0.4285. For purposes of this Agreement, the “Parent Trading Price” means the average of the reported closing sale prices per share of Parent Common Stock on The NASDAQ Stock Market, Inc. (“NASDAQ”) as reported in The Wall Street Journal for the five (5) consecutive trading days ending on (and including) the second trading day prior to the consummation of the Offer. For purposes of this Agreement, “Adjustment Amount” shall mean an amount equal to quotient obtained by dividing (1) (x) minus (y) by (2) (z) where (x) equals the sum of any amount paid by the Company or its Subsidiaries to the lenders under the Credit Agreements in connection with obtaining any bank consent, waiver or amendment under the Credit Agreements after the date hereof, (y) equals $3,000,000 and (z) equals the Fully-Diluted Shares; provided, that in the event the quotient is a negative number, the Adjustment Amount shall be zero; provided, further, that the Adjustment Amount shall in no event exceed $1.00; provided, further, that for all purposes hereof, the Adjustment Amount shall be rounded down to the nearest 1/10 (one-tenth) of a cent.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, all mechanics of calculating the Exchange Ratio as set forth in Section 3.1(a) shall be equitably adjusted, without duplication, to reflect such change.

Section 3.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time (or such earlier date as Parent may elect on or following consummation of the Offer), each option or similar right (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, an “Assumed Option”) shall be automatically converted into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of Shares subject to such cancelled Company Stock Option and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. Each Assumed Option shall have an exercise price equal to the quotient obtained by dividing the per share exercise price of Shares subject to such Company Stock Option by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest cent). After the Effective Time, each Assumed Option shall be subject to the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document by reason of the Offer, the Merger or the transactions contemplated hereby). It is the intention of the parties that each Assumed Option that qualifies as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time and that the foregoing conversion formula shall be adjusted if necessary to comply with Section 409A and 424(a) of the Code. For purposes of this Agreement, “Option Exchange Ratio” shall be the sum of (x) plus (y), where (x) is the Exchange Ratio and (y) is the number equal to the quotient of the Per Share Cash Consideration divided by the Parent Trading Price.

(b) At the Effective Time, each vested right of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares, and each award of any kind consisting of Shares (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than Company Stock Options (each, a “Company Stock-Based Award”), that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Offer Price multiplied by the number of Shares subject to such Company Stock-Based Award in accordance with Section 3.1(a). At the Effective Time, each unvested Company Stock-Based Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a comparable right to receive that number of shares of Parent Common Stock equal to the Option Exchange Ratio, as calculated in accordance with Section 3.2(a), multiplied by the number of Shares subject to such Company Stock-Based Award. After the Effective Time, each unvested Company Stock-Based Award shall be subject to the same terms and conditions as were applicable to the related Company Stock-Based Award immediately prior to the Effective Time (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document by reason of the Merger or the transactions contemplated hereby).

(c) Prior to the Effective Time, the Company and Parent shall adopt such resolutions and take such appropriate action as may be reasonably required to effectuate the provisions of this Section 3.2, including adopting resolutions of its Compensation Committee and delivering to the other party such documentation of such actions as the other party may reasonably request.

Section 3.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent or other exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article III. At or prior to the Effective Time, Parent shall deliver (or cause to be delivered) to the Exchange Agent certificates representing shares of Parent Common Stock and deposit (or cause to be deposited) with the Exchange Agent cash in an amount sufficient to make all payments pursuant to this Article III (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III. Parent shall have the right to withdraw from the Exchange Fund any amount paid or shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the amount of consideration held in the Exchange Fund with respect to such Dissenting Shares.

(b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of (i) a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h). Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), and such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h) are to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h) payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(c) The delivery of all shares of Parent Common Stock and all cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares, together with the associated Rights, formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(d) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Shares. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Shares.

(e) At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), without any interest thereon, payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any

other person shall be liable to any former holder of Shares, for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), without any interest thereon, payable in respect thereof pursuant to this Agreement.

(g) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 3.4, which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Trading Price.

(h) No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares pursuant to Section 3.3(g) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without any interest thereon (i) promptly after such surrender, the Merger Consideration and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

Section 3.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed or reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended February 4, 2007, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended May 6, 2007, August 5, 2007, and November 4, 2007, the Company’s Proxy Statement filed on Schedule 14A, dated November 1, 2007, and the Company’s Current Reports on Form 8-K filed with the SEC after February 4, 2007 and prior to the date of this Agreement and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (collectively the “Recent SEC Documents”) (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature); provided that such disclosures shall apply only to the extent that the nature and content of the disclosure in the Recent SEC Documents is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of a representation and warranty or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any fact, circumstance, event, change, effect, development, or occurrence that, either individually or in the aggregate, is materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any fact, circumstance, event, change, effect, development, or occurrence arising out of or attributable to any of the following, either alone or in combination: (1) the industry and markets in which the Company and its Subsidiaries operate generally (that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole), (2) general economic, business, regulatory or political conditions (including those affecting the securities or financial markets) (that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole), (3) gasoline prices in the United States, (4) the matters set forth on Section 4.1(a) of the Company Disclosure Letter, (5) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Offer or the Merger, (6) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities or any termination or reduction or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers or distributors), (7) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters or acts of God) occurring after the date hereof (other than any of the foregoing that causes material damage or destruction to a material number of stores of the Company or any of its Subsidiaries, taking into account the proceeds of any applicable insurance policies), (8) any changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (9) the taking of any action contemplated by or arising from this Agreement or consented to or requested by Parent or Merger Sub; provided, further, that, for the avoidance of doubt, the existence of any potential default or event of default under any of the Debt Instruments not resulting in any of the events described in subclauses (A) through (E) of Section 8.1(d)(iv) shall not be deemed in and of itself to constitute a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and a true and complete copy of the Company’s bylaws (the “Company Bylaws”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws, and no Subsidiary of the Company is in violation of any provision of its organizational or governing documents. The minute books of the Company and each of its Subsidiaries contain accurate records of all corporate actions taken by the directors and stockholders or equivalents of such entity, and, subject to Section 4.1(b) of the Company Disclosure Letter, true and correct copies of such minute books from and after January 1, 2006 have been made available to Parent.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 90,000,000 Shares of common stock, par value $0.01 per share (the “Common Stock”). As of March 21, 2008 (A) 44,032,133 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights; (B) no Shares were held in treasury; (C) an aggregate of 4,102,988 Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding Company Stock Options issued pursuant to (1) the CSK Auto Corporation 2004 Stock and Incentive Plan, (2) the 1999 Employee Stock Option Plan, (3) the 1996 Associate Stock Option Plan, (4) the 1996 Executive Stock Option Plan, (5) the CSK Auto Corporation Directors Stock Plan, (6) the Nonqualified Stock Option Contracts between the Company and Lawrence N. Mondry dated June 13, 2007 and October 20, 2007, and (7) the Restricted Stock Unit Agreement between the Company and Lawrence N. Mondry dated June 13, 2007; and (D) an aggregate of up to 6,060,610 Shares were subject to or otherwise deliverable in connection with the Company’s outstanding 6 3/4% Senior Exchangeable Notes due 2025. Except as set forth in this Section 4.2 and except for changes since March 21, 2008 resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity interests of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth in this Section 4.2 or in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights, all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, mortgages, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.

(b) All Company Stock Options are evidenced by stock option agreements, restricted stock agreements or other award agreements in the forms set forth on Section 4.2(b)-1 of the Company Disclosure Letter and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with such forms. Section 4.2(b)-2 of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of March 21, 2008, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Stock subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. Section 4.2(b)-3 of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of March 21, 2008, hold outstanding restricted stock, indicating the number of shares of restricted stock held by such person, date of grant and vesting schedule.

(c) Except as set forth in subsection (a) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation or organization, authorized and outstanding capital of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests held by each such person. Other than with respect to the Subsidiaries of the Company and as set forth in Section 4.2(e) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business other than an investment in publicly traded securities constituting three percent (3%) or less of the outstanding securities of any entity.

Section 4.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority in voting power of the outstanding Shares, if necessary (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to obtaining the Company Stockholder Approval and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has acted in accordance with Section 251 of the DGCL and has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 6.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby and such resolutions have not been rescinded or modified. The Company Stockholder Approval, if required by applicable

Law, is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) subject to obtaining the consents listed on Section 4.4(a)(iii) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body or arbitral tribunal (each, a “Governmental Entity”) by the Company, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with a Governmental Entity the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Except as set forth on Section 4.5 of the Company Disclosure Letter, the Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 30, 2006 (all such forms, reports, statements, certificates and other documents filed since January 30, 2006 and prior to the date hereof and those filed subsequent to the date hereof including any amendments, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document, none of the Company SEC Documents contains (or if not yet filed will not contain) any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes of clarification, amendments filed after the date of this Agreement to Company SEC Documents that were filed prior to the date of this Agreement shall not be taken into account for purposes of determining compliance with this Section 4.5(a).

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 4, 2007 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP)” applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since November 4, 2007 have been (and any subsequently filed financial statements will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal controls over financial reporting.

(e) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains disclosure controls and procedures (within the meaning of Rules 13a–15(e) and 15d–15(c) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

(f) Except as set forth on Section 4.5(f) of the Company Disclosure Letter, since July 9, 2007 through the date of this Agreement, (x) neither the Company nor any of its Subsidiaries has received any material complaint regarding accounting, internal accounting controls or auditing matters of the Company or any of its Subsidiaries and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act of 2002”).

(g) Since July 9, 2007, the Company has complied in all material respects with the rules and regulations of the New York Stock Exchange that are applicable to the Company.

(h) Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC since November 4, 2007; (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since November 4, 2007; (iii) as would not individually or in the aggregate have a Material Adverse Effect; (iv) for liabilities and obligations arising under this Agreement; (v) liabilities and obligations disclosed in this Agreement or the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligation of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

(i) Section 4.5(i) of the Company Disclosure Letter sets forth, as of the dates indicated on Section 4.5(i) of the Company Disclosure Letter, the amount of the principal and unpaid interest outstanding under each instrument evidencing any Indebtedness of the Company or any of its Subsidiaries. “Indebtedness” shall mean any indebtedness for borrowed money and any indebtedness evidenced by notes, bonds, debentures or similar instruments. The Company and its Subsidiaries have not guaranteed any Indebtedness of any Person other than Indebtedness of the Company or any of its Subsidiaries, as the case may be.

Section 4.6 Certain Information. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders by the Company in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholders Meeting, if any, and any amendments or supplements thereto, when filed, distributed or disseminated, and at the Effective Time, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Company Disclosure Documents.

The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing of the Schedule TO, at the time of the Registration Statement becomes effective under the Securities Act, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Letter or elsewhere in this Agreement, since November 4, 2007, except as otherwise contemplated or permitted by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (ii) there has not been any fact, event, change, effect, or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries have taken any action which, if taken after the date hereof, would violate the provisions of Sections 6.1(b)(i)-(iv) (inclusive), 6.1(b)(vi)(A), 6.1(b)(vi)(C), 6.1(b)(x), 6.1(b)(xi), 6.1(b)(xiii) and 6.1(b)(xiv).

Section 4.8 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.9 Compliance with Laws. Except with respect to the Securities Act and the Exchange Act, ERISA, Environmental Laws and Laws with respect to Taxes, which are the subject of Sections 4.5, 4.10, 4.12 and 4.13 respectively, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any applicable Law. Except with respect to Environmental Laws (which are the subject of Section 4.12), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders, clearances, commissions, consents, certificates, grants and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any material Permit (in each case, with or without notice or lapse of time or both), except where any violation, default, loss or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10 Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment (excluding offer letters made to employees other than senior executives in the ordinary course of business), change-in-control, material fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or director or former employee or director of the Company or any ERISA Affiliate has any present or future right to benefits or the Company or any ERISA Affiliate has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information. “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.10 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than an IRS application for a favorable determination letter and routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(v) each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in good faith, reasonable compliance with Section 409A of the Code since January 31, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) the regulations and guidance issued thereunder (clause (A) and (B), together, the “409A Authorities”); and

(vi) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. Neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full). No event has occurred that presents a material risk of a partial withdrawal. Neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA.

(c) Except as provided herein or as set forth on Section 4.10(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth on Section 4.10(c) of the Company Disclosure Letter, no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(d) The treatment of Company Stock Options set forth in Section 3.2 of this Agreement is permitted under the terms of the applicable Company Equity Plans.

(e) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment, compensation, severance and other employee benefit plans of the Company and its Subsidiaries, including the Company Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and the Buyer began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

(f) Section 4.10(f) of the Company Disclosure Letter sets forth each Company Plan (excluding any written agreements with employees, such as employment agreements, option agreements, etc.) that, by its terms, prohibits or restricts amendments, modifications or termination of such Company Plan following the consummation of the transactions contemplated by this Agreement.

Section 4.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or labor organization, and no employees of the Company or any of its Subsidiaries are represented by any labor union or labor organization with respect to their employment with the Company or its Subsidiaries. The Company and its Subsidiaries have not committed any material unfair labor practice as defined in the National Labor Relations Act.

(b) No labor union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and its Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) From January 30, 2006 to the date of this Agreement, there has been no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

Section 4.12 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint or any threatened claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Materials of Environmental Concern which could form the basis of any liability under Environmental Laws against the Company, any of its Subsidiaries, or against any person or entity whose liability for such matters the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law.

(b) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analysis, tests or monitoring possessed by the Company or any Subsidiary pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or regarding the company’s or any Subsidiary’s compliance with applicable Environmental Laws.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees (including common law) protecting human health, the environment or the quality of the ambient air, soil, surface water or groundwater.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance, contaminant, pollutant, or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 4.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, except with respect to Taxes contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries included in the most recent Company SEC Documents in accordance with GAAP.

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(d) As of the date of this Agreement, there are no audits or other proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax.

(e) The financial statements included in the most recent Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.

(f)(i) all Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries included in the most recent Company SEC Documents in accordance with GAAP; and (ii) no unresolved claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise (except, in each case, agreements among the Company and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or similar provision of state or local Law.

(j) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.

(l) Neither the Company nor, to the Company’s knowledge, any of its Affiliates has taken or agreed to take action that would prevent the Offer, the Merger, and the LLC Merger (if any) together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

(m) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.

Section 4.14 Contracts . Section 4.14 of the Company Disclosure Letter lists, as of the date hereof, each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) of the following types that are currently in effect and by which the Company or any of its Subsidiaries is currently bound:

(i) any consulting agreement that is not terminable at will without a penalty in excess of $5,000 in the aggregate;

(ii) any Contract restricting the right of the Company to conduct its business as it is presently conducted (other than customary provisions in Leases, Contracts described in Section 4.10 of the Company Disclosure Letter, or Contracts listed on Section 4.4(a)(iii) of the Company Disclosure Letter);

(iii) any exclusive supplier agreements not terminable at will without a penalty in excess of $100,000 in the aggregate;

(iv) any partnership, joint venture or similar agreement;

(v) any Contract that is material to the Company with a change in control provision (excluding Leases and employee contracts and plans);

(vi) any agreement involving the acquisition or disposition by the Company of an amount of assets in excess of $150,000 in the aggregate, outside the ordinary course of business; and

(vii) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each such Contract as described in this Section 4.14, a “Material Contract”).

Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 4.15 Insurance. of the Company Disclosure Letter sets forth an accurate and complete list of all policies of liability, director and officer, workmen’s compensation and other forms of insurance owned or held by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all premiums due and payable under such policies have been paid, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. As of the date hereof, the Company has no knowledge of any threatened early termination of any such policy. Except as set forth on Section 4.15 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy of insurance maintained by the Company or any of its Subsidiaries.

Section 4.16 Properties.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and valid title to all the properties and assets reflected in the audited balance sheet of the Company as at February 4, 2007 included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries and to all properties and assets acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, or for an amount or the validity of which is being contested in good faith, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or that the amount or validity of which is being contested in good faith, (iii) zoning, building and other similar codes and regulations, (iv) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) mortgages, deeds of trust, security interests or other Liens that secure or are related to, or are permitted by applicable loan agreements with respect to, indebtedness reflected in the Company SEC Documents, (vii) any conditions that are matters of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate and (viii) any Liens (other than Liens that secure or are related to indebtedness not reflected in the Company SEC Documents) that have not had and reasonably would not be expected to materially impair the use, value or operation of any such properties and assets (collectively, “Permitted Liens”).

(b) The Company or one of its Subsidiaries is the lessee of and has a good and valid leasehold interest in all leasehold estates reflected in the audited balance sheet of the Company as at February 4, 2007 included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (each such lease, a “Lease” and collectively, the “Leases”) and is in possession of the properties purported to be leased thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Lease is valid and binding on the Company and each of its Subsidiaries party thereto and enforceable against the Company or its Subsidiaries party thereto in accordance with its terms and, to the knowledge of the Company, is valid and binding on the applicable lessor, and there is no breach of or default under any of the Leases by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, the applicable lessor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach thereof or a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, the applicable lessor. Copies of all Leases have made available to Parent, in each case as appropriately redacted to protect against the disclosure of competitively-sensitive information.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames and applications therefor, patents, patent applications, registered copyrights, applications to register copyright, and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned, beneficially and of record, by the Company or one its Subsidiaries free and clear of all Liens and all such Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. Neither the Company nor any of its Subsidiaries has

received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, or otherwise violating misappropriating any patents, copyrights, trademarks, trade secrets, rights to personal information, or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the two (2) years prior to the date hereof any written notice or claim asserting that any such infringement, misappropriation or other violation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or, decree settlement, coexistence agreement or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 4.18 Rights Plan. The Company Board has resolved to, and the Company simultaneously with the execution of this Agreement will, take all action necessary, (a) to render the Rights Agreement inapplicable to the transactions contemplated by this Agreement and (b)  cause the Rights to expire immediately prior to the Effective Time.

Section 4.19 Related Party Transactions. No executive officer or director of the Company or any Person owning 5% or more of the Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Company SEC Reports pursuant Item 404 of Regulation S-K that has not been so disclosed.

Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, the Per Share Stock Consideration and the Per Share Cash Consideration, taken together, is fair, from a financial point of view, to the holders of Shares (other than Parent, Merger Sub, and their respective Affiliates).

Section 4.22 Takeover Statute. Assuming the accuracy of Parent’s representations in Article V, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof and thereafter.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (i) as disclosed or reflected in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Parent Recent SEC Document”) (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature); provided, that such disclosures shall apply only to the extent that the nature and content of the disclosure in the Parent Recent SEC Document is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of a representation and warranty or (ii) as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate is materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (B) the ability of Parent or Merger Sub to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include the effect of any fact, circumstance, event, change, effect, development, or occurrence arising out of or attributable to any of the following, either alone or in combination: (1) the industry and markets in which Parent and its Subsidiaries operate generally (that do not materially disproportionately affect Parent and its Subsidiaries, taken as a whole); (2) general economic, business, regulatory or political conditions (including those affecting the securities or financial markets) (that do not materially disproportionately affect Parent and its Subsidiaries, taken as a whole); (3) gasoline prices in the United States; (4) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Offer or the Merger; (5) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities or any termination or reduction or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers or distributors); (6) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters or acts of God) occurring after the date hereof (other than any of the foregoing that causes material damage or destruction to a material number of stores of Parent or any of its Subsidiaries, taking into account the proceeds of any applicable insurance policies); (7) any changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof; or (8) the taking of any action contemplated by or arising from this Agreement or consented to or requested by the Company.

(b) Parent has previously furnished or otherwise made available to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws. The minute books of Parent and each of its Subsidiaries contain accurate records of all corporate actions taken by the directors and stockholders or equivalents of such entity, and, subject to Section 5.1(b) of the Parent Disclosure Letter, true and correct copies of such minute books from and after January 1, 2007 have been made available to the Company.

Section 5 .2 Capital Stock.

(a) The authorized capital stock of Parent consists of 245,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”). As of December 31, 2007, (A) 115,260,564 shares of Parent Common Stock were issued and outstanding, including 15,123 shares of unvested restricted stock, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights; (B) no Shares were held in treasury; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) an aggregate of 4,404,403 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding stock options under the O’Reilly Automotive, Inc. 1993 Stock Option Plan, as amended; and (E) an aggregate of 215,000 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding stock options under the O’Reilly Automotive, Inc. Director Stock Option Plan, as amended. No shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of Parent Common Stock, and all shares of Common Stock reserved for issuance as noted in clauses (D) and (E), when issued in accordance with the respective terms thereof, are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights and issued in compliance with applicable securities Laws.

Except as set forth in this Section 5.2, except as set forth on Section 5.2 of the Parent Disclosure Letter and except for changes since December 31, 2007 resulting from the exercise of stock options for Parent Common Stock outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other equity interests of Parent or any of its Subsidiaries, (2) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity interests of Parent or any of its Subsidiaries or (3) options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock or other equity interests, securities convertible into or exchangeable for capital stock or other equity interests of Parent or any of its Subsidiaries, (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of Parent or any of its Subsidiaries and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(b) Except as set forth in subsection (a) above, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(c) There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of Parent or any of its Subsidiaries.

(d) Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights, all such shares are owned by Parent or another wholly-owned Subsidiary of Parent and are owned free and clear of all Liens of any nature whatsoever.

(e) Section 5.2(e) of the Parent Disclosure Letter sets forth the name, jurisdiction of incorporation or organization, authorized and outstanding capital of each Subsidiary of Parent and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests held by each such person. Other than with respect to the Subsidiaries of Parent set forth in Section 5.2(e) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business other than an investment in publicly traded securities constituting three percent (3%) or less of the outstanding securities of any entity.

Section 5.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) except as set forth on Section 5.4 of the Parent Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), impair Parent’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity by Parent or Merger Sub, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with a Governmental Entity the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 SEC Reports; Financials Statements.

(a) Except as set forth on Section 5.5 of the Company Disclosure Letter, Parent has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2006 (all such forms, reports, statements, certificates and other documents filed since January 1, 2006 (the “Parent Applicable Date”) and prior to the date hereof and those filed subsequent to the date hereof including any amendments, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied (or, if not yet filed, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Parent SEC Document has been revised or superseded by a subsequently filed Parent SEC Document, none of the Parent SEC Documents contains (or, if not yet filed, will not contain) any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes of clarification, amendments filed after the date of this Agreement to Parent SEC Documents that were filed prior to the date of this Agreement shall not be taken into account for purposes of determining compliance with this Section 5.5(a).

(b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10 K for the fiscal year ended December 31, 2007 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) Parent has designed disclosure controls and procedures to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities. Parent’s management has completed assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

(d) Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in Parent’s internal controls over financial reporting.

(e) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains disclosure controls and procedures (within the meaning of Rules 13a–15(e) and 15d–15(c) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure.

(f) Since the Parent Applicable Date through the date of this Agreement, (x) neither Parent nor any of its Subsidiaries has received any material complaint regarding accounting, internal accounting controls or auditing matters of Parent or any of its Subsidiaries and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(g) Since the Parent Applicable Date, Parent has complied in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of NASDAQ that are applicable to Parent. Since the Parent Applicable Date, Parent’s auditors and chief executive officer and chief financial officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(h) Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC since December 31, 2007; (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since December 31, 2007; (iii) as would not individually or in the aggregate have a Parent Material Adverse Effect; (iv) for liabilities and obligations arising under this Agreement; (v) liabilities and obligations disclosed in this Agreement or the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent has any liabilities or obligation of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

Section 5.6 Certain Information.

(a) None of the information supplied or to be supplied by Parent or Merger Sub with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.7 Absence of Certain Changes or Events. Since December 31, 2007, except as otherwise contemplated or permitted by this Agreement (i) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice (ii) there has not been any fact, event, change, effect, or occurrence, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect and (iii) neither Parent nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would violate the provisions of Section 6.2(b).

Section 5.8 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 5.9 Compliance with Laws. Except with respect to the Securities Act and Exchange Act and Laws with respect to Taxes, which are the subject of Sections 5.5 and 5.16, Parent and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to have Parent Material Adverse Effect, no notice, charge, claim, action or assertion has been received by Parent or any of its Subsidiaries or has been filed, commenced or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of any applicable Law. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any material Permit (in each case, with or without notice or lapse of time or both), except where any violation, default, loss or acceleration would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 5.11 Financing. Parent has and will have at the consummation of the Offer and at the Effective Time access to sufficient funds to consummate the Offer and the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 5.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of LLC as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger, or the other transactions contemplated hereby.

Section 5.13 Ownership of Shares. Except as set forth in Section 5.13 of the Parent Disclosure Letter, neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 5.14 No Other Representations or Warranties. Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries, except as expressly set forth in Article IV, and that the Company hereby specifically disclaims any such other representations or warranties.

Section 5.15 Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company and (b) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.

Section 5.16 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

(b) Neither Parent nor any of its Subsidiaries is delinquent in the payment of any Tax, except with respect to Taxes contested in good faith and for which adequate reserves have been established on the financial statements of Parent and its Subsidiaries included in the most recent Parent SEC Documents in accordance with GAAP.

(c) No Liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(d) As of the date of this Agreement, there are no audits or other proceedings now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries with respect to any material Tax.

(e) The financial statements included in the most recent Parent SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of Parent’s or such Subsidiary’s business.

(f)(i) all Taxes which Parent or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of Parent and its Subsidiaries included in the most recent Parent SEC Documents in accordance with GAAP; and (ii) no unresolved claim has been made against Parent or any of its Subsidiaries by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;.

(g) None of Parent or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than Parent and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of Parent or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise (except, in each case, agreements among Parent and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).

(h) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(i) Neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or similar provision of state or local Law.

(j) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.

(k) The LLC is a disregarded entity whose assets, liabilities, income, gain, loss, deduction and credit are treated as assets, liabilities, income, gain, loss, deduction and credit of Parent in accordance with Treasury Regulation Section 301.7701-3(b)(1)(ii).

(l) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(m) Neither Parent nor, to Parent’s knowledge, any of its Affiliates has taken or agreed to take action that would prevent the Offer, the Merger, and the LLC Merger (if any) together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

Section 5.17 Brokers. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.18 Takeover Statute. Prior to the Company Board approving this Agreement, the Merger, and the other transactions contemplated herby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to use reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers, employees and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

(b) Between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing, neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or any securities convertible or exchangeable into shares of capital stock or other equity interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity interests or any securities convertible or exchangeable into shares of capital stock or other equity interests, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, grant to any Person any right to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Stock Options or settlement of other stock based awards outstanding as of the date hereof and in accordance with the terms of such instruments, (B) issuances in accordance with the Rights Agreement, or (C) pursuant to the current terms of the 6 3/4% Senior Exchangeable Notes due 2025;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, (B) acquire any assets in excess of $150,000 individually or $1,500,000 in the aggregate (other (i) than purchases of inventory and other assets in the ordinary course of business, or (ii) capital expenditures permitted hereunder), in which case consent by Parent shall not be unreasonably withheld or delayed; (C) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or (D) sell or otherwise dispose of or any assets in excess of $150,000 individually or $1,500,000 in the aggregate (other than sales or dispositions of inventory and other assets in the ordinary course of business), in which case consent by Parent shall not be unreasonably withheld or delayed;

(vii) other than in the ordinary course of business consistent with past practice, enter into, materially amend, fail to enforce, or terminate any Material Contract, in which case consent by Parent shall not be unreasonably withheld or delayed;

(viii) other than in the ordinary course of business consistent with past practice, grant to or acquire from any Person, or abandon, dispose of or permit to lapse any rights to, any material Intellectual Property, in which case consent by Parent shall not be unreasonably withheld or delayed;

(ix) authorize any material new capital expenditures that are in excess of the sum of (i) $500,000 and (ii) the Company’s capital expenditure budget set forth on Section 6.1(b)(ix) of the Company Disclosure Letter;

(x) (A) make any loans, advances (other than to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities other than borrowings under the existing Credit Agreements, (C) make any modification or amendment to, or solicit or obtain any waiver with respect to, the Debt Instruments, or (D) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in the case of each of subclauses (A), (B), (C) or (D), which consent by Parent shall not be unreasonably withheld or delayed; provided, however, in no event shall the aggregate amount of indebtedness for borrowed money under the existing Credit Agreements at the consummation of the Offer exceed $475,000,000;

(xi) except to the extent either required by applicable Law (including Section 409A of the Code), any arrangement in effect as of the date hereof and set forth on Section 6.1(b)(xi) of the Company Disclosure Letter, and as contemplated by Sections 3.1, 3.2, or 6.8, (A) increase the total compensation or benefits of any director or vice president or higher-level position of the Company, or (B) except as set forth on Section 6.1(b)(xi) of the Company Disclosure Letter, terminate, amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors, in which case consent by Parent shall not be unreasonably withheld or delayed;

(xii) enter into any closing agreement with respect to material Taxes; settle or compromise any material liability for Taxes (except with respect to any Tax liability, for an amount that is not materially in excess of the amount reserved therefor on the financial statements of the Company and its Subsidiaries included in the Company SEC Documents); make, revoke, or change any material Tax election; knowingly surrender any claim for a material refund of Taxes; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes (except for extensions routinely granted during the course of an examination or audit); file any material amended Tax return involving a material amount of additional Taxes (except as required by Law); or obtain any material Tax ruling;

(xiii) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiv) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice than involve only the payment of money damages (A) (1) not in excess of $2,000,000 in the aggregate during the 90 day period following the date of this Agreement or (2) not in excess of $4,000,000 in the aggregate during the 180 day period following the date of this Agreement or (B) consistent with the reserves reflected in the Company’s balance sheet at November 4, 2007, in the case of each of subclauses (A) and (B), which consent by Parent shall not be unreasonably withheld or delayed;

(xv) (A) take any action other than as provided herein that would cause any material insurance policy to be cancelled or terminated other than in accordance with its terms or (B) fail to use commercially reasonable efforts to renew, or replace with substantially equivalent policies, any expiring policies on commercially reasonable terms consistent with past practices, in the case of each of subclauses (A) and (B), which consent by Parent shall not be unreasonably withheld or delayed;

(xvi) enter into, materially amend, fail to enforce, or terminate any collective bargaining agreement; or

(xvii) agree to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xvi).

Section 6.2 Conduct of Business of Parent and Merger Sub Pending the Merger.

(a) From and after the date hereof and prior to the Effective Time, and except as may otherwise required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby in accordance with the terms of Section 6.7, (b) performing its covenants or agreements hereunder, (c) cause any of its representations and warranties set forth in Article V to be untrue in any material respect, or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect. Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to use reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b) Between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.2 of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Company shall otherwise consent in writing, neither Parent nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries); or

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of Parent (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Parent Stock Options or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the consummation of the Offer, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time; provided, that nothing contained in this Section 6.3 shall be deemed to mitigate Parent’s consent rights as set forth in Section 6.1 or the Company’s consent rights as set forth in Section 6.2. Prior to the consummation of the Offer, in the case of the Company, and the Effective Time, in the case of Parent, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4 Acquisition Proposals.

(a) Subject to Sections 6.4(b)-(f), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) or intentionally take any action to facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations, discussions, or communications (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; or, (v) (A) amend, grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to the Company or any of its Subsidiaries, (B) approve any transaction under, or any other person becoming an “interested stockholder” under, Section 203 of the DGCL, or (C) amend or grant any waiver or release or approve any transaction or redeem any rights under the Rights Agreement, except in connection with the transactions contemplated by this Agreement; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Sections 6.4(b), (c) or (d) or Section 8.1(c)(ii) shall not be deemed to be a breach of this Section 6.4(a). The Company agrees that it will immediately cease and cause to be terminated all existing activities, communications, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will request the return or destruction of any confidential information about the Company from any person who participated in the due diligence process within two (2) days of the date of this Agreement.

(b) Notwithstanding anything to the contrary in Section 6.4(a), at any time following the date of this Agreement and prior to the consummation of the Offer, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a) and that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a confidentiality and standstill agreement on terms no less favorable to the Company than to those contained in the Confidentiality Agreement and the Standstill Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), a copy of which shall promptly be provided to Parent; provided, however, that any material non-public information provided to such Person has previously been provided to Parent or is provided to Parent contemporaneously as it is provided to such Person and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger (an “Adverse Recommendation Change”), (ii) approve or recommend, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, acquisition agreement or other similar agreement constituting or relating to any Acquisition Proposal or (iii) resolve or publicly propose to take any such actions. Notwithstanding anything to the contrary in this Section 6.4, if, prior to consummation of the Offer, (A) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board or any committee thereof may effect an Adverse Recommendation Change or (B) the Company receives an Acquisition Proposal that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) to enter into a definitive agreement with respect to such Superior Proposal, subject to compliance with Section 6.4(d).

(d) At any time prior to the consummation of the Offer, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal if (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to Section 8.1(c)(ii), identifying the Superior Proposal then determined to be more favorable and including a copy of the definitive acquisition agreement for such Superior Proposal in the form to be entered into, (ii) within a period of five (5) Business Days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement, that the Company Board determines in good faith (after consultation with the Company’s financial advisors) to be as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent in good faith during such five (5) Business Day period any adjustments in the terms and conditions of this Agreement proposed by Parent), and (iii) at least five (5) Business Days after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Parent (A) an irrevocable written notice of termination of this Agreement pursuant to Section 8.1(c)(ii) and (B) a wire transfer of same day funds in the amount of the Termination Fee.

(e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal, inquiry, proposal or offer and the material terms of any such Acquisition Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such Acquisition Proposal, inquiry, proposal or offer.

(f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the judgment of the Company Board (after consultation with outside legal counsel), failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

(g) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, joint venture recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 10% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer or the Merger.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal, which proposal was not the result of a breach of this Section 6.4, that (a) is not conditioned upon obtaining financing or any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by this Agreement, (b) is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal) and (c) the Company Board determines in good faith (after consultation with the Company’s outside counsel and the Company’s financial advisors) is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement in response to the Superior Proposal); provided, that for the purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4(g)(i), except that the reference to “10%” shall be deemed to be a reference to “80%.”

Section 6.5 Prospectus/Proxy Statement; Registration Statement; Stockholders Meeting.

(a) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the consummation of the Offer, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare the Proxy Statement, and Parent shall, with the assistance and approval (not to be unreasonably withheld or delayed) of the Company, prepare a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable best efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the New York Stock Exchange.

(b) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.4, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger.

Section 6.6 Access to Information: Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and representative to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party,

(ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(c) To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records (i) on a basis consistent with Parent’s access to such personnel and records prior to the date hereof in connection with Parent’s due diligence review of the Company and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 6.23, Section 7.1 or Annex I have been satisfied.

Section 6.7 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.7(c), each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer and the Merger and the other transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation of the Offer or the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Sections 6.7(a) and (c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Merger Sub shall be strictly obligated to resolve any such objections or suits necessary to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger, or the other transactions contemplated hereby, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or business of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (ii) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to resolve such objections or suits; provided, however, that Parent nor any of its Subsidiaries or Affiliates shall be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Closing occurs.

(d) Subject to the obligations under Section 6.7(c), in the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other; (ii) Parent and Merger Sub shall be obligated to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; and (iii) Parent and Merger Sub must defend, at their cost and expense, any Action or Actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.8 Employment and Employee Benefits Matters; Other Plans.

(a) Without limiting the provisions of Section 6.1 hereof, if the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (a) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) shall not be calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company (acting through the Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the conclusion of the Offer: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment, compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the consummation of the Offer all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors. Furthermore, to the extent the Company has failed to comply with the terms of this Section 6.8(a), the Company shall use all reasonable best efforts to cure such noncompliance as promptly as practicable.

(b) As of and after the Effective Time, Parent will, or will cause its Subsidiaries and the Surviving Corporation to, give those employees of Parent and employees of the Surviving Corporation as of the

Effective Time who shall have been employees of the Company immediately prior to the Effective Time (“Company Employees”) full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans other than any such plans maintained by the Company or its Subsidiaries prior to the Effective Time), under any employee compensation, incentive, and benefit (including vacation, paid time off, severance, and retiree medical) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such recognition would result in duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) provide for immediate eligibility and coverage, (ii) cause there to be waived any waiting periods, pre-existing condition, evidence of insurability, good health, actively at work, or other eligibility limitations in each case to the extent waived, satisfied or inapplicable under the corresponding Company Plan and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees during the plan year in progress as of the Effective Time under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.

(d) Subject to the provisions of this Section 6.8(d), Parent shall, or shall cause the Surviving Corporation to, assume, honor, and be responsible for any accrued or unused vacation, sick and personal leave, (collectively, “Paid Time Off”) to which any Company Employee is entitled pursuant to the paid time-off policy applicable to such Company Employee immediately prior to the Effective Time (the “PTO Policy”). In addition to the assumption of past Paid Time Off accruals as described above, Parent or the Surviving Corporation shall continue to provide Paid Time Off benefits (including new paid time off accruals) to Company Employees for service with Parent or its Subsidiaries after the Effective Time through December 31, 2008, which Paid Time Off Benefits shall be at least equal to the Paid Time Off benefits provided to Company Employees under the PTO Policy prior to the Effective Time (counting both pre- and post-Effective Time service for purposes of entitlement to such Paid Time Off benefits). Parent shall, or shall cause the Surviving Corporation to allow such Company Employee to use such accrued and unused Paid Time Off in accordance with the terms of the PTO Policy prior to December 31, 2009. To the extent any of the Paid Time Off described in the first two sentences of this Section 6.8(d) is not used on or prior to December 31, 2009, Parent shall, or shall cause the Surviving Corporation to, pay in cash to each Company Employee an amount equal to any such unused Paid Time Off in excess of the amount of Paid Time Off allowed to be accrued under Parent’s applicable policies (the “PTO Limit”), but only to the extent that such unused Paid Time Off as of December 31, 2009 is attributable to vacation or, with respect to employees in California or states that require such pay by Law, personal days, it being understood that there shall be no payout of such Paid Time Off with respect to sick days. Company Employees will no longer be entitled to any Paid Time Off in excess of the PTO Limit following December 31, 2009. With respect to Company Employees who experience a termination of employment, Parent shall, or shall cause the Surviving Corporation to honor the provisions of the PTO Policy with respect to payments in respect of Paid Time Off on termination of employment (including any limitations on the obligation to make such payments in the event of a ‘for cause’ or similar termination, consistent with applicable Law); provided, however, that with respect to Paid Time Off Benefits accrued following December 31, 2008, any limitations with respect to payments in respect of Paid Time Off on termination of employment shall be determined (consistent with applicable Law) shall be determined based on the Paid Time Off policy determined by Parent. Following

December 31, 2009, Parent and its Subsidiaries may implement any Paid Time Off or similar policy as Parent may determine in its discretion.

Section 6.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger, or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall use all reasonable best efforts to ensure that the Offer or the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Offer or the Merger and the other transactions contemplated hereby.

Section 6.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other in writing of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relates to the Offer, the Merger, or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in (i) any of the conditions to the Merger set forth in Article VII or (ii) the conditions to the Offer set forth in Section 6.23 or Annex I not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII or the conditions to the Offer set forth in Annex I and Section 6.23 (so long as such failure was not the result of an intentional or willful breach of this Section 6.10) except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 6.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; provided further, that neither Parent nor the Surviving Corporation shall be required to indemnify or advance expenses to any Indemnified Party in connection with an Action (or part thereof) initiated by such Indemnified Party unless such Action (or part thereof) was authorized by the Board of Directors.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period of six (6) years from the Effective Time.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 250% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium. In lieu of the foregoing sentence, at the Company’s option, after consultation with Parent, the Company may purchase, in accordance with the cost constraints set forth above, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.11.

Section 6.12 Financing. At the sole cost and expense of Parent, the Company shall use, and shall cause its Subsidiaries to use, reasonable efforts to cooperate and assist Parent with respect to the arrangement of Parent’s financing (the “Financing”). The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions led by Parent, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including without limitation all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act as well as of the type and form customarily included in private placements under Rule 144A of the Securities Act, (iii) assisting Parent and its financing sources and counsel in the preparation by Parent of (A) an offering document for any of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts and related roadshow activities of Parent and its financing sources for any of the Financing, (v) providing and executing documents as may be reasonably requested by Parent, and assisting Parent in obtaining comfort letters of the Company’s accountants, consents of the Company’s accountants for use of their reports in any materials relating to the Financing, legal opinions of the Company’s counsel and surveys and title insurance with respect to the Real Property; (vi) coordinating and making the Real Property available for appraisal and inspection, (vii) making senior officers and representatives of the Company reasonably available for presentations to ratings agencies and roadshow presentations, and (viii) reasonably facilitating the pledge of the Surviving Corporation’s collateral; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time; provided, further, that neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall make available to the Company copies of documents related to the Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters.

Section 6.13 Rights Agreement. The Company covenants and agrees that, prior to the valid termination of this Agreement in accordance with Article VIII hereto, it will not (A) redeem the rights (the “Rights”) distributed to the holders of Shares pursuant to the Rights Agreement, dated as of February 4, 2008 (as amended, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, (B) amend the Rights Agreement or (C) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent, Merger Sub or any of their respective Subsidiaries to Beneficially Own (for purposes of this Section 6.13, as defined in the Rights Agreement) ten percent (10%) or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur.

Section 6.14 Treatment of Exchangeable Notes. The Company shall use, and shall cause its Subsidiaries to use, reasonable efforts to cooperate and assist Parent with respect to Parent’s assumption (the “Assumption”) of the Company’s 6 3/4% Senior Exchangeable Notes due 2025 (the “Exchangeable Notes”) as a successor under the Indenture dated as of December 19, 2005 (as amended) (the “Indenture”). The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the Assumption as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) requiring the Company Directors to appoint the directors Parent is entitled to designate pursuant to Section 1.4(a); (ii) assisting Parent and its counsel in the preparation by Parent of a supplemental indenture with respect to the assumption by Parent of the Exchangeable Notes; and (iii) promptly notifying Parent of (A) any fact, circumstance or event that constitutes, or that would constitute with the passage of time and/or the providing of notice, an Event of Default (as such term is defined in the Indenture), (B) any correspondence with or to the Trustee (as such term is defined in the Indenture) and (C) any action taken by the holders of the Exchangeable Notes under the terms of the Indenture. The Company further agrees not to, and shall cause its Subsidiaries not to, directly or indirectly, take any actions under the Indenture that would (i) cause the Exchangeable Notes to become exchangeable into Shares pursuant to the terms of the Indenture at a time when they would not otherwise be exchangeable, (ii) result in a Fundamental Change (as such term is defined in the Indenture) or (iii) amend the Indenture.

Section 6.15 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer or the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.17 Form S-8. Parent agrees to file with the SEC as soon as practicable but no later than twenty (20) business days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Assumed Options and converted Company Stock-Based Awards.

Section 6.18 NASDAQ Listing. Prior to the earlier of the consummation of the Offer and the Effective Time, Parent agrees to use its best efforts to authorize for listing on NASDAQ, the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with NASDAQ as may be required in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.19 Accountants. Parent and the Company will each use best efforts to cause to be delivered to each other (i) consents from their respective independent auditors and (ii) letters from their respective independent accountants, dated a date within two Business Days before the date of Registration Statement, in each case, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 6.20 Tax Treatment. Each of Parent, Merger Sub, the LLC, and the Company shall provide to Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel that has been selected to render the Parent Tax Opinion) and Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected to render the Company Tax Opinion) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent Tax Opinion or Company Tax Opinion, as the case may be. Each of Parent, Merger Sub, the LLC and the Company agrees to use reasonable best efforts to cause the Offer and the Merger to qualify as a reorganization under Section 368(a) of the Code, to obtain the Parent Tax Opinion or the Company Tax Opinion, as the case may be, and to cause the satisfaction of the conditions relating to the receipt of such opinions that are set forth in Annex I and Section 6.23. Such efforts shall include, without limitation, (i) causing the LLC Merger to occur immediately after the Merger in the event that the Company’s tax counsel or Parent’s tax counsel determines that such merger is necessary in order to cause the Offer, the Merger and the LLC Merger together to qualify as a reorganization within the meaning of Section 368(a) of the Code (and such merger shall be effectuated in a manner that is consistent with the representations pertaining thereto contained letters of representation underlying the Parent Tax Opinion and the Company Tax Opinion) and (ii) upon Parent’s or the Company’s reasonable request, cooperating and negotiating in good faith to agree to an alternate structure that will qualify as a reorganization within the meaning of Section 368(a) of the Code. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Offer, the Merger, and the LLC Merger (if any) to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.21 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

Section 6.22 SOX Compliance.

The Company’s management shall complete an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended February 3, 2008, and the results thereof shall be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008.

Section 6.23 Consummation of the Offer.

(a) Except as may be waived by the Company, Parent agrees not to, and shall cause Merger Sub not to, consummate the Offer if, immediately prior to the acceptance of Shares for payment in the Offer, any of the following conditions exist:

(i) other than the representations and warranties in Sections 5.2 and 5.3, the representations and warranties of Parent contained in this Agreement (disregarding any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifiers set forth herein), shall not be true and correct in all respects, as of the date of the Agreement or at the consummation of the Offer as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect and such breach shall not have been cured; or (ii) any of the representations and warranties in Sections 5.2 or 5.3 shall not be true and correct in all material respects as of the date of the Agreement and at the consummation of the Offer as if made at and as of such time and such breach shall not have been cured;

(ii) Parent shall have materially breached any of its obligations under the Agreement and such breach or failure to perform shall not have been cured;

(iii) any event, change or development shall have occurred following the date of the Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect shall not have been cured;

(iv) the Registration Condition shall not have been satisfied;

(v) the NASDAQ Condition shall not have been satisfied; or

(vi) the Company shall not have received, prior to first date on which Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company to the effect that the Offer, the Merger and the LLC Merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company Tax Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company Tax Opinion; (the “Company Tax Opinion Condition”).

(b) Approximately 24 hours prior to the expiration of the Offer, Parent shall deliver to the Company a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Section 6.23(a)(i), (ii) and (iii) are satisfied as of such time and date (the “Parent Certificate”).

(c) The Company shall acknowledge the receipt of such Parent Certificate in writing within 12 hours of receipt and shall indicate to Parent whether the Company intends to exercise its right, if any, to cause

Merger Sub to extend the Offer pursuant to the following sentence. Unless waived by the Company, if Parent shall fail to deliver the Parent Certificate or delivers a Parent Certificate that is qualified in any respect, the Company shall have the right to cause Merger Sub to extend the Offer for a period of not less than five (5) Business Days.

Section 6.24 Debt Instruments.

The Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to (a) avoid a “going concern” qualification being issued in connection with the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008 and (b) if requested by Parent, obtain the appropriate waivers under the Credit Agreements in the event such “going concern” qualification is issued. In addition, the Company will, within one (1) Business Day after learning of any default or event of default under the Debt Instruments, notify Parent of such default or event of default and, at Parent’s request, will use reasonable best efforts to obtain a waiver, consent or amendment to remedy any such default or event of default within ten (10) Business Days.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval (if required by applicable Law) shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired, been terminated, or no longer restrict the consummation of the Merger.

(d) Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

(e) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement, or the Post-Effective Amendment, as the case may be, effective. No stop order suspending the effectiveness of the Registration Statement, or the Post-Effective Amendment, as the case may be, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC (the “Registration Condition”).

(f) NASDAQ Listing. The shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger shall have been authorized for listing on NASDAQ (the “NASDAQ Condition”).

(g) Tax Opinions. Neither the Parent Tax Opinion nor the Company Tax Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent Tax Opinion or the Company from relying on the Company Tax Opinion; provided that this condition may be waived by Parent solely with respect to the Parent Tax Opinion or by the Company solely with respect to the Company Tax Opinion.

Section 7.2 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Offer has not been consummated on or before the date that is 180 days after the date of this Agreement (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Offer to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or

(ii) on or after the Outside Date, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, including the acceptance for payment of, and payment for, the Shares pursuant to the Offer, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) unless such party shall have in all respects complied with its obligations to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or take other action in accordance with Section 6.7.

(c) by the Company prior to the consummation of the Offer:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.23, Section 7.1 or Annex I and (B) cannot be cured by the Outside Date; provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) in order to enter into a transaction that is a Superior Proposal, if the Company has complied with Section 6.4;

(iii) if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not capable of being cured prior to the Outside Date (it being understood that the Company shall not have the right to terminate this Agreement pursuant to this subsection (iii) if it is then in material breach of any of its covenants or agreements set forth in this Agreement or if such Parent Material Adverse Effect is cured); or

(iv) if the Parent Trading Price is less than or equal to $21.00; provided, however, that no right of termination shall arise under this Section 8.1(c)(iv) if Parent elects, no later than the date of determination of the Parent Trading Price, to increase the number of shares of Parent Common Stock or cash included in the Offer Price such that the value of the Offer Price (with shares of Parent Common Stock valued at the Parent Trading Price) per Share is at least equal to $10.00 (minus the Adjustment Amount, if any); provided, further, that Parent may not increase the amount of cash to be included in the Offer Price pursuant to this Section 8.1(c)(iv) to the extent and in an amount that would prevent the Offer, the Merger, and the LLC Merger (if any) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Annex I and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change, (B) approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer or the Merger, or (C) failed to publicly reaffirm its recommendation of this Agreement within seven (7) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal;

(iii) if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect and such Material Adverse Effect is not capable of being cured prior to the Outside Date (it being understood that Parent shall not have the right to terminate this Agreement pursuant to this subsection (iii) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement or if such Material Adverse Effect is cured);

(iv) if any of the following events occur (A) the filing of a case by the Company or its Subsidiaries under the United States Bankruptcy Code or under any other applicable insolvency Law; or (B) the acceleration of the time for payment of the principal, interest or other material amounts under any of the Debt Instruments, or (C) the failure of the Company or its Subsidiaries to make any payment (whether principal, interest or other material amounts) when due (after the expiration of any applicable cure period) under any of the Debt Instruments, or (D) the lenders under any of the Debt Instruments ceasing (whether by virtue of (1) the existence of any default, or event or condition that constitutes an event of default or that upon, notice, lapse of time or both would, unless cured or waived, become an event of default, or (2) the failure of the Company or any of its Subsidiaries to satisfy any condition precedent to its right to borrow under any of the Debt Instruments or (3) for any other reason) to make loans, advances and otherwise extend credit to the Company and its Subsidiaries, which cessation continues for five (5) Business Days, or (E) the occurrence of any other action undertaken by the lenders under any of the Debt Instruments and after the occurrence of a default or event of default thereunder that remains uncured and that reduces, limits or otherwise impairs, in any material respect, the availability of loans and other credit extensions to the Company and its Subsidiaries, which reduction, limitation or impairment continues for ten (10) Business Days; or

(v) if the Company shall have received an audit report with respect to the audited financial statements for its fiscal year ended February 3, 2008 that (A) contains an adverse opinion, or (B) is qualified (1) as to the scope of the audit, (2) as a result of such financial statements not utilizing generally accepted accounting principles in the United States of America, or (3) as a result of the Company’s financial statements containing fraudulent or materially and intentionally misleading information or presenting the financial condition of the Company in a manner that is fraudulent or materially and intentionally misleading. For the avoidance of doubt, the audit report with respect to the Company’s financial statements may include, and Parent shall not have the right to terminate this Agreement pursuant to any provision of this Agreement solely for the reason that the Company’s financial statements include, (x) those certain qualifications contained in the opinion of PricewaterhouseCoopers LLC dated July 6, 2007 relating to the consolidated financial statements of the Company for the fiscal years ending February 4, 2007, January 29, 2006 and January 30, 2005 and/or (y) with respect to the fiscal year ended February 3, 2008 only, a going concern qualification.

Section 8.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 1.1(d), Section 4.20 and 5.17 (Brokers), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.

Section 8.3 Fees and Expenses.

(a) Except as otherwise provided in Sections 8.2 or 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the LLC Merger (if any) and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or the LLC Merger (if any) is consummated.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or by Parent or the Company pursuant to Section 8.1(b)(i) and (A) at any time after the date of this Agreement and prior to termination of this Agreement, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal; provided, that, solely for purposes of this Section 8.3(b)(i), all references to “10%” in the definition of Acquisition Proposal shall be deemed to be “35%”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii)

then, in any such case, the Company shall pay Parent a termination fee of $22,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement described in Sections 8.3(b)(i)-(iii).

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(iv) or Section 8.1(d)(v), then the Company shall pay to Parent (by wire transfer of same day funds to the account or accounts designated by Parent) promptly (and in no event later than two (2) Business Days after receipt of statement(s) therefor) an amount equal to Parent’s actual documented reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of Parent hereunder, and actions taken in furtherance of the consummation of the transactions contemplated hereby.

(d) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal (as such term is defined for purposes of Section 8.3(b)(i)), as applicable (and, in any event, within two (2) Business Days after delivery to the Company of a demand for payment), in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(c)(ii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after delivery to the Company of a demand for payment), in the case of termination by Parent pursuant to Section 8.1(d)(ii).

(e) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 from the date of termination of this Agreement at a rate per annum equal to the prime rate of Bank of America in effect on the date such payment was required to be paid.

Section 8.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before of after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval (if required by applicable Law) has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (provided that any notice received by facsimile transmission or otherwise at addressee’s location not on a Business Day or on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent, Merger Sub or the Surviving Corporation, to:

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Attention: Greg Henslee, Chief Executive Officer

Facsimile: (417) 829-5861

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher and Flom LLP

333 West Wacker Drive, Suite 1900

Chicago, Illinois 60606

Attention: Peter C. Krupp, Esq.

                 Kimberly A. deBeers, Esq.

Facsimile: (312) 407-0411

(b) if to Company, to:

CSK Auto Corporation

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012

Attention: Chief Executive Officer; General Counsel

Facsimile: (602) 294-7139

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202

Attention: Richard M. Russo

Facsimile: (303) 298-5310

Section 9.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executed order to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “Credit Agreements” means (i) the Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities, Inc., as sole bookrunner and sole lead arranger, as the same has been, and may be, amended or supplemented from time to time, and (ii) the Term Credit Agreement, dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, N.A., as Co-Syndication Agents, as the same has been, and may be, amended or supplemented from time to time.

(e) “Debt Instruments” means, collectively, the Credit Agreements and the Company’s 6 3/4% Senior Exchangeable Notes due 2025.

(f) “knowledge” (i) of the Company means the actual knowledge of the individuals listed on Section 9.3(f) of the Company Disclosure Letter and (ii) of Parent means the actual knowledge of the individuals listed on Section 9.3(f) of the Parent Disclosure Letter ;

(g) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(h) “Standstill Agreement” means that certain standstill agreement, dated February 6, 2008, by and between Parent and the Company; and

(i) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.5 Entire Agreement. This Agreement (including Annex I), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Standstill Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be the third party beneficiaries thereof.

Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17. Notwithstanding anything in this Section 9.17 to the contrary, in the event the Company makes a demand upon Parent pursuant to the terms hereof, Parent shall be entitled to assert against the Company all defenses available to Merger Sub or the Surviving Corporation to enforcement of Merger Sub’s or the Surviving Corporation’s, as the case may be, underlying obligations under this Agreement, including all defenses personal to Merger Sub or the Surviving Corporation, as the case may be.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg Henslee
Name: Greg Henslee
Title: Chief Executive Officer

OC ACQUISITION COMPANY

By:	/s/ Greg Henslee
Name: Greg Henslee
Title: Chief Executive Officer

CSK AUTO CORPORATION

By:	/s/ Lawrence N. Mondry
Name: Lawrence N. Mondry
Title: Chief Executive Officer

ANNEX I

Notwithstanding any other provision of the Offer, but subject to compliance with Section 1.1(a) of the Agreement, Merger Sub (i) shall not be required to accept for payment or pay for any tendered Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Shares, and (iii) may terminate or amend the Offer as to Shares not then paid for, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(b) of the Agreement) if: (A) the Minimum Condition shall not have been satisfied; (B) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated; (C) the Registration Condition shall not have been satisfied, (D) the NASDAQ Condition shall not have been satisfied, (E) the Company Tax Opinion Condition shall not have been satisfied, (F) Parent shall not have received, prior to first date on which Merger Sub accepts for payments all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized tax counsel reasonably acceptable to Parent) in form and substance reasonably satisfactory to Parent to the effect that the Offer, the Merger and the LLC Merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Parent Tax Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent Tax Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent Tax Opinion, provided that such condition may be waived by Parent in its sole discretion, or (G) immediately prior to the acceptance of Shares for payment in the Offer, any of the following conditions exists:

(a)(i) any Governmental Entity shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise materially delaying or preventing the consummation of the Offer or the Merger and such order, decree, injunction, ruling or other action shall have become final and non-appealable or (ii) there shall be any pending action, proceeding or counterclaim by any Governmental Entity with respect to the actions set forth in subclause (i); provided, however, that the condition set forth in this clause (a)(ii) shall only be a condition during the first 60 days after the date of this Agreement;

(b) any Law enacted, entered, enforced, issued or in effect that prohibits or makes illegal the consummation of the Offer, the Merger or any other transaction contemplated by the Agreement;

(c)(i) other than the representations and warranties in Sections 4.2 and 4.3, the representations and warranties of the Company contained in the Agreement (disregarding any limitation as to “materiality,” “Material Adverse Effect” or similar qualifiers set forth therein), shall not be true and correct in all respects, as of the date of the Agreement or at the consummation of the Offer as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and such breach shall not have been cured; or (ii) any of the representations and warranties in Sections 4.2 or 4.3 shall not be true and correct in all material respects as of the date of the Agreement and at the consummation of the Offer as if made at and as of such time and such breach shall not have been cured;

(d) the Company shall have materially breached any of its obligations under the Agreement and such breach or failure to perform shall not have been cured;

(e) any event, change or development shall have occurred following the date of the Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect shall not have been cured;

(f)(i) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (ii) the Company shall have approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer or the Merger; or

(g) the Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

Approximately 24 hours prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in paragraphs (c), (d) and (e) in this Annex I are satisfied as of such time and date.

The foregoing conditions (except for the Minimum Condition and the Termination Condition) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition and the Termination Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding anything contained in this Annex I, neither Parent nor Merger Sub may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by the breach of the Agreement by Parent or Merger Sub, or the failure by Parent or Merger to fulfill any of their respective obligations thereunder.

The capitalized terms used in this Annex I and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger (the “Agreement”), dated as of April 1, 2008, between O’Reilly Automotive, Inc., a Missouri corporation, OC Acquisition Company, a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, and CSK Auto Corporation, a Delaware corporation.

Annex B

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C Information Concerning Directors and Executive Officers of O’Reilly and OC Acquisition

1. Directors and Officers of O’Reilly. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each director and executive officer of O’Reilly. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each person is 233 South Patterson, Springfield Missouri, 65802.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Gregory L. Henslee	47	Chief Executive Officer and Co-President	O’Reilly team member for 23 years. Mr. Henslee’s O’Reilly career started as a parts specialist, and during his first five years he served in several positions in retail store operations, including district manager. From there he advanced to Computer Operations Manager, and over the past ten years, he has served as Director of Computer Operations/Loss Prevention, Vice President of Store Operations and as Senior Vice President. He has been President of Merchandise, Distribution, Information Systems and Loss Prevention since 1999, and in his current positions of Chief Executive Officer and Co-President since 2005.

Ted F. Wise	57	Chief Operating Officer and Co-President	O’Reilly team member for 37 years. Mr. Wise’s primary areas of responsibility are Sales, Operations and Real Estate. He began his O’Reilly career in sales in 1970, was promoted to store manager in 1973 and became our first district manager in 1977. He continued his progression with O’Reilly as Operations Manager, Vice President, Senior Vice President of Operations and Sales, and Executive Vice President. He has been President of Sales, Operations and Real Estate since 1999, and in his current positions of Chief Operating Officer and Co-President since 2005.

Thomas G. McFall	38	Executive Vice President of Finance and Chief Financial Officer	O’Reilly team member since 2006. Mr. McFall’s primary areas of responsibility are Finance and Accounting. Prior to joining O’Reilly, Mr. McFall held the position of Chief Financial Officer – Midwest Operation for CSK Auto Corporation (“CSK Auto”), following CSK Auto’s acquisition of Murray’s Discount Auto Stores (“Murray’s”). Mr. McFall served Murray’s for eight years as Controller, Vice President of Finance, and Chief Financial Officer, with direct responsibility for finance and accounting, distribution and logistics operations. Prior to joining Murray’s, Mr. McFall was an Audit Manager with Ernst & Young, LLP in Detroit, Michigan.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Jeff M. Shaw	46	Senior Vice President of Sales and Operations	O’Reilly team member for 18 years. Mr. Shaw’s primary areas of responsibility are managing Store Sales and Operations. His O’Reilly career started as a parts specialist, and has progressed through the roles of store manager, district manager, regional manager and Vice President of the Southern division. He advanced to Vice President of Sales and Operations in 2003 and to his current position as Senior Vice President of Sales and Operations in 2004.

Michael D. Swearengin	47	Senior Vice President of Merchandise	O’Reilly team member 14 years. Mr. Swearengin’s primary areas of responsibility are Merchandise, Purchasing and Advertising. His O’Reilly career started as a Product Manager, a position he held for four years. From there he advanced to Senior Product Manager, Director of Merchandise and Vice President of Merchandise with responsibility for product mix and replenishment. He has been in his current position as Senior Vice President since 2004.

Gregory D. Johnson	43	Senior Vice President of Distribution Operations	O’Reilly team member for 25 years. Mr. Johnson’s primary area of responsibility is Distribution. He began his O’Reilly career as a part-time stocker in the Nashville DC in 1982 and advanced with O’Reilly as Retail Systems Manager, WMS Systems Development Manager, Director of Distribution and Vice President of Distribution. He has been in his current position as Senior Vice President since September 2007.

David E. O’Reilly	58	Chairman of the Board	Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of O’Reilly from March 1993 to August 1999; Vice President of O’Reilly from 1975 to March 1993.

Jay D. Burchfield	62	Director	Chairman of the Board and Director of Trust Company of the Ozarks since April 1998; Director of Banyon Group, Inc since January 1998; Director of Quest Capital Alliance since January 2002; Director of The Beer Company since January 2003. Mr. Burchfield’s career has spanned more than 30 years in the banking and financial services industry.

Paul R. Lederer	69	Director	Retired October 1998; Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of the following companies: MAXIMUS, Dorman Products, UCI, Inc. and Proliance. Mr. Lederer had been a Director of O’Reilly from April 1993 to July 1997 and was appointed again as a Director in 2001.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Charles H. O’Reilly, Jr.	68	Director	Retired from active Company management, February 2002. Vice-Chairman of the Board since August 1999; Chairman of the Board from March 1993 to August 1999; President and Chief Executive Officer of O’Reilly from 1975 to March 1993.

John Murphy	57	Director	President and Chief Executive Officer of Accuride Corporation, 2007 to present. President and Chief Operating Officer of Accuride Corporation, 1998 to 2007. Executive Vice President, Administration/Chief Financial Officer/Corporate Secretary of North American Stainless, Inc. 1994 to 1997.

Ronald Rashkow	67	Director	Principal of RPMS, Inc., an investment banking services firm. Member of the advisory Board of Hilco Trading Co and Ygomi LLC. Founder of Handy Andy Home Improvement Centers and a founding principal of Chapman Partners, LLC. Founder and Chairman of WOOP-i LLC, an S.E.O. and internet marketing organization. General partner in several commercial shopping centers and retail properties.

Lawrence P. O’Reilly	61	Director	Retired from active Company management, February 2003; Vice-Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; Vice President of O’Reilly from 1975 to March 1993. Chairman and Director of St. Johns Hospital Springfield since January 2000; Chairman of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005.

Rosalie O’Reilly-Wooten	66	Director	Retired from active Company management, February 2002. Executive Vice President of O’Reilly from March 1993 to February 2002 where she managed Telecommunications, Risk Management and Human Resources. Currently serving on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board, Missouri Council for the Arts Board and Drury University Board of Trustees.

Joe C. Greene	72	Director	Of Counsel to Husch and Eppenberger law firm, Director of Ozarks Coca-Cola Bottling Company, Director of Missouri Sports Hall of Fame, Director of Commerce Bank, N.A. Mr. Greene has engaged in the private practice of law for more than 45 years.

2. Directors and Officers of OC Acquisition Company. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of OC Acquisition Company. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each person is c/o O’Reilly Automotive, Inc., 233 South Patterson, Springfield Missouri, 65802.

Name	Age	Office(s)	Present Principal Occupation or Employment History and Five-Year Employment History
Gregory L. Henslee	47	Chief Executive Officer, Co-President and Director	O’Reilly team member for 23 years. Mr. Henslee’s O’Reilly career started as a parts specialist, and during his first five years he served in several positions in retail store operations, including district manager. From there he advanced to Computer Operations Manager, and over the past ten years, he has served as Director of Computer Operations/Loss Prevention, Vice President of Store Operations and as Senior Vice President. He has been President of Merchandise, Distribution, Information Systems and Loss Prevention since 1999, and in his current positions of Chief Executive Officer and Co-President since 2005.

Ted F. Wise	57	Chief Operating Officer, Co-President and Director	O’Reilly team member for 37 years. Mr. Wise’s primary areas of responsibility are Sales, Operations and Real Estate. He began his O’Reilly career in sales in 1970, was promoted to store manager in 1973 and became our first district manager in 1977. He continued his progression with O’Reilly as Operations Manager, Vice President, Senior Vice President of Operations and Sales, and Executive Vice President. He has been President of Sales, Operations and Real Estate since 1999, and in his current positions of Chief Operating Officer and Co-President since 2005.

Thomas G. McFall	38	Chief Financial Officer, Treasurer, Secretary and Director	O’Reilly team member since 2006. Mr. McFall’s primary areas of responsibility are Finance and Accounting. Prior to joining O’Reilly, Mr. McFall held the position of Chief Financial Officer – Midwest Operation for CSK Auto Corporation (“CSK Auto”), following CSK Auto’s acquisition of Murray’s Discount Auto Stores (“Murray’s”). Mr. McFall served Murray’s for eight years as Controller, Vice President of Finance, and Chief Financial Officer, with direct responsibility for finance and accounting, distribution and logistics operations. Prior to joining Murray’s, Mr. McFall was an Audit Manager with Ernst & Young, LLP in Detroit, Michigan.

Annex D CSK’s Annual Report on Form 10-K for the Year Ended February 3, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended February 3, 2008.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-13927

CSK Auto Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-0765798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400 Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered:
Common Stock, $.01 par value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to section 13 or 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of August 3, 2007, the aggregate market value of our voting and non-voting common stock held by non-affiliates was approximately $541.2 million. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.

As of April 11, 2008, there were 44,033,363 shares of our common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of our definitive Proxy Statement for our 2008 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

As used herein, the terms “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries, including its operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc. The term “Auto” as used herein refers to our operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc.

You may obtain, free of charge, copies of this Annual Report on Form 10-K (this “Annual Report”) as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (and amendments to those reports) filed with or furnished to the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable after such reports have been filed or furnished by accessing our website at www.cskauto.com, then clicking “Investors.” Information contained on our website is not part of this Annual Report.

Note Concerning Forward-Looking Information

Certain statements contained in this Annual Report are forward-looking statements and are usually identified by words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “could,” “should” or other similar expressions. We intend forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect current views about our plans, strategies and prospects and speak only as of the date of this Annual Report.

We believe that it is important to communicate our future expectations to our investors. However, forward-looking statements are subject to risks, uncertainties and assumptions often beyond our control, including, but not limited to, competitive pressures, the overall condition of the national and regional economies, factors affecting import of products, factors impacting consumer spending and driving habits such as high gas prices, war and terrorism, natural disasters and/or extended periods of inclement weather, consumer debt levels and inflation, demand for our products, integration and management of any current and future acquisitions, conditions affecting new store development, relationships with vendors, risks related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX” and such Section, “SOX 404”) and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements. For more information related to these and other risks, please refer to the Risk Factors section in this Annual Report. In addition to causing our actual results to differ, the factors listed and referred to above may cause our intentions to change from those statements of intention set forth in this Annual Report. Such changes in our intentions may cause our results to differ. We may change our intentions at any time and without notice based upon changes in such factors, our assumptions or otherwise.

Except as required by applicable law, we do not intend and undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward looking statement, you should not place undue reliance upon forward-looking statements and should carefully consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC.

PART I

Item 1.	Business

Merger Agreement

On April 1, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with O’Reilly Automotive, Inc. (“O’Reilly”) and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly (the “Acquisition”).

In order to effectuate the Acquisition, O’Reilly has agreed to commence an exchange offer (the “Exchange Offer”) pursuant to which each share of the Company’s common stock tendered in the Exchange Offer will be exchanged for (a) a number of shares of O’Reilly’s common stock equal to the “exchange ratio” (as calculated below), plus (b) $1.00 in cash (subject to possible reduction as described below). Pursuant to the Merger Agreement, the “exchange ratio” will equal $11.00 divided by the average trading price of O’Reilly’s common stock during the five consecutive trading days ending on and including the second trading day prior to the closing of the Exchange Offer; provided, that if such average trading price of O’Reilly’s common stock is greater than $29.95 per share, then the exchange ratio will be 0.3673, and if such average trading price is less than $25.67 per share, then the exchange ratio will be 0.4285. If such average trading price is less than or equal to $21.00 per share, the Company may terminate the Merger Agreement unless O’Reilly exercises its option to issue an additional number of its shares or increase the amount of cash to be paid such that the total value of O’Reilly common stock and cash exchanged for each share of the Company’s common stock is at least equal to $10.00 (less any possible reduction of the cash component of the offer price as described below).

Upon completion of the Exchange Offer, any remaining shares of the Company’s common stock will be acquired in a second-step merger at the same price at which shares of the Company’s common stock were exchanged in the Exchange Offer.

The Acquisition is expected to be completed during the second quarter of the Company’s fiscal year ending February 1, 2009 (“fiscal 2008”) and is subject to regulatory review and customary closing conditions, including that at least a majority of the Company’s outstanding shares of common stock be tendered in the Exchange Offer and the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement includes customary representations, warranties and covenants by the Company, including covenants (a) to cease immediately any discussions and negotiations with respect to an alternate acquisition proposal, (b) not to solicit any alternate acquisition proposal and, with certain exceptions, not to enter into discussions concerning or furnish information in connection with any alternate acquisition proposal, and (c) subject to certain exceptions, for the Company’s Board of Directors not to withdraw or modify its recommendation that the Company’s stockholders tender shares into the Exchange Offer. In addition, the Company has agreed to use reasonable best efforts to obtain appropriate waivers or consents under the Company’s credit or debt agreements and instruments if needed or if requested by O’Reilly to remedy any default or event of default thereunder that may arise after the date of the Merger Agreement (the “Credit Agreement Waivers”). The $1.00 cash component of the offer price for each share of the Company’s common stock tendered in the Exchange Offer will be subject to reduction in the event that the Company pays more than $3.0 million to its lenders in order to obtain any Credit Agreement Waivers. The Company does not anticipate any need to obtain any Credit Agreement Waivers prior to the anticipated closing of the Exchange Offer.

The Merger Agreement contains certain termination rights for both the Company and O’Reilly, including if the Exchange Offer has not been consummated or if the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not occurred, in either case on or before the date that is 180 days after the date of the Merger Agreement, and provisions that permit termination in connection with the exercise of the fiduciary duties of the Company’s Board of Directors with respect to superior offers. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay O’Reilly a termination fee of $22.0 million.

In connection with the Acquisition, O’Reilly has received a commitment letter from Lehman Commercial Paper Inc., Lehman Brothers Inc., Lehman Brothers Commercial Bank, Bank of America, N.A., and Banc of America Securities LLC to provide a $1,200.0 million first lien senior secured revolving credit facility, which O’Reilly is expected to use, in part, to repay at the time of the closing of the Exchange Offer all amounts outstanding and other amounts payable under the Company’s $350.0 million floating rate term loan facility (the “Term Loan Facility”) and $325.0 million senior secured revolving line of credit (the “Senior Credit Facility”), following which such Facilities will be terminated. Thus, although the consummation of the Exchange Offer would result in an event of default and the possible acceleration of indebtedness under those Facilities, it is contemplated that those Facilities will be repaid in full and cease to exist at the closing of the Exchange Offer. If the Acquisition is completed as planned, the Company’s $100.0 million of 6 3/4% senior exchangeable notes (“6 3/4% Notes”) will remain outstanding. O’Reilly’s acquisition of the Company and the closing of the Exchange Offer are not conditioned upon the completion of, or availability of funding under, its committed $1,200.0 million credit facility.

Term Loan Facility Financial Covenants

Our Term Loan Facility contains a maximum leverage ratio that we do not believe at this time we will be able to satisfy beginning in the first quarter of the Company’s fiscal year ending January 30, 2010 (“fiscal 2009”). In addition to having the potential to cause a default under the Term Loan Facility at the end of the first quarter of fiscal 2009, if we do not obtain a waiver or amendment of that covenant prior to the completion of our financial statements for the first quarter of fiscal 2008, our belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 will cause us to have to classify all of our indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3/4% Notes, as current liabilities in our financial statements beginning with our financial statements for the first quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, we would be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount, increasing the interest costs we report in our financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under our borrowing agreements. However, any such classification could have adverse consequences upon our relationships with, and the credit terms upon which we do business with, our vendors, although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. The Company does not expect to seek waivers or amendments under its credit facilities prior to the closing of the Exchange Offer as these credit facilities are expected to be repaid and terminated upon the closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, we would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that we would be able to obtain such a waiver or amendment on terms that would be satisfactory to us. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility after the first quarter of fiscal 2009, which could result in possible acceleration of all of our indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on us.

General

CSK Auto Corporation is the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers of such products in the entire country, based, in each case, on store count. Headquartered in Phoenix, Arizona, CSK became a publicly traded company in March 1998, and has historically grown through a combination of acquisitions and organic growth. CSK was incorporated under the laws of the State of Delaware in 1993.

We have the number one market position in 22 of the 32 major markets in which we operate, based on store count. As of February 3, 2008, through our wholly owned subsidiary, CSK Auto, Inc., we operated 1,349 stores in

22 states, with our principal concentration of stores in the Western United States. Our stores are known by the following four brand names (referred to collectively as “CSK Stores”):

•	Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 222 stores in the Pacific Northwest states and Alaska;

•	Kragen Auto Parts, founded in 1947, with 504 stores primarily in California; and

•	Murray’s Discount Auto Stores, founded in 1972, with 136 stores in the Midwest.

In December 2005, we purchased all the outstanding stock of Murray’s Inc. and its subsidiary, Murray’s Discount Auto Stores, Inc. (collectively “Murray’s”). As of the acquisition date, Murray’s operated 110 automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana — states in which the Company previously had no significant market presence. The 110 acquired Murray’s stores, as well as new stores we open in our Midwest markets, will retain the Murray’s name. The Murray’s stores complemented our existing operations and expanded our markets served from 19 to 22 states.

We offer a broad selection of national brand name, private-label and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. The following table reflects several of the types of products we sell:

Hard Parts	Maintenance Products	Accessory Products
A/C Compressors	Antifreeze & Windshield	Air Fresheners
Alternators	Washer Fluid	Cell Phone Accessories
Batteries & Accessories	Belts & Hoses	Drinks & Snacks
Brake Drums, Rotors, Shoes &	Chemicals, including Brake &	Floor Mats
Pads	Power Steering Fluid, Oil &	Hand Cleaner
Carburetors	Fuel Additives	Neon Lighting
Clutches	Fuses	Mirrors
CV Axles	Lighting	Paint & Accessories
Engines	Oil & Transmission Fluid	Performance Products
Fuel Pumps	Oil, Air, Fuel & Transmission	Seat Covers
Mufflers	Filters	Steering Wheel Covers
Shock Absorbers & Struts	Oxygen Sensors	Stereos
Starters	Protectants & Cleaners	Tools
Water Pumps	Refrigerant & Accessories
Sealants & Adhesives
Spark Plugs & Wires, Wash &
Wax, Windshield Wipers

Our stores average approximately 7,500 square feet in size and typically offer a store specific mix averaging approximately 16,000 SKUs. We also operate a highly efficient network of strategically located priority parts depots to provide the majority of our stores an additional 40,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to the majority of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

We serve both the do-it-yourself (“DIY”) and the commercial installer, also referred to as the do-it-for-me (“DIFM”), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 82% of our net sales for fiscal 2007. The DIFM market is comprised of auto repair professionals, fleet owners, governments and municipalities, and is estimated to have accounted for over 68% of the annual sales in the U.S. automotive aftermarket industry in 2007 (excluding the sales of tires and services performed by DIFM professionals), according to statistics published by the Automotive Aftermarket Industry Association (“AAIA”). Sales to the DIFM market represented approximately 18% of our net sales for fiscal 2007. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.

E-Commerce

We operate separate e-commerce sites for our retail and commercial customers. Our retail website, which utilizes the partsamerica.com URL, has become a targeted destination for DIYauto parts consumers. Our customers can find price, availability, images and other rich content on hundreds of thousands of our products on the website. The site is completely integrated with our warehouse, inventory and store systems and was one of the first to offer in-store pickup and returns. Through a business arrangement we have with Advance Auto Parts, we are able to offer the in-store service virtually coast to coast. Our commercial e-commerce site, cskproshop.com, offers DIFM customers the ability to develop estimates, perform complex diagnostics, research vehicle problems and order products online. The site is also integrated with our store systems so that an online order will be automatically delivered to the customer. The site also provides our customers the ability to review their monthly statements and digital reproductions of all their signed invoices.

Industry Overview

We compete in the U.S. automotive aftermarket industry, which, according to statistics by the AAIA published in 2007, has estimated annual sales of approximately $121 billion. Estimated sales include replacement parts, accessories, maintenance items, batteries and automotive fluids for cars and light trucks but exclude sales of tires and services performed by DIFM professionals. The industry is comprised of the DIY market and the DIFM market. We believe that the U.S. automotive aftermarket industry is characterized by stable demand and is growing because of increases in:

•	the number and age of automotive vehicles in use;

•	the number of miles driven annually per vehicle;

•	the number of licensed drivers;

•	the percentage of the total light vehicle fleet represented by light trucks (including SUVs), which generate higher average aftermarket product purchases versus such purchases generated per car; and

•	the existence of $53 billion per year of unperformed and underperformed maintenance by U.S. vehicle owners, according to the Automotive Aftermarket Suppliers Association.

While consolidation of automotive aftermarket retailers continues to occur, the industry remains highly fragmented. Our primary competitors include national and regional automotive parts chains, wholesalers, jobber stores, including those associated with national parts distributors and associations, such as NAPA and CARQUEST, independent operators, automobile dealers, and discount stores and mass merchandisers that carry automotive products.

Competitive Strengths and Strategies

We believe that our competitive strengths and strategies include the following:

Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 22 of the 32 major markets in which we operate, based on store count. We believe that we have better brand name recognition than many of our competitors due to the long operating history of our stores, our advertising and marketing programs and the breadth of our product selection.

As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our efficient store level information and distribution systems. We also believe that we enjoy a competitive advantage over mass merchandisers due to our convenient locations, our focus on automotive parts and accessories and our knowledgeable sales associates.

Focus on Customer Service. As part of our promise of “G.R.E.A.T.” service, our internally developed customer service initiative, we aim to provide the highest level of customer service in our industry in order to generate repeat business. G.R.E.A.T. service includes:

•	Greet the customer

•	Respond to the customer’s needs

•	Expedite the customer’s transaction

•	Ask the customer if we can be of further assistance

•	Thank the customer

We provide specialty tools to our customers through our POWERBUILT® Specialty Tool Rental Program that allows customers to use certain specialty tools for specific applications without purchasing the tools on a permanent basis. We have approximately sixty-five specialty tools in this program available to our customers, including a harmonic balancer puller, ball joint separator set and valve spring compressor. Our sales associates also provide certain free services to our customers including oil and battery recycling and “check engine” light readings in certain of our markets, as well as wiper blade installation, battery charging and testing of starters, alternators and batteries in all of our markets.

Recruiting, training and retaining high quality sales associates are major components of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise that enables them to effectively advise customers on product selection and use. We have an average of two National Institute for Automotive Service Excellence, or ASE, certified parts professionals per store. To further satisfy our customers’ needs, we also offer a “no hassle” returns policy, electronically maintained warranties and a customer service call center.

Efficient Store-Level Information and Distribution Systems. We have optimized our store-level information systems and warehouse and distribution systems in order to more effectively manage our inventory and increase the availability of products to our customers. We have an advanced electronic product catalog in our stores that enhances our associates’ ability to assist our customers in selecting the right parts for their automotive needs. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trends and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system that utilizes historical sales patterns, seasonality and store presentation requirements. Our fully integrated warehouse and distribution network and our 36 strategically located priority parts depots have allowed us to improve distribution efficiency. Our investment in these systems in our stores and in our distribution network has enhanced our ability to have the right parts in the right places to meet our customers’ needs.

We also maintain a market specific pricing program that seeks to optimize margins while maintaining price competitiveness. Our pricing philosophy is that we should not lose a customer because of price. We closely monitor our competitors’ pricing levels through our store specific pricing program, which analyzes prices at the store level rather than at the market or chain level. This initiative enables us to establish pricing levels at each store based upon that store’s local market competition. Our opening price point products offer excellent value at low prices. In addition, our sales associates are encouraged to offer premium products at higher price points yielding higher margins. These premium products typically provide extra features, improved performance, an enhanced warranty, or are nationally branded items.

Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal customers. We also strive to be the industry leader in introducing new and innovative product offerings, supported by our promotional print advertising programs that include color circulars and newspaper advertisements. We offer our products at competitive prices in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

Store Operations

Late in fiscal 2007, we reorganized our store operations management function and reduced our geographic regions from ten to eight. Our stores are currently divided into the following eight geographic regions: Southwest, Rocky Mountain, Northwest, Southern California, Los Angeles, Bay Area, Northern California, and Great Lakes. Regional vice presidents, each of whom oversees 9 to 12 district managers, lead each region. Each of our district managers has responsibility for between 10 and 20 stores.

The table below sets forth, as of February 3, 2008, the geographic distribution of our stores and the trade names under which they operate.

	Checker Auto Parts	Schuck’s Auto Supply	Kragen Auto Parts	Murray’s Discount Auto Stores	Company Total
California	1	2	485	—	488
Washington	—	142	—	—	142
Arizona	128	—	—	—	128
Colorado	87	—	—	—	87
Michigan	—	—	—	60	60
Illinois	—	—	—	59	59
Minnesota	57	—	—	—	57
Utah	55	—	—	—	55
Nevada	27	—	19	—	46
Oregon	—	44	—	—	44
New Mexico	34	—	—	—	34
Idaho	9	24	—	—	33
Wisconsin	27	—	—	—	27
Texas	18	—	—	—	18
Ohio	—	—	—	14	14
Hawaii	11	—	—	—	11
Wyoming	11	—	—	—	11
Alaska	—	10	—	—	10
Montana	10	—	—	—	10
North Dakota	7	—	—	—	7
South Dakota	5	—	—	—	5
Indiana	—	—	—	3	3

Total	487	222	504	136	1,349

Our stores are generally open seven days a week, with hours from 8:00 a.m. to 9:00 p.m. on Monday through Friday, from 8:00 a.m. to 8:00 p.m. on Saturday and from 9:00 a.m. to 7:00 p.m. on Sunday. Some stores are open 24 hours and some stores are open until midnight. The stores employ an average of approximately 7 to 9 associates, including a store manager, two assistant store managers and a staff of full-time and part-time associates.

Store Formats

Approximately 62% of our stores are freestanding, with the balance located within strip shopping centers. Stores range in size from approximately 2,700 to 24,000 square feet, average approximately 7,500 square feet in size and offer a store specific mix of approximately 16,000 SKUs.

As of February 3, 2008, other than the 136 Murray’s stores approximating 10,200 square feet, we have three principal store formats, which are 6,000, 7,000 and 8,000 square feet in size. The store size for a given new location is selected generally based upon sales volume expectations determined through a detailed market analysis that we conduct as part of our site selection process. The majority of the Murray’s stores we acquired in fiscal 2005 are 10,000 square feet or larger. The following table categorizes our stores by size as of February 3, 2008:

Store Size	Number of Stores
10,000 sq. ft. or greater	184
8,000 — 9,999 sq. ft.	249
6,000 — 7,999 sq. ft.	652
5,000 — 5,999 sq. ft.	192
Less than 5,000 sq. ft.	72

1,349

When shopping for hard parts (e.g., starters, alternators, water pumps), our customers are serviced by knowledgeable parts personnel utilizing our electronic parts catalogs, with enhanced product application information, instant inventory availability and product images on thousands of parts. Accessory and maintenance items are easily accessible to our customers via convenient to shop shelving fixtures that contain such products as oil and air filters, additives, waxes and other items. We provide specifically designed shelving for batteries and, in many stores, oil products.

Our newest prototypical store format is referred to as a “pod store.” Unlike the traditional store layout, wherein our sales associates are situated behind parts counters, these new store formats have free-standing pods centrally located on the sales floor in the stores. Our associates interact with our customers using the electronic product catalogs located on these pods. We believe that having our associates on the sales floor with our customers will enhance the positive shopping experience.

Growth Strategy

Our growth strategy is focused on our existing and adjacent markets and includes:

•	stabilizing our current business and judiciously opening new stores;

•	relocating under-performing stores with expiring leases to better locations;

•	restoring top line sales growth in both the DIY and DIFM business through improved merchandising mix with a greater emphasis on hard parts depth; and

•	improving top-of-mind awareness of our brands with our customer base.

Store Location Selections

Our real estate department utilizes a comprehensive, market-based approach that identifies and analyzes potential store locations based on detailed demographic and competitive studies. These studies include analysis of population density, growth patterns, age, per capita income, vehicle traffic counts and the number and type of existing automotive-related facilities, such as automotive parts stores and other competitors within a pre-determined radius of the potential new location. These potential new locations are compared to our existing locations to determine opportunities for opening new stores and relocating or expanding existing stores.

The following table sets forth our store development activities during the periods indicated:

	Fiscal Year
	2007	2006	2005
Beginning stores	1,332	1,277	1,134
New stores (excluding relocated stores)	38	64	36
Acquired stores	—	—	110
Relocated stores	7	8	8
Closed stores (including relocated stores)	(28)	(17)	(11)

Ending stores	1,349	1,332	1,277

Total new, acquired and relocated stores	45	72	154

In fiscal 2008, we plan to open 21 new stores (excluding relocated stores), relocate 7 stores and close approximately 47 stores (including the relocated stores), resulting in an estimated net decrease of 19 stores.

Store Merchandising

Our store merchandising program, which classifies our product mix into separate categories, is designed to determine the optimal inventory mix at each individual store based on that store’s historical sales, lookup inquiries, and company internal search engines. We believe that we can improve store sales, gross profit margin and inventory turnover by tailoring individual store inventory mix based on SKU specific information.

Purchasing

Merchandise is selected from over 250 primary and approximately 350 special order suppliers and purchased for all stores by personnel at our corporate headquarters in Phoenix, Arizona. No one single supplier accounted for 10% or more of our purchases in fiscal 2007, 2006 or 2005. Our stores offer products with nationally recognized, well-advertised brand names, such as Armor All, Autolite, Castrol, Fel Pro, Fram, Goodyear, Havoline, Mobil, Monroe, Pennzoil, Prestone, Quaker State, RayBestos, Stant, Sylvania, Turtle Wax and Valvoline. In addition to brand name products, our stores carry a wide variety of high quality generic products. Most of our generic products are produced by nationally recognized manufacturers; therefore, we believe that our generic products are of a quality that is comparable to brand name products.

Our inventory management systems include the E-3 Advanced Warehouse Replenishment Buying System, which provides inventory movement forecasting based upon history, trend and seasonality. Combined with service level goals, vendor lead times and cost of inventory assumptions, the E-3 Buying System determines the timing and size of purchase orders. The vast majority of the dollar values of transactions are sent via electronic data interchange, with the remainder being sent by a computerized email or facsimile interface. Our store replenishment system generates orders based upon store on-hand and store model stock. This includes an automatic model stock adjustment system utilizing historical sales, seasonality and store presentation requirements. We can also allocate seasonal and promotional merchandise based upon a store’s history of prior promotional and seasonal sales.

Commercial Sales Program

In addition to our primary focus on serving the DIY consumer, we have significantly increased our marketing directed at the commercial or DIFM customer in the automotive replacement parts market. According to the AAIA, the commercial or DIFM market is estimated to have constituted in excess of 68% of the annual sales in the automotive aftermarket (excluding the sales of tires and services performed by DIFM professionals) in 2006 and, based on 2007 research by Lang Marketing Resources, Inc., in 2006 the DIFM market grew at a slightly faster rate than the DIY market relative to the prior year (2005). Our commercial sales program, which is intended to facilitate greater penetration of the DIFM market, is targeted toward professional mechanics, auto repair shops, auto dealers, fleet owners, mass and general merchandisers with auto repair facilities and other commercial repair outlets located near our stores.

We have made a significant commitment to this portion of our business and upgraded the information systems capabilities available to our commercial sales organization. In addition, we employ one district sales manager for every approximately six stores with a commercial sales center. The district sales manager is responsible for servicing existing and developing new commercial accounts. In addition, at a minimum, each commercial sales center has a dedicated in-store salesperson, driver and delivery vehicle.

We have developed commercial marketing programs to reward our commercial customers and provide value added services to their clients. One such program is our “ProShop NASCAR Performance Network” (“PNPN”). This program is a co-branded membership program between CSK ProShop and the National Association for Stock Car Auto Racing (“NASCAR”) that provides to our commercial customers nationwide repair warranty service supported by over 30,000 participating repair shops throughout the U.S. and, among other benefits, a comprehensive marketing and advertising package allowing our commercial customers to market themselves using the NASCAR and CSK ProShop co-branded logo. The PNPN program also gives our commercial customers a chance to participate in special promotions and incentives from NASCAR licensed brands like Goodyear, Raybestos, BWD and Autolite.

We believe we are well positioned to effectively and profitably service commercial customers, who typically require a higher level of customer service and broader product availability than the DIY customer. The commercial market has traditionally been serviced primarily by jobbers. However, automotive specialty retailing chains, such as CSK, have continued to increase their share of the commercial market. We believe we have significant competitive advantages in servicing the commercial market because of our user-friendly information systems developed specifically for our DIFM business, as well as our experienced sales associates, conveniently located stores, attractive pricing and ability to consistently deliver a broad product offering with an emphasis on national brand names.

As of February 3, 2008, we operated commercial sales centers in 737 of our 1,349 stores. Our sales to commercial accounts (including sales by stores without commercial sales centers) were $340.5 million and $320.2 million in fiscal 2007 and 2006, respectively. On a comparable store basis, our commercial sales increased approximately 6% in fiscal 2007. We believe there is opportunity for further commercial sales growth in all of our markets.

Advertising

We support our marketing and merchandising strategy primarily through print and radio advertising, in-store promotional displays and targeted direct mail programs. The print advertising is primarily comprised of color circulars and “spadea,” which are wrapped around Sunday newspaper comics sections. We also advertise on radio to support print advertising events and to reinforce our image and name recognition. Advertising efforts include Spanish language radio and billboards as well as bilingual print advertising and store signage. In-store signs and displays are used to promote products, identify departments, and to announce store specials. We also sponsor Major League Baseball in major markets throughout our trade area and a National Hot Rod Association (“NHRA”) Powerade Championship Series» nitro funny car team, and have been designated the Official Auto Parts Store of the NHRA.

Websites

Our websites include the following:

•	http://www.cskauto.com;

•	http://www.cskautoparts.com;

•	http://www.checkerauto.com;

•	http://www.schucks.com;

•	http://www.kragen.com; and

•	http://www.murraysdiscount.com.

Associates

As of February 3, 2008, we employed approximately 9,100 full-time associates and approximately 5,697 part-time associates. Approximately 86% of our personnel are employed in store level operations, 8% in distribution and 6% in our corporate headquarters.

For at least the past 10 years, we have not experienced any significant labor disruption and we believe that our labor relations are good. Except for a limited number of our stores in the Northern California market, whose associates have been represented by a union for many years, none of our personnel are represented by a labor union.

Competition

We compete in both the DIY and DIFM markets of the automotive aftermarket industry, which is highly fragmented and generally very competitive. We compete primarily with national and regional retail automotive parts chains (such as AutoZone, Inc., The Pep Boys — Manny, Moe and Jack, O’Reilly Automotive, Inc. and Advance Auto Parts, Inc.), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA and CARQUEST), automobile dealers, and discount stores and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Inc.). As the largest specialty retailer of automotive parts and accessories in the Western United States based on store count, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies achieved from economies of scale, and (4) our efficient store level information and distribution systems. We also believe that we enjoy a competitive advantage over mass merchandisers due to our convenient locations, our focus on automotive parts and accessories and our knowledgeable sales associates.

The principal competitive factors that affect our business are store location, customer service, product selection, availability, quality and price. While we believe that we compete effectively in our various markets, certain competitors are larger in terms of number of stores and sales volume, have greater financial and management resources and have been operating longer than we have in certain geographic areas.

Trade Names, Service Marks and Trademarks

We own the trade names and service marks Checker Auto Parts, Schuck’s, Schuck’s Auto Supply, Kragen and Kragen Auto Parts, and have registered Schuck’s and Kragen Auto Parts with the United States Patent and Trademark Office for use in connection with our automotive parts retailing business. We acquired the trade name Murray’s Discount Auto Stores and the registered service mark Murray’s Auto Parts, among other marks, in connection with our December 2005 acquisition of Murray’s. In addition, we own and have registered numerous trademarks with respect to many of our private label products and advertising and marketing strategies. We believe that our various trade names, service marks and trademarks are important to our merchandising strategies. There are no infringing uses known by us that materially affect the use of such items.

Warehouse and Distribution

Our warehouse and distribution system utilizes bar coding, radio frequency scanners and sophisticated conveyor and put-to-light systems. In all our distribution centers, we operate with metric based incentive programs measuring accuracy, safety and productivity. These metric based programs have contributed significantly to improved efficiencies in labor productivity and other areas of focus in our distribution centers. Each store is currently serviced by one of our four main distribution centers, with the four regional distribution centers handling bulk materials, such as oil and antifreeze. All of our merchandise is shipped from the vendors to our distribution centers, with the exception of batteries and certain other products, which are shipped directly to stores by the vendor. In fiscal 2007, we completed an approximately 80,000 square foot expansion of our Phoenix, Arizona distribution center.

International Trade

To help protect ourselves against difficulties of bringing imported goods into the United States, we have participated in the U.S. Customs and Border Protection (“CBP”) worldwide supply chain security initiative and have achieved a Customs — Trade Partnership Against Terrorism (“C-TPAT”) member status with the CBP. Among other benefits to C-TPAT members, our imported containers have experienced reduced border wait time, compared to containers belonging to importers that have not voluntarily participated in this CBP partnership program.

Seasonality

Our business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

Environmental Matters

We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. For example, under environmental laws, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous substances in soil or groundwater. Such laws often impose joint and several liability and liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We have recorded no liabilities to provide for the cost of environmental remediation activities, as we do not believe that we have incurred any such liabilities.

At some of our locations acquired in prior years, automobiles are serviced in automotive service facilities that we sublease to third parties. As a result of investigations undertaken in connection with such acquisitions, we are aware that soil or groundwater may be contaminated at some of these properties. In certain of these cases, we obtained indemnities from the former operators of these facilities. Although there can be no assurance, based on current information, we believe that any such contamination will not result in any liabilities that would have a material adverse effect on our financial position, results of operations or cash flows.

As part of our operations, we handle hazardous materials in the ordinary course of business and our customers may bring hazardous materials onto our property in connection with, for example, our oil recycling program. We currently provide a recycling program for batteries in California and for the collection of used lubricants at certain of our stores as a service to our customers pursuant to agreements with third-party vendors. The batteries and used lubricants are collected by our associates, deposited into vendor-supplied containers/pallets and then disposed of by the third-party vendors. In general, our agreements with such vendors contain provisions that are designed to limit our potential liability under applicable environmental regulations for any damage or contamination that may be caused by the batteries and lubricants to off-site properties (including as a result of waste disposal) and to our properties, when caused by the vendor.

Environmental laws and regulations have not had a material impact on our operations to date, but there can be no assurance that compliance issues relative to such laws and regulations will not have a material adverse effect on our financial position, results of operations or cash flows in the future.

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of April 11, 2008. Below the table appears a brief account of each executive officer’s business experience. Our executive officers also have the same titles at our subsidiary, CSK Auto, Inc.

Certain executive officers who were employed by the Company during fiscal 2007 are no longer employed by the Company. James B. Riley, the Company’s former Chief Financial Officer, resigned from the Company effective at the end of June 2007. Steven L. Korby, who has worked for the Company as a consultant since July 2006, was the Company’s interim Chief Financial Officer until the Company hired Mr. James D. Constantine as a permanent replacement for Mr. Riley in November 2007. Also, the Company’s former Chief Executive Officer, Maynard Jenkins, retired from the Company on August 15, 2007. Upon Mr. Jenkins’retirement, Mr. Lawrence Mondry was appointed as the Company’s President and Chief Executive Officer.

Name	Age	Position
Lawrence N. Mondry	47	President, Chief Executive Officer and Director
James Constantine	55	Executive Vice President of Finance and Chief Financial Officer
Dale Ward	58	Executive Vice President — Operations
Brian Woods	37	Executive Vice President — Merchandising
Michael Bryk	53	Senior Vice President of Finance and Controller
Larry Buresh	63	Senior Vice President and Chief Information Officer
Larry Ellis	53	Senior Vice President — Logistics
Greg Langdon	53	Senior Vice President — Store Operations
Randi V. Morrison	43	Senior Vice President, General Counsel and Secretary
John Saar	57	Senior Vice President — Real Estate and Human Resources

Lawrence N. Mondry became our President and Chief Executive Officer and a director on August 15, 2007. Mr. Mondry has over 20 years experience in merchandising and executive management positions in the multi-unit specialty retailing industry. Most recently, he served as the Chief Executive Officer of CompUSA Inc., a retailer and reseller of personal computers and related products and services, from November 2003 to May 2006. He had served as President and Chief Operating Officer of CompUSA Stores since March 2000. From December 1993 to March 2000, he served as Executive Vice President — Merchandising and, from 1990 to December 1993, as Senior Vice President and General Merchandise Manager. Mr. Mondry began his retail career in 1983 with Highland Superstores, a multi-regional consumer electronics retailer, where he held various merchandising positions including Vice President, National Merchandise Manager. Mr. Mondry currently serves on the board of directors of Micron Technology, Inc.

James Constantine became our Executive Vice President of Finance and Chief Financial Officer in November 2007. From 2006 to November 2007, Mr. Constantine was Senior Vice President and Chief Financial Officer of ShopKo Stores Operating Co., a retailer of goods and services with stores located throughout the Midwest, Mountain and Pacific Northwest regions. From 2000 to 2005, Mr. Constantine was Executive Vice President, Chief Financial and Administrative Officer of Factory Card & Party Outlet, a specialty retailer of party and special occasion merchandise. Prior to that, Mr. Constantine was Senior Assistant Treasurer for, and held various other managerial positions with, Sears, Roebuck and Co. from 1981 to 1999. From 1974 to 1981, he held various managerial positions with Deloitte & Touche LLP. Mr. Constantine holds a Masters of Business Administration from the University of Chicago and is a Certified Public Accountant.

Dale Ward became our Executive Vice President — Operations, with oversight responsibility for Store Operations and Commercial Sales in January 2008. Prior to this appointment, Mr. Ward was Executive Vice President overseeing Store Operations, Commercial Sales, Human Resources and Merchandising & Marketing from October 2006. Prior to this appointment, Mr. Ward served the Company in numerous roles, including Senior Vice President — Merchandising & Marketing since May 2005, Executive Vice President — Commercial Operations from October 2001 to May 2005 and Senior Vice President — Store Operations from March 1997 to October 2001. Prior to that, Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993 and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

Brian Woods became our Executive Vice President — Merchandising in August 2007. Before joining CSK Auto, Mr. Woods was employed by CompUSA, a retailer and reseller of personal computers and related products and services, for fifteen years and served in a variety of executive and management positions. From October 2003 to February 2007, he served as Executive Vice President and General Merchandising Manager. Prior to that, from March 2000 to October 2003, he held the position of Vice President of Technology Services.

Michael Bryk became our Senior Vice President of Finance and Controller in October 2007. Mr. Bryk served for fourteen years in a variety of financial executive and management positions with CompUSA, a retailer and reseller of personal computers and related products and services. In particular, from February 2007 through September 2007, he served as Executive Vice President and Chief Financial Officer. From 2002 through February 2007, he served as Vice President — Finance and Administration. Prior to that, from 2000 to 2002, he served as Vice President — Controller. Before joining CompUSA in 1993, Mr. Bryk served as the Chief Financial Officer and in other finance management capacities while employed with other consumer product retailers in the Midwestern and Southeastern United States.

Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company. Mr. Buresh is also a director of Service Repair Solutions (formerly Mobile Productivity Incorporated) and Association for Retail Technology Standards.

Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis’ career in Logistics began over thirty years ago with Fleenor’s, Inc., which, through a series of transactions, was subsequently acquired by Northern Automotive Corporation (a predecessor to CSK Auto, Inc.) in 1988. During his career, Mr. Ellis has served in several middle and senior management positions.

Greg Langdon became our Senior Vice President — Store Operations in February 2008. Mr. Langdon has more than thirty-five years of retail store operations management experience. Most recently, Mr. Langdon served as Vice President and Divisional Vice President — Operations since October 2005, and Regional Vice President —Operations between October 1999 and October 2005. Mr. Langdon began his career with CSK Auto in May 1986 and, before joining CSK, worked for Sears and Roebuck for thirteen years in a variety of management positions.

Randi V. Morrison became our Senior Vice President, General Counsel & Secretary in October 2006. Ms. Morrison was formerly Vice President, General Counsel & Secretary since August 2005. Prior to that Ms. Morrison was Vice President, Assistant General Counsel & Secretary from February 2004 to August 2005, Assistant General Counsel & Assistant Secretary from April 2001 to February 2004 and Senior Counsel from March 2000 to April 2001. Ms. Morrison joined CSK Auto as Legal Counsel in March 1997.

John Saar became our Senior Vice President — Real Estate and Human Resources in January 2008. Prior to that, Mr. Saar served as Senior Vice President — Commercial Sales since October 2006 and Divisional Vice President since 2001. Mr. Saar has more than 35 years of tenure with the Company and has served in various management and senior management roles with responsibility for real estate, human resources, store operations and other functions.

The term of office of each officer is until election and qualification of a successor or otherwise at the pleasure of the Board of Directors. There is no arrangement or understanding between any of the above-listed officers and any other person pursuant to which any such officer was elected as an officer. None of the above-listed officers has any family relationship with any director or other executive officer.

Available Information and Exchange Certifications

In addition to this Annual Report, we file quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). All documents that are filed with the SEC are available free of charge on the CSK Auto corporate website at www.cskauto.com. Also, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. We also post our corporate governance guidelines, code of business conduct and ethics and the charters of the committees of our Board of Directors on our website. Any amendments to, or waivers from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, controller, or persons performing similar functions will be disclosed by posting such information on our website. The reference to our website address does not constitute incorporation by reference of the information contained on our website and such information should not be considered part of this document.

The New York Stock Exchange (“NYSE”) requires that the Chief Executive Officer of each listed company certify annually to the NYSE that he or she is not aware of any violation by the company of NYSE corporate governance listing standards as of the date of such certification. The Company submitted the certification of its Chief Executive Officer with its 2007 Annual Written Affirmation to the NYSE on December 10, 2007.

We included the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required by Section 302 of SOX and related SEC rules, relating to the quality of the Company’s public disclosure, in this Annual Report as Exhibits 31.1 and 31.2.

Item 1A.	Risk Factors

Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take such risks into account in evaluating us or any investment decision involving the Company. This section does not describe all risks that may be applicable to us, our industry or our business, and it is intended only as a summary of certain material risk factors.

Risks Related to the Merger Agreement

The failure of the Acquisition to close could have material adverse consequences for the Company.

The Company has focused a great deal of internal resources on the strategic review process and the review of strategic initiatives that culminated in the execution of the Merger Agreement and will continue to focus resources on the consummation of the Merger Agreement. The Merger Agreement contains many conditions to its consummation as summarized under Item 1, “Business.” Should the Acquisition fail to close for any reason and the Company be unable to promptly pursue other strategic alternatives, the Company could be left in a materially weaker position than it might have been if it never commenced the processes that led to the execution of the Merger Agreement, including as a result of employee departures in anticipation of the Acquisition. In addition, if the Acquisition does not close, prior to the end of the first quarter of fiscal 2009, the Company expects that it would need to obtain a waiver or amendment of certain covenants in its Term Loan Facility, which, if not attainable upon reasonably satisfactory terms, could have adverse effects on the Company in fiscal 2008 as described below under “Risks Related to Our Financial Condition — Our failure to Comply with the covenants contained in our Debt Agreements could have a material effect on us.” In addition, if the Acquisition is not completed, the price of the Company’s common stock may decline, as the market price of the Company’s common stock increased significantly upon the announcement of the Acquisition.

Risks Related to Our Internal Controls

We have identified material weaknesses in our internal control over financial reporting, which could continue to impact our ability to report our results of operations and financial condition accurately and in a timely manner.

As required by SOX 404, management has conducted an assessment of our internal control over financial reporting, identified material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of February 3, 2008. For a detailed description of our material weaknesses, see Item 9A, “Controls and Procedures.” Our material weaknesses result in more than a reasonable possibility that a material misstatement in our financial statements will not be prevented or detected. As a result, we must perform extensive additional work to obtain reasonable assurance regarding the reliability of our financial statements. Even with this additional work, given the material weaknesses identified, including the significant turnover of Finance organization personnel and use of consultants to augment the Company’s accounting staff, there is a risk of additional errors not being prevented or detected timely, which could result in a material misstatement of our published financial statements. In addition, it is possible that other material weaknesses may be identified.

Although we have remediated several material weaknesses previously identified, we have extensive work remaining to remedy the material weaknesses and other deficiencies we have determined exist at February 3, 2008. We are in the process of implementing a full work plan for remedying the identified material weaknesses, and this work will continue during fiscal 2008. There can be no assurance as to when the remediation will be completed. Until our remedial efforts are completed, management will continue to devote significant time and attention to these efforts. There will also continue to be an increased risk that we will be unable to timely file future periodic reports with the SEC, that a default under our debt agreements could occur as a result of delays and that our future financial statements could contain errors that will be undetected.

The continuing existence of material weaknesses in our internal control over financial reporting and the frequency of our restatements of our financial statements may make it more difficult and expensive to refinance our capital structure.

In 2006 we entered into a Term Loan Facility. Should we desire to refinance our Term Loan Facility or to otherwise issue securities, the continued existence of our material weaknesses and the fact that we have restated our financial statements twice in the last three years may make it more difficult for us to do so and may increase the cost of doing so. Both the continued exposure to floating rate interest rates through the Term Loan Facility and our Senior Credit Facility and the increased costs associated with any refinancing of the Term Credit Facility could have negative impacts on our results of operations and financial condition.

Risks Related to Our Fiscal 2006 Audit Committee-led Investigation and Prior Restatement of Historical Financial Statements

Pending and future governmental inquiries may adversely affect us, the trading prices of our securities and our ability to access the capital markets.

Our fiscal 2006 Audit Committee-led investigation and the related restatement of historical financial statements is summarized under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Significant Events.” During the course of our Audit Committee-led investigation conducted in fiscal 2006 and following its substantial completion, representatives of the Audit Committee and its advisors shared with the SEC the conclusions of such investigation. The Company continues to share information with the SEC and believes it is cooperating fully with the agency in its formal investigation. In addition, certain of our former and current executive officers, directors and other employees are or may be subject to investigation by the SEC in connection with these matters. During fiscal 2007, the U.S. Attorney’s office in Phoenix and the Department of Justice in Washington, D.C. indicated that they have opened an investigation related to historical accounting practices that were the subject of the Audit Committee-led investigation. Adverse developments in connection with these proceedings, including any expansion of their scope or a referral to and investigation by other governmental agencies, could negatively impact us and divert our resources and the focus of our management team from our ordinary business operations. In addition, we have incurred and we may continue to incur significant expenses associated with responding to these investigations (including substantial fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be subject to such investigation(s)), and we may be required to pay criminal or civil fines, consent to injunctions on future conduct or suffer other penalties, any of which could have a material adverse effect on us. It is also possible that the existence, findings and outcome of these inquiries may have a negative impact on lawsuits that are pending or may be filed against us, the trading prices of our securities and our ability to access the capital markets. See Item 3, “Legal Proceedings” for a more detailed description of these proceedings.

We have been named as a defendant in a class action lawsuit that may adversely affect our financial condition, results of operations and cash flows.

We and certain of our former executive officers and current and former directors are defendants in a consolidated securities class action lawsuit. Our management’s attention may be diverted from our ordinary business operations by this lawsuit and we have incurred and we may continue to incur significant expenses associated with the defense of this lawsuit (including substantial fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions). In addition, as a result of this lawsuit, we may be required to pay a judgment or settlement that could have a material adverse effect on our results of operations, financial condition, liquidity and our ability to meet our debt obligations. We recently entered into an agreement in principle to settle this class action lawsuit. See Item 3, “Legal Proceedings” for a more detailed description of these proceedings and the agreement in principle.

Potential indemnification obligations and limitations of our director and officer liability insurance could adversely affect us.

As discussed above and in Item 3, “Legal Proceedings,” several of our current and former directors, officers and employees are or may become the subject of criminal, administrative and civil investigations and lawsuits. Under Delaware law, our charter documents and certain indemnification agreements, we may have an obligation to indemnify and are currently incurring expenses on the behalf of our current and former officers and employees and directors in relation to these matters. Some of these indemnification obligations may not be covered by our directors’ and officers’ insurance policies. If the Company incurs significant uninsured indemnity obligations in the future, this could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Related to our Industry and Business

Our industry is highly competitive and we may not have the resources to compete effectively.

The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse, or have better name recognition than we do, which might place us at a competitive disadvantage. Because we seek to offer competitive prices, if our competitors reduce their prices, we may reduce our prices to maintain a competitive position, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

We compete primarily with the following types of businesses:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (including those associated with national parts distributors or associations, such as NAPA and CARQUEST);

•	automobile dealers; and

•	mass merchandisers and discounters that carry automotive replacement parts, maintenance items and accessories.

We may not be able to grow our number of stores in a profitable manner or achieve the synergies anticipated when acquisitions are made.

Our store growth is based, in part, on expanding selected stores, relocating existing stores, adding new stores primarily in markets we currently serve, and, from time to time, acquiring stores in our existing and new markets from other automotive parts and accessories retailers.

Our successful future organic growth and growth through acquisitions are dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner; • hire, train and retain competent managers and associates;

•	integrate new and acquired stores into our systems and operations; and

•	achieve the anticipated synergies and operating results that are often built into the purchase price when existing stores or chains are acquired.

Acquisitions involve a variety of risks. Failure to successfully integrate a large number of acquired stores into our existing business or failure to achieve anticipated synergies and operating results from such acquisitions could adversely affect our financial condition and results of operations, particularly during the periods closely following the acquisition of such stores.

We cannot assure you that we will be able to continue to open new stores as we have in the past or that our opening of new stores in markets we already serve will not adversely affect existing store profitability, nor can we assure you that we will be able to manage our growth effectively.

A decrease in vehicle miles driven, higher gasoline prices and mild summer or winter temperatures may negatively affect our revenues.

The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors that may cause the number of vehicle miles to decrease include:

•	weather conditions;

•	increases in gasoline prices;

•	changes in the economy; and

•	changes in travel patterns.

Increases in gasoline prices, as we experienced during fiscal 2007 and 2006, may also adversely affect our revenues because our customers may defer purchases of certain items as they use a higher percentage of their income to pay for gasoline. While we generally experience increased sales when temperatures are extreme, mild summer or winter temperatures may adversely affect our revenues. These factors could result in a decline in the customer traffic at our stores, which could adversely affect our business, financial condition, results of operations and cash flows.

A decrease in the demand for products we offer for sale could adversely affect our financial condition and results of operations.

Overall demand for products we sell depends on many factors and may decline for a number of reasons, including:

•

Improving or declining economic conditions — During periods of declining economic conditions, both DIY and DIFM customers may defer vehicle maintenance or repair. During periods of good economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own cars or consumers may opt to purchase new vehicles rather than service the vehicles they currently own.

•

Declining vehicle ages and numbers and improving parts quality — A decline in the average age of vehicles, in the number of cars on the road or the continued increase in the quality of auto parts could result in a reduction in the demand for our product offerings.

If any of these factors cause overall demand for the products we sell to decline, our business, financial condition, results of operations and cash flows could be adversely affected.

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms may have a negative impact on our business.

Our business depends on developing and maintaining productive relationships with our vendors and upon their ability and willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly or order sufficient quantities of inventory from our vendors may increase the cost of products we purchase from them or may lead to their refusal to sell products to us at all. The trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. Any disruption in our vendor relationships or in our vendor operations, including those that could arise as a result of the Acquisition or because of concern about our compliance with the covenants contained in our credit facilities, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We receive various payments, allowances, and discounts from our vendors based on, among other things, the volume of our product purchases or the services that we provide to them. These vendor discounts and allowances reduce our costs of sales when the corresponding product is sold. Monies received from the vendors include rebates, allowances, and promotional funds. Typically, these funds are dependent on purchase volumes and advertising plans. The amounts to be received are subject to changes in market conditions, vendor marketing strategies, and changes in the profitability or sell-through of the related merchandise. Any material change in, or failure to obtain vendor allowances and discounts, such as might result from our failure to sell a sufficient quantity of the vendor’s products, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are concentrated in the Western United States, and therefore our business is subject to fluctuations when adverse conditions occur in that region.

The overwhelming majority of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, cost of electricity, earthquakes and other natural disasters. In recent years, certain areas in which we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is somewhat seasonal, inclement weather occurring during traditionally peak selling months may harm our business. Several of our competitors operate stores across the United States and, therefore, may not be as sensitive to such regional risks.

War or acts of terrorism or the threat of either may have a negative impact on our financial condition, results of operations and cash flows.

War or acts of terrorism or the threat of either may have a negative impact on our results of operations by making it more difficult to obtain merchandise available for sale in our stores. In fiscal 2007, we imported approximately 6% of our merchandise directly from other countries, primarily China. If imported goods become difficult or impossible to bring into the United States and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected. To help protect ourselves against difficulties of bringing imported goods into the United States, we have participated in the CBP worldwide supply chain security initiative and have achieved a C-TPAT member status with the CBP. Among other benefits to C-TPAT members, our imported containers have experienced reduced border wait time, compared to the containers belonging to importers that have not voluntarily participated in this CBP partnership program. If we are unable to maintain our current C-TPAT status it would increase the time it takes to get products into our stores. In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores, which could result in a diminished ability to meet our customer demand. War or acts of terrorism or the threat of either may negatively affect the economy and may also cause the number of vehicle miles to decrease, the price of gasoline to increase and elective maintenance to be deferred.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees and other costs.

We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slips and falls, and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. In some cases, the damages claimed against us are substantial. We accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceed our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results. We are also currently subject to a securities class action lawsuit that is not incidental to our business and is described in greater detail below. See Item 3, “Legal Proceedings” in this Annual Report.

In addition, we are subject to numerous federal, state, and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection, and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact our financial condition, results of operations and cash flows.

We are subject to various federal, state, and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage, and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future. See “Environmental Matters” in Item 1, “Business” in this Annual Report.

Risks Related to our Financial Condition

We are highly leveraged and, in fiscal 2007, we had higher annual interest costs than we had in fiscal 2006. As of February 3, 2008, we had an aggregate of approximately $487 million of outstanding indebtedness under our Senior Credit Facility, our Term Loan Facility and the indenture under which $100.0 million of our 6 3/4% Notes were issued (collectively, the “Debt Agreements”). Our substantial debt could adversely affect our business, financial condition and results of operations in many ways, including those set forth below.

Our substantial debt and increased interest payment obligations could adversely affect our financial health, undermine our ability to grow and operate profitably and prevent us from fulfilling our obligations under the Debt Agreements.

The degree to which we are leveraged and the increased interest rates resulting from the refinancing of most of our indebtedness in fiscal 2006 and the amendments to our Term Loan Facility in fiscal 2007 could subject us to the following risks:

•	it may be more difficult to meet our payment and other obligations;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•

the majority of our indebtedness, including our Senior Credit Facility and Term Loan Facility, carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•

we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors who have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business;

•

our failure to comply with the financial and other restrictive covenants governing our other Debt Agreements, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under the heading “Factors Affecting Liquidity and Capital Resources — Debt Covenants;” and

•	a credit rating downgrade may increase the cost of refinancing our existing debt or obtaining additional financing in the future.

Any of the above-listed factors could have an adverse effect on our business, financial condition, results of operations, and the price of our common stock.

Our failure to comply with the covenants contained in our Debt Agreements could have a material effect on us.

Our credit facilities require us to maintain certain financial ratios. Failure to comply with these ratios or other financial or restrictive covenants could result in an event of default under the applicable credit facility, which could result in a default or acceleration of all of our other indebtedness, which acceleration, if it occurs, would have a material adverse effect on us. In particular, our Term Loan Facility contains a maximum leverage ratio with which we do not expect to be able to comply beginning with the first quarter of fiscal 2009.

In addition to having the potential to cause a default under the Term Loan Facility at the end of the first quarter of 2009, if we fail to obtain a waiver for amendment of that covenant prior to the completion of our financial statements for the first quarter of fiscal 2008, our belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 will require us to classify substantially all of our indebtedness as current liabilities at May 4, 2008 (the end of the Company’s first quarter of fiscal 2008). The classification of all such indebtedness as current liabilities (i.e., due within twelve months) will not cause a default under our borrowing agreements. However, such reclassification could have adverse consequences upon our relationships with and the credit terms upon which we do business with our vendors although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, we would be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount relating to reclassified indebtedness, increasing the interest costs we report in our financial statements.

Our Debt Agreements restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which may limit our ability to operate our business.

The operating and financial restrictions and covenants in certain of our Debt Agreements impose significant operating and financial restrictions on us and require us to meet certain financial tests. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

These restrictions could place us at a disadvantage relative to competitors that are not subject to such limitations.

In addition, a breach of the covenants, ratios, or restrictions contained in our Debt Agreements could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under all of our Debt Agreements, or, in the case of the 6 3/4 % Notes, the holders of such 6 3/4% Notes, could elect to declare all amounts outstanding under the agreements, together with accrued interest, to be immediately due and payable. If our lenders or the holders of the 6 3/4% Notes accelerate the payment of any of our indebtedness, we cannot assure you that our assets securing such debt would be sufficient to repay in full that indebtedness and our other indebtedness.

The market price for our common stock may be volatile.

In past periods, there has been volatility in the market price for our common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including but not limited to the following:

•	actual or anticipated fluctuations in our operating results;

•	actual or anticipated changes in our growth rates or our competitors’ growth rates;

•	changes in stock market analyst recommendations regarding our common stock, the common stock of companies that investors deems comparable to us or our industry generally;

•	uncertainties created by our inability to timely file our periodic reports with the SEC;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in governmental regulations;

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts; and

•	concentration of the ownership of our common stock and possible speculation as to our future as a stand-alone organization.

General market fluctuations, industry factors and general economic and political conditions or events, economic slowdowns, interest rate changes, credit loss trends or currency fluctuations could also cause the market price of our common stock to decrease regardless of our operating performance. In recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price regardless of our operating results.

In addition, the market price for our common stock could be subject to significant fluctuation based on rumors and events relating to the Acquisition.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

The following table sets forth certain information concerning our principal leased facilities as of February 3, 2008:

Facility	Location	Area Served	Square Footage	Number of Stores Served
Distribution Centers:
Distribution center(1)	Dixon, CA	California, Nevada, Washington, Oregon, Idaho, Alaska, Hawaii	325,500	544
Distribution center(2)	Phoenix, AZ	Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, Wyoming	353,504	582
Office, warehouse and distribution center	Mendota Heights, MN	Michigan, Minnesota, North Dakota, South Dakota, Wisconsin	124,783	94
Office, warehouse and distribution center(3)	Belleville, MI	Illinois, Indiana, Michigan, Ohio	352,009	137

Corporate Facilities:
Corporate office	Phoenix, AZ	All	127,810	—
Corporate warehouse and mail center	Phoenix, AZ	Arizona, Colorado, Washington	52,087	—

Regional Distribution Centers:
Regional distribution center	Auburn, WA	Washington, Oregon, Idaho, Alaska	81,761	192
Regional distribution center	Aurora, CO	Colorado, Wyoming, South Dakota	34,800	88
Regional distribution center	Clearfield, UT	Colorado, Utah, Idaho, Wyoming, Montana, Oregon	60,000	98
Regional distribution center	Commerce, CA	California	75,000	205

Return Centers:
Returns center	Phoenix, AZ	Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, Wyoming	69,796	582
Returns center	West Sacramento, CA	California, Nevada, Washington, Oregon, Idaho, Alaska, Hawaii	65,400	544

(1)	Subject to time period and other restrictions, we have the ability to expand the Dixon distribution center by 161,000 square feet should the need arise.
(2)	In fiscal 2007, we completed an approximately 80,000 square foot expansion of our Phoenix, Arizona distribution center (included in the square footage noted above).
(3)	The distribution center in Belleville is approximately 285,000 square feet and currently services 137 stores. This distribution facility has the capacity to service approximately 400 stores.

As of February 3, 2008, all but one of our operating stores was leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

Years	Number of Stores
2008 — 2009	72
2010 — 2011	43
2012 — 2013	67
2014 — 2020	384
2021 — 2030	611
2031 — thereafter	171

1,348

Additional information regarding our facilities appears in Item 1, “Business,” under the captions “Store Operations,” “Store Formats,” and “Warehouse and Distribution.”

Item 3.	Legal Proceedings

Securities Class Action Litigation

On June 9 and 20, 2006, two shareholder class actions alleging violations of the federal securities laws were filed in the United States District Court for the District of Arizona against the Company and four of its former officers: Maynard Jenkins (who also was a director), James Riley, Martin Fraser and Don Watson. The cases are entitled Communication Workers of America Plan for Employees Pensions and Death Benefits v. CSK Auto Corporation, et al., No. CV-06-1503 PHX DGC (“Communication Workers”) and Wilfred Fortier v. CSK Auto Corporation, et al., No. CV-06-1580 PHX DGC. The cases were consolidated on September 18, 2006 with Communication Workers as the lead case. The consolidated actions have been brought by lead plaintiff Communication Workers of America Plan for Employee Pensions and Death Benefits (the “Lead Plaintiff”) on behalf of a putative class of purchasers of CSK Auto Corporation stock between March 20, 2003 and April 13, 2006, inclusive. Lead Plaintiff filed an Amended Consolidated Complaint on November 30, 2006. Lead Plaintiff voluntarily dismissed James Riley by not naming him as a defendant in the Amended Consolidated Complaint. The Company and Messrs. Jenkins, Fraser and Watson (collectively referred to as the “Defendants”) filed motions to dismiss the Amended Consolidated Complaint, which the court granted on March 28, 2007. The court allowed Lead Plaintiff leave to amend its complaint, and it filed its Second Amended Consolidated Complaint on May 25, 2007.

The Second Amended Consolidated Complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, as well as Section 20(a) of the Exchange Act. The Second Amended Consolidated Complaint alleges that Defendants issued false statements before and during the putative class period about the Company’s income, earnings and internal controls, allegedly causing the Company’s stock to trade at artificially inflated prices during the putative class period. It seeks an unspecified amount of damages. Defendants filed motions to dismiss the Second Amended Consolidated Complaint on July 13, 2007. On September 27, 2007, the court issued an order granting the motion to dismiss Mr. Fraser with prejudice and denying the motions to dismiss the Company and Messrs. Jenkins and Watson. On October 24, 2007 the court issued a scheduling order setting forth a pretrial schedule that contemplates a trial, if necessary, in March 2009. Lead Plaintiff filed its motion to certify the class on January 18, 2008 and the Company filed its response on February 15, 2008. Lead Plaintiff filed its reply in support of its motion for class certification on March 14, 2008. A hearing on the motion was scheduled to take place on March 21, 2008.

Before the hearing on March 21, 2008, and as a result of ongoing settlement discussions, Lead Plaintiff and the defendants (including the Company) reached an agreement in principle to settle the case. Pursuant to the agreement in principle, the settlement amount will be $10.0 million in cash (which the Company expects will be paid by its directors and officers liability insurance) and $1.7 million in the Company’s stock (to be contributed by the Company and valued at the closing price on March 20, 2008). The Company would also pay interest on the cash portion of the settlement at the rate of 5% per annum to the extent that it is not deposited into the settlement escrow account within 30 days of March 21, 2008. The agreement in principle also includes certain corporate governance and contracting policy terms that would apply so long as the Company remains an independent company. The court has scheduled a hearing on preliminary approval of the settlement on April 22, 2008. See Note 22 — Subsequent Events in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report for additional information.

Shareholder Derivative Litigation

On July 31, 2006, a shareholder derivative suit was filed in the United States District Court for the District of Arizona against certain of CSK’s former officers and certain current and former directors. The Company was a nominal defendant. On June 11, 2007, plaintiff filed a Second Amended Complaint alleging claims under Section 304 of the Sarbanes-Oxley Act of 2002 and for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The Second Amended Complaint sought, purportedly on behalf of the Company, damages, restitution, and equitable and injunctive relief. On June 22, 2007, the Company filed a motion to dismiss the Second Amended Complaint for failure to plead demand futility adequately or, in the alternative, to stay the case until the shareholder class action litigation is resolved. The individual defendants joined in the Company’s motion. On August 24, 2007, the court granted the Company’s motion to dismiss the suit based on plaintiff’s failure to adequately plead demand futility. The court entered a judgment in defendants’ favor on October 22, 2007. Plaintiff did not file a notice of appeal in the 30 days allowed for doing so, and the judgment in defendants’ favor is now final.

Governmental Investigations

The SEC is conducting an investigation related to certain historical accounting practices of the Company. On November 27, 2006, the SEC served a subpoena on the Company seeking the production of documents from the period January 1, 1997 to the date of the subpoena related primarily to the types of matters identified in the Audit Committee-led investigation, including internal controls and accounting for inventories and vendor allowances. On December 5, 2006, the SEC also served document subpoenas on Messrs. Jenkins, Fraser and Watson. Since that time, the SEC has served subpoenas for documents and testimony on, and requested testimony from, current and former employees, officers, directors and other parties it believes may have information relevant to the investigation. The Company’s Audit Committee has shared with the SEC the conclusions of the Audit Committee-led investigation. In addition, the U.S. Attorney’s office in Phoenix (the “USAO”) and the Department of Justice in Washington, D.C. (the “DOJ”) have opened an investigation related to these historical accounting practices. Counsel for the Company’s Audit Committee has met with the USAO and DOJ and has shared with them requested information from the Audit Committee-led investigation. At this time, we cannot predict when these investigations will be completed or what their outcomes will be.

Other Litigation

During fiscal 2007, we accrued approximately $1.5 million for the estimated costs of settling various regulatory compliance matters relating to our operating practices. We do not believe these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

We currently and from time to time are involved in other litigation incidental to the conduct of our business, including but not limited to asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on internal review, we accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. We do not currently believe that any of these other legal claims incidental to the conduct of our business, individually or in the aggregate, will result in liabilities material to our consolidated financial position, results of operations or cash flows.

Item 4.	Submission of Matters to a Vote of Security Holders

We held our Combined 2006 and 2007 Annual Meeting of Stockholders on November 8, 2007. The following are the results of certain matters voted upon at the meeting:

I. Stockholders elected seven directors to serve until our 2008 Annual Meeting of the Stockholders. The stockholders voted as follows:

Directors	Votes for	Withheld
Lawrence N. Mondry	39,533,001	757,800
James G. Bazlen	38,725,609	1,565,192
Morton Godlas	38,777,688	1,513,113
Terilyn A. Henderson	38,777,949	1,512,852
Charles K. Marquis	39,481,549	809,252
Charles J. Philippin	38,782,175	1,508,626
William A. Shutzer	38,693,607	1,597,194

There were no broker non-votes with respect to the election of directors.

II. Stockholders ratified the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2008. The stockholders voted as follows:

For: 38,891,131	Against: 1,388,750	Abstain: 10,920	Broker non-vote: 3,838,281

III. Stockholders approved an amendment to the Company’s 2004 Stock and Incentive Plan to increase the total number of shares of common stock available for issuance under the Plan by 1,500,000 shares. The stockholders voted as follows:

For: 33,921,318	Against: 3,355,777	Abstain: 212,932	Broker non-vote: 6,639,053

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Price

Our common stock has been listed on the New York Stock Exchange under the symbol CAO since March 12, 1998. As of April 11, 2008, there were 44,033,363 shares of our common stock outstanding and there were 48 record holders of our common stock.

The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the New York Stock Exchange.

	Price Range of Common Stock
	High	Low
Fiscal 2007:
First Quarter	$17.83	$16.27
Second Quarter	19.14	12.42
Third Quarter	13.95	10.03
Fourth Quarter	10.72	3.96
Fiscal 2006:
First Quarter	$16.84	$12.23
Second Quarter	13.29	10.71
Third Quarter	15.90	10.62
Fourth Quarter	17.27	15.17

Performance Graph

The following graph reflects the cumulative stockholder return (change in stock price plus reinvested dividends) of a $100 investment in our common stock for the five-year period from February 2, 2003 through February 3, 2008, in comparison with the Standard & Poor’s 500 Composite Stock Index and the Standard & Poor’s SmallCap Specialty Stores Index. The comparisons are not intended to forecast or be indicative of possible future performance of our common stock. The performance graph shall not be deemed to be incorporated by reference into our SEC filings and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933, as amended, or the Exchange Act.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among CSK Auto, Inc., The S&P 500 Index

And The S&P SmallCap Specialty Stores

*	$100 invested on 2/2/03 in stock or 1/31/03 in index-including reinvestment of dividends.

Indexes calculated on month-end basis.

Copyright © 2008, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Source: Research Data Group, Inc.

	2/2/03	2/1/04	1/30/05	1/29/06	2/4/07	2/3/08
CSK Auto, Inc.	100.00	196.28	154.73	159.96	165.59	90.34
S&P 500	100.00	134.57	142.96	157.79	180.70	176.52
S&P SmallCap Specialty Stores	100.00	191.32	191.27	199.52	229.87	144.64

Dividends

We have not paid any dividends on our common stock during the fiscal years shown above. We currently do not intend to pay any dividends on our common stock.

CSK Auto Corporation is a holding company with no business operations of its own. It therefore depends upon payments, dividends and distributions from Auto, its wholly owned subsidiary, for funds to pay dividends to our stockholders. Auto currently intends to retain its earnings to fund its working capital, debt repayment and capital expenditure needs and for other general corporate purposes. Auto has no current intention of paying dividends or making other distributions to us in excess of amounts necessary to pay our operating expenses and taxes. The Senior Credit Facility, Term Loan Facility and the indenture under which the 6 3/4% Notes were issued contain restrictions on Auto’s ability to pay dividends or make payments or other distributions to us. See Note 10 — Long-Term Debt to the consolidated financial statements included in Item 8 of this Annual Report.

Item 6.	Selected Financial Data

The following table sets forth our selected consolidated statement of operations, balance sheet and operating data. The selected statement of operations and balance sheet data are derived from our consolidated financial statements. You should read the data presented below together with our consolidated financial statements and related notes included in Item 8, “Financial Statements and Supplementary Data,” and the information in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

	Fiscal Year(1)
	2007	2006	2005	2004	2003
	(In thousands, except per share amounts and selected store data)
Statement of Operations Data
Net sales	$1,851,647	$1,907,776	$1,651,285	$1,604,991	$1,606,731
Cost of sales	984,649	1,011,712	864,674	839,564	904,090

Gross profit	866,998	896,064	786,611	765,427	702,641
Operating and administrative	804,265	788,400	653,471	629,309	624,557
Investigation and restatement costs(2)	12,348	25,739	—	—	—
Securities class action settlement(8)	11,700	—	—	—	—
Store closing costs(3)	1,983	1,487	2,903	2,229	12,522

Operating profit	36,702	80,438	130,237	133,889	65,562
Interest expense	54,163	48,767	33,599	33,851	52,754
Loss on debt retirement(4)	—	19,450	1,600	1,026	49,494

Income (loss) before income taxes and cumulative effect of change in accounting principle	(17,461)	12,221	95,038	99,012	(36,686)
Income tax expense (benefit)	(6,309)	4,991	37,248	39,450	(14,738)

Income (loss) before cumulative effect of change in accounting principle	(11,152)	7,230	57,790	59,562	(21,948)
Cumulative effect of change in accounting principle, net of tax(5)	—	(966)	—	—	—

Net income (loss)	$(11,152)	$6,264	$57,790	$59,562	$(21,948)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.30	$1.30	$(0.48)
Cumulative effect of change in accounting principle(5)	—	(0.02)	—	—	—

Net income (loss) per share	$(0.25)	$0.14	$1.30	$1.30	$(0.48)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.29	$1.29	$(0.48)
Cumulative effect of change in accounting principle(5)	—	(0.02)	—	—	—

Net income (loss) per share	$(0.25)	$0.14	$1.29	$1.29	$(0.48)

Shares used in computing basic per share amounts	43,971	43,877	44,465	45,713	45,658

Shares used in computing diluted per share amounts	43,971	44,129	44,812	46,002	45,658

	Fiscal Year(1)
	2007	2006	2005	2004	2003
	(In thousands, except per share amounts and selected store data)
Other Data
Commercial sales(6)	$340,545	$320,188	$296,159	$270,812	$271,397

Selected Store Data
Number of stores (end of period)	1,349	1,332	1,277	1,134	1,114
Percentage increase (decrease) in comparable store net sales(7)	(3)%	(1)%	—%	(1)%	6%
Balance Sheet Data (end of period)
Cash and cash equivalents	$16,520	$20,169	$17,964	$56,229	$36,982
Total assets	1,138,690	1,151,762	1,140,034	957,151	969,588
Total debt (including current maturities)	519,188	531,501	577,594	508,877	534,654
Stockholders’ equity	164,538	171,510	156,157	120,139	81,497

(1)

Our fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31 and is named for the calendar year just ended. All fiscal years presented had 52 weeks except fiscal 2006, which had 53 weeks.

(2)

As further discussed in Note 21 — Legal Matters in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report, we incurred approximately $12.3 million and $25.7 million in legal, accounting consultant and audit fees in fiscal 2007 and fiscal 2006, respectively, for matters related to the fiscal 2006 Audit Committee-led investigation and the related restatement of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 filed May 1, 2007 and completion of our delinquent SEC filings for fiscal 2006.

(3)

Amounts relate to costs incurred in connection with the closure of existing stores. During fiscal 2003, we incurred $12.2 million associated with the reversal of the reserve established under Emerging Issues Task Force (“EITF”) No. 94-3 and the establishment of a new closed store reserve on the basis of our change in exit strategy in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

(4)

In fiscal 2006, we purchased all of our 7% senior subordinated notes, repaid our 3 3/8% exchangeable notes and made a payment on termination of an interest rate swap related to our 7% senior subordinated notes, which resulted in an aggregate loss on debt retirement of $19.5 million. The $1.6 million loss on debt retirement in fiscal 2005 resulted from the write-off of certain deferred financing fees associated with our former credit facility, which was repaid. During fiscal 2004, we recorded a loss on debt retirement of $1.0 million as a result of the redemption of the $15.0 million remaining balance of our 12% senior notes. During fiscal 2003, we recorded a loss on debt retirement of $49.5 million primarily due to the early redemption of 94% of our 12% senior notes.

(5)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize the grant-date fair value of stock options and other equity-based compensation in the income statement. The Company adopted SFAS No. 123R during fiscal 2006 using the modified prospective method. In addition to stock options and restricted stock, the Company granted incentive units in fiscal 2005 under a long-term incentive plan (the “LTIP”) for its senior executive officers, which are classified as liability awards, and as such, the transition rule under SFAS No. 123R requires that for an outstanding instrument that previously was classified as a liability and measured at intrinsic value, an entity should recognize the liability that would have been recorded under the fair value method at the date of adoption, net of any related tax effect, as the cumulative effect of a change in accounting principle. As of January 30, 2006, we recognized a cumulative effect of a change in accounting principle of approximately $1.0 million, net of $0.6 million tax benefit, associated with the LTIP.

(6)	Represents sales to commercial accounts, including sales from stores without commercial sales centers.

(7)

Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open 12 months or an acquired store has been owned by the Company and open for 12 months. Therefore, sales for the first 12 months a new store is open or an acquired store has been owned are not included in the comparable store calculation. Stores that have been relocated are included in the comparable store sales calculations immediately.

(8)

Amount relates to the agreement in principle reached to settle a securities class action lawsuit. See Note 21 —Legal Matters and Note 22 — Subsequent Events in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with “Selected Financial Data,” our consolidated historical financial statements and the notes to those statements that appear elsewhere in this report. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Note Concerning Forward Looking Information” and “Risk Factors” elsewhere in this report.

Merger Agreement

On April 1, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with O’Reilly Automotive, Inc. (“O’Reilly”) and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly (the “Acquisition”).

In order to effectuate the Acquisition, O’Reilly has agreed to commence an exchange offer (the “Exchange Offer”) pursuant to which each share of the Company’s common stock tendered in the Exchange Offer will be exchanged for (a) a number of shares of O’Reilly’s common stock equal to the “exchange ratio” (as calculated below), plus (b) $1.00 in cash (subject to possible reduction as described below). Pursuant to the Merger Agreement, the “exchange ratio” will equal $11.00 divided by the average trading price of O’Reilly’s common stock during the five consecutive trading days ending on and including the second trading day prior to the closing of the Exchange Offer; provided, that if such average trading price of O’Reilly’s common stock is greater than $29.95 per share, then the exchange ratio will be 0.3673, and if such average trading price is less than $25.67 per share, then the exchange ratio will be 0.4285. If such average trading price is less than or equal to $21.00 per share, the Company may terminate the Merger Agreement unless O’Reilly exercises its option to issue an additional number of its shares or increase the amount of cash to be paid such that the total value of O’Reilly common stock and cash exchanged for each share of the Company’s common stock is at least equal to $10.00 (less any possible reduction of the cash component of the offer price as described below).

Upon completion of the Exchange Offer, any remaining shares of the Company’s common stock will be acquired in a second-step merger at the same price at which shares of the Company’s common stock were exchanged in the Exchange Offer.

The Acquisition is expected to be completed during the second quarter of the Company’s fiscal year ending February 1, 2009 (“fiscal 2008”) and is subject to regulatory review and customary closing conditions, including that at least a majority of the Company’s outstanding shares of common stock be tendered in the Exchange Offer and the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement includes customary representations, warranties and covenants by the Company, including covenants (a) to cease immediately any discussions and negotiations with respect to an alternate acquisition proposal, (b) not to solicit any alternate acquisition proposal and, with certain exceptions, not to enter into discussions concerning or furnish information in connection with any alternate acquisition proposal, and (c) subject to certain exceptions, for the Company’s Board of Directors not to withdraw or modify its recommendation that the Company’s stockholders tender shares into the Exchange Offer. In addition, the Company has agreed to use reasonable best efforts to obtain appropriate waivers or consents under the Company’s credit or debt agreements and instruments if needed or if requested by O’Reilly to remedy any default or event of default thereunder that may arise after the date of the Merger Agreement (the “Credit Agreement Waivers”). The $1.00 cash component of the offer price for each share of the Company’s common stock tendered in the Exchange Offer will be subject to reduction in the event that the Company pays more than $3.0 million to its lenders in order to obtain any Credit Agreement Waivers. The Company does not anticipate any need to obtain any Credit Agreement Waivers prior to the anticipated closing of the Exchange Offer.

The Merger Agreement contains certain termination rights for both the Company and O’Reilly, including if the Exchange Offer has not been consummated or if the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not occurred, in either case on or before the date that is 180 days after the date of the Merger Agreement, and provisions that permit termination in connection with the exercise of the fiduciary duties of the Company’s Board of Directors with respect to superior offers. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay O’Reilly a termination fee of $22.0 million.

In connection with the Acquisition, O’Reilly has received a commitment letter from Lehman Commercial Paper Inc., Lehman Brothers Inc., Lehman Brothers Commercial Bank, Bank of America, N.A., and Banc of America Securities LLC to provide a $1,200.0 million first lien senior secured revolving credit facility, which O’Reilly is expected to use, in part, to repay at the time of the closing of the Exchange Offer all amounts outstanding and other amounts payable under the Company’s $350.0 million floating rate term loan facility (the “Term Loan Facility”) and $325.0 million senior secured revolving line of credit (the “Senior Credit Facility”), following which such Facilities will be terminated. Thus, although the consummation of the Exchange Offer would result in an event of default and the possible acceleration of indebtedness under those Facilities, it is contemplated that those Facilities will be repaid in full and cease to exist at the closing of the Exchange Offer. If the Acquisition is completed as planned, the Company’s $100.0 million of 6 3/4% senior exchangeable notes (the “6 3/4% Notes”) will remain outstanding. O’Reilly’s acquisition of the Company and the closing of the Exchange Offer are not conditioned upon the completion of, or availability of funding under, its committed $1,200.0 million credit facility.

Term Loan Facility Financial Covenants

Our Term Loan Facility contains a maximum leverage ratio that we do not believe at this time we will be able to satisfy beginning in the first quarter of our fiscal year ending January 31, 2010 (“fiscal 2009”). In addition to having the potential to cause a default under the Term Loan Facility at the end of the first quarter of fiscal 2009, if we do not obtain a waiver or amendment of that covenant prior to the completion of our financial statements for the first quarter of fiscal 2008, our belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 will cause us to have to classify all of our indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3/4% Notes, as current liabilities in our financial statements beginning with our financial statements for the first quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, we would be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount increasing the interest costs we report in our financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under our borrowing agreements. However, any such classification could have adverse consequences upon our relationships with, and the credit terms upon which we do business with, our vendors, although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. The Company does not expect to seek any waivers or amendments under its credit facilities prior to the closing of the Exchange Offer as these credit facilities will be repaid and terminated upon closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, we would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that we would be able to obtain such a waiver or amendment on terms that would be satisfactory to us. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility after the first quarter of fiscal 2009, which could result in possible acceleration of all of our indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on us. See “Factors Affecting Liquidity and Capital Resources — Debt Covenants” below.

General

CSK Auto Corporation (“CSK”) is the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers of such products in the entire country, based, in each case, on store count. Headquartered in Phoenix, Arizona, CSK became a publicly traded company in March 1998, and has continued to grow through a combination of acquisitions and organic growth.

We compete in the U.S. automotive aftermarket industry and sell replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks. Our customers include people who work on their own vehicles, the Do-it-Yourself (“DIY”) market, and commercial installers who work on other people’s vehicles, the Do-it-For-Me (“DIFM”) market. We believe that the U.S. automotive aftermarket industry is characterized by stable demand and is growing modestly because of increases in, among other things, the age of vehicles in use and the number of miles driven annually per vehicle.

We have the number one market position in 22 of the 32 major markets in which we operate, based on store count. As of February 3, 2008, we operated 1,349 stores in 22 states, with our principal concentration of stores in the Western United States. Our stores are known by the following four brand names (referred to collectively as “CSK Stores”):

•	Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 222 stores in the Pacific Northwest and Alaska;

•	Kragen Auto Parts, founded in 1947, with 504 stores primarily in California; and

•	Murray’s Discount Auto Stores, founded in 1972, with 136 stores in the Midwest.

In December 2005, we purchased all of the outstanding stock of Murray’s Inc. and its subsidiary, Murray’s Discount Auto Stores, Inc. (collectively herein, “Murray’s”). As of the acquisition date, Murray’s operated 110 automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana — states in which the Company previously had no significant market presence. The 110 acquired Murray’s stores, as well as new stores we open in our Midwest markets, will retain the Murray’s name. The Murray’s acquisition complemented our existing operations and expanded our markets served from 19 to 22 states.

During fiscal 2007, we opened 38 stores, relocated 7 stores and closed 28 stores (including the 7 stores closed upon relocation), resulting in 17 net new stores.

See “Strategic Review of the Business and Exploration of Strategic Alternatives” below.

Our fiscal year ends on the Sunday nearest to January 31 and is named for the calendar year just ended. Occasionally this results in a fiscal year that is 53 weeks long. When we refer to a particular fiscal year we mean the following:

•	Fiscal 2007 refers to the 52 weeks ended February 3, 2008;

•	Fiscal 2006 refers to the 53 weeks ended February 4, 2007; and

•	Fiscal 2005 refers to the 52 weeks ended January 29, 2006.

Strategic Review of the Business and Exploration of Strategic Alternatives

On September 5, 2007, we announced that under the leadership of our new President and Chief Executive Officer, we had commenced a comprehensive strategic review of the Company aimed at improving our profitability and restoring top line growth.

As part of the initial strategic planning process, we made the decision to close approximately 40 stores during fiscal 2008. We performed an asset impairment review on the stores identified to be closed in accordance with

SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, and recorded a non-cash impairment charge of $1.2 million for leasehold assets and store fixtures that will be sold or otherwise disposed of significantly before the end of their originally estimated useful lives. The impairment charge is included in operating and administrative expenses in the accompanying consolidated statement of operations.

The strategic review of the Company continued into the fourth quarter of 2007. In order to focus our attention on our new store locations and on improving our existing operations with the greatest potential for success, we refined our fiscal 2008 plan to open 21 new stores, close 47 stores (including relocations) and relocate 7 stores, resulting in approximately 19 net closed stores anticipated in fiscal 2008. All store locations currently planned for closure in fiscal 2008 are leased, and substantially all of these closures are expected to occur near the end of a non-cancellable lease term, resulting in minimal closed store costs. The costs of any remaining operating lease commitments will be recognized in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and as such will be expensed at the fair value at the date we cease operating the store.

As part of the review of the business, our executive management team also evaluated the current management structure and eliminated approximately 160 non-sales positions, primarily in the corporate and field administration areas, reorganized the staffing in our corporate offices, consolidated certain corporate functions, and eliminated several vice president and other management positions during the third and fourth quarters of fiscal 2007. A number of executives were reassigned in order to leverage existing skills and experience across the team in an effort to continue reducing operating costs. During the third and fourth quarters of fiscal 2007, we incurred $2.0 million in severance costs related to these strategic personnel reductions, and as of February 3, 2008, the remaining liability for employee severance costs was approximately $0.9 million.

On December 12, 2007, the Company announced it was seeking an amendment to its Term Loan Facility in order to minimize the possibility that it would be unable to comply with the Term Loan Facility’s fixed charge coverage and leverage ratio covenants for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008. On December 18, 2007, the Company entered into a fourth amendment to the Term Loan Facility as discussed in more detail below under “Other Significant Events — Term Loan Facility Amendments.”

On December 18, 2007, the Company entered into a fourth amendment to its Term Loan Facility in order to minimize the possibility that Auto would be unable to satisfy the Term Loan Agreement’s fixed charge coverage and leverage covenants for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008. This amendment significantly increased the interest rates payable on amounts borrowed under the Term Loan Facility, provided the ability under certain circumstances to pay a portion of the interest charges in kind and imposed certain capital expenditure limitations.

On December 19, 2007, we announced that we were developing initiatives intended to increase sales and profitability over time; however, effective implementation of these initiatives would require additional cost reductions and incremental investment in the business to fund operational improvements and to reduce the Company’s current debt level. We also announced that we were in the process of developing strategies to raise new capital for the business and reduce our debt burden, that we had engaged JPMorgan to assist us in these efforts and that our engagement of JPMorgan also encompassed acting as our advisor in connection with any divestitures of assets, sale or merger transaction, or other capital markets or business combination transaction.

In fiscal 2007, the Company experienced declines in net sales, same store sales, gross profit and net income as reflected in this Annual Report. Having recognized the trends that led to these results and the need to obtain the fourth amendment to the Term Loan Facility, in January 2008, the Company’s Board of Directors asked JPMorgan to develop and evaluate strategic alternatives to preserve and maximize shareholder value. As part of that process, more than 20 parties, including both strategic parties and financial investors interested in control and non-control transactions with the Company, were granted access to non-public information about the Company.

On February 1, 2008, O’Reilly announced an unsolicited proposal to acquire all of the outstanding shares of the Company at $8 per share in cash. O’Reilly had not prior to that date participated in the process described above. As discussed below at “Other Significant Events — Unsolicited Proposal and Stockholder Rights Plan,” on February 4, 2008, in response to O’Reilly’s unsolicited proposal, we announced that we had adopted a stockholder rights plan in order to maintain the integrity of the strategic review process that our Board of Directors was then conducting. Subsequently, on February 7, 2008, we announced that we had entered into a standstill agreement with O’Reilly to share non-public information about the Company.

On April 1, 2008, the Company entered into the Merger Agreement with O’Reilly and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly. See “Merger Agreement” above.

Other Significant Events

Unsolicited Proposal and Stockholder Rights Plan

On February 1, 2008, O’Reilly announced an unsolicited proposal to acquire all of the outstanding shares of the Company at $8 per share in cash. O’Reilly had not prior to that date participated in the process described under the heading “Strategic Review of the Business and Exploration of Strategic Alternatives” above, although it subsequently entered into a standstill agreement and has reviewed non-public information about the Company.

On February 4, 2008, in response to the unsolicited proposal made by O’Reilly, we issued a press release announcing we had adopted a stockholder rights plan (the “Rights Plan”) and entered into a Rights Agreement on the same date with Mellon Investor Services LLC, as Rights Agent. The Rights Plan was adopted in order to maintain the integrity of the strategic review process that our Board of Directors was then conducting.

Under the Rights Plan, one “Right” was issued for each share of the Company common stock outstanding as of February 14, 2008. The Rights will not become exercisable, and separate certificates evidencing the Rights will not be issued, unless the Rights are triggered. The Rights would be triggered by, among other things, a person or group acquiring or announcing an intention to acquire 10% or more of our common stock, or upon the consummation of a transaction in which we are not the surviving entity, the outstanding shares of our common stock are exchanged for stock or assets of another person, or 50% or more of our consolidated assets or earning power are sold. If a party exceeds the ownership thresholds and the Rights are not redeemed, each Right will entitle the holder, other than the triggering party, to purchase a number of shares of our common stock having a value of twice the $45 exercise price. Such an exercise would dilute the triggering party’s holdings in the Company.

The Rights will expire on February 3, 2009, unless the Rights Plan is extended by our stockholders, in which case, the Rights will expire on February 4, 2011 (unless earlier redeemed or exchanged). Subject to certain exceptions, the Rights are redeemable by action of our Board of Directors at a nominal price per Right.

Management Changes

Appointment of New President and Chief Executive Officer; Appointment of New Board Chairman — On June 8, 2007, we announced the selection of Lawrence N. Mondry as our new President and Chief Executive Officer to succeed our current Chief Executive Officer and Chairman of the Board, Maynard Jenkins, who had previously announced his intent to retire. On August 15, 2007, having completed the filing of our remaining SEC filings for fiscal 2006, we announced Mr. Jenkins’ retirement and concurrent resignation from the Company’s Board of Directors, and Mr. Mondry’s appointment to the President and Chief Executive Officer positions and election to the Board of Directors. Also on August 15, 2007, we announced that the Board appointed our lead director, Charles K. Marquis, as our non-executive Chairman of the Board.

New Executive Vice President of Finance and Chief Financial Officer — On November 5, 2007, we announced that James D. Constantine would be joining the Company as our Executive Vice President of Finance and Chief Financial Officer. Mr. Constantine commenced employment with the Company on November 14, 2007. We had previously announced on June 8, 2007 that our then Senior Vice President and Chief Financial Officer since October 2005, James B. Riley, had accepted another position in his home state of Ohio. After his departure, Steven L. Korby, a partner with Tatum, LLC, who had been serving as a consultant to the Company since July 2006, served as our interim Chief Financial Officer.

New Senior Vice President of Finance and Controller — On September 20, 2007, we announced that Michael D. Bryk would be joining the Company as our Senior Vice President of Finance and Controller. Mr. Bryk commenced employment with the Company on October 8, 2007. Mr. Bryk also serves as our principal accounting officer.

New Executive Vice President — Merchandising — On August 15, 2007, we announced that Brian K. Woods had joined the Company as Executive Vice President — Merchandising.

Securities Class Action Litigation

On March 21, 2008, the lead plaintiff in the securities class action litigation and the defendants (including the Company) reached an agreement in principle to settle the case. Pursuant to the agreement in principle, the settlement amount will be $10.0 million in cash (which we expect will be paid by our directors and officers liability insurance) and $1.7 million in Company stock (to be contributed by the Company and valued at the closing price of the Company’s stock on March 20, 2008). We would also pay interest on the cash portion of the settlement at the rate of 5% per annum to the extent that it is not deposited into the settlement escrow account within 30 days of March 21, 2008. The agreement in principle also includes certain corporate governance and contracting policy terms that would apply so long as we remain an independent company. The court has scheduled a hearing to preliminarily approve the settlement on April 22, 2008. In fiscal 2007, the Company recorded a charge for the $11.7 million settlement, which is included in accrued expenses and other current liabilities. The Company had tendered a claim with its primary insurer, under its Directors and Officers liability insurance policy, which participated in the settlement negotiations and has agreed to fund within its policy limits the $10.0 million cash portion of the settlement agreement. Such insurer has also agreed, pursuant to the policy, to reimburse the Company $5.0 million for certain legal defense costs the Company has incurred related to the securities class action litigation described above and the shareholder derivative litigation and SEC investigation described in Note 21 — Legal Matters in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report, the majority of which was reimbursed in fiscal 2007. Such legal costs were expensed as incurred by the Company and reported as a component of investigation and restatement costs in the accompanying Consolidated Statement of Operations. The Company expects to recognize the insurance defense cost reimbursements and settlement payments of $15.0 million (in the aggregate) in results of operations in fiscal 2008 upon preliminary approval by the court of the settlement, expected in the first quarter of fiscal 2008. See Note 21 — Legal Matters and Note 22 — Subsequent Events in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report.

Fiscal 2006 Audit Committee Investigation and Restatement of the Consolidated Financial Statements

Overview

In our 2005 10-K, the Company’s consolidated financial statements for fiscal 2004 and 2003 and quarterly financial information for the first three quarterly periods in fiscal 2005 and all of fiscal 2004 included in Item 8, “Financial Statements and Supplementary Data,” were restated to correct errors and irregularities of the type identified in the Audit Committee-led investigation and other accounting errors and irregularities identified by the Company in the course of the restatement process, all as more fully described in the “Background” section below.

The Audit Committee concluded that the errors and irregularities were primarily the result of actions directed by certain personnel and an ineffective control environment that, among other things, permitted the following to occur:

•	recording of improper accounting entries as directed by certain personnel;

•	inappropriate override of, or interference with, existing policies, procedures and internal controls;

•

withholding of information from, and providing of improper explanations and supporting documentation to, the Company’s Audit Committee and Board of Directors, as well as its internal auditors and independent registered public accountants; and

•	discouraging employees from raising accounting related concerns and suppressing accounting related inquiries that were made.

In September 2006, upon the substantial conclusion of the Audit Committee-led investigation, the Company announced the departures of the Company’s President and Chief Operating Officer, Chief Administrative Officer (who, until October 2005, served as the Company’s Senior Vice President and Chief Financial Officer) and several other individuals (including its Controller) within the Company’s Finance organization.

Management, with the assistance of numerous experienced accounting consultants (other than its firm of independent registered public accountants) that the Company had retained near the onset of the investigation to assist the new Chief Financial Officer with the restatement efforts, continued to review the Company’s accounting practices and identified additional errors and irregularities, which were corrected in the restatements.

Background

In the Company’s 2004 10-K, management concluded that the Company did not maintain effective internal control over financial reporting as of January 30, 2005 due to the existence of material weaknesses as described in the 2004 10-K. The plan for remediation at that time called for, among other things, the Company to enhance staffing and capabilities in its Finance organization. During fiscal 2005, we made several enhancements to our Finance organization including the October 2005 hiring of a new Senior Vice President and Chief Financial Officer. In the fourth quarter of fiscal 2005, new personnel in our Finance organization raised questions regarding the existence of inventory underlying certain general ledger account balances and an internal audit of vendor allowances raised additional concerns about the processing and collections of vendor allowances. Management’s review of these matters continued into our fiscal 2005 year-end financial closing process. In early March 2006, it became apparent that inventories and vendor allowances were potentially misstated and that the effect was potentially material to the Company’s previously issued consolidated financial statements. The Audit Committee, acting through a Special Investigation Committee appointed by the Audit Committee consisting of the Audit Committee Chairman and the Company’s designated Presiding Director, retained independent legal counsel who, in turn, retained a separate nationally recognized accounting firm (other than the Company’s independent registered public accountants) to assist it in conducting an independent investigation relative to accounting errors and irregularities, relating primarily to the Company’s historical accounting for its inventories and vendor allowances.

On March 23, 2006, the Audit Committee concluded that, due to accounting errors and irregularities then noted, the Company’s (i) fiscal 2004 consolidated financial statements, as well as its consolidated financial statements for fiscal years 2003, 2002 and 2001, (ii) selected consolidated financial data for each of the five years in the period ended January 30, 2005, (iii) interim financial information for each of its quarters in fiscal 2003 and fiscal 2004 included in its 2004 Annual Report, and (iv) interim financial statements included in its Form 10-Qs for the first three quarterly periods of fiscal 2005, should no longer be relied upon. On March 27, 2006, the Company announced that it would be postponing the release of its fourth quarter and fiscal 2005 financial results pending the outcome of the Audit Committee-led investigation; that it would be restating historical financial statements; and that the Company’s consolidated financial statements for the prior interim periods and fiscal years indicated above should no longer be relied upon.

The initial and primary focus of the Audit Committee-led investigation was the Company’s accounting for inventory and for vendor allowances associated with its merchandising programs. However, the Audit Committee did not limit the scope of the investigation in any respect, which was subsequently broadened to encompass other potential concerns raised during the course of the investigation. Throughout and upon completion of the investigation, representatives of the Audit Committee and its legal and accounting advisors shared the results of the investigation with the Company’s independent registered public accounting firm and the SEC, which is conducting a formal investigation of these matters. As noted above, the Company continues to share information and believes it is cooperating fully with the SEC in its formal investigation.

During and following the Audit Committee-led investigation, the Company’s Finance personnel (consisting primarily of the Company’s then new Chief Financial Officer and numerous experienced finance/accounting consultants the Company had retained near the onset of the investigation to assist the Chief Financial Officer with the restatement efforts), assisted by the Company’s Internal Audit staff, conducted follow-up procedures to ensure that the information uncovered during the investigation was complete, evaluated the initial accounting for numerous transactions and reviewed the activity in accounts in light of the newly available information to determine the propriety of the initial record-keeping and accounting. In the course of these follow-up procedures, the Company also identified a number of other accounting errors and irregularities that were corrected in our restated consolidated financial statements in our 2005 10-K.

The legal and accounting advisors to the Audit Committee, from March through the end of September 2006, reviewed relevant documentation and interviewed current and former officers and employees of the Company. The investigation and restatement process identified numerous instances of improperly supported journal entries recorded to general ledger accounts, override of Company policies and procedures, absence of appropriately designed policies and procedures, misapplication of GAAP and other ineffective controls. In addition, the investigation identified evidence of both a “tone” among certain senior executives of the Company that discouraged the raising of accounting concerns and other behavior that was deemed to not be acceptable by our disinterested directors (i.e., the five of our directors, including the members of the Special Investigation Committee, who are not present or former members of our management) (hereinafter, the “Disinterested Directors”).

On September 28, 2006, the Company announced the substantial completion of the Audit Committee-led investigation, and that the investigation had identified accounting errors and irregularities that materially and improperly impacted various inventory accounts, vendor allowance receivables, other accrual accounts and related expense accounts. In addition, the Company announced personnel changes and also announced its intent to implement remedial measures in the areas of enhanced accounting policies, internal controls and employee training.

Following the completion of the Audit Committee-led investigation, the Board of Directors created a Remediation Committee comprised of certain positions within key functional areas of the Company and co-chaired by the General Counsel and the Chief Financial Officer to develop a remediation plan to address the types of matters identified during the investigation. The remediation plan the Remediation Committee has been working with reflects the input of the Disinterested Directors. While many aspects of the remediation plan have been implemented, other aspects of the plan are presently in the development phase or scheduled for later implementation. This remediation plan includes a comprehensive review, and development or modification as appropriate, of various components of the Company’s compliance program, including ethics and compliance training, hotline awareness and education, corporate governance training, awareness of and education relative to key codes and policies, as well as departmental specific measures. See discussion under “Management’s Report on Internal Control Over Financial Reporting — Plan for Remediation of Material Weaknesses” in Item 9A, “Controls and Procedures.”

The Audit Committee-led investigation and restatement process resulted in legal, accounting consultant and audit expenses of approximately $25.7 million in fiscal 2006. Legal, accounting consultant and audit expenses relative to the securities class action and shareholder derivative litigation, regulatory investigations, completion of the restatement process (relative to the fiscal 2005 10-K filed May 1, 2007) and completion of our fiscal 2006 delinquent filings continued into fiscal 2007 and totaled approximately $12.3 million. We expect to continue to incur legal expenses during fiscal 2008 related to the regulatory investigations and securities class action litigation.

Debt Refinancing

Our inability to timely file our periodic reports with the SEC as a result of the need to restate our financial statements as discussed above created potential default implications under all of our debt instruments. As a result, in July 2006, we completed a cash tender offer and consent solicitation for $224.96 million of our then held 7% senior subordinated notes (the “7% Notes”) and repaid all of the then held 3 3/8% senior exchangeable notes (the “3 3/8% Notes”) upon the acceleration of their maturity. We used proceeds from our $350.0 million Term Loan Facility, entered into in June 2006, to pay the tender offer consideration for the 7% Notes and to repay the 3 3/8% Notes. We also obtained the consent of the holders of a majority of the outstanding 4 5/8% senior exchangeable notes (the “4 5 /8% Notes”) to enter into a supplemental indenture to the indenture under which the 4 5/8% Notes were issued to waive any default arising from our filing delays, increase the applicable coupon interest rate to 6 3/4%, and improve the exchange rate of the notes from 49.8473 shares of our common stock per $1,000 principal amount of notes to 60.6061 shares of our common stock per $1,000 principal amount of the notes (hereinafter, these notes are referred to as the “6 3/4% Notes”).

Senior Credit Facility Waivers

On June 11, 2007, we executed a third waiver to our $325 million Senior Credit Facility with respect to the stated time periods under the facility to deliver annual and quarterly financial statements for fiscal 2006 and quarterly financial statements for the first quarter of fiscal 2007 and the related periodic SEC reports for these periods, which, subject to the specific terms and conditions of the waiver, was designed to allow us until August 15, 2007 to complete such filings. See “Liquidity and Capital Resources — Senior Credit Facility — Revolving Line of Credit” and “ Factors Affecting Liquidity and Capital Resources — Debt Covenants.” On August 10, 2007, we entered into a fourth waiver to our Senior Credit Facility that extended the deadline of the third waiver relating to the delivery thereunder of our delinquent periodic SEC filings and related financial statements. Upon the filing of the Quarterly Report for the second quarter of fiscal 2007 on October 12, 2007, we had filed all previously delinquent periodic SEC filings, and the waiver of the filing deadlines described above terminated.

Term Loan Facility Amendments

We have amended our Term Loan Facility four times. The terms of the fourth amendment are discussed in greater detail below. Included in the second amendment was a revision to the definition of the term “Leverage Ratio,” which revised it to exclude undrawn letters of credit, which had typically been excluded from this calculation in our prior debt agreements. The last three amendments each increased the maximum leverage ratio for certain future quarterly periods to minimize the possibility that we would be unable to comply with the Facility’s leverage ratio covenants for such future quarterly periods.

On December 18, 2007, we entered into the fourth amendment to the Term Loan Facility and paid an amendment fee of approximately $3.5 million. The amendment decreased the minimum fixed charge coverage ratio from 1.40:1 to 1.25:1 for the fourth quarter of fiscal 2007, 1.20:1 for the first quarter of fiscal 2008, 1.15:1 for the second quarter of fiscal 2008, and 1.20:1 for the third and fourth quarters of fiscal 2008. The amendment also increased the maximum leverage ratios permitted under the Facility from 4.00:1 to 5.30:1 for the fourth quarter of fiscal 2007, from 3.85:1 to 5.80:1 for the first quarter of fiscal 2008, from 3.75:1 to 6.00:1 for the second quarter of fiscal 2008, from 3.50:1 to 5.75:1 for the third quarter of fiscal 2008, and from 3.25:1 to 4.50:1 for the fourth quarter of fiscal 2008.

The fourth amendment also increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest to 5.00%, 6.00% or 7.00%, in the case of loans bearing interest based on the LIBOR rate, and 4.00%, 5.00% or 6.00%, in the case of loans bearing interest at a base rate, in each case depending on our then-current corporate ratings. At December 18, 2007, the applicable interest rate under the Term Loan Facility became LIBOR plus 5%. As of February 3, 2008, the applicable interest rate under the Term Loan Facility was LIBOR plus 7% as our corporate credit rating was lowered to B- by Standard & Poor’s on January 23, 2008.

In addition to the covenant and interest rate changes described above, the fourth amendment added a prepayment penalty with respect to optional prepayments and mandatory prepayments required in connection with debt and equity issuances, asset sales and recovery events equal to 1% of any loans under the Term Loan Facility that are prepaid prior to the second anniversary of the fourth amendment. The amendment also added the option, the availability of which depends on our then-current corporate ratings, to pay in kind 50 basis points per annum or 100 basis points per annum, depending on our then-current corporate ratings, of any interest accruing on and after January 8, 2008 by adding such amount to the principal of the loans under the Term Loan Facility as of the interest payment date on which such interest payment is due. The amendment also added a limitation on capital expenditures by the Company of $25 million for each of fiscal 2008 and fiscal 2009, provided that any portion of such amount not expended in fiscal 2008 may be carried over for expenditure during the first two quarters of fiscal 2009. See “Factors Affecting Liquidity and Capital Resources — Debt Covenants.”

Under the terms of the fourth amendment, the maximum leverage ratio permitted in the first quarter of fiscal 2009 decreases significantly to 3:25:1 to 1 from 5.75:1 in the third quarter of fiscal 2008 and 4.50:1 in the fourth quarter of fiscal 2008. Based on our current financial forecast, we do not expect to be able to satisfy this covenant for the first quarter of fiscal 2009. If that continues to be the case, we would be in default under the Term Loan Facility as of the end of the first quarter of fiscal 2009 unless we first obtained a covenant waiver or an amendment to revise that ratio to one we could satisfy.

Review of Operations

The following discussion summarizes the significant factors affecting operating results for fiscal 2007, 2006 and 2005. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements. References to years relate to fiscal years rather than calendar years unless otherwise designated. Results for the past three years expressed as a percentage of net sales for the periods indicated were as follows:

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Net sales	100.0%	100.0%	100.0%
Cost of sales	53.2%	53.0%	52.4%

Gross profit	46.8%	47.0%	47.6%
Other costs and expenses:
Operating and administrative	43.4%	41.3%	39.6%
Investigation and restatement costs	0.7%	1.3%	0.0%
Securities class action settlement	0.6%	0.0%	0.0%
Store closing costs	0.1%	0.1%	0.2%

Operating profit	2.0%	4.3%	7.8%
Interest expense	2.9%	2.6%	2.0%
Loss on debt retirement	0.0%	1.0%	0.1%

Income (loss) before income taxes and cumulative effect of change in accounting principle	(0.9)%	0.7%	5.7%
Income tax expense (benefit)	(0.3)%	0.3%	2.3%

Income (loss) before cumulative effect of change in accounting principle	(0.6)%	0.4%	3.4%
Cumulative effect of change in accounting principle, net of tax	0.0%	(0.1)%	0.0%

Net income (loss)	(0.6)%	0.3%	3.4%

Fiscal 2007 Compared with Fiscal 2006; Fiscal 2006 Compared with Fiscal 2005

Net Sales

Net sales and sales data for these years were as follows (sales $ in thousands):

	Net Sales and Sales Data
	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Retail sales	$1,511,102	$1,587,588	$1,355,126
Commercial sales	340,545	320,188	296,159

Total net sales	$1,851,647	$1,907,776	$1,651,285

Sales growth — retail sales	(4.8)%	17.2%	2.0%
Sales growth — commercial sales	6.4%	8.1%	9.4%
Sales growth — comparable retail stores	(4.4)%	(3.4)%	(1.6)%
Sales growth — comparable commercial stores	5.8%	7.7%	8.1%
Number of stores open (at end of fiscal year)	1,349	1,332	1,277

Retail sales represent sales to the DIY customer. Commercial sales represent sales to commercial accounts, including such sales from stores without commercial sales centers. We evaluate comparable (or “same-store”) sales based on the change in net sales commencing after the time a new store has been open or an acquired store has been owned by the Company for 12 months. Therefore, sales for the first 12 months a new store is open or an acquired store is owned are not included in the comparable store calculation. Stores that have been relocated are included in the comparable store sales calculations immediately.

Net sales for fiscal 2007 decreased 2.9%, or $56.2 million, compared to fiscal 2006. Net sales were $1,851.6 million in fiscal 2007, compared to $1,907.8 in fiscal 2006. The decrease in net sales was primarily due to one additional week of sales in the 2006 fiscal year, which resulted in additional sales of approximately $34.3 million, as well as a decrease in same store sales, the effects of which were partially offset by sales from 17 net new stores added during fiscal 2007. Total same store sales declined by 2.7%. Same store retail sales, which make up the majority of our sales, declined 4.4%, compared to a 3.4% decline in fiscal 2006. Same store commercial sales increased 5.8%, compared to a 7.7% increase in fiscal 2006. Commercial sales continue to increase due to our continued emphasis on growing our commercial business as the commercial market has a higher growth rate than the retail market. The decline in total same store sales was due to a decline in customer count of 5.7% (measured by the number of in-store transactions in stores that have been opened more than one year), which was partially offset by an increase in the average transaction size of 3.2% (measured by dollars spent per sale transaction). The Company believes that same store sales during this period were adversely affected by new store openings — both of the Company’s stores and our competitor’s stores, and by persistent high gas prices and the deterioration in general economic conditions.

Net sales for fiscal 2006 increased 15.5%, or $256.5 million, to $1,907.8 million from $1,651.3 million for fiscal 2005 due primarily to the full year results of the Murray’s stores acquired in December 2005, the increase of 55 net new stores and one additional week in the 2006 fiscal year. Retail sales increased 17.2% in fiscal 2006 as compared to fiscal 2005, while our commercial sales increased 8.1% in fiscal 2006 as compared to fiscal 2005. Our comparable store sales declined 1.5% in fiscal 2006 compared to 2005, consisting of a 7.7% increase in same store commercial sales offset by a decrease of 3.4% in same store retail sales. Retail and commercial sales were impacted by a decline in customer count of 5.4% (measured by the number of in-store transactions in stores that have been opened more than one year); however, that decline was offset by an increase in our average transaction size of 4.2% (measured by dollars spent per sale transaction) over fiscal 2005. The additional week in the fourth quarter of fiscal 2006 yielded additional sales of approximately $34.3 million.

Sales from the acquired Murray’s stores contributed to our overall increase in net sales for fiscal 2006 relative to fiscal 2005 but, as these stores were not acquired until December 19, 2005, they had no impact on our comparable sales results until December 19, 2006 (i.e., the one year anniversary of our acquisition). The Company had anticipated that Murray’s existing store base would experience an increase in net sales during fiscal 2006; in fact, net sales declined. In addition, 14 new Murray’s stores were opened during fiscal 2006 and these stores fell short of targeted sales. The Company believes the Murray’s sales were adversely impacted by, among other things, difficult economic conditions in our Midwest markets as well as by a significant influx of competitive new stores in the Chicago market area.

We believe our net sales in fiscal 2007 and fiscal 2006 were negatively impacted by persistent high gas prices, particularly in California, where many of our stores are located. The Company also believes that comparable store sales in these periods were adversely affected by new store openings — both of CSK Stores and competitors’ stores. During these periods, sales in the Company’s new stores have failed to increase at the rate they have historically. Finally, we believe that our financial performance since early fiscal 2006 has also been negatively impacted by the distraction, uncertainty and diversion of management and other resources associated with the Audit Committee-led investigation, restatement process and related matters, and the significant management changes that were effected during this period. In response to the continuing customer count decline and decreased comparable store retail sales, the Company has been engaged in an ongoing effort to: (1) review and refine our core product categories, such as batteries, brakes, shocks, starters and alternators, to ensure that we are meeting our customers’ expectations; (2) add new product offerings as we deem appropriate to give our customers additional reasons to shop our stores; and (3) review our marketing programs, sales promotions, event marketing and sports sponsorships to build customer awareness and help drive store traffic. In addition, under the leadership of our new President and Chief Executive Officer, we have commenced a comprehensive strategic review of the Company aimed at improving our profitability and restoring top line growth. See discussion above at “Strategic Review of the Business and Exploration of Strategic Alternatives.”

Gross Profit

Gross profit consists primarily of net sales less the cost of sales. Costs of sales includes the total cost of merchandise sold including freight expenses associated with moving merchandise inventories from our vendors to our distribution centers and warehouses, vendor allowances and cash discounts on payments to vendors, inventory shrinkage, warranty costs, costs associated with purchasing and operating the distribution centers and warehouses, and freight expense associated with moving merchandise inventories from the distribution centers to our retail stores. Gross profit as a percentage of net sales may be affected by net sales volume, variations in our channel mix and our product mix, price changes in response to competitive factors, changes in our shrink expense, warranty expense and warehousing and distribution costs, and fluctuations in merchandise costs and vendor programs. Gross profit may not be comparable to other companies as it does not include payroll, occupancy, and depreciation costs for our retail locations.

Gross profit for fiscal 2007 decreased 3.2%, or $29.1 million, compared to fiscal 2006. Gross profit was $867.0 million, or 46.8% of net sales, for fiscal 2007, as compared to $896.1 million, or 47.0% of net sales, for fiscal 2006. The decrease in gross profit dollars was primarily the result of the decline in sales and lower vendor allowances partially offset by a reduction in shrink expense in fiscal 2007. The decrease in the gross profit percentage for fiscal 2007 as compared to fiscal 2006 was caused by a number of factors, including sales mix and a higher level of clearance activity in fiscal 2007 compared to fiscal 2006, higher warehousing and distribution costs, higher warranty costs, and an increase in commercial sales, which carry lower gross profit percentages. These factors were partially offset by an increase in the aforementioned reduction in shrink expense in fiscal 2007 as compared to fiscal 2006.

Gross profit was $896.1 million, or 47.0% of net sales, for fiscal 2006 as compared to $786.6 million, or 47.6% of net sales, for fiscal 2005. During fiscal 2006, our gross profit dollars increased due to increased sales (primarily due to the full year impact of the acquisition of Murray’s). The gross profit percentage fell 60 basis points as we experienced declines in our comparable retail sales per store, which carry higher margins than the shift to commercial sales. In addition, the stores acquired from Murray’s have historically had a lower margin as their sales had a smaller percentage of “hard parts,” which carry higher margins, thereby further reducing the composite margin.

Operating and Administrative Expenses

Operating and administrative expenses are comprised of store payroll, store occupancy, advertising expenses, other store expenses and general and administrative expenses, which include salaries and related benefits of corporate employees, administrative office occupancy expenses, data processing, professional expenses and other related expenses.

Operating and administrative expenses were $804.3 million, or 43.4% of net sales, in fiscal 2007, compared to $788.4 million, or 41.3% of net sales, in fiscal 2006. Operating and administrative expenses increased $15.9 million primarily as a result of expenses associated with the additional 17 net new stores added from February 5, 2007 through February 3, 2008, a full year of operating costs associated with the additional 55 net new stores added in fiscal 2006, inflationary costs at existing stores for such items as increased rent and other occupancy related costs, $4.3 million in fees for accounting contractors and auditing services, $1.5 million of accruals for estimated costs of settling various regulatory compliance matters, and the asset impairment charge of $1.2 million and severance costs of $2.0 million resulting from the strategic plan initiated in the third and fourth quarters of fiscal 2007 discussed in “Strategic Review of the Business and Exploration of Strategic Alternatives” above. These factors were partially offset by higher costs in fiscal 2006 due to the 53rd week included in fiscal 2006, as well as a decrease in bonuses in fiscal 2007.

Operating and administrative expenses increased to $788.4 million, or 41.3% of net sales for fiscal 2006, compared to $653.5 million, or 39.6% of net sales, in fiscal 2005. Operating expenses increased primarily as a result of an additional 55 net new stores at higher rents, the full year impact of the acquisition of the Murray’s stores in December 2005, and slight increases in payroll and employee benefit related costs. The roll out of commercial sales centers opening primarily in the Great Lakes and Chicago regions added costs as they ramped up during the year. The 53rd week included in fiscal 2006 was an additional contributor to the increased costs.

Investigation and Restatement Costs

The Audit Committee-led investigation and restatement process and subsequent completion of our delinquent fiscal 2005 and 2006 SEC filings, our response to the related governmental investigations, and the defense of the shareholder class action and derivative lawsuits described in Note 21 — Legal Matters in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report resulted in legal, accounting consultant and audit expenses of $12.3 million in fiscal 2007, compared to $25.7 million incurred in fiscal 2006. Legal and audit expenses have continued into fiscal 2008; however, we expect these expenses will be of a lesser magnitude compared to those incurred in fiscal 2007.

Store Closing Costs

Store closing costs include amounts for new store closures, revisions in estimates for stores currently in the closed store reserve, accretion expense, and operating and other expenses.

Store closing costs in fiscal 2007 were $2.0 million compared to $1.5 million for fiscal 2006. Costs increased primarily due to an increase in the provision for store closing costs, which was caused by an increase in the number of stores closed during fiscal 2007 as compared to fiscal 2006.

Store closing costs in fiscal 2006 were $1.5 million compared to $2.9 million for fiscal 2005. Costs in fiscal 2005 included revisions in the closed store estimates of $1.5 million that did not recur in fiscal 2006.

Securities Class Action Settlement

See “Other Significant Events — Securities Class Action Litigation” above.

Interest Expense

Interest expense for fiscal 2007 increased to $54.2 million from $48.8 million for fiscal 2006 primarily as a result of the higher rates paid by us following our Term Loan Facility amendments in fiscal 2007, a reduction in our credit rating and our 2006 refinancing activities, which increased rates for the second half of fiscal 2006. Our weighted average interest rate for fiscal 2007 increased to approximately 10.94% as compared to approximately 7.79% for fiscal 2006.

Interest expense for fiscal 2006 increased to $48.8 million from $33.6 million for fiscal 2005 primarily as a result of the higher rates paid by us following our refinancing activities in fiscal 2006. Our inability to file our financial statements in a timely manner resulted in the refinancing of substantially all of our debt at significantly higher interest rates in fiscal 2006.

Loss on Debt Retirement

During the second quarter of fiscal 2006, we recorded a $19.5 million loss on debt retirement resulting from the write-off of certain deferred financing fees associated with debt that was extinguished in our refinancing and a $10.4 million loss on termination of a related interest swap associated with our $225 million of 7% Notes, $224.96 million of which were purchased pursuant to a cash tender offer and consent solicitation in July 2006 and the balance of which were purchased by us later in fiscal 2006.

During the second quarter of fiscal 2005, we recorded a $1.6 million loss on debt retirement resulting from the write-off of certain deferred financing fees associated with our former credit facility, which was repaid in full as part of a refinancing completed in August 2005.

Income Tax Expense (Benefit)

Income tax benefit for fiscal 2007 was $6.3 million, compared to income tax expense of $5.0 million for fiscal 2006 (excluding the tax benefit allocated to the change in accounting principle). Our effective tax rate was 36.1% in fiscal 2007, compared to 40.8% in fiscal 2006. See Note 13 — Income Taxes in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report.

Income tax expense (excluding the tax benefit allocated to the change in accounting principle) for fiscal 2006 was $5.0 million, compared to $37.2 million for fiscal 2005. This decrease was a reflection of significantly lower pre-tax income in fiscal 2006. Our effective tax rate was 40.8% in fiscal 2006 compared to 39.2% in fiscal 2005.

Net Income (Loss)

In fiscal 2007, we had a net loss of $11.2 million, or a net loss of $0.25 per diluted common share, compared to net income of $6.3 million, or net income of $0.14 per diluted common share, in fiscal 2006.

In fiscal 2006, net income decreased to $6.3 million, or $0.14 per diluted common share, compared to net income of $57.8 million, or $1.29 per diluted common share, in fiscal 2005.

Cumulative Effect of Change in Accounting Principle

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize the grant-date fair value of stock options and other equity-based compensation in the income statement. We adopted SFAS No. 123R at the beginning of fiscal 2006 using the modified prospective method. In addition to stock options and restricted stock, the Company granted incentive units in fiscal 2005 under a long-term incentive plan (the “LTIP”) for its senior executive officers, which are classified as liability awards, and as such, the transition rule under SFAS No. 123R requires that for an outstanding instrument that previously was classified as a liability and measured at intrinsic value, an entity should recognize the liability that would have been recorded under the fair value method at the date of adoption, net of any related tax effect, as the cumulative effect of a change in accounting principle. At the beginning of fiscal 2006, we recognized a cumulative effect of a change in accounting principle of approximately $1.0 million, net of a $0.6 million tax benefit, associated with the LTIP.

Liquidity and Capital Resources

Debt is an important part of our overall capitalization. Our outstanding debt balances (excluding capital leases) at the end of fiscal 2007 and 2006 were $503.0 million and $507.5 million, respectively. Our primary cash requirements include working capital (primarily inventory), interest on our debt and capital expenditures. As a result of the borrowing base limitations of our Senior Credit Facility, at February 3, 2008, we had approximately $161.7 million of availability under our Senior Credit Facility. However, the maximum leverage covenant under our $350.0 million Term Loan Facility limits the total amount of indebtedness we can have outstanding and, as of February 3, 2008, would have only permitted additional borrowings of approximately $110.9 million, regardless of which facility they were borrowed under. The Term Loan Facility was amended on October 10, 2007 to increase the maximum leverage ratios permitted under the Facility, as described under “Debt Covenants” below. The Term Loan Facility was further amended on December 18, 2007 to, among other things, modify the minimum fixed charge coverage ratios and the maximum leverage ratios contained in the Facility for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008, as described above under “Other Significant Events — Term Loan Facility Amendments” and under “Debt Covenants” below.

We are required to make quarterly debt principal payments of 0.25% of the aggregate principal amount of the loans under our Term Loan Facility beginning December 31, 2006. We paid approximately $3.5 million in debt principal payments under this Facility in fiscal 2007, and expect to pay approximately $3.4 million in fiscal 2008. We are not required to make debt principal payments on our Senior Credit Facility until 2010. Our 6 3/4% Notes become exchangeable if our common stock price exceeds $21.45 per share for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Such an exchange would require repayment of the principal amount of the 6 3/4% Notes in cash and any premium in our common stock. If not exchangeable sooner, the earliest date that the noteholders may require us to repurchase the 6 3/4% Notes is December 15, 2010.

We intend to fund our cash requirements with cash flows from operating activities, borrowings under our Senior Credit Facility and short-term trade credit relating to payment terms for merchandise inventory purchases. We believe these sources should be sufficient to meet our cash needs for the foreseeable future. However, if we become subject to significant judgments, settlements or fines related to the matters discussed in Item 3, “Legal Proceedings” or any other matters, we could be required to make significant payments that could materially and adversely affect our financial condition, potentially impacting our credit ratings, our ability to access the capital markets and our compliance with our debt covenants.

In fiscal 2006, we completed a tender offer for our 7% senior subordinated notes (“7% Notes”), in which we repurchased $224.96 million of the 7% Notes, and we repaid all $125.0 million of our 3 3/8% senior exchangeable notes (“3 3/8% Notes”) upon the acceleration of their maturity. We entered into the $350.0 million Term Loan Facility, proceeds from which were used to pay the tender offer consideration for the 7% Notes and to repay the 3 3/8% Notes upon their acceleration. We also entered into a waiver with respect to our Senior Credit Facility and a supplemental indenture to the indenture under which our 6 3/4% Notes were originally issued. The supplemental indenture increased the applicable coupon interest rate from 4 5/8 % to 6 3/4%, and improved the exchange rate of the notes from 49.8473 shares of our common stock per $1,000 principal amount of the notes to 60.6061 shares of our common stock per $1,000 principal amount of the notes.

See the “Factors Affecting Liquidity and Capital Resources — Debt Covenants” section below for a discussion of our compliance with debt covenants.

Term Loan Facility

In June 2006, CSK Auto, Inc. (“Auto”), a wholly-owned subsidiary of CSK Auto Corporation, entered into a $350 million six-year Term Loan Facility so that it could finance the purchase of approximately $225 million in aggregate principal amount of its 7% Notes and the repayment of $125 million of its 3 3 /8% Notes. The loans under the Term Loan Facility (“Term Loans”) bear interest at a base rate or the LIBOR rate, plus a margin that fluctuates depending upon the Company’s corporate rating. At February 3, 2008, loans under the Term Loan Facility bore interest at 11.625%. The Term Loans are guaranteed by the Company and CSKAUTO.COM, Inc., a wholly owned subsidiary of Auto. The Term Loans are secured by a second lien security interest in certain assets, primarily inventory and receivables, of Auto and the guarantors and by a first lien security interest in substantially all of their other assets. The Term Loans call for repayment in consecutive quarterly installments, which began on December 31, 2006, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans, with the balance payable in full on the sixth anniversary of the closing date, June 30, 2012. Issuance costs incurred in fiscal 2006 associated with the Term Loan Facility were approximately $10.7 million and are being amortized over the six-year term of the facility.

On October 10, 2007, we entered into the third amendment to the Term Loan Facility. An amendment fee of approximately $0.9 million was paid in connection with this amendment and the cost is being amortized over the remaining term of the Term Loan Facility. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest by either 0.25% or 0.50% and changed the basis for determining the spread amount from the rating of the Term Loans to the Company’s corporate rating. Based on the Company’s corporate rating at the time of the amendment, the interest rate on funds borrowed under the Term Loan

Facility increased by 0.50% as a result of the amendment. The amendment also altered certain covenant provisions, which were subsequently amended by a fourth amendment to the Term Loan Facility.

On December 18, 2007, we entered into a fourth amendment to the Term Loan Facility. An amendment fee of approximately $3.5 million was paid in connection with this amendment and the cost is being amortized over the remaining term of the Term Loan Facility. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest to 5.00%, 6.00% or 7.00% in the case of loans bearing interest based on the LIBOR rate, and 4.00%, 5.00% or 6.00%, in the case of loans bearing interest at a base rate, in each case depending on the Company’s then-current corporate ratings. At December 18, 2007, the applicable interest rate under the Term Loan Facility became LIBOR plus 5%, an increase of 1.25%, as a result of the amendment. The amendment also modified the minimum fixed charge coverage ratios and the maximum leverage ratios contained in the Term Loan Facility for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008. See “Factors Affecting Liquidity and Capital Resources — Debt Covenants” below.

In addition to the covenant and interest rate changes, the fourth amendment added a prepayment penalty with respect to optional prepayments and mandatory prepayments required in connection with debt and equity issuances, asset sales and recovery events, equal to 1% of any loans under the Term Loan Facility that are prepaid prior to the second anniversary of the fourth amendment. The amendment also added the option, the availability of which depends on the Company’s then-current corporate ratings, to pay in kind 50 basis points per annum or 100 basis points per annum, depending on the Company’s then-current corporate ratings, of any interest accruing on and after January 8, 2008 by adding such amount to the principal of the loans under the Term Loan Facility as of the interest payment date on which such interest payment is due. The amendment also added a limitation on annual capital expenditures by the Company of $25 million, which is less than we have spent historically, for each of fiscal 2008 and fiscal 2009, provided that any portion of such amount not expended in fiscal 2008 may be carried over for expenditure during the first two quarters of fiscal 2009. In fiscal 2008, we expect to incur approximately $17.5 million of capital expenditures, which will reflect the anticipated opening of fewer stores than we have in prior years.

The Term Loan Facility contains, among other things, limitations on liens, indebtedness, mergers, disposition of assets, investments, payments in respect of capital stock, modifications of material indebtedness, changes in fiscal year, transactions with affiliates, lines of business and swap agreements. Auto is also subject to financial covenants under the Term Loan Facility measuring its performance against standards set for leverage and fixed charge coverage. Under the maximum leverage covenant (total debt to EBITDA) contained in the Term Loan Facility, as amended on December 18, 2007 to increase the maximum leverage ratios permitted under the Facility, at February 3, 2008, we would have only been permitted to have $110.9 million of additional debt outstanding, regardless of which facility such debt was borrowed under. See “Factors Affecting Liquidity and Capital Resources — Debt Covenants” below.

Senior Credit Facility — Revolving Line of Credit

In July 2005, Auto entered into a $325 million Senior Credit Facility that is guaranteed by the Company and CSKAUTO.COM, Inc. Borrowings under the Senior Credit Facility bear interest at a variable interest rate based on one of two indices, either (i) LIBOR plus an applicable margin that varies (1.25% to 1.75%) depending upon Auto’s average daily availability under the agreement measured using certain borrowing base tests, or (ii) the Alternate Base Rate (as defined in the agreement). At February 3, 2008, loans under the Senior Credit Facility bore interest at a weighted average rate of 5.30%. The Senior Credit Facility matures in July 2010.

During the second quarter of fiscal 2006 and during fiscal 2007, we entered into waivers under the Senior Credit Facility that allowed us to delay filing certain periodic reports with the SEC. Upon the filing of the Quarterly Report for the second quarter of fiscal 2007 on October 12, 2007, we had filed all previously delinquent periodic SEC filings, and the waiver of the filing deadlines described above terminated.

Availability under the Senior Credit Facility is limited to the lesser of the revolving commitment of $325.0 million and an amount determined by a borrowing base limitation. The borrowing base limitation is based upon a formula involving certain percentages of eligible inventory and accounts receivable owned by Auto. As a result of the limitations imposed by the borrowing base formula, at February 3, 2008, Auto could borrow up to $161.7 million in addition to the $46.5 million borrowed under the Senior Credit Facility at February 3, 2008 and the $29.4 million of letters of credit outstanding under the Senior Credit Facility at that date. However, the maximum leverage covenant of the Term Loan Facility described above limits the total amount of indebtedness we can have outstanding and, as of February 3, 2008, would have only permitted approximately $110.9 million of additional borrowings, regardless of which facility they were borrowed under.

Loans under the Senior Credit Facility are collateralized by a first priority security interest in certain of our assets, primarily inventory and accounts receivable, and a second priority security interest in certain of our other assets. The Senior Credit Facility contains negative covenants and restrictions on actions by Auto and its subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness. In addition, Auto is, under certain circumstances not applicable during fiscal 2007, subject to a minimum ratio of consolidated earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, to fixed charges (as defined in the agreement, the “Fixed Charge Coverage Ratio”) under a Senior Credit Facility financial maintenance covenant. However, under the second waiver we entered into during fiscal 2006 and under all subsequent waivers, Auto was required to maintain a minimum 1:1 Fixed Charge Coverage Ratio until the termination of such waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers.

6 3/4% Notes

We have $100.0 million of 6 3/4% Notes outstanding. The 6 3/4% Notes are exchangeable into cash and shares of our common stock. Upon exchange of the 6 3/4% Notes, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be exchanged and our total exchange obligation and, in the event our total exchange obligation exceeds the aggregate principal amount of notes to be exchanged, shares of our common stock in respect of that excess. The following table sets forth key terms of the 6 3/4% Notes:

Terms	6 3/4% Notes
Interest Rate	6.75% per year until December 15, 2010; 6.50% thereafter

Exchange Rate	60.6061 shares per $1,000 principal (equivalent to an initial exchange price of approximately $16.50 per share)

Maximum CSK shares exchangeable	6,060,610 common shares, subject to adjustment in certain circumstances

Maturity date	December 15, 2025

Guaranteed by	CSK Auto Corporation and all of Auto’s present and future domestic subsidiaries, jointly and severally, on a senior basis

Dates that the noteholders may require Auto to repurchase some or all for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest	December 15, 2010, December 15, 2015, and December 15, 2020 or following a fundamental change as described in the indenture

Issuance costs being amortized over a 5-year period, corresponding to the first date the noteholders could require repayment	$3.7 million

Auto will not be able to redeem notes	Prior to December 15, 2010

Auto may redeem for cash some or all of the notes	On or after December 15, 2010, upon at least 35 calendar days notice

Redemption price	Equal to 100% of the principal amount plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date

Prior to their stated maturity, these Notes are exchangeable by the holder only under the following circumstances:

•

During any fiscal quarter (and only during that fiscal quarter) commencing after January 29, 2006, if the last reported sale price of our common stock is greater than or equal to 130% of the exchange price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	If the 6 3/4% Notes have been called for redemption by Auto; or

•	Upon the occurrence of specified corporate transactions, such as a change in control, as described in the indenture under which the 6 3/4% Notes were issued.

If the 6 3/4% Notes become exchangeable, the corresponding debt will be reclassified from long-term to current for as long as the notes remain exchangeable.

We have entered into a registration rights agreement with respect to the 6 3/4% Notes and the underlying shares of our common stock into which the 6 3/4% Notes are potentially exchangeable. Under its terms, as we failed to meet certain filing and effectiveness deadlines with respect to the registration of the 6 3/4% Notes and the underlying shares of our common stock, we were paying additional interest of 50 basis points on the 6 3/4% Notes until the earlier of the date the 6 3/4% Notes were no longer outstanding or the date two years after the date of their issuance. The latter condition was met during the fourth quarter of fiscal 2007 and, accordingly, we are no longer paying additional interest of 50 basis points on the 6 3/4% Notes.

During the second quarter of fiscal 2006, we entered into a supplemental indenture that increased the exchange rate of the 6 3/4% Notes from 49.8473 shares of our common stock per $1,000 principal amount of 6 3/4% Notes to 60.6061 shares of our common stock per $1,000 principal amount of 6 3/4% Notes. We recorded the increase in the fair value of the exchange option as a debt discount with a corresponding increase to additional paid-in-capital in stockholders’ equity. The debt discount was $7.7 million and is being amortized to interest expense following the effective interest method to the first date the noteholders could require repayment. Total amortization of the debt discount was $1.6 million for the year ended February 3, 2008.

Analysis of Cash Flows

Operating Activities

Net cash provided by operating activities was $54.1 million in fiscal 2007, compared to $109.6 million during fiscal 2006, or a decrease of $55.5 million. The decrease in operating cash flow was due to a decrease in net income of $17.4 million, as well as a decrease in accounts payable. Reduced cash inflow relative to these factors was partially offset by an increase in cash provided by accounts receivable collections related to vendor allowances and the timing of prepaid expenses.

Net cash provided by operating activities decreased $52.7 million in fiscal 2006 to $109.6 million, compared to $162.3 million of cash provided by operating activities in fiscal 2005. This decrease was primarily related to the Audit Committee-led investigation and restatement related professional fees of approximately $25.7 million, the reduction in operating profit before investigation costs due to the reduced operating performance and cash required to terminate our interest rate swap. Partially offsetting these decreases was an increase in accounts payable.

Investing Activities

Net cash used in investing activities totaled $36.4 million for fiscal 2007, compared to $43.6 million used during fiscal 2006. The majority of the decrease is attributable to $4.3 million in cash payments in fiscal 2006 related to the Murray’s acquisition and the purchase of a Murray’s franchise store in fiscal 2006. Also, our capital expenditures were $2.7 million lower in fiscal 2007 compared to fiscal 2006 primarily because we opened fewer stores in fiscal 2007.

Net cash used in investing activities totaled $43.6 million for fiscal 2006, compared to $215.9 million used during fiscal 2005, which included the acquisition of Murray’s in December 2005. In fiscal 2006, we paid the remaining costs associated with the Murray’s acquisition of approximately $2.8 million, as well as approximately $1.5 million in cash (plus assumed liabilities) for the acquisition of a Murray’s franchised store. Capital expenditures during fiscal 2006 were slightly higher as a result of investments made to support new store openings. In fiscal 2006, we opened or relocated 72 stores and closed 17 stores (including eight relocated stores), which resulted in 55 net new stores. New stores are generally financed utilizing operating leases that require capital expenditures for fixtures and store equipment. New or relocated stores require approximately $136,000 per store for leasehold improvements, and each new store, except for relocated stores, requires an estimated investment in working capital, principally for inventories, of approximately $300,000.

In December 2005, we acquired Murray’s, and as of January 29, 2006, we paid approximately $177.6 million, net of $0.5 million cash acquired, towards this acquisition (approximately $2.8 million was recorded in accrued liabilities at February 4, 2007, for a total acquisition cost of $180.9 million).

Financing Activities

Net cash used in financing activities totaled $21.4 million for fiscal 2007, compared to $63.8 million in fiscal 2006. In fiscal 2007, we had net payments of $5.5 million under our Senior Credit Facility compared to $42.0 million of net payments in fiscal 2006. In addition, we paid $13.2 million of debt issuance costs in fiscal 2006, compared to $5.4 million of costs related to our Term Loan Facility amendments in fiscal 2007. Payments of capital lease obligations were $8.5 million in fiscal 2007 compared to $10.3 million in fiscal 2006.

Net cash used in financing activities totaled $63.8 million for fiscal 2006, compared to net cash provided of $15.3 million in fiscal 2005. In fiscal 2006, we paid down $42.0 million under our Senior Credit Facility and $10.3 million for capital leases. In fiscal 2006, the inability to file our periodic SEC reports necessitated that we restructure a significant portion of our then outstanding debt in June and July of 2006. We completed a tender offer in which we repurchased approximately $225 million of our 7% Notes and repaid all $125 million of our 3 3/8% Notes upon the acceleration of their maturity. We also entered into the $350 million Term Loan Facility, which was used to fund such transactions.

Off-Balance Sheet Arrangements and Contractual Obligations

We lease our office and warehouse facilities, all but one of our retail stores and most of our vehicles and equipment. Certain of the vehicles and equipment leases are classified as capital leases and, accordingly, the asset and related obligation are recorded on our balance sheet. However, substantially all of our store leases are operating leases with private landlords and provide for monthly rental payments based on a contractual amount. The majority of these lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. We believe that the long duration of our store leases offers security for our store locations without the risks associated with real estate ownership.

We have seller financing arrangements related to debt established for stores in which we were the seller-lessee and did not recover substantially all construction costs. In those situations, we recorded our total cost in property plant and equipment and amounts funded by the lessor as a debt obligation on our balance sheet. Rental payments made to the lessor are charged in part to interest expense and reduce the corresponding debt based on amortization schedules.

Our contractual obligations under our capital and operating leases as of February 3, 2008 were as follows ($ in thousands):

	Payments Due by Period
Contractual Obligation	Total	Within 1 Year	1-3 Years	3-5 Years	After 5 Years
Long-term debt	$502,971	$50,551	$103,043	$338,004	$11,373
Interest on long-term debt	221,519	52,171	97,871	62,838	8,639
Capital lease obligations	18,349	7,423	9,024	1,664	238
Operating lease obligations(1)	896,697	152,431	256,748	196,492	291,026
Other(2)	40,997	19,277	19,712	870	1,138

Total contractual obligations	$1,680,533	$281,853	$486,398	$599,868	$312,414

(1)	Operating lease obligations are not reduced to reflect sublease income.
(2)	Includes service contracts and other obligations.

In addition, as of February 3, 2008, we have $9.8 million of unrecognized income tax benefits as a result of our adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No, 109 (“FIN 48”), on February 5, 2007. We do not expect these unrecognized income tax benefits to result in cash payments over the next twelve months. Beyond the next year, timing of any cash payments are uncertain.

We have contractual obligations for stores for which we closed prior to the end of the lease term. We attempt to sublease closed locations and reduce the remaining lease payments owed by the estimated sublease income. We expect net cash outflows for closed store locations as of fiscal 2007 year-end of approximately $1.3 million during fiscal 2008. These future cash outflows are expected to be funded from normal operating cash flows. It is anticipated that approximately 47 stores in fiscal 2008 will be closed or relocated. We anticipate that the majority of these closures will occur near the end of the lease terms, resulting in minimal closed store costs. As a result, closed store expenses for these stores will principally relate to the period costs of actually closing the stores and transporting the Company’s inventory, fixtures and other assets we own in the store.

Factors Affecting Liquidity and Capital Resources

Sales Trends

Our business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase. Higher gasoline prices, such as we experienced during periods of fiscal 2007 and 2006, may also adversely affect our revenues because our customers may defer purchases of certain items as they use a higher percentage of their income to pay for gasoline. Additionally, we believe that our sales are impacted by general economic conditions, and that our sales in fiscal 2007 were adversely affected by the deterioration in general economic conditions.

Inflation

We do not believe our operations have been materially affected by inflation. We believe that we will be able to mitigate the effects of future merchandise cost increases principally through economies of scale resulting from increased volumes of purchases, selective forward buying and the use of alternative suppliers and price increases. If we are not able to mitigate the effects of future merchandise cost increases through these or other measures, the fixed cost of our organic growth will adversely affect our profitability. We also experience inflationary increases in rent expense as some of our lease agreements are adjusted based on changes in the consumer price index.

Debt Covenants

Certain of our debt agreements at February 3, 2008 contained negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness.

Auto is, under certain circumstances not applicable during the year ended February 3, 2008, subject to a minimum ratio of consolidated earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, to fixed charges (as defined in the agreement, the “Fixed Charge Coverage Ratio”) under a Senior Credit Facility financial maintenance covenant; however, under the second waiver we entered into during the second quarter of fiscal 2006 and under all subsequent waivers, Auto was required to maintain a minimum 1:1 Fixed Charge Coverage Ratio until the termination of such waiver and all subsequent waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers. For the twelve months ended February 3, 2008, we would have been in compliance with this covenant had it been applicable.

The Term Loan Facility contains certain financial covenants, one of which is the requirement of a minimum fixed charge coverage ratio (as separately defined in the Term Loan Facility). At February 3, 2008, the minimum fixed charge coverage ratio was 1.25:1 for the fourth quarter of fiscal 2007, 1.20:1 for the first quarter of fiscal 2008, 1.15:1 for the second quarter of fiscal 2008, 1.20:1 for the third and fourth quarters of fiscal 2008, and 1.45:1 thereafter. For the twelve months ended February 3, 2008, this ratio was 1.37:1. The ratios for fiscal 2007 and 2008 reflect the December 18, 2007 fourth amendment to the Term Loan Facility.

The Term Loan Facility also requires that a leverage ratio test be met. The December 18, 2007 fourth amendment to the Term Loan Facility increased the maximum leverage ratios permitted under the Term Loan Facility for the fourth quarter of fiscal 2007 and for each of the quarters of fiscal 2008. The amendment increased the maximum leverage ratios as of February 3, 2008 to 5.30:1 for the fourth quarter of fiscal 2007, 5.80:1 for the first quarter of fiscal 2008, 6.00:1 for the second quarter of fiscal 2008, 5.75:1 for the third quarter of fiscal 2008, and 4.50:1 for the fourth quarter of fiscal 2008, while leaving all other ratios unchanged. The leverage ratios decline to 3.25:1 after the end of fiscal 2008 and further decline to 3.00:1 at the end of our fiscal year ending January 31, 2010. As of February 3, 2008, our actual leverage ratio was 4.37:1.

Based on our current financial forecast for fiscal 2008, we believe we will remain in compliance with the financial covenants of the Senior Credit Facility and Term Loan Facility during fiscal 2008. A significant decline in our net sales or gross margin from what is currently forecasted or anticipated could limit the effectiveness of discretionary actions management could take to maintain compliance with the financial covenants in fiscal 2008. Although we do not expect such significant declines to occur, if they did occur, we may seek to obtain a covenant waiver or amendment from our lenders or seek a refinancing, all of which we believe are viable options for the Company should the Acquisition not occur. However, there can be no assurances a waiver or amendment could be obtained or a refinancing could be achieved.

The maximum leverage ratio permitted in the first quarter of fiscal 2009 decreases significantly to 3.25:1 from 5.75:1 in the third quarter of fiscal 2008 and 4.50:1 in the fourth quarter of fiscal 2007. Based on our current financial forecast, we do not expect to be able to satisfy this covenant for the first quarter of fiscal 2009. If that continues to be the case, it would mean that if we were unable to obtain a covenant waiver or an amendment to revise that ratio to one we could satisfy, we would be in default under the Term Loan Facility as of the end of the first quarter of fiscal 2009. If we still expect that would be the case at the end of the first quarter of fiscal 2008, we would need to classify as a current liability all of our outstanding indebtedness for monies borrowed under the Term Loan Facility, the Senior Credit Facility and our 6 3/4% Notes as of May 4, 2008, meaning it could be anticipated to become due within twelve months as a result of such default at the end of the first quarter of fiscal 2009. Furthermore, beginning with the second quarter of fiscal 2008, we would be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount increasing the interest costs we report in our financial statements.

The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under our borrowing agreements. However, any such classification could have adverse consequences upon our relationships with, and the credit terms upon which we do business with, our vendors, although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. See “Merger Agreement” above.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, we would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that we would be able to obtain such a waiver or amendment on terms that would be satisfactory to us. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility following the first quarter of fiscal 2009, which could result in possible acceleration of all of our indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on us.

Upon the occurrence and during the continuance of an event of default under the Senior Credit Facility or the Term Loan Facility, the lenders thereunder could elect to terminate the commitments thereunder (in the case of the Senior Credit Facility only), declare all amounts owing thereunder to be immediately due and payable and exercise the remedies of a secured party against the collateral granted to them to secure such indebtedness. If the lenders under either the Senior Credit Facility or the Term Loan Facility accelerate the payment of the indebtedness due thereunder, we cannot be assured that our assets would be sufficient to repay in full such indebtedness, which is collateralized by substantially all of our assets. At February 3, 2008, we were in compliance with the covenants under all our debt agreements.

Credit Ratings

As of the date of this filing, our corporate rating and our debt ratings by the major debt rating agencies is shown below:

	Moody’s Rating	Standard & Poor’s
Corporate	B+1	B–
Term Loan Facility	Ba3	B–
6 3/4% Notes	B3	CCC

With respect to Moody’s, a rating of “Baa” or above indicates an investment grade rating. A rating below “Baa” is considered to have speculative elements. A “Ba” ranking indicates an obligation that is judged to have speculative elements and is subject to substantial credit risk. A “B” rating from Moody’s signifies an obligation that is considered speculative and is subject to high credit risk. The “1,” “2” and “3” modifiers show the relative standing within a major category. A “1” indicates that an obligation ranks in the higher end of the broad rating category, a “2” indicating a mid-range ranking, and a “3” ranking at the lower end of the category.

With respect to Standard & Poor’s, a rating of “BBB” or above indicates an investment grade rating. A rating below “BBB” indicates that the security has significant speculative characteristics. A “B” rating indicates that Standard and Poor’s believes the issuer has the capacity to meet its financial commitment on the obligation, but that adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment to the obligation. Standard and Poor’s may modify its ratings with a “+” or a “–” sign to show the obligor’s relative standing within a major rating category.

Interest Rates

Financial market risks relating to our operations result primarily from changes in interest rates. Interest earned on our cash equivalents as well as interest paid on our variable rate debt are sensitive to changes in interest rates.

Under our current debt and capital lease agreements, as of February 3, 2008, 76% of our outstanding debt and capital leases was at variable interest rates and 24% of our outstanding debt was at fixed interest rates. As of February 3, 2008, with $392.1 million in variable rate debt outstanding, a 1% change in the LIBOR rate to which this variable rate debt is tied would result in a $3.9 million change in our annual interest expense. This estimate assumes that our debt balance remains constant for an annual period and the interest rate change occurs at the beginning of the period. Our variable rate debt relates to borrowings under our Senior Credit Facility and Term Loan Facility, which are vulnerable to movements in the LIBOR rate.

Critical Accounting Matters

The preparation of our financial statements requires us to make critical accounting estimates that affect the amounts reported in those financial statements. We define a critical accounting estimate as one that is both significant to the portrayal of our financial condition and results of operations, and requires management’s most difficult, subjective or complex judgments. Periodically throughout the fiscal year, we evaluate our accounting estimates based on historical experience, current results, future projections, and other relevant factors and make adjustments as appropriate. The application of certain of these policies requires significant judgments and estimates that can affect the results of operations and the financial position of the Company, as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are most likely to occur. The disclosures below note situations in which it is reasonably likely or probable that future financial results could be impacted by changes in these estimates and assumptions. The term reasonably likely refers to an occurrence that is more than remote but less than probable in the judgment of management. The term probable refers to an occurrence that is likely to occur in the judgment of management.

Inventory Valuation

Inventories are valued at the lower of cost or market, cost being determined utilizing the First-in, First-Out (“FIFO”) method. We maintain inventory in stores, parts depots and distribution centers. A physical inventory count is performed at each store, parts depot and distribution center at least once during the fiscal year. Due to the fact that we have numerous stores, parts depots and distribution centers, physical inventory counts are performed throughout the fiscal year. Typically, physical inventory counts for the distribution centers are scheduled for later in the fiscal year. At each balance sheet date, we adjust our inventory carrying balances by an estimated allowance for inventory shrinkage that has occurred since the most recent physical inventory and an allowance for inventory obsolescence, each of which is discussed in greater detail below.

•

We reduce the FIFO cost of our inventory for estimated loss due to shrink since the most recent physical inventory. Shrink estimates for each store are determined by dividing the shrink loss based on the most recent physical inventory by the sales for that store since its previous physical inventory. The resulting percentage for each store is multiplied by the sales for that store since the last physical inventory through reporting period end. Shrink allowances for each parts depot and distribution center are determined in a similar manner. The shrink amount, based on the most recent physical inventory at the parts depot or distribution center, is divided by the inventory receipts at the location since the previous physical inventory. The resulting percentage for each parts depot or distribution center is multiplied by the receipts for that location since the last physical inventory through the reporting period end. We adjust shrink expense for differences between physical counts and our accrual rates throughout the year in the period the physical inventory adjustment is determined. Shrink expense for the fiscal years ended 2007, 2006 and 2005 was approximately $23.8 million, $31.6 million and $28.8 million, respectively. As a percentage of cost of goods sold, shrink expense for fiscal 2007, 2006, and 2005 was 2.4%, 3.1% and 3.3%, respectively. While the shrink accrual is based on recent experience, it is an estimate and thus it is probable that actual losses will be higher or lower than estimated. Included in the shrink expense amounts above were physical count accrual adjustments which increased (decreased) shrink expense by approximately ($4.1) million, $1.0 million and $1.2 million for fiscal 2007, 2006 and 2005, respectively. The decrease in physical count accrual adjustments in fiscal 2007 resulted primarily from lower than expected shrink expense in the Company’s Phoenix distribution center and the Murray’s distribution center acquired in December 2005. The distribution center accrual adjustments were recorded in the fourth quarter of fiscal 2007 when the physical inventories were taken.

•

In certain instances, we retain the right to return obsolete and excess merchandise inventory to our vendors. In situations where we do not have a right to return, we record an allowance representing an estimated loss for the difference between the cost of any obsolete or excess inventory and the estimated retail selling price. Inventory levels and gross margins earned on all products are monitored monthly. On a quarterly basis, we assess whether we expect to sell a significant amount of inventory below cost and, if so, estimate and record an allowance. The allowance for excess and obsolete inventory was $2.2 million and $0.8 million at February 3, 2008 and February 4, 2007, respectively. It is reasonably likely that market and other factors relative to the valuation of inventory may change in the future, which could result in increases or decreases to gross margins on the sale of inventory.

Vendor Allowances

Vendor allowances consist of vendor rebates, discounts and allowances associated with our purchasing activities and promotional activities with certain vendors. We recognize such allowances as a reduction of our cost of inventory in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor. Based on EITF No. 02-16, allowances provided by our vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales). Amounts earned are based on written contracts with vendors.

Most of our vendor allowances are expressed in the inventory purchase contract as a percentage of purchases. Our earning of vendor allowances is based on the contract rate as applied to actual product purchased from the vendor in the period the product is received. Fixed dollar allowances not expressed in terms of purchases are earned ratably over the vendor program period, which is generally the calendar year. When a vendor contract includes a volume minimum or volume incentive provision, the allowance accrual rate is based upon our best estimate of purchases using historical purchasing patterns and sales forecasts as the basis for the estimate. Each quarter, the volume-based accrual rates are re-evaluated using the actual cumulative purchases and the expectation for the remainder of the program year. Adjustments, if necessary, are made on a quarterly basis. Certain of our vendor contracts have several year terms, thus requiring recognition over an extended period.

Vendor allowances earned are recorded as a reduction of inventory cost at the end of each of the Company’s fiscal quarters. Amounts earned for each vendor are expressed as a percentage of that vendor’s purchases for the period and multiplied by on-hand inventory balances by vendor. This vendor capitalized allowance amount is adjusted as inventory levels change for each vendor each period. In summary, allowances are earned as product is received, recorded as a reduction in inventory while the product is on hand, and are recognized as a reduction to cost of sales when the corresponding inventory is sold.

We enter into hundreds of contracts with vendors each year that contain allowance provisions. Contractual disputes and misunderstandings can occur with vendors with respect to specific aspects of our program that could result in adjustments to allowances we earn. We adjust our vendor allowance recognition for disputes when the disputed amount is probable and reasonably estimable. Based on historical experience, we also consider in our estimated recognition that processing errors and other transactional adjustments will likely be identified upon reconciliation of amounts earned with vendors. We do not believe it is reasonably likely that such adjustments will have a material impact on future results of operations.

Warranty

We or the vendors supplying our products provide our customers with limited warranties on certain products ranging from 30 days to lifetime warranties. Our warranty exposure is analyzed on a vendor by vendor basis using the master vendor agreements in place at the time the product was sold to the customer. Some of our vendors provide us no protection for warranty; however, in many cases, the vendors are responsible for warranty claims and provide us a credit at cost for warranty items we process on behalf of the vendor. In other cases, our vendors provide us a negotiated warranty allowance as agreed to in the vendor contract. These allowances are negotiated to approximate the estimated amount of warranty exposure on the product purchased by us from our vendors. Typically, the allowances are based on a percentage of each product we purchase and are collected as an off invoice deduction on the vendor’s invoice. Warranty costs relating to merchandise sold under warranty not covered by vendors or exceeding the allowances provided by the vendor are estimated and recorded as warranty liabilities at the time of sale and are based on historical experience and recent trends. This liability is recorded as a component of accrued expenses. Quarterly, we assess the adequacy of our recorded warranty liability and adjust the liability and cost of sales as necessary based on the previous six month history of customer warranty returns and vendor allowances. We believe a six month period of warranty return history is appropriate as substantially all warranty returns are made within six months of the original purchase date.

The following table reflects the changes in our warranty reserves ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Warranty reserves, beginning of period	$3,908	$2,580	$2,918
Provision for warranty	6,233	3,428	963
Allowances from vendors	5,006	6,067	5,841
Reserves utilized	(10,555)	(8,167)	(7,142)

Warranty reserves, end of period	$4,592	$3,908	$2,580

The Company’s warranty reserves increased by approximately $0.7 million in fiscal 2007, compared to fiscal 2006. We entered into new agreements with certain of our vendors. In exchange for lower merchandise costs from these vendors, we agreed to be responsible for returns from our customers. This resulted in a reduction of allowances from vendors and an increase in inventory destroyed. We also generally experienced a higher level of merchandise that was destroyed in fiscal 2007. This is the key input into our historical estimation methodology which resulted in an increase in the provision for warranty expense in fiscal 2007.

The Company’s warranty reserves increased by approximately $1.3 million in fiscal 2006, compared to fiscal 2005. In fiscal 2006, the warranty provision increased by approximately $2.5 million, primarily as a result of an increase in sales volume over fiscal 2005 due to the acquisition of Murray’s in the fourth quarter of fiscal 2005.

We expect our actual warranty costs to differ from our estimates and it is reasonably likely that the difference could be significant. A 10% change in estimated warranty liability would have affected our operating profit by approximately $0.5 million for the fiscal year ended February 3, 2008.

Income Taxes

We adopted FIN 48 at the beginning of fiscal 2007. At February 3, 2008, our unrecognized tax benefits totaled approximately $9.8 million. The total amount of unrecognized benefits which, if recognized, would favorably affect the effective income tax rate in future periods is approximately $3.2 million.

We have recorded deferred tax assets of approximately $37.5 million as of February 3, 2008, reflecting the benefit of federal and state net operating loss (“NOL”) carryforwards approximating $103.4 million and $27.2 million, respectively. These carryforwards will expire beginning in 2021 and 2008, respectively. Realization is dependent on generating sufficient taxable income in the respective jurisdictions prior to expiration of the loss carryforwards.

Due to ownership changes from market trading in our common stock, we believe we had a statutory “ownership changes” in January 2008, as defined under Section 382 of the Internal Revenue Code (“Section 382”). When a company undergoes such an ownership change, Section 382 limits the company’s future ability to utilize any NOL generated before the ownership change and, in certain circumstances, subsequently recognized “built-in” losses and deduction, if any, existing as of the date the ownership change. Accordingly, our annual use of our federal and state NOLs that existed as of the date of the ownership change is limited to approximately $11.3 million. We had a prior Section 382 ownership change; however the Section 382 annual limitation arising from such ownership change was less restrictive than the one created by the January 2008 ownership change. We believe that we will be able to fully utilize our pre-January 2008 NOLs and other tax attributes in the future other than as noted below. Our ability to utilize any new NOL arising after January 2008 is not affected by this 382 limitation.

Although realization is not assured, management believes it is more likely than not that all the deferred tax assets will be realized with the exception of a portion of the state net operating losses, for which management has determined that a valuation allowance in the amount of $0.1 million is necessary at February 3, 2008.

Legal Matters

We currently and from time to time are involved in litigation incidental to the conduct of our business, including but not limited to asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and other employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on an internal review, we accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. We do not currently believe that any of these legal claims incidental to the conduct of our business, individually or in the aggregate, will result in liabilities material to our consolidated financial position, results of operations or cash flows. However, if our estimates related to these contingent liabilities are incorrect, the future results of operations for any particular fiscal quarter or year could be materially adversely affected.

In addition to the litigation that is incidental to our business, we are also subject to the other litigation and the governmental investigations that are described in Note 21 — Legal Matters in the notes to the audited consolidated financial statements included in Item 8 of this Annual Report. Although certain of these matters are in their early stages and we cannot predict their outcome, an adverse outcome in any of them could have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Self-Insurance Reserves

The Company purchases third-party insurance for workers’ compensation, automobile, product and general liability claims that exceed a certain dollar threshold. However, the Company is responsible for the payment of claims under these insured limits. In estimating the obligation associated with reported claims and incurred but not reported (“IBNR”) claims, we utilize independent actuaries. These actuaries utilize historical data to project the future development of reported claims and estimate IBNR claims. Loss estimates are adjusted based upon actual claims settlements and reported claims. The independent actuaries make a significant number of estimates and assumptions in determining the cost to settle claims. We obtain updated loss projections each year from our actuary and adjust our recorded liability to reflect the current projections. The updated loss projections consider new claims and developments associated with existing claims for each open policy period. As certain claims can take years to settle, we have multiple policy periods open at any point in time.

Although we do not expect the amounts ultimately paid to differ significantly from our estimates, it is reasonably likely that self-insurance costs could differ from the historical trends and actuarial assumptions. For example, in fiscal 2007, 2006 and 2005, we recorded increases (decreases) to expense from changes in estimates related to prior year open policy periods of ($1.1) million, $0.6 million and $0.2 million, respectively. Our self-insurance reserves approximated $24.7 million and $23.5 million at February 3, 2008 and February 4, 2007, respectively, and are included with current liabilities in the accompanying consolidated balance sheets. A 10% change in our self-insurance reserves would have affected our operating profit by approximately $2.5 million for the fiscal year ended February 3, 2008.

Store Closing Costs

On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, we analyze sales trends, geographical and competitive factors to determine the viability and future profitability of our store locations. If a store location does not meet our required performance criteria, it is considered for closure. As a result of past acquisitions, we have closed numerous locations due to store overlap with previously existing store locations.

We account for the costs of closed stores in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, the fair value of future costs of operating lease commitments for a closed store are recorded as a liability at the date we cease operating the store. Fair value of the liability is the present value of future cash flows discounted by a credit-adjusted risk free rate. Accretion expense represents interest on our recorded closed store liabilities and is calculated by using the same credit adjusted risk free rate used to discount the cash flows. In addition, SFAS No. 146 also requires that the amount of remaining lease payments owed be reduced by estimated sublease income (but not to an amount less than zero). Sublease income in excess of costs associated with the lease is recognized as it is earned and included as a reduction to operating and administrative expense in the accompanying financial statements.

The allowance for store closing costs is included in accrued expenses and other long-term liabilities in our accompanying financial statements and represents the discounted value of the following future net cash outflows related to closed stores: (1) future rents and other contractual expenses to be paid over the remaining terms of the lease agreements for the stores (net of estimated sublease income); (2) lease commissions associated with obtaining store subleases. Certain operating expenses related to closed stores, such as utilities and repairs, are expensed as incurred and we do not incur employee termination costs when stores are closed. In addition, we expense as incurred and report as store closing costs operating expenses we incur when closing as store. These expenses include temporary labor and transportation costs for inventory, fixtures and other assets owned in the store being closed.

There are several significant assumptions that underlie the estimates inherent in the closed store reserve. These assumptions include: (1) real estate broker estimates for vacancy periods and estimated sublease rates based on the broker’s experience and expertise and (2) estimates for occupancy expenses based on historical averages which, in the case of real estate taxes, are subject to changes in the future if increased or decreased by taxing authorities. Accordingly, we continuously review these assumptions and revise the reserve as necessary.

In addition, there are certain assumptions that are sensitive to general economic deviations and it is reasonably likely changes could produce actual results significantly different from management’s original estimates. These assumptions may be revised due to the following factors: (1) national or regional economic conditions that can shorten or lengthen vacancy periods; (2) changes in neighborhoods surrounding store locations resulting in longer than anticipated vacancy periods; (3) changing subtenant needs resulting in functional obsolescence of store locations; and (4) subtenant defaults or bankruptcies resulting in vacant properties. Historically, the Company has recorded revisions in estimates to the closed store reserve that have resulted from these factors. These revisions usually result from overall longer vacancy periods on store locations and realized sublease rates lower than originally anticipated.

The following tabular presentation provides detailed information regarding our SFAS No. 146 store closing costs ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
SFAS No. 146 liability balance, beginning of year	$4,911	$7,033	$7,774

SFAS No. 146 provision for contractual obligations, net of estimated sublease income for stores closed during the period	1,754	258	246
Revisions in SFAS No. 146 estimates	(474)	112	1,505
Accretion	231	306	420

SFAS No. 146 store closing costs expensed in the period	1,511	676	2,171

Purchase accounting adjustments — Murray’s Discount Auto Stores	—	—	324

Payments:
Contractual obligations, net of sublease recoveries	(2,333)	(2,383)	(2,235)
Sublease commissions and buyouts	(1,062)	(415)	(1,001)

Total payments	(3,395)	(2,798)	(3,236)

SFAS No. 146 liability balance, end of year	$3,027	$4,911	$7,033

Store closing costs incurred during the periods are comprised of ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
SFAS No. 146 store closing costs expensed in the period	$1,511	$676	$2,171
Period costs related to closed stores	472	811	732

Total store closing costs	$1,983	$1,487	$2,903

During fiscal 2007, we recorded the following: (1) $1.8 million in SFAS No. 146 charges associated with fiscal 2007 store closures with contractual lease obligations remaining at the closure date; (2) $0.5 million reduction in expense resulting from revisions in SFAS No. 146 estimates, primarily as a result of increases in sublease rent and buyouts of certain store leases at a cost less than the recorded liability of these closed stores; and (3) $0.2 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, we incurred

$0.5 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

During fiscal 2006, we recorded the following: (1) $0.3 million in SFAS No. 146 charges associated with fiscal 2006 store closures for stores with contractual lease obligations remaining at the closure date; (2) $0.1 million of expense resulting from revisions in SFAS No. 146 estimates; (3) $0.3 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, we incurred $0.8 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

During fiscal 2005, we recorded the following: (1) $0.2 million in SFAS No. 146 charges associated with fiscal 2005 store closures for stores with contractual lease obligations remaining at the closure date; (2) $1.5 million of expense resulting from revisions in SFAS No. 146 estimates, primarily related to stores that were subleased and became vacant as well as rent increases in master lease agreements; (3) $0.4 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, we incurred $0.7 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

At February 3, 2008, the Company’s $3.0 million liability for store closing costs consisted of ($ in thousands):

Future contractual commitments for rent and occupancy expenses	$19,938
Estimated sublease income, net of sublease commissions	(16,458)
Accretion expense to be recognized in future periods	(453)

Total liability for store closing costs	$3,027

We expect net cash outflows for closed locations included in the fiscal 2007 year-end liability to be approximately $1.3 million during fiscal 2008. Of these net outflows, approximately $6.9 million relates to rent and occupancy expenses. These expenses are expected to be offset by estimated sublease income of $5.6 million. The expected accretion to be expensed in fiscal 2008 on the liability as of the end of fiscal 2007 is approximately $0.2 million. The cash flow amounts above only relate to contractual commitments and do not include period expenses incurred when a store is closed and also the period costs incurred related to closed stores.

Valuation of Long-lived Assets

We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that a potential impairment has occurred. A potential impairment has occurred if the projected future undiscounted cash flows are less than the carrying value of the asset(s). The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. Our impairment analyses contain estimates due to the inherently judgmental nature of forecasting long-term estimated cash flows and determining the ultimate useful lives and fair values of the assets. Actual results could differ from these estimates, which could materially impact our impairment assessment.

Goodwill Impairment

As disclosed in the consolidated financial statements, we have as of February 3, 2008 unamortized goodwill in the amount of $224.9 million. In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, we perform an annual impairment test of goodwill. Our test as of February 3, 2008 resulted in no impairment being identified. However, the process of evaluating goodwill for impairment involves the determination of the fair value of our Company. Inherent in such fair value determinations are certain judgments and estimates, including the interpretation of economic indicators and market valuations and assumptions about our strategic plans. To the extent that our strategic plans change, or that economic and market conditions worsen, it is possible that our conclusion regarding goodwill impairment could change and which could result in a material effect on our financial position or results of operations; however, an impairment charge would not affect our cash flows.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, Accounting for Uncertainty in Income Taxes. The interpretation clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The Company adopted FIN 48 on February 5, 2007. See Note 13 — Income Taxes to the consolidated financial statements included in Item 8 of Part II of this Annual Report for a discussion of the impact of FIN 48.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140. This statement simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. Effective February 5, 2007, the Company adopted SFAS No. 155, which did not affect its financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140. SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. Effective February 5, 2007, the Company adopted SFAS No. 156, which did not affect its financial condition, results of operations or cash flows.

In June 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation), that was effective for fiscal years beginning after December 15, 2006. The Company presents sales net of sales taxes in its consolidated statement of operations and the adoption of this EITF issue did not affect its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes a framework for measuring fair value within GAAP and expands the disclosures regarding fair value measurements. In February 2008, the FASB issued a staff position that delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except for those recognized or disclosed at least annually. Except for the delay for nonfinancial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within such years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations, which establishes how an acquiring company recognizes and measures acquired assets, liabilities, goodwill and minority interest. It also defines how an acquirer should account for a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company will be required to apply the provisions of SFAS No. 141R to any future business combinations consummated after its effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which provides guidance and establishes amended accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its financial condition, results of operations or cash flows.

In December 2007, the SEC staff issued Staff Accounting Bulletin (“SAB”) 110, Share-Based Payment, which amends SAB 107, Share-Based Payment, to permit public companies, under certain circumstances, to use the simplified method in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. Based on the significant restrictions on employee trading during the restatement periods, the Company has not experienced regular employee exercise behavior since the implementation of SFAS No. 123R on January 20, 2006. The Company expects to continue to use the simplified method as allowed under SAB 110.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Financial market risks relating to our operations result primarily from changes in interest rates. We hold no securities for purposes of trading. Our cash and cash equivalents representing bank deposits at February 3, 2008 are not restricted as to withdrawal. Interest earned on our cash equivalents as well as interest paid on our variable rate debt are sensitive to changes in interest rates.

Our variable rate debt relates to borrowings under our Senior Credit Facility and our Term Loan Facility that was entered into in June of 2006, which are subject to changes in the LIBOR rate. Our variable and fixed rate debt and corresponding effective interest rates at February 3, 2008 consisted of the following ($ in thousands):

	Balance	Average Interest Rate	Fixed or Variable
Term loan facility — matures June 2011	$345,647	11.63%	Variable
Senior credit facility — matures July 2010	46,500	5.30%	Variable
6 3/4% senior exchangeable notes — mature December 2025 — $94,635 carrying value	100,000	6.75%	Fixed
Discount on 6 3/4% senior exchangeable notes (EITF No. 06-6 accounting adjustment)	(5,365)		Fixed
Seller financing arrangements	16,189	Various	Fixed
Capital leases	16,217	Various	Fixed

Total debt	$519,188

At February 3, 2008, of our outstanding debt and capital leases, 76% was at variable interest rates and 24% was at fixed interest rates. As of February 3, 2008, with $392.1 million in variable rate debt outstanding, a 1% change in the LIBOR rate to which this variable rate debt is tied would result in a $3.9 million change in our annual interest expense. This estimate assumes that our debt balance remains constant for an annual period and the interest rate change occurs at the beginning of the period.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CSK Auto Corporation:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of CSK Auto Corporation and its subsidiaries at February 3, 2008 and February 4, 2007, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2), present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of February 3, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because of material weaknesses in internal control over financial reporting existing as of that date related to 1) resources, and policies and procedures to ensure proper and consistent application of accounting principles generally accepted in the United States of America, 1a) financial reporting, 2) accounting for inventory, 3) accounting for vendor allowances and 4) accounting for certain accrued expenses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the February 3, 2008 consolidated financial statements and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1, the Company entered into an Agreement and Plan of Merger on April 1, 2008 whereby the Company would become a subsidiary of O’Reilly Automotive, Inc. The merger is subject to, among other things, regulatory review and at least a majority of the Company’s outstanding shares of common stock being tendered to complete the exchange offer. As discussed in Note 1, although consummation of the exchange offer would result in an event of default and the possible acceleration of indebtedness under the Company’s revolving and term loan borrowing facilities, management expects borrowings under these facilities will be repaid in full and the facilities will cease to exist at the closing of the exchange offer. Also as discussed in Note 1, in the event the merger is not consummated and if an amendment or waiver of financial covenants set forth in the term loan facility for periods subsequent to February 1, 2009 is not obtained, it is probable the Company will not be in compliance with such covenants for periods subsequent to February 1, 2009.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in fiscal 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

April 17, 2008

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
	(In thousands, except share and per share data)
Net sales	$1,851,647	$1,907,776	$1,651,285
Cost of sales	984,649	1,011,712	864,674

Gross profit	866,998	896,064	786,611
Other costs and expenses:
Operating and administrative	804,265	788,400	653,471
Investigation and restatement costs	12,348	25,739	—
Securities class action settlement	11,700	—	—
Store closing costs	1,983	1,487	2,903

Operating profit	36,702	80,438	130,237
Interest expense	54,163	48,767	33,599
Loss on debt retirement	—	19,450	1,600

Income (loss) before income taxes and cumulative effect of change in accounting principle	(17,461)	12,221	95,038
Income tax expense (benefit)	(6,309)	4,991	37,248

Income (loss) before cumulative effect of change in accounting principle	(11,152)	7,230	57,790
Cumulative effect of change in accounting principle, net of tax	—	(966)	—

Net income (loss)	$(11,152)	$6,264	$57,790

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.30
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income (loss) per share	$(0.25)	$0.14	$1.30

Shares used in computing per share amounts	43,971,417	43,876,533	44,465,409

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.29
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income (loss) per share	$(0.25)	$0.14	$1.29

Shares used in computing per share amounts	43,971,417	44,129,278	44,812,302

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 3, 2008	February 4, 2007
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$16,520	$20,169
Receivables, net	37,322	43,898
Inventories	494,651	502,787
Deferred income taxes	50,649	46,500
Prepaid expenses and other current assets	35,842	31,585

Total current assets	634,984	644,939
Property and equipment, net	165,115	174,409
Intangibles, net	63,020	67,507
Goodwill	224,937	224,937
Deferred income taxes	15,380	4,200
Other assets, net	35,254	35,770

Total assets	$1,138,690	$1,151,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$236,879	$260,146
Accrued payroll and related expenses	57,593	60,306
Accrued expenses and other current liabilities	107,211	81,569
Current maturities of long-term debt	50,551	56,098
Current maturities of capital lease obligations	6,351	8,761

Total current liabilities	458,585	466,880

Long-term debt	452,420	451,367
Obligations under capital leases	9,866	15,275
Other liabilities	53,281	46,730

Total non-current liabilities	515,567	513,372

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 90,000,000 shares authorized, 44,030,644 and 43,950,751 shares issued and outstanding at February 3, 2008 and February 4, 2007, respectively	440	440
Additional paid-in capital	438,092	433,912
Accumulated deficit	(273,994)	(262,842)

Total stockholders’ equity	164,538	171,510

Total liabilities and stockholders’ equity	$1,138,690	$1,151,762

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
	(In thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(11,152)	$6,264	$57,790
Adjustments:
Depreciation and amortization on property and equipment	40,668	40,645	36,628
Amortization of other items	5,513	7,585	4,231
Amortization of debt discount and deferred financing costs	5,701	4,539	2,161
Stock-based compensation expense	2,779	4,972	571
Tax benefit relating to exercise of stock options	—	—	231
Write downs of property, equipment and other assets	4,459	3,354	2,145
Loss on debt retirement	—	8,496	1,600
Deferred income taxes	(6,593)	3,771	36,008
Changes in operating assets and liabilities:
Receivables	8,126	(13,412)	6,747
Inventories	8,136	3,652	(23,588)
Prepaid expenses and other current assets	(4,257)	(11,538)	7,616
Accounts payable	(23,267)	51,639	17,329
Accrued payroll, accrued expenses and other current liabilities	23,816	4,838	9,987
Other operating activities	185	(5,165)	2,867

Net cash provided by operating activities	54,114	109,640	162,323

Cash flows used in investing activities:
Capital expenditures	(34,772)	(37,529)	(36,775)
Business acquisitions, net of cash acquired	—	(4,292)	(177,658)
Other investing activities	(1,623)	(1,778)	(1,499)

Net cash used in investing activities	(36,395)	(43,599)	(215,932)

Cash flows provided by (used in) financing activities:
Payments under senior credit facility — term loan	—	—	(252,450)
Borrowings under senior credit facility — line of credit	258,300	84,800	230,300
Payments under senior credit facility — line of credit	(263,800)	(126,800)	(136,300)
Borrowings under term loan facility	—	350,000	—
Payments under term loan facility	(3,478)	(875)	—
Payment of debt financing costs	(5,376)	(13,166)	(9,612)
Proceeds from issuance of 4.625% exchangeable notes	—	—	100,000
Proceeds from issuance of 3.375% exchangeable notes	—	—	125,000
Retirement of 3.375% exchangeable notes	—	(125,000)	—
Retirement of 7% senior notes	—	(225,000)	—
Payments on capital lease obligations	(8,513)	(10,301)	(10,893)
Proceeds from seller financing arrangements	2,145	428	3,164
Payments on seller financing arrangements	(685)	(484)	(381)
Proceeds from repayment of stockholder receivable	—	—	10
Proceeds from exercise of stock options	443	1,196	1,130
Purchase of common stock	—	—	(25,029)
Net proceeds from termination of common stock call option and warrants	—	1,555	—
Premium on common stock call option	—	—	(26,992)
Premium from common stock warrants	—	—	17,820
Other financing activities	(404)	(189)	(423)

Net cash (used in) provided by financing activities	(21,368)	(63,836)	15,344

Net increase (decrease) in cash	(3,649)	2,205	(38,265)
Cash and cash equivalents, beginning of period	20,169	17,964	56,229

Cash and cash equivalents, end of period	$16,520	$20,169	$17,964

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
	(In thousands)
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$48,426	$40,066	$25,351
Income taxes	2,987	56	98
Non-cash investing and financing activities:
Fixed assets acquired under capital leases	$1,326	$6,731	$3,905

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Stockholder	Deferred	Accumulated	Total
	Shares	Amount	Capital	Receivable	Compensation	Deficit	Equity
	(In thousands, except share data)
Balances at January 30, 2005	45,116,301	$451	$447,612	$(10)	$(1,018)	$(326,896)	$120,139
Repurchase and retirement of common stock	(1,409,300)	(14)	(25,015)				(25,029)
Restricted stock	17,731		1,159		(1,288)		(129)
Amortization of deferred compensation					571		571
Recovery of stockholder receivable				10			10
Exercise of options	105,590	1	1,129				1,130
Tax benefit relating to stock option exercises			231				231
Compensation expense, stock options			7				7
Warrants and call options, net of tax			1,437				1,437
Net income						57,790	57,790

Balances at January 29, 2006	43,830,322	438	426,560	—	(1,735)	(269,106)	156,157
Restricted stock	28,466	1	(221)				(220)
Adoption of SFAS No. 123R			(1,735)		1,735		—
Exercise of options	91,963	1	1,195				1,196
Compensation expense, stock-based awards			3,048				3,048
Warrants and call options, net of tax			390				390
Discount on senior exchangeable notes, net of tax			4,675				4,675
Net income						6,264	6,264

Balances at February 4, 2007	43,950,751	440	433,912	—	—	(262,842)	171,510
Restricted stock	34,010		(221)				(221)
Exercise of options	45,883		443				443
Compensation expense, stock-based awards			3,958				3,958
Net loss						(11,152)	(11,152)

Balances at February 3, 2008	44,030,644	$440	$438,092	$—	$—	$(273,994)	$164,538

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CSK Auto Corporation is a holding company. At February 3, 2008, CSK Auto Corporation had no business activity other than its investment in CSK Auto, Inc. (“Auto”), a wholly-owned subsidiary. On a consolidated basis, CSK Auto Corporation and its subsidiaries are referred to herein as the “Company.”

Auto is a specialty retailer of automotive aftermarket parts and accessories. As of February 3, 2008, the Company operated 1,349 stores in 22 states, with its principal concentration of stores in the Western United States. The Company’s stores are known by the following four brand names (referred to collectively as “CSK Stores”):

•	Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 222 stores in the Pacific Northwest and Alaska;

•	Kragen Auto Parts, founded in 1947, with 504 stores primarily in California; and

•	Murray’s Discount Auto Stores, founded in 1972, with 136 stores in the Midwest.

In December 2005, the Company purchased all of the outstanding stock of Murray’s Inc. and its subsidiary, Murray’s Discount Auto Stores, Inc. (collectively herein, “Murray’s”). The Murray’s legal corporate entities were merged into Auto in fiscal 2006. As of the acquisition date, Murray’s operated 110 automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana — states in which the Company previously had no significant market presence.

Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness

Merger Agreement

On April 1, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with O’Reilly Automotive, Inc. (“O’Reilly”) and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly (the “Acquisition”).

In order to effectuate the Acquisition, O’Reilly has agreed to commence an exchange offer (the “Exchange Offer”) pursuant to which each share of the Company’s common stock tendered in the Exchange Offer will be exchanged for (a) a number of shares of O’Reilly’s common stock equal to the “exchange ratio” (as calculated below), plus (b) $1.00 in cash (subject to possible reduction as described below). Pursuant to the Merger Agreement, the “exchange ratio” will equal $11.00 divided by the average trading price of O’Reilly’s common stock during the five consecutive trading days ending on and including the second trading day prior to the closing of the Exchange Offer; provided, that if such average trading price of O’Reilly’s common stock is greater than $29.95 per share, then the exchange ratio will be 0.3673, and if such average trading price is less than $25.67 per share, then the exchange ratio will be 0.4285. If such average trading price is less than or equal to $21.00 per share, the Company may terminate the Merger Agreement unless O’Reilly exercises its option to issue an additional number of its shares or increase the amount of cash to be paid such that the total value of O’Reilly common stock and cash exchanged for each share of the Company’s common stock is at least equal to $10.00 (less any possible reduction of the cash component of the offer price as described below).

Upon completion of the Exchange Offer, any remaining shares of the Company’s common stock will be acquired in a second-step merger at the same price at which shares of the Company’s common stock were exchanged in the Exchange Offer.

The Acquisition is expected to be completed during the second quarter of the Company’s fiscal year ending February 1, 2009 (“fiscal 2008”) and is subject to regulatory review and customary closing conditions, including that at least a majority of the Company’s outstanding shares of common stock be tendered in the Exchange Offer and

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement includes customary representations, warranties and covenants by the Company, including covenants (a) to cease immediately any discussions and negotiations with respect to an alternate acquisition proposal, (b) not to solicit any alternate acquisition proposal and, with certain exceptions, not to enter into discussions concerning or furnish information in connection with any alternate acquisition proposal, and (c) subject to certain exceptions, for the Company’s Board of Directors not to withdraw or modify its recommendation that the Company’s stockholders tender shares into the Exchange Offer. In addition, the Company has agreed to use reasonable best efforts to obtain appropriate waivers or consents under the Company’s credit or debt agreements and instruments if needed or if requested by O’Reilly to remedy any default or event of default thereunder that may arise after the date of the Merger Agreement (the “Credit Agreement Waivers”). The $1.00 cash component of the offer price for each share of the Company’s common stock tendered in the Exchange Offer will be subject to reduction in the event that the Company pays more than $3.0 million to its lenders in order to obtain any Credit Agreement Waivers. The Company does not anticipate any need to obtain any Credit Agreement Waivers prior to the anticipated closing of the Exchange Offer.

The Merger Agreement contains certain termination rights for both the Company and O’Reilly, including if the Exchange Offer has not been consummated or if the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not occurred, in either case on or before the date that is 180 days after the date of the Merger Agreement, and provisions that permit termination in connection with the exercise of the fiduciary duties of the Company’s Board of Directors with respect to superior offers. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay O’Reilly a termination fee of $22.0 million.

In connection with the Acquisition, it is anticipated that O’Reilly will repay at the time of the closing of the Exchange Offer all amounts outstanding and other amounts payable under the Company’s $350.0 million term loan facility (the “Term Loan Facility”) and $325.0 million senior secured revolving line of credit (the “Senior Credit Facility”). Thus, although the consummation of the Exchange Offer would result in an event of default and the possible acceleration of indebtedness under those Facilities, it is contemplated that those Facilities will be repaid in full and cease to exist at the closing of the Exchange Offer. If the Acquisition is completed as planned, the Company’s $100.0 million of 6 3/4% senior exchangeable notes (“6 3/4% Notes”) will remain outstanding.

Term Loan Facility Financial Covenants

The Company’s Term Loan Facility contains a maximum leverage ratio that it does not believe at this time it will be able to satisfy beginning in the first quarter of the Company’s fiscal year ending January 30, 2010 (“fiscal 2009”). In addition to having the potential to cause a default under the Term Loan Facility at the end of the first quarter of fiscal 2009, if the Company does not obtain a waiver or amendment of that covenant prior to the completion of its financial statements for the first quarter of fiscal 2008, the Company’s belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 will cause it to have to classify all of its indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3 /4% Notes, as current liabilities in its financial statements beginning with its financial statements for the first quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, the Company would be required to reduce (to twelve months) the time period over which it amortizes debt issuance costs and debt discount increasing the interest costs it reports in its financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under the Company’s borrowing agreements. However, any such classification could have adverse consequences upon its relationships with, and the credit terms upon which it does business with, its vendors, although the Company expects such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company does not expect to seek waivers or amendments under its credit facilities prior to the closing of the Exchange Offer as these credit facilities are expected to be repaid and terminated upon the closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, the Company would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that the Company would be able to obtain such a waiver or amendment on terms that would be satisfactory to the Company. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility, which could result in possible acceleration of all of its indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% were issued, all of which could have a material adverse effect on the Company.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of CSK Auto Corporation and all of its wholly-owned subsidiaries for all years presented. There are no less than wholly-owned subsidiaries.

All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

As more fully explained in Note 10 — Long-Term Debt, the Company has fully and unconditionally guaranteed bank borrowings by Auto. CSKAUTO.COM (the “Subsidiary Guarantor”) has also jointly and severally guaranteed such debt on a full and unconditional basis. CSK Auto Corporation is a holding company and has no other direct subsidiaries or independent assets or operations. The Subsidiary Guarantor is a minor subsidiary and has no significant independent operations. Summarized financial statements and other disclosures concerning each of Auto and the Subsidiary Guarantor are not presented because management believes that they are not material to investors. The consolidated amounts in the accompanying financial statements are representative of the combined guarantors and issuer.

The Company reports its financial information as one reportable segment under Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of Enterprises and Related Information, as its operating segments are its individual stores which meet the criteria for aggregation into one reportable segment set forth in SFAS No. 131.

Fiscal Year

The Company’s fiscal year ends on the Sunday nearest to January 31 and is named for the calendar year just ended. Occasionally this results in a fiscal year that is 53 weeks long. References to a particular fiscal year are defined as follows:

•	Fiscal 2007 refers to the 52 weeks ended February 3, 2008;

•	Fiscal 2006 refers to the 53 weeks ended February 4, 2007; and

•	Fiscal 2005 refers to the 52 weeks ended January 29, 2006.

Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

Due to their short-term nature, the carrying value of the Company’s cash and cash equivalents, receivables and short-term borrowings approximate fair value. The fair values of long-term debt and derivative financial instruments are disclosed in Note 17 — Fair Value of Financial Instruments.

Derivative Financial Instruments

The Company’s fixed to floating interest rate swap agreement was accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and was recorded on the balance sheet at its fair value. Changes in the fair value of the swap and the hedged item were recognized in earnings. The swap met the criteria to assume no hedge ineffectiveness. The fair value of the swap was determined from current market prices. During the second quarter of fiscal 2006, the Company terminated the swap agreement in connection with the completion of its fiscal 2006 tender offer for the $225 million of 7% senior subordinated notes. See Note 11 — Derivative Financial Instruments.

Receivables

Receivables are primarily comprised of amounts due from vendors for rebates or allowances and amounts due from commercial sales customers. The Company records an estimated provision for bad debts for commercial customers based on a percentage of sales and reviews the allowance quarterly for adequacy. Specific accounts are written off against the allowance when management determines the account is uncollectible.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. Historically, the Company has not experienced any loss of its cash and cash equivalents due to such concentration of credit risk.

The Company does not hold collateral to secure payment of its trade accounts receivable. However, management performs ongoing credit evaluations of its customers’ financial condition and provides an allowance for estimated potential losses. Exposure to credit loss is limited to the carrying amount.

Inventory Valuation

Inventories are valued at the lower of cost or market, cost being determined utilizing the First-in, First-Out (“FIFO”) method. At each balance sheet date, the Company adjusts its inventory carrying balances by an estimated allowance for inventory shrinkage that has occurred since the most recent physical inventory and an allowance for inventory obsolescence.

A physical inventory count is performed at each store, parts depot and distribution center at least once during the fiscal year. Shrink allowances for each store are determined by dividing the shrinkage loss, based on the most recent physical inventory, by the sales for that store since its previous physical inventory. The percentage for each store is multiplied by the sales for that store since the last physical inventory through current period-end. Shrink allowances for each parts depot and distribution center are determined in a similar manner. The shrink amount, based on the most recent physical inventory at the parts depot or distribution center, is divided by the inventory receipts at the location since the previous physical inventory. The percentage for each parts depot or distribution center is multiplied by the receipts for that location since the last physical inventory through current period-end.

The Company capitalizes purchasing, storage and handling costs into inventory. The amount capitalized into inventory consists of both direct and indirect costs. Direct costs represent most of the costs capitalized as they

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

include the cost centers that comprise all of the costs of the Company’s distribution centers and warehouses. The Company also capitalizes vendor allowances into inventory as described below under Vendor Allowances.

Property and Equipment

Property and equipment, including purchased software, are recorded at cost. Depreciation and amortization are computed for financial reporting purposes utilizing the straight-line method over the estimated useful lives of the related assets, which range from 3 to 25 years, or for leasehold improvements and property under capital leases, the shorter of the lease term or the economic life. Maintenance and repairs are charged to earnings when incurred. When property and equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss. For stores in which the Company is a seller-lessee and does not recover substantially all construction costs, the Company records the costs in property and equipment, and amounts funded by the lessor are recorded as a debt obligation in the accompanying consolidated balance sheets.

Internal Software Development Costs

Certain internal software development costs are capitalized and amortized over the life of the related software. Amounts capitalized during fiscal 2007, 2006 and 2005 were $1.6 million, $1.8 million and $1.5 million, respectively. Accumulated amortization as of February 3, 2008 and February 4, 2007 was $5.6 million and $4.7 million, respectively.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized, but instead is assessed for impairment at least annually. Other intangible assets consist of: (1) leasehold interests representing the net present value of the excess of the fair rental value over the respective contractual rent of facilities under operating leases acquired in business combinations; (2) trade names and trademarks; and (3) customer relationship intangibles. Amortization expense is computed on a straight-line basis over the respective life of the intangibles. See Note 8 — Goodwill and Other Intangible Assets for the impact of this amortization on the statement of operations.

Impairment of Other Long-Lived Assets

Long-lived assets and identifiable intangible assets to be held and used or disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event assets are impaired; losses are recognized based on the excess carrying amount over the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair market value less selling costs.

Lease Obligations

The Company leases all but one of its store locations in addition to its distribution centers, office space and most vehicles and equipment. At the inception of the lease, the Company evaluates each agreement to determine whether the lease will be accounted for as an operating or capital lease. The term of the lease used for this evaluation includes renewal option periods only in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Certain leases contain rent escalation clauses and rent holidays, which are recorded on a straight-line basis over the lease term with the difference between the rent paid and the straight-line rent recorded as a deferred rent liability. Lease incentive payments received from landlords are recorded as deferred rent liabilities and are amortized on a straight-line basis

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the lease term as a reduction in rent. Certain leases contain provisions that require additional rental payments based upon a specified sales volume, which are accrued as the liabilities are incurred.

Self-Insurance Reserves

The Company purchases third-party insurance for workers’ compensation, automobile, product and general liability claims that exceed a certain dollar threshold. However, the Company is responsible for the payment of claims under these insured limits. In estimating the obligation associated with reported claims and incurred but not reported (“IBNR”) claims, the Company utilizes independent actuaries. These actuaries utilize historical data to project the future development of reported claims and estimate IBNR claims. Loss estimates are adjusted based upon actual claims settlements and reported claims. Although the Company does not expect the amounts ultimately paid to differ significantly from its estimates, self-insurance reserves could be affected if future claim experience differs significantly from the historical trends and actuarial assumptions. The Company’s self-insurance reserves approximated $24.7 million and $23.5 million at February 3, 2008 and February 4, 2007, respectively, and are included with current liabilities in the accompanying consolidated balance sheets.

Revenue Recognition

The Company recognizes sales upon the delivery of products to its customers, which generally occurs at the retail store locations. For certain commercial customers, the Company also delivers products to customer locations. All retail and commercial sales are final upon delivery of products. However, as a convenience to the customer and as typical of most retailers, the Company will accept merchandise returns. The Company generally limits the period of time within which products may be returned to 60 days and requires returns to be accompanied by original packaging and a sales receipt. The Company records an estimate for sales returns based on historical experience and records this estimate as a reduction of net sales.

The Company recognizes as sales the fair value of recyclable auto parts it receives as consideration from customers that purchase a new auto part. The Company refers to a recyclable auto part, which may or may not have been purchased from its stores, as a “core.” The Company returns these cores to vendors for cash consideration or to settle an obligation to return a given number of cores to vendors in situations where the Company does not pay for the core component of the inventory acquisition costs. The Company charges customers who purchase a new auto part a specified amount for a core, which exceeds the value of the core, and refunds to customers that same amount if a used core is returned at the point of sale of the new part or upon returning the used part to the store at a later date. If the customer does not return a core at the point of sale, the amount charged to the customer which exceeds the value of the new core is also recognized as sales but is subject to a right of return at the point of sale and included in the sales return allowance for merchandise returns described above.

The Company occasionally sponsors mail-in rebate programs to stimulate sales of particular products. At any one time, the Company may have several of these programs in effect. The Company estimates, based on historical experience, the amount of rebates that will be paid to customers and reduces net sales for the expected rebate at the time of sale of the product subject to the rebate. Estimates are adjusted to actual redemptions at conclusion of the redemption period.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cost of Sales and Operating and Administrative Expenses

The following summarizes the types of costs the Company reports in cost of sales as compared to the costs the Company reports in operating and administrative expenses:

Cost of Sales	Operating and Administrative Expenses

•   Total cost of merchandise sold including:

•   Freight expenses associated with moving merchandise inventories from the Company’s vendors to its distribution centers and warehouses;

•   Vendor allowances;

•   Cash discounts on payments to vendors;

•   Inventory shrinkage;

•   Warranty costs;

•   Costs associated with purchasing and operating the distribution centers and warehouses, including payroll and benefit costs, occupancy costs and depreciation; and

•   Freight expenses associated with moving merchandise inventories from the distribution centers to the Company’s retail stores.

•   Payroll and benefit costs for retail and corporate employees, including share-based compensation;

•   Occupancy costs of retail and corporate facilities;

•   Depreciation related to retail and corporate assets;

•   Advertising;

•   Self-insurance costs, excluding those related to the distribution network;

•   Professional services; and

•   Other administrative costs, such as data processing, credit card service fees and supplies.

Vendor Allowances

The Company recognizes allowances associated with purchasing and promotional activities as a reduction of the cost of inventory in accordance with Emerging Issues Task Force (“EITF”) No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor. Based on EITF No. 02-16, allowances provided by the Company’s vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales). Amounts recognized are based on written contracts with vendors.

The Company enters into hundreds of contracts with vendors each year that contain allowance provisions. Contractual disputes and misunderstandings may occur with vendors for specific aspects of a vendor’s program that could result in adjustments to allowances the Company earns. The Company adjusts its vendor allowance recognition for disputes when the disputed amount is probable and reasonably estimable. Based on historical experience, the Company also considers in its estimated recognition that processing errors and other transactional adjustments will likely be identified upon reconciliation of amounts earned with vendors. The Company does not believe it is reasonably likely that such adjustments will have a material impact on future results of operations.

The Company records the earning of the total vendor allowances by taking the contract rate and applying it to actual product purchased from the vendor in the period in which product is received. Fixed dollar allowances not expressed in terms of volume of purchases are earned ratably over the vendor program period, which is generally the calendar year. When a vendor contract includes a volume minimum or volume incentive provision, the allowance

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrual rate is estimated based upon the Company’s best estimate of purchases based on historical purchasing patterns and sales forecasts. Each quarter, the volume estimates and volume-based accrual rates are re-evaluated based on the actual cumulative purchases and the expectation for the remainder of the vendor program year. Adjustments, if necessary, are made on a quarterly basis. Certain of the Company’s vendor contracts have several year terms, thus requiring recognition over an extended period.

Vendor allowances earned are recorded as a reduction of inventory cost at the end of each of the Company’s fiscal quarters. Amounts earned for each vendor are expressed as a percentage of that vendor’s purchases for the period and multiplied by on-hand balances by vendor. This vendor capitalized allowance amount is adjusted as inventory levels change for each vendor each period. In summary, allowances are earned as product is received, recorded as a reduction in inventory cost while the product is on hand, and recognized as a reduction to cost of sales when the corresponding inventory is sold.

Warranty

The Company or the vendors supplying its products provide the Company’s customers limited warranties on certain products that range from 30 days to lifetime warranties. In most cases, the Company’s vendors are responsible for warranty claims. Warranty costs relating to merchandise sold under warranty not covered by vendors are estimated and recorded as warranty obligations at the time of sale based on historical experience and recent trends. These obligations are recorded as a component of accrued expenses. On a quarterly basis, the Company assesses the adequacy of its recorded warranty liability and adjusts the liability and cost of sales as necessary.

The following table reflects the changes in the Company’s warranty reserves ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Warranty reserves, beginning of period	$3,908	$2,580	$2,918
Provision for warranty	6,233	3,428	963
Allowances from vendors	5,006	6,067	5,841
Reserves utilized	(10,555)	(8,167)	(7,142)

Warranty reserves, end of period	$4,592	$3,908	$2,580

The Company’s warranty reserves increased by approximately $0.7 million in fiscal 2007, compared to fiscal 2006. The Company entered into new agreements with certain of its vendors. In exchange for lower merchandise costs from these vendors, the Company agreed to be responsible for returns from its customers. This resulted in a reduction of allowances from vendors and an increase in inventory destroyed. The Company also generally experienced a higher level of merchandise that was destroyed in fiscal 2007. This is the key input into the Company’s historical estimation methodology which resulted in an increase in the provision for warranty expense in fiscal 2007.

The Company’s warranty reserves increased by approximately $1.3 million in fiscal 2006, compared to fiscal 2005. In fiscal 2006, the warranty provision increased by approximately $2.5 million, primarily as a result of an increase in sales volume over fiscal 2005 due to the acquisition of Murray’s in the fourth quarter of fiscal 2005.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Store Closing Costs

If a store location does not meet the Company’s required performance criteria, it is considered for closure, even if the Company is contractually committed for future rental costs. The Company provides a discounted allowance for estimated lease costs to be incurred subsequent to store closure. The Company establishes this allowance based on an assessment of market conditions for rents and include assumptions for vacancy periods and sublease rentals. Operating costs associated with closed stores are expensed when incurred.

There are several significant assumptions that underlie the estimates inherent in the closed store reserve, including: (1) real estate broker estimates for vacancy periods and estimated sublease rates based on the broker’s experience and expertise, and (2) estimates for occupancy expenses based on historical averages and, in the case of real estate taxes, are subject to changes by taxing authorities. Accordingly, the Company continuously reviews these assumptions and revises the reserve as necessary.

In addition, there are certain assumptions that are sensitive to deviations and could produce actual results significantly different from management’s original estimates. These assumptions may be revised due to the following issues: (1) national or regional economic conditions that can shorten or lengthen vacancy periods; (2) changes in neighborhoods surrounding store locations resulting in longer than anticipated vacancy periods; (3) changing subtenant needs resulting in functional obsolescence of store locations; and (4) subtenant defaults or bankruptcies resulting in vacant properties. Historically, the Company has recorded revisions in estimates to the closed store reserve that have resulted from these issues. These revisions usually result from overall longer vacancy periods on store locations and realized sublease rates lower than originally anticipated.

Stock-Based Compensation

Effective January 30, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, using the modified-prospective method and began recognizing compensation expense for its share-based compensation plans based on the fair value of the awards. Share-based payments include stock option grants, restricted stock and a share-based compensation plan under the Company’s long-term incentive plan (the “LTIP”). Prior to January 30, 2006, the Company accounted for its stock-based compensation plans as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the modified-prospective transition method of SFAS No. 123R, the Company has not restated prior periods.

Stock Options

SFAS No. 123R requires share-based compensation expense recognized since January 30, 2006 to be based on the following: a) grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for unvested options granted prior to the adoption date; and b) grant date fair value estimated in accordance with the provisions of SFAS No. 123R for unvested options granted subsequent to the adoption date. The Company uses the Black-Scholes option-pricing model to value all options, and the straight-line method to amortize this fair value as compensation cost over the requisite service period. Total share-based compensation expense included in operating and administrative expense in the accompanying consolidated statements of operations for the fiscal year ended February 4, 2007 was approximately $2.0 million for the unvested options granted prior to the adoption date as well as stock options granted during fiscal 2006. Additionally, the Company recognized $2.9 million in stock based compensation related to stock options for fiscal 2007. The remaining unrecognized compensation cost related to unvested stock options as of February 3, 2008 (net of estimated forfeitures) was $5.6 million and the weighted-average period of time over which this cost will be recognized is 2.5 years. Also in fiscal 2007 and 2006, the Company extended the expiration dates on certain stock options due to expire during a period in which the Company prohibited option exercises due to delays in the Company filing certain periodic reports with the Securities and Exchange Commission (“SEC”) that required the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company suspend use of the relevant Form S-8 registration statements, resulting in approximately $0.1 million and $0.4 million, respectively, in operating and administrative expense. A summary of the Company’s stock option activity and weighted average exercise price is provided under Note 14 — Stock-Based Compensation and Other Employee Benefit Plans.

The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes model and is based on the following assumptions:

	Fiscal Year
	2007	2006	2005
Dividend yield	0%	0%	0%
Risk free interest rate	4.03% - 5.13%	4.45%	3.86% - 4.40%
Expected life of options	4.5 years	4.5 years	6 years
Expected volatility	31% - 38%	38.03%	25% - 33%

Dividend Yield — The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future. An increase in the dividend yield will decrease compensation expense.

Risk-Free Interest Rate — This is the U.S. Treasury rate for the date of the grant having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected Life — This is the period of time over which the options granted are expected to remain outstanding and is based on the mid-point option term under Staff Accounting Bulletin No. 107, Share Based Payment.

Expected Volatility — The Company uses actual historical changes in the closing market price of its stock to calculate volatility based on the expected life of the option as it is management’s belief that this is the best indicator of future volatility. An increase in the expected volatility will increase compensation expense.

Under SFAS No. 123R forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate.

Restricted Stock

The Company has in effect a performance incentive plan for the Company’s senior management under which the Company awards shares of restricted stock that vest equally over a three-year period. Shares are forfeited when an employee ceases employment. For accounting purposes, restricted stock is valued at the grant date fair value of the common stock. The Company’s accounting for restricted stock was not affected by the adoption of SFAS No. 123R. At January 29, 2006, the Company had $1.7 million of deferred compensation costs related to unvested restricted stock included in stockholders’ equity. In accordance with SFAS No. 123R, the deferred compensation balance of $1.7 million as of January 29, 2006 was reclassified to additional paid-in capital. Total share-based compensation expense for restricted stock included in operating and administrative expense in the accompanying consolidated statements of operations for fiscal 2007, 2006 and 2005 was approximately $1.0 million, $0.6 million and $0.6 million, respectively. The remaining unrecognized compensation cost related to unvested awards as of February 3, 2008 was $2.6 million, and the weighted-average period of time over which this cost will be recognized is approximately 2.4 years. A summary of the Company’s restricted stock activity and weighted average grant date price is provided under Note 14 — Stock-Based Compensation and Other Employee Benefit Plans.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Term Incentive Plan

In fiscal 2005, the Compensation Committee of the Company’s Board of Directors adopted the CSK Auto Corporation LTIP. See Note 14 — Stock-Based Compensation and Other Employee Benefit Plans. For accounting purposes, the awards granted under the LTIP are considered to be service-based, cash settled stock appreciation rights (“SARs”). The award is classified as a liability as the LTIP requires the units to be paid in cash. The Company does not have the option to pay the participant in any other form. While the amount of cash, if any, that will ultimately be received by the participant is not known until the end of the measuring period, the only condition that determines whether the award is vested is whether the employee is still employed by the Company (i.e., completes the required service) at the payment date. Since the amount of cash to be received by the participant is indeterminate at the grant date, SARs are subject to variable plan accounting treatment prior to adoption of SFAS No. 123R whereby the intrinsic value of the award is recognized each period (multiplied by the related percentage of service rendered). FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) requires that the compensation cost for such awards be recognized over the service period for each separately vesting tranche of award as though the award were, in substance, multiple awards.

The Company concluded that, for purposes of initial recognition, the initial award date occurred on June 28, 2005, as both the number of units that each initial participant was entitled to and the exercise price were known by such initial participants at that date. However, since the Company’s stock price did not exceed $20 per share at any time from the measurement date through the end of fiscal 2005, no compensation cost was recognized, and no pro-forma expense for this award is reflected in the SFAS No. 123 disclosures.

The LTIP units are classified as a liability award under SFAS No. 123R, and as such, must be measured at fair value at the grant date and recognized as compensation cost over the service period in accordance with FIN 28. The modified prospective transition rules under SFAS No. 123R require that for an outstanding instrument that previously was classified as a liability and measured at intrinsic value, an entity should recognize the effect of initially measuring the liability at its fair value, net of any related tax effect, as the cumulative effect of a change in accounting principle. At the beginning of fiscal 2006, the Company recorded $1.0 million, net of $0.6 million income tax benefit, as a cumulative effect of a change in accounting principle for the LTIP fair value liability under SFAS No. 123R upon adoption. For the fiscal year ended February 4, 2007, the Company recognized $0.3 million of expense related to the LTIP units. For the year ended February 3, 2008, the Company reduced the liability for the LTIP units by $1.2 million, as a result of the decrease in market price based on the decline in the Company’s stock price when compared to the previous fiscal year end. At February 3, 2008, the Company had recorded a liability of $0.8 million related to LTIP units and had $0.4 million of unrecognized compensation cost related to LTIP units. As a liability based instrument, the LTIP awards will be remeasured at each balance sheet date, such that the net compensation expense recorded over the full four-year vesting period of the LTIP units will equal the cash payments, if any, made by the Company to the LTIP participants.

Total stock-based compensation expense included in operating and administrative expenses in the Company’s statement of operations for the years ended February 3, 2008 and February 4, 2007 was $2.8 million and $3.4 million, respectively, and the Company recognized a corresponding income tax benefit for these years of approximately $1.1 million and $1.4 million, respectively. In addition, the Company incurred $1.6 million ($1.0 million net of income tax benefit) of transition expense upon adoption of SFAS No. 123R, which is shown as a cumulative effect of a change in accounting principle.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock plans for the fiscal year ended January 29, 2006 (in thousands, except per share data):

Net income — as reported	$57,790
Add: Stock-based employee compensation expense in reported net income, net of related income taxes	351
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related income taxes	(4,535)

Net income — pro forma	$53,606

Earnings per share — basic:
As reported	$1.30
Pro forma	$1.21
Earnings per share — diluted:
As reported	$1.29
Pro forma	$1.20
As reported shares:
Basic	44,465
Diluted	44,812
Pro forma shares used in calculation:
Basic	44,465
Diluted	44,823

SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on when employees exercise stock options and the current market price), the amount of operating cash flows recognized for such excess tax deductions for stock option exercises was $0.2 million in fiscal 2005. There were no excess tax benefits recorded in fiscal 2007 or fiscal 2006.

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS No. 123R-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP requires an entity to follow either the transition guidance for the additional paid-in-capital pool as prescribed in SFAS No. 123R, or the alternative method as described in the FSP. An entity that adopts SFAS No. 123R using the modified prospective application transition method may make a one-time election to adopt the transition method described in this FSP. The Company elected to calculate the additional paid-in-capital pool as prescribed in the FSP (referred to as the “short-cut” method) effective with its adoption of SFAS No. 123R.

Advertising

Advertising costs are expensed as incurred. In accordance with EITF No. 02-16, cooperative advertising arrangements are considered a reduction of product costs, unless the Company is specifically required to substantiate costs incurred to the vendor and does so in the normal course of business. Advertising expense for fiscal 2007, 2006 and 2005 totaled $50.2 million, $55.7 million and $50.4 million, respectively.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preopening Costs

Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts (temporary differences) at each year-end based on enacted tax laws and statutory rates applicable to the period in which the temporary differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both taxes payable for the period and the change during the period in deferred tax assets and liabilities. Income tax expense reflects the Company’s best estimates and assumptions regarding, among other things, the level of future taxable income, interpretation of the tax laws, and tax planning. Future changes in tax laws, changes in projected levels of taxable income, and tax planning could affect the effective tax rate and tax balances recorded.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN 48 on February 5, 2007. The adoption of FIN 48 resulted in no cumulative effect adjustment to retained earnings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Legal Matters

The Company currently and from time to time is involved in litigation incidental to the conduct of its business, including but not limited to asbestos and similar product liability claims, slips and falls and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on an internal review, the Company accrues reserves using its best estimate of the probable and reasonably estimable contingent liabilities. The Company does not currently believe that any of these legal claims incidental to the conduct of its business, individually or in the aggregate, will result in liabilities material to its consolidated financial position, results of operations or cash flows. However, if the Company’s estimates related to these contingent liabilities are incorrect, the future results of operations for any particular fiscal quarter or year could be materially adversely affected.

In addition to the litigation that is incidental to the Company’s business, the Company is also subject to the other litigation and governmental investigations described in Note 21 — Legal Matters. Although certain of these matters are in their early stages and the Company cannot predict their outcome, an adverse outcome in any of them could have a material adverse effect on the Company’s results of operations, financial position or cash flows.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Company adopted FIN 48 on February 5, 2007. See Note 13 — Income Taxes for a discussion of the impact of FIN 48.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140. This statement simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. Effective February 5, 2007, the Company adopted SFAS No. 155, which did not affect its financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140. SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. Effective February 5, 2007, the Company adopted SFAS No. 156, which did not affect its financial condition, results of operations or cash flows.

In June 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation), that was effective for fiscal years beginning after December 15, 2006. The Company presents sales net of sales taxes in its consolidated statement of operations and the adoption of this EITF issue did not affect its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes a framework for measuring fair value within GAAP and expands the disclosures regarding fair value measurements. In February 2008, the FASB issued a staff position that delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except for those recognized or disclosed at least annually. Except for the delay for nonfinancial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within such years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations, which establishes how an acquiring company recognizes and measures acquired assets, liabilities, goodwill and minority interest. It also defines how an acquirer should account for a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not permitted. The Company will be required to apply the provisions of SFAS No. 141R to any future business combinations consummated after its effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which provides guidance and establishes amended accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its financial condition, results of operations or cash flows.

In December 2007, the SEC staff issued Staff Accounting Bulletin (“SAB”) 110, Share-Based Payment, which amends SAB 107, Share-Based Payment, to permit public companies, under certain circumstances, to use the simplified method in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. Based on the significant restrictions on employee trading during the restatement periods (see Note 21 — Legal Matters), the Company has not experienced regular employee exercise behavior since the implementation of SFAS No. 123R on January 20, 2006. The Company expects to continue to use the simplified method as allowed under SAB 110.

Note 4 — Receivables

Accounts receivable consist of the following ($ in thousands):

	February 3, 2008	February 4, 2007
Amounts due under vendor allowance programs	$14,660	$24,122
Trade receivables from commercial and other customers	19,618	17,175
Landlord, subtenant receivables and other	3,422	2,994

Gross receivables	37,700	44,291
Allowance for doubtful accounts	(378)	(393)

Accounts receivable, net	$37,322	$43,898

Amounts to be paid or credited to the Company by vendors are reflected as receivables. Pursuant to contract terms, the Company has the right to offset certain vendor receivables against corresponding accounts payable, thus minimizing the risk of non-collection of these receivables.

Note 5 — Inventories

Inventories are valued at the lower of cost or market, cost being determined utilizing the First-in, First-Out (“FIFO”) method. At each balance sheet date, the Company adjusts its inventory carrying balances by an allowance for inventory shrinkage that has occurred since the most recent physical inventory and an allowance for inventory obsolescence, each of which is discussed in greater detail below.

•

The Company reduces the FIFO carrying value of its inventory for estimated loss due to shrinkage since the most recent physical inventory. Shrinkage expense for fiscal 2007, 2006 and 2005 was approximately $23.8 million, $31.6 million and $28.8 million, respectively. While the shrinkage accrual is based on recent experience, there is a risk that actual losses may be higher or lower than expected.

•

In certain instances, the Company retains the right to return obsolete and excess merchandise inventory to its vendors. In situations where the Company does not have a right to return, the Company records an allowance representing an estimated loss for the difference between the cost of any obsolete or excess inventory and the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated retail selling price. Inventory levels and margins earned on all products are monitored monthly. On a quarterly basis, the Company assesses whether it expects to sell any significant amount of inventory below cost and, if so, estimates and records an allowance.

At each balance sheet reporting date, the Company also adjusts its inventory carrying balances by the capitalization of certain operating and overhead administrative costs associated with purchasing and handling of inventory and estimates of vendor allowances that remain in ending inventory. The components of ending inventory are as follows (in thousands):

	February 3, 2008	February 4, 2007
FIFO Cost	$540,094	$562,405
Overhead costs	29,848	28,725
Vendor allowances	(60,067)	(69,469)
Shrinkage	(13,030)	(18,116)
Obsolescence	(2,194)	(758)

Inventory, net	$494,651	$502,787

Note 6 — Property and Equipment

Property and equipment are comprised of the following ($ in thousands):

	February 3, 2008	February 4, 2007	Estimated Useful Life
Land	$348	$348
Buildings	18,221	15,251	15 - 25 years
Leasehold improvements	165,380	159,070	Shorter of lease term or useful life
Furniture, fixtures and equipment	182,172	168,845	3 - 10 years
Property under capital leases	55,417	97,974	5 - 15 years or life of lease
Purchased software	12,725	10,829	5 years

	434,263	452,317

Less: accumulated depreciation and amortization	(269,148)	(277,908)

Property and equipment, net	$165,115	$174,409

Depreciation expense for property and equipment, including amortization of capital leases, totaled $40.7 million, $40.6 million and $36.6 million for fiscal 2007, fiscal 2006, and fiscal 2005, respectively. Accumulated amortization of property under capital leases totaled $38.6 million and $73.1 million at February 3, 2008 and February 4, 2007, respectively.

The Company evaluates the carrying value of long-lived assets on an annual basis to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and an impairment loss should be recognized. Such evaluation is based on the expected utilization of the related asset and the corresponding useful life.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Business Acquisition

On December 19, 2005, the Company acquired all of the outstanding stock of Murray’s, a private company headquartered in Belleville, Michigan, that operated 110 automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana. The purchase price was $180.9 million. As of January 29, 2006, $2.8 million of the purchase price was recorded in other accrued liabilities, of which all was paid during fiscal 2007. The Murray’s acquisition complemented the Company’s existing operations and expanded the Company’s markets served from 19 to 22 states. The acquisition was funded from borrowings under a $325.0 million senior secured asset-based revolving credit facility and from the issuance of the 6 3/4% senior exchangeable notes. See Note 8 — Goodwill and Other Intangible Assets.

This transaction has been accounted for in accordance with SFAS No. 141, Business Combinations, and accordingly the financial position and results of operations have been included in the Company’s operations since the date of acquisition. In accordance with SFAS No. 141, the purchase price was allocated to the fair value of the assets acquired and liabilities assumed, including identifiable intangible assets. The allocation of purchase price resulted in an inventory fair value adjustment of $2.8 million, which was expensed to cost of sales in fiscal 2005 and 2006 corresponding to the periods in which the inventory was sold. The excess of purchase price over the fair value of net assets acquired resulted in $104.5 million of non-tax deductible goodwill primarily related to the anticipated future earnings and cash flows of the Murray’s retail stores, as well as cost reductions management expects as a result of integrating administrative functions (including operations, finance, human resources, purchasing and information technology). Of the $59.1 million of identifiable intangible assets, $49.4 million was assigned to Murray’s trade name and trademarks (with a life of 30 years), $9.3 million was assigned to leasehold interests (with an average life of 17 years) and $0.4 million was assigned to customer relationships (with a life of 10 years). In addition, the Company recorded a $7.5 million liability for leasehold interests for operating leases that had rental commitments in excess of current market conditions (with an average life of 18 years).

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The final purchase price allocation recorded in fiscal 2005 was as follows ($ in thousands):

Cash and cash equivalents	$480
Receivables	2,963
Inventories	51,363
Deferred income taxes	3,628
Prepaids and other assets	2,872

61,306
Property and equipment	20,041
Trade name and trademarks	49,400
Customer relationships	370
Leasehold interests	9,324
Goodwill	104,541
Other long-term assets	65

Total assets acquired	245,047

Accounts payable and accrued liabilities	36,494
Unfavorable leasehold interests	7,482
Deferred income taxes	19,320
Other liabilities	804

Total liabilities assumed	64,100

Fair value of net assets acquired	$180,947

Employee termination and relocation costs have been recorded in the above purchase price allocation. As of the acquisition date, the Company began to formulate a plan to terminate or relocate certain Murray’s employees. The Company has finalized the appropriate staffing levels in Murray’s departments (including operations, finance, human resources, purchasing and information technology) and the experience levels required to perform certain general and administrative functions, and paid approximately $1.2 million in severance and relocation costs in fiscal 2006. The Company did not close any Murray’s stores as a result of the acquisition.

In August 2006, the Company purchased a franchised Murray’s store for approximately $1.8 million. Net of liabilities assumed, the Company paid approximately $1.5 million in cash and recorded $1.4 million in goodwill.

Note 8 — Goodwill and Other Intangible Assets

The Company completed its annual goodwill impairment test as of February 3, 2008, the last day of the fiscal year, and determined that no impairment of goodwill existed. Under SFAS No. 142, the Company’s stores, including the Murray’s stores acquired in fiscal 2005, are considered components with similar economic characteristics which can be aggregated into one reporting unit for goodwill impairment testing.

The Company’s intangible assets, excluding goodwill, consist of favorable leasehold interests, license agreement, trade names and trademarks, and customer relationship intangibles resulting from business acquisitions. Amortization expense related to intangible assets is computed on a straight-line basis over the respective useful lives. Leasehold interests associated with store closures are written off at the time of closure.

In August 2006, the Company purchased a franchised Murray’s store which resulted in $1.4 million of goodwill. See Note 7 — Business Acquisition.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Of the $59.1 million of identifiable intangible assets resulting from the fiscal 2005 acquisition of Murray’s, $49.4 million was assigned to Murray’s trade name and trademarks (with a life of 30 years), $9.3 million was assigned to leasehold interests asset (with an average life of 17 years) and $0.4 million was assigned to customer relationships (with a life of 10 years). The excess purchase price over identifiable tangible and intangible assets was approximately $104.5 million, which was recorded as goodwill. See Note 7 — Business Acquisition.

The changes in intangible assets, including goodwill, for fiscal 2007 are as follows ($ in thousands):

	Carrying Value as of February 4, 2007	Additions	Amortization	Adjustments	Carrying Value as of February 3, 2008
Amortized intangible assets:
Leasehold interests	$28,655	$—	$—	$(1,772)	$26,883
Accumulated amortization	(12,162)	—	(1,877)	1,471	(12,568)

	16,493	—	(1,877)	(301)	14,315

License agreement	4,417	—	—	—	4,417
Accumulated amortization	(1,274)	—	(631)	—	(1,905)

	3,143	—	(631)	—	2,512

Trade names and trademarks	49,400	—	—	—	49,400
Accumulated amortization	(1,858)	—	(1,642)	—	(3,500)

	47,542	—	(1,642)	—	45,900

Customer relationships	370	—	—	—	370
Accumulated amortization	(41)	—	(37)	—	(78)

	329	—	(37)	—	292

Amortized intangibles, net	67,507	—	(4,186)	(301)	63,020

Unamortized intangible assets:
Goodwill	224,937	—	—	—	224,937

Total intangible assets, net	$292,444	$—	$(4,186)	$(301)	$287,957

Amortization expense for intangible assets totaled $4.2 million, $4.3 million and $2.1 million for fiscal 2007, fiscal 2006, and fiscal 2005, respectively. Accumulated amortization of intangible assets totaled $18.0 million and $15.3 million at February 3, 2008 and February 4, 2007, respectively.

Estimated amortization expense relating to intangible assets for the next five years is listed below ($ in thousands):

Fiscal 2008	$3,993
Fiscal 2009	3,800
Fiscal 2010	3,666
Fiscal 2011	3,521
Fiscal 2012	2,729
Thereafter	45,311

$63,020

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Store Closing Costs

On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, the Company analyzes sales trends, geographical and competitive factors to determine the viability and future profitability of its store locations. If a store location does not meet the Company’s required performance criteria, it is considered for closure. As a result of past acquisitions, the Company has closed numerous stores due to overlap with previously existing store locations.

The Company accounts for the costs of closed stores in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, the fair value of future costs of operating lease commitments for closed stores are recorded as a liability at the date the Company ceases operating the store. Fair value of the liability is the present value of future cash flows discounted by a credit-adjusted risk free rate. Accretion expense represents interest on the Company’s recorded closed store liabilities and is calculated by using the same credit-adjusted risk free rate used to discount the cash flows. In addition, SFAS No. 146 also requires that the amount of remaining lease payments owed be reduced by estimated sublease income (but not to an amount less than zero). Sublease income in excess of costs associated with the lease is recognized as it is earned and included as a reduction to operating and administrative expenses in the accompanying financial statements.

The allowance for store closing costs is included in accrued expenses and other long-term liabilities in the accompanying financial statements and represents the discounted value of the following future net cash outflows related to closed stores: (1) future rents and other contractual expenses to be paid over the remaining terms of the lease agreements for the stores (net of estimated sublease income) and (2) lease commissions associated with obtaining store subleases. Certain operating expenses related to closed stores, such as utilities and repairs, are expensed as incurred and the Company does not incur employee termination costs when stores are closed. In addition, the Company expenses as incurred and reports as store closing costs operating expenses it incurs when closing a store. These expenses include temporary labor and transportation costs for inventory, fixtures and other assets owned in the store being closed.

The following tabular presentation provides detailed information regarding the Company’s SFAS No. 146 store closing costs ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
SFAS No. 146 liability balance, beginning of year	$4,911	$7,033	$7,774

SFAS No. 146 provision for contractual obligations, net of estimated sublease income for stores closed during the period	1,754	258	246
Revisions in SFAS No. 146 estimates	(474)	112	1,505
Accretion	231	306	420

SFAS No. 146 store closing costs expensed in the period	1,511	676	2,171

Purchase accounting adjustments — Murray’s Discount Auto Stores	—	—	324

Payments:
Contractual obligations, net of sublease recoveries	(2,333)	(2,383)	(2,235)
Sublease commissions and buyouts	(1,062)	(415)	(1,001)

Total payments	(3,395)	(2,798)	(3,236)

SFAS No. 146 liability balance, end of year	$3,027	$4,911	$7,033

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Store closing costs incurred during the periods are comprised of ($ in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
SFAS No. 146 store closing costs expensed in the period	$1,511	$676	$2,171
Period costs related to closed stores	472	811	732

Total store closing costs	$1,983	$1,487	$2,903

During fiscal 2007, the Company recorded the following: (1) $1.8 million in SFAS No. 146 charges associated with fiscal 2007 store closures for stores with contractual lease obligations remaining at the closure date; (2) $0.5 million reduction in expense resulting from revisions in SFAS No. 146 estimates, primarily as a result of increases in sublease rent and buyouts of certain store leases at a cost less than the recorded liability for these closed stores; and (3) $0.2 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, the Company incurred $0.5 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

The $1.8 million SFAS No. 146 provision described above includes costs for the five Pay N Save stores the Company closed during fiscal 2007. The Company previously operated five value concept retail stores under the Pay N Save brand name in the Phoenix, Arizona metropolitan area. The Pay N Save concept provided the Company with the ability to experiment with new products to determine the level of customer demand before committing to purchase and offer the products in the CSK stores. As a part of its continuing review of store results, the Company made the decision to close the Pay N Save stores. All stores were closed during the fiscal year ending February 3, 2008.

During fiscal 2006, the Company recorded the following: (1) $0.3 million in SFAS No. 146 charges associated with fiscal 2006 store closures for stores with contractual lease obligations remaining at the closure date; (2) $0.1 million of expense resulting from revisions in SFAS No. 146 estimates; and (3) $0.3 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, the Company incurred $0.8 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

During fiscal 2005, the Company recorded the following: (1) $0.2 million in SFAS No. 146 charges associated with fiscal 2005 store closures for stores with contractual lease obligations remaining at the closure date; (2) $1.5 million of expense resulting from revisions in SFAS No. 146 estimates, primarily related to stores that were subleased and became vacant as well as rent increases in master lease agreements; and (3) $0.4 million associated with accretion expense relating to the discounting of closed store liabilities. In addition, the Company incurred $0.7 million of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

At February 3, 2008, the Company’s $3.0 million liability for store closing costs consisted of ($ in thousands):

Future contractual commitments for rent and occupancy expenses	$19,938
Estimated sublease income, net of sublease commissions	(16,458)
Accretion expense to be recognized in future periods	(453)

Total liability for store closing costs	$3,027

Stores are included in the liability for store closing costs when a store is closed with a remaining contractual obligation under a lease agreement. Stores that are closed at the end of a contractual lease period are not included in the Company’s liability for store closing costs. It is the Company’s practice to sublease or attempt to sublease any

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vacant locations for which it maintains a contractual lease obligation. Locations are removed from the liability for store closing costs when the contractual lease agreement has expired or is terminated through early buyout.

Location activity for stores and service centers included in the liability for store closing costs is as follows:

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Number of closed locations, beginning of period	175	183	195

Locations added during the period	7	9	5
Locations removed during the period	(34)	(17)	(17)

Net locations added (removed) during the period	(27)	(8)	(12)

Number of closed locations, end of period	148	175	183

As of February 3, 2008, 148 locations were included in the allowance for store closing costs, consisting of 97 store locations and 51 service centers. Of the store locations, 14 locations were vacant and 83 locations were subleased. Of the service centers, 3 were vacant and 48 were subleased. Approximately 63 locations included in the liability at the end of fiscal 2007 have contractual lease terms that expire in fiscal 2008.

Note 10 — Long-Term Debt

Overview

Outstanding debt, excluding capital leases, is as follows ($ in thousands):

	February 3, 2008	February 4, 2007
Term loan facility	$345,647	$349,125
Senior credit facility	46,500	52,000
6 3/4% senior exchangeable notes(1)	94,635	93,061
Seller financing arrangements	16,189	13,279

Total debt	502,971	507,465
Less: Current portion of term loan facility	3,444	3,478
Senior credit facility	46,500	52,000
Current maturities of seller financing arrangements	607	620

Total debt (non-current)	$452,420	$451,367

(1)	Carrying balance reduced by discount of $5.4 million and $6.9 million at February 3, 2008 and February 4, 2007, respectively, in accordance with EITF No. 06-6.

Term Loan Facility

In the second quarter of fiscal 2006, Auto entered into a $350.0 million term loan facility (“Term Loan Facility”). The loans under the Term Loan Facility (“Term Loans”) bear interest at a base rate or the LIBOR rate, plus a margin that fluctuates depending upon the Company’s corporate rating. At February 3, 2008, loans under the Term Loan Facility bore interest at 11.625%. The Term Loans are guaranteed by the Company and CSKAUTO.COM, Inc., a wholly owned subsidiary of Auto. The Term Loans are secured by a second lien security interest in certain assets,

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily inventory and receivables, of Auto and the guarantors and by a first lien security interest in substantially all of their other assets. The Term Loans call for repayment in consecutive quarterly installments, which began on December 31, 2006, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans, with the balance payable in full on June 30, 2012 which is the sixth anniversary of the closing date. Issuance costs incurred in fiscal 2006 associated with the Term Loan Facility were approximately $10.7 million and are being amortized over the six-year term of the facility.

On October 10, 2007, the Company entered into the third amendment to the Term Loan Facility. An amendment fee of approximately $0.9 million was paid in connection with this amendment and the cost is being amortized over the remaining term of the Term Loan Facility. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest by either 0.25% or 0.50% and changed the basis for determining the spread amount from the rating of the Term Loans to the Company’s corporate rating. Based on the Company’s corporate rating at the time of the amendment, the interest rate on funds borrowed under the Term Loan Facility increased by 0.50% as a result of the amendment. The amendment also altered certain covenant provisions, which were subsequently amended by a fourth amendment to the Term Loan Facility.

On December 18, 2007, the Company entered into a fourth amendment to the Term Loan Facility. An amendment fee of approximately $3.5 million was paid in connection with this amendment and the cost is being amortized over the remaining term of the Term Loan Facility. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Facility accrue interest to 5.00%, 6.00% or 7.00% in the case of loans bearing interest based on the LIBOR rate, and 4.00%, 5.00% or 6.00%, in the case of loans bearing interest at a base rate, in each case depending on the Company’s then-current corporate ratings. At December 18, 2007, the applicable interest rate under the Facility became LIBOR plus 5%, an increase of 1.25%, as a result of the amendment. The amendment also modified the minimum fixed charge coverage ratios and the maximum leverage ratios contained in the Term Loan Facility for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008.

In addition to the covenant and interest rate changes, the fourth amendment added a prepayment penalty with respect to optional prepayments and mandatory prepayments required in connection with debt and equity issuances, asset sales and recovery events, equal to 1% of any loans under the Term Loan Facility that are prepaid prior to the second anniversary of the fourth amendment. The amendment also added the option, the availability of which depends on the Company’s then-current corporate ratings, to pay in kind 50 basis points per annum or 100 basis points per annum, depending on the Company’s then-current corporate ratings, of any interest accruing on and after January 8, 2008 by adding such amount to the principal of the loans under the Term Loan Facility as of the interest payment date on which such interest payment is due. The amendment also added a limitation on annual capital expenditures by the Company of $25 million for each of fiscal 2008 and fiscal 2009, which is less than the Company has spent historically, provided that any portion of such amount not expended in fiscal 2008 may be carried over for expenditure during the first two quarters of fiscal 2009.

The Term Loan Facility contains, among other things, limitations on liens, indebtedness, mergers, disposition of assets, investments, payments in respect of capital stock, modifications of material indebtedness, changes in fiscal year, transactions with affiliates, lines of business, and swap agreements. Auto is also subject to financial covenants under the Term Loan Facility measuring its performance against standards set for leverage and fixed charge coverage. Under the maximum leverage covenant (total debt to EBITDA) contained in the Term Loan Facility, as amended on December 18, 2007 to increase the maximum leverage ratios permitted under the Facility, at February 3, 2008, the Company would have only been permitted to have $110.9 million of additional debt outstanding, regardless of which facility such debt was borrowed under.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Credit Facility — Revolving Line of Credit

At February 3, 2008 and February 4, 2007, Auto had a $325.0 million senior secured revolving line of credit (“Senior Credit Facility”). Auto is the borrower under the agreement, and it is guaranteed by the Company and CSKAUTO.COM, Inc. Borrowings under the Senior Credit Facility bear interest at a variable interest rate based on one of two indices, either (i) LIBOR plus an applicable margin that varies (1.25% to 1.75%) depending upon Auto’s average daily availability under the agreement measured using certain borrowing base tests, or (ii) the Alternate Base Rate (as defined in the agreement). At February 3, 2008, loans under the Senior Credit Facility bore interest at a weighted average rate of 5.30%. The Senior Credit Facility matures in July 2010.

During the second quarter of fiscal 2006 and during fiscal 2007, the Company entered into several waivers under the Senior Credit Facility that allowed it to delay filing certain periodic reports with the SEC. Upon the filing of the Quarterly Report for the second quarter of fiscal 2007 on October 12, 2007, the Company had filed all previously delinquent periodic SEC filings, and the waiver of the filing deadlines described above terminated.

Availability under the Senior Credit Facility is limited to the lesser of the revolving commitment of $325.0 million and an amount determined by a borrowing base limitation. The borrowing base limitation is based upon a formula involving certain percentages of eligible inventory and accounts receivable owned by Auto. As a result of the limitations imposed by the borrowing base formula, at February 3, 2008, Auto could borrow up to $161.7 million in addition to the $46.5 million borrowed under the Senior Credit Facility at February 3, 2008 and the $29.4 million of stand-by letters of credit outstanding under the Senior Credit Facility at that date. However, the maximum leverage covenant of the Term Loan Facility described above limits the total amount of indebtedness the Company can have outstanding and, as of February 3, 2008, would have only permitted approximately $110.9 million of additional borrowings, regardless of which facility they were borrowed under.

Loans under the Senior Credit Facility are collateralized by a first priority security interest in certain of the Company’s assets, primarily inventory and accounts receivable, and a second priority security interest in certain of the Company’s other assets. The Senior Credit Facility contains negative covenants and restrictions on actions by Auto and its subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness. In addition, Auto is, under certain circumstances not applicable for the year ended February 3, 2008, subject to a minimum ratio of consolidated earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, to fixed charges (as defined in the agreement, the “Fixed Charge Coverage Ratio”) under a Senior Credit Facility financial maintenance covenant. However, under the second waiver the Company entered into during fiscal 2006 and under all subsequent waivers, Auto was required to maintain a minimum 1:1 Fixed Charge Coverage Ratio imposed by such waivers until the termination of such waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers.

6 3/4% Notes

The Company has $100.0 million of 6 3/4% senior exchangeable notes (“6 3/4% Notes”) outstanding. In June 2006, the Company commenced a cash tender offer and consent solicitation with respect to its then $100.0 million of 4 5/8% senior exchangeable notes (“4 5/8% Notes”) as a result of the Company’s inability to timely file its fiscal 2005 consolidated financial statements with the SEC as a result of both the Audit Committee-led investigation and the need to restate its financial statements. The Company did not purchase any notes in the tender offer because holders of a majority of the outstanding 4 5/8% Notes did not tender in the offer prior to its expiration date. The Company later obtained the consent of the holders of a majority of the 4 5/8% Notes to enter into a supplemental indenture to the indenture under which the 4 5/8% Notes were originally issued that (i) waived any default arising from Auto’s failure to file certain financial information with the Trustee for the notes, (ii) exempted Auto from compliance with the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SEC filing covenants in the indenture until June 30, 2007, (iii) increased the interest rate of the notes to 6 3 /4% per year until December 15, 2010 and 6 1/2% per year thereafter, and (iv) increased the exchange rate of the notes from 49.8473 shares of the Company’s common stock per $1,000 principal amount of notes to 60.6061 shares of the Company’s common stock per $1,000 principal amount of notes. All other terms of the indenture are unchanged. Costs associated with the tender offer and supplemental indenture were approximately $0.5 million and were recognized in operating and administrative expenses in the second quarter of fiscal 2006. Under the registration rights agreement (see below), additional interest of 25 basis points began to accrue on the 6 3/4% Notes in March 2006 and increased to 50 basis points in June 2006. In total, the Company incurred approximately $1.5 million in additional interest expense in fiscal 2006 related to the increase in the coupon interest rate to 6 3/4% and the additional interest expense under the registration rights agreement.

Also, in accordance with EITF No. 06-6, Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments, the changes to the 6 3/4% Notes were recorded in fiscal 2006 as a modification, not an extinguishment, of the debt. The Company recorded the increase in the fair value of the exchange option as a debt discount with a corresponding increase to additional paid-in-capital in stockholders’ equity. The debt discount was $7.7 million and is being amortized to interest expense following the interest method to the first date the noteholders could require repayment. Total amortization on the debt discount was $0.8 million for the year ended February 4, 2007 and $1.6 million for the year ended February 3, 2008.

The 6 3/4% Notes are exchangeable into cash and shares of the Company’s common stock. Upon exchange of the 6 3/4% Notes, the Company will deliver cash equal to the lesser of the aggregate principal amount of notes to be exchanged and the Company’s total exchange obligation and, in the event the Company’s total exchange obligation

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeds the aggregate principal amount of notes to be exchanged, shares of the Company’s common stock in respect of that excess. The following table sets forth key terms of the 6 3/4% Notes:

Terms	6 3/4% Notes
Interest Rate	6.75% per year until December 15, 2010; 6.50% thereafter

Exchange Rate	60.6061 shares per $1,000 principal (equivalent to an initial exchange price of approximately $16.50 per share)

Maximum CSK shares exchangeable	6,060,610 common shares, subject to adjustment in certain circumstances

Maturity date	December 15, 2025

Guaranteed by	CSK Auto Corporation and all of Auto’s present and future domestic subsidiaries, jointly and severally, on a senior basis

Dates that the noteholders may require Auto to repurchase some or all for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest

December 15, 2010, December 15, 2015, and December 15, 2020 or following a fundamental change as described in the indenture

Issuance costs being amortized over a 5-year period, corresponding to the first date the noteholders could require repayment	$3.7 million

Auto will not be able to redeem notes	Prior to December 15, 2010

Auto may redeem for cash some or all of the notes	On or after December 15, 2010, upon at least 35 calendar days notice

Redemption price	Equal to 100% of the principal amount plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date

Prior to their stated maturity, the 6 3/4% Notes are exchangeable by the holder only under the following circumstances:

•

During any fiscal quarter (and only during that fiscal quarter) commencing after January 29, 2006, if the last reported sale price of the Company’s common stock is greater than or equal to 130% of the exchange price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	If the 6 3/4% Notes have been called for redemption by Auto; or

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Upon the occurrence of specified corporate transactions, such as a change in control, as described in the indenture under which the 6 3/4% Notes were issued.

If the 6 3/4% Notes become exchangeable, the corresponding debt will be reclassified from long-term to current for as long as the notes remain exchangeable.

EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, provides guidance for distinguishing between permanent equity, temporary equity, and assets and liabilities. The embedded exchange feature in the 6 3/ 4% Notes provides for the issuance of common shares to the extent the Company’s exchange obligation exceeds the debt principal. The share exchange feature and the embedded put options and call options in the debt instrument meet the requirements of EITF No. 00-19 to be accounted for as equity instruments. As such, the share exchange feature and the embedded options have not been accounted for as derivatives (which would be marked to market each reporting period). In the event the 6 3/4% Notes are exchanged, the exchange will be accounted for in a similar manner to a conversion with no gain or loss, as the cash payment of principal reduces the liability equal to the face amount of the 6 3/4% Notes recorded at the time of their issuance. Any accrued interest on the debt will not be paid separately upon an exchange and will be reclassified to equity. Incremental net shares for the 6 3/4% Notes exchange feature were not included in the diluted earnings per share calculation for the year ended February 3, 2008, since the Company’s average common stock price did not exceed $16.50 per share for this period.

The Company entered into a registration rights agreement with respect to the 6 3/4% Notes and the underlying shares of its common stock into which the 6 3/4% Notes are potentially exchangeable. Under its terms, as the Company failed to meet certain filing and effectiveness deadlines with respect to the registration of the 6 3/4% Notes and the underlying shares of its common stock, the Company was paying additional interest of 50 basis points on the 6 3/4% Notes until the earlier of the date the 6 3/4 % Notes were no longer outstanding or the date two years after the date of their issuance. The latter condition was met during the fourth quarter of fiscal 2007 and, accordingly, the Company is no longer paying additional interest of 50 basis points on the 6 3/4% Notes.

3 3/8% Notes and 7% Notes

The Company’s inability to timely file its fiscal 2005 consolidated financial statements with the SEC as a result of both the Audit Committee-led investigation and the need to restate its financial statements created potential default implications under the Company’s borrowing agreements. As a result, in fiscal 2006, the Company completed a tender offer for its 7% senior subordinated notes (“7% Notes”), in which the Company repurchased $224.96 million of the 7% Notes, and the Company repaid all $125.0 million of its 3 3/8% senior exchangeable notes (“3 3/8% Notes”) upon the acceleration of their maturity using proceeds from the Company’s $350.0 million Term Loan Facility. Unamortized deferred financing fees relating to the 7% Notes at the time of purchase were $4.5 million and costs associated with the tender offer were $0.6 million both of which were recognized as a loss on debt retirement during the second quarter of fiscal 2006. Unamortized deferred financing fees at the time of repayment of the 3 3/8% Notes were $4.0 million and costs were approximately $0.1 million, both of which were also recognized as a loss of debt retirement during the second quarter of fiscal 2006.

In fiscal 2005, the Company completed the following transactions: (1) the issuance of $125.0 million of 3 3/8% Notes and the purchase of a call option and issuance of a warrant for shares of the Company’s common stock in connection with the issuance of the 3 3/8% Notes, (2) the establishment of the $325.0 million Senior Credit Facility, and (3) the issuance of $100.0 million of 4 5/8% Notes. The Company used the proceeds from the issuance of the 3 3/8% Notes, borrowings under the Senior Credit Facility and cash on-hand to repay in full $251.2 million of indebtedness outstanding under its previously existing senior credit facility (including accrued and unpaid interest), repurchase approximately $25.0 million of its common stock and pay fees and expenses directly related to the transactions. In connection with the early termination of its prior senior credit facility, the Company recorded a $1.6 million loss on debt retirement resulting from the write-off of certain deferred financing fees. The Company

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used the proceeds from the issuance of the 4 5/8% Notes, borrowings under the Senior Credit Facility and cash on-hand to acquire Murray’s in December 2005 for approximately $180.9 million.

In connection with the issuance of the 3 3/ 8% Notes, the Company paid $27.0 million to a counterparty to purchase a call option designed to mitigate the potential dilution from the exchange of the 3 3/8% Notes. Under the call option, as amended, the Company had an option to purchase from the counterparty 5,414,063 shares, subject to adjustment, of its common stock at a price of $23.09 per share, which was equal to the initial exchange price of the 3 3/8% Notes. The Company received an aggregate of $17.8 million of proceeds from the same counterparty relating to the sale of warrants to acquire, subject to adjustment, up to 5,414,063 shares of its common stock. The warrants were exercisable at a price of $26.29 per share. Both the call option and warrant transactions had five-year terms. The call option and warrant transactions were each to be settled through a net share settlement to the extent that the price of the Company’s common stock exceeds the exercise price set forth in the agreements. The Company’s objective with these transactions was to reduce the potential dilution of its common stock upon an exchange of the 3 3/ 8% Notes. The Company accounted for the call option and the warrant as equity under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The embedded exchange feature in the 3 3/8% Notes providing for the issuance of common shares to the extent the Company’s exchange obligation exceeded the debt principal, the embedded put options and the call options in the debt as well as the separate freestanding call options and the warrants associated with the 3 3/8% Notes each met the requirements of EITF No. 00-19 to be accounted for as equity instruments. As such, the share exchange feature, the put options and call options embedded in the debt and the separate freestanding call options and the warrants have not been accounted for as derivatives (which would be marked to market each reporting period). In the event the 3 3/8% Notes were exchanged, the exchange was to be accounted for in a similar manner to a conversion with no gain or loss (as the cash payment of principal reduces the recorded liability issued at par) and the issuance of common shares would have been recorded in stockholders’ equity. Any accrued interest on the debt would not be paid separately upon an exchange and would be reclassified to equity. In addition, the premium paid for the call option and the premium received for the warrant were recorded as additional paid-in capital in the accompanying consolidated balance sheet and were not accounted for as derivatives (which would be marked to market each reporting period). Incremental net shares for the 3 3/8% Notes exchange features and the warrant agreements were to be included in the Company’s future diluted earnings per share calculations for those periods in which its average common stock price exceeded $23.09 in the case of the 3 3/8% Notes, and $26.29 in the case of the warrants. The purchased call option was anti-dilutive and was excluded from the diluted earnings per share calculation.

As discussed above, in July 2006, the Company repaid all the 3 3/8% Notes upon the acceleration of their maturity. As a result, in September 2006, the equity call option and warrant contracts were terminated and settled with the counterparty. The Company elected a cash settlement and received approximately $3.0 million for the call option and paid $1.4 million for the warrant contract. These amounts represented the fair value of the contracts at the termination date and were recorded as additional paid-in capital in fiscal 2006.

Seller Financing Arrangements

Seller financing arrangements relate to debt established for stores in which the Company was the seller-lessee and did not recover substantially all construction costs from the lessor. In those situations, the Company recorded its total cost in property and equipment and amounts funded by the lessor as a debt obligation in the accompanying balance sheet in accordance with EITF No. 97-10, The Effect of Lessee Involvement in Asset Construction. A portion of the rental payments made to the lessor is charged to interest expense and reduces the corresponding debt based on amortization schedules.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt Covenants

Certain of the Company’s debt agreements at February 3, 2008 contained negative covenants and restrictions on actions by the Company and its subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness.

Auto is, under certain circumstances not applicable during the year ended February 3, 2008, subject to a minimum Fixed Charge Coverage Ratio under a Senior Credit Facility financial maintenance covenant. However, under the second waiver the Company entered into during the second quarter of fiscal 2006 and under all subsequent waivers, a minimum 1:1 Fixed Charge Coverage Ratio was required until the termination of such waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers. For the twelve months ended February 3, 2008, the Company would have been in compliance with this ratio had it been applicable. See “Senior Credit Facility — Revolving Line of Credit” above.

The Term Loan Facility contains certain financial covenants, one of which is the requirement of a minimum fixed charge coverage ratio (as defined in the Term Loan Facility). At February 3, 2008, the minimum fixed charge coverage ratio was 1.25:1 for the fourth quarter of fiscal 2007, 1.20:1 for the first quarter of fiscal 2008, 1.15:1 for the second quarter of fiscal 2008, 1.20:1 for the third and fourth quarters of fiscal 2008, and 1.45:1 thereafter. For the twelve months ended February 3, 2008, the Company’s actual ratio was 1.37:1. The ratios for fiscal 2007 and 2008 reflect the December 18, 2007 fourth amendment to the Term Loan Facility.

The Term Loan Facility also requires that a leverage ratio test be met. The December 18, 2007 fourth amendment to the Term Loan Facility increased the maximum leverage ratios permitted under the Term Loan Facility for the fourth quarter of fiscal 2007 and for each of the quarters of the fiscal year ending February 1, 2009 (“fiscal 2008”). The amendment increased the maximum leverage ratios as of February 3, 2008 to 5.30:1 for the fourth quarter of fiscal 2007, 5.80:1 for the first quarter of fiscal 2008, 6.00:1 for the second quarter of fiscal 2008, 5.75:1 for the third quarter of fiscal 2008, and 4.50:1 for the fourth quarter of fiscal 2008, while leaving all other ratios unchanged. The leverage ratios decline to 3.25:1 after the end of fiscal 2008 and further decline to 3.00:1 at the end of fiscal 2009. As of February 3, 2008, the Company’s actual leverage ratio was 4.37:1.

Based on the Company’s current financial forecast for fiscal 2008, the Company believes it will remain in compliance with the financial covenants of the Senior Credit Facility and Term Loan Facility during fiscal 2008. A significant decline in its net sales or gross margin from what is currently forecasted or anticipated could limit the effectiveness of discretionary actions management could take to maintain compliance with the financial covenants in fiscal 2008. Although the Company does not expect such significant declines to occur, if they did occur, it may seek to obtain a covenant waiver or amendment from its lenders or seek a refinancing, all of which the Company believes are viable options for the Company should the Acquisition not occur. However, there can be no assurances a waiver or amendment could be obtained or a refinancing could be achieved.

The maximum leverage ratio permitted in the first quarter of fiscal 2009 decreases significantly to 3.25:1 from 5.75:1 in the third quarter of fiscal 2008 and 4.50:1 in the fourth quarter of fiscal 2007. Based on the Company’s current financial forecast, it does not expect to be able to satisfy this covenant for the first quarter of fiscal 2009. See Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness.

A breach of the covenants or restrictions contained in the Company’s debt agreements could result in an event of default thereunder. Upon the occurrence and during the continuance of an event of default under the Company’s Senior Credit Facility or the Term Loan Facility, the lenders could elect to terminate the commitments thereunder (in the case of the Senior Credit Facility only), declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable and exercise the remedies of a secured party against the collateral

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted to them to secure such indebtedness. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under either the Senior Credit Facility or the Term Loan Facility accelerate the payment of the indebtedness due thereunder, the Company cannot be assured that its assets would be sufficient to repay in full that indebtedness, which is collateralized by substantially all of its assets. At February 3, 2008, the Company was in compliance with the covenants under all its debt agreements.

Restrictions on Paying Dividends and Movement of Funds

Under the Senior Credit Facility and the Term Loan Facility, Auto is prohibited from declaring dividends or making other distributions with respect to its stock, subject to certain exceptions, including an exception permitting stock dividends. However, Auto may make distributions to the Company so that the Company may take certain actions, including, without limitation, payments of franchise taxes, other fees required to maintain its corporate existence, operating costs and income taxes, repurchases of the Company’s stock from former employees (subject to a dollar limitation), certain loans to employees and up to $25.0 million of other stock repurchases or redemptions, subject to certain conditions.

Long-Term Debt Maturities

As of February 3, 2008, the maturities of long-term debt, excluding capital leases, were as follows ($ in thousands):

Fiscal 2008(1)	$50,551
Fiscal 2009	4,111
Fiscal 2010	98,932
Fiscal 2011	4,528
Fiscal 2012	333,476
Thereafter	11,373

$502,971

(1)	Includes the $46.5 million currently borrowed under the Senior Credit Facility.

Note 11 — Derivative Financial Instruments

During April 2004, the Company entered into an interest rate swap agreement to effectively convert $100.0 million of its then held 7% senior subordinated notes (“7% Notes”) to a floating rate, set semi-annually in arrears, equal to the six month LIBOR + 283 basis points. The agreement was for the term of the 7% Notes. The hedge was accounted for as a “fair value” hedge; accordingly, the fair value of the derivative and changes in the fair value of the underlying debt were reported on the Company’s consolidated balance sheet and recognized in the results of operations. Based upon the Company’s assessment of effectiveness of the hedge, changes in the fair value of this derivative and the underlying debt did not have a significant effect on the Company’s consolidated results of operations. The differential to be paid under the agreement was accrued consistent with the terms of the swap agreement and was recognized in interest expense over the term of the related debt.

In July 2006, after the Company had repurchased substantially all of the 7% Notes, the Company paid $11.1 million to terminate the swap agreement, representing $10.4 million of a fair value liability and $0.7 million of accrued interest. The $10.4 million was recognized as a loss on debt retirement during the second quarter of fiscal 2006.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of February 3, 2008, the Company has not entered into any derivative financial agreements.

Note 12 — Leases and Other Commitments

The Company leases its office and warehouse facilities, all but one of its retail stores, and most of its vehicles and equipment. Generally, store leases provide for minimum rentals and the payment of utilities, maintenance, insurance and taxes. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. The majority of lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each.

Operating lease rental expense is as follows ($ in thousands):

	Fiscal Year
	2007	2006	2005
Minimum rentals	$147,911	$140,484	$122,378
Contingent rentals	744	802	1,068
Sublease rentals	(7,503)	(7,955)	(8,306)

	$141,152	$133,331	$115,140

Future minimum lease obligations (income) under non-cancelable leases at February 3, 2008 are as follows ($ in thousands):

	Capital Leases	Operating Leases	Sublease Rentals
Fiscal 2008	$7,423	$152,431	$(5,249)
Fiscal 2009	5,723	136,347	(3,285)
Fiscal 2010	3,301	120,401	(2,253)
Fiscal 2011	1,340	106,493	(1,655)
Fiscal 2012	324	89,999	(807)
Thereafter	238	291,026	(1,005)

	$18,349	$896,697	$(14,254)

Less: amounts representing interest	(2,133)

Present value of obligations	16,216
Less: current portion	(6,351)

Long-term obligation	$9,865

On March 7, 2005, the Company entered into a five-year logistics services agreement with Penske Logistics (“Penske”) whereby Penske provides substantially all of transportation services needs for inventory movement between each of the Company’s distribution centers, warehouses and stores. Billings from Penske contain bundled fixed and variable components covering the costs of dispatching, drivers, fuel, maintenance, equipment and other costs of providing the services. Although the agreement has a five-year term, it is cancellable by either party at each anniversary date of the agreement. Should the Company cancel the agreement early without cause, it would be subject to certain costs of early termination. Amounts expensed to Penske for logistics services were approximately $22.3 million for fiscal 2007, $22.2 million for fiscal 2006, and $15.6 million for the period of March 7, 2005 through January 29, 2006.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Income Taxes

In June 2006, the FASB issued FIN 48 which was effective for the Company at the beginning of fiscal 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company adopted the provisions of FIN 48 on February 5, 2007. The adoption of FIN 48 resulted in no cumulative effect adjustment to retained earnings. As of February 3, 2008 and February 5, 2007 (the date of adoption), the Company had unrecognized tax benefits of approximately $9.8 million and $5.4 million, respectively. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows ($ in thousands):

Balance at February 5, 2007	$5,428
Additions for tax positions in prior periods	4,052
Additions for tax positions in current period	315

Balance at February 3, 2008	$9,795

The Company’s policy is to classify interest and penalties relating to unrecognized tax benefits as a component of income tax expense. As of February 3, 2008, the Company had not accrued any interest and penalties since sufficient net operating losses exist to offset any potential liability.

The total amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods was approximately $3.2 million and $3.1 million as of February 3, 2008 and February 5, 2007, respectively. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits during the next twelve months. The Company’s liability for unrecognized tax benefits is included in other non-current liabilities in the consolidated balance sheet.

Prior to the adoption of FIN 48, the Company recognized liabilities for anticipated income tax uncertainties based on its estimate of whether, and the extent to which, additional taxes will be due. If the Company ultimately determined that payment of these amounts would not be required, the Company reversed the liability and recognized a tax benefit during the period in which it was determined that the liability was no longer necessary. The Company recorded an additional charge in its provision for taxes in the period in which it was determined that the recorded tax liability was less than the Company expected the ultimate assessment to be.

The Company is subject to the following significant taxing jurisdictions: U.S. federal, Arizona, California, Colorado, Illinois, Michigan, and Minnesota. The Company has had net operating losses in various years dating back to the tax year 1993. The statute of limitation for a particular tax year for examination by the Internal Revenue Service is three years subsequent to the last year in which the loss carryover is finally used, and three to four years for the states of Arizona, California, Colorado, Illinois, Michigan and Minnesota. Accordingly, there are multiple years open to examination. The Internal Revenue Service has notified the Company they will be auditing the fiscal years ending January 30, 2005 and January 29, 2006.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes (excluding the $0.6 million deferred income tax benefit allocated to the cumulative effect of a change in accounting principle in fiscal 2006) is comprised of the following ($ in thousands):

	Fiscal Year
	2007	2006	2005
Current
Federal	$44	$596	$1,156
State	240	—	84

	284	596	1,240
Deferred
Federal	(7,024)	3,533	29,626
State	431	862	6,382

	(6,593)	4,395	36,008

Total	$(6,309)	$4,991	$37,248

The following table summarizes the differences between the Company’s expected and actual provision (benefit) for income taxes ($ in thousands):

	Fiscal Year
	2007	2006	2005
Income (loss) before income taxes	$(17,461)	$12,221	$95,038
Federal income tax rate	35%	35%	35%

Expected provision (benefit) for income taxes	(6,111)	4,277	33,263
Permanent wage add-back for federal tax credits	304	127	151
Permanent effect of stock based compensation	95	42	—
Other permanent differences including change in valuation allowance	675	359	(944)
State taxes, net of federal benefit	(590)	550	4,114
Changes to tax reserves	77	—	1,096
Tax credits	(759)	(364)	(433)

Actual provision (benefit) for income taxes	$(6,309)	$4,991	$37,247

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The current and non-current deferred tax assets and liabilities reflected in the balance sheet consist of the following ($ in thousands):

	February 3, 2008	February 4, 2007
Current deferred income taxes:
Store closing costs	$714	$999
Self-insurance reserves	9,648	8,489
Accrued employee benefits	6,842	7,320
Property taxes	—	(2,146)
Provision for bad debts	148	155
Tax loss carryforwards	1,400	7,861
Inventory valuation differences	15,619	21,456
Securities class action settlement	4,579	—
Other accrued expenses	11,685	3,402
Other	60	(246)
Valuation allowance	(46)	(790)

Total current deferred income tax asset	50,649	46,500

Non-current deferred income taxes:
Store closing costs	471	951
Accrued employee benefits	3,467	2,490
Capital lease expenditures	(1,674)	(1,712)
Deferred rent and incentives	15,093	10,939
Credits and other benefits	10,415	11,697
Depreciation and amortization	(49,403)	(48,004)
Tax loss carryforwards	36,061	32,216
Discount on exchangeable notes	(2,100)	(2,727)
Other	3,111	(688)
Valuation allowance	(61)	(962)

Total non-current deferred income tax asset	15,380	4,200

Net deferred tax asset	$66,029	$50,700

The Company has recorded deferred tax assets of approximately $37.5 million as of February 3, 2008, reflecting the benefit of federal and state tax net operating loss (“NOL”) carryforwards of approximately $103.4 million and $27.2 million, respectively. The federal carryforwards will expire beginning in 2021 and the state carryforwards will expire beginning in 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards.

Due to ownership changes from market trading in the Company’s common stock, the Company believes it had a statutory “ownership change” in January 2008, as defined under Section 382 of the Internal Revenue Code (“Section 382”). When a company undergoes such an ownership change, Section 382 limits the company’s future ability to utilize any NOL generated before the ownership change and, in certain circumstances, subsequently recognized “built-in” losses and deduction, if any, existing as of the date of the ownership change. Accordingly, the Company’s annual use of its federal and state NOLs that existed as of the date of the ownership change is limited to approximately $11.3 million. The Company had a prior Section 382 ownership change; however the Section 382 annual limitation arising from such ownership change was less restrictive than the one created by the January 2008 ownership change. The Company believes that it will be able to fully utilize its pre-January 2008 NOLs and other tax attributes in the future other than as noted below. The Company’s ability to utilize any new NOL arising after January 2008 is not affected by this 382 limitation.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although realization is not assured, management believes it is more likely than not that all the deferred tax assets will be realized with the exception of a portion of the state net operating losses, for which management has determined that a valuation allowance in the amount of $0.1 million is necessary at February 3, 2008.

Note 14 — Stock-Based Compensation and Other Employee Benefit Plans

Effective January 30, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, using the modified-prospective method and began recognizing compensation expense for its share-based compensation plans based on the fair value of the awards. Share-based payments include stock option grants, restricted stock and a share-based compensation plan under the Company’s long-term incentive plan (the “LTIP”). Prior to January 30, 2006, the Company accounted for its stock-based compensation plans as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the modified-prospective transition method of SFAS No. 123R, the Company has not restated prior periods.

The Company also provides various health, welfare and disability benefits to its full-time employees that are funded primarily by Company contributions. Other than for certain of its senior executives, the Company does not provide post-employment or post-retirement health care or life insurance benefits to its employees.

Long-Term Incentive Plan

In fiscal 2005, the Compensation Committee of the Company’s Board of Directors adopted the CSK Auto Corporation Long-Term Incentive Plan. The LTIP was established within the framework of the CSK Auto Corporation 2004 Stock and Incentive Plan, pursuant to which cash-based incentive bonus awards may be granted based upon the satisfaction of specified performance criteria. The Board also approved and adopted forms of Incentive Bonus Unit Award Agreements used to evidence the awards under the LTIP. Under the terms of the LTIP, participants (senior executive officers only) were awarded a certain number of incentive units that are subject to a four-year vesting period (25% per year, with the first vesting period ending in fiscal 2007) as well as stock performance criteria. Subject to specific terms and conditions governing a change in control of the Company, each incentive bonus unit, when vested, represents the participant’s right to receive cash payments from the Company on specified payment dates equal to the amounts, if any, by which the average of the per share closing prices of the Company’s common stock on the New York Stock Exchange over a specified period of time (after release by the Company of its fiscal year earnings) (the “measuring period”) exceeds $20 per share (which figure is subject to certain adjustments in the event of a change in the Company’s capitalization). The Company recorded $1.0 million, net of $0.6 million income tax benefit, as a cumulative effect of a change in accounting principle for the LTIP fair value liability upon the adoption of SFAS No. 123R on January 30, 2006. For the year ended February 3, 2008, the Company reduced the liability for the LTIP units by $1.2 million, as a result of the decrease in market price based on the decline in the Company’s stock price when compared to the previous fiscal year end. For the year ended February 4, 2007, the Company recognized $0.3 million of expense related to the LTIP units. The balance payable at February 3, 2008 is $0.8 million.

2004 Stock and Incentive Plan

In June 2004, the Company’s shareholders approved the CSK Auto Corporation 2004 Stock and Incentive Plan (the “Plan”), which replaces all of the following previously existing plans: (1) the 1996 Associate Stock Option Plan; (2) the 1996 Executive Stock Option Plan; (3) the 1999 Executive Stock Option Plan; and (4) the CSK Auto Corporation Directors Stock Plan. Approximately 1.9 million options to purchase shares of the Company’s common stock granted under these prior plans were still outstanding at the inception of the new Plan. These options can still be exercised by the grantees according to the provisions of the prior plans. Pursuant to the provisions of the Plan, any of these options which are cancelled under the prior plans will be added to shares available for issuance under the Plan.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Plan is administered by the Compensation Committee of the Company’s Board of Directors, which has broad authority in administering and interpreting the Plan. The Company believes the Plan promotes and closely aligns the interests of its employees and directors with its stockholders by permitting the award of stock-based compensation and other performance-based compensation. The Company believes the Plan will strengthen its ability to reward performance that enhances long-term stockholder value and to attract and retain outstanding employees and executives. Plan participation is limited to employees of the Company, any subsidiary or parent of the Company and directors of the Company.

The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, incentive bonuses and other stock unit awards. Under the Plan, the number and kind of shares as to which options, stock appreciation rights, restricted stock, stock units, incentive bonuses or other stock unit awards may be granted was 4.0 million shares of the Company’s common stock plus any shares subject to awards made under the prior plans that were outstanding on the effective date of the Plan. On November 8, 2007, the Company’s stockholders approved an amendment to the Plan that increased the number of shares of the Company’s common stock available for grant under the Plan by 1.5 million to a total of 5.5 million shares (plus any shares subject to awards made under the prior plans that were outstanding on the effective date of the Plan). The number of shares that can be granted for certain of the items listed above may be restricted per the Plan document. In no event will any option be exercisable more than 10 years after the date the option is granted. In general, the stock incentives vest in three years. As of February 3, 2008, there were approximately 2.1 million shares available for grant.

Options Activity

Activity in all of the Company’s stock option plans is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Remaining Contractual Term (Years)	Options Exercisable	Weighted Average Exercisable Price	Aggregate Intrinsic Value(1)
Balance at January 30, 2005	2,646,832	$13.92			964,898	$13.87	$7,269,000

Granted at market price	918,527	$15.92	$5.74
Exercised	(105,590)	$10.70
Cancelled	(252,360)	$17.94

Balance at January 29, 2006	3,207,409	$14.31			2,368,144	$14.56	$7,681,000

Granted at market price	626,236	$16.62	$6.35
Exercised	(91,963)	$13.05
Cancelled	(461,161)	$19.02

Balance at February 4, 2007	3,280,521	$14.12			2,353,327	$13.54	$7,938,000

Granted at market price	1,677,604	$12.13	$3.91
Exercised	(46,213)	$9.60
Cancelled	(1,076,120)	$12.69

Balance at February 3, 2008	3,835,792	$13.70		4.58	2,010,169	$14.35	$70,500

Ending Vested and Expected to Vest	3,329,097	$13.79		4.29			$70,500
Ending Exercisable	2,010,169	$14.35		2.82			$70,500

(1)	Based on the Company’s closing stock price of $8.98 on February 1, 2008.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about the Company’s stock options at February 3, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable	Weighted Average Exercisable Price	Aggregate Intrinsic Value
$ 5.73 - $10.15	304,343	4.05	$9.56	144,343	$9.04
$10.53 - $10.80	1,063,249	6.70	$10.79	4,950	$10.69
$10.93 - $13.32	868,201	2.26	$12.96	868,201	$12.96
$13.46 - $16.62	1,215,480	4.20	$16.26	908,156	$16.16
$16.62 - $19.83	384,519	5.57	$18.62	84,519	$18.50

$ 5.73 - $19.83	3,835,792	4.58	$13.70	2,010,169	$14.35	$70,500

For fiscal 2007, there was minimal intrinsic value for stock options exercised. For fiscal 2006 and 2005, the intrinsic value of stock options exercised was $0.3 million and $0.6 million, respectively. The weighted average grant date fair value for options granted for fiscal 2007, 2006, and 2005 was $6.6 million, $4.0 million, and $5.3 million, respectively.

In the fourth quarter of fiscal 2005, the Board of Directors approved the acceleration of the vesting of all “underwater” stock options (those stock options previously granted with exercise prices above $15.90, the market price of the Company’s stock on January 27, 2006) previously awarded to employees and executive officers. Option awards not “underwater” at January 27, 2006 and granted subsequent to the Board’s action are not included in the acceleration and will vest equally over the service period established in the award, typically three years. The primary purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon the adoption of SFAS No. 123R in the first quarter of fiscal 2006. The Company’s Board of Directors took this action with the belief that it was in the best interest of shareholders as it would reduce the Company’s reported non-cash compensation expense in future periods.

As a result of the vesting acceleration, options to purchase approximately 770,775 shares became exercisable immediately; however, restrictions on the sale of any such shares obtained by way of the exercise of accelerated options were imposed to minimize unintended personal benefits to the option holders. Sales of such shares may not occur until the original vesting dates, and sales of any such shares by officers and employees who terminate their employment with the Company (subject to certain exceptions in the case of retirement, death, disability and change of control) are disallowed for three years following the later of the date of their termination of employment or their exercise of the options.

The following table summarizes values for stock options exercised (in thousands):

	Fiscal Year
	2007	2006	2005
Cash received	$443	$1,196	$1,130
Tax benefits	$—	$—	$231

Restricted Stock Activity

During fiscal 2007 and 2006, the Company issued 262,686 shares and 71,147 shares of restricted stock, respectively, at an average market price of $12.27 and $16.62, respectively, to its executive officers and other associates pursuant to the Plan, which vest equally over a three year period.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity for the Company’s restricted stock is summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1)
Non-vested at February 4, 2007	128,309	$15.86		$—

Granted	262,686	$12.27
Released	(34,002)	$15.34
Cancelled	(75,372)	$12.81

Non-vested at February 3, 2008	281,621	$13.23	2.40	$—

(1)	Based on the Company’s closing stock price of $8.98 on February 1, 2008.

Retirement Program

The Company sponsors a 401(k) plan that is available to all employees who, up until December 31, 2006, had to have completed one year of continuous service to be eligible. Effective October 1, 1997, the Company matches from 40% to 60% of employee contributions in 10% increments, based on years of service, up to 4% of the participant’s base salary. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code (“IRC”) of 1986, as amended. The Company’s matching contributions totaled $2.0 million, $1.9 million and $1.5 million for fiscal 2007, 2006 and 2005 respectively. Effective January 1, 2007, the Company amended the 401(k) plan to provide immediate eligibility for participation at the date of hire if the employee is at least 21 years of age; however, no Company matching contributions vest until one year of plan participation (or three years of Company service).

The Company also sponsors the CSK Auto, Inc. Deferred Compensation Plan. This plan is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). For IRC and ERISA purposes, this plan is deemed to be “unfunded.” The Deferred Compensation Plan permits participants voluntarily to defer up to 50% of their salary and 100% of their annual bonus without regard to the limitations under the IRC applicable to the Company’s tax-qualified plans. In addition, any refunds resulting from non-discrimination testing of the Company’s 401(k) Plan will be automatically transferred from the participant’s 401(k) account to the Deferred Compensation Plan. Although the Company may also make matching contributions to a participant’s account under this plan (except for automatic transfers of excess Company matching contributions from a participant’s 401(k) plan account), the Company has not elected to do so. Deferred amounts and any matching contributions under the Deferred Compensation Plan are 100% vested at all times, and are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the plan. Benefits are payable at retirement in either a lump sum or installments for up to 12 years. Benefits upon a termination of employment prior to retirement are payable only in a lump sum.

Supplemental Retirement Plan Agreement

The Company has a supplemental executive retirement plan agreement with its former Chairman and Chief Executive Officer, Maynard Jenkins, which provides supplemental retirement benefits for a period of 10 years beginning on the first anniversary of the effective date of termination of his employment for any reason other than for Cause (as defined in such retirement plan agreement). Mr. Jenkins retired on August 15, 2007. The benefit amount in this agreement is fully vested and payable to Mr. Jenkins at a rate of $600,000 per annum. In January 2006, this agreement was amended to make such changes as were necessary to bring the agreement into compliance

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with the American Jobs Creation Act of 2004. The Company has accrued the entire present value of this obligation of approximately $4.0 million as of February 3, 2008 and February 4, 2007. Payments of $0.4 million were made to Mr. Jenkins during fiscal 2007.

Note 15 — Earnings per Share

SFAS No. 128, Earnings Per Share (“EPS”) requires earnings per share to be computed and reported as both basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares and dilutive common stock equivalents (convertible notes and interest on the notes, stock awards and stock options) outstanding during the period. Dilutive EPS reflects the potential dilution that could occur if options to purchase common stock were exercised for shares of common stock. The following is a reconciliation of the number of shares (denominator) used in the basic and diluted EPS computations ($ and share data in thousands):

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
Numerator for basic and diluted earnings per share:
Net income (loss)	$(11,152)	$6,264	$57,790

Denominator for basic earnings per share:
Weighted average shares outstanding (basic)	43,971	43,877	44,465

Denominator for diluted earnings per share:
Weighted average shares outstanding (basic)	43,971	43,877	44,465
Effect of dilutive securities	—	252	347

Weighted average shares outstanding (diluted)	43,971	44,129	44,812

Shares excluded as a result of anti-dilution:
Stock options	2,519	2,029	790

Incremental net shares for the exchange feature of the $100.0 million 6 3/4% senior exchangeable notes due in 2025 will be included in the Company’s future diluted earnings per share calculations for those periods in which the Company’s average common stock price exceeds $16.50 per share.

Note 16 — Stock Repurchase Program

On July 25, 2005, the Company announced a share repurchase program for the purchase of up to $25.0 million (aggregate purchase price) of its common stock in connection with the refinancing transactions completed in 2005 (discussed in Note 10 — Long Term Debt, above). In the second quarter of 2005, the Company repurchased 1,409,300 shares of common stock for an aggregate purchase price of $25.0 million.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 — Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments, which are determined by reference to quoted market prices, where available, or are based upon comparisons to similar instruments of comparable maturities, are as follows ($ in thousands):

	February 3, 2008		February 4, 2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Receivables	$37,322	$37,322	$43,898	$43,898
Amounts due under term loan facility	$345,647	$345,647	$349,125	$349,125
Amounts due under senior credit facility	$46,500	$46,500	$52,000	$52,000
Obligations under 6 3/4% senior exchangeable notes	$94,635	$92,065	$93,061	$124,211

Note 18 — Employee Severance and Store Asset Impairment Charges

During the third quarter of fiscal 2007, the Company commenced a comprehensive strategic review of the Company aimed at improving its profitability and restoring top line growth. As part of the initial strategic planning process, the Company made the decision to close approximately 40 stores during fiscal 2008. For the identified store closures the Company performed an asset impairment review in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, and recorded a non-cash impairment charge of $1.2 million for leasehold assets and store fixtures that will be sold or otherwise disposed of significantly before the end of their originally estimated useful lives. The impairment charge is included in operating and administrative expenses in the accompanying consolidated statement of operations.

The strategic review of the Company continued into the fourth quarter of 2007. As part of this review, the Company’s executive management team also evaluated the current management structure and eliminated approximately 160 non-sales positions, primarily in the corporate and field administration areas, reorganized the staffing in the Company’s corporate offices, consolidated certain corporate functions and eliminated several vice president and other management positions during the third and fourth quarters of fiscal 2007. A number of executives were reassigned in order to leverage existing skills and experience across the team in an effort to continue reducing operating costs. During the third and fourth quarters of fiscal 2007, the Company incurred $2.0 million in severance costs related to these strategic personnel reductions, and as of February 3, 2008, the remaining liability for employee severance costs was approximately $0.9 million.

All store locations currently planned for closure in fiscal 2008 are leased, and substantially all of these closures are expected to occur near the end of a noncancellable lease term, resulting in minimal closed store costs. The costs of any remaining operating lease commitments will be recognized in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and as such will be expensed at the fair value at the date the Company ceases operating the store.

Note 19 — Guarantees

In connection with the disposition and/or sublease of certain store locations and service centers, the Company has indemnified the purchasers/subtenants against claims arising from environmental contamination, if any, existing on the date of disposition. In some of these cases, the Company is indemnified by or have recourse to an unrelated third party for claims arising from any such contamination, and also, or in the alternative, have insurance coverage that may be available to offset the potential cost of the indemnity obligation. The Company also indemnifies third party landlords under most of its store leases against claims resulting from the occurrence of certain triggering events or conditions arising out of the Company’s operations from the leased premises. The

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company enters into various other agreements with unrelated parties in the ordinary course of its business, which may include indemnity obligations relating to a triggering event, or condition, which is, in most cases, based on the Company’s future performance. In some cases, the indemnity obligations are triggered by the Company’s prior acts or third parties’ future performance, but are otherwise not limited in duration or monetary exposure. However, in such instances, the Company has determined that the likelihood of occurrence of the triggering event is remote and/or that the potential cost to the Company of performance of the indemnity would not be material.

The Company’s risk management philosophy is to limit risk in any transaction or relationship to the maximum extent reasonable in relation to commercial and other considerations. Before accepting any indemnity obligation, the Company makes an informed risk management decision considering, among other things, the remoteness of the possibility that the triggering event will occur, the potential costs to perform any resulting indemnity obligation, possible actions to reduce the likelihood of a triggering event or to reduce the costs of performing an indemnity obligation, whether the Company is in fact indemnified by an unrelated third party, insurance coverage that may be available to offset the cost of the indemnity obligation, and the benefits to the Company from the transaction or relationship.

Because most of the Company’s indemnity obligations are not limited in duration or potential monetary exposure, the Company cannot calculate the maximum potential amount of future payments that could be paid under its indemnity obligations stemming from all its existing agreements. The Company also accrues for contingent liabilities, including those arising out of indemnity obligations, when a loss is probable and the amounts can be reasonably estimated. The Company is not aware of the occurrence of any triggering event or condition that would have a material adverse impact on its financial statements as a result of an indemnity obligation relating to such triggering event or condition.

The Company has issued standby letters of credit related to insurance coverage, lease obligations and other matters that expire during fiscal 2008. As of February 3, 2008, total amounts committed under these letters of credit were $31.5 million, which consists of $29.4 million of stand-by letters of credit and $2.1 million of commercial letters of credit.

Note 20 — Transactions and Relationships with Related Parties

Upon his retirement as President and Chief Operating Officer of the Company in April 2000, the Company entered into an employment agreement with Mr. James Bazlen, a member of its Board of Directors, for the performance of specific projects for the Company, as designated by the Chief Executive Officer or President, for an annual base salary of $50,000 and continued payment of certain medical, dental, insurance, 401(k) and other benefits. This agreement is terminable by either party upon written notice. In connection with his membership on the Company’s Board of Directors, Mr. Bazlen receives all compensation (including annual grants of stock options), except for the Annual Stipend, that is provided to the Company’s outside directors under the Outside Director Compensation Policy.

The Company entered into an agreement on November 18, 2005 with Evercore Financial Advisors L.L.C. (“Evercore”) for certain financial advisory services in connection with the Company’s acquisition of Murray’s. William A. Shutzer, one of the Company’s directors, is a Senior Managing Director of Evercore. Under the agreement, the Company agreed to pay, and the Board of Directors approved the payment of, approximately $1.4 million to Evercore upon the successful closing of the transaction. The agreement also contained standard terms and conditions. The Company closed the Murray’s transaction on December 19, 2005. In May 2006, the Board of Directors approved the Company’s entry into a separate agreement with Evercore for financial advisory services in connection with the Company’s refinancing in fiscal 2006, resulting in payments in fiscal 2006 to Evercore of approximately $610,000.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2005, Maynard Jenkins, Chairman of the Board of Directors and Chief Executive Officer of the Company, performed consulting services for an unaffiliated entity relating to a proposed acquisition for which he was paid a fee of $250,000. When he accepted the consulting engagement, Mr. Jenkins did not recall that his employment agreement with the Company (which initially was executed in 1998) requires prior approval by the Board of any outside work for compensation. In early 2006, this matter was raised by Mr. Jenkins with the Board and the Board requested, and Mr. Jenkins agreed, that he remit the after-tax proceeds of the consulting fee to the Company. As a result, in March, 2006, Mr. Jenkins paid to the Company the amount of $147,060.

Note 21 — Legal Matters

Fiscal 2006 Audit Committee Investigation and Restatement of the Consolidated Financial Statements

Overview

In its 2005 10-K, the Company’s consolidated financial statements for fiscal 2004 and 2003 and quarterly information for the first three quarterly periods in fiscal 2005 and all of fiscal 2004 were restated to correct errors and irregularities of the type identified in its Audit Committee-led independent accounting investigation (referred to herein as the “Audit Committee-led investigation”) and other accounting errors and irregularities identified by the Company in the course of the restatement process, all as more fully described in the “Background” section below.

The Audit Committee concluded that the errors and irregularities were primarily the result of actions directed by certain personnel and an ineffective control environment that, among other things, permitted the following to occur:

•	recording of improper accounting entries as directed by certain personnel;

•	inappropriate override of, or interference with, existing policies, procedures and internal controls;

•

withholding of information from, and providing of improper explanations and supporting documentation to, the Company’s Audit Committee and Board of Directors, as well as its internal auditors and independent registered public accountants; and

•	discouraging employees from raising accounting related concerns and suppressing accounting related inquiries that were made.

In September 2006, upon the substantial conclusion of the Audit Committee-led investigation, the Company announced the departures of the Company’s President and Chief Operating Officer, Chief Administrative Officer (who, until October 2005, served as the Company’s Senior Vice President and Chief Financial Officer) and several other individuals (including its Controller) within the Company’s Finance organization.

Management, with the assistance of numerous experienced accounting consultants (other than its firm of independent registered public accountants) that the Company had retained near the onset of the investigation to assist the then new Chief Financial Officer with the restatement efforts, continued to review the Company’s accounting practices and identified additional errors and irregularities that were corrected in the restatements.

Background

In the Company’s 2004 Annual Report on Form 10-K for fiscal 2004, filed May 2, 2005 (the “2004 10-K”), management concluded that the Company did not maintain effective internal control over financial reporting as of January 30, 2005 due to the existence of material weaknesses as described in the 2004 10-K. The plan for remediation at that time called for, among other things, the Company to enhance staffing and capabilities in its Finance organization. During fiscal 2005, the Company made several enhancements to its Finance organization

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including the October 2005 hiring of a new Senior Vice President and Chief Financial Officer. In the fourth quarter of fiscal 2005, new personnel in the Company’s Finance organization raised questions regarding the existence of inventory underlying certain general ledger account balances, and an internal audit of vendor allowances raised additional concerns about the processing and collections of vendor allowances. Management’s review of these matters continued into the Company’s fiscal 2005 year-end financial closing. In early March 2006, it became apparent that inventories and vendor allowances were potentially misstated and that the effect was potentially material to the Company’s previously issued consolidated financial statements. The Audit Committee, acting through a Special Investigation Committee appointed by the Audit Committee consisting of the Audit Committee Chairman and the Company’s designated Presiding Director, retained independent legal counsel who, in turn, retained a nationally recognized accounting firm, other than the Company’s independent registered public accountants, to assist it in conducting an independent investigation relative to accounting errors and irregularities, relating primarily to the Company’s historical accounting for its inventories and vendor allowances.

On March 23, 2006, the Audit Committee concluded that, due to accounting errors and irregularities then noted, the Company’s (i) fiscal 2004 consolidated financial statements, as well as its consolidated financial statements for fiscal years 2003, 2002 and 2001, (ii) selected consolidated financial data for each of the five years in the period ended January 30, 2005, (iii) interim financial information for each of its quarters in fiscal 2003 and fiscal 2004 included in its 2004 Annual Report, and (iv) interim financial statements included in its Form 10-Qs for the first three quarterly periods of fiscal 2005, should no longer be relied upon. On March 27, 2006, the Company announced that it would be postponing the release of its fourth quarter and fiscal 2005 financial results pending the outcome of the Audit Committee-led investigation; that it would be restating historical financial statements; and that the Company’s consolidated financial statements for the prior interim periods and fiscal years indicated above should no longer be relied upon.

The initial and primary focus of the Audit Committee-led investigation was the Company’s accounting for inventory and for vendor allowances associated with its merchandising programs. However, the Audit Committee did not limit the scope of the investigation in any respect, which was subsequently broadened to encompass other potential concerns raised during the course of the investigation. Throughout and upon completion of the investigation, representatives of the Audit Committee and its legal and accounting advisors shared the results of the investigation with the Company’s independent registered public accounting firm and the SEC, which is conducting a formal investigation of these matters. The Company continues to share information and believes it is cooperating fully with the SEC in its formal investigation.

During and following the Audit Committee-led investigation, the Company’s Finance personnel (consisting primarily of the Company’s then new Chief Financial Officer and numerous experienced finance/accounting consultants the Company had retained near the onset of the investigation to assist with the restatement efforts), assisted by the Company’s Internal Audit staff, conducted follow-up procedures to ensure that the information uncovered during the investigation was complete, evaluated the initial accounting for numerous transactions and reviewed the activity in accounts in light of the newly available information to determine the propriety of the initial record-keeping and accounting. In the course of these follow-up procedures, the Company also identified a number of other accounting errors and irregularities that were corrected in its restated consolidated financial statements in its 2005 10-K.

The legal and accounting advisors to the Audit Committee, from March through the end of September 2006, reviewed relevant documentation and interviewed current and former officers and employees of the Company. The investigation and restatement process identified numerous instances of improperly supported journal entries recorded to general ledger accounts, override of Company policies and procedures, absence of appropriately designed policies and procedures, misapplication of GAAP and other ineffective controls. In addition, the investigation identified evidence of both a “tone” among certain senior executives of the Company that discouraged the raising of accounting concerns and other behavior that was deemed to not be acceptable by the Company’s disinterested directors (i.e., the five of the Company’s directors, including the members of the Special Investigation

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Committee, who are not present or former members of Company management) (hereinafter, the “Disinterested Directors”).

On September 28, 2006, the Company announced the substantial completion of the Audit Committee-led investigation, and that the investigation had identified accounting errors and irregularities that materially and improperly impacted various inventory accounts, vendor allowance receivables, other accrual accounts and related expense accounts. In addition, the Company announced personnel changes and also announced its intent to implement remedial measures in the areas of enhanced accounting policies, internal controls and employee training.

Following the completion of the Audit Committee-led investigation, the Board of Directors created a Remediation Committee comprised of certain positions within key functional areas of the Company and co-chaired by the General Counsel and the Chief Financial Officer to develop a remediation plan to address the types of matters identified during the investigation. The remediation plan the Remediation Committee has been working with reflects the input of the Disinterested Directors. While many aspects of the remediation plan have been implemented, other aspects of the plan are presently in the development phase or scheduled for later implementation. This remediation plan includes a comprehensive review, and development or modification as appropriate, of various components of the Company’s compliance program, including ethics and compliance training, hotline awareness and education, corporate governance training, awareness of and education relative to key codes and policies, as well as departmental specific measures. See discussion under “Management’s Report on Internal Control Over Financial Reporting — Plan for Remediation of Material Weaknesses” in Item 9A, “Controls and Procedures.”

The Audit Committee-led investigation and restatement process resulted in legal, accounting consultant and audit expenses of approximately $25.7 million in fiscal 2006. Legal, accounting consultant and audit expenses relative to the securities class action and shareholder derivative litigation, regulatory investigations, completion of the restatement process (relative to the 2005 10-K filed May 1, 2007) and completion of the Company’s fiscal 2006 delinquent filings continued into fiscal 2007 and totaled approximately $12.3 million. The Company expects to continue to incur legal expenses in fiscal 2008 related to the regulatory investigations and securities class action litigation.

Securities Class Action Litigation

On June 9 and 20, 2006, two shareholder class actions alleging violations of the federal securities laws were filed in the United States District Court for the District of Arizona against the Company and four of its former officers: Maynard Jenkins (who also was a director), James Riley, Martin Fraser and Don Watson. The cases are entitled Communication Workers of America Plan for Employees Pensions and Death Benefits v. CSK Auto Corporation, et al., No. CV-06-1503 PHX DGC (“Communication Workers”) and Wilfred Fortier v. CSK Auto Corporation, et al., No. CV-06-1580 PHX DGC. The cases were consolidated on September 18, 2006 with Communication Workers as the lead case. The consolidated actions have been brought by lead plaintiff Communication Workers of America Plan for Employee Pensions and Death Benefits (the “Lead Plaintiff”) on behalf of a putative class of purchasers of CSK Auto Corporation stock between March 20, 2003 and April 13, 2006, inclusive. Lead Plaintiff filed an Amended Consolidated Complaint on November 30, 2006. Lead Plaintiff voluntarily dismissed James Riley by not naming him as a defendant in the Amended Consolidated Complaint. The Company and Messrs. Jenkins, Fraser and Watson (collectively referred to as the “Defendants”) filed motions to dismiss the Amended Consolidated Complaint, which the court granted on March 28, 2007. The court allowed Lead Plaintiff leave to amend its complaint, and it filed their Second Amended Consolidated Complaint on May 25, 2007.

The Second Amended Consolidated Complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, as well as Section 20(a) of the Exchange Act. The Second Amended Consolidated Complaint alleges that Defendants issued false statements before and during the putative class period about the Company’s income, earnings and internal controls, allegedly

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

causing the Company’s stock to trade at artificially inflated prices during the putative class period. It seeks an unspecified amount of damages. Defendants filed motions to dismiss the Second Amended Consolidated Complaint on July 13, 2007. On September 27, 2007, the court issued an order granting the motion to dismiss Mr. Fraser with prejudice and denying the motions to dismiss the Company and Messrs. Jenkins and Watson. On October 24, 2007, the court issued a scheduling order setting forth a pretrial schedule that contemplates a trial if necessary, in March 2009, Lead Plaintiff filed its motion to certify the class on January 18, 2008 and the Company filed its response on February 15, 2008. Lead Plaintiff filed its reply in support of its motion for class certification on March 14, 2008. A hearing on the motion was scheduled to take place on March 21, 2008. See Note 22 — Subsequent Events for details of an agreement in principle to settle this litigation.

Shareholder Derivative Litigation

On July 31, 2006, a shareholder derivative suit was filed in the United States District Court for the District of Arizona against certain of CSK’s former officers and certain current and former directors. The Company was a nominal defendant. On June 11, 2007, plaintiff filed a Second Amended Complaint alleging claims under Section 304 of the Sarbanes-Oxley Act of 2002 and for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The Second Amended Complaint sought, purportedly on behalf of the Company, damages, restitution, and equitable and injunctive relief. On June 22, 2007, the Company filed a motion to dismiss the Second Amended Complaint for failure to plead demand futility adequately or, in the alternative, to stay the case until the shareholder class action litigation is resolved. The individual defendants joined in the Company’s motion. On August 24, 2007, the court granted the Company’s motion to dismiss the suit based on plaintiff’s failure to adequately plead demand futility. The court entered a judgment in defendants’ favor on October 22, 2007. Plaintiff did not file a notice of appeal in the 30 days allowed for doing so, and the judgment in defendants’ favor is now final.

Governmental Investigations

The SEC is conducting an investigation related to certain historical accounting practices of the Company. On November 27, 2006, the SEC served a subpoena on the Company seeking the production of documents from the period January 1, 1997 to the date of the subpoena related primarily to the types of matters identified in the Audit Committee-led investigation, including internal controls and accounting for inventories and vendor allowances. On December 5, 2006, the SEC also served document subpoenas on Messrs. Jenkins, Fraser and Watson. Since that time, the SEC has served subpoenas for documents and testimony on, and requested testimony from, current and former employees, officers, directors and other parties it believes may have information relevant to the investigation. The Company’s Audit Committee has shared with the SEC the conclusions of the Audit Committee-led investigation. In addition, the U.S. Attorney’s office in Phoenix (the “USAO”) and the Department of Justice in Washington, D.C. (the “DOJ”) have opened an investigation related to these historical accounting practices. Counsel for the Company’s Audit Committee-led investigation has met with the USAO and DOJ and has shared with them requested information from the Audit Committee-led investigation. At this time, the Company cannot predict when these investigations will be completed or what their outcomes will be.

Other Litigation

During fiscal 2007, the Company accrued approximately $1.5 million for the estimated costs of settling various regulatory compliance matters relating to operating practices. The Company does not believe these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

The Company currently and from time to time is involved in other litigation incidental to the conduct of its business, including but not limited to asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estate claims. The damages claimed in some of this litigation are substantial. Based on internal review, the Company accrues reserves using its best estimate of the probable and reasonably estimable contingent liabilities. The Company does not currently believe that any of these other legal claims incidental to the conduct of its business, individually or in the aggregate, will result in liabilities material to its consolidated financial position, results of operations or cash flows.

Note 22 — Subsequent Events

Merger Agreement — As described above in Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness, on April 1, 2008 the Company entered into an Agreement and Plan of Merger with O’Reilly Automotive, Inc. and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly.

Stockholder Rights Plan — On February 4, 2008, the Company issued a press release announcing it had adopted a stockholder rights plan (the “Rights Plan”) and entered into a Rights Agreement on the same date with Mellon Investor Services LLC, as Rights Agent. The Rights Plan was adopted in order to maintain the integrity of the strategic review process that the Company’s Board of Directors is conducting.

Under the Rights Plan, one “Right” has been issued for each share of the Company common stock outstanding as of February 14, 2008. The Rights will not become exercisable, and separate certificates evidencing the Rights will not be issued, unless the Rights are triggered. The Rights would be triggered by, among other things, a person or group acquiring or announcing an intention to acquire 10% or more of the Company’s common stock, or upon the consummation of a transaction in which the Company is not the surviving entity, the outstanding shares of the Company’s common stock are exchanged for stock or assets of another person, or 50% or more of the Company’s consolidated assets or earning power are sold. If a party exceeds the ownership thresholds and the Rights are not redeemed, each Right will entitle the holder, other than the triggering party, to purchase a number of shares of the Company’s common stock having a value of twice the $45 exercise price. Such an exercise would dilute the triggering party’s holdings in the Company.

The Rights will expire on February 3, 2009, unless the Rights Plan is extended by the Company’s stockholders, in which case, the Rights will expire on February 4, 2011 (unless earlier redeemed or exchanged). Subject to certain exceptions, the Rights are redeemable by action of the Company’s Board of Directors at a nominal price per Right.

Securities Class Action Litigation Settlement — On March 21, 2008, as a result of ongoing settlement discussions regarding the securities class action litigation, Lead Plaintiff and the defendants (including the Company) reached an agreement in principle to settle the case. Pursuant to the agreement in principle, the settlement amount will be $10.0 million in cash (which the Company expects will be paid by its directors and officers liability insurance) and $1.7 million in Company stock (to be contributed by the Company and valued at the closing price of the Company’s stock on March 20, 2008). The Company would also pay interest on the cash portion of the settlement at the rate of 5% per annum to the extent that it is not deposited into the settlement escrow account within 30 days of March 21, 2008. The agreement in principle also includes certain corporate governance and contracting policy terms that would apply so long as the Company remains an independent company. The court has scheduled a hearing to preliminarily approve the settlement on April 22, 2008.

In fiscal 2007, the Company recorded a charge for the $11.7 million settlement, which is included in accrued expenses and other current liabilities. The Company had tendered a claim with its primary insurer, under its Directors and Officers liability insurance policy, which participated in the settlement negotiations and has agreed to fund within its policy limits the $10.0 million cash portion of the settlement agreement. Such insurer has also agreed, pursuant to the policy, to reimburse the Company $5.0 million for certain legal defense costs the Company has incurred related to the securities class action litigation described above and the shareholder derivative litigation and SEC investigation described in Note 21-Legal Matters, the majority of which was reimbursed in fiscal 2007.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Such legal costs were expensed as incurred by the Company and reported as a component of investigation and restatement costs in the accompanying Consolidated Statement of Operations. The Company expects to recognize the insurance defense cost reimbursements and settlement payments of $15.0 million (in the aggregate) in results of operations in fiscal 2008 upon preliminary approval by the court of the settlement, expected in the first quarter of fiscal 2008.

Note 23 — Quarterly Results (unaudited)

The Company’s business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping the Company’s second and third fiscal quarters). In addition, the Company’s business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales as customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

The following table sets forth certain quarterly unaudited operating data for fiscal 2007 and 2006. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown. Please note the sum of the quarterly earnings (loss) per share amounts within a fiscal year may differ from the total earnings (loss) per share for the fiscal year due to the impact of differing weighted average share outstanding calculations.

	Fiscal Year 2007(1)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except share and per share data)
Results of operations
Net sales	$473,035	$480,227	$471,386	$426,999
Gross profit	$220,598	$230,380	$214,563	$201,457
Investigation and restatement costs	$4,564	$3,771	$2,288	$1,725
Securities class action settlement	$—	$—	$—	$11,700
Operating profit (loss)	$16,094	$21,899	$4,267	$(5,558)
Interest expense	$13,322	$13,164	$13,186	$14,491
Income (loss) before income taxes	$2,772	$8,735	$(8,919)	$(20,049)
Income tax expense (benefit)	$1,102	$3,436	$(3,096)	$(7,751)
Net income (loss)	$1,670	$5,299	$(5,823)	$(12,298)
Basic earnings (loss) per share	$0.04	$0.12	$(0.13)	$(0.28)
Diluted earnings (loss) per share	$0.04	$0.12	$(0.13)	$(0.28)
Shares used in computing per share amounts:
Basic	43,951	43,955	43,962	44,019
Diluted	44,697	44,844	43,962	44,019

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year 2006(1)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except share and per share data)
Results of operations
Net sales	$463,768	$488,742	$483,075	$472,191
Gross profit	$215,195	$232,553	$226,887	$221,429
Investigation and restatement costs	$3,670	$11,962	$6,736	$3,371
Operating profit	$29,213	$20,463	$18,731	$12,031
Interest expense	$10,321	$10,999	$13,308	$14,139
Loss on debt retirement	$—	$19,336	$90	$24
Income (loss) before income taxes and cumulative effect of change in accounting principle	$18,892	$(9,872)	$5,333	$(2,132)
Income tax expense (benefit)	$7,735	$(4,055)	$2,175	$(864)
Income (loss) before cumulative effect of change in accounting principle	$11,157	$(5,817)	$3,158	$(1,268)
Cumulative effect of change in accounting principle, net of tax	$(966)	$—	$—	$—
Net income (loss)	$10,191	$(5,817)	$3,158	$(1,268)
Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.25	$(0.13)	$0.07	$(0.03)
Cumulative effect of change in accounting principle	(0.02)	—	—	—

Net income (loss) per share	$0.23	$(0.13)	$0.07	$(0.03)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.25	$(0.13)	$0.07	$(0.03)
Cumulative effect of change in accounting principle	(0.02)	—	—	—

Net income (loss) per share	$0.23	$(0.13)	$0.07	$(0.03)

Shares used in computing per share amounts:
Basic	43,844	43,855	43,867	43,937
Diluted	44,218	43,855	44,050	43,937

(1)

The Company’s fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31, and is named for the calendar year just ended. Fiscal 2007 and fiscal 2006 had 52 and 53 weeks, respectively. The additional week in fiscal 2006 is included in the fourth quarter.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

DISCLOSURE CONTROLS AND PROCEDURES

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act of 1934, as amended (the “Exchange Act”)) was performed as of February 3, 2008, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Our disclosure controls and procedures have been designed to ensure that information we are required to disclose in our reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures.

Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer, concluded that our disclosure controls and procedures were not effective as of February 3, 2008 because of the material weaknesses described below. The Company performed additional analyses and other post-closing procedures to ensure that our consolidated financial statements contained within this Annual Report were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Accordingly, management believes that the consolidated financial statements included in this Annual Report fairly present in all material respects our financial position, results of operations and cash flows for the periods presented.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and for the assessment of the effectiveness of internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s internal control over financial reporting includes those policies and procedures that:

(i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii) provide reasonable assurance regarding prevention, or timely detection, of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision of our Chief Executive Officer and Chief Financial Officer, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of February 3, 2008. In making this assessment, management used the criteria set forth in the framework established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) entitled Internal Control-Integrated Framework.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A “deficiency” in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

In connection with management’s assessment, as of February 3, 2008, the following material weaknesses in the Company’s internal control over financial reporting were identified:

1) Resources, and Policies and Procedures to Ensure Proper and Consistent Application of GAAP — The Company failed to have a sufficient complement of personnel with a level of accounting knowledge, experience and training in the application of GAAP commensurate with the Company’s financial reporting requirements. This material weakness in the Company’s resources, and policies and procedures contributed to the following additional material weakness:

a) Financial Reporting — The Company did not maintain effective controls over the completeness and accuracy of its period end financial reporting process. Specifically, effective controls, including monitoring, were not maintained to ensure (i) timely resolution of reconciling items and review of account reconciliations over certain balance sheet accounts, (ii) timely recording of required period-end adjustments, and (iii) accumulation and review of all required supporting information to ensure the completeness and accuracy of the consolidated financial statements and disclosures.

These material weaknesses contributed to the following additional material weaknesses and resulted in adjustments to the Company’s fiscal 2007, fiscal 2006 and fiscal 2005 annual interim consolidated financial statements prior to the inclusion in the Company’s periodic filings with the SEC and to the restatement of the Company’s fiscal 2004 and 2003 annual consolidated financial statements and consolidated financial statements for each of the first three quarters of fiscal 2005 and for each of the quarters of fiscal 2004 as described in the Company’s Form 10 -K for its fiscal year ended January 29, 2006 filed on May 1, 2007. Additionally, these material weaknesses could result in misstatements of any of the Company’s consolidated financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

2) Accounting for Inventory — The Company did not maintain effective controls over the completeness, accuracy, existence and valuation of its inventory. Specifically, effective controls, including monitoring, were not maintained to ensure that the Company’s inventory systems completely and accurately processed and accounted for inventory movements within the Company’s distribution network, particularly the disposition of inventory returns from customers. Additionally, the Company did not maintain effective monitoring and review over in-transit inventory, defective product warranty costs, core inventory and related core return liability accounts and shrink expense and shrink accruals. Furthermore, reconciliations of distribution center and warehouse physical inventory counts to the general ledger balances were not performed accurately, resulting in adjustments to year-end inventory balances.

3) Accounting for Vendor Allowances — The Company did not maintain effective controls over the completeness, accuracy and valuation of its vendor allowances. Specifically, effective controls, including monitoring, were not maintained to ensure (i) errors were prevented or detected in interim and annual estimates of vendor allowances under certain contracts and that vendor allowances were recorded in the appropriate general ledger accounts to allow for appropriate inventory cost capitalization calculations, (ii) all final contracts were reviewed by accounting personnel on a timely basis, and (iii) accounting of vendor allowances were recorded in the proper periods.

4) Accounting for Certain Accrued Expenses — The Company did not maintain effective controls over the completeness, accuracy and valuation of certain of its accrued expense accounts and related cost of sales, operating and administrative expenses, and store closing costs. Specifically, effective controls including monitoring, and review and analysis were not maintained to ensure certain accrued expense accounts were complete and accurate.

These material weaknesses described in 2 — 4 above resulted in adjustments to the aforementioned accounts within the Company’s fiscal 2007, fiscal 2006 and fiscal 2005 annual and interim consolidated financial statements prior to the inclusion in the Company’s periodic filings with the SEC and to the restatement of the Company’s fiscal 2004 and 2003 annual consolidated financial statements and consolidated financial statements for each of the first three quarters of fiscal 2005 and for each of the quarters of fiscal 2004 as described in the Company’s Form 10-K for its fiscal year ended January 29, 2006 filed on May 1, 2007. In addition, each of the material weaknesses described in 2 — 4 above could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s annual or interim consolidated financial statements and disclosures that would not be prevented or detected on a timely basis.

Management has concluded that due to the aforementioned material weaknesses, the Company did not maintain effective internal control over financial reporting as of February 3, 2008 based on criteria established in Internal Control — Integrated Framework issued by COSO.

The effectiveness of the Company’s internal control over financial reporting as of February 3, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears under Item 8 of this Annual Report.

PLAN FOR REMEDIATION OF MATERIAL WEAKNESSES

Remediation Initiatives

The Board of Directors created a Remediation Committee comprised of certain positions within key functional areas of the Company and co-chaired by the General Counsel and the Chief Financial Officer to develop and implement a remediation plan to address the material weaknesses and other deficiencies noted from the completion of the Company’s evaluation of internal controls over financial reporting. The remediation plan that the Remediation Committee has been working with reflects the input of the Disinterested Directors.

To remediate the material weaknesses described above, the Company has implemented or plans to implement the remedial measures described below. In addition, the Company plans to continue its evaluation of its controls and procedures and may, in the future, implement additional enhancements:

Resources, and Policies and Procedures to Ensure Proper and Consistent Application of GAAP — The Company plans to prepare or enhance formal written accounting policies and procedures and establish procedures and processes for their periodic update. In addition, procedures are being written that should provide for the ability to effectively audit compliance.

The Company has hired, and plans to hire additional Finance organization employees who have knowledge, experience and training in the application of GAAP to handle the Company’s operations and related financial reporting requirements. These employees, along with a rigorous monthly financial statement review and comparison of actual results to budget, are intended to assist in substantiating that our financial reporting is in compliance with GAAP and SEC rules and regulations. The Company plans to increase the accounting, internal control, and SEC reporting acumen and accountability of its Finance organization employees through a regular training program, which is planned to include, among other things, in-house training and development programs to enhance their competency with respect to GAAP and financial reporting.

Financial Reporting — Formalized procedures are being enhanced to provide for the proper preparation of account reconciliations and their independent review and approval. The Company also is automating certain procedures so that it will be more effective and efficient to complete and review account reconciliations and prepare complete, accurate and timely supporting documentation for the account reconciliations. The inclusion of this supporting documentation is intended to allow the approver to more effectively and efficiently ascertain whether the account reconciliations are correct and in accordance with the Company’s policies and procedures.

Accounting for Inventory — The Company has instituted monitoring processes to ensure compliance with its established policies to assure timely reconciliations of all physical inventories and reflection of the results of the reconciliations in the general ledger, as well as independent supervisory review of the reconciliations. Review and approval processes are in place for distribution centers, warehouses and stores to ensure inventory shrink estimates are calculated in accordance with established procedures. Additional staff increases in the inventory area are planned due to turnover. We plan to enhance our reconciliation process of the book and perpetual inventory for each reporting period to mitigate the risk of material unsubstantiated balances accumulating in general ledger accounts. Longer term, we plan to make system enhancements so that our book and perpetual systems function as one system that is used to replenish the operations and utilize the same information to account for on-hand merchandise inventory and cost of sales. Currently, the Company uses an estimation technique for determining its in-transit inventory rather than halting operations to enable a physical inventory of in-transit merchandise to be conducted. This estimate is reviewed and approved on a quarterly basis. In the future, the Company expects to make modifications to its systems that will allow for a systematic method of determining the in-transit inventory balances. In connection with the adjustments of inventory and cost of sales for warranty, cores and allowance for sales returns, the Company has developed more rigorous processes for the independent review of the methodology and underlying judgments used in developing the estimates that underlie the related accounts.

Accounting for Vendor Allowances — Our remediation activities have improved our contract review and approval process and our accounting for vendor allowances. However, during fiscal 2007, we continued to experience difficulties with clerical accuracy of estimates and timely communication and documentation of contracts. We also continued to identify instances where certain transactions within contracts should be accounted for differently. These errors are inherent in our vendor allowance process and we rely on management monitoring to detect and correct errors that could be material. That monitoring has reduced the frequency of errors, but not enough to conclude we have fully remediated this material weakness. The policies and procedures pertaining to vendor contracts and the earning and recognition of vendor allowances have been formalized and now require extensive management review prior to entering into a new contract or a contract modification. These policies were supported by training of merchandising, legal, and finance staff members in fiscal 2007 relative to vendor arrangements. In addition, we have assigned one manager in the Company’s accounting department the responsibility for monitoring compliance with the policies to increase accountability over the completeness and accuracy of the Company’s accounting for vendor allowances.

Accounting for Certain Accrued Expenses — The Company’s remediation measures planned to address the material weakness related to the Company’s recording of accrued expenses include the development of a standardized checklist of expected accrual items and the implementation of a process of enhanced review of invoices, disbursements and other supporting documentation at the end of each quarter to provide for proper recording of accrued expenses and liabilities. In addition, we believe that the formal review procedures for period-end closings and account reconciliations and the hiring of new Finance organization management, along with written policies and procedures, should remediate this material weakness.

Interim Measures Pending Completion of Remediation Initiatives

Management has not yet implemented all of the measures described above or adequately tested those controls already implemented. Nevertheless, management believes those remediation measures already implemented, together with the additional measures undertaken by the Company described below, satisfactorily address the material weaknesses described above as they might affect the consolidated financial statements and information included in this Annual Report. These additional measures included the following:

•	Additional planning, analysis and procedures, and management reviews have been performed to ensure the accuracy of financial reporting contained in this Annual Report.

•

Where the Company identified the existence of a material weakness, the Company has performed extensive substantive procedures to ensure that affected amounts are fairly stated for all periods presented in this Annual Report.

•

The Company retained experienced accounting consultants, other than the Company’s independent registered public accounting firm, with relevant accounting experience, skills and knowledge, working under the supervision and direction of the Company’s management, to assist with the fiscal 2007 year-end reporting process.

•

The Company conducted a detailed and extensive review of account reconciliations, non-routine transactions and agreements, financial statement classifications, spreadsheets, and journal entries and related substantiation for accuracy and conformance with GAAP.

Control deficiencies not constituting material weaknesses

In addition to the material weaknesses described above, management has identified other deficiencies in internal control over financial reporting that did not constitute material weaknesses as of February 3, 2008. The Company implemented during fiscal 2007, and plans to implement during fiscal 2008, various measures to remediate these control deficiencies and has undertaken other interim measures to address these control deficiencies.

Management’s conclusions

Management believes the remediation measures described above will strengthen the Company’s internal control over financial reporting and remediate the material weaknesses identified above. Although management has not yet implemented all of these measures or tested all those that have been implemented, management has concluded that the interim measures described above provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements included in this Annual Report and has discussed its conclusions with the Company’s Audit Committee.

The Company is committed to continuing to improve its internal control processes and will continue to diligently and vigorously review its disclosure controls and procedures and its internal control over financial reporting in order to ensure compliance with the requirements of SOX 404. However, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. As management continues to evaluate and work to improve the Company’s internal control over financial reporting, it may determine to take additional measures to address control deficiencies, and it may determine not to complete certain of the measures described above.

Remediation of fiscal 2006 Material Weaknesses

As disclosed in our 2006 10-K and in our Quarterly Reports on Form 10-Q for each of the first three quarters of fiscal 2007, the Company reported material weaknesses in internal control over financial reporting. As of February 3, 2008, the following summarizes the material weaknesses reported and the remedial actions taken:

(i) Control Environment — The Company failed to design controls to prevent or detect instances of inappropriate override of, or interference with, existing policies, procedures and internal controls. The Company did not establish and maintain a proper tone as to internal control over financial reporting. More specifically, senior management failed to emphasize, through consistent communication and behavior, the importance of internal control over financial reporting and adherence to the Company’s code of business conduct and ethics, which, among other things, resulted in information being withheld from, and improper explanations and inadequate supporting documentation being provided to the Company’s Audit Committee, its Board of Directors, its internal auditors and independent registered public accountants. In addition, certain members of senior management created an environment that discouraged employees from raising accounting related concerns and suppressed accounting related inquiries that were made.

A number of actions were taken by the Company to prevent the potential for management override and to strengthen the tone regarding internal control over financial reporting. These actions include:

•

Since the third quarter of 2006, personnel changes have been made, which have improved the overall tone within the organization and represented the first and most critical step in establishing an environment conducive to maintaining an adequate control environment.

•

The hiring of key management positions such as a new Chief Executive Officer in the Company’s second fiscal quarter of fiscal 2007, a Senior Vice President and Controller in the third quarter of fiscal 2007, and an Executive Vice President of Finance and Chief Financial Officer in the fourth quarter of fiscal 2007, as well as other finance personnel throughout fiscal 2007.

•

Development of a customized hotline and awareness training that reinforced the Company’s code of business conduct and ethics, new procedures and controls that limit the ability of employees or managers to override accounting events and that establish an environment of personal accountability in the fourth quarter of fiscal 2007.

As of February 3, 2008, we have concluded that this material weakness has been remediated.

(ii) Accounting for Inventory — The Company’s lack of effective controls did not prevent or detect the inappropriate override of established procedures regarding the adjustment of inventories for the results of annual physical inventory counts at each of the Company’s distribution centers, warehouses and stores. In addition, the Company’s lack of effective controls did not prevent or detect inappropriate and inaccurate accumulations of inventory balances in in-transit accounts (i.e., store returns to warehouses, distribution centers and return centers; and to vendors), which was known or should have been known to several members of the Finance organization. The lack of effective controls permitted (i) errors in inventory balances to be inappropriately systematically amortized to cost of sales in improper periods; (ii) instances where improper adjustments were made to certain product costs within the perpetual inventory system that, together with improper journal entries to the general ledger, resulted in the overstatement of inventory and cost of sales being recognized in incorrect periods; and (iii) the inappropriate capitalization of inventory overheads (purchasing, warehousing and distribution costs) and vendor allowance receivables. Additionally, Company personnel did not properly oversee the processes for accounting for inventory warranties and did not establish adequate accrued liabilities for warranty returns from customers.

A number of actions were taken by the Company to eliminate the potential of management override of inventory costs and physical inventory adjustments. Additionally, the Company has implemented manual procedures to accurately calculate inventory balances related to in-transit inventory, warranty and overhead capitalization balances:

•

Company personnel were required to adhere to policies that physical inventory adjustments be determined and recorded on a timely basis and shrink accrual rates be adjusted to actual experience by location on a timely basis.

•	We enhanced business system security to restrict the authority to record adjustments to product costs to a limited number of individuals.

•	The process of adjusting inventory costs based on vendor invoices was enhanced to require a more rigorous management review and approval.

•

We adjusted system produced balances of in-transit inventory to our estimates each quarter in fiscal 2007 to prevent inappropriate and inaccurate accumulations of inventory balances in in-transit accounts.

•	We established policies and procedures for capitalizing overheads into inventory and developed and implemented a process to estimate liabilities for warranty returns from customers.

As of February 3, 2008, we do not consider this material weakness remediated. Refer to Management’s Report on Internal Control Over Financial Reporting.

(iii) Accounting for Vendor Allowances — The Company’s lack of effective controls did not detect or prevent the inappropriate override of established procedures related to: (i) the review and approval process for initial vendor allowance agreements; (ii) the monitoring of modifications to existing vendor allowance agreements; and (iii) the accuracy of recording of various vendor allowance transactions, including applicable cash collections and estimates. Furthermore, as a result of the lack of a sufficient complement of personnel with the requisite level of accounting knowledge, experience and training in GAAP, the Company did not identify that provisions in certain agreements were required to be accounted for differently. The 2006 Audit Committee-led investigation revealed that improper debits were issued and applied to accounts payable for amounts the Company was not entitled to receive. These amounts were subsequently repaid to those vendors through direct cash payments, the foregoing of future cash discounts, the acceptance of increased prices on future purchases and paybacks through the warranty account. This material weakness resulted in errors in vendor allowance receivables, inventory, accounts payable and costs of sales accounts.

A number of actions were taken to eliminate the potential of management override related to vendor allowances:

•

The policies and procedures pertaining to vendor contract development and the earning and recognition of vendor allowances have been formalized. Vendor contracts require extensive management review prior to entering into a new contract or a contract modification.

•	These policies were supported by training of merchandising, legal, and finance staff members in fiscal 2007 relative to vendor arrangements.

•

We have assigned one manager in the Company’s accounting department the responsibility for monitoring compliance with the policies to increase accountability over the completeness and accuracy of the Company’s accounting for vendor allowances.

As of February 3, 2008, we do not consider this material weakness remediated. Refer to Management’s Report on Internal Control Over Financial Reporting.

(iv) Accounting for Certain Accrued Expenses — The Company’s lack of effective controls did not prevent or detect the inappropriate override of established procedures to adjust workers’ compensation liabilities to amounts determined by independent actuaries. Errors in timing of incentive compensation accruals resulted from inadvertent misapplication of GAAP as well as the lack of effective controls which permitted override of established procedures. In addition, the Company identified improper and unsupported journal entries to the general ledger that resulted in the misstatement of certain accrued expense accounts and related operating and administrative expenses. This material weakness resulted in errors in certain accrued expenses and related operating and administrative expenses, including workers’ compensation liabilities and incentive compensation costs.

The following actions were implemented to eliminate the override of established procedures contributing to the inaccurate reporting of workers’ compensation and certain incentive compensation accruals:

•	Actuarial studies of workers’ compensation were performed twice in fiscal 2007 and the Company’s recorded liabilities are adjusted to actuary’s estimates.

•	The appropriate GAAP pertaining to incentive compensation expenses has been determined and applied appropriately in fiscal 2007.

•	Controls over preparation, review and approval of journal entries has been enhanced.

As of February 3, 2008, we do not consider this material weakness remediated. Refer to Management’s Report on Internal Control Over Financial Reporting.

(v) Accounting for Store Fixtures and Supplies — The Company’s lack of effective controls did not prevent or detect the override of established procedures for periodic physical inspections and usability evaluations of store fixtures held for future use in a warehouse. Specifically, the Company did not detect that certain of these assets were impaired or did not exist and that, as a result, their recorded cost was overstated. In addition, the Company’s controls failed to detect an inappropriate accumulation of costs related to store fixtures and supplies in general ledger accounts and the Company’s overstatement of supplies on-hand in each store. This material weakness resulted in errors in its store fixtures (fixed assets) and supplies accounts (other current assets) and related operating and administrative expenses.

The following actions were taken by management to correct the reported store fixtures and supplies balances:

•	Management has closed the fixture warehouse and moved all usable fixtures and supplies to the distribution center where it is under perpetual inventory controls and has scrapped unusable items.

•	The Company now performs an annual physical inventory and usability review of these items in the distribution center. The valuation of fixtures is monitored quarterly.

•	Store supplies balances have been adjusted and adherence to the Company policy of valuation is monitored quarterly.

As of February 3, 2008, we have concluded that this material weakness has been remediated.

(vi) Resources, and Policies and Procedures to Ensure Proper and Consistent Application of GAAP — The Company did not maintain effective controls over the application of GAAP. Specifically, the Company failed to have a sufficient complement of personnel with a level of accounting knowledge, experience and training in the application of GAAP commensurate with the Company’s financial reporting requirements.

As discussed above, the hiring of key management positions such as a new Chief Executive Officer in the Company’s second quarter of fiscal 2007, a Senior Vice President of Finance and Controller in the third quarter of fiscal 2007, and an Executive Vice President of Finance and Chief Financial Officer in the fourth quarter of fiscal 2007, as well as other highly qualified finance personnel throughout fiscal 2007 has improved the competency level of the Finance organization; however there continues to be a lack of capability, experience and training of the Company’s employees regarding the financial reporting requirements to fully remediate the material weakness.

As of February 3, 2008, we do not consider this material weakness remediated. Refer to Management’s Report on Internal Control Over Financial Reporting.

(vii) Accounting for Leases — The Company did not maintain effective controls over the completeness and accuracy of its accounting for leased fixed assets and debt, related operating and administrative expenses and interest expense, and financial statement disclosures. Specifically, the Company did not detect that a vehicle master leasing arrangement was not properly evaluated under GAAP.

A process to require a management review of new and modified vehicle leasing agreements in accordance with the various aspects of lease accounting GAAP has been established to ensure proper accounting and GAAP compliance.

As of February 3, 2008, we have concluded that this material weakness has been remediated.

(viii) Allowance for Sales Returns — The Company did not maintain effective controls over the completeness of its allowance for sales returns and related net sales, cost of sales, accrued liabilities and other current assets accounts. Specifically, the Company did not detect that it had inappropriately excluded an estimate for certain returns that were incorrectly classified as warranty and core returns in the Company’s methodology for determining an allowance for sales returns.

A new, all inclusive process was developed to estimate sales returns using historical sales return data to estimate future return rates. The new process is formally reviewed by qualified personnel on a quarterly basis to ensure the estimates are reasonable and compliant with GAAP.

As of February 3, 2008, we have concluded that this material weakness has been remediated.

(ix) Accounting for Certain Accrued Expenses — The Company did not maintain effective controls over the completeness, valuation and reporting in the proper period of certain of its accrued expense accounts and related operating and administrative expenses. The Company identified numerous instances of errors in accrual accounts, including transactions not accounted for in accordance with GAAP, that was attributable to the Company’s lack of a sufficient complement of experienced personnel and written accounting policies and procedures in certain areas.

Although the Company has assigned responsibility for the reconciliation of all accounts to process owners and required a management review of the reconciliations, we continue to experience instances of reconciliations not done properly and accounts containing errors not identified on a timely basis or at all.

As of February 3, 2008, we do not consider this material weakness remediated. Refer to Management’s Report on Internal Control Over Financial Reporting.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

As indicated above, although the Company continues to progress in its remediation efforts, we continue to implement new controls and enhancements to previously existing controls to remediate the remaining material weaknesses. There were changes in our internal control over financial reporting that occurred during the fourth quarter of fiscal 2007 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting. These changes were:

•	We hired an Executive Vice President of Finance and Chief Financial Officer.

•

We initiated an on-line “ethics training” pilot which was required to be taken by a selection of 1,000 general and administrative employees (i.e. employees at the corporate office) to ensure their familiarity with the key policies included in the code of business conduct and ethics.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The information required by this item is incorporated by reference from the information under the captions “Proposal 1 — Election of Directors,” “Information about our Executive Officers,” “Audit Committee,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Codes of Conduct” and “Board Committees” contained in the proxy statement.

Item 11.	Executive Compensation

The information required by this item is incorporated by reference from the information under the captions “Compensation of Directors and Executive Officers,” “Compensation Committee Interlocks and Insider Participation” and “Compensation Committee Report” contained in the proxy statement.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item is incorporated by reference from the information under the captions “Securities Authorized for Issuance Under Equity Compensation Plans” and “Security Ownership of Certain Beneficial Owners and Management” contained in the proxy statement.

Item 13.	Certain Relationships and Related Transactions and Director Independence

The information required by this item is incorporated by reference from the information under the captions “Certain Relationships and Related Transactions” and “Director Independence” contained in the proxy statement.

Item 14.	Principal Accountant Fees and Services

The information required by this item is incorporated by reference from the information under the caption “Report of the Audit Committee” contained in the Proxy Statement.

PART IV

Item 15.	Exhibit and Financial Statement Schedules

(a)(1) The following consolidated financial statements of CSK Auto Corporation are included in Item 8, “Financial Statements and Supplementary Data” of this Annual Report.

(a)(2) The following financial statement schedules of CSK Auto Corporation for the three years ended February 3, 2008 are included in this Report on Form 10-K, as required by Item 14(d): Schedule I Financial Information of the Registrant and Schedule II Valuation and Qualifying Accounts. Other schedules have been omitted because information is not required or otherwise is included in the Notes to Consolidated Financial Statements.

(a)(3) and (b) Exhibits:

The Exhibit Index included at the end of this Annual Report is incorporated herein by reference.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

BALANCE SHEETS

	February 3, 2008	February 4, 2007
	(In thousands, except share data)
ASSETS
Investment in subsidiaries	$164,538	$171,510

Total assets	$164,538	$171,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock, $0.01 par value, 90,000,000 shares authorized, 44,030,644 and 43,950,751 shares issued and outstanding at February 3, 2008 and February 4, 2007, respectively	$440	$440
Additional paid-in capital	438,092	433,912
Accumulated deficit	(273,994)	(262,842)

Total stockholders’ equity	164,538	171,510

Total liabilities and stockholders’ equity	$164,538	$171,510

The accompanying note is an integral part of these financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
	($ in thousands, except share and per share data)
Equity interest in net income (loss) from subsidiaries	$(11,152)	$6,264	$57,790

Income (loss) before income taxes and cumulative effect of change in accounting principle	(17,461)	12,221	95,038
Income tax expense (benefit)	(6,309)	4,991	37,248

Income (loss) before cumulative effect of change in accounting principle	(11,152)	7,230	57,790
Cumulative effect of change in accounting principle, net of tax	—	(966)	—

Net income (loss)	$(11,152)	$6,264	$57,790

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.30
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income (loss) per share	$(0.25)	$0.14	$1.30

Shares used in computing per share amounts	43,971,417	43,876,533	44,465,409

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.25)	$0.16	$1.29
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income (loss) per share	$(0.25)	$0.14	$1.29

Shares used in computing per share amounts	43,971,417	44,129,278	44,812,302

The accompanying note is an integral part of these financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional
	Shares	Amount	Paid-in Capital	Stockholder Receivable	Deferred Compensation	Accumulated Deficit	Total Equity
	(In thousands, except share data)
Balances at January 30, 2005	45,116,301	$451	$447,612	$(10)	$(1,018)	$(326,896)	$120,139
Repurchase and retirement of common stock	(1,409,300)	(14)	(25,015)				(25,029)
Restricted stock	17,731		1,159		(1,288)		(129)
Amortization of deferred compensation					571		571
Recovery of stockholder receivable				10			10
Exercise of options	105,590	1	1,129				1,130
Tax benefit relating to stock option exercises			231				231
Compensation expense, stock options			7				7
Warrants and call options, net of tax			1,437				1,437
Net income						57,790	57,790

Balances at January 29, 2006	43,830,322	438	426,560	—	(1,735)	(269,106)	156,157
Restricted stock	28,466	1	(221)				(220)
Adoption of SFAS No. 123R			(1,735)		1,735		—
Exercise of options	91,963	1	1,195				1,196
Compensation expense, stock-based awards			3,048				3,048
Warrants and call options, net of tax			390				390
Discount on senior exchangeable notes, net of tax			4,675				4,675
Net income						6,264	6,264

Balances at February 4, 2007	43,950,751	440	433,912	—	—	(262,842)	171,510
Restricted stock	34,010		(221)				(221)
Exercise of options	45,883		443				443
Compensation expense, stock-based awards			3,958				3,958
Net loss						(11,152)	(11,152)

Balances at February 3, 2008	44,030,644	$440	$438,092	$—	$—	$(273,994)	$164,538

The accompanying note is an integral part of these financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF CASH FLOWS

Fiscal Year Ended
	February 3, 2008	February 4, 2007	January 29, 2006
($ in thousands)
Cash flows provided by operating activities:
Net income (loss)	$(11,152)	$6,264	$57,790
Adjustments to reconcile net income to net cash provided by operating activities:
Equity interest in net income (loss) from subsidiaries	11,152	(6,264)	(57,790)

Net cash provided by operating activities	—	—	—
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

The accompanying note is an integral part of these financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

NOTE TO FINANCIAL STATEMENT SCHEDULE

The accompanying financial statement schedule presents the financial position, results of operations and cash flows of CSK Auto Corporation (“Corporate”) as a parent company only, and thus includes Corporate’s investment in CSK Auto, Inc. (Auto) as well as Corporate’s interest in the results of Auto’s operations, accounted for under the equity method of accounting. Corporate has not received any dividends from Auto during the periods presented.

This financial statement schedule should be read in conjunction with the consolidated financial statements of CSK Auto Corporation and Subsidiaries for descriptions of significant accounting policies and other matters, including guarantees by Corporate.

CSK AUTO CORPORATION AND SUBSIDIARIES

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years 2007, 2006 and 2005

($ in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Purchase Accounting Adjustments	Deductions	Balance at End of Period
Allowance for Bad Debts:
Year Ended January 29, 2006	$569	2,674	49	(2,856)	$436
Year Ended February 4, 2007	$436	105	—	(148)	$393
Year Ended February 3, 2008	$393	664	—	(679)	$378

Allowance for Closed Stores:
Year Ended January 29, 2006	$7,774	2,903	324	(3,968)	$7,033
Year Ended February 4, 2007	$7,033	1,487	—	(3,609)	$4,911
Year Ended February 3, 2008	$4,911	1,983	—	(3,867)	$3,027

Allowance for Inventory Shrink:
Year Ended January 29, 2006	$13,079	28,780	658	(30,029)	$12,488
Year Ended February 4, 2007	$12,488	31,605	—	(25,977)	$18,116
Year Ended February 3, 2008	$18,116	23,797	—	(28,883)	$13,030

Allowance for Inventory Obsolescence:
Year Ended January 29, 2006	$1,469	(462)	1,127	(50)	$2,084
Year Ended February 4, 2007	$2,084	—	—	(1,326)	$758
Year Ended February 3, 2008	$758	2,452	—	(1,016)	$2,194

Allowance for Deferred Tax Assets:
Year Ended January 29, 2006	$1,752	—	—	—	$1,752
Year Ended February 4, 2007	$1,752	—	—	—	$1,752
Year Ended February 3, 2008	$1,752	—	—	(1,645)	$107

Allowance for Sales Returns:
Year Ended January 29, 2006	$13,286	14,411	1,844	(13,286)	$16,255
Year Ended February 4, 2007	$16,255	16,460	—	(15,085)	$17,630
Year Ended February 3, 2008	$17,630	18,597	—	(18,329)	$17,898

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 18th day of April, 2008.

CSK AUTO CORPORATION

By:	/s/ Lawrence N. Mondry
Lawrence N. Mondry
President and Chief Executive Officer

By:	/s/ James D. Constantine
James D. Constantine
Executive Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Randi V. Morrison with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent with full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney-in-fact and agent may or shall lawfully do, or cause to be done, in connection with the proposed filing by CSK Auto Corporation with the Securities and Exchange Commission, under the provisions of the Securities Exchange Act of 1934, as amended, of an Annual Report on Form 10-K for the fiscal year ended February 3, 2008 (the “Annual Report”), including but not limited to, such full power and authority to do the following: (i) execute and file such Annual Report; (ii) execute and file any amendment or amendments thereto; (iii) receive and respond to comments from the Securities and Exchange Commission related in any way to such Annual Report or any amendment or amendments thereto; and (iv) execute and deliver any and all certificates, instruments or other documents related to the matters enumerated above, as the attorney-in-fact in her sole discretion deems appropriate.

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the registrant, and in the capacities indicated, on this 18th day of April, 2008.

/s/ CHARLES K. MARQUIS	Chairman of the Board
Charles K. Marquis

/s/ JAMES G. BAZLEN	Director
James G. Bazlen

/s/ MORTON GODLAS	Director
Morton Godlas

/s/ TERILYN A. HENDERSON	Director
Terilyn A. Henderson

/s/ LAWRENCE N. MONDRY	Director,
Lawrence N. Mondry	President and Chief Executive Officer
(Principal Executive Officer)

/s/ CHARLES J. PHILIPPIN	Director
Charles J. Philippin

/s/ WILLIAM A. SHUTZER	Director
William A. Shutzer

/s/ JAMES D. CONSTANTINE	Executive Vice President and Chief Financial Officer
James D. Constantine	(Principal Financial Officer )

/s/ MICHAEL D. BRYK	Senior Vice President and Controller
Michael D. Bryk	(Principal Accounting Officer)

Exhibit Index

Exhibit Number	Description of Exhibits
2.01	Agreement and Plan of Merger, dated as of November 30, 2005, among CSK Auto Corporation, Fastlane Merger Corp., Murray’s, Inc., the sellers named therein, and J.W. Childs Associates, L.P., as seller representative, incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed on December 1, 2005. (File No. 001-13927).

2.02	Agreement and Plan of Merger among O’Reilly Automotive, Inc., OC Acquisition Company, and CSK Auto Corporation, dated April 1, 2008 incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed on April 7, 2008 (File No. 001-13927).

3.01	Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.01 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

3.02	Certificate of Correction to the Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.02 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

3.03	Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.2.1 of our Quarterly Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).

3.04	Second Certificate of Amendment of the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.04 of our Quarterly Report on Form 10-Q, filed on December 9, 2005 (File No. 001-13927).

3.05	Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03 of our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).

3.05.1	First Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.1 of our annual report on Form 10-K, filed on May 1, 2001. (File No 001-13927).

3.05.2	Second Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.2 of our Quarterly Report on Form 10-Q, filed on June 14, 2004 (File No. 001-13927).

3.05.3	Third Amendment to Amended and Restated By-Laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on August 16, 2007 (File No. 001-13927).

3.06.4	Fourth Amendment to Amended and Restated By-Laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on September 5, 2007 (File No. 001-13927).

4.01	Form of Common Stock certificate, incorporated herein by reference to Exhibit 4.05 of our Registration Statement on Form S-1/A, filed on March 3, 1998 (File No. 333-43211).

4.02	Indenture, dated as of December 19, 2005, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc. as guarantors, and the Bank of New York Trust Company, N.A., as Trustee, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed on December 20, 2005 (File No. 001-13927).

4.03	Second Supplemental Indenture, dated as of July 27, 2006, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc., and The Bank of New York Trust Company, N.A., as Trustee, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed on July 31, 2006 (File No. 001-13927).

4.04	Rights Agreement dated as of February 4, 2008 by and between CSK Auto Corporation and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 1 to the Registration Statement on Form 8-A of CSK Auto Corporation and incorporated herein by reference (File No. 001-13927).

10.01	Amended and Restated Employment Agreement, dated as of June 12, 1998, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to Exhibit 10.02 of our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).†

10.01.1	Form of Amendment to Employment Agreement, by and between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed on March 3, 2006 (File No. 001-13927).†

Exhibit Number	Description of Exhibits
10.01.2	Form of Amendment to Employment Agreement, by and between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on April 18, 2007 (File No. 001-13927).†

10.02	Stock Option Agreement, dated March 9, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to Exhibit 10.26 of our Registration Statement on Form S-1/A, filed on March 10, 1998 (File No. 333-43211).†

10.03	Form of Letter Agreement between CSK Auto Corporation and Maynard Jenkins amending March 17, 1998 Stock Option Grant, incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed on April 18, 2007 (File No. 001-13927).†

10.04	Restated 1996 Associate Stock Option Plan, dated as of June 5, 1998, incorporated herein by reference to Exhibit 10.11 of our Registration Statement on Form S-1, filed on November 13, 1998 (File No. 333-67231).†

10.04.1*	First Amendment to the Restated 1996 Associate Stock Option Plan.†

10.05*	Form of Non-Qualified Stock Option Contract previously used in connection with the 1996 Associate Stock Option Plan.†

10.06	Amended and Restated Supplemental Executive Retirement Plan Agreement, effective January 1, 2005, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on December 21, 2004 (File No. 001-13927).†

10.06.1	Form of First Amendment to Amended and Restated Supplemental Executive Retirement Plan Agreement, dated as of January 1, 2005, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on March 3, 2006 (File No. 001-13927).†

10.07	Restated 1996 Executive Stock Option Plan (Amended and Restated June 8, 1999), incorporated herein by reference to Appendix B of our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).†

10.07.1*	First Amendment to the Restated 1996 Executive Stock Option Plan.†

10.08*	Form of Non-Qualified Stock Option Contract previously used in connection with the 1996 Executive Stock Option Plan.†

10.09	1999 Employee Stock Option Plan, incorporated by reference to Appendix C of our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).†

10.09.1*	First Amendment to the 1999 Employee Stock Option Plan.†

10.10*	Form of Non-Qualified Stock Option Contract previously used in connection with the 1999 Employee Stock Option Plan.†

10.11	2004 Stock and Incentive Plan (as amended and restated effective as of November 8, 2007), incorporated herein by reference to Appendix A of our amended definitive Proxy Statement, filed on November 1, 2007 (File No. 001-13927).†

10.11.1*	First Amendment to the 2004 Stock and Incentive Plan (as amended and restated effective as of November 8, 2007).†

10.12	Form of Non-Qualified Stock Option Contract (Employee Form) to be used in connection with our 2004 Stock and Incentive Plan, incorporated herein by reference to Exhibit 99.1 of our Current Report on Form 8-K, filed on October 20, 2004 (File No. 001-13927).†

10.13	Form of Non-Qualified Stock Option Contract (Director Form) to be used in connection with our 2004 Stock and Incentive Plan, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on October 20, 2004 (File No. 001-13927).†

10.14	Form of Restricted Stock Agreement to be used in connection with our 2004 Stock and Incentive Plan, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed on October 20, 2004 (File No. 001-13927).†

Exhibit Number	Description of Exhibits
10.15	Amended and Restated Lease, dated October 23, 1989 (the Missouri Falls Lease), between CSK Auto, Inc. (formerly known as Northern Automotive Corporation) and Missouri Falls Associates Limited Partnership, incorporated herein by reference to Exhibit 10.10 of CSK Auto, Inc’s Registration Statement on Form S-4, filed on February 28, 1997 (File No. 333-22511).

10.16	First Amendment to the Missouri Falls Lease, dated November 22, 1991, between CSK Auto, Inc. (formerly known as Northern Automotive Corporation) and Missouri Falls Associates Limited Partnership, incorporated herein by reference to Exhibit 10.11 of CSK Auto, Inc’s Registration Statement on Form S-4, filed on February 28, 1997 (File No. 333-22511).

10.17	Amendment to Leases, dated October 30, 1996, by and between Missouri Falls Associates Limited Partnership and CSK Auto, Inc. (formerly known as Northern Automotive Corporation), incorporated herein by reference to Exhibit 10.12 of CSK Auto, Inc’s Registration Statement on Form S-4, filed February on 28, 1997 (File No. 333-22511).

10.18	Lease, dated July 31, 1997, between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease, dated April 1, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

10.19	Lease, dated April 20, 2000, between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease, dated February 23, 2001, incorporated herein by reference to Exhibit 10.16 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

10.20	Lease, dated April 20, 2000, between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated August 20, 2000, incorporated herein by reference to Exhibit 10.17 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

10.21	Amendment to all CSK Auto, Inc. Leases at Missouri Falls, dated December 6, 2001, between Missouri Falls Partners and MFP Holdings, LLC and CSK Auto, Inc., incorporated herein by reference to Exhibit 10.24 of our Registration Statement on Form S-4, filed on February 11, 2002 (File No. 333-82492).

10.22	Form of Indemnity Agreement, between CSK Auto Corporation and each Director, incorporated herein by reference to Exhibit 10.21 of our Annual Report on Form 10-K, filed on May 2, 2005 (File No. 001-13927).

10.23	Severance and Retention Agreement, between CSK Auto, Inc. and James B. Riley, dated October 24, 2005, incorporated herein by reference to Exhibit 10.05 to our Quarterly Report on Form 10-Q, filed on December 9, 2005 (File No. 001-13927).†

10.24*	Form of Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and each of its then senior executive officers (other than Lawrence Mondry).†

10.25	Indicative Callable Swap Term Sheet, effective as of April 5, 2004, between Lehman Brothers and CSK Auto, Inc., incorporated herein by reference to Exhibit 10.57 of our Annual Report on Form 10-K, filed on April 15, 2004 (File No. 001-13927).

10.26	Amended and Restated Registration Rights Agreement, dated as of May 16, 2002, by and among CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 4.05.01 to our Registration Statement on Form S-3/A, filed on May 17, 2002 (File No. 333-77008).

10.27	Employment Agreement, dated March 30, 2000, between CSK Auto, Inc. and James Bazlen, incorporated herein by reference to Exhibit 10.47 of our Annual Report on Form 10-K, filed on May 5, 2003 (File No. 001-13927).†

10.27.1	First Amendment to March 30, 2000 Employment Agreement, between CSK Auto, Inc. and James Bazlen, effective as of June 11, 2003, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on September 17, 2003 (File No. 001-13927).†

10.27.2	Second Amendment to March 30, 2000 Employment Agreement, between CSK Auto, Inc. and James Bazlen, effective as of October 15, 2004, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed on October 20, 2004 (File No. 001-13927).†

Exhibit Number	Description of Exhibits
10.28	Stock Purchase Agreement relating to Automotive Information Systems, Inc., dated January 21, 2005, by and between CSK Auto, Inc. and Mobile Productivity, Inc., incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on January 27, 2005 (File No. 001-13927).

10.29	Amended and Restated Outside Director Compensation Policy, incorporated herein by reference to our Current Report on Form 8-K, filed on May 18, 2005 (File No. 001-13927).†

10.29.1*	First Amendment to Amended and Restated Outside Director Compensation Policy, effective as of August 15, 2007.†

10.29.2*	Second Amendment to Amended and Restated Outside Director Compensation Policy, effective as of March 7, 2008.†

10.30	Long-Term Incentive Plan, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on July 1, 2005 (File No. 001-13927).†

10.31	Form of Incentive Bonus Unit Award Agreement, incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed on July 1, 2005 (File No. 001-13927).†

10.32	Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on July 29, 2005 (File No. 001-13927).

10.32.1	First Amendment to Second Amended and Restated Credit Agreement, dated as of December 16, 2005, among CSK Auto, Inc., the several lenders from time to time parties thereto, JPMorgan Chase Bank N.A., as administrative agent, and the co-syndication agents and co-documentation agents party thereto, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on December 20, 2005 (File No. 001-13927).

10.33	Term Credit Agreement, dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, N.A., as Co-Syndication Agents, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on July 7, 2006 (File No. 001-13927).

10.33.1	Amendment, dated as of August 3, 2006, to the Credit Agreement dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, incorporated by reference to Exhibit 10.50.1 of our Annual Report on Form 10-K, filed on May 1, 2007 (File No. 001-13927).

10.33.2	Second Amendment, dated as of April 27, 2007, to the Credit Agreement dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, incorporated by reference to Exhibit 10.50.2 of our Annual Report on Form 10-K, filed on May 1, 2007 (File No. 001-13927).

10.33.3	Third Amendment, dated as of October 10, 2007, to the Credit Agreement dated as of June 30, 2006 among CSK Auto, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on October 15, 2007 (File No. 001-13927).

10.33.4	Fourth Amendment, dated as of December 18, 2007, to the Credit Agreement dated as of June 30, 2006 among CSK Auto, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 26, 2007 (File No. 001-13927).

10.34	Form of Letter Agreement between CSK Auto Corporation and Maynard Jenkins amending March 18, 1999 Stock Option Grant, incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed on April 18, 2007 (File No. 001-13927).†

Exhibit Number	Description of Exhibits
10.35	Form of Letter Agreement between CSK Auto Corporation and Maynard Jenkins amending December 21, 1999 Stock Option Grant, incorporated herein by reference to Exhibit 10.4 of our Current Report on Form 8-K, filed on April 18, 2007 (File No. 001-13927).†

10.36	Form of Letter Agreement between CSK Auto Corporation and Maynard Jenkins amending April 5, 2002 Stock Option Grant, incorporated herein by reference to Exhibit 10.5 of our Current Report on Form 8-K, filed on April 18, 2007 (File No. 001-13927).†

10.37	Form of Election Agreement between Optionee and CSK Auto Corporation, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on December 22, 2006 (File No. 001-13927).†

10.38	Employment Agreement, dated as of June 8, 2007, by and between CSK Auto, Inc., and Lawrence N. Mondry, which includes the Form of Nonqualified Stock Option Contract between the Company and Lawrence N. Mondry regarding the June 13, 2007 Inducement Award and the Form of Restricted Stock Unit Agreement between the Company and Lawrence N. Mondry regarding the June 13, 2007 Inducement Award, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on June 13, 2007 (File No. 001-13927).†

10.38.1*	First Amendment to Employment Agreement, dated as of June 8, 2007, by and between CSK Auto, Inc., and Lawrence N. Mondry.†

10.39	Form of Contract for October 20, 2007 Stock Option Award to Lawrence Mondry, incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on October 24, 2007 (File No. 001-13927).†

10.40	Form of Interim Executive Services Agreement between CSK Auto, Inc. and Tatum, LLC, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed on June 26, 2007 (File No. 001-13927).†

10.41	Form of Indemnification Agreement for Interim Executive among CSK Auto Corporation, CSK Auto, Inc., CSKAUTO.COM, Inc. and Steven L. Korby, incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed on June 26, 2007 (File No. 001-13927).

10.42*	2008 Cash-In-Lieu Bonus Plan.†

10.42.1*	Form of Notice of Participation in 2008 Cash in Lieu Bonus Plan.†

10.43*	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Michael Bryk, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses.†

10.44*	Side Letter between CSK Auto, Inc., CSK Auto Corporation and James Constantine, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses.†

10.45*	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Randi Morrison, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses.†

10.46*	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Brian Woods, dated March 31, 2008, regarding reimbursement for travel, temporary living expenses, and relocation costs.†

10.47*	2008 General and Administrative Staff Incentive Plan.†

10.48*	2008 Executive Incentive Plan for Lawrence N. Mondry.†

21.01*	Subsidiaries of the Company.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.01*	Power of Attorney (included on signature page to this Annual Report).

31.01*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.02*	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.01*	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.01	Waiver, dated as of May 4, 2006, to Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on May 23, 2006 (File No. 001-13927).

Exhibit Number	Description of Exhibits
99.01.1	Second Waiver, dated as of June 16, 2006, to the Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the Lenders party thereto, the Co-Syndication Agents and the Co-Documentation Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed on June 19, 2006 (File No. 001-13927).

99.01.2	Third Waiver, dated as of June 11, 2007, to the Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the Lenders party thereto, the Co-Syndication Agents and the Co-Documentation Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, incorporated herein by reference to Exhibit 99.1 of our Current Report on Form 8-K, filed on June 13, 2007 (File No. 001-13927).

99.01.3	Fourth Waiver, dated as of August 10, 2007, to the Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the Lenders party thereto, the Co-Syndication Agents and the Co-Documentation Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed on August 13, 2007 (File No. 001-13927).

*	Filed herewith.
†	Executive compensation plans or arrangements.

Annex E CSK’s Amendment to its Annual Report on Form 10-K/A for the Year Ended February 3, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended February 3, 2008.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-13927

CSK Auto Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-0765798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400 Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered:
Common Stock, $.01 par value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to section 13 or 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☐

(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of August 3, 2007, the aggregate market value of our voting and non-voting common stock held by non-affiliates was approximately $541.2 million. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.

As of May 22, 2008, there were 44,036,813 shares of our common stock outstanding.

As used herein, the terms “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries, including its operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc. The term “Auto” as used herein refers to our operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc.

EXPLANATORY NOTE

On April 18, 2008, the Company filed its Annual Report on Form 10-K for the fiscal year ended February 3, 2008 (“fiscal 2007”) (the “Original Annual Report”) with the Securities and Exchange Commission (the “SEC”). As previously announced on April 1, 2008, the Company has entered into a merger agreement with O’Reilly Automotive, Inc. (“O’Reilly”) pursuant to which O’Reilly will acquire all of the outstanding shares of the Company’s common stock (the “Proposed Merger”). As a result of the Proposed Merger, the Company will not file a definitive proxy statement for its 2008 annual meeting of shareholders within 120 days after the end of its last fiscal year. The Company is therefore filing this Annual Report on Form 10-K/A for fiscal 2007 (this “Form 10-K/A”) to set forth the information required by Items 10, 11, 12, 13 and 14 of Part III of the Original Annual Report, which otherwise was planned to be incorporated by reference to said proxy statement.

Except as discussed above, we have not modified or updated the disclosure presented in the Original Annual Report. This Form 10-K/A does not reflect events that have occurred after the filing of the Original Annual Report or modify or update disclosures presented in the Original Annual Report affected by subsequent events. Accordingly, this Form 10-K/A should be read in conjunction with our filings made with the SEC subsequent to the date of the filing of the Original Annual Report.

In addition, in accordance with applicable SEC rules, this Form 10-K/A includes updated certifications from our Chief Executive Officer and Chief Financial Officer.

NOTE CONCERNING FORWARD-LOOKING INFORMATION

Certain statements contained in this Annual Report are forward-looking statements and are usually identified by words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “could,” “should” or other similar expressions. We intend forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect current views about our plans, strategies and prospects and speak only as of the date of this Annual Report.

We believe that it is important to communicate our future expectations to our investors. However, forward-looking statements are subject to risks, uncertainties and assumptions often beyond our control, including, but not limited to, competitive pressures, the overall condition of the national and regional economies, factors affecting import of products, factors impacting consumer spending and driving habits such as high gas prices, war and terrorism, natural disasters and/or extended periods of inclement weather, consumer debt levels and inflation, demand for our products, integration and management of any current and future acquisitions, conditions affecting new store development, relationships with vendors, risks related to compliance with Section 404 of the Sarbanes-

Oxley Act of 2002 (“SOX” and such Section, “SOX 404”) and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements. For more information related to these and other risks, please refer to the Risk Factors section in the Original Annual Report. In addition to causing our actual results to differ, the factors listed and referred to above may cause our intentions to change from those statements of intention set forth in this Form 10-K/A. Such changes in our intentions may cause our results to differ. We may change our intentions at any time and without notice based upon changes in such factors, our assumptions or otherwise.

Except as required by applicable law, we do not intend and undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward looking statement, you should not place undue reliance upon forward-looking statements and should carefully consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Set forth below are the name, age, and position of each of our directors and executive officers as of May 22, 2008. Below the table appears a brief account of each director’s and executive officer’s business experience. Our executive officers also have the same titles at our subsidiary, CSK Auto, Inc.

Name	Age	Position
Lawrence N. Mondry	48	President and Chief Executive Officer, Director
Charles K. Marquis	65	Chairman of the Board
James G. Bazlen	58	Director
Morton Godlas	85	Director
Terilyn A. Henderson	51	Director
Charles J. Philippin	58	Director
William A. Shutzer	61	Director
James Constantine	55	Executive Vice President of Finance and Chief Financial Officer
Dale Ward	58	Executive Vice President — Operations
Brian K. Woods	38	Executive Vice President — Merchandising
Michael D. Bryk	53	Senior Vice President of Finance and Controller
Larry Buresh	64	Senior Vice President and Chief Information Officer
Larry Ellis	53	Senior Vice President — Logistics
Randi V. Morrison	43	Senior Vice President, General Counsel & Secretary
John Saar	57	Senior Vice President — Real Estate and Human Resources
Gregory Langdon	59	Senior Vice President — Store Operations

Lawrence N. Mondry became our President and Chief Executive Officer and a director in August 2007. Mr. Mondry has over 20 years experience in merchandising and executive management positions in the multi-unit specialty retailing industry. Prior to joining CSK, he served as the Chief Executive Officer of CompUSA Inc., a retailer and reseller of personal computers and related products and services, from November 2003 to May 2006. He had served as President and Chief Operating Officer of CompUSA Stores since March 2000. From December 1993 to March 2000, he served as Executive Vice President — Merchandising and, from 1990 to December 1993, as Senior Vice President and General Merchandise Manager. Mr. Mondry began his retail career in 1983 with Highland Superstores, a multi-regional consumer electronics retailer, where he held various merchandising positions including Vice President, National Merchandise Manager. Mr. Mondry is also a director of Micron Technology, Inc.

Charles K. Marquis became our Chairman of the Board on August 15, 2007. Mr. Marquis has served as one of our directors since April 1999. He has been a senior advisor to Investcorp, an international investment firm, or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, our primary outside corporate counsel. Mr. Marquis is also a director of Tiffany & Co., Inc.

James G. Bazlen became one of our directors in July 1994. Mr. Bazlen previously served as one of our directors from November 1989 to June 1992. Mr. Bazlen served as our President and Chief Operating Officer from July 1994 until his retirement from day-to-day operations in April 2000. Upon his retirement as President and Chief Operating Officer of the Company in April 2000, the Company entered into an employment agreement with Mr. Bazlen that provided for him to work on specific projects as designated by the new Chief Operating Officer or Chief Executive Officer. Prior to July 1994, Mr. Bazlen served the Company in various executive positions since April 1991, including Senior Vice President, Vice Chairman and Chief Financial Officer. Prior to that, Mr. Bazlen served as Senior Vice President of The Trump Group, a private investment group, from March 1986. Prior to joining The

Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for 13 years.

Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, which owned both the Kragen Auto Supply and Checker Auto store chains now owned by the Company, the presidents of both Kragen and Checker reported to Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco, a division of Lucky Stores, over a 12 year period.

Terilyn A. Henderson became one of our directors in April 2002. She was formerly with McKinsey & Company, Inc. for 14 years from September 1987 to December 2001, the last six of which she served in a partnership capacity. While at McKinsey, Ms. Henderson was a co-leader of the Americas Consumer Industries practice, serving clients primarily concerning retail strategy and growth issues. Ms. Henderson has published and spoken on the particular challenges of growth for U.S. retailers.

Charles J. Philippin originally became one of our directors in October 1996. He resigned from our Board of Directors in April 2000 and was reappointed in January 2004. Since June 2002, he was a principal of GarMark, LLP, a mezzanine investment firm until his retirement in March 1, 2008. Prior to that, he was Chief Executive Officer of On-Line Retail Partners, an internet software company. He has also served as a member of the management committee of Investcorp, an international investment firm, and was the National Director of Merger & Acquisitions for Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP, our independent auditor). Mr. Philippin is also a director of Alliance Laundry Systems LLC.

William A. Shutzer became one of our directors in December 2003. Mr. Shutzer is Senior Managing Director of Evercore Partners, a boutique investment banking firm that provides mergers and acquisitions and other financial advisory services and manages two private equity funds, and that has on occasion provided financial advisory services to the Company on an arm’s length basis (i.e., on terms the Company deemed to be comparable to those provided by unrelated parties). Prior to joining Evercore in April 2004, Mr. Shutzer was Managing Member of Tancredo Financial Advisors, a boutique financial advisory firm specializing in private company valuations and strategic financial advisory services. Prior to that, Mr. Shutzer was Managing Director in the Private Equity Group at Lehman Brothers Inc. from October 2000 until December 2003. He previously served as a Partner in Thomas Weisel Partners LLC, a merchant-banking firm, from 1999 through 2000, and held senior executive positions at ING Baring Furman Selz LLC from 1998 through 1999 and Furman Selz Inc. from 1994 through 1997. Mr. Shutzer is also a director of Jupiter Media Corp., Tiffany & Co., Inc. and Turbo Chef Technologies, Inc.

James Constantine became our Executive Vice President of Finance and Chief Financial Officer in November 2007. From 2006, Mr. Constantine was Senior Vice President and Chief Financial Officer of ShopKo Stores Operating Co., a retailer of goods and services with stores located throughout the Midwest, Mountain and Pacific Northwest regions. From 2000 to 2005, Mr. Constantine was Executive Vice President, Chief Financial and Administrative Officer of Factory Card & Party Outlet, a specialty retailer of party and special occasion merchandise. Prior to that, Mr. Constantine was Senior Assistant Treasurer for, and held various other managerial positions with, Sears, Roebuck and Co. from 1981 to 1999. From 1974 to 1981, he held various managerial positions with Deloitte & Touche LLP.

Dale Ward became our Executive Vice President — Operations, with oversight responsibility for Store Operations and Commercial Sales in January 2008. Prior to this appointment, Mr. Ward was Executive Vice President overseeing Store Operations, Commercial Sales, Human Resources and Merchandising & Marketing from October 2006. Prior to this appointment, Mr. Ward served the Company in numerous roles, including Senior Vice President — Merchandising & Marketing since May 2005, Executive Vice President — Commercial Operations from October 2001 to May 2005 and Senior Vice President — Store Operations from March 1997 to October 2001. Prior to that, Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993 and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

Brian K. Woods became our Executive Vice President — Merchandising in August 2007. Before joining CSK Auto, Mr. Woods was with CompUSA, a retailer and reseller of personal computers and related products and services, for fifteen years and served in a variety of executive and management positions. From October 2003 to February 2007 he served as Executive Vice President and General Merchandising Manager. Prior to that, from March 2000 to October 2003, he held the position of Vice President of Technology Services.

Michael D. Bryk became our Senior Vice President of Finance and Controller in October 2007. Mr. Bryk served for fourteen years in a variety of financial executive and management positions with CompUSA, a retailer and reseller of personal computers and related products and services. In particular, from February 2007 through September 2007, he served as Executive Vice President and Chief Financial Officer. From 2002 through February 2007, he served as Vice President — Finance and Administration. Prior to that, from 2000 to 2002, he served as Vice President — Controller. Before joining CompUSA in 1993, Mr. Bryk served as the Chief Financial Officer and in other finance management capacities while employed with other consumer product retailers in the Midwestern and Southeastern United States.

Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company. Mr. Buresh is also a director of Service Repair Solutions (formerly Mobile Productivity Incorporated) and Association for Retail Technology Standards.

Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis’ career in Logistics began over thirty two years ago with Fleenor’s, Inc., which, through a series of transactions, was subsequently acquired by Northern Automotive Corporation (a predecessor to CSK Auto, Inc.) in 1988. During his career, Mr. Ellis has served in several middle and senior management positions.

Randi V. Morrison became our Senior Vice President, General Counsel & Secretary in October 2006. Ms. Morrison was formerly Vice President, General Counsel & Secretary since August 2005. Prior to that Ms. Morrison was Vice President, Assistant General Counsel & Secretary from February 2004 to August 2005, Assistant General Counsel & Assistant Secretary from April 2001 to February 2004 and Senior Counsel from March 2000 to April 2001. Ms. Morrison joined CSK Auto as Legal Counsel in March 1997. Prior to joining CSK Auto, Ms. Morrison served as in house counsel to public traded corporations in St. Louis, Missouri and Phoenix, Arizona since January 1990.

John W. Saar became our Senior Vice President — Real Estate and Human Resources in January 2008. Prior to that, Mr. Saar served as Senior Vice President — Commercial Sales since October 2006 and Divisional Vice President since 2001. Mr. Saar has more than 35 years of tenure with the Company and has served in various management and senior management roles with responsibility for real estate, human resources, store operations and other functions.

Gregory Langdon became our Senior Vice President — Store Operations in February 2008 after most recently serving as our Vice President and Divisional Vice President — Operations since October 2005. Prior to this appointment, Mr. Langdon spent five years as Regional Vice President — Operations from October 1999 to October 2005. Mr. Langdon, who has more than 35 years retail store operations management experience, initially joined CSK Auto in May 1986. From 1994 to 1999, he served as Regional Vice President for Paccar Automotive, Inc., which was subsequently acquired by CSK Auto, Inc. in 1999. Before joining CSK Auto in 1986, Mr. Langdon worked for Sears and Roebuck for thirteen years in a variety of management positions.

Audit Committee

The current members of our Audit Committee are Ms. Henderson, and Messrs. Marquis and Philippin, Chairperson. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined in the applicable NYSE listing standards and in SEC Rule 10A-3. The Board of Directors has also determined that the Chair of the Audit Committee, Mr. Philippin, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee are financially literate under the SEC’s rules.

Corporate Governance Guidelines and Committee Charters

Our Corporate Governance Guidelines (“Governance Guidelines”) address topics such as board composition and committees, director responsibilities, compensation and orientation, stock ownership and Board of Directors self-evaluation. The Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Governance Guidelines and recommending any changes to the Board.

Our Governance Guidelines and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees are available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, and printed copies are available to any stockholder upon request.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board or any particular director(s) (including the presiding director (our Chairman of the Board) or the non-management directors as a group) may do so electronically by sending an e-mail to boardofdirectors@cskauto.com. Alternatively, a stockholder can contact the Board or any particular director(s) by writing to: CSK Auto, Inc., c/o Legal Department, Randi V. Morrison, Attention: Board of Directors at 645 East Missouri Avenue, Suite 400, Phoenix, AZ 85012. The Corporate Secretary will forward to an independent director designee approved by the majority of the independent directors, or to the individual director or directors to whom the communication is directed, all communications that are not threatening, illegal, or similarly inappropriate. Additional information concerning stockholder communications with our Board is available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com.

Codes of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to assist our associates and officers and our Board of Directors in resolving various types of ethical issues that may arise in the business environment. This Code covers topics such as conflicts of interest, insider trading, confidentiality, and compliance with laws. In addition, we have a Code of Ethics for Financial Officers applicable to the Chief Executive Officer, Chief Financial Officer, President, Controller, Treasurer, Director of Accounting and Financial Reporting and other officers performing similar functions, which addresses certain basic ethical principles and practices. Both of the codes are available on the Corporate Governance pages of the Investors area of our website at www.cskauto.com, and printed copies are available to any stockholder without charge, upon request. The request should be submitted to CSK, c/o Randi Morrison, 645 E. Missouri Avenue, Suite 400, Phoenix, AZ 85012. To the extent and in the manner required by SEC rules and the NYSE Listing Standards, we intend to disclose any future amendments to and/or waivers from (as the case may be) certain provisions of these codes on the Company’s website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock (herein collectively, our “Section 16 insiders”) to file certain forms reporting their ownership and changes in ownership of our stock with the SEC and the NYSE, and to furnish the Company with copies of these filings.

Based solely on our review of the copies of such forms that we received and written representations from our Section 16 insiders, we believe that all of our Section 16 insiders complied with these reporting obligations for fiscal 2007, except that an award to Mr. Woods of restricted stock and stock options was not reported on a timely-filed Form 4, but such transactions were subsequently reported on Form 4.

Item 11.	Executive Compensation

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis addresses the following topics:

•	an overview and design of the Company’s executive compensation policies, programs and practices;

•	the elements of our executive compensation program;

•	the Company’s stock ownership guidelines; and

•	the impact of regulatory requirements on executive compensation.

Overview and Design of our Compensation Program

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) administers the Company’s executive compensation program relative to the Chief Executive Officer and certain other executive officers, including each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”). The Committee’s primary objective is to establish an executive compensation program that links the interests of management and stockholders and attracts, motivates and retains executive officers of high caliber and ability. The Committee’s overall long-term objective is to design and maintain an executive compensation program that includes as integral components performance metrics and targets that reward a desired level of Company and individual performance. The Committee believes that compensation paid to executive officers should be designed to encourage decisions and actions that have a positive long-term impact on overall Company performance.

Historically, the CEO has recommended to the Committee base salary adjustments and bonuses for the executive officers. As discussed further below, annual equity awards for executive officers (and other eligible employees) are approved by the Committee generally in accordance with the guidelines set forth in the Company’s Committee-approved equity grant guidelines; however, occasionally management may suggest to the Committee variations from the policy based on individual performance considerations. The Committee has final authority over compensation decisions in respect to the Company’s executive officers.

The Committee seeks to encourage management to acquire and retain Company stock to align their interests with those of our stockholders. The adoption of the 2004 Stock and Incentive Plan (the “2004 Stock Plan”) in June 2004 supported this objective, providing for the grant to management (and other eligible employees) of equity-based long-term incentive awards on an approximately annual basis, as described in more detail below. Also, in fiscal 2005, the Company adopted stock ownership guidelines, which require members of the Board and management to hold shares of Common Stock. For a more detailed discussion of these guidelines, see the “Stock Ownership Guidelines” section of this Compensation Discussion and Analysis below.

Elements of the Executive Compensation Program

The Company’s executive compensation program includes the following short and long-term compensation elements:

•	base salary;

•	annual incentive awards payable in cash;

•	long-term equity incentive awards in the form of stock options and restricted stock granted annually under the 2004 Stock Plan; and

•	long-term incentive bonuses payable in cash and awarded under a Long Term Incentive Plan (“LTIP”) established pursuant to the 2004 Stock Plan.

In addition to these elements, the Company provides retirement, health and welfare benefits, certain perquisites and personal benefits and severance and retention arrangements to members of senior management, including each of the Named Executive Officers. Typically, the Committee’s decisions relative to these elements are influenced by the executive officer’s level of responsibility and function within the Company and the overall performance of the Company.

Base Salary

The Committee annually reviews and approves all base salaries for the Company’s Named Executive Officers. The Committee also reviews and approves adjustments to base salaries in connection with an executive officer’s promotion or other change in responsibilities. Adjustments to base salary are typically based upon duties performed, business growth and the general financial condition of the Company. In determining adjustments to base salary and salary ranges for a particular year, the Committee has typically considered information included in its primary competitors’ proxy statements (i.e., Advance Auto, AutoZone, Pep Boys and O’Reilly Automotive) regarding salaries and other compensation elements for the competitors’ named executive officers. In making salary adjustments, the Committee also makes subjective determinations regarding the overall performance of individual officers.

In light of the Company’s general financial condition and overall performance, the Committee approved an increase in base salary in fiscal 2007 for substantially all of the Company’s officers and employees of approximately 3%, including each currently employed Named Executive Officer (other than Messrs. Mondry and Constantine, who were hired in 2007).

Annual Cash Incentive Compensation

Each year, the Committee adopts an incentive compensation plan that provides for an annual cash incentive award opportunity for the Company’s executive officers. The Committee believes that annual incentive award opportunities assist the Company in attracting, retaining and motivating key personnel and reward eligible employees for assisting the Company in achieving our operational and strategic goals. Typically, bonuses for the Company’s executive officers under these plans are calculated using a predetermined percentage of an executive’s annual base salary relative to specified target levels for (1) the executive’s level of individual performance and (2) the Company’s performance based on achievement of pre-established Company and individual performance goals. Historically, the Committee has established the threshold, target and maximum levels for each of the objective financial performance measures in the bonus plan based on the approved budget for the fiscal year and for individual performance based on performance relative to previously established individual goals or other individual achievements during the course of the fiscal year. Typically, if the threshold for a particular component is not attained, no payment will be made relative to that component. The Committee also has the discretion to award bonuses to executive officers in recognition of individual and/or Company performance outside of the context of the annual incentive bonus plan, as well as to reduce or increase the size of the annual cash incentive award. In fiscal 2007, the Committee awarded discretionary bonuses to Mr. Riley (who at the time was our Chief Financial Officer) and Ms. Morrison in connection with the filing in May 2007 of the fiscal 2005 Form 10-K, which followed a lengthy financial statement restatement process in which Mr. Riley and Ms. Morrison had significant involvement and responsibility.

Historically, the Committee has approved pre-established Company financial performance measures in the annual incentive plans. However, in view of the Audit Committee-led investigation conducted in 2006 and associated restatement process, as well as the absence of accurate financial statements, the compensation program for fiscal 2005, 2006 and 2007 represented a departure from the norm as the Committee did not want to rely on previously established financial targets (to the extent any had been developed) or develop new objective financial targets for annual incentive compensation in the absence at that time of current annual audited financial statements.

In the absence of current financial statements in early fiscal 2007, the Board decided to defer establishment of financial targets for bonus plan purposes (and therefore, had deferred establishment of a bonus plan) for the Company’s executive officers and other general and administrative staff (excluding certain of the senior executive officers that the Company hired in 2007 whose bonus arrangements for fiscal 2007 were addressed in their employment arrangements). In November 2007, after the Company became current in its financial reporting obligations, the Committee adopted the 2007 General and Administrative Staff Incentive Plan (the “2007 Bonus Plan”). At that time, it was clear that whatever financial targets that may have been established at the beginning of the fiscal 2007 in connection with the budgeting process would not have been achieved in whole or in part. Therefore, the Board decided that it was appropriate under the circumstances to provide that annual bonuses for fiscal 2007 be based solely on the achievement of subjective individual performance criteria. Maximum bonus amounts for the Company’s Named Executive Officers under the 2007 Bonus Plan were established at 25% of each such officer’s annual base salary in effect as of the end of fiscal 2007. The target bonus award under the 2007 Bonus Plan for the Company’s Named Executive Officers was 15% of each such officer’s fiscal year-end base salary, as adjusted based on changes in position during the fiscal year and other factors provided for in the 2007 Bonus Plan. In light of the Company’s financial performance and condition and the lack of Company financial performance goals, the target levels under the 2007 Bonus Plan equated to 25% of the Company’s historical target bonus levels. In the case of each of the Named Executive Officers, other than our Chief Executive Officer Mr. Mondry, and Chief Financial Officer Mr. Constantine, bonuses were awarded at the maximum level, equal to 25% of their year-end base salaries. Mr. Mondry, whose fiscal 2007 bonus was guaranteed pursuant to his employment agreement, was awarded a bonus for the 2007 fiscal year equal to 100% of his fiscal 2007 base salary (prorated for the number of days that Mr. Mondry was employed by the Company during fiscal 2007). Mr. Constantine, whose fiscal 2007 bonus was guaranteed pursuant to his offer letter, was awarded a bonus for the 2007 fiscal year equal to 60% of his salary at the end of fiscal 2007 (prorated for the number of days that Mr. Constantine was employed by the Company during fiscal 2007).

Long-Term Equity-Based Incentive Awards

In fiscal 2004, the Committee engaged KPMG LLP, compensation and benefits consultants, to assist it in developing a long-term incentive program designed to intensify focus on the Company’s long-term performance and to retain executive talent. Based on the consultant’s recommendations, the Committee adopted equity grant guidelines, which established the basis for the annual equity grant program. These equity grant guidelines were adopted by the Committee prior to the 2004 equity grant. The Committee’s objective has been to award equity approximately annually. In accordance with the equity grant guidelines, annual grants between 2004 and 2007 have consisted of a mix of stock options and restricted stock to the executive officers other than the Chief Executive Officer, whose annual award historically consisted only of stock options to ensure maximum deductibility in the context of Section 162(m) of the Internal Revenue Code (“IRC”).

The grants are made pursuant to our 2004 Stock Plan, which provides for the award of equity-based compensation (incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, incentive bonuses and other stock unit awards), and our equity grant guidelines, as such have been modified by the Committee from time to time. The 2004 Stock Plan is flexible and allows the Committee to design the Company’s compensation programs using a mixture of different elements. Plan participation is limited to employees and directors of the Company and any subsidiary or parent of the Company.

Our equity grant guidelines provide for the annual grant of stock options and restricted stock to executive officers based on a 70%/30% mix of options and restricted stock, respectively. The Committee first establishes a total dollar value for equity awards (expressed as a percentage of base salary) and then determines the number of shares to be issued (in the form of options and restricted stock based on the 70/30 mix) by reference to the grant date fair market value of the equity awards, which, for options, is based on the Black-Scholes option pricing model, which the Company uses for financial reporting purposes. In October 2007, in accordance with these guidelines, the Committee approved the annual award of stock options and restricted stock for the Company’s then-current eligible executive officers (the “2007 equity program grant”). Each Named Executive Officer employed with the Company at the time of 2007 equity program grant received a 2007 equity program grant that was valued relative to the executive officer’s salary on the date of grant. As illustrated by the example below, the Company’s Executive Vice President, Mr. Ward, received equity compensation with a grant date value equal to 100% of his then current base salary, and its Senior Vice Presidents, including Mr. Buresh and Ms. Morrison, each received equity compensation with a grant date value equal to 85% of their then current base salary.

Executive Officer’s Title	Executive Officer’s salary ($)	Equity Grant as a Percentage of Executive Officer’s Salary (%)	Total 2007 Equity Value at Date of Grant ($)	Percentage of Equity Value Granted in Stock Options (%)	Grant Date Black-Scholes Value of Executive’s Stock Option Award ($)	Percentage of Equity Value Granted in Restricted Stock (%)	Grant Date Fair Market Value of Executive’s Restricted Stock Award ($)
Executive Vice President	100,000	100%	100,000	70%	70,000	30%	30,000
Senior Vice President	100,000	85%	85,000	70%	59,500	30%	25,500

During fiscal 2007, in addition to hiring Mr. Mondry as the Company’s Chief Executive Officer, the Company hired a number of other key senior executive officers, including Mr. Constantine as the Company’s Chief Financial Officer. As a material inducement to the senior executive officers’ respective agreements to join the Company, each of the senior executive officers received a new hire equity grant. Based on Mr. Mondry’s recommendation to the Committee, newly hired Executive Vice Presidents, such as Mr. Constantine, each were awarded new hire grants of 100,000 stock options and 25,000 shares of restricted stock. Each of the 2007 new hire grants were awarded pursuant to the 2004 Stock Plan, except for Mr. Mondry’s new hire grant, which was awarded outside of the 2004 Stock Plan. In light of the new hire grants, none of the senior executive officers hired in fiscal 2007 also participated in the 2007 equity program grant, except for Mr. Mondry, whose 2007 equity program grant is described below.

Equity awards under the 2004 Stock Plan are subject to certain time-based vesting conditions (described below) and may also be subject to other vesting conditions, including the attainment of performance goals. In some circumstances, such as in the event of an eligible retirement, death, disability or in connection with a change in control of the Company (each as defined in the 2004 Stock Plan), the vesting of equity awards under the 2004 Stock Plan may accelerate. The 2004 Stock Plan prohibits the repricing of options without approval of stockholders.

Stock Option Grants

As stated above and described in the “Grants of Plan Based Awards in Fiscal 2007” table below, the size of stock option grants to the eligible Named Executive Officers under the 2007 equity program grant is determined using a Black Scholes option pricing model. The per share exercise price of all options granted cannot be less than the market value of our common stock on the date of grant. Market value is defined under the 2004 Stock Plan as the mean of the highest and lowest reported sale prices for our common stock on the NYSE on the date of grant. In general, stock options vest in increments of one-third annually on the anniversary of the grant and become fully vested in three years. If a holder of unvested stock options ceases to be employed for any reason other than in the event of an eligible retirement, death, disability or in connection with a change in control of the Company, all unvested stock options held by such holder shall be forfeited.

Restricted Stock Grants

Commencing fiscal 2004, the Committee has awarded grants of restricted stock to the Named Executive Officers as part of the annual equity grant program. Like stock option grants, under the 2004 Stock Plan, restricted stock grants generally vest in increments of one-third annually on the anniversary of the grant and become fully vested in three years. Restricted stock may vest prior to three years in the event of an eligible retirement, death, disability or in connection with a change in control of the Company (each as defined in the 2004 Stock Plan). If a holder of restricted stock ceases to be employed for any reason other than in the event of an eligible retirement, death, disability or in connection with a change in control of the Company, all shares held by such stockholder that are still subject to the restrictions shall be forfeited.

Mr. Mondry’s Fiscal 2007 Equity Awards

As a material inducement to Mr. Mondry’s agreement to join the Company, and to provide Mr. Mondry with a significant initial incentive to improve the Company’s performance and thereby materially and positively impact shareholder value over time, on June 13, 2007, Mr. Mondry was awarded 300,000 stock options and 75,000 restricted stock units. These initial stock option and restricted stock unit awards were granted to Mr. Mondry outside of the Company’s 2004 Stock Plan and will each vest in equal installments over three years, subject to Mr. Mondry’s continued employment with the Company. These new hire inducement awards will automatically vest in the event of a change in control of the Company, as such term is defined in Mr. Mondry’s employment agreement.

At the time Mr. Mondry’s employment arrangements were entered into, it was contemplated that Mr. Mondry would not participate in the Company’s 2007 equity program grant, but would first participate in the 2008 equity program grant. Under the Company’s annual equity grant program, the Chief Executive Officer has historically received stock options equal in value to 130% of base salary based on the then Black Scholes valuation, and that is what the Company agreed to provide to Mr. Mondry in the 2008 equity program grant pursuant to his employment agreement. On October 20, 2007, in conjunction with the Company’s 2007 equity program grant, the Committee authorized a grant of stock options to Mr. Mondry that equates to 50% of the stock options that he would have received had he fully participated in the 2007 equity program grant. The 2007 equity program grant to Mr. Mondry was made at that time because the Committee determined that the substantial decline in the Company’s stock price over the four months prior to the grant (which the Committee did not believe could in any sense be attributed to anything Mr. Mondry did or did not do) had, to a considerable extent, thwarted the objective of providing Mr. Mondry with a significant initial equity incentive.

The terms and conditions of the stock options awarded to Mr. Mondry in October 2007 are identical to the other options granted to eligible officers and associates pursuant to the 2007 equity program grant, with one exception. When Mr. Mondry was hired, there had been recurring speculation concerning a possible near term merger or acquisition transaction involving the Company. Consequently, Mr. Mondry’s initial employment arrangements reflected in part the desire of the parties to adequately deal with that possibility. When considering the grant of additional stock options for Mr. Mondry at that time, the directors were mindful that Mr. Mondry would receive meaningful economic rewards in the event of a near term merger or acquisition transaction by virtue of his initial restricted stock unit and stock option awards and severance arrangements under his employment agreement. At the same time, the directors did not wish that the initial stock options be construed by Mr. Mondry or others as reflecting a disincentive with respect to such a near term transaction, provided, of course, that any such transaction were deemed in the best interest of the Company’s stockholders. As a result of these deliberations, it was determined that of the options granted to Mr. Mondry on October 20, 2007, only 50,000 (approximately 33%) would accelerate upon a change in control of the Company (and subsequent termination of employment within one year) pursuant to a definitive (merger or acquisition transaction) agreement entered into prior to May 31, 2008 (rather than full 100% acceleration as would otherwise occur in accordance with the provisions of the Company’s 2004 Stock Plan and standard stock option agreement).

Long-Term Incentive Bonuses

In June 2005, to motivate and ultimately reward senior management for the development and execution of incremental and alternative growth strategies that would be intended to materially and positively impact stockholder value, the Company granted to all of our then senior executive officers, including some of the current Named Executive Officers, awards of cash-based incentive bonus units under the LTIP. These at-risk incentive bonus units vest and become payable (subject to continued employment with the Company and the achievement of certain performance vesting criteria established by the Committee relating to the per share value of the Company’s common stock) in equal installments over 4 years (beginning in May 2007); provided that vesting and payment will accelerate upon a termination of employment within 12 months following a change in control of the Company, by the Company without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement. Each vested incentive bonus unit entitles the holder thereof to a cash payment equal to the excess of the average closing price of the Company’s common stock during a specified period of time (or, in the case of a change in control, the transaction value per share) over $20 per share. At the time of grant, the Committee believed that tying this at-risk bonus to an amount in excess of the Company’s then-current stock price would further align the interests of management with the interests of our stockholders.

In June 2005, our former Chief Executive Officer, Mr. Jenkins, was granted a total of 1,000,000 incentive bonus units pursuant to the LTIP, and other executive officers, including certain of our currently employed Named Executive Officers, were each granted between 250,000 or 500,000 incentive bonus units. Subsequent to the initial grant, certain newly hired or promoted executive officers were also granted incentive bonus units, such as our former Chief Financial Officer, Mr. Riley, in October 2005 upon his employment with the Company, and our

General Counsel, Ms. Morrison, in October 2006 upon her promotion to Senior Vice President. The subsequent awards consisted of fewer (between 100,000 and 125,000) incentive bonus units based on the more abbreviated period of time these executives would have to impact the Company’s performance after the grant date and prior to the previously established vesting dates. At fiscal 2007 year end, the Company had granted a total of 2,975,000 incentive bonus units, of which 975,000 had been forfeited in connection with certain executive departures from the Company. In fiscal 2007, the Committee determined that the performance vesting criteria was not achieved; therefore, that portion of each LTIP participant’s bonus unit award that would have otherwise become payable on the applicable payment date (a total of 25% of the award) was forfeited without consideration.

The LTIP provides that if the Company issues restated financial statements that reflect a material reduction in previously published sales or earnings and the restatement is attributable, in whole or in material part, directly or indirectly, to the malfeasance or gross negligence of an LTIP participant, the LTIP participant will be required to repay any payments received within the 24-month period ending on the date the restatement is issued and will forfeit the right to receive any future payments under the LTIP. Upon termination of employment for any reason other than death, disability, or a termination by the Company without cause, the LTIP participant is required to repay any payments received within the 24-month period ending on the termination date and any payments received after the termination date, and will forfeit the right to receive future payments under the LTIP, if the participant engages in any competitive activity (as defined in the LTIP). For additional details concerning the LTIP, see footnote 3 to the “Outstanding Equity Awards at Fiscal 2007 Year-End” table below.

Other Benefits

401(k) Plan. The Company sponsors a 401(k) plan that is available to all our executive officers and other employees upon their hire date. The Company matches from 40% to 60% of employee contributions in 10% increments, based on years of service, up to 4% of the participant’s base salary. Participant contributions are subject to certain restrictions as set forth in the IRC.

Deferred Compensation Plan. We also sponsor the CSK Auto, Inc. Deferred Compensation Plan. The Deferred Compensation Plan permits participants voluntarily to defer up to 50% of their salary and 100% of their annual bonus without regard to the limitations under the IRC applicable to the Company’s tax-qualified plans. Although the Company may also make matching contributions to a participant’s account under this Plan, the Company has not elected to do so. Deferred amounts and any matching contributions under the Deferred Compensation Plan are 100% vested at all times, and are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the Plan. Benefits are payable at retirement in either a lump sum or installments for up to 12 years. Benefits upon a termination of employment prior to retirement are payable only in a lump sum. See the “Non-Qualified Deferred Compensation in Fiscal 2007” table below.

Perks and other personal benefits. The Company provides certain perquisites and personal benefits to our executive officers that are not generally available to other employees. The Committee believes that the perquisites and personal benefits that are provided to the Company’s executive officers are generally comparable to those provided by companies that compete in the marketplace for the services of our executive officers. Historically, management has provided certain senior executives with the use of a Company vehicle for personal use, as well as a car allowance in the nature of the Company payment’s or reimbursement of expenses for gasoline, repair and maintenance, registration, insurance and other costs and expenses and a tax gross-up, as noted in the footnotes corresponding to the “All Other Compensation” column of the “Summary Compensation Table” below, which sets forth the Company’s costs for the perquisites and personal benefits provided to our Named Executive Officers in fiscal 2006 and 2007. The Committee determined that personal use of Company vehicles by members of management should be discontinued effective at the end of fiscal 2007.

Additionally, pursuant to the terms of his employment agreement, Mr. Mondry is entitled to certain perquisites and personal benefits that are not generally available to other employees. Specifically, the Company has agreed to reimburse Mr. Mondry until June 30, 2008 for reasonable travel and temporary living expenses incurred in connection with his temporary living arrangements in Phoenix, Arizona and his travel between his home in Dallas, Texas and the Company’s corporate headquarters in Phoenix, Arizona. If any of these reimbursements are taxable to Mr. Mondry, Mr. Mondry will be entitled to a cash payment so that he will be in the same position as he would have been had no taxes been imposed. Mr. Mondry is also entitled to a car allowance of $2,000 per month until June 30, 2008. In fiscal 2008, Mr. Mondry’s employment agreement was amended to provide for, among other benefits, an extension of the relocation benefits and car allowance until the earlier of the date that is eight months following the consummation of a change in control transaction and thirty days following his termination of employment for any reason provided that, on or prior to June 30, 2008, the Company entered into an agreement that, if consummated, would result in a change in control. For additional details concerning the amendments to Mr. Mondry’s employment agreement, see the narrative discussion in the “Potential Payments Upon Termination or Change In Control” section below.

Employment and Post-Employment Arrangements

Employment Agreements

Mr. Jenkins’ Employment Agreement

During fiscal 2007, the Company was party to an employment agreement with our former Chief Executive Officer, Mr. Jenkins. Under the agreement, Mr. Jenkins’ annual bonus was to be awarded based upon goals for financial performance and operating results of the Company as established by the Compensation Committee of the Board of Directors during the first part of the fiscal year. The Committee had broad discretion in determining the measures upon which Mr. Jenkins’ bonus was to be based, but in the past has used criteria such as EBITDA, EPS, and cash flow. In September 2006, Mr. Jenkins announced his intent to retire from the Company. As the annual bonus was no longer relevant given the changed circumstances, on April 16, 2007, Mr. Jenkins and the Company amended the employment agreement to reflect the terms and conditions of Mr. Jenkins’ retirement from the Company and to ensure a smooth and efficient transition of the CEO role. The amendment provided that Mr. Jenkins would be employed on an at will basis until the later of (i) the date he attained age 65 or (ii) the earlier of (x) the date on which a new CEO commences employment with the Company and (y) September 30, 2007. After Mr. Jenkins retired from the Company on August 15, 2007, he received a lump-sum succession bonus payment of $900,000.

Mr. Mondry’s Employment Agreement

The Company entered into an employment agreement with Mr. Mondry whereby Mr. Mondry would assume the position of President and Chief Executive Officer of the Company upon the retirement of Mr. Jenkins. At that time, Mr. Mondry would also be appointed to the Company’s board of directors. When Mr. Jenkins retired in August 2007, pursuant to his employment agreement, Mr. Mondry assumed the position of President and Chief Executive Officer of the Company and was appointed to the Company’s board of directors.

Mr. Mondry’s employment agreement contains restrictive covenants imposing noncompetition obligations, restricting soliciting and hiring Company employees and protecting confidential information and the Company’s ownership of work product, as well as other covenants, during his employment and for specified periods after the termination of his employment for any reason. The employment agreement also provides for certain benefits, which are described in more detail in the “Potential Payments upon Termination or Change In Control” section below.

In March 2008, the Committee approved amendments to Mr. Mondry’s employment agreement based on the non-management directors’ determination that it was in the Company’s stockholders’ best interests that Mr. Mondry remain keenly focused on his assigned duties and the operations of the business in the context of the uncertainty and potential for distraction associated with the likelihood of a change in control. The additional benefits provided to Mr. Mondry pursuant to these amendments are described in a narrative discussion in the “Potential Payments Upon Termination or Change In Control” section under the caption “Fiscal 2008 Amendments to Mr. Mondry’s Employment Agreement” below.

Other than Mr. Mondry, no currently employed executive officer has an employment agreement with the Company.

Supplemental Retirement Compensation

To retain and motivate Mr. Jenkins, in August 2000, the Company entered into a supplemental executive retirement plan (“SERP”) agreement with Mr. Jenkins that provides supplemental retirement benefits for a period of ten years, which began thirty days after the effective date of his retirement. The benefit amount payable to Mr. Jenkins under this agreement is $600,000 per annum. Pursuant to the agreement, the Company also provides to Mr. Jenkins and his spouse substantially comparable medical benefits (utilizing, as applicable, such other medical benefit policies/programs as may then be available, such as COBRA benefits, supplemental policies to any applicable Medicare policy and/or reimbursement of out-of-pocket co-insurance and deductible payments) as are made available by the Company to our executive officers for a period of ten years commencing upon the termination of his employment for any reason other than for cause (as defined in the SERP). When Mr. Jenkins retired in August 2007, he was fully vested in the SERP and became entitled to receive the full benefits thereunder. For further information on Mr. Jenkins’ SERP arrangements, see footnote 5 and 6 to the “Summary Compensation” table as well as the “Pension Benefits in Fiscal 2007” table below.

Other than Mr. Jenkins, no executive officer has a SERP agreement with the Company.

Severance and Retention Agreements

The Company has entered into severance and retention agreements with each of the members of our senior management team, including all of the Named Executive Officers currently employed with the Company (except for Mr. Mondry, who has an employment agreement with the Company). All of such agreements entitle these executives to receive certain severance benefits if (i) the Company terminates the executive’s employment without cause, (ii) the executive terminates his or her employment for good reason, or (iii) within twelve months following a change of control of the Company, the Company terminates such executive’s employment without cause or the executive terminates his or her employment for good reason (cause, good reason and change of control are each defined in the agreement). During fiscal 2007, the severance benefits consisted of the continued payment of 100% of salary and target bonus, benefits for twelve months, the amount of then accrued and unused vacation, outplacement services (the value of such services not to exceed 15% of current salary) and, if applicable, a tax gross-up payment in an amount such that after payment by the executive of all taxes (including excise tax) imposed upon the gross-up payment, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments.

During fiscal 2007, these agreements also contained change of control provisions that provided these executives with supplemental retention and severance benefits in the event of a change of control of the Company. Generally, these benefits consist of a lump sum retention bonus payment equal to three months of the executive officer’s then-current salary if (i) the executive remains employed with the Company or surviving corporation for at least six months following a change of control or (ii) the Company terminates his employment without cause or the executive terminates his employment for good reason within six months after the change of control. Any benefits arising under the severance and retention agreements are conditioned on the executive’s execution of a general release of claims and agreement to abide by specific non-compete, non-solicit, confidentiality and other obligations set forth in the agreements. The Committee believes that the protections provided to certain executive officers by the severance and retention agreements will reinforce and encourage the management team’s continued attention and dedication to the Company during times of uncertainty.

In March 2008, the Committee approved amendments to the severance and retention agreements between the Company and each member of our senior management team, including all of the Named Executive Officers currently employed with the Company (except for Mr. Mondry who has as employment agreement with the Company). The Committee approved these arrangements at this time based on the non-management directors’ determination that it was in the Company’s stockholders’ best interests that senior management participate in a positive manner in the strategic review process that resulted in the planned merger with O’Reilly (described in the Original Annual Report in Item 1, “Business,” under the caption “Merger Agreement”) and remain keenly focused on the business pending completion of that process, and potentially well beyond that time should the Company remain independent. In addition to the new benefits described in the narrative discussion following the tables in the “Potential Payments Upon Termination or Change in Control” section under the caption “Fiscal 2008 Amendments to the Named Executive Officers’ Severance and Retention Agreements” below, the executive will be eligible to receive the severance benefits should he or she resign during a thirty day period commencing six months after a change in control of the Company.

Stock Ownership Guidelines

In 2005, the Company adopted stock ownership guidelines applicable to all members of the Board and senior executive officers of the Company to more closely align the interests of the directors and officers with those of our stockholders. Ownership requirements are expressed as a minimum number of shares (1,000) for members of the Board of Directors and as a minimum percentage of then current base salary (50%) for senior officers. Ownership of the required shares includes stock owned directly by the officer or director, shares held in a trust whereby the officer or director has power over disposition of the shares in the trust and any shares held in a 401(k) Plan or similar arrangement. Restricted (unvested) shares and unexercised stock options are not counted in calculating ownership for purposes of these guidelines.

The senior officer guidelines are subject to a phase-in component. Until such time that an officer is in compliance with these guidelines, he or she is prohibited from selling any shares of Company stock (except for shares acquired upon the exercise of options) and must retain all restricted shares (less shares sold for taxes required to be withheld or paid) awarded by the Committee. All of our directors and one of our executive officers have already attained or exceeded these ownership levels.

Impact of Regulatory Requirements on Compensation

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the IRC, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be necessary to attract and retain executive officers of high caliber and ability, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the IRC.

Beginning on January 29, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) .

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the 2007 fiscal year.

Respectfully Submitted,

Compensation Committee

Charles K. Marquis, Chairman
Morton Godlas
Terilyn A. Henderson
Charles J. Philippin

Compensation Committee Interlocks and Insider Participation

Directors Marquis, Godlas, Henderson and Philippin were members of the Compensation Committee during fiscal 2007. No current member of our Compensation Committee was, during fiscal 2007, one of our executive officers or employees or was formerly one of our officers. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Executive Compensation Tables

CSK Auto Corporation is a holding company with no business operations of its own; all of its business is conducted through its wholly-owned subsidiary, CSK Auto, Inc. The officers of the Company receive their compensation from CSK Auto, Inc. and receive no additional compensation in their capacities as officers of the Company.

Summary Compensation Table

The following table sets forth information concerning the total compensation earned in fiscal 2006 and 2007 by those individuals who served as our Chief Executive Officer and our Chief Financial Officer during fiscal 2007 and our three highest paid executive officers during fiscal 2007 other than our Chief Executive Officer and Chief Financial Officer (collectively, our fiscal 2007 “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Lawrence N. Mondry — President and Chief Executive Officer	2007	486,154	487,912	299,995	461,302	—	—	105,686	1,841,049

Maynard Jenkins — Former Chairman and Chief Executive Officer	2007	521,446	900,000	—	308,755	—	327,826	175,418	2,233,445
	2006	900,000	—	—	447,454	—	317,420	43,536	1,708,410

James D. Constantine — Executive Vice President of Finance and Chief Financial Officer	2007	66,462	40,352	18,495	25,780	—	—	19,119	170,208

Steven L. Korby — Former Interim Chief Financial Officer(7)	2007	300,000	—	—	—	—	—	27,104	327,104

James Riley — Former Senior Vice President and Chief Financial Officer	2007	144,054	100,000	(133)	(322)	—	—	77,634	321,234
	2006	319,612	90,840	25,430	82,852	—	—	60,005	578,739

Dale Ward — Executive Vice President	2007	358,077	—	87,985	156,211	90,125	—	30,426	722,824
	2006	337,365	105,000	51,530	89,991	—	—	21,960	605,846

Larry Buresh — Senior Vice President and Chief Information Officer	2007	337,308	—	76,797	131,964	84,875	—	8,259	639,203
	2006	321,916	99,000	48,779	81,969	—	—	8,764	560,428

Randi Morrison — Senior Vice President, General Counsel and Secretary	2007	255,769	100,000	39,407	78,472	64,357	—	6,690	544,695

(1)	Fiscal 2007 bonus amounts represent guaranteed bonuses paid to Messrs. Mondry and Constantine pursuant to their respective employment arrangements, Mr. Jenkins’ succession bonus (pursuant to his employment agreement described in the “Compensation Discussion and Analysis — Employment and Post-Employment Arrangements” section above), and bonuses paid to Ms. Morrison and Mr. Riley during fiscal 2007 for their efforts in the completion of the fiscal 2005 Form 10-K (as described in the “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” section above). Non-Equity Incentive Plan awards pursuant to the 2007 Bonus Plan to Messrs. Ward and Buresh and Ms. Morrison are described in footnote 4 below.

Fiscal 2006 bonuses represent bonuses for eligible associates under the 2006 General and Administrative Staff Incentive Plan (the “2006 G&A Plan”). These bonuses were calculated using a predetermined percentage of a participant’s annual base salary relative to specified target levels for the eligible associate’s level of individual performance and the Company’s performance. In the case of the 2006 NEOs, other than our Mr. Jenkins, bonuses were awarded at the target level established for the 2006 G&A Plan, equal to 30% of an officer’s year-end base salary (Mr. Riley’s bonus was prorated due to an approved medical leave of absence during a portion of fiscal 2006). The Compensation Committee used its discretion to award bonuses at the target level in view of the continued unavailability of financial statements for 2006 and earlier periods as well as the Board of Directors’ then desire to keep intact the Company’s management and administrative personnel notwithstanding the difficulties then being faced by the Company.

(2)

The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in fiscal 2006 and 2007 related to non-option stock awards granted in fiscal 2004, 2005, 2006, and

2007 in accordance with SFAS No. 123(R), excluding any impact of assumed forfeiture rates. Mr. Riley forfeited 8,399 restricted shares upon his departure from the Company in June 2007. Compensation cost in fiscal 2007 for Mr. Riley was impacted by this forfeiture.

For a discussion of valuation assumptions, see Note 2 to the Company’s Consolidated Financial Statements included in the Original Annual Report. Please also see the “Grants of Plan Based Awards in Fiscal 2007” table below for more information regarding the option awards the Company granted during fiscal 2007.

(3)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in fiscal 2004, 2005 and 2006, and in fiscal 2007 related to stock option awards in fiscal 2005, 2006 and 2007 in accordance with FAS 123(R), excluding any impact of assumed forfeiture rates. Mr. Riley forfeited 56,914 stock options upon his departure from the Company in June 2007. Compensation cost in fiscal 2007 for Mr. Riley was impacted by this forfeiture.

For a discussion of valuation assumptions, see Note 2 to the Company’s Consolidated Financial Statements included in the Original Annual Report. Please also see the “Grants of Plan Based Awards in Fiscal 2007” table below for more information regarding the option awards the Company granted during fiscal year 2007.

(4)	Fiscal 2007 Non-Equity Incentive Plan Compensation represents bonuses for eligible associates under the 2007 Bonus Plan. These bonuses were calculated using a predetermined percentage of a participant’s annual base salary relative to specified target levels for the eligible associate’s level of individual performance. In the case of the 2007 NEOs who were eligible under the 2007 Bonus Plan, bonuses were awarded at the maximum level, equal to 25% of the officer’s year-end base salary.
(5)	The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column are the changes in values of Mr. Jenkins’ SERP during fiscal 2006 and fiscal 2007. For additional information on the valuation assumptions used to calculate the pension value, refer to the “Pension Benefits” table below.
(6)	The amounts shown in the “All Other Compensation” column are attributable to the following:

•

Mr. Mondry: Amounts included for fiscal 2007 consist of life insurance premiums; a vehicle allowance ($2,000 per month); taxable cost of group-term life insurance; $65,638 of relocation and living expenses paid by the Company; and $24,612 tax gross up in relation to his relocation and living expenses.

•

Mr. Jenkins: Amounts included for fiscal 2007 consist of matching contributions to Mr. Jenkins’ 401(k) Plan; life insurance premiums; aggregate incremental cost attributed to the personal use of a Company-provided vehicle; taxable cost of group-term life insurance; $2,326 tax gross up in relation to personal use of Company-provided vehicle; and $158,548 payment representing accrued and unpaid vacation owed to him on his resignation date.

•

Mr. Constantine: Amounts included for fiscal 2007 consist of matching contributions to Mr. Constantine’s 401(k) Plan; life insurance premiums; taxable cost of group-term life insurance; relocation and living expenses paid by the Company; and $3,631 tax gross up in relation to his relocation and living expenses.

•	Mr. Korby: Amounts included for fiscal 2007 consist of life insurance premiums and $26,654 payment representing accrued and unpaid vacation owed to him on his termination date.

•

Mr. Riley: Amounts included for fiscal 2007 consist of matching contributions to Mr. Riley’s 401(k) Plan; life insurance premiums; aggregate incremental cost attributed to the personal use of a Company-provided vehicle; taxable cost of group-term life insurance; $2,744 tax gross up in relation to personal use of Company-provided vehicle and $65,860 payment representing accrued and unpaid vacation owed to him on his resignation date.

•

Mr. Ward: Amounts included for fiscal 2007 consist of matching contributions to Mr. Ward’s 401(k) Plan; life insurance premiums; aggregate incremental cost attributed to the personal use of a Company-provided vehicle; taxable cost of group-term life insurance; and $7,652 tax gross up in relation to personal use of Company-provided vehicle.

•	Mr. Buresh: Amounts included for fiscal 2007 consist of matching contributions to Mr. Buresh’s 401(k) Plan; life insurance premiums; and taxable cost of group-term life insurance.

•	Ms. Morrison: Amounts included for fiscal 2007 consist of matching contributions to Ms. Morrison’s 401(k) Plan; life insurance premiums; and taxable cost of group-term life insurance.

(7)	Mr. Korby became our interim Chief Financial Officer in fiscal 2007 following Mr. Riley’s resignation. Pursuant to an Interim Executive Services Agreement entered into between Mr. Korby and the Company, Mr. Korby was paid $50,000 per month for his services.

Grants of Plan-Based Awards in Fiscal 2007

The following table shows all Grants of Plan-Based Awards in fiscal 2007 to each of the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Price of Stock on Grant	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	Options (#)(3)	Awards ($/Sh)(4)	Date ($/Sh)	Awards ($)(5)

Lawrence Mondry	06/13/07	(6)	—	—	—	—	300,000	18.66	18.56	1,916,130
	06/13/07	(6)	—	—	—	75,000	—	—	18.56	1,399,125
	10/20/07	(7)	—	—	—	—	144,847	10.80	10.53	521,666

Maynard Jenkins	—		—	—	—	—	—	—	—	—

James Constantine	11/14/07	(8)	—	—	—	—	100,000	10.15	10.01	348,820
	11/14/07	(8)	—	—	—	25,000	—	—	10.01	250,250

Steven Korby	—		—	—	—	—	—	—	—	—

James Riley	—		—	—	—	—	—	—	—	—

Dale Ward	10/20/07		—	—	—	—	70,209	10.80	10.53	252,858
	10/20/07		—	—	—	10,271	—	—	10.53	108,154
	11/11/07		31,544	54,075	90,125	—	—	—	—	—

Larry Buresh	10/20/07		—	—	—	—	56,202	10.80	10.53	202,412
	10/20/07		—	—	—	8,222	—	—	10.53	86,578
	11/11/07		29,706	50,925	84,875	—	—	—	—	—

Randi Morrison	10/20/07		—	—	—	—	42,627	10.80	10.53	153,521
	10/20/07		—	—	—	6,236	—	—	10.53	65,665
	11/11/07		22,531	38,625	64,357	—	—	—	—	—

(1)	These columns show the range of payouts targeted for fiscal 2007 performance under the 2007 Bonus Plan. The amount shown in the “target” column represents the incentive payment that would have been earned by each NEO if the target level for the performance objective had been attained (equivalent to 15% of the NEO’s base salary in effect at the end of fiscal 2007). The amount shown in the “maximum” column represents the maximum amount payable under the 2007 Bonus Plan (equivalent to 25% of the NEO’s base salary in effect at the end of fiscal 2007). The amount shown in the “threshold” column represents the amount payable under the 2007 Bonus Plan if only the minimum level of performance is achieved on the individual performance objectives (equivalent to 8.75% of the NEO’s base salary in effect at the end of fiscal 2007). Additional information regarding the 2007 Bonus Plan and the criteria applied in determining the amounts payable under the 2007 Bonus Plan, can be found in the “Compensation Discussion and Analysis” under the subheading “Annual Cash Incentive Compensation.” The actual amount of incentive bonus earned by each of our fiscal 2007 NEOs is reported in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”
(2)	Represents time vested restricted stock awards. The terms of the restricted stock awards provide for three equal annual vestings commencing one year from the award date.
(3)	Once vested, these stock options generally expire at the end of seven years from the date of grant; one year after eligible retirement, death, disability or involuntary termination by the Company (or any purchaser, successor or assign) in connection with a change in control (each defined in the 2004 Stock Plan); three months after employment is terminated for any other reason; or immediately upon an employee’s receipt of the notice of termination if the associate is terminated for Cause (as defined in the 2004 Stock Plan). However, pursuant to the provisions of the 2004 Stock Plan, in no event will any option be exercisable more than ten years after the date the option is granted.

(4)	On October 20, 2007, the Compensation Committee awarded stock options and restricted stock to certain Company employees, including the NEOs who were employed with the Company at the time of grant. The exercise price of the stock options was $10.795 per share, which was the high-low average of our common stock as reported on the NYSE. During fiscal 2007, the Compensation Committee also awarded stock options and restricted stock (or in Mr. Mondry’s case, restricted stock units) to each of the senior executive officers that the Company hired during the year. The exercise price of these new hire stock options was the high-low average of our common stock as reported on the NYSE on the date of grant, reflected in the table above. We use the average of the high and low prices of the Company’s common stock on the date of the grant in accordance with the terms of our 2004 Stock Plan, described in more detail in the “Compensation Discussion and Analysis” section above. The terms of the options provide for vesting in three equal annual installments commencing one year from the grant date, subject to acceleration under certain circumstances as noted above in the “Compensation Discussion and Analysis” under the heading “Long-Term Equity-Based Incentive Awards. The options have a term of seven years and will expire on October 20, 2014, unless terminated earlier in accordance with the provisions of the 2004 Stock Plan.
(5)	The grant date fair values for the stock option grants are based on the Black-Scholes option pricing model. Based on assumed (i) risk free interest rate ranging from 4.03% to 5.13%, (ii) expected stock price volatility ranging from 31.0% to 38.0%, (iii) no dividend yield and (iv) option exercises occurring after four and one-half years, the model produces a per option share value ranging from $3.39 to $6.41.
(6)	Pursuant to his employment agreement, on June 13, 2007, Mr. Mondry was awarded 300,000 stock options and 75,000 restricted stock units.
(7)	As discussed above in the “Compensation Discussion and Analysis” section, Mr. Mondry was awarded 144,847 stock options on October 20, 2007.
(8)	Upon his hire as Executive Vice President of Finance and Chief Financial Officer, on November 14, 2007, Mr. Constantine was awarded 100,000 stock options and 25,000 shares of restricted stock.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table includes certain information concerning unexercised stock options, stock options that have not vested, LTIP awards and stock awards that have not vested for each of the NEOs as of February 3, 2008:

								Stock Awards
		Option Awards						Number	Market
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date		of Shares or Units of Stock That Have Not Vested (#)	Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lawrence Mondry	300,000	—		18.66		06/13/2014		75,000	673,500
	144,847	—		10.80		10/20/2014		—	—
Maynard Jenkins	242,424	—		13.32		08/15/2008	(2)	—	—
	183,673	—		16.35		08/15/2008	(2)	—	—
	—	750,000	(3)	N/A	(4)	5/15/2010	(3)	—	—
James Constantine	—	100,000		10.15		11/14/2014		25,000	224,500
Steve Korby	—	—		—		—		—	—
James Riley	—	—		—		—		—	—
Dale Ward	4,125	—		9.87		04/05/2009		—	—
	40,934	—		13.32		10/18/2011		—	—
	28,676	—		16.35		06/28/2012		1,582	14,206
	12,580	25,161		16.62		11/30/2013		4,214	37,842
	—	70,209		10.80		10/20/2014		10,271	92,234
	—	187,500	(3)	N/A	(4)	5/15/2010	(3)	—	—
Larry Buresh	25,000	—		11.00		02/09/2009		—	—
	17,000	—		11.00		02/09/2009		—	—
	1,250	—		11.00		02/09/2009		—	—
	12,500	—		9.87		04/05/2009		—	—
	38,141	—		13.32		10/18/2011		—	—
	27,555	—		16.35		06/28/2012		1,520	13,650
	10,082	20,165		16.62		11/30/2013		3,377	30,325
	—	56,202		10.80		10/20/2014		8,222	73,834
	—	187,500	(3)	N/A	(4)	5/15/2010	(3)	—	—
Randi Morrison	660	—		9.87		04/05/2009		—	—
	5,089	—		19.58		02/02/2011		—	—
	12,000	—		13.32		10/18/2011		—	—
	7,727	—		16.35		06/28/2012		427	3,834
	7,638	15,276		16.62		11/30/2013		2,558	22,971
	—	42,627		10.80		10/20/2014		6,236	55,999
	—	93,750	(3)	N/A	(4)	5/15/2010	(3)	—	—

(1)	Based on the closing price of our common stock as of February 1, 2008 ($8.98 per share), as reported on the NYSE.
(2)	Mr. Jenkins retired from the Company on August 15, 2007. Pursuant to the 2004 Stock Plan, Mr. Jenkins’ options that were then outstanding remain exercisable for one year following his retirement.
(3)

Represents number of incentive units granted under the LTIP unvested at fiscal 2007 year-end. Subject to specific exceptions (e.g., retirement) as set forth in the LTIP, each LTIP participant will be entitled to receive a distribution of cash on May 15 of each of the calendar years 2007, 2008, 2009 and 2010 (each date being a “Payment Date”) equal in value to the amount by which the average of the per share closing prices of the Company’s common stock over a specified period of time (after release of the fiscal year earnings for the immediately preceding fiscal year) exceeds the base value of $20.00 (which is subject to adjustment in the event of a change in the Company’s capitalization) multiplied by 25% of the LTIP participant’s aggregate number of incentive bonus units, so long as LTIP participant remains continuously employed by the Company through the applicable Payment Date. In the event the formula described above results in no payment to the LTIP participant on a Payment Date, then the incentive bonus units vesting on such date will be forfeited without consideration. On May 15, 2007, the formula described above resulted in no payment to the LTIP participants. Accordingly, on May 15, 2007, Messrs. Jenkins, Riley, Ward, and Buresh and Ms. Morrison each forfeited 25% of their total incentive bonus units. Subsequent to fiscal 2007 year end, on May 15, 2008, the formula described above resulted in no payment to the LTIP participants. Accordingly, on May 15, 2008, Messrs. Jenkins, Ward, and Buresh and Ms. Morrison each forfeited an additional 25% of their total (as of the initial grant) incentive bonus units. Mr. Riley forfeited all of his remaining incentive bonus units upon his resignation in June 2007.

(4)	There is no exercise price for LTIP incentive units.

Vesting Schedule of all Outstanding Stock Option and Restricted Stock Grants at Fiscal 2007 Year-End

The following table includes vesting information on each of the outstanding stock option and restricted stock grants represented in the Outstanding Equity Awards at Fiscal 2007 Year-End Table:

Option/Stock Award Expiration Date	Vesting Date - First 1/3 of Option/Stock Award	Vesting Date - Second 1/3 of Option Award	Vesting Date - Final 1/3 of Option Award
08/15/2008(1)	10/18/2005	10/18/2006	8/15/2007
	1/29/2006	1/29/2006	1/29/2006
02/09/2009(2)	11/9/2000	11/9/2001	11/9/2002
	4/30/2001	4/30/2002	4/30/2003
	2/9/2003	2/9/2004	2/9/2005
04/05/2009	04/05/2003	04/05/2004	04/05/2005
02/02/2011(3)	02/02/2005	01/29/2006	01/29/2006
10/18/2011	10/18/2005	10/18/2006	10/18/2007
06/28/2012(3)	01/29/2006	01/29/2006	01/29/2006
11/30/2013	11/30/2007	11/30/2008	11/30/2009
06/13/2014	06/13/2008	06/13/2009	06/13/2010
10/20/2014	10/20/2008	10/20/2009	10/20/2010
11/14/2014	11/14/2008	11/14/2009	11/14/2010

(1)	Mr. Jenkins retired from the Company on August 15, 2007. Pursuant to the 2004 Stock Plan, Mr. Jenkins’ options that were then outstanding remain exercisable for one year following his retirement. At Mr. Jenkins’ retirement date, all of his stock options had already vested, except for one tranche of 80,808 stock options that would have vested on October 18, 2007. Because Mr. Jenkins retired after the age of 65 and had at least 10 years of service with the Company, all of Mr. Jenkins’ then unvested stock options (80,808) vested upon his retirement pursuant to the terms of the 2004 Stock Plan.
(2)	In 2001, the Compensation Committee authorized the re-price and re-grant of all stock option awards outstanding with an exercise price greater than $14.00 for the then members of senior management. Such options were to be re-granted with an exercise price the higher of 1) the fair market value of the Company’s common stock on the re-grant date, or 2) a value between $10.00 and $11.00. Each of the stock option grants would continue to vest (if not already fully vested) based on its original vesting schedule.
(3)	On January 29, 2006, the last day of fiscal 2005, the Compensation Committee authorized the acceleration of all stock options previously granted to employees and executive officers with an exercise price greater than $15.90 (the market price of the Company’s stock on January 27, 2006). Vesting of option awards granted subsequent to this action (as well as those with exercise prices below $15.90) was not accelerated and such awards will vest equally over the service period established in the award, typically three years. The primary purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon the planned adoption of SFAS No. 123R in fiscal 2006. This included the general stock option grant set to expire on June 28, 2012 and Ms. Morrison’s stock option grant set to expire on February 2, 2011. The restricted stock granted June 28, 2005 shall continue to vest in three installments each on the first, second and third anniversaries of the grant date, subject to acceleration under certain circumstances as described above the “Compensation Discussion and Analysis” under the heading “Long-Term Equity Based Incentive Awards.”

Option Exercises and Stock Vested in Fiscal 2007

The following table includes certain information with respect to the options exercised and restricted stock vested by each of the NEOs as of February 3, 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Lawrence Mondry	—	—	—	—
Maynard Jenkins	—	—	—	—
James Constantine	—	—	—	—
Steve Korby	—	—	—	—
James Riley	—	—	—	—
Dale Ward	—	—	1,582	29,235
	—	—	1,884	20,950
	—	—	2,106	20,534
Larry Buresh	—	—	1,520	28,090
	—	—	1,755	19,516
	—	—	1,688	16,458
Randi Morrison	—	—	426	7,872
	—	—	534	5,938
	—	—	1,279	12,470

(1)	Represents the market value of the shares of restricted stock on the day the stock vested. These shares represent restricted stock granted in fiscal 2004, 2005 and 2006 that vested during fiscal 2007.

Pension Benefits in Fiscal 2007

The following table includes certain information with respect to any plans that provide for payments to our NEOs at, or following, retirement from the Company as of February 3, 2008:

Name	Plan Name		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
Larry Mondry	—		—	—	—
Maynard Jenkins	SERP	(3)	N/A	3,990,632	400,000
James Constantine	—		—	—	—
Steve Korby	—		—	—	—
James Riley	—		—	—	—
Dale Ward	—		—	—	—
Larry Buresh	—		—	—	—
Randi Morrison	—		—	—	—

(1)	The estimated present value of the accumulated benefit is based on an applicable discount rate of 8.5%.
(2)	Pursuant to the terms of the SERP, Mr. Jenkins was paid $400,000 thirty days following his retirement from the Company on August 15, 2007 and $200,000 six months following his first payment (which was paid in fiscal 2008). In accordance with the SERP, Mr. Jenkins is scheduled to be paid $600,000 per annum until he has been paid the full amount to which he is entitled under his SERP (an additional $5,400,000).
(3)	The Company entered into this SERP with Mr. Jenkins in August 2000. Mr. Jenkins became fully vested in the maximum SERP benefit on February 1, 2006.

Additional information regarding the SERP can be found above under the heading “Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation in Fiscal 2007

The Company sponsors the CSK Auto, Inc. Deferred Compensation Plan, an unfunded deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The deferred compensation plan permits participants voluntarily to defer up to 50% of their salary and 100% of their annual bonus without regard to the limitations under the Internal Revenue Code of 1986, as amended, applicable to the Company’s tax-qualified plans. The Company may also make matching contributions to a participant’s account under this plan. Deferred amounts and any matching contributions under the deferred compensation plan are 100% vested at all times, and are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the plan. Benefits are payable at retirement in either a lump sum or installments for up to 12 years. Benefits upon a termination of employment prior to retirement are payable only in a lump sum. As reflected in the following table, only one of the Named Executive Officers participated in the Deferred Compensation Plan in fiscal 2007:

Name	Executive Contributions in Fiscal 2007 ($)(1)	Registrant Contributions in Fiscal 2007 ($)	Aggregate Earnings in Fiscal 2007 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Fiscal 2007 Year-End ($)
Lawrence Mondry	—	—	—	—	—
Maynard Jenkins	—	—	—	—	—
James Constantine	—	—	—	—	—
Steve Korby	—	—	—	—	—
James Riley	—	—	—	—	—
Dale Ward	—	—	—	—	—
Larry Buresh	46,679	—	(3,425)	0	102,366
Randi Morrison	—	—	—	—	—

(1)	Reflects amounts contributed by the NEO to the Deferred Compensation Plan during the covered period. Accordingly, these amounts are also reported as compensation to the NEO in the Summary Compensation Table.

Potential Payments Upon Termination or Change In Control

The following tables illustrate estimated amounts of compensation payable to our current Named Executive Officers in the event of termination of such executive’s employment based on severance and retention arrangements, equity plans, and in the case of Mr. Mondry, his employment agreement in effect at the end of fiscal 2007. See “— Compensation Discussion and Analysis — Employment and post-employment arrangements” for a detailed description of these arrangements. These tables assume a February 1, 2008 termination date, and, where applicable, the closing price of our common stock was $8.98 (as reported on the NYSE on February 1, 2008). Actual compensation paid can only be determined at the time of the executive officer’s departure from the Company. Amounts actually received by Messrs. Jenkins, Riley, and Korby upon their departures from the Company during fiscal 2007 are described below under the heading “Post-Employment Benefits for Messrs. Jenkins, Riley, and Korby.”

Lawrence Mondry

Executive Payments Upon Termination	Voluntary Termination ($)	Retirement ($)	Death ($)	Disability ($)	Involuntary For Cause Termination ($)	Involuntary Not for Cause (by Company) or For Good Reason (by Executive) Termination ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance (1)	—	—	—	—	—	1,600,000	3,200,000
Retention Bonus	—	—	—	—	—	—	—
Acceleration of Unvested Equity Awards
Stock Options (2)	—	—	0	0	—	—	0
Restricted Stock/RSUs (2)	—	—	673,500	673,500	—	673,500	673,500
Health and Welfare coverage (3)	—	—	—	—	—	—	—
Tax Gross Up (4)	—	—	—	—	—	—	—
Earned Vacation	127,269	127,269	127,269	127,269	127,269	127,269	127,269
Outplacement Services	—	—	—	—	—	—	—

Total	127,269	127,269	800,769	800,769	127,269	2,400,769	4,000,769

(1)	If the Company had terminated Mr. Mondry without cause or Mr. Mondry terminated his employment for good reason, in each case, other than within the one year period following a change in control and subject to Mr. Mondry’s continued compliance with his non-competition and other covenants to the Company, Mr. Mondry would have received, in addition to the other amounts described in the table above, a severance payment equal to two years of his then base salary, payable in equal monthly installments following his termination of employment. If a change in control of the Company had occurred and the Company terminated Mr. Mondry without cause or Mr. Mondry terminated his employment for any reason (including good reason), in each case within one year after the change in control, then, in addition to the other amounts described in the table above, Mr. Mondry would have been entitled to a severance payment equal to two times the sum of his then base salary and target bonus amount.
(2)	If the Company had terminated Mr. Mondry without cause or Mr. Mondry terminated his employment for good reason, in each case, other than within the one year period following a change in control, any unvested portion of the initial stock option and restricted stock unit awards granted to Mr. Mondry upon the commencement of his employment with the Company would have automatically vested. If a change in control of the Company had occurred (whether or not Mr. Mondry’s employment was terminated), any unvested portion of the initial stock option and restricted stock unit awards granted to Mr. Mondry upon the commencement of his employment with the Company, as well as 50,000 of the 144,847 stock options granted to him on October 20, 2007 would have automatically vested. At fiscal 2007 year end, the exercise price for all of Mr. Mondry’s stock options was above the fair market of our common stock, (as reported on the NYSE on February 1, 2008).
(3)	At fiscal 2007 year end, Mr. Mondry’s employment arrangements did not provide for continued medical benefits following a termination of employment.
(4)	Mr. Mondry’s employment agreement does not provide for any tax gross-up in the event that any payment to be made to Mr. Mondry is subject to the golden parachute excise tax. If the Company determines that on the date of termination or such other relevant time, Mr. Mondry is a “specified employee” (as defined in Section 409A of the IRC) and that any payments to be provided to Mr. Mondry pursuant to the agreement are or may become subject to additional taxes or penalties under Section 409A, then such payments will be delayed until six months after “separation from service” (as defined in Section 409A of the IRC) or such shorter period deemed sufficient by the Company to avoid any additional taxes or penalties under Section 409A.

Fiscal 2008 Amendments to Mr. Mondry’s Employment Agreement

Subsequent to fiscal 2007 year end, in March 2008, the Committee approved amendments to Mr. Mondry’s employment agreement based on the non-management directors’ determination that it was in the Company’s stockholders’ best interests that Mr. Mondry remain keenly focused on his assigned duties and the operations of the business in the context of the uncertainty and potential for distraction associated with the likelihood of a change in control. The amendments provide Mr. Mondry with the following additional benefits:

•

Following the execution of an agreement that, if consummated, would result in a change in control (as defined in the 2004 Stock Plan), Mr. Mondry, who currently resides outside of the Phoenix, Arizona area shall not be required or permitted (at the Company’s expense) to relocate to Phoenix.

•

Continued health coverage (medical, dental and vision) for a period of one year subsequent to the termination of his employment by the Company without cause or by Mr. Mondry for good reason, or termination of his employment by the Company without cause or by Mr. Mondry for any reason (including good reason) within one year after a change in control of the Company. At the time when this health coverage ends, Mr. Mondry will be entitled (at his own election and expense) to COBRA coverage for an additional eighteen months.

•

The relocation benefits and car allowance described in his employment agreement and currently provided to Mr. Mondry thereunder and under CSK Auto, Inc.’s travel and relocation policies (including temporary housing in the Phoenix area, weekly travel between his home in Dallas, Texas and Phoenix and a tax gross-up for any taxable income incurred as a result of such benefits), which were scheduled to expire on June 30, 2008, will be extended until the earlier of the date that is eight months following the consummation of a change in control transaction or thirty days following his termination of employment for any reason.

•

Failure to honor any of the agreements regarding the reimbursement of travel and relocation expenses described above will also be considered “good reason” for Mr. Mondry to terminate employment under his employment agreement.

•

The Company will also reimburse Mr. Mondry for the cost of transporting his family and personal belongings from Phoenix back to his home city following a termination of employment (other than termination of employment for cause).

•

If there is a termination of employment following a change in control and such termination is within one year of Mr. Mondry’s initial hire (June 8, 2007), Mr. Mondry will not be required to repay to the Company any relocation expenses properly incurred or expended and previously reimbursed by the Company.

Senior Management Team (other than Mr. Mondry)

Any payments owed to each of the following individuals upon a termination of employment or a change in control of the Company are based on (1) the severance and retention agreements described above in the “Compensation Discussion and Analysis” under the heading “Employment and Post-Employment Arrangements,” (2) any stock option or restricted stock agreements entered into between the Named Executive Officer and the Company, and (3) in the case of Messrs. Ward and Buresh and Ms. Morrison, any LTIP agreement entered into between the Named Executive Officer and the Company.

Subsequent to fiscal 2007 year end, the Committee approved amendments to each of the senior executive officer’s severance and retention agreements. A narrative discussion of the additional benefits provided by these amendments follows the tabular discussion in this section.

James Constantine

Executive Payments Upon Termination	Voluntary Termination ($)	Retirement ($)	Death ($)	Disability ($)	Involuntary For Cause Termination ($)	Involuntary Not for Cause (by Company) or For Good Reason (by Executive) Termination ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance (1)	—	—	—	—	—	576,000	576,000
Retention Bonus (2)	—	—	—	—	—	—	90,000
Acceleration of Unvested Equity Awards
Stock Options (3)	—	—	0	0	—	—	0
Restricted Stock (3)	—	—	224,500	224,500	—	224,500	224,500
Health and Welfare coverage (4)	—	—	—	—	—	20,000	20,000
Tax Gross Up (5)	—	—	—	—	—	—	0
Earned Vacation	42,612	42,612	42,612	42,612	42,612	42,612	42,612
Outplacement Services	—	—	—	—	—	54,000	54,000

Total	42,612	42,612	267,112	267,112	42,612	917,112	1,007,112

(1)	If the Company had terminated Mr. Constantine without cause or Mr. Constantine terminated his employment for good reason, in each case, other than within the one year period following a change in control, or if a change in control of the Company had occurred and the Company terminated Mr. Constantine without cause or Mr. Constantine terminated his employment for good reason, in each case within one year after the change in control, and in all cases subject to Mr. Constantine’s continued compliance with his non-competition and other covenants to the Company, Mr. Constantine would have received, in addition to the other amounts described in the table above, a severance payment equal to 100% of the sum of his then base salary and target bonus (60% of his base salary). These payments would have been made in equal monthly installments over a twelve month period, subject to deferral pursuant to IRC Section 409A.
(2)	Had a change in control occurred and (i) Mr. Constantine remained continuously employed by the Company or its affiliates or the continuing or surviving corporation on a full-time basis through the date that is six months following the change in control date or (ii) Mr. Constantine’s employment with the Company was terminated (a) by the Company without cause or (b) by Mr. Constantine for good reason, in each case before the date that is six months following the change in control date, Mr. Constantine would have received three months of his then current base salary, which would have been paid in a lump sum within 10 days following the date that is six months following the change in control date.
(3)	If the Company had terminated Mr. Constantine without cause or Mr. Constantine terminated his employment for good reason, in each case, other than within the one year period following a change in control, any unvested portion of the initial stock option and restricted stock awards granted to Mr. Constantine following the commencement of his employment with the Company would have automatically vested. If a change in control of the Company had occurred (whether or not Mr. Constantine’s employment was terminated), any unvested portion of the initial stock option and restricted stock awards granted to Mr. Constantine upon the commencement of his employment with the Company would have automatically vested. At fiscal 2007 year end, the exercise price for all of Mr. Constantine’s stock options was above the fair market of our common stock, (as reported on the NYSE on February 1, 2008).
(4)	This figure represents the estimated cost of the continued medical benefits for one year under Mr. Constantine’s severance and retention agreement based on the current premium costs as well as an estimated reimbursement of $8,000 per year of out-of-pocket Exec-U-Care expenses (amounts not to be grossed up for taxes).
(5)	Had Mr. Constantine’s employment terminated at fiscal 2007 year end, he would not have been subject to an excise tax, and thus no gross-up payments would have been payable to Mr. Constantine.

Dale Ward

Executive Payments Upon Termination	Voluntary Termination ($)	Retirement ($)		Death ($)		Disability ($)		Involuntary For Cause Termination ($)	Involuntary Not for Cause (by Company) or For Good Reason (by Executive) Termination ($)		Involuntary Termination Following a Change in Control ($)
Cash Severance (1)	—	—		—		—		—	576,800		576,800
Retention Bonus (2)	—	—		—		—		—	—		90,125
Acceleration of Unvested Equity Awards (3)
Stock Options (3)	—	—		0		0		—	—		0
Restricted Stock (3)	—	—		144,282		144,282		—	—		144,282
Health and Welfare coverage (4)	—	—		—		—		—	20,000		20,000
LTIP Units (5)	—	0	(6)	0	(7)	0	(7)	—	0	(8)	0	(9)
Tax Gross Up (10)	—	—		—		—		—	—		0
Earned Vacation	61,801	61,801		61,801		61,801		61,801	61,801		61,801
Outplacement Services	—	—		—		—		—	54,075		54,075

Total	61,801	61,801		206,083		206,083		61,801	712,676		947,083

(1)	If the Company had terminated Mr. Ward without cause or Mr. Ward terminated his employment for good reason, in each case, other than within the one year period following a change in control, or if a change in control of the Company had occurred and the Company terminated Mr. Ward without cause or Mr. Ward terminated his employment for good reason, in each case within one year after the change in control, and in all cases subject to Mr. Ward’s continued compliance with his non-competition and other covenants to the Company, Mr. Ward would have received, in addition to the other amounts described in the table above, a severance payment equal to 100% of the sum of his then base salary and target bonus (60% of base salary). These payments would have been made in equal monthly installments over a twelve month period, subject to deferral pursuant to IRC Section 409A.
(2)	Had a change in control occurred and (i) Mr. Ward remained continuously employed by the Company or its affiliates or the continuing or surviving corporation on a full-time basis through the date that is six months following the change in control date or (ii) Mr. Ward’s employment with the Company was terminated (a) by the Company without cause or (b) by Mr. Ward for good reason, in each case before the date that is six months following the change in control date, Mr. Ward would have received three months of his then current base salary, which would have been paid in a lump sum within 10 days following the date that is six months following the change in control date.
(3)	If the Company had terminated Mr. Ward without cause or Mr. Ward terminated his employment for good reason, in each case, other than within the one year period following a change in control, any unvested portion of the stock option and restricted stock awards granted to Mr. Ward would have automatically vested. If a change in control of the Company had occurred (whether or not Mr. Ward’s employment was terminated), any unvested portion of the stock option and restricted stock awards granted to Mr. Ward would have automatically vested. At fiscal 2007 year end, the exercise price for all of Mr. Ward’s stock options was above the fair market of our common stock, (as reported on the NYSE on February 1, 2008).
(4)	This figure represents the estimated cost of the continued medical benefits for one year under Mr. Ward’s severance and retention agreement based on the current premium costs as well as an estimated reimbursement of $8,000 per year of out-of-pocket Exec-U-Care expenses (amounts not to be grossed up for taxes).
(5)

For each incentive bonus unit vested, the LTIP participant shall be entitled to receive a cash payment from the Company equal to the per share excess amount, if any, by which the average of the per share closing prices of the Company’s common stock on the NYSE over a specified period of time (after release of by the Company of its fiscal year earnings) (the “measuring period”) exceeds $20 per share (which figure is subject to certain adjustments in the event of a change in the Company’s capitalization) the (“LTIP Payment”).
(6)	If Mr. Ward’s employment is terminated by reason of his retirement (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Ward will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to him pursuant to the LTIP, with such amount determined and paid as if he had not retired but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Mr. Ward is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Ward would be $0.
(7)	If Mr. Ward’s employment is terminated due to death or following a disability and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Ward or his estate will be entitled to an LTIP Payment of (1) 100% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs and (2) 50% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year immediately following the Plan Year in which the termination date occurs, in each case with such amounts determined and paid as if he had not died or become disabled but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Mr. Ward is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Ward would be $0.
(8)	If Mr. Ward’s employment is terminated by the Company without cause (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Ward will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs, with such amounts determined and paid as if he had remained employed by the Company through the applicable remaining payment date. The amount of cash, if any, that will ultimately be received by Mr. Ward is not known until the end of the measuring period (which, barring a change in control, would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Ward would be $0.
(9)	If Mr. Ward’s employment is terminated following a change in control of the Company (1) by reason of his death, disability or retirement or (2) by reason of a termination of employment by the Company without cause or by Mr. Ward with good reason (cause and good reason being defined in the LTIP), Mr. Ward will be entitled to an immediate cash payment equal to the per share excess, if any, of the per share value of the consideration received by the Company’s common stockholders in a change in control transaction as determined by the Committee in good faith and $20, multiplied by 100% of the aggregate number of incentive bonus units awarded to Mr. Ward and in respect of which Mr. Ward has not yet received payment. Assuming the per share transaction value of the consideration received by the Company’s common stockholders following a change in control of the Company is the same as the stock price on February 1, 2008, the total amount payable to Mr. Ward would be $0.
(10)	Had Mr. Ward’s employment terminated at fiscal 2007 year end, he would not have been subject to an excise tax, and thus no gross-up payments would have been payable to Mr. Ward.

Larry Buresh

Executive Payments Upon Termination	Voluntary Termination ($)	Retirement ($)		Death ($)		Disability ($)		Involuntary For Cause Termination ($)	Involuntary Not for Cause (by Company) or For Good Reason (by Executive) Termination ($)		Involuntary Termination Following a Change in Control ($)
Cash Severance (1)	—	—		—		—		—	543,200		543,200
Retention Bonus (2)	—	—		—		—		—	—		84,875
Acceleration of Unvested Equity Awards
Stock Options (3)	—	—		0		0		—	—		0
Restricted Stock (3)	—	—		117,809		117,809		—	—		117,809
Health and Welfare coverage (4)	—	—		—		—		—	14,000		14,000
LTIP Units (5)	—	0	(6)	0	(7)	0	(7)	—	0	(8)	0	(9)
Tax Gross Up (10)	—	—		—		—		—	—		0
Earned Vacation	54,646	54,646		54,646		54,646		54,646	54,646		54,646
Outplacement Services	—	—		—		—		—	50,925		50,925

Total	54,646	54,646		172,455		172,455		54,646	662,771		865,455

(1)	If the Company had terminated Mr. Buresh without cause or Mr. Buresh terminated his employment for good reason, in each case, other than within the one year period following a change in control, or if a change in control of the Company had occurred and the Company terminated Mr. Buresh without cause or Mr. Buresh terminated his employment for good reason, in each case within one year after the change in control, and in all cases subject to Mr. Buresh’s continued compliance with his non-competition and other covenants to the Company, Mr. Buresh would have received, in addition to the other amounts described in the table above, a severance payment equal to 100% of the sum of his then base salary and target bonus (60% of base salary). These payments would have been made in equal monthly installments over a twelve month period, subject to deferral pursuant to IRC Section 409A.
(2)	Had a change in control occurred and (i) Mr. Buresh remained continuously employed by the Company or its affiliates or the continuing or surviving corporation on a full-time basis through the date that is six months following the change in control date or (ii) Mr. Buresh’s employment with the Company was terminated (a) by the Company without cause or (b) by Mr. Buresh for good reason, in each case before the date that is six months following the change in control date, Mr. Buresh would have received three months of his then current base salary, which would have been paid in a lump sum within 10 days following the date that is six months following the change in control date.
(3)	If the Company had terminated Mr. Buresh without cause or Mr. Buresh terminated his employment for good reason, in each case, other than within the one year period following a change in control, any unvested portion of the stock option and restricted stock awards granted to Mr. Buresh would have automatically vested. If a change in control of the Company had occurred (whether or not Mr. Buresh’s employment was terminated), any unvested portion of the stock option and restricted stock awards granted to Mr. Buresh would have automatically vested. At fiscal 2007 year end, the exercise price for all of Mr. Buresh’s stock options was above the fair market of our common stock, (as reported on the NYSE on February 1, 2008).
(4)	This figure represents the estimated cost of the continued medical benefits for one year under Mr. Buresh’s severance and retention agreement based on the current premium costs as well as an estimated reimbursement of $8,000 per year of out-of-pocket Exec-U-Care expenses (amounts not to be grossed up for taxes).
(5)	For each incentive bonus unit vested, the LTIP participant shall be entitled to receive the LTIP Payment (as defined above).
(6)

If Mr. Buresh’s employment is terminated by reason of his retirement (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Buresh will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to him pursuant to the LTIP, with such amount determined and paid as if he had not retired but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Mr. Buresh is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Buresh would be $0.

(7)	If Mr. Buresh’s employment is terminated due to death or following a disability and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Buresh or his estate will be entitled to an LTIP Payment of (1) 100% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs and (2) 50% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year immediately following the Plan Year in which the termination date occurs, in each case with such amounts determined and paid as if he had not died or become disabled but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Mr. Buresh is not known until the end of the measuring period (which, barring a change in control, would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Buresh would be $0.
(8)	If Mr. Buresh’s employment is terminated by the Company without cause (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Mr. Buresh will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to him with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs, with such amounts determined and paid as if he had remained employed by the Company through the applicable remaining payment date. The amount of cash, if any, that will ultimately be received by Mr. Buresh is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Mr. Buresh would be $0.
(9)	If Mr. Buresh’s employment is terminated following a change in control of the Company (1) by reason of his death, disability or retirement or (2) by reason of a termination of employment by the Company without cause or by Mr. Buresh with good reason (cause and good reason being defined in the LTIP), Mr. Buresh will be entitled to an immediate cash payment equal to the per share excess, if any, of the per share value of the consideration received by the Company’s common stockholders in a change in control transaction as determined by the Committee in good faith and $20, multiplied by 100% of the aggregate number of incentive bonus units awarded to Mr. Buresh and in respect of which Mr. Buresh has not yet received payment. Assuming the per share transaction value of the consideration received by the Company’s common stockholders following a change in control of the Company is the same as the stock price on February 1, 2008, the total amount payable to Mr. Buresh would be $0.
(10)	Had Mr. Buresh’s employment terminated at fiscal 2007 year end, he would not have been subject to an excise tax, and thus no gross-up payments would have been payable to Mr. Buresh.

Randi Morrison

Executive Payments Upon Termination	Voluntary Termination ($)	Retirement ($)		Death ($)		Disability ($)		Involuntary For Cause Termination ($)	Involuntary Not for Cause (by Company) or For Good Reason (by Executive) Termination ($)		Involuntary Termination Following a Change in Control ($)
Cash Severance (1)	—	—		—		—		—	412,000		412,000
Retention Bonus (2)	—	—		—		—		—	—		64,375
Acceleration of Unvested Equity Awards
Stock Options (3)	—	—		0		0		—	—		0
Restricted Stock (3)	—	—		82,805		82,805		—	—		82,805
Health and Welfare coverage (4)	—	—		—		—		—	10,000		10,000
LTIP Units (5)	—	0	(6)	0	(7)	0	(7)	—	0	(8)	0	(9)
Tax Gross Up (10)	—	—		—		—		—	—		0
Earned Vacation	34,255	34,255		34,255		34,255		34,255	34,255		34,255
Outplacement Services	—	—		—		—		—	38,625		38,625

Total	34,255	34,255		117,060		117,060		34,255	494,880		642,060

(1)	If the Company had terminated Ms. Morrison without cause or Ms. Morrison terminated her employment for good reason, in each case, other than within the one year period following a change in control, or if a change in control of the Company had occurred and the Company terminated Ms. Morrison without cause or Ms. Morrison terminated her employment for including good reason, in each case within one year after the change in control, and in all cases subject to Ms. Morrison’s continued compliance with her non-competition and other covenants to the Company, Ms. Morrison would have received, in addition to the other amounts described in the table above, a severance payment equal to 100% of the sum of her then base salary and target bonus (60% of base salary). These payments would have been made in equal monthly installments over a twelve month period, subject to deferral pursuant to IRC Section 409A.
(2)	Had a change in control occurred and (i) Ms. Morrison remained continuously employed by the Company or its affiliates or the continuing or surviving corporation on a full-time basis through the date that is six months following the change in control date or (ii) Ms. Morrison’s employment with the Company was terminated (a) by the Company without cause or (b) by Ms. Morrison for good reason, in each case before the date that is six months following the change in control date, Ms. Morrison would have received three months of her then current base salary, which would have been paid in a lump sum within 10 days following the date that is six months following the change in control date.
(3)	If the Company had terminated Ms. Morrison without cause or Ms. Morrison terminated her employment for good reason, in each case, other than within the one year period following a change in control, any unvested portion of the stock option and restricted stock awards granted to Ms. Morrison would have automatically vested. If a change in control of the Company had occurred (whether or not Ms. Morrison’s employment was terminated), any unvested portion of the stock option and restricted stock awards granted to Ms. Morrison would have automatically vested. At fiscal 2007 year end, the exercise price for all of Ms. Morrison’s stock options was above the fair market of our common stock, (as reported on the NYSE on February 1, 2008).
(4)	This figure represents the estimated cost of the continued medical benefits for one year under Ms. Morrison’s severance and retention agreement based on the current premium costs as well as an estimated reimbursement of $8,000 per year of out-of-pocket Exec-U-Care expenses (amounts not to be grossed up for taxes).
(5)	For each incentive bonus unit vested, the LTIP participant shall be entitled to receive the LTIP Payment (as defined above).
(6)

If Ms. Morrison’s employment is terminated by reason of her retirement (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Ms. Morrison will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to her pursuant to the LTIP, with such amount determined and paid as if she had not retired but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Ms. Morrison is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Ms. Morrison would be $0.

(7)	If Ms. Morrison’s employment is terminated due to death or following a disability and the termination date occurs prior to the occurrence of a change in control of the Company, Ms. Morrison or her estate will be entitled to an LTIP Payment of (1) 100% of the amount, if any, that would have otherwise been payable to her with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs and (2) 50% of the amount, if any, that would have otherwise been payable to her with respect to the Plan Year immediately following the Plan Year in which the termination date occurs, in each case with such amounts determined and paid as if she had not died or become disabled but had remained employed by the Company through each of the then remaining payment dates. The amount of cash, if any, that will ultimately be received by Ms. Morrison is not known until the end of the measuring period (which, barring a change in control, would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Ms. Morrison would be $0.
(8)	If Ms. Morrison’s employment is terminated by the Company without cause (as defined in the LTIP) and the termination date occurs prior to the occurrence of a change in control of the Company, Ms. Morrison will be entitled to an LTIP Payment of 100% of the amount, if any, that would have otherwise been payable to her with respect to the Plan Year (as defined in the LTIP) in which the termination date occurs, with such amounts determined and paid as if she had remained employed by the Company through the applicable remaining payment date. The amount of cash, if any, that will ultimately be received by Ms. Morrison is not known until the end of the measuring period (which, barring a change in control would be April 30 of 2007, 2008, 2009 and 2010). Assuming the stock price remains the same as the price on February 1, 2008, the total amount payable to Ms. Morrison would be $0.
(9)	If Ms. Morrison’s employment is terminated following a change in control of the Company (1) by reason of her death, disability or retirement or (2) by reason of a termination of employment by the Company without cause or by Ms. Morrison with good reason (cause and good reason being defined in the LTIP), Ms. Morrison will be entitled to an immediate cash payment equal to the per share excess, if any, of the per share value of the consideration received by the Company’s common stockholders in a change in control transaction as determined by the Committee in good faith and $20, multiplied by 100% of the aggregate number of incentive bonus units awarded to Ms. Morrison and in respect of which Ms. Morrison has not yet received payment. Assuming the per share transaction value of the consideration received by the Company’s common stockholders following a change in control of the Company is the same as the stock price on February 1, 2008, the total amount payable to Ms. Morrison would be $0.
(10)	Had Ms. Morrison’s employment terminated at fiscal 2007 year end, she would not have been subject to an excise tax, and thus no gross-up payments would have been payable to Ms. Morrison.

Fiscal 2008 Amendments to the Named Executive Officers’ Severance and Retention Agreements

Subsequent to fiscal 2007 year end, in March 2008, the Committee approved amendments to the severance and retention agreements between the Company and each member of our senior management team, including all of the Named Executive Officers currently employed with the Company (except for Mr. Mondry who has an employment agreement with the Company). The Committee approved these arrangements at that time based on the non-management directors’ determination that it was in the Company’s stockholders’ best interests that senior management participate in a positive manner in the strategic review process then underway that resulted in the planned merger with O’Reilly (described in the Original Annual Report in Item 1, “Business,” under the caption “Merger Agreement”) and remain keenly focused on the business pending completion of that process, and potentially well beyond that time should the Company remain independent. These amendments provide the executives with the following additional benefits:

•

In the event that a change of control (as defined under the agreements) is consummated during fiscal 2008 and the executive officer either remains employed by the Company for a period of six months following the change of control or suffers a termination of employment by the Company without cause (as defined under the agreements) or by the executive for good reason (as defined under the agreements), (i) if the executive’s employment terminates prior to the end of fiscal 2008, the executive will be entitled to a pro-rata annual bonus (paid at the target bonus level), with such pro-ration based on the greater of the actual number of months the executive was employed during fiscal 2008 or the number of months between February 4, 2008 and the six month anniversary of the closing date of the change of control transaction or (ii) if the executive remains employed by the Company through the end of fiscal 2008, the executive will be entitled to an annual bonus for 2008 equal to the executive’s target bonus for the year (equal to 60% of the executive’s base salary in effect at the end of fiscal 2008).

•

For each executive officer other than Mr. Mondry (whose employment agreement already included a similar benefit), the severance benefits ordinarily payable under the agreements upon a termination of employment by the Company without cause or by the executive for good reason following a change of control will also become payable if the applicable executive resigns for any reason during the thirty-day period commencing on the six-month anniversary of the change of control.

•

The definition of “good reason” was amended to provide that if the Company breaches the provisions of the letter agreements dated March 31, 2008, between the Company and each of certain executive officers (including some of our Named Executive Officers) regarding the executive’s commuting arrangements and related agreement by the Company to pay or reimburse the executive for travel, living and/or relocation expenses as set forth therein, such executive shall have good reason to terminate his or her employment.

•

Severance benefits now also include (i) eighteen months of COBRA benefits (at executive’s election and expense) after the twelve months of prepaid healthcare benefits expires, (ii) lump sum payout of the executive’s fiscal 2008 Cash In Lieu incentive award (equal to 85% of Senior Vice Presidents’ base salaries or 100% of Executive Vice Presidents’ base salaries), (iii) reimbursement for properly incurred business expenses (including, but not limited to, expenses incurred pursuant to the Letter Agreement dated March 31, 2008), (iv) retention for personal use following termination of employment the cell phone and/or PDA provided to the executive by the Company, and (v) no repayment required by the executive of any relocation expenses if the executive terminates employment within one year of hire date (under the Company’s relocation policy, the executive would have had to reimburse the Company for relocation expenses if he or she voluntarily terminates employment within one year of hire date).

Post-Employment Benefits for Messrs. Jenkins, Riley and Korby

On August 15, 2007, Mr. Jenkins, our former Chairman and Chief Executive Officer, retired from the Company. In connection with his retirement, in August 2007, Mr. Jenkins was paid a lump sum of $158,548, representing the equivalent of 355.8 hours of accrued and unused vacation, and a lump sum of $900,000, representing his succession bonus (pursuant to his employment agreement with the Company, which is described above in the “Compensation Discussion and Analysis” section under the heading “Employment and Post-Employment Arrangements”). Also, pursuant to the terms of his SERP with the Company, Mr. Jenkins was paid an installment payment of $400,000 in September 2007 (on the first scheduled pay date following one month after his retirement date). Another $200,000 installment payment was paid six months following the first installment payment in March 2008. Mr. Jenkins is entitled to receive a payment of $600,000 per year beginning in September 2008 and ending in September 2016. From and after the date of his resignation, Mr. Jenkins also continued to receive executive health/medical benefits and will continue to receive such executive health/medical benefits through September 2016. Because Mr. Jenkins retired after the age of 65 and had at least 10 years of service with the Company, all of Mr. Jenkins’ then unvested stock options (80,808) vested upon his retirement pursuant to the 2004 Stock Plan.

On June 28, 2007, Mr. Riley, our former Senior Vice President and Chief Financial Officer, resigned from the Company to accept a position as Chief Financial Officer with a company in his home state of Ohio. In connection with his resignation, in July 2007, Mr. Riley was paid a lump sum of $65,860, representing the equivalent of 403.5 hours of accrued and unused vacation. Mr. Riley forfeited 56,914 unvested stock options, 8,399 shares of restricted stock and all of the incentive bonus units granted to him under the 2005 LTIP Plan.

Following the hiring of our current Chief Executive Officer in November 2007, Mr. Korby’s Interim Executive Services Agreement was terminated effective December 25, 2007. In connection with Mr. Korby’s departure, in January 2008, Mr. Korby was paid a lump sum of $26,654, representing the equivalent of 92.4 hours of accrued and unused vacation.

Compensation of Directors

Outside Director Compensation Policy

Pursuant to our Outside Director Compensation Policy, as amended, our outside directors are paid an annual cash stipend of $50,000 (“annual stipend”). This Policy also provides for (i) an annual award of options to purchase 10,000 shares of our common stock at the close of business on the date of each annual meeting of stockholders, with an exercise price equal to the fair market value at the close of trading on the grant date (such options being granted pursuant to the 2004 Stock Plan adopted by our stockholders in June 2004); (ii) payment of fees of $1,500 plus reimbursement of reasonable expenses for each regular Board of Directors meeting attended in person or telephonically, $1,500 plus reimbursement of reasonable expenses for attendance in person at any committee meeting or special Board meeting that is not held in conjunction with a regular Board meeting, and $500 for each committee meeting or special Board meeting attended telephonically (such amount was increased in fiscal 2008 to $1,250 for each such committee or special Board meeting attended telephonically); and (iii) payment of annual fees of $15,000, $7,500 and $7,500 to the chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively.

In fiscal 2007, the Board appointed its then-lead director, Charles Marquis, as its non-executive Chairman of the Board, following the retirement of Mr. Jenkins. Following this appointment, the disinterested directors approved an annual stipend of $36,000 for the non-management Chairman of the Board position (in addition to the annual stipend, committee fees and any other meeting fees that the non-management Chairman receives). As described below, Mr. Marquis received a pro-rated stipend for his service as the Chairman during fiscal 2007.

Fiscal 2007 Non-Employee Director Compensation Table

The following table summarizes the compensation provided by the Company to the Non-Employee Directors for fiscal year ended February 3, 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

James G. Bazlen (3)	20,000	—	60,082	51,200	131,282

Morton Godlas	71,500	—	60,082	—	131,582

Terilyn A. Henderson (4)	78,375	—	60,082	—	138,457

Charles K. Marquis (4)	104,500	—	60,082	—	164,582

Charles J. Philippin (5)	93,000	—	60,082	—	153,082

William A. Shutzer	70,500	—	60,082	—	130,582

(1)	Pursuant to our Outside Director Compensation Policy described above, Non-Employee Directors are also eligible for reimbursement of reasonable expenses (e.g., travel expenses) incurred in connection with attendance at Board and/or Committee meetings. Expense amounts reimbursed are not included in the table above.
(2)

The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2007 related to stock option awards that have not yet vested, in accordance with SFAS No. 123(R). Non-management director stock option grants become fully vested on the first anniversary of the grant date (subject to earlier acceleration in some circumstances, such as in the event of a change in control of the Company) and expire seven years from the grant date.

The exercise price for all option awards shown is the average of the high and low prices of the Company’s common stock on the date of grant. For a discussion of valuation assumptions, see Note 2 “Summary of Significant Accounting Policies” to the Company’s Consolidated Financial Statements included in the Original Annual Report under the subheading “Stock Options.” The grant date fair value of the stock options underlying the expense shown in this column is as follows (for each director): (1) $63,522 for the 10,000 options granted November 30, 2006 and (2) $33,848 for the 10,000 options granted November 8, 2007.

(3)	As discussed in Item 13 below under the caption “Certain Relationships and Related Transactions,” Mr. Bazlen, formerly our President and Chief Operating Officer and currently a member of our Board of Directors, has an employment agreement with the Company that provides for payment of all compensation and reimbursement of expenses provided to outside directors under the Outside Director Compensation Policy except for the Annual Stipend, as well as payment of an annual base salary (equal to the Annual Stipend) and certain benefits. Amounts included in the “All Other Compensation” column for Mr. Bazlen include his annual base salary as well as Company matching contributions to his 401(k) Plan.
(4)	Mr. Marquis was Chair of the Compensation Committee during fiscal 2007, and Chair of the Nominating and Corporate Governance Committee during fiscal 2007 until September 10, 2007, at which time Terilyn Henderson was designated Chair of the Nominating and Corporate Governance Committee.
(5)	Mr. Philippin was the Chair for the Audit Committee during fiscal 2007.

Directors’ Outstanding Equity Awards at Fiscal 2007 Year End

The following table includes certain information concerning non-management directors’ outstanding equity awards as of February 3, 2008:

Name	Outstanding Stock Options (#)(1)
James Bazlen(2)	91,000
Morton Godlas	40,000
Terilyn Henderson	40,000
Charles Marquis	40,000
Charles Philippin	40,000
William Shutzer	40,000

(1)	For each director, all options are fully vested and exercisable with the exception of 10,000 options awarded to each director during fiscal 2007. Those options will become fully vested and exercisable on November 8, 2008, unless earlier vested pursuant to the terms of the 2004 Stock Plan.
(2)	Outstanding stock options for Mr. Bazlen consist of 51,000 options awarded to him while he was the President and Chief Operating Officer of the Company and 40,000 options awarded to him since 2004 as a member of our Board of Directors, after his retirement as President and COO.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information concerning beneficial ownership of our common stock as of May 22, 2008 (the “Ownership Date”) (except as indicated below), by (1) each person we know to be a beneficial owner of more than 5% of our outstanding common stock, (2) each director of the Company who could be deemed to be the beneficial owner of shares of our common stock, (3) our Chief Executive Officer and our Named Executive Officers who could be deemed to be the beneficial owner of shares of our common stock, and (4) all directors and executive officers of the Company as a group. The number of shares and total voting power shown include shares that these persons had a right to acquire within 60 days after the Ownership Date through the exercise of stock options and vested shares they hold in the Company’s 401(k) Plan.

Name	Number of Shares	Total Voting Power (%)*
OppenheimerFunds, Inc. (1)	5,363,917	12.00
Akre Capital Management, LLC (2)	4,418,020	10.00
GAMCO Asset Management and affiliated funds (3)	4,177,769	9.48
Robert S. Pitts, Jr. and affiliated funds (4)	2,910,000	6.62
Brencourt Advisors, LLC (5)	2,545,988	5.78
Friedman, Billings, Ramsey Group, Inc. (6)	2,496,769	5.67
GLG Partners LP (7)	2,274,776	5.17
James Bazlen (8)(9)	342,857	*	*
Morton Godlas (9)(10)	38,521	*	*
Terilyn A. Henderson (9)	31,012	*	*
Charles K. Marquis (9)	80,000	*	*
Charles J. Philippin (9)	45,601	*	*
William A. Shutzer (9)(11)	43,671	*	*
Lawrence Mondry (9)(12)	264,899	*	*
Larry Buresh (9)(12)	185,738	*	*
James Constantine (12)	25,000	*	*
Randi Morrison (9)(12)	46,832	*	*
Dale Ward (9)(12)	111,322	*	*
Maynard Jenkins (9)(13)(14)	449,697	*	*
James B. Riley (15)	11,442	*	*
All directors and executive officers as a group (16 persons) (8)-(12)	1,414,450	3.21

*	As of the Ownership Date, 44,036,813 shares of common stock were issued and outstanding.
**	Less than 1%.
(1)	OppenheimerFunds, Inc. (“OFI”) is an investment adviser and manager of Oppenheimer Capital Income Fund (“OCIF”), a registered investment company. OFI has beneficial ownership of 5,363,317 shares and OCIF has beneficial ownership of 5,362,917 shares. OFI has shared voting and dispositive power with respect to 5,363,317 shares and OCIF has shared voting and dispositive power with respect to 5,362,917 shares. The business address for OFI is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008. The business address for OCIF is 6803 S. Tucson Way, Centennial, Colorado 80112. The information with respect to OFI and OCIF is as of December 31, 2007, and was obtained from the Schedule 13G/A filed with the SEC on their behalf on February 4, 2008.
(2)

Charles T. Akre, Jr. and Akre Capital Management, LLC, an investment advisor, beneficially own 4,418,020 shares of our common stock and have shared voting and dispositive power with respect to all of these shares. The business address of each of the reporting entities is 2 West Marshall Street, P.O. Box 998,

Middleburg, VA 20118. The foregoing information is as of January 15, 2008 and was obtained from the Schedule 13G filed with the SEC on their behalf on January 18, 2008.
(3)	Gabelli Funds, LLC (“GF”) is a wholly-owned subsidiary of GAMCO Investors, Inc. (“GII”) and is a registered investment adviser. GAMCO Asset Management, Inc. (“GAM”) is a wholly-owned subsidiary of GII and is a registered investment adviser. Gabelli Securities, Inc. (“GSI”) is a majority-owned subsidiary of GII and is a registered investment adviser. MJG Associates, Inc. (“MJG”) provides advisory services to private investment partnerships and offshore funds. Mario Gabelli directly or indirectly controls or acts as chief investment advisor for each of the entities named above. GF has the sole power to vote and dispose of 780,300 shares of our common stock. GAM has the sole power to vote 3,127,269 shares of our common stock and the sole power to dispose 3,207,269 shares of our common stock. GSI has the sole power to vote and dispose of 178,200 shares of our common stock. MJG has the sole power to vote and dispose of 12,000 shares of our common stock. The business address of GF, GAM, and GSI is One Corporate Center, Rye, New York 10580. The business address of MJG is 140 Greenwich Avenue, Greenwich, CT 06830. The foregoing information is as of May 9, 2008 and was obtained from the Schedule 13D/A filed with the SEC on their behalf on May 12, 2008.
(4)	Robert S. Pitts, Jr. (“Mr. Pitts”) is the managing member of Steadfast Capital Management LLC (“Management”) and Steadfast Advisors LLC (“Advisors”) and has shared voting and dispositive power with respect to 2,910,000 shares of our common stock. Mr. Pitts and Management have shared voting and dispositive power with respect to 2,506,542 shares of our common stock. Advisors has shared power with Mr. Pitts and Steadfast Capital, L.P. to vote or dispose of the 403,458 shares of our common stock held by Steadfast Capital, L.P. Management has the shared power with Mr. Pitts and American Steadfast, L.P. to vote or dispose of the 834,458 shares of our common stock held by American Steadfast, L.P. Management has the shared power with Mr. Pitts and Steadfast International Ltd. (“International”) to vote or dispose of the 1,672,084 shares of our common stock held by Steadfast International Ltd. Collectively, the reporting entities own 2,910,000 shares of our common stock. The business address for each reporting entity, except International, is 767 Fifth Avenue, 6th Floor, New York, New York 10153. The business address for International is c/o Appleby Corporate Services (Cayman) Limited, P.O. Box 1350 GT, George Town, Grand Cayman, Cayman Islands. The foregoing information is as of December 31, 2007 and was obtained from the Schedule 13G/A filed with the SEC on their behalf on February 6, 2008.
(5)	Brencourt Advisors, LLC, an investment advisor, has the sole power to vote, and to dispose or direct the disposition of 2,545,988 shares of our common stock. The business address for Brencourt Advisors, LLC is 600 Lexington Avenue, 8th Floor, New York, NY 10022. The foregoing information is as of February 14, 2008 and was obtained from the Schedule 13G filed with the SEC on its behalf on February 22, 2008.
(6)	Each of Friedman, Billings, Ramsey Group, Inc. (“FBR Group”), FBR TRS Holdings, Inc., FBR Capital Markets Corporation, FBR Asset Management Holdings Inc., and FBR Fund Advisers, Inc. has shared voting and dispositive power with respect to all 2,496,769 shares of our common stock. FBR Group is an SEC reporting company and its common stock is traded on the New York Stock Exchange under the symbol FBR. The business address of each of the reporting entities is 1001 Nineteenth Street North, Arlington, VA 22209. The foregoing information is as of January 31, 2008 and was obtained from the Schedule 13G filed with the SEC on their behalf on February 11, 2008.
(7)	GLG Partners Limited (the “General Partner”) is the general partner of GLG Partners LP. (the “Investment Manager”). On November 2, 2007, the General Partner, the Investment Manager and certain additional entities were directly or indirectly acquired by GLG Partners, Inc. (the “Parent Company”) (formerly named Freedom Acquisition Holdings, Inc.), which is an SEC reporting company and has common stock listed on the New York Stock Exchange. Each of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman is a managing director of the General Partner (the “Managing Directors”). Each of the General Partner, the Investment Manager and the Parent Company has shared voting and dispositive power with respect to all 2,274,776 shares of our common stock. The business address of the Parent Company is 390 Park Avenue, 20th Floor, New York, NY 10022. The business address of each of the other reporting entities is c/o GLG Partners LP, 1 Curzon Street, London W1J BHB, United Kingdom. The information with respect to the General Partner, GLG Partners LP and the Managing Directors is as of December 31, 2007 and was obtained from the Schedule 13G/A filed with the SEC on their behalf on February 14, 2008.

(8)	Includes 259,857 shares of common stock held by a revocable family trust and 2,000 shares of common stock owned by Mr. Bazlen’s children.
(9)	Includes the following shares of our common stock that the following individuals have the right to acquire within 60 days after May 22, 2008, through the exercise of options: James Bazlen (81,000); Morton Godlas (30,000); Terilyn A. Henderson (30,000); Charles K. Marquis (30,000); Charles J. Philippin (30,000); William A. Shutzer (30,000); Lawrence Mondry (100,000); Larry Buresh (131,528); Randi Morrison (33,114); Dale Ward (86,315); Maynard Jenkins (374,635); and all current directors and executive officers as a group (707,599). Upon departure from the Company, all unvested stock options are forfeited.
(10)	Consists of 8,521 shares of common stock held in a revocable family trust.
(11)	Includes 2,000 shares of common stock held by a Defined Benefit Plan.
(12)	Includes shares of restricted stock (or in the case of Mr. Mondry’s initial hire grant, restricted stock units) awarded to our executive officers, net of a portion of the restricted stock that has already vested as well as shares that were surrendered back to the Company to satisfy tax obligations arising from these vestings (total net shares as of May 22, 2008 are shown in parentheses after each named individual): Lawrence Mondry (164,899); James Constantine (25,000); Larry Buresh (13,119); Randi Morrison (9,221); Dale Ward (16,067); and all executive officers as a group (285,210). Such shares vest as to 33 1/3% on each of the first, second and third year anniversaries of the grant date and confer the holders with the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such restricted shares, including voting rights. Upon departure from the Company, all unvested shares of restricted stock are forfeited.
(13)	Includes 23,600 shares of common stock held in revocable family trusts.
(14)	As discussed in Item 1, “Business” in the Original Annual Report under the caption “Information About Our Executive Officers” in August 2007, Mr. Jenkins retired from the Company. The number of shares owned by Mr. Jenkins is as of August 15, 2007.
(15)	As discussed in Item 1, “Business” in the Original Annual Report under the caption “Information About Our Executive Officers” in June 2007, Mr. Riley resigned from the Company. The number of shares owned by Mr. Riley is as of June 30, 2007.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	3,742,413	$13.17	2,082,184
Equity compensation plans not approved by security holders(2)	375,000	$18.66	—

Total	4,117,413	$13.67	2,082,184

(1)	Excludes the securities to be issued upon exercise of outstanding options, warrants and rights. Availability for future issuance under our 2004 Stock Plan has been reduced based on previously issued restricted stock awards weighted as set forth in such plan.
(2)	Consists of stock options and restricted stock units awarded to our Chief Executive Officer, Mr. Mondry, under the terms of his employment agreement approved by the Board of Directors effective June 13, 2007.

Item 13.	Certain Relationships and Related Transactions and Director Independence

The Company has a written policy and has established procedures regarding approval of transactions between the Company and any employee, officer, director and certain immediate family members and other related persons including those required to be reported under Item 404(a) of Regulation S-K. Under this policy, the Nominating and Corporate Governance Committee or the Committee’s authorized delegate (which, for purposes of this policy, is the

Chairman of the Committee) must approve any transaction between the Company and any related party. In determining whether to approve a related party transaction, the Committee considers all relevant factors, including but not limited to the benefits to the Company, the impact on a director’s independence, the availability of comparable products or services, the terms of the transaction, the terms available to unrelated third parties or to employees generally, and whether the transaction is, overall, inconsistent with the best interests of the Company. If a member of the Committee, or any of his or her immediate family members, is a party to any proposed transaction, the Committee member shall not participate in any review, consideration or approval of the related party transaction. The Company did not have any related party transactions in fiscal 2007.

Director Independence

Our Governance Guidelines provide that the Board will meet the criteria for independence as established by the NYSE. In addition, the Board considers transactions and relationships between each director and any member of his or her immediate family and the Company and its affiliates and subsidiaries, to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent. Pursuant to the NYSE Listing Standards, and based on its review of director independence (considering relationships between each of the directors and their immediate family members and the Company, both in the aggregate and individually), the Board has determined that a majority of the Company’s directors, specifically Ms. Henderson and Messrs. Godlas, Marquis, Philippin and Shutzer, are “independent directors.” In so doing, the Board determined that each of these individuals meets the “bright line” independence standards of the NYSE. In addition, the Board determined that all of the members of the Audit Committee are independent as that term is defined in the applicable NYSE listing standards and in SEC Rule 10A-3.

Upon his retirement as President and Chief Operating Officer of the Company in April 2000, the Company entered into an employment agreement with Mr. Bazlen, a member of our Board of Directors, for the performance of specific projects for the Company, as designated by the Chief Executive Officer or President, for an annual base salary ($50,000 since April 2005) and continued payment of certain medical, dental, insurance, 401(k) and other benefits. This agreement is terminable by either party upon written notice. In connection with his membership on our Board of Directors, Mr. Bazlen receives all compensation (including annual grants of stock options, but excluding the Annual Stipend), that is provided to our outside directors under the Outside Director Compensation Policy described in Item 11, “Executive Compensation,” above under the caption “Compensation of Directors — Outside Director Compensation Policy”.

The Board of Directors had previously determined not to characterize Mr. Shutzer as “independent” pursuant to the NYSE Listing Standards because they determined that Mr. Shutzer, or a company by which he is employed, may provide investment banking or other financial advisory services to the Company in the future. Since joining Evercore Partners (together with its affiliates and/or subsidiaries, “Evercore”) as a Senior Managing Partner in April 2004, the Company has entered into two agreements with Evercore for financial advisory services, both of which were prior to fiscal 2007. In November 2007, pursuant to the NYSE Listing Standards, and based on its review of director independence, the disinterested directors of the Board determined to characterize Mr. Shutzer as an independent director based on the determination that Mr. Shutzer, or a company by which he is employed, would no longer provide investment banking or other financial services to the Company in the foreseeable future.

Item 14.	Principal Accountant Fees and Services

Audit Committee Pre-Approval Policies

Pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, the Audit Committee has adopted policies and procedures for approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Consistent with these policies, all engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee. No services provided by our independent auditor were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP for fiscal 2007 and fiscal 2006:

	2007	2006
Audit Fees(1)	$5,329,387	$1,614,160
Audit-Related Fees(2)	495,105	14,057
Tax Fees(3)	345,040	776,821
All Other Fees(4)	—	—

	$6,169,532	$2,405,038

(1)	The audit fees reported for fiscal 2007 are substantially higher than fiscal 2006 because the amount for fiscal 2007 includes (i) $935,804 related to the completion of our Annual Report on Form 10-K for fiscal 2006, which was filed on July 9, 2007 and amended on August 15, 2007; (ii) $458,489 for reviews of Quarterly Reports on Form 10-Q for fiscal 2006, which were also filed on August 15, 2007; (iii) $1,006,764 for reviews of Quarterly Reports on Form 10-Q for fiscal 2007; and (iv) $2,928,330 for the integrated audit for fiscal 2007. The audit fees reported for fiscal 2006 includes amounts billed through June 15, 2007 for the integrated audit for fiscal 2006 and include $364,160 related to completion of our Annual Report on Form 10-K for fiscal 2005, which was filed on May 1, 2007.
(2)	The audit related fees for fiscal 2007 were primarily for professional services rendered relative to the Company’s then-proposed merger agreement with O’Reilly (executed April 1, 2008), a review of responses to SEC staff comment letters, and audit services relative to certain of the Company’s employee benefit plans. The audit-related fees for fiscal 2006 were primarily for professional services rendered relating to a review of a response to a SEC staff comment letter.
(3)	Tax fees for fiscal 2007 and 2006, respectively, were for services related to tax compliance (including reviewing tax returns) and tax advice. For fiscal 2007, fees for tax compliance totaled $233,940 and fees for tax advice totaled $111,100. For fiscal 2006, fees for tax compliance totaled $175,744 and fees for tax advice totaled $601,077.
(4)	There were no fees billed to the Company during fiscal 2007 or 2006 for services other than those described above.

The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services is compatible with the firm’s maintaining its independence in connection with its audit of the Company’s financial statements, and has determined that the permissible non-audit services conducted by PricewaterhouseCoopers LLP do not impair or impede the firm’s independence.

PART IV

Item 15.	Exhibit and Financial Statement Schedules

(a)(1) The following consolidated financial statements of CSK Auto Corporation are included in Item 8, “Financial Statements and Supplementary Data” of the Original Annual Report.

Consolidated Statements of Operations — Fiscal Years Ended February 3, 2008, February 4, 2007 and January 29, 2006
Consolidated Balance Sheets — February 3, 2008 and February 4, 2007
Consolidated Statements of Cash Flows — Fiscal Years Ended February 3, 2008, February 4, 2007 and January 29, 2006
Consolidated Statements of Stockholders’ Equity — Fiscal Years Ended February 3, 2008, February 4, 2007 and January 29, 2006
Notes to Consolidated Financial Statements

(a)(2) The following financial statement schedules of CSK Auto Corporation for the three years ended February 3, 2008 are included in the Original Annual Report, as required by Item 14(d): Schedule I Financial Information of the Registrant and Schedule II Valuation and Qualifying Accounts. Other schedules have been omitted because information is not required or otherwise is included in the Notes to Consolidated Financial Statements.

(a)(3) and (b) Exhibits:

The Exhibit Index included at the end of this Form 10-K/A is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 2nd day of June, 2008.

CSK AUTO CORPORATION

By:	/s/ Lawrence N. Mondry
Lawrence N. Mondry
President and Chief Executive Officer

By:	/s/ James D. Constantine
James D. Constantine
Executive Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibits
31.01*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.02*	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.01*	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

Annex F CSK’s Current Report on Form 8-K filed on May 14, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2008

CSK Auto Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13927	86-0765798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave., Suite 400, Phoenix, Arizona		85012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-265-9200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Governmental Investigation

CSK Auto Corporation (the “Company”) received notification from the Staff of the Pacific Regional Office (the “Staff”) of the Securities and Exchange Commission (the “Commission”) on May 1, 2008 relating to a previously disclosed investigation that was prompted by matters that had been raised by the Company’s internal audit and accounting personnel in late 2005 and early 2006. The notification, commonly referred to as a “Wells Notice,” indicates that the Staff is considering recommending to the Commission that the Commission bring an enforcement action against the Company alleging that it violated certain provisions of the federal securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. As previously announced, during 2006, the Company’s Audit Committee, with the assistance of its own independent counsel and a separate accounting firm, conducted a seven-month investigation into the Company’s historical accounting practices that resulted in senior officer and finance management personnel departures and the development and implementation of numerous remedial actions.

Under applicable procedures, before the Staff can make a formal recommendation regarding what action, if any, should be taken by the Commission, the Company has the opportunity to make (and it plans to make) a written submission outlining why it believes an enforcement action should not be instituted. If the Staff ultimately makes an enforcement recommendation to the Commission, the Company’s submission will be forwarded to the Commission for purposes of the Commission’s consideration before making a final determination on the matter. As previously disclosed, the Company has been cooperating with the Staff and the Commission since the Company first publicly disclosed these matters in 2006, and it continues to do so.

Securities Class Action Litigation

At a hearing on April 22, 2008, the United States District Court for the District of Arizona granted preliminary approval to the previously announced agreement in principle to settle the securities class action pending against the Company entitled Communication Workers of America Plan for Employees Pension and Death Benefits v. CSK Auto Corporation, et al. The escrow account provided for under the agreement in principle has been fully funded and a hearing on the final approval of the settlement is scheduled for July 1, 2008.

F-2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSK Auto Corporation

May 13, 2008	By:	RANDI VAL MORRISON
	Name:	Randi Val Morrison
	Title:	Senior Vice President, General Counsel and Secretary

F-3

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended May 4, 2008

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 001-13927

CSK Auto Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-0765798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400 Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

(602) 265-9200

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑    No  ☐.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer  ☑    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☐

    (Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2).    Yes  ☐    No  ☑

As of June 6, 2008, there were 44,036,813 shares of our common stock outstanding.

As used herein, the terms “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries, including its operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc. The term “Auto” as used herein refers to our operating subsidiary, CSK Auto, Inc., and its subsidiary, CSKAUTO.COM, Inc.

You may obtain, free of charge, copies of this Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2008 (this “Quarterly Report”) as well as our Annual Report on Form 10-K for the fiscal year ended February 3, 2008, as amended by the filing of Form 10-K/A on June 2, 2008 (the “2007 10-K”), and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable after such reports have been filed or furnished by accessing our website at www.cskauto.com, then clicking “Investors.” Information contained on our website is not part of this Quarterly Report.

Note Concerning Forward-Looking Information

Certain statements contained in this Quarterly Report are forward-looking statements and are usually identified by words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “could,” “should” or other similar expressions. We intend forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect current views about our plans, strategies and prospects and speak only as of the date of this Quarterly Report.

We believe that it is important to communicate our future expectations to our investors. However, forward-looking statements are subject to risks, uncertainties and assumptions often beyond our control, including, but not limited to, competitive pressures, the overall condition of the national and regional economies, factors affecting import of products, factors impacting consumer spending and driving habits such as high gas prices, war and terrorism, natural disasters and/or extended periods of inclement weather, consumer debt levels and inflation, demand for our products, integration and management of any past and future acquisitions, conditions affecting new store development, relationships with vendors, risks related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX” and such Section, “SOX 404”) and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements. For more information related to these and other risks, please refer to the Risk Factors section in the 2007 10-K. In addition to causing our actual results to differ, the factors listed and referred to above may cause our intentions to change from those statements of intention set forth in this Quarterly Report. Such changes in our intentions may cause our results to differ. We may change our intentions at any time and without notice based upon changes in such factors, our assumptions or otherwise.

Except as required by applicable law, we do not intend and undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, you should not place undue reliance upon forward-looking statements and should carefully consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC.

PART I

FINANCIAL INFORMATION

Item 1.	Financial Statements

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	May 4, 2008	February 3, 2008
ASSETS
Cash and cash equivalents	$19,679	$16,520
Receivables, net	36,721	37,322
Inventories, net	549,002	494,651
Deferred income taxes	44,527	50,649
Prepaid expenses and other current assets	50,434	35,842

Total current assets	700,363	634,984

Property and equipment, net	159,267	165,115
Intangibles, net	61,905	63,020
Goodwill	224,937	224,937
Deferred income taxes	17,288	15,380
Other assets, net	33,667	35,254

Total assets	$1,197,427	$1,138,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$291,225	$236,879
Accrued payroll and related expenses	59,666	57,593
Accrued expenses and other current liabilities	98,950	107,211
Current maturities of long-term debt (Notes 1 and 7)	493,443	50,551
Current maturities of capital lease obligations	5,982	6,351

Total current liabilities	949,266	458,585

Long-term debt (Notes 1 and 7)	16,131	452,420
Obligations under capital leases	8,469	9,866
Other liabilities	52,662	53,281

Total non-current liabilities	77,262	515,567

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 90,000,000 shares authorized, 44,035,913 and 44,030,644 shares issued and outstanding at May 4, 2008 and February 3, 2008, respectively	440	440
Additional paid-in capital	439,086	438,092
Accumulated deficit	(268,627)	(273,994)

Total stockholders’ equity	170,899	164,538

Total liabilities and stockholders’ equity	$1,197,427	$1,138,690

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
Net sales	$461,104	$473,035
Cost of sales	243,801	252,437

Gross profit	217,303	220,598
Other costs and expenses:
Operating and administrative	205,810	199,234
Investigation, litigation and restatement costs	983	4,564
Insurance recovery (Note 12)	(15,000)	—
Store closing costs	785	706

Operating profit	24,725	16,094
Interest expense, net	15,445	13,322

Income before income taxes	9,280	2,772
Income tax expense	3,913	1,102

Net income	$5,367	$1,670

Earnings per common share:
Basic	$0.12	$0.04

Diluted	$0.12	$0.04

Weighted average shares outstanding:
Basic	44,032	43,951

Diluted	44,101	44,697

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Equity
	Shares	Amount
Balances at February 3, 2008	44,030,644	$440	$438,092	$(273,994)	$164,538
Restricted stock	990	—	(3)	—	(3)
Exercise of options	4,279	—	40	—	40
Stock-based compensation expense	—	—	957	—	957
Net income	—	—	—	5,367	5,367

Balances at May 4, 2008	44,035,913	$440	$439,086	$(268,627)	$170,899

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
Cash flows provided by (used in) operating activities:
Net income	$5,367	$1,670
Adjustments:
Depreciation and amortization on property and equipment	9,395	9,947
Amortization of other items	1,384	1,336
Amortization of debt discount and deferred financing costs	1,782	1,319
Stock-based compensation expense	1,244	1,367
Write downs of property, equipment and other assets	447	1,398
Deferred income taxes	3,756	1,046
Changes in operating assets and liabilities:
Receivables	(229)	(2,344)
Inventories	(54,351)	(25,559)
Prepaid expenses and other current assets	(14,592)	(773)
Accounts payable	54,347	13,630
Accrued payroll, accrued expenses and other current liabilities	(6,401)	4,838
Other operating activities	189	(192)

Net cash provided by operating activities	2,338	7,683

Cash flows used in investing activities:
Capital expenditures	(4,046)	(8,858)
Other investing activities	(320)	(477)

Net cash used in investing activities	(4,366)	(9,335)

Cash flows provided by (used in) financing activities:
Borrowings under senior credit facility — line of credit	85,900	65,600
Payments under senior credit facility — line of credit	(79,400)	(57,100)
Payments under term loan facility	(864)	(873)
Payment of debt financing costs	(125)	—
Payments on capital lease obligations	(1,694)	(2,684)
Proceeds from seller financing arrangements	1,550	—
Payments on seller financing arrangements	(168)	(156)
Proceeds from exercise of stock options	40	—
Other financing activities	(52)	(44)

Net cash provided by financing activities	5,187	4,743

Net increase in cash	3,159	3,091
Cash and cash equivalents, beginning of period	16,520	20,169

Cash and cash equivalents, end of period	$19,679	$23,260

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

CSK Auto Corporation is a holding company. At May 4, 2008 and for the periods presented in this Quarterly Report, CSK Auto Corporation had no business activity other than its investment in CSK Auto, Inc. (“Auto”), a wholly owned subsidiary. On a consolidated basis, CSK Auto Corporation and its subsidiaries are referred to herein as the “Company.”

Auto is a specialty retailer of automotive aftermarket parts and accessories. At May 4, 2008, the Company operated 1,345 stores in 22 states, with its principal concentration of stores in the Western United States, under the following four brand names: Checker Auto Parts, founded in 1969 and operating in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii; Schuck’s Auto Supply, founded in 1917 and operating in the Pacific Northwest and Alaska; Kragen Auto Parts, founded in 1947 and operating primarily in California; and Murray’s Discount Auto Stores, founded in 1972 and operating in the Midwest.

Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness

Merger Agreement

On April 1, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with O’Reilly Automotive, Inc. (“O’Reilly”) and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly (the “Acquisition”).

In order to effectuate the Acquisition, O’Reilly has agreed to commence an exchange offer (the “Exchange Offer”) pursuant to which each share of the Company’s common stock tendered in the Exchange Offer will be exchanged for (a) a number of shares of O’Reilly’s common stock equal to the “exchange ratio” (as calculated below), plus (b) $1.00 in cash (subject to possible reduction as described below). Pursuant to the Merger Agreement, the “exchange ratio” will equal $11.00 divided by the average trading price of O’Reilly’s common stock during the five consecutive trading days ending on and including the second trading day prior to the closing of the Exchange Offer; provided, that if such average trading price of O’Reilly’s common stock is greater than $29.95 per share, then the exchange ratio will be 0.3673, and if such average trading price is less than $25.67 per share, then the exchange ratio will be 0.4285. If such average trading price is less than or equal to $21.00 per share, the Company may terminate the Merger Agreement unless O’Reilly exercises its option to issue an additional number of its shares or increase the amount of cash to be paid such that the total value of O’Reilly common stock and cash exchanged for each share of the Company’s common stock is at least equal to $10.00 (less any possible reduction of the cash component of the offer price as described below).

Upon completion of the Exchange Offer, any remaining shares of the Company’s common stock will be acquired in a second-step merger at the same price at which shares of the Company’s common stock were exchanged in the Exchange Offer.

The Acquisition is expected to be completed during the second quarter of the Company’s fiscal year ending February 1, 2009 (“fiscal 2008”) and is subject to regulatory review and customary closing conditions, including that at least a majority of the Company’s outstanding shares of common stock be tendered in the Exchange Offer and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which waiting period terminated on April 17, 2008).

The Merger Agreement includes customary representations, warranties and covenants by the Company, including covenants (a) to cease immediately any discussions and negotiations with respect to an alternate acquisition proposal, (b) not to solicit any alternate acquisition proposal and, with certain exceptions, not to enter into discussions concerning or furnish information in connection with any alternate acquisition proposal, and (c) subject to certain exceptions, for the Company’s Board of Directors not to withdraw or modify its recommendation that the Company’s stockholders tender shares into the Exchange Offer. In addition, the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has agreed to use reasonable best efforts to obtain appropriate waivers or consents under the Company’s credit or debt agreements and instruments if needed or if requested by O’Reilly to remedy any default or event of default thereunder that may arise after the date of the Merger Agreement (the “Credit Agreement Waivers”). The $1.00 cash component of the offer price for each share of the Company’s common stock tendered in the Exchange Offer will be subject to reduction in the event that the Company pays more than $3.0 million to its lenders in order to obtain any Credit Agreement Waivers. The $1.00 cash component may be reduced by an amount equal to the quotient obtained by dividing (x) by (y), where (x) equals the sum of any amount paid by the Company or its subsidiaries to the lenders under its credit agreements in connection with obtaining any bank consent, waiver, or amendment under the credit agreements after April 1, 2008, minus $3,000,000, and (y) equals the sum of (i) the total number of shares of the Company’s common stock outstanding immediately prior to the expiration of the Exchange Offer and (ii) a number of shares of the Company’s common stock determined by O’Reilly up to a maximum of the total number of shares of the Company’s common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested on or before the date that is 180 days after April 1, 2008. The Company does not anticipate a need to obtain any Credit Agreement Waivers prior to the anticipated closing of the Exchange Offer.

The Merger Agreement contains certain termination rights for both the Company and O’Reilly, including if the Exchange Offer has not been consummated or if the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, had not occurred, in either case on or before the date that is 180 days after the date of the Merger Agreement, and provisions that permit termination in connection with the exercise of the fiduciary duties of the Company’s Board of Directors with respect to superior offers. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay O’Reilly a termination fee of $22.0 million.

In connection with the Acquisition, it is anticipated that O’Reilly will repay at the time of the closing of the Exchange Offer all amounts outstanding and other amounts payable under the Company’s $350.0 million floating rate term loan facility (the “Term Loan Facility”) and $325.0 million senior secured revolving line of credit (the “Senior Credit Facility”). Thus, although the consummation of the Exchange Offer would result in an event of default and the possible acceleration of indebtedness under those facilities, it is contemplated that those facilities will be repaid in full and cease to exist at the closing of the Exchange Offer. If the Acquisition is completed as planned, the Company’s $100.0 million of 6 3/4% senior exchangeable notes (the “6 3/4% Notes”) will remain outstanding.

The Company engaged J.P. Morgan Securities, Inc. (“JPMorgan”) to act as its financial advisor in connection with the Company’s analysis and consideration of its strategic alternatives. Pursuant to an engagement letter dated January 12, 2008, the Company agreed to pay JPMorgan 0.90% of the consideration for the Merger, less any amount, up to $500,000, paid to another financial advisor in connection with the delivery of an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the Company’s stockholders. This amount is payable upon consummation of a transaction. For purposes of such engagement letter, “Consideration” means the total amount of cash and the fair market value of O’Reilly common stock payable to the Company and its stockholders in connection with the Merger, including amounts payable in respect of convertible securities, options, or similar rights, whether or not vested, plus the principal amount of all indebtedness for borrowed money of the Company. The Company has also agreed to reimburse JPMorgan’s expenses and indemnify JPMorgan against certain liabilities arising out of engagement.

Term Loan Facility Financial Covenants

The Company’s Term Loan Facility contains a maximum leverage ratio covenant that the Company does not believe at this time it will be able to satisfy beginning in the first quarter of the Company’s fiscal year ending January 31, 2010 (“fiscal 2009”). As the Company did not obtain a waiver or amendment of that covenant prior

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the completion of these financial statements for the first quarter of fiscal 2008, the Company’s belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 has caused the Company to classify all of the its indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3/4% Notes, as current liabilities in the Company’s financial statements beginning with its financial statements for the first quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, the Company will be required to reduce (to twelve months) the time period over which it amortizes debt issuance costs and debt discount, increasing the interest costs it reports in its financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under the Company’s borrowing agreements. However, any such classification could have adverse consequences upon the Company’s relationships with, and the credit terms upon which it does business with, its vendors. The Company expects such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. The Company does not expect to seek any waivers or amendments under its credit facilities prior to the closing of the Exchange Offer as these credit facilities are expected to be repaid and terminated upon closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, the Company would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that the Company would be able to obtain such a waiver or amendment on terms that would be satisfactory to the Company. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility after the first quarter of fiscal 2009, which could result in the acceleration of all of the Company’s indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on the Company.

Note 2 — Basis of Presentation

The accompanying unaudited consolidated financial statements as of May 4, 2008 and for the thirteen weeks ended May 4, 2008 (“the first quarter of fiscal 2008”) and May 6, 2007 (“the first quarter of fiscal 2007”) included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all information and footnotes required by GAAP for audited financial statements. In the opinion of management, the consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial position and the results of its operations. The results of operations for the thirteen weeks ended May 4, 2008 are not necessarily indicative of the operating results for the full year. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto for the fiscal year ended February 3, 2008 (“fiscal 2007”) as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2008, as amended by the filing of Form 10-K/A on June 2, 2008 (the “2007 10-K”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
For the description of the Company’s significant accounting policies, see Note 2 — Summary of Significant Accounting Policies to the consolidated financial statements included in Item 8 of the Company’s 2007 10-K.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

Certain amounts have been reclassified to be consistent with the presentation for all periods, with no effect on net income or stockholders’ equity.

Note 3 — Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes a framework for measuring fair value within GAAP and expands the disclosures regarding fair value measurements. In February 2008, the FASB issued a staff position that delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities except for those recognized or disclosed at least annually. Except for the delay for nonfinancial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within such years. The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. The Company is currently assessing the impact of SFAS No. 157 for nonfinancial assets and liabilities on its consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company elected not to measure any financial instruments or other items at fair value as of February 4, 2008 in accordance with SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which establishes how an acquiring company recognizes and measures acquired assets, liabilities, goodwill and minority interests. It also defines how an acquirer should account for a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company will be required to apply the provisions of SFAS No. 141R to any future business combinations consummated after its effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which provides guidance and establishes amended accounting and reporting standards for a parent company’s noncontrolling interest in a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its financial condition, results of operations or cash flows.

In December 2007, the SEC staff issued Staff Accounting Bulletin (“SAB”) 110, Share-Based Payment, which amends SAB 107, Share-Based Payment, to permit public companies, under certain circumstances, to use the simplified method of determining the expected term of stock options contained in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. Based on the significant restrictions on employee trading during the period commencing prior to the completion and filing of the Company’s restated financial statements until the Company became current in its financial reporting (see Note 12 — Legal Matters), the Company has not experienced regular employee exercise behavior since the implementation of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, (“SFAS No. 123R”) on January 20, 2006, and thus has been using the simplified method as allowed under SAB 110.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Inventories

Inventories are valued at the lower of cost or market, cost being determined utilizing the First-In, First-Out (“FIFO”) method. At each balance sheet date, the Company adjusts its inventory carrying balances by an allowance for inventory shrinkage that has occurred since the most recent physical inventory and an allowance for inventory obsolescence, each of which is discussed in greater detail below.

•

The Company reduces the FIFO carrying value of its inventory for estimated loss due to shrinkage since the most recent physical inventory. Shrinkage expense for the thirteen weeks ended May 4, 2008, and May 6, 2007 was approximately $7.0 million and $7.5 million, respectively. While the shrinkage accrual is based on recent experience, there is a risk that actual losses may be higher or lower than expected.

•

In certain instances, the Company retains the right to return obsolete and excess merchandise inventory to its vendors. In situations where the Company does not have a right to return, the Company records an allowance representing an estimated loss for the difference between the cost of any obsolete or excess inventory and the estimated retail selling price. Inventory levels and margins earned on all products are monitored monthly. On a quarterly basis, the Company assesses whether it expects to sell any significant amount of inventory below cost and, if so, estimates and records an allowance.

At each balance sheet reporting date, the Company also adjusts its inventory carrying balances by the capitalization of certain operating and administrative overhead costs associated with the purchasing and handling of inventory and estimates of vendor allowances that remain in ending inventory. The components of ending inventory are as follows (in thousands):

	May 4, 2008	February 3, 2008
FIFO cost	$592,296	$540,094
Overhead costs	32,882	29,848
Vendor allowances	(60,270)	(60,067)
Shrinkage	(14,016)	(13,030)
Obsolescence	(1,890)	(2,194)

Inventories, net	$549,002	$494,651

Note 5 — Property and Equipment

Property and equipment are comprised of the following (in thousands):

	May 4, 2008	February 3, 2008	Estimated Useful life
Land	$348	$348
Buildings	18,941	18,221	15 - 25 years
Leasehold improvements	166,831	165,380	Shorter of lease term or useful life
Furniture, fixtures and equipment	177,646	182,172	3 - 10 years
Property under capital leases	55,040	55,417	5 - 15 years or life of lease
Purchased software	12,955	12,725	5 years

	431,761	434,263
Less: accumulated depreciation and amortization	(272,494)	(269,148)

Property and equipment, net	$159,267	$165,115

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation expense for property and equipment, including amortization of capital leases, totaled $9.4 million and $9.9 million for the thirteen weeks ended May 4, 2008 and May 6, 2007, respectively. Accumulated amortization of property under capital leases totaled $39.8 million and $38.6 million at May 4, 2008 and February 3, 2008, respectively.

The Company evaluates the carrying value of long-lived assets on an annual basis to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and an impairment loss should be recognized. Such evaluation is based on the expected utilization of the related asset and the corresponding useful life.

Note 6 — Store Closing Costs

On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, the Company analyzes sales trends, geographical factors and competitive factors to determine the viability and future profitability of its store locations. If a store location does not meet the Company’s required performance criteria, it is considered for closure. As a result of past acquisitions, the Company has closed numerous stores due to overlap with previously existing store locations.

The Company accounts for the costs of closed stores in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, the fair value of future costs of operating lease commitments for closed stores are recorded as a liability at the date the Company ceases operating the store. Fair value of the liability is the present value of future cash flows discounted by a credit-adjusted risk free rate. Accretion expense represents interest on the Company’s recorded closed store liabilities and is calculated by using the same credit-adjusted risk free rate used to discount the cash flows. In addition, SFAS No. 146 also requires that the amount of remaining lease payments owed be reduced by estimated sublease income (but not to an amount less than zero). Sublease income in excess of costs associated with the lease is recognized as it is earned and included as a reduction to operating and administrative expenses in the accompanying financial statements.

The allowance for store closing costs is included in accrued expenses and other long-term liabilities in the accompanying financial statements and represents the discounted value of the following future net cash outflows related to closed stores: (1) future rents and other contractual expenses to be paid over the remaining terms of the lease agreements for the stores (net of estimated sublease income); and (2) lease commissions associated with obtaining store subleases. Certain operating expenses related to closed stores, such as utilities and repairs, are expensed as incurred. In addition, the Company expenses as incurred and reports as store closing costs operating expenses it incurs when closing a store. These expenses include temporary labor and transportation costs for inventory, fixtures and other assets owned in the store being closed. The Company does not incur employee termination costs when stores are closed.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tabular presentation provides detailed information regarding the Company’s SFAS No. 146 store closing costs (in thousands):

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
SFAS No. 146 liability balance, beginning of year	$3,027	$4,911
SFAS No. 146 provision for contractual obligations, net of estimated sublease income for stores closed during the period	270	831
Revisions in SFAS No. 146 estimates	452	(386)
Accretion	32	58

SFAS No. 146 store closing costs expensed in the period	754	503

Payments:
Contractual obligations, net of sublease recoveries	(783)	(580)
Sublease commissions and buyouts	—	(43)

Total payments	(783)	(623)

SFAS No. 146 liability balance, end of period	$2,998	$4,791

Store closing costs incurred during the periods are comprised of (in thousands):

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
SFAS No. 146 store closing costs expensed in the period	$754	$503
Period costs related to closed stores	31	203

Total store closing costs	$785	$706

During the first quarter of fiscal 2008 and fiscal 2007, the Company incurred $0.0 million and $0.2 million, respectively, of other operating expenses such as store closing expenses and utilities, repairs and maintenance costs related to closed stores that are expensed as incurred.

At May 4, 2008, the Company’s $3.0 million liability for store closing costs consisted of (in thousands):

Future contractual commitments for rent and occupancy expenses	$17,685
Estimated sublease income, net of sublease commissions	(14,143)
Accretion expense to be recognized in future periods	(544)

Total liability for store closing costs	$2,998

Stores are included in the liability for store closing costs when a store is closed with a remaining contractual obligation under a lease agreement. Stores that are closed at the end of a contractual lease period are not included in the Company’s liability for store closing costs. It is the Company’s practice to sublease or attempt to sublease any vacant locations for which it maintains a contractual lease obligation. Locations are removed from the liability for store closing costs when the contractual lease agreement has expired or is terminated through early buyout.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Location activity for stores and service centers included in the liability for store closing costs is as follows:

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
Number of closed locations, beginning of period	148	175

Locations added during the period	4	5
Locations removed during the period	(9)	(3)

Net locations added (removed) during the period	(5)	2

Number of closed locations, end of period	143	177

As of May 4, 2008, 143 locations (93 store locations and 50 service centers) were included in the liability for store closing costs. Of the store locations, 17 locations were vacant and 76 locations were subleased. Of the service centers, 3 were vacant and 47 were subleased. Approximately 56 locations included in the liability as of May 4, 2008 have contractual lease terms that expire in fiscal 2008.

Note 7 — Long-Term Debt

Overview

Outstanding debt, excluding capital leases, is as follows (in thousands):

	May 4, 2008	February 3, 2008
Term loan facility	$344,783	$345,647
Senior credit facility	53,000	46,500
6 3/4% senior exchangeable notes (1)	95,050	94,635
Seller financing arrangements	16,741	16,189

Total debt	509,574	502,971
Less current portion:
Term loan facility	344,783	3,444
Senior credit facility	53,000	46,500
6 3/4% senior exchangeable notes (1)	95,050	—
Current maturities of seller financing arrangements	610	607

Total debt (non-current)	$16,131	$452,420

(1)	Carrying balance reduced by discount of $4.9 million and $5.4 million at May 4, 2008 and February 3, 2008, respectively, in accordance with EITF No. 06-6.

Term Loan Facility

In the second quarter of the fiscal year ended February 4, 2007 (“fiscal 2006”), Auto entered into its $350.0 million Term Loan Facility. The loans under the Term Loan Facility (“Term Loans”) bear interest at a base rate or the LIBOR rate, plus a margin that fluctuates depending upon the rating of the Term Loans. At May 4, 2008, loans under the Term Loan Facility bore interest at 9.75%. The Term Loans are guaranteed by the Company and CSKAUTO.COM, Inc., a wholly owned subsidiary of Auto. The Term Loans are secured by a second lien security interest in certain assets, primarily inventory and receivables, of Auto and the guarantors and by a first lien security interest in substantially all of their other assets. The Term Loans call for repayment in consecutive quarterly installments, which began on December 31, 2006, in an amount equal to 0.25% of the aggregate

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal amount of the Term Loans, with the remaining balance payable in full on the sixth anniversary of the closing date, June 30, 2012. Costs associated with the Term Loan Facility were approximately $10.7 million and are being amortized over the six-year term of the facility.

On October 10, 2007, the Company entered into the third amendment to the Term Loan Facility. An amendment fee of approximately $0.9 million was paid in connection with this amendment and was being amortized over the remaining term of the Term Loan Facility through May 4, 2008. Commencing in the second quarter of fiscal 2008, the Company will be required to reduce (to twelve months) the time period over which it amortizes debt issuance costs and debt discount. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest by either 0.25% or 0.50% and changed the basis for determining the spread amount from the rating of the Term Loans to the Company’s corporate rating. Based on the Company’s corporate rating at the time of the amendment, the interest rate on funds borrowed under the Term Loan Facility increased by 0.50% as a result of the amendment. The amendment also altered certain covenant provisions, which were subsequently amended by a fourth amendment to the Term Loan Facility.

On December 18, 2007, the Company entered into a fourth amendment to the Term Loan Facility. An amendment fee of approximately $3.5 million was paid in connection with this amendment and the cost was being amortized over the remaining term of the Term Loan Facility through May 4, 2008. Commencing in the second quarter of fiscal 2008, the Company will be required to reduce (to twelve months) the time period over which it amortizes debt issuance costs and debt discount. The amendment increased the spreads used to calculate the rate at which funds borrowed under the Term Loan Facility accrue interest to 5.00%, 6.00% or 7.00% in the case of loans bearing interest based on the LIBOR rate, and 4.00%, 5.00% or 6.00%, in the case of loans bearing interest at a base rate, in each case depending on the Company’s then-current corporate ratings. At December 18, 2007, the applicable interest rate under the Term Loan Facility became LIBOR plus 5.00%, an increase of 1.25%, as a result of the amendment. The amendment also modified the minimum fixed charge coverage ratio and the maximum leverage ratio requirements contained in the Term Loan Facility for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008.

In addition to the covenant and interest rate changes, the fourth amendment added a prepayment penalty with respect to optional prepayments and mandatory prepayments required in connection with debt and equity issuances, asset sales and recovery events, equal to 1% of any loans under the Term Loan Facility that are prepaid prior to the second anniversary of the fourth amendment. The amendment also added the option, the availability of which depends on the Company’s then-current corporate ratings, to pay in kind 50 basis points per annum or 100 basis points per annum, depending on the Company’s then-current corporate ratings, of any interest accruing on and after January 8, 2008 by adding such amount to the principal of the loans under the Term Loan Facility as of the interest payment date on which such interest payment is due. The amendment also added a limitation on annual capital expenditures by the Company of $25 million for each of fiscal 2008 and fiscal 2009 (which is approximately $10 million less than the average amount the Company has spent annually on capital expenditures over the last three fiscal years), provided that any portion of such amount not expended in fiscal 2008 may be carried over for expenditure during the first two quarters of fiscal 2009.

The Term Loan Facility contains, among other things, limitations on liens, indebtedness, mergers, disposition of assets, investments, payments in respect of capital stock, modifications of material indebtedness, changes in fiscal year-ends, transactions with affiliates, lines of business, and swap agreements. Auto is also subject to financial covenants under the Term Loan Facility measuring its performance against standards set for leverage and fixed charge coverage. Under the maximum leverage covenant (total debt to EBITDA) contained in the Term Loan Facility, as amended on December 18, 2007 to increase the maximum leverage ratios permitted under the Term Loan Facility, at May 4, 2008, the Company would have only been permitted to have $117.2 million of additional debt outstanding, regardless of which facility such debt was borrowed under.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Credit Facility — Revolving Line of Credit

At May 4, 2008 and February 3, 2008, Auto had in place its $325.0 million Senior Credit Facility. Auto is the borrower under the agreement, while the Company and CSKAUTO.COM, Inc. are guarantors. Borrowings under the Senior Credit Facility bear interest at a variable interest rate based on either (i) LIBOR plus an applicable margin that varies (1.25% to 1.75%) depending upon Auto’s average daily availability under the agreement measured using certain borrowing base tests, or (ii) the Alternate Base Rate (as defined in the agreement). At May 4, 2008, loans under the Senior Credit Facility bore interest at the weighted average rate of 4.28%. The Senior Credit Facility matures in July 2010.

During fiscal 2006 and fiscal 2007, the Company entered into several waivers under the Senior Credit Facility that allowed it to delay filing certain periodic reports with the SEC. Upon the filing of the Quarterly Report for the second quarter of fiscal 2007 on October 12, 2007, the Company had filed all previously delinquent periodic SEC filings, and the waiver of the filing deadlines described above was terminated.

Availability under the Senior Credit Facility is limited to the lesser of the revolving commitment of $325.0 million and an amount determined by a borrowing base limitation. The borrowing base limitation is based upon a formula involving certain percentages of eligible inventory and accounts receivable owned by Auto. As a result of the limitations imposed by the borrowing base formula, at May 4, 2008, Auto could borrow up to an additional $185.9 million under the Senior Credit Facility. However, the maximum leverage covenant of the Term Loan Facility described above limits the total amount of indebtedness the Company can have outstanding and, as of May 4, 2008, would have only permitted approximately $117.2 million of additional borrowings, regardless of which facility they were borrowed under.

Loans under the Senior Credit Facility are collateralized by a first priority security interest in certain of the Company’s assets, primarily inventory and accounts receivable, and a second priority security interest in certain of the Company’s other assets. The Senior Credit Facility contains negative covenants and restrictions on actions by Auto and its subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness. In addition, Auto is, under certain circumstances not applicable during the thirteen weeks ended May 4, 2008, subject to a minimum ratio of consolidated earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, to fixed charges (as defined in the agreement, the “Fixed Charge Coverage Ratio”). However, under the second waiver the Company entered into during fiscal 2006 and under all subsequent waivers, Auto was required to maintain a minimum 1:1 Fixed Charge Coverage Ratio imposed by such waivers until the termination of such waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6 3/4% Notes

The Company had $100.0 million of 6 3/4% Notes outstanding at May 4, 2008 and February 3, 2008. The 6 3/4% Notes are exchangeable into cash and shares of the Company’s common stock. Upon exchange of the 6 3/4% Notes, the Company will deliver cash equal to the lesser of the aggregate principal amount of notes to be exchanged and the Company’s total exchange obligation and, in the event the Company’s total exchange obligation exceeds the aggregate principal amount of notes to be exchanged, shares of the Company’s common stock in respect of that excess. The following table sets forth key terms of the 6 3/4% Notes:

Terms	6 3/4% Notes
Interest Rate	6.75% per year until December 15, 2010; 6.50% thereafter

Exchange Rate	60.6061 shares per $1,000 principal (equivalent to an initial exchange price of approximately $16.50 per share)

Maximum CSK shares exchangeable	6,060,610 common shares, subject to adjustment in certain circumstances

Maturity date	December 15, 2025

Guaranteed by	CSK Auto Corporation and all of Auto’s present and future domestic subsidiaries, jointly and severally, on a senior basis

Dates that the noteholders may require Auto to repurchase some or all for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest

December 15, 2010, December 15, 2015, and December 15, 2020 or following a fundamental change as described in the indenture

Issuance costs being amortized over a 5-year period, corresponding to the first date the noteholders could require repayment (see “Debt Covenants” below)	$3.7 million

Auto will not be able to redeem notes	Prior to December 15, 2010

Auto may redeem for cash some or all of the notes	On or after December 15, 2010, upon at least 35 calendar days notice

Redemption price	Equal to 100% of the principal amount plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date

Prior to their stated maturity, the 6 3/4% Notes are exchangeable by the holder only under the following circumstances:

•

During any fiscal quarter (and only during that fiscal quarter) commencing after January 29, 2006, if the last reported sale price of the Company’s common stock is greater than or equal to 130% of the exchange price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	If the 6 3/4% Notes have been called for redemption by Auto; or

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Upon the occurrence of specified corporate transactions, such as a change in control, as described in the indenture under which the 6 3/4% Notes were issued.

Under these terms, if the 6 3/4% Notes had become exchangeable, the corresponding debt would have been required to be reclassified from long-term to current for as long as the notes remained exchangeable. These notes have been reclassified to current as a result of the Company’s belief that it is probable that the maximum leverage ratio covenant of the Term Loan Facility will not be satisfied in the first quarter of fiscal 2009.

EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, provides guidance for distinguishing between permanent equity, temporary equity, and assets and liabilities. The embedded exchange feature in the 6 3/ 4% Notes provides for the issuance of common shares to the extent the Company’s exchange obligation exceeds the debt principal. The share exchange feature and the embedded put options and call options in the debt instrument meet the requirements of EITF No. 00-19 to be accounted for as equity instruments. As such, the share exchange feature and the embedded options have not been accounted for as derivatives (which would be marked to market each reporting period). In the event the 6 3/4% Notes are exchanged, the exchange will be accounted for in a similar manner to a conversion with no gain or loss, as the cash payment of principal reduces the liability equal to the face amount of the 6 3/4% Notes recorded at the time of their issuance. Any accrued interest on the debt will not be paid separately upon an exchange and will be reclassified to equity. Incremental net shares for the 6 3/4% Notes exchange feature were not included in the diluted earnings per share calculation for the thirteen weeks ended May 4, 2008, since the Company’s average common stock price did not exceed $16.50 per share for this period.

The Company entered into a registration rights agreement with respect to the 6 3/4% Notes and the underlying shares of its common stock into which the 6 3/4% Notes are potentially exchangeable. Due to the Company’s failure in certain prior periods to meet certain filing and effectiveness deadlines with respect to the registration of the 6 3/4% Notes and the underlying shares of its common stock, the Company was required to pay additional interest of 50 basis points on the 6 3/4% Notes until the earlier of the date the 6 3/4% Notes were no longer outstanding or the date two years after the date of their issuance. The latter condition was met during the fourth quarter of fiscal 2007 and, accordingly, the Company is no longer paying additional interest of 50 basis points on the 6 3/4% Notes.

The Company entered into a supplemental indenture during fiscal 2006 that increased the exchange rate of the 6 3/4% Notes to the current terms. The Company recorded the increase in the fair value of the exchange option as a debt discount with a corresponding increase in additional paid-in-capital within stockholders’ equity. The debt discount was $7.7 million and is being amortized to interest expense following the interest method to the first date the noteholders could require repayment. Total amortization on the debt discount was $0.4 million for each of the thirteen week-periods ended May 4, 2008 and May 6, 2007.

Seller Financing Arrangements

Seller financing arrangements relate to debt established for stores where the Company was the seller-lessee and did not recover substantially all construction costs from the lessor. In those situations, the Company recorded its total cost in property and equipment and amounts funded by the lessor as a debt obligation in the accompanying consolidated balance sheet in accordance with EITF No. 97-10, The Effect of Lessee Involvement in Asset Construction. Rental payments under these arrangements are allocated between interest expense and reduction of the underlying obligation based on a related amortization schedule.

Debt Covenants

Certain of the Company’s debt agreements at May 4, 2008 contained negative covenants and restrictions on actions by the Company and its subsidiaries including, without limitation, restrictions and limitations on

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness.

Auto is, under certain circumstances not applicable during the thirteen weeks ended May 4, 2008, subject to a minimum Fixed Charge Coverage Ratio under a Senior Credit Facility financial maintenance covenant. However, under the second waiver the Company entered into during the second quarter of fiscal 2006 and under all subsequent waivers, a minimum 1:1 Fixed Charge Coverage Ratio was required until the termination of such waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers. For the thirteen weeks ended May 4, 2008, the Company would have been in compliance with this ratio had it been applicable.

The Term Loan Facility contains certain financial covenants, one of which is the requirement of a minimum fixed charge coverage ratio (as defined in the Term Loan Facility). At May 4, 2008, the minimum fixed charge coverage ratio requirement was 1.20:1 for the first quarter of fiscal 2008, 1.15:1 for the second quarter of fiscal 2008, 1.20:1 for the third and fourth quarters of fiscal 2008, and 1.45:1 thereafter. For the thirteen weeks ended May 4, 2008, the Company’s actual ratio was 1.31:1. The minimum ratios for fiscal 2008 reflect the December 18, 2007 fourth amendment to the Term Loan Facility.

The Term Loan Facility also requires compliance with a maximum leverage ratio covenant. The December 18, 2007 fourth amendment to the Term Loan Facility increased the maximum leverage ratio permitted under the Term Loan Facility for the fourth quarter of fiscal 2007 and for each of the quarters of fiscal 2008. The amendment increased the maximum leverage ratio permitted as of May 4, 2008 to 5.80:1 for the first quarter of fiscal 2008, 6.00:1 for the second quarter of fiscal 2008, 5.75:1 for the third quarter of fiscal 2008, and 4.50:1 for the fourth quarter of fiscal 2008, while leaving all other ratios unchanged. The maximum leverage ratio permitted declines to 3.25:1 after the end of fiscal 2008 and further decline to 3.00:1 at the end of fiscal 2009. As of May 4, 2008, the Company’s actual leverage ratio was 4.74:1.

Based on its current financial forecast, the Company believes it will remain in compliance with the financial covenants of the Senior Credit Facility and Term Loan Facility during fiscal 2008. A significant decline in the Company’s net sales or gross margin from what is currently anticipated could limit the effectiveness of discretionary actions management could take to maintain compliance with the financial covenants in fiscal 2008. Although the Company does not expect such significant declines to occur, if they did occur, the Company may seek to obtain a covenant waiver or amendment from its lenders or seek a refinancing, which the Company believes are viable options should the Acquisition not occur. However, there can be no assurances a waiver or amendment could be obtained or a refinancing achieved.

The maximum leverage ratio permitted in the first quarter of fiscal 2009 decreases significantly to 3.25:1 from 5.75:1 in the third quarter of fiscal 2008 and 4.50:1 in the fourth quarter of fiscal 2007. Based on its current financial forecast, the Company does not expect to be able to satisfy this covenant for the first quarter of fiscal 2009, and, as a result, the Company has classified all of the indebtedness under the Term Loan Facility, the Senior Credit Facility and the 6 3/4% Notes as current liabilities in the consolidated balance sheet as of May 4, 2008. Furthermore, beginning with the second quarter of fiscal 2008, the Company will be required to reduce (to twelve months) the time period over which it amortizes debt issuance costs and the debt discount, increasing the interest costs the Company reports in its financial statements. See Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness.

A breach of the covenants or restrictions contained in the Company’s debt agreements could result in an event of default thereunder. Upon the occurrence and during the continuance of an event of default under the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s Senior Credit Facility or the Term Loan Facility, the lenders could elect to terminate the commitments thereunder (in the case of the Senior Credit Facility only), declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable and exercise the remedies of a secured party against the collateral granted to them to secure such indebtedness. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under either the Senior Credit Facility or the Term Loan Facility accelerate the payment of the indebtedness due thereunder, the Company cannot be assured that its assets would be sufficient to repay in full that indebtedness, which is collateralized by substantially all of its assets. At May 4, 2008, the Company was in compliance with the covenants under all its debt agreements.

Note 8 — Accounting for Share-Based Compensation

In accordance with SFAS No. 123R, the Company recognizes compensation expense for its share-based compensation plans based on the fair value of the awards. Share-based payments include stock option grants, restricted stock, and a share-based compensation plan under the Company’s long-term incentive plan (the “LTIP”). Amounts are expensed over the applicable service periods (generally the vesting period). In the event of a change in control of the Company (as such term is described in the governing equity plan or agreement), certain equity instruments would vest immediately.

Long-Term Incentive Plan

Under the terms of the LTIP, cash-based incentive bonus awards may be granted by the Board based upon the satisfaction of specified performance criteria. Upon the original adoption of the LTIP, the Company’s Board approved and adopted forms of Incentive Bonus Unit Award Agreements used to evidence the awards under the LTIP. Under the terms of the LTIP, participants (senior executive officers only) were awarded a certain number of incentive units that are subject to a four-year vesting period (25% per year, with the first vesting period ending in fiscal 2007) as well as stock performance criteria. Subject to specific terms and conditions governing a change in control of the Company, each incentive bonus unit, when vested, represents the participant’s right to receive cash payments from the Company on specified payment dates equal to the amounts, if any, by which the average of the per share closing prices of the Company’s common stock on the New York Stock Exchange over a specified period of time (after release by the Company of its fiscal year earnings) (the “measuring period”) exceeds $20 per share (which figure is subject to certain adjustments in the event of a change in the Company’s capitalization). For the thirteen weeks ended May 4, 2008 and May 6, 2007, the Company increased the liability for the LTIP units by $0.3 million and $0.4 million, respectively, as a result of the increase in market price of the Company’s stock price when compared to the previous fiscal year-end. As a liability based instrument, the LTIP awards will be remeasured at each balance sheet date, such that the net compensation expense recorded over the full four-year vesting period of the LTIP units will equal the cash payments, if any, made by the Company to the LTIP participants. Accrued payroll and related expenses included $1.0 million and $0.8 million relating to the LTIP as of May 4, 2008 and February 3, 2008, respectively.

Company Stock Plans

The CSK Auto Corporation 2004 Stock and Incentive Plan (the “Plan”) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, incentive bonuses and other stock unit awards. Plan participation is limited to employees of the Company, any subsidiary or parent of the Company and directors of the Company. In no event will any option be exercisable more than 10 years after the date the option is granted. In general, the stock awards vest in three years. As of May 4, 2008, there were approximately 2.0 million shares remaining available for grant under the Plan. In addition to the Plan,

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company has stock options outstanding under its 1999 Employee Stock Option Plan, 1996 Executive Stock Option Plan and 1996 Associate Stock Option Plan. In the first quarter of fiscal 2008, these plans were amended to provide for a one year exercise period upon termination of the optionee’s employment (other than for cause) within one year following a change in control.

Options Activity

Activity in the Company’s stock option plans is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at February 3, 2008	3,835,792	$13.70
Granted at market price	—	$—
Exercised	(4,279)	$9.16
Cancelled	(103,136)	$13.73

Balance at May 4, 2008	3,728,377	$13.71	4.41	$2,085,700

Ending vested and expected to vest	3,391,056	$13.81	4.23	$1,772,400

Ending exercisable	1,918,098	$14.39	2.67	$494,500

(1)	Based on the Company’s closing stock price of $12.01 on May 2, 2008.

The following table summarizes information about the Company’s stock options at May 4, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable	Weighted Average Exercisable Price	Aggregate Intrinsic Value
$ 5.88 - $10.15	288,902	4.00	$9.65	128,902	$9.19
$10.53 - $10.80	1,053,245	6.45	$10.79	4,850	$10.69
$10.93 - $13.32	834,579	2.08	$12.96	834,579	$12.96
$13.46 - $16.62	1,170,132	4.04	$16.27	868,248	$16.16
$16.62 - $19.83	381,519	5.35	$18.62	81,519	$18.51

$ 5.88 - $19.83	3,728,377	4.41	$13.71	1,918,098	$14.39	$494,500

There were no stock option grants during the thirteen weeks ended May 4, 2008 or May 6, 2007.

Total unrecognized compensation expense from stock options, including any forfeiture estimate, was $4.9 million as of May 4, 2008, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

Restricted Stock Activity

On April 30, 2008, the Company issued to the Company’s Chief Executive Officer, 89,899 shares of restricted stock, at a market price of $11.93, pursuant to the Plan, 50% of which vest March 1, 2009, and the remaining 50% of which vest March 1, 2010, subject to acceleration under certain circumstances as set forth in the governing agreement. Total unrecognized compensation expense from restricted stock, including any forfeiture estimate, was $3.1 million as of May 4, 2008, which is expected to be recognized over a weighted-average period of approximately two years.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity for the Company’s restricted stock is summarized as follows:

	Number of Shares	Weighted Average Grant Price	Aggregate Intrinsic Value (1)
Non-vested at February 4, 2008	281,621	$13.23
Granted	89,899	$11.93
Released	(1,570)	$4.92
Cancelled	(935)	$12.78

Non-vested at May 4, 2008	369,015	$12.91	$380,100

(1)	Based on the Company’s closing stock price of $ 12.01 on May 2, 2008.

Note 9 — Income Taxes

The income tax expense for the first quarter of fiscal 2008 was $3.9 million, compared to $1.1 million for the same period in 2007. The Company’s effective tax rate was 42.2% in the first quarter of fiscal 2008 compared to 39.8% for the first quarter of fiscal 2007. The increase in effective tax rate in the first quarter of fiscal 2008 was primarily attributable to the recognition of the insurance recovery described in Note 12 — Legal Matters as well as the impact of a new gross receipt tax in the state of Michigan.

As of May 4, 2008, the Company’s unrecognized tax benefits totaled approximately $9.4 million, and the total amount of such unrecognized benefits that, if recognized, would favorably affect the effective income tax rate in future periods, was approximately $3.2 million.

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S. federal, Arizona, California, Colorado, Illinois, Michigan and Minnesota. The Company has had net operating losses in various years dating back to the tax year 1993. The statute of limitations for a particular tax year for examination by the Internal Revenue Service is three years subsequent to the last year in which the loss carryover is finally used, and three to four years for the states of Arizona, California, Colorado, Illinois, Michigan and Minnesota. Accordingly, there are multiple years open to examination.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Earnings per Share

SFAS No. 128, Earnings Per Share (“EPS”) requires earnings per share to be computed and reported as both basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares and dilutive common stock equivalents (convertible notes and interest on the notes, stock awards and stock options) outstanding during the period. Diluted EPS reflects the potential dilution that could occur if options to purchase common stock were exercised for shares of common stock. The following is a reconciliation of the number of shares (denominator) used in the basic and diluted EPS computations ($ and share data in thousands):

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
Numerator for basic and diluted earnings per share:
Net income	$5,367	$1,670

Denominator for basic earnings per share:
Weighted average shares outstanding (basic)	44,032	43,951

Denominator for diluted earnings per share:
Weighted average shares outstanding (basic)	44,032	43,951
Effect of dilutive securities	69	746

Weighted average shares outstanding (diluted)	44,101	44,697

Shares excluded as a result of anti-dilution:
Stock options and restricted stock	3,788	769

Incremental net shares for the exchange feature of the $100.0 million 6 3/4% senior exchangeable notes due in 2025 will be included in the Company’s future diluted earnings per share calculations for those periods in which the Company’s average common stock price exceeds $16.50 per share.

Note 11 — Employee Severance and Store Asset Impairment Charges

During the third quarter of fiscal 2007, the Company commenced a comprehensive strategic review aimed at improving its profitability and restoring top line growth. As part of the initial strategic planning process, the Company made the decision to close approximately 40 stores during fiscal 2008. During the first quarter of fiscal 2008, the Company closed 13 of the approximately 40 stores. For the identified store closures, the Company performed an asset impairment review in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, and during the fourth quarter of fiscal 2007, recorded a non-cash impairment charge of $1.2 million for leasehold improvements and store fixtures that will be sold or otherwise disposed of significantly before the end of their originally estimated useful lives.

The strategic review of the Company continued into the fourth quarter of 2007. As part of this review, the Company’s executive management team also evaluated the current management structure and eliminated approximately 160 non-sales positions, primarily in the corporate and field administration areas, reorganized the staffing in the Company’s corporate offices, consolidated certain corporate functions, and eliminated several vice president and other management positions during the third and fourth quarters of fiscal 2007. A number of executives were reassigned in order to leverage existing skills and experience across the team in an effort to continue reducing operating costs. During the third and fourth quarters of fiscal 2007, the Company incurred $2.0 million in employee severance costs related to these strategic personnel reductions. As of May 4, 2008, the remaining liability for employee severance costs was approximately $0.4 million.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All store locations currently planned for closure in fiscal 2008 are leased, and substantially all of these closures are expected to occur near the end of a noncancellable lease term, resulting in minimal closed store costs. The costs of any remaining operating lease commitments will be recognized in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, at the date the Company ceases operating the store.

Note 12 — Legal Matters

Fiscal 2006 Audit Committee Investigation and Restatement of the Consolidated Financial Statements

In its Annual Report on Form 10-K for the fiscal year ended January 29, 2006 (“fiscal 2005”) (the “2005 10-K”), the Company’s consolidated financial statements for the fiscal year ended January 30, 2005 (“fiscal 2004”) and the fiscal year ended February 1, 2004 (“fiscal 2003”) and quarterly information for the first three quarterly periods in fiscal 2005 and all of fiscal 2004 were restated to correct errors and irregularities identified in an Audit Committee-led independent accounting investigation (referred to herein as the “Audit Committee-led investigation”) and other accounting errors and irregularities identified by the Company in the course of the restatement process.

On September 28, 2006, the Company announced the substantial completion of the Audit Committee-led investigation, and that the investigation had identified accounting errors and irregularities that materially and improperly impacted various inventory accounts, vendor allowance receivables, other accrual accounts and related expense accounts. In addition, the Company announced personnel changes and also announced its intent to implement remedial measures in the areas of enhanced accounting policies and internal controls and employee training.

The Audit Committee-led investigation and restatement process resulted in legal, accounting consultant and audit expenses of approximately $25.7 million in fiscal 2006. Legal, accounting consultant and audit expenses relative to the securities class action and shareholder derivative litigation, regulatory investigations, completion of the restatement process (relative to the 2005 10-K filed May 1, 2007) and completion of the Company’s fiscal 2006 delinquent filings continued into fiscal 2007 and totaled approximately $12.3 million. The Company incurred approximately $1.0 million of legal expenses related to its response to the governmental investigations associated with the matters that were reviewed in the Audit Committee-led investigation and the defense of the securities class action lawsuit in the first quarter of fiscal 2008. The Company expects to continue to incur legal expenses in the remainder of fiscal 2008 related to the regulatory investigations and securities class action litigation.

Securities Class Action Litigation

On June 9 and 20, 2006, two shareholder class actions alleging violations of the federal securities laws were filed in the United States District Court for the District of Arizona against the Company and four of its former officers: Maynard Jenkins (who also was a director), James Riley, Martin Fraser and Don Watson. The cases are entitled Communication Workers of America Plan for Employees Pensions and Death Benefits v. CSK Auto Corporation, et al., No. CV-06-1503 PHX DGC (“Communication Workers”) and Wilfred Fortier v. CSK Auto Corporation, et al., No. CV-06-1580 PHX DGC. The cases were consolidated on September 18, 2006 with Communication Workers as the lead case. The consolidated actions have been brought by lead plaintiff Communication Workers of America Plan for Employee Pensions and Death Benefits (the “Lead Plaintiff”) on behalf of a putative class of purchasers of CSK Auto Corporation stock between March 20, 2003 and April 13, 2006, inclusive. Lead Plaintiff filed an Amended Consolidated Complaint on November 30, 2006. Lead Plaintiff voluntarily dismissed James Riley by not naming him as a defendant in the Amended Consolidated Complaint.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and Messrs. Jenkins, Fraser and Watson (collectively referred to as the “Defendants”) filed motions to dismiss the Amended Consolidated Complaint, which the court granted on March 28, 2007. The court allowed Lead Plaintiff leave to amend its complaint, and it filed their Second Amended Consolidated Complaint on May 25, 2007.

The Second Amended Consolidated Complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, as well as Section 20(a) of the Exchange Act. The Second Amended Consolidated Complaint alleges that Defendants issued false statements before and during the putative class period about the Company’s income, earnings and internal controls, allegedly causing the Company’s stock to trade at artificially inflated prices during the putative class period. It seeks an unspecified amount of damages. Defendants filed motions to dismiss the Second Amended Consolidated Complaint on July 13, 2007. On September 27, 2007, the court issued an order granting the motion to dismiss Mr. Fraser with prejudice and denying the motions to dismiss the Company and Messrs. Jenkins and Watson. On October 24, 2007, the court issued a scheduling order setting forth a pretrial schedule that contemplates a trial if necessary, in March 2009, Lead Plaintiff filed its motion to certify the class on January 18, 2008 and the Company filed its response on February 15, 2008. Lead Plaintiff filed its reply in support of its motion for class certification on March 14, 2008. A hearing on the motion was scheduled to take place on March 21, 2008.

On March 21, 2008, as a result of ongoing settlement discussions regarding the securities class action litigation, Lead Plaintiff and the defendants (including the Company) reached an agreement in principle to settle the case. At a hearing on April 22, 2008, the United States District Court for the District of Arizona preliminarily approved the settlement. Pursuant to the settlement, the settlement amount will be $10.0 million in cash (which will be paid by the Company’s directors and officers liability insurance) and $1.7 million in Company stock (to be contributed by the Company and valued at the closing price of the Company’s stock on March 20, 2008). The settlement also includes certain corporate governance and contracting policy terms that would apply so long as the Company remains an independent company. A hearing on the final approval of the settlement is scheduled for July 1, 2008.

Insurance Recovery

On May 1, 2008, the Company and its primary layer directors and officers liability insurer entered into an agreement whereby the insurer agreed to fund $10.0 million into an interest-bearing escrow account to effect the proposed settlement of the securities class action litigation discussed above. The insurer also agreed not to pursue any future claims for recovery against the Company for $5.0 million of defense costs (primarily legal fees) relating to such litigation and the shareholder derivative litigation and governmental investigations discussed below that the insurer had agreed to reimburse to the Company or pay directly to third parties. The Company had previously expensed such costs as they were incurred. Pursuant to such agreement, the Company agreed to release (upon the insurer’s payment to the $15.0 million policy limit) the insurer from any further claims under the related policy. The insurer funded the escrow account on April 28, 2008.

As also mentioned above, the United States District Court for the District of Arizona granted preliminary approval to the proposed settlement of the securities class action litigation on April 22, 2008, and a hearing on the final approval is scheduled for July 1, 2008. Although not anticipated, in the event that the final settlement is not approved by the Court in July, the $10.0 million and all accrued interest will be repaid to the insurer and once again become available pursuant to the terms of the policy.

During the first quarter of fiscal 2008, the Company recognized a $15.0 million insurance recovery as a result of, among other things, the previously mentioned agreement with the insurer and management’s conclusion, which was based in part on the advice of counsel, that it is probable that the Court will grant final approval of the settlement. Other current assets in the consolidated balance sheet at May 4, 2008 included $10.0

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

million relating to the Company’s beneficial interest in the escrow account which will be used to satisfy the Company’s settlement obligation which the Company accrued in the fourth quarter of fiscal 2007.

Shareholder Derivative Litigation

On July 31, 2006, a shareholder derivative suit was filed in the United States District Court for the District of Arizona against certain of CSK’s former officers and certain current and former directors. The Company was a nominal defendant. On June 11, 2007, plaintiff filed a Second Amended Complaint alleging claims under Section 304 of the Sarbanes-Oxley Act of 2002 and for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The Second Amended Complaint sought, purportedly on behalf of the Company, damages, restitution, and equitable and injunctive relief. On June 22, 2007, the Company filed a motion to dismiss the Second Amended Complaint for failure to plead demand futility adequately or, in the alternative, to stay the case until the shareholder class action litigation is resolved. The individual defendants joined in the Company’s motion. On August 24, 2007, the court granted the Company’s motion to dismiss the suit based on plaintiff’s failure to adequately plead demand futility. The court entered a judgment in defendants’ favor on October 22, 2007. Plaintiff did not file a notice of appeal in the 30 days allowed for doing so, and the judgment in defendants’ favor is now final.

Governmental Investigations

The SEC is conducting an investigation related to certain historical accounting practices of the Company. On November 27, 2006, the SEC served a subpoena on the Company seeking the production of documents from the period January 1, 1997 to the date of the subpoena related primarily to the types of matters identified in the Audit Committee-led investigation, including internal controls and accounting for inventories and vendor allowances. On December 5, 2006, the SEC also served document subpoenas on Messrs. Jenkins, Fraser and Watson. Since that time, the SEC has served subpoenas for documents and testimony on, and requested testimony from, current and former employees, officers, directors and other parties it believes may have information relevant to the investigation. The Company’s Audit Committee has shared with the SEC the conclusions of the Audit Committee-led investigation and other information related to its investigation.

On May 1, 2008, the Company received a notification from the Staff of the Pacific Regional Office (the “Staff”) of the SEC relating to the SEC investigation described above. The notification, commonly referred to as a “Wells Notice,” indicates that the Staff is considering recommending to the SEC that the SEC bring an enforcement action against the Company alleging that it violated certain provisions of the federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

Under applicable procedures, before the Staff can make a formal recommendation regarding what action, if any, should be taken by the SEC, the Company has the opportunity to make (and made on June 6, 2008) a written submission outlining why it believes an enforcement action should not be instituted. If the Staff ultimately makes an enforcement recommendation to the SEC, the Company’s submission will be forwarded to the SEC for purposes of the SEC’s consideration before making a final determination on the matter. As previously disclosed, the Company has been cooperating with the Staff and the SEC since the Company first publicly disclosed these matters in fiscal 2006, and it continues to do so.

In addition, the U.S. Attorney’s office in Phoenix (the “USAO”) and the U.S. Department of Justice in Washington, D.C. (the “DOJ”) have opened an investigation related to these historical accounting practices. Counsel for the Company’s Audit Committee has met with the USAO and DOJ and has shared with them requested information from the Audit Committee-led investigation. At this time, the Company cannot predict when these investigations will be completed or what their outcomes will be.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Litigation

The Company currently and from time to time is involved in other litigation incidental to the conduct of its business, including but not limited to asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on internal review, the Company accrues reserves using its best estimate of the probable and reasonably estimable contingent liabilities. The Company does not currently believe that any of these other legal claims incidental to the conduct of its business, individually or in the aggregate, will result in liabilities material to its consolidated financial position, results of operations or cash flows.

Note 13 — Subsequent Events

On April 1, 2008, the Company entered into the Merger Agreement with O’Reilly and an indirect wholly-owned subsidiary of O’Reilly pursuant to which the Company is expected to become a wholly-owned subsidiary of O’Reilly. On June 11, 2008, O’Reilly’s newly formed, wholly-owned subsidiary, OC Acquisition Company, commenced the Exchange Offer. The Exchange Offer is described in detail above in Note 1 — Merger Agreement and Matters Related to the Company’s Indebtedness. The Exchange Offer is currently scheduled to expire at 12:00 midnight, EDT, on July 10, 2008, but, pursuant to the terms of the Merger Agreement, the expiration date may be extended under certain circumstances.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated historical financial statements and the notes to those statements that appear elsewhere in this report. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth or referenced under “Note Concerning Forward Looking Information” above.

In the following discussion, we refer to our current fiscal year ending February 1, 2009 as “fiscal 2008” and the prior fiscal year ended February 3, 2008 as “fiscal 2007.” We refer to the thirteen-week periods ended on May 4, 2008 and May 6, 2007 as the “first quarter” and the “thirteen weeks” of those respective fiscal years.

General

CSK Auto Corporation (“CSK”) is the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the U.S., based, in each case, on store count. As of May 4, 2008, through our wholly owned subsidiary CSK Auto, Inc., we operated 1,345 stores in 22 states under one fully integrated operating format and the following four brand names (referred to collectively as “CSK stores”):

•	Checker Auto Parts, founded in 1969, with 487 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 218 stores in the Pacific Northwest and Alaska;

•	Kragen Auto Parts, founded in 1947, with 499 stores primarily in California; and

•	Murray’s Discount Auto Stores, founded in 1972, with 141 stores in the Midwest.

During the first quarter of fiscal 2008, we opened 9 stores, relocated 2 stores and closed 15 stores (including the 2 relocated stores), resulting in a net decrease of 4 stores.

Recent Developments

Merger Agreement

On April 1, 2008, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with O’Reilly Automotive, Inc. (“O’Reilly”) and an indirect wholly-owned subsidiary of O’Reilly pursuant to which we are expected to become a wholly-owned subsidiary of O’Reilly (the “Acquisition”).

In order to effectuate the Acquisition, O’Reilly has agreed to commence an exchange offer (the “Exchange Offer”) pursuant to which each share of our common stock tendered in the Exchange Offer will be exchanged for (a) a number of shares of O’Reilly’s common stock equal to the “exchange ratio” (as calculated below), plus (b) $1.00 in cash (subject to possible reduction as described below). Pursuant to the Merger Agreement, the “exchange ratio” will equal $11.00 divided by the average trading price of O’Reilly’s common stock during the five consecutive trading days ending on and including the second trading day prior to the closing of the Exchange Offer; provided, that if such average trading price of O’Reilly’s common stock is greater than $29.95 per share, then the exchange ratio will be 0.3673, and if such average trading price is less than $25.67 per share, then the exchange ratio will be 0.4285. If such average trading price is less than or equal to $21.00 per share, we may terminate the Merger Agreement unless O’Reilly exercises its option to issue an additional number of its shares or increase the amount of cash to be paid such that the total value of O’Reilly common stock and cash exchanged for each share of our common stock is at least equal to $10.00 (less any possible reduction of the cash component of the offer price as described below).

Upon completion of the Exchange Offer, any remaining shares of our common stock will be acquired in a second-step merger at the same price at which shares of our common stock were exchanged in the Exchange Offer.

The Acquisition is expected to be completed during the second quarter of fiscal 2008 and is subject to regulatory review and customary closing conditions, including that at least a majority of our outstanding shares of common stock be tendered in the Exchange Offer and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which waiting period terminated on April 17, 2008).

The Merger Agreement includes customary representations, warranties and covenants by us, including covenants (a) to cease immediately any discussions and negotiations with respect to an alternate acquisition proposal, (b) not to solicit any alternate acquisition proposal and, with certain exceptions, not to enter into discussions concerning or furnish information in connection with any alternate acquisition proposal, and (c) subject to certain exceptions, for our Board of Directors not to withdraw or modify its recommendation that our stockholders tender shares into the Exchange Offer. In addition, we have agreed to use reasonable best efforts to obtain appropriate waivers or consents under our credit or debt agreements and instruments if needed or if requested by O’Reilly to remedy any default or event of default thereunder that may arise after the date of the Merger Agreement (the “Credit Agreement Waivers”). The $1.00 cash component of the offer price for each share of our common stock tendered in the Exchange Offer will be subject to reduction in the event that we pay more than $3.0 million to our lenders in order to obtain any Credit Agreement Waivers. The $1.00 cash component per share may be reduced by an amount equal to the quotient obtained by dividing (x) by (y), where (x) equals the sum of any amount paid by us or our subsidiaries to the lenders under our credit agreements in connection with obtaining any bank consent, waiver, or amendment under the credit agreements after April 1, 2008, minus $3,000,000, and (y) equals the sum of (i) the total number of shares of the Company’s common stock outstanding immediately prior to the expiration of the Exchange Offer and (ii) a number of shares of the Company’s common stock determined by O’Reilly up to a maximum of the total number of shares of the Company’s common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested on or before the date that is 180 days after April 1, 2008. We do not anticipate a need to obtain any Credit Agreement Waivers prior to the anticipated closing of the Exchange Offer.

The Merger Agreement contains certain termination rights for both us and O’Reilly, including if the Exchange Offer has not been consummated or if the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, had not occurred, in either case on or before the date that is 180 days after the date of the Merger Agreement, and provisions that permit termination in connection with the exercise of the fiduciary duties of our Board of Directors with respect to superior offers. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, we may be required to pay O’Reilly a termination fee of $22.0 million.

In connection with the Acquisition, O’Reilly has received a commitment letter from Lehman Commercial Paper Inc., Lehman Brothers Inc., Lehman Brothers Commercial Bank, Bank of America, N.A., and Banc of America Securities LLC to provide a $1,200.0 million first lien senior secured revolving credit facility, which O’Reilly is expected to use, in part, to repay at the time of the closing of the Exchange Offer all amounts outstanding and other amounts payable under our $350.0 million floating rate term loan facility (the “Term Loan Facility”) and $325.0 million senior secured revolving line of credit (the “Senior Credit Facility”), following which such Facilities will be terminated. Thus, although the consummation of the Exchange Offer would result in an event of default and the possible acceleration of indebtedness under those facilities, it is contemplated that those facilities will be repaid in full and cease to exist at the closing of the Exchange Offer. If the Acquisition is completed as planned, our $100.0 million of 6 3/4% senior exchangeable notes (the “6 3/4% Notes”) will remain outstanding and will become exchangeable pursuant to their terms into shares of O’Reilly common stock. O’Reilly’s acquisition of our company and the closing of the Exchange Offer are not conditioned upon the completion of, or availability of funding under, its committed $1,200.0 million credit facility.

Term Loan Facility Financial Covenants

Our Term Loan Facility contains a maximum leverage ratio covenant that we do not believe at this time we will be able to satisfy beginning in the first quarter of our fiscal year ending January 31, 2010 (“fiscal 2009”). As we did not obtain a waiver or amendment of that covenant prior to the completion of our financial statements for the first quarter of fiscal 2008, our belief that it is probable that this covenant will not be satisfied for the first quarter of fiscal 2009 has caused us to have to classify all of our indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3/4% Notes, as current liabilities in our financial statements beginning with our financial statements for the first quarter of fiscal 2008. Furthermore, beginning with the second quarter of fiscal 2008, we will be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount, increasing the interest costs we report in our financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under our borrowing agreements. However, any such classification could have adverse consequences upon our relationships with, and the credit terms upon which we do business with, our vendors, although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. We do not expect to seek any waivers or amendments under our credit facilities prior to the closing of the Exchange Offer as these credit facilities are expected to be repaid and terminated upon closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, we would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that we would be able to obtain such a waiver or amendment on terms that would be satisfactory to us. Failure to comply with the financial covenants of the Term Loan Facility would result in an event of default under the Term Loan Facility after the first quarter of fiscal 2009, which could result in the acceleration of all of our indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on us. See “Factors Affecting Liquidity and Capital Resources — Debt Covenants” below.

Securities Class Action Litigation

On March 21, 2008, as a result of ongoing settlement discussions regarding the securities class action litigation (described in Note 12 — Legal Matters in the notes to the unaudited consolidated financial statements included in Item 1 of this Quarterly Report), Lead Plaintiff and the defendants (including the Company) reached an agreement in principle to settle the case. At a hearing on April 22, 2008, the United States District Court for the District of Arizona preliminarily approved the settlement. Pursuant to the settlement, the settlement amount will be $10.0 million in cash (which was funded by our directors and officers liability insurance carrier) and $1.7 million in our stock (to be contributed by us and valued at the closing price of our stock on March 20, 2008). The settlement also includes certain corporate governance and contracting policy terms that would apply so long as we remain an independent company. A hearing on the final approval of the settlement is scheduled for July 1, 2008.

Insurance Recovery

On May 1, 2008, we and our primary layer directors and officers liability insurer entered into an agreement whereby the insurer agreed to fund $10.0 million into an interest-bearing escrow account to effect the proposed settlement of the securities class action litigation. The insurer also agreed not to pursue any future claims for recovery against us for $5.0 million of defense costs (primarily legal fees) relating to such litigation and the shareholder derivative litigation and governmental investigations discussed below, that the insurer had agreed to reimburse to us or pay directly to third parties. We had previously expensed such costs as they were incurred. Pursuant to such agreement, we agreed to release (upon the insurer’s payment to the $15.0 million policy limit) the insurer from any further claims under the related policy. The insurer funded the escrow account on April 28, 2008.

As mentioned above, the United States District Court for the District of Arizona granted preliminary approval to the proposed settlement of the securities class action litigation on April 22, 2008, and a hearing on the final approval is scheduled for July 1, 2008. Although not anticipated, in the event that the final settlement is not approved by the Court in July, the $10.0 million and all accrued interest will be repaid to the insurer and once again become available pursuant to the terms of the policy.

During the first quarter of fiscal 2008, we recognized a $15.0 million insurance recovery as a result of, among other things, the previously mentioned agreement with the insurer and management’s conclusion, which was based in part on the advice of counsel, that it is probable that the Court will grant final approval of the settlement. Other assets in the consolidated balance sheet at May 4, 2008 included $10.0 million relating to our beneficial interest in the escrow account which will be used to satisfy our settlement obligation which we accrued in the fourth quarter of fiscal 2007.

Governmental Investigations

The Securities and Exchange Commission (the “SEC”) is conducting an investigation related to certain of our historical accounting practices. On November 27, 2006, the SEC served a subpoena on us seeking the production of documents from the period January 1, 1997 to the date of the subpoena related primarily to the types of matters identified in the Audit Committee-led independent accounting investigation (referred to here in as the “Audit Committee-led Investigation”), including internal controls and accounting for inventories and vendor allowances. On December 5, 2006, the SEC also served document subpoenas on former executives Messrs. Jenkins, Fraser and Watson. Since that time, the SEC has served subpoenas for documents and testimony on, and requested testimony from, current and former employees, officers, directors and other parties it believes may have information relevant to the investigation. Our Audit Committee has shared with the SEC the conclusions of the Audit Committee-led investigation and other information related to its investigation.

On May 1, 2008, we received a notification from the Staff of the Pacific Regional Office (the “Staff”) of the SEC relating to a previously disclosed investigation that was prompted by matters that had been raised by our internal audit and accounting personnel in late 2005 and early 2006. The notification, commonly referred to as a “Wells Notice,” indicates that the Staff is considering recommending to the SEC that the SEC bring an enforcement action against us alleging that it violated certain provisions of the federal securities laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 promulgated thereunder.

Under applicable procedures, before the Staff can make a formal recommendation regarding what action, if any, should be taken by the SEC, we have the opportunity to make (and made on June 6, 2008) a written submission outlining why we believe an enforcement action should not be instituted. If the Staff ultimately makes an enforcement recommendation to the SEC, our submission will be forwarded to the SEC for purposes of the SEC’s consideration before making a final determination on the matter. As previously disclosed, we have been cooperating with the Staff and the SEC since we first publicly disclosed these matters in 2006, and we continue to do so.

In addition, the U.S. Attorney’s office in Phoenix (the “USAO”) and the Department of Justice in Washington, D.C. (the “DOJ”) have opened an investigation related to these historical accounting practices. Counsel for our Audit Committee-led investigation has met with the USAO and DOJ and has shared with them requested information from the Audit Committee-led investigation. At this time, the Company cannot predict when these investigations will be completed or what their outcomes will be.

Results of Operations

The following discussion summarizes the significant factors affecting our operating results for the thirteen weeks ended May 4, 2008 and May 6, 2007. This discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included in this Quarterly Report as well as our Annual Report on Form 10-K for fiscal 2007 (the “2007 10-K”).

The following table expresses the statements of operations as a percentage of sales for the periods shown:

	Thirteen Weeks Ended
	May 4, 2008	May 6, 2007
Net sales	100.0%	100.0%
Cost of sales	52.9%	53.4%

Gross profit	47.1%	46.6%
Other costs and expenses:
Operating and administrative	44.6%	42.1%
Investigation, litigation and restatement costs	0.2%	1.0%
Insurance recovery	-3.3%	0.0%
Store closing costs	0.2%	0.1%

Operating profit	5.4%	3.4%
Interest expense, net	3.3%	2.8%

Income before income taxes	2.1%	0.6%
Income tax expense	0.8%	0.2%

Net income	1.3%	0.4%

Thirteen Weeks Ended May 4, 2008 Compared to Thirteen Weeks Ended May 6, 2007

Retail sales represent sales to the do-it-yourself customer. Commercial sales represent sales to commercial accounts, including such sales from stores without commercial sales centers. We evaluate comparable (or “same-store”) sales based on the change in net sales commencing after the time a new store has been open or an acquired store has been owned by us for 12 months. Therefore, sales for the first 12 months a new store is open or an acquired store is owned are not included in the comparable store calculation. Stores that have been relocated are included in the comparable store sales calculations immediately.

Net sales for the first quarter of fiscal 2008 decreased 2.5%, or $11.9 million, compared to the first quarter of fiscal 2007. Net sales were $461.1 million in the first quarter of fiscal 2008, compared to $473.0 million in the first quarter of fiscal 2007. The decrease in sales was primarily due to decreased same store sales, which was partially offset by sales from nine net new stores added from May 7, 2007 through May 4, 2008. Although net sales decreased overall, commercial sales continued to increase, which we believe was due, in part, to our continued emphasis on growing our commercial business, which has a higher potential growth rate than the retail market.

Total same store sales declined by 3.1%. Same store retail sales, which make up the majority of our sales, declined 5.1%, compared to a 2.5% decline in the comparable period of fiscal 2007. Same store commercial sales increased 6.1%, compared to a 10.3% increase in the comparable period in fiscal 2007. The decline in total same store sales was due to a decline in customer count of 6.7% (measured by the number of in-store transactions in stores that have been opened more than one year), which was partially offset by an increase in the average transaction size of 3.9% (measured by dollars spent per sale transaction). We believe that same store sales during this period were adversely affected by persistent high gas prices and the deterioration in general economic conditions.

Gross profit consists primarily of net sales less the cost of sales. Costs of sales includes the total cost of merchandise sold including freight expenses associated with moving merchandise inventories from our vendors to our distribution centers and warehouses, vendor allowances and cash discounts on payments to vendors, inventory shrinkage, warranty costs, costs associated with purchasing and operating the distribution centers and warehouses, and freight expense associated with moving merchandise inventories from the distribution centers to our retail stores. Gross profit as a percentage of net sales may be affected by net sales volume, variations in our channel mix and our product mix, price changes in response to competitive factors, changes in our shrink expense, warranty expense and warehousing and distribution costs, and fluctuations in merchandise costs and vendor programs. Gross profit may not be comparable to that of other companies as it does not include payroll, occupancy, and depreciation costs for our retail locations.

Gross profit for the first quarter of fiscal 2008 decreased 1.5%, or $3.3 million, compared to the first quarter of fiscal 2007. Gross profit was $217.3 million, or 47.1% of sales, for the first quarter of fiscal 2008, as compared to $220.6 million, or 46.6% of sales, for the first quarter of fiscal 2007. The decrease in gross profit dollars was the result of the decline in sales, offset in part by increased purchasing and handling costs capitalized in the first quarter of fiscal 2008 relative to increased inventory purchases compared with the same period in fiscal 2007. The increase in the gross margin percentage was primarily due to the higher purchasing and handling costs capitalized in the first quarter of fiscal 2008 compared with the same period in fiscal 2007. These factors were partially offset by increased commercial sales, as commercial sales carry lower margins than retail sales.

Operating and administrative expenses are comprised of store payroll, store occupancy, advertising expenses, other store expenses and general and administrative expenses, which include salaries and related benefits of corporate employees, administrative office occupancy expenses, data processing, professional expenses and other related expenses.

Operating and administrative expenses were $205.8 million, or 44.6% of net sales, in the first quarter of fiscal 2008, compared to $199.2 million, or 42.1% of net sales, in the first quarter of fiscal 2007. Operating and administrative expenses increased $6.6 million as a result of expenses associated with the nine net new stores added from May 7, 2007 through May 4, 2008, as well as expenses of approximately $2.7 million related to the pending Acquisition (discussed in “Recent Developments” above) and an increase of compensation expense of approximately $1.4 million due to increased employee incentive compensation costs.

Our response to the governmental investigations associated with the matters that were reviewed in the Audit Committee-led investigation and the defense of the securities class action and derivative lawsuits described in Note 12 — Legal Matters in the notes to the unaudited consolidated financial statements included in Item 1 of this Quarterly Report resulted in investigation, litigation and restatement expenses of $1.0 million in the first quarter of fiscal 2008, compared to $4.6 million incurred in the first quarter of fiscal 2007.

On May 1, 2008, we and our primary layer directors and officers liability insurer entered into an agreement whereby the insurer agreed to fund $10.0 million into an interest-bearing escrow account to effect the proposed settlement of the securities class action litigation. The insurer also agreed not to pursue any future claims for recovery against us for $5.0 million of defense costs (primarily legal fees) relating to such litigation, the shareholder derivative litigation and the governmental investigations, that the insurer had agreed to reimburse to us or pay directly to third parties. We had previously expensed such costs as they were incurred. Pursuant to such agreement, we agreed to release (upon the insurer’s payment to the $15.0 million policy limit) the insurer from any further claims under the related policy. The insurer funded the escrow account on April 28, 2008.

The United States District Court for the District of Arizona granted preliminary approval to the proposed settlement of the securities class action litigation on April 22, 2008, and a hearing on the final approval is scheduled for July 1, 2008. Although not anticipated, in the event that the final settlement is not approved by the Court in July, the $10.0 million and all accrued interest will be repaid to the insurer and once again become available pursuant to the terms of the policy.

During the first quarter of fiscal 2008, we recognized a $15.0 million insurance recovery as a result of, among other things, the previously mentioned agreement with the insurer and management’s conclusion, which was based in part on the advice of counsel, that it is probable that the Court will grant final approval of the settlement. Other current assets in the consolidated balance sheet at May 4, 2008 included $10.0 million relating to our beneficial interest in the escrow account which will be used to satisfy our settlement obligation which we accrued in the fourth quarter of fiscal 2007.

Store closing costs include amounts for new store closures, revisions in estimates for stores currently in the closed store reserve, accretion expense, and operating and other expenses. Store closing costs in the first quarter of fiscal 2008 were $0.8 million, compared to $0.7 million for the comparable period in fiscal 2007. Costs increased primarily due to revisions in store closing costs expensed during the first quarter of fiscal 2008.

Interest expense for the first quarter of fiscal 2008 increased to $15.4 million from $13.3 million for the first quarter of fiscal 2007, primarily as a result of the higher rates paid by us following our Term Loan Facility amendments in fiscal 2007. Our weighted average interest rate for the first quarter of fiscal 2008 increased to approximately 10.0% as compared to approximately 8.83% for the comparable period of fiscal 2007.

The income tax expense for the first quarter of fiscal 2008 was $3.9 million, compared to $1.1 million for the same period in 2007. Our effective tax rate was 42.2% in the first quarter of fiscal 2008 compared to 39.8% for the first quarter of fiscal 2007. The increase in the effective tax rate in the first quarter of fiscal 2008 is primarily attributable to the recognition of the previously mentioned insurance recovery as well as the impact of a new gross receipt tax in the state of Michigan.

During the first quarter of fiscal 2008, we had net income of $5.4 million, or $0.12 per diluted common share, compared to net income of $1.7 million, or $0.04 per diluted common share, for the first quarter of fiscal 2007.

Liquidity and Capital Resources

Overview of Liquidity

Debt is an important part of our overall capitalization. Our outstanding debt balance (excluding capital leases) as of May 4, 2008 and February 3, 2007 was $509.6 million and $503.0 million, respectively. Our primary cash requirements include working capital (primarily inventory), interest on our debt and capital expenditures. As a result of the borrowing base limitations of our Senior Credit Facility, at May 4, 2008, we had approximately $185.9 million of availability under our Senior Credit Facility. However, the maximum leverage covenant under our Term Loan Facility limits the total amount of indebtedness we can have outstanding and, as of May 4, 2008, would have only permitted additional borrowings of approximately $117.2 million, regardless of which facility they were borrowed under. The Term Loan Facility was amended on October 10, 2007 and further amended on December 18, 2007 to, among other things, modify the minimum fixed charge coverage ratio and the maximum leverage ratio covenants contained in the Term Loan Facility for the fourth quarter of fiscal 2007 and each of the quarters of fiscal 2008. See the “Factors Affecting Liquidity and Capital Resources — Debt Covenants” section below for a discussion of our compliance with debt covenants.

We are required to make quarterly debt principal payments of 0.25% of the aggregate principal amount of the loans under our Term Loan Facility beginning December 31, 2006. We paid approximately $0.9 million in debt principal payments under this Facility in the first quarter of fiscal 2008. We are not required to make debt principal payments on our Senior Credit Facility until 2010. Our 6 3/4% Notes become exchangeable if our common stock price exceeds $21.45 per share for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Such an exchange would require repayment of the principal amount of the 6 3/4% Notes in cash and any premium in our common stock. If not exchangeable sooner, the earliest date that the noteholders may require us to repurchase the 6 3/4% Notes is December 15, 2010.

We intend to fund our cash requirements with cash flows from operating activities, borrowings under our Senior Credit Facility and short-term trade credit relating to payment terms for merchandise inventory purchases. We believe these sources should be sufficient to meet our cash needs for the foreseeable future. However, if we become subject to significant judgments, settlements or fines related to the matters discussed in Note 12 — Legal Matters in the notes to the unaudited consolidated financial statements included in Item 1 of this Quarterly Report or any other matters, we could be required to make significant payments that could materially and adversely affect our financial condition, potentially impacting our credit ratings, our ability to access the capital markets and our compliance with our debt covenants.

Analysis of Cash Flows

Net cash provided by operating activities was $2.3 million in the first quarter of fiscal 2008, compared to $7.7 million during the first quarter of fiscal 2007, or a decrease of $5.4 million. The decrease in operating cash flow was due to an increase in inventories, the timing of prepaid expenses, and a decrease in current accrued liabilities. Reduced cash inflow relative to these factors was partially offset by an increase in accounts payable.

Net cash used in investing activities totaled $4.4 million for the first quarter of fiscal 2008, compared to $9.3 million for the first quarter of fiscal 2007. The decrease in cash used in investing activities in the first quarter of fiscal 2008 was primarily caused by our cost-saving efforts related to capital expenditures, which decreased approximately $4.9 million.

Net cash provided by financing activities totaled $5.2 million for the first quarter of fiscal 2008, compared to $4.7 million for the first quarter of fiscal 2007. In the first quarter of fiscal 2008, we had net borrowings of $6.5 million under our Senior Credit Facility, compared to $8.5 million of net payments in fiscal 2007.

Off-Balance Sheet Arrangements and Contractual Obligations

We lease our office and warehouse facilities, all but one of our retail stores, and most of our vehicles and equipment. Certain of the vehicles and equipment leases are classified as capital leases and, accordingly, the asset and related obligation are recorded on our balance sheet. Substantially all of our store leases are operating leases with private landlords and provide for monthly rental payments based on a contractual amount. The majority of these lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. We believe that the long duration of our store leases offers security for our store locations without the risks associated with real estate ownership.

We have seller financing arrangements related to debt established for stores where we were the seller-lessee and did not recover substantially all of the related construction costs. In those situations, we recorded our total cost in property and equipment, and recorded amounts funded by the lessor as a debt obligation on our balance sheet. Rental payments under these arrangements are allocated between interest expense and reduction of the underlying obligation based on the related amortization schedule.

As of May 4, 2008, there are no material changes to the contractual obligations table disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2007 10-K. The contractual obligations table in the 2007 10-K excludes liabilities with respect to unrecognized tax benefits. We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) at the beginning of fiscal 2007. At May 4, 2008, we had approximately $9.4 million of unrecognized tax benefits as a result of our adoption of FIN 48. We do not expect these unrecognized income tax benefits to result in cash payments over the next 12 months. Beyond the next year, timing of any cash payments is uncertain.

We have contractual obligations for stores for which we closed prior to the end of the lease term. We attempt to sublease closed locations and reduce the remaining lease payments owed by the estimated sublease income. We expect net cash outflows for closed store locations as of fiscal 2007 year-end of approximately $0.9 million during fiscal 2008. These future cash outflows are expected to be funded from normal operating cash flows. It is anticipated that approximately 48 stores in fiscal 2008 will be closed or relocated. We anticipate that the majority of these closures will occur near the end of the lease terms, resulting in minimal closed store costs. As a result, closed store expenses for these stores will principally relate to the period costs of actually closing the stores and transporting our inventory, fixtures and other assets we own in the store.

During the first quarter of fiscal 2008, the Compensation Committee of our Board of Directors approved several new and enhanced severance and retention arrangements for headquarters staff and our officers based on the non-management directors’ determination that it was in our stockholders’ best interests that our personnel remain focused on their assigned duties and the operations of the business in the context of the uncertainty and potential for distraction associated with the near term likelihood of a change in control. These arrangements included:

•

New severance plan for corporate headquarters facilities personnel not covered by other agreements or arrangements that provides for enhanced severance benefits for certain position levels in the context of termination of employment in conjunction with a change in control;

•	New severance agreements providing for standard and change in control severance benefits for Regional Vice Presidents;

•	Amendments to existing corporate Vice President severance agreements that eliminate mitigation and offset requirements upon a termination of employment in a change in control context;

•	Amendments to existing severance and retention arrangements for senior officers providing for enhanced severance benefits upon termination of employment in the context of a change in control; and

•	Retention bonuses for certain personnel.

Store Closing Costs

Store closing costs include amounts for new store closures, revisions in estimates for stores currently in the closed store reserve, accretion expense, and operating and other expenses. See Note 6 — Store Closing Costs in the notes to the unaudited consolidated financial statements included in Item 1 of this Quarterly Report.

We expect net cash outflows for closed locations included in our 2007 ending liability balance to be approximately $0.9 million during the remainder of fiscal 2008. Of these net outflows, approximately $5.1 million is expected to relate to rent and occupancy expenses. These expenses are expected to be offset by estimated sublease income of $4.2 million. The expected accretion to be expensed in the remaining three quarters of fiscal 2008 on the liability as of the end of the first quarter of fiscal 2007 is approximately $0.4 million. The cash flow amounts above only relate to contractual commitments and do not include period expenses incurred when a store is closed and also the period costs incurred related to closed stores.

Factors Affecting Liquidity and Capital Resources

Sales Trends

Our business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase. Higher gasoline prices, such as we are experiencing in fiscal 2008 and experienced in fiscal 2007, may also adversely affect our revenues because our customers may defer purchases of certain items as they use a higher percentage of their income to pay for gasoline. Additionally, we believe that our sales are impacted by general economic conditions, and that our sales in the first quarter of fiscal 2008 were adversely affected by the deterioration in general economic conditions.

Inflation

We do not believe our operations have been materially affected by inflation. We believe that we will be able to mitigate the effects of future merchandise cost increases principally through economies of scale resulting from increased volumes of purchases, selective forward buying and the use of alternative suppliers and price increases. If we are not able to mitigate the effects of future merchandise cost increases through these or other measures, the fixed cost of our organic growth will adversely affect our profitability. We also experience inflationary increases in rent expense as some of our lease agreements are adjusted based on changes in the consumer price index.

Debt Covenants

Certain of our debt agreements at May 4, 2008 contained negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions, investments, loans, advances and acquisitions, payment of dividends, transactions with affiliates, change in business conducted, and certain prepayments and amendments of indebtedness.

Auto is, under certain circumstances not applicable during the quarter ended May 4, 2008, subject to a minimum ratio of consolidated earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, to fixed charges (as defined in the agreement, the “Fixed Charge Coverage Ratio”) under a Senior Credit Facility financial maintenance covenant; however, under the second waiver we entered into during the second quarter of the fiscal year ended February 4, 2007 and under all subsequent waivers, Auto was required to maintain a minimum 1:1 Fixed Charge Coverage Ratio until the termination of such waiver and all subsequent waivers. The filing of the Quarterly Report for the second quarter of fiscal 2007 resulted in the termination of the requirement to maintain the minimum 1:1 Fixed Charge Coverage Ratio imposed by these waivers. For the twelve months ended May 4, 2008, we would have been in compliance with this covenant had it been applicable.

The Term Loan Facility contains certain financial covenants, one of which is the requirement of a minimum fixed charge coverage ratio (as separately defined in the Term Loan Facility). At May 4, 2008, the minimum fixed charge coverage ratio was 1.20:1 for the first quarter of fiscal 2008, 1.15:1 for the second quarter of fiscal 2008, 1.20:1 for the third and fourth quarters of fiscal 2008, and 1.45:1 thereafter. For the thirteen weeks ended May 4, 2008, our actual ratio was 1.31:1. The minimum ratios for fiscal 2008 reflect the December 18, 2007 fourth amendment to the Term Loan Facility.

The Term Loan Facility also requires compliance with a maximum leverage ratio covenant. The December 18, 2007 fourth amendment to the Term Loan Facility increased the maximum leverage ratio permitted under the Term Loan Facility for the fourth quarter of fiscal 2007 and for each of the quarters of fiscal 2008. The amendment increased the maximum leverage ratio permitted as of May 4, 2008, to 5.80:1 for the first quarter of fiscal 2008, 6.00:1 for the second quarter of fiscal 2008, 5.75:1 for the third quarter of fiscal 2008, and 4.50:1 for the fourth quarter of fiscal 2008, while leaving all other ratios unchanged. The maximum leverage ratio permitted declines to 3.25:1 after the end of fiscal 2008 and further declines to 3.00:1 at the end of fiscal 2009. As of May 4, 2008, our actual leverage ratio was 4.74:1.

The maximum leverage ratio permitted in the first quarter of fiscal 2009 decreases significantly to 3.25:1 from 5.75:1 in the third quarter of fiscal 2008 and 4.50:1 in the fourth quarter of fiscal 2007. Based on our current financial forecast, we do not expect to be able to satisfy this covenant for the first quarter fiscal 2009, and, as a result, we have classified all of our indebtedness under the Term Loan Facility and the Senior Credit Facility, as well as the 6 3/4% Notes, as current liabilities in the consolidated balance sheet as of May 4, 2008. Furthermore, beginning with the second quarter of fiscal 2008, we will be required to reduce (to twelve months) the time period over which we amortize debt issuance costs and debt discount, increasing the interest costs we report in our financial statements. The classification of all such indebtedness as current liabilities and the acceleration of the amortization of interest costs will not cause a default under our borrowing agreements. However, any such classification could have adverse consequences upon our relationships with, and the credit terms upon which we do business with, our vendors, although we expect such consequences, if any, to be limited due to the expected closing of the Exchange Offer in the second quarter of fiscal 2008. We do not expect to seek any waivers or amendments under its credit facilities prior to the closing of the Exchange Offer as these credit facilities are expected to be repaid and terminated upon closing of the Exchange Offer.

If the Exchange Offer were to fail to close, prior to the end of the first quarter of fiscal 2009, we would seek to obtain a waiver or amendment of certain covenants contained in the Term Loan Facility, including the maximum leverage ratio covenant. No assurance can be given that we would be able to obtain such a waiver or amendment on terms that would be satisfactory to us. Failure to comply with the financial covenants of the Term

Loan Facility would result in an event of default under the Term Loan Facility following the first quarter of fiscal 2009, which could result in possible acceleration of all of our indebtedness thereunder, under the Senior Credit Facility and under the indenture under which the 6 3/4% Notes were issued, all of which could have a material adverse effect on us.

Upon the occurrence and during the continuance of an event of default under the Senior Credit Facility or the Term Loan Facility, the lenders thereunder could elect to terminate the commitments thereunder (in the case of the Senior Credit Facility only), declare all amounts owing thereunder to be immediately due and payable and exercise the remedies of a secured party against the collateral granted to them to secure such indebtedness. If the lenders under either the Senior Credit Facility or the Term Loan Facility accelerate the payment of the indebtedness due thereunder, we cannot be assured that our assets would be sufficient to repay in full such indebtedness, which is collateralized by substantially all of our assets. At May 4, 2008, we were in compliance with the covenants under all our debt agreements.

Interest Rates

Financial market risks relating to our operations result primarily from changes in interest rates. Interest earned on our cash equivalents as well as interest paid on our variable rate debt are sensitive to changes in interest rates.

Under our current debt and capital lease agreements, as of May 4, 2008, 76% of our outstanding debt and capital leases was at variable interest rates and 24% of our outstanding debt was at fixed interest rates. As of May 4, 2008, with $397.8 million in variable rate debt outstanding, a 1% change in the LIBOR rate to which this variable rate debt is tied would result in a $4.0 million change in our annual interest expense. This estimate assumes that our debt balance remains constant for an annual period and the interest rate change occurs at the beginning of the period. Our variable rate debt relates to borrowings under our Senior Credit Facility and Term Loan Facility, which are vulnerable to movements in the LIBOR rate.

Critical Accounting Matters

For a discussion of our critical accounting matters, please refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our 2007 10-K under the heading “Critical Accounting Matters.”

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, please refer to Note 3 — Recent Accounting Pronouncements in the notes to the unaudited consolidated financial statements included in Item 1 of this Quarterly Report.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

See “Factors Affecting Liquidity and Capital Resources” above in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Item 4.	Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d —15(e) under the Exchange Act was performed as of May 4, 2008, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Our disclosure controls and procedures have been designed to ensure that information we are required to disclose in our reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures.

Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of May 4, 2008 because of the material weaknesses identified in our evaluation of internal control over financial reporting as disclosed in our 2007 10-K.

The Company performed additional analyses and other post-closing procedures to ensure that our consolidated financial statements contained within this Quarterly Report were prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the consolidated financial statements included in this Quarterly Report fairly present in all material respects our financial position, results of operations and cash flows for the periods presented.

MATERIAL WEAKNESSES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A “deficiency” in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

Management identified the following material weaknesses in the Company’s internal control over financial reporting as of May 4, 2008:

1) Resources, and Policies and Procedures to Ensure Proper and Consistent Application of GAAP — The Company failed to have a sufficient complement of personnel with a level of accounting knowledge, experience and training in the application of GAAP commensurate with the Company’s financial reporting requirements. This material weakness in the Company’s resources, and policies and procedures contributed to the following additional material weakness:

a)	Financial Reporting — The Company did not maintain effective controls over the completeness and accuracy of its period-end financial reporting process. Specifically, effective controls, including monitoring, were not maintained to ensure (i) timely resolution of reconciling items and review of account reconciliations over certain balance sheet accounts, (ii) timely recording of required period-end adjustments, and (iii) accumulation and review of all required supporting information to ensure the completeness and accuracy of the consolidated financial statements and disclosures.

These material weaknesses contributed to the following additional material weaknesses and resulted in adjustments to the Company’s fiscal 2007, 2006 and 2005 annual and interim consolidated financial statements and in adjustments to the Company’s consolidated financial statements for the first fiscal quarter of 2008 prior to the inclusion of their annual and interim financial statements in the Company’s periodic filings with the SEC and to the restatement of the Company’s previously filed fiscal 2004 and the fiscal year ended February 1, 2004 (“fiscal 2003”) annual consolidated financial statements and consolidated financial statements for each of the first three quarter of fiscal 2005 and for each of the quarters of fiscal 2004 as described in the Company’s Form 10-K for fiscal 2005 filed May 1, 2007. Additionally, these material weaknesses could result in misstatements of any of the Company’s consolidated financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

2) Accounting for Inventory — The Company did not maintain effective controls over the completeness, accuracy, existence and valuation of its inventory. Specifically, effective controls, including monitoring, were not maintained to ensure that the Company’s inventory systems completely and accurately processed and accounted for inventory movements within the Company’s distribution network, particularly the disposition of inventory returns from customers. Additionally, the Company did not maintain effective monitoring and review over in-transit inventory, defective product warranty costs, core inventory and related core return liability accounts and shrink expense and shrink accruals. Furthermore, reconciliations of distribution center and warehouse physical inventory counts to the general ledger balances were not performed accurately, resulting in adjustments to year-end inventory balances.

3) Accounting for Vendor Allowances — The Company did not maintain effective controls over the completeness, accuracy and valuation of its vendor allowances. Specifically, effective controls, including monitoring, were not maintained to ensure that (i) errors were prevented or detected in interim and annual estimates of vendor allowances under certain contracts and that vendor allowances were recorded in the appropriate general ledger accounts to allow for appropriate inventory cost capitalization calculations, (ii) all final contracts were reviewed by accounting personnel on a timely basis, and (iii) accounting of vendor allowances were recorded in the proper periods.

4) Accounting for Certain Accrued Expenses — The Company did not maintain effective controls over the completeness, accuracy and valuation of certain of its accrued expense accounts and related cost of sales, operating and administrative expenses, and store closing costs. Specifically, effective controls including monitoring, and review and analysis were not maintained to ensure certain accrued expense accounts were complete and accurate.

These material weaknesses described in 2 — 4 above resulted in adjustments to the aforementioned accounts within the Company’s fiscal 2007, 2006 and 2005 annual and interim consolidated financial statements and in adjustments to the Company’s consolidated financial statements for the first fiscal quarter of 2008 prior to the inclusion of their annual and interim financial statements in the Company’s periodic filings with the SEC, and to the restatement of the Company’s previously filed fiscal 2004 and 2003 annual consolidated financial statements and consolidated financial statements for each of the first three quarters of fiscal 2005 and for each of the quarters of fiscal 2004, as described in the Company’s Form 10-K for fiscal 2005 filed on May 1, 2007. In addition, each of the material weaknesses described above could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s annual or interim consolidated financial statements and disclosures that would not be prevented or detected on a timely basis.

PLAN FOR REMEDIATION OF MATERIAL WEAKNESSES

Remediation Initiatives

The Board of Directors created a Remediation Committee comprised of certain positions within key functional areas of the Company and co-chaired by the General Counsel and the Chief Financial Officer to develop and implement a remediation plan to address the material weaknesses and other deficiencies noted from the completion of the Company’s evaluation of internal controls over financial reporting. The remediation plan that the Remediation Committee has been working with reflects the input of the disinterested directors (the five of our seven directors who were not current or former members of management at the time the remediation plan was developed) and includes (1) ethics and compliance training; (2) hotline awareness and education; (3) corporate governance training; (4) conflicts of interest training; (5) awareness and education of the Company’s Codes of Business Conduct and Ethics; and (6) targeted training geared toward certain functional areas on such topics as vendor arrangements and the Sarbanes-Oxley Act of 2002.

To remediate the material weaknesses described above, the Company has implemented or plans to implement the remedial measures described below. In addition, the Company plans to continue its evaluation of its controls and procedures and may, in the future, implement additional enhancements:

Resources and Policies and Procedures to Ensure Proper and Consistent Application of GAAP — The Company plans to prepare or enhance formal written accounting policies and procedures and establish procedures and processes for their periodic update. In addition, procedures are being prepared to provide for the ability to effectively audit compliance with such policies and procedures.

The Company continues to assess staffing requirements to ensure the Finance organization has the necessary resources that have knowledge, experience and training in the application of GAAP to handle the Company’s operations and related financial reporting requirements. These personnel, along with a rigorous monthly financial statement review and comparison of actual results to budget, are intended to assist in substantiating that our financial reporting is in compliance with GAAP and SEC rules and regulations. The Company plans to increase the accounting, internal control, and SEC reporting acumen and accountability of its Finance organization employees with training, which is planned to include, among other things, in-house training and development programs to enhance their competency with respect to GAAP and financial reporting.

Financial Reporting — Formalized procedures are being enhanced to provide for the proper preparation of account reconciliations and their independent review and approval. The Company is also automating certain procedures so that it will be more effective and efficient in completing and reviewing account reconciliations and preparing complete, accurate and timely supporting documentation for the account reconciliations. The inclusion of this supporting documentation is intended to allow the approver to more effectively and efficiently ascertain whether the account reconciliations are correct and in accordance with the Company’s policies and procedures.

Accounting for Inventory — The Company has instituted monitoring processes to ensure compliance with its established policies to assure timely reconciliations of all physical inventories and evaluation of the results of the reconciliations in the general ledger, as well as independent supervisory review of the reconciliations. Review and approval processes are in place for distribution centers, warehouses and stores to ensure inventory shrink estimates are calculated in accordance with established procedures. We plan to enhance our reconciliation process of the book and perpetual inventory for each reporting period to mitigate the risk of material unsubstantiated balances accumulating in general ledger accounts. Longer term, we plan to make system enhancements so that our book and perpetual systems function as one system that is used to replenish the inventory and utilize the same information to account for on-hand merchandise inventory and cost of sales. Currently, the Company uses an estimation technique for determining its in-transit inventory rather than halting operations to enable a physical inventory of in-transit merchandise to be conducted. This estimate is reviewed and approved on a monthly basis. In the future, the inventory department expects its systems will be modified that will allow for a systematic method of determining the in-transit inventory balances. In connection with the adjustments of inventory and cost of sales for warranty, cores and allowance for sales returns, the Company has developed more rigorous processes for the independent review of the methodology and underlying judgments used in developing the estimates that underlie the related accounts.

Accounting for Vendor Allowances — The Company’s remediation activities have improved the contract review and approval process and accounting for vendor allowances. However, during fiscal 2007, we continued to experience issues inherent in our manual vendor allowance process and we rely on management monitoring to detect and correct errors that could be material. That monitoring has reduced the frequency of errors, but not quite enough to conclude we have fully remediated this material weakness. Management plans to implement new procedures and increase its monitoring by: a) performing fluctuation analysis in the recording of estimates, b) implementing additional required approvals to allow increased oversight to help in accuracy and general ledger coding, c) enhancing the period-end recognition review meeting’s effectiveness and use of the contract log to identify open contracts for timely approval, d) reviewing certain contracts quarterly for valuation instead of annually to reduce potential large year-end correcting entries, and e) reviewing large valued vendor agreements recorded in the vendor contract log with much more depth at quarter-end to potentially avoid large adjustments in subsequent quarters.

Accounting for Certain Accrued Expenses — The Company’s remediation measures planned to address the material weakness related to the Company’s recording of accrued expenses include the development of a standardized checklist of expected accrual items and the implementation of a process of enhanced review of invoices, disbursements and other supporting documentation at the end of each quarter to provide for proper recording of accrued expenses and liabilities. In addition, we believe that the formal review procedures for period-end closings and account reconciliations and the knowledge and experience the new Finance organization management brings, along with written policies and procedures, should remediate this material weakness.

Interim Measures Pending Completion of Remediation Initiatives

Management has not yet implemented all of the measures described above or adequately tested those controls already implemented. Nevertheless, management believes those remediation measures already implemented, together with the additional measures undertaken by the Company described below, satisfactorily address the material weaknesses described above as they might affect the consolidated financial statements and information included in this Quarterly Report. These additional measures included the following:

•	Additional planning, analysis and procedures, and management reviews have been performed to ensure the accuracy of financial reporting contained in this Quarterly Report.

•

Where the Company identified the existence of a material weakness, the Company has performed extensive substantive procedures to ensure that affected amounts are fairly stated for all periods presented in this Quarterly Report.

•

The Company retained experienced accounting consultants, other than the Company’s independent registered public accounting firm, with relevant accounting experience, skills and knowledge, working under the supervision and direction of the Company’s management, to assist with the fiscal 2008 quarterly reporting process.

•

The Company conducted a detailed and extensive review of account reconciliations, non-routine transactions and agreements, and financial statement classifications for accuracy and conformance with GAAP.

Control deficiencies not constituting material weaknesses

In addition to the material weaknesses described above, management has identified other deficiencies in internal control over financial reporting that did not constitute material weaknesses as of May 4, 2008. The Company implemented during fiscal 2007, first quarter of fiscal 2008, and plans to implement during the remainder of fiscal 2008, various measures to remediate these control deficiencies and has undertaken other interim measures to address these control deficiencies.

Management’s conclusions

Management believes the remediation measures described above will strengthen the Company’s internal control over financial reporting and remediate the material weaknesses identified above. Although management has not yet implemented all of these measures or tested all those that have been implemented, management has concluded that the interim measures described above, provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements included in this Quarterly Report and has discussed its conclusions with the Company’s Audit Committee.

The Company is committed to continuing to improve its internal control processes and will continue to diligently and vigorously review its disclosure controls and procedures and its internal control over financial reporting in order to ensure compliance with the requirements of SOX 404. However, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. As management continues to evaluate and improve the Company’s internal control over financial reporting, it may determine to take additional measures to address control deficiencies, and it may determine not to complete certain of the measures described above.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the quarter ended May 4, 2008, we implemented certain new internal controls that have materially affected or are reasonably likely to materially affect our internal control over financial reporting. We have refined the process to improve the timeliness and quality of account reconciliations for certain balance sheet accounts pertaining to our significant accounting policies. We will continue to make additional enhancements in this area. We believe these additional controls, in combination with our continued efforts to (i) enhance previously existing controls, and (ii) provide internal training to remediate the material weaknesses that continue to exist, will strengthen our internal control over financial reporting.

PART II

OTHER INFORMATION

Item 1.	Legal Proceedings

Please refer to Note 12 — Legal Matters in the notes to the unaudited consolidated financial statements included in Item 1 of Part I above, which is incorporated herein by reference.

Item 1A.	Risk Factors

There have been no material changes to the risk factors disclosed in the 2007 10-K.

Item 6.	Exhibits

The Exhibit Index located at the end of this Quarterly Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CSK Auto Corporation

DATED: June 13, 2008
	By:	/s/ LAWRENCE N. MONDRY
Lawrence N. Mondry President and Chief Executive Officer

	By:	/s/ JAMES D. CONSTANTINE
James D. Constantine Executive Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.01	Agreement and Plan of Merger among O’Reilly Automotive, Inc., OC Acquisition Company and CSK Auto Corporation, dated April 1, 2008, incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on April 7, 2008 (File No. 001-13927).

3.01	Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.01 to our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

3.02	Certificate of Correction to the Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.02 to our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

3.03	Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.2.1 to our Quarterly Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).

3.04	Second Certificate of Amendment of the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.04 to our Quarterly Report on Form 10-Q, filed on December 9, 2005 (File No. 001-13927).

3.05	Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03 to our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).

3.06	First Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.1 to our annual report on Form 10-K, filed on May 1, 2001 (File No 001-13927).

3.07	Second Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.2 to our Quarterly Report on Form 10-Q, filed on June 14, 2004 (File No. 001-13927).

3.08	Third Amendment to Amended and Restated By-Laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on August 16, 2007 (File No. 001-13927).

3.09	Fourth Amendment to Amended and Restated By-Laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on September 5, 2007 (File No. 001-13927).

4.01	Rights Agreement, dated February 4, 2008, by and between CSK Auto Corporation and Mellon Investor Services LLC, as Rights Agent, incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A, filed on February 5, 2008 (File No. 001-13927).

10.01	First Amendment to the CSK Auto Corporation 1996 Associate Stock Option Plan, effective as of March 31, 2008, incorporated herein by reference to Exhibit 10.4.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.02	First Amendment to the CSK Auto Corporation 1996 Executive Stock Option Plan, effective as of March 31, 2008, incorporated herein by reference to Exhibit 10.7.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.03	First Amendment to the CSK Auto Corporation 1999 Employee Stock Option Plan, effective as of March 31, 2008, incorporated herein by reference to Exhibit 10.9.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.04	First Amendment to the CSK Auto Corporation 2004 Stock and Incentive Plan, effective as of March 31, 2008, incorporated herein by reference to Exhibit 10.11.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

Exhibit Number	Description
10.05	Form of Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and each of its then senior executive officers (other than Lawrence Mondry), incorporated herein by reference to Exhibit 10.24 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.06	Second Amendment to Amended and Restated Outside Director Compensation Policy, effective as of March 7, 2008, incorporated herein by reference to Exhibit 10.29.2 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.07	First Amendment to Employment Agreement, dated as of March 31, 2008, by and between CSK Auto, Inc., and Lawrence N. Mondry, incorporated herein by reference to Exhibit 10.38.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.08	2008 Cash in Lieu Bonus Plan, dated March 18, 2008, incorporated herein by reference to Exhibit 10.42 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.08.1	Form of Notice of Participation in 2008 Cash in Lieu Bonus Plan, incorporated herein by reference to Exhibit 10.42.1 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.9	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Michael Bryk, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses, incorporated herein by reference to Exhibit 10.43 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.10	Side Letter between CSK Auto, Inc., CSK Auto Corporation and James Constantine, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses, incorporated herein by reference to Exhibit 10.44 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.11	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Randi Morrison, dated March 31, 2008, regarding reimbursement for travel and temporary living expenses, incorporated herein by reference to Exhibit 10.45 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.12	Side Letter between CSK Auto, Inc., CSK Auto Corporation and Brian Woods, dated March 31, 2008, regarding reimbursement for travel, temporary living expenses, and relocation costs, incorporated herein by reference to Exhibit 10.46 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.13	2008 General and Administrative Staff Incentive Plan, incorporated herein by reference to Exhibit 10.47 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.14	2008 Executive Incentive Plan for Lawrence N. Mondry, incorporated herein by reference to Exhibit 10.48 to our Annual Report on Form 10-K, filed on April 18, 2008 (File No. 001-13927).†

10.15	Form of Restricted Stock Agreement between CSK Auto, Inc. and Lawrence N. Mondry, incorporated herein by reference to Exhibit (e)(17) of our Solicitation/Recommendation Statement on Schedule 14D-9, filed on June 11, 2008 (File No. 005-55039). †

31.01*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.02*	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.01*	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.
†	Employment compensation plans or arrangements.

Exhibit 31.01

CERTIFICATION

I, Lawrence N. Mondry, certify that:

1. I have reviewed this quarterly report on Form 10-Q of CSK Auto Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize, and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

June 13, 2008	/s/ LAWRENCE N. MONDRY
Lawrence N. Mondry President and Chief Executive Officer

Exhibit 31.02

CERTIFICATION

I, James D. Constantine, certify that:

1. I have reviewed this quarterly report on Form 10-Q of CSK Auto Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize, and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

June 13, 2008	/s/ JAMES D. CONSTANTINE
James D. Constantine Executive Vice President of Finance and Chief Financial Officer

Exhibit 32.01

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The certification set forth below is being submitted in connection with the Quarterly Report of CSK Auto Corporation on Form 10-Q for the period ending May 4, 2008 (the “Report”) for the purpose of complying with Rule 13a -14(b) or Rule 15d -14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Each of the undersigned, in his capacity as an officer of CSK, certifies that to the best of his knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of CSK.

This written statement is being furnished to the Securities and Exchange Commission as an exhibit to the Report. A signed original of this statement has been provided to CSK Auto Corporation and will be retained by CSK Auto Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

June 13, 2008	/s/ LAWRENCE N. MONDRY
Lawrence N. Mondry President and Chief Executive Officer

June 13, 2008	/s/ JAMES D. CONSTANTINE
James D. Constantine Executive Vice President of Finance and Chief Financial Officer